                                                FILED PURSUANT TO RULE 424(B)(3)
                                                              FILE NO. 333-13901
                            ------------------------

                         CONTINENTAL CABLEVISION, INC.

                                PROXY STATEMENT

                         FOR SPECIAL MEETING IN LIEU OF
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 14, 1996
                            ------------------------

                                 U S WEST, INC.
                                   PROSPECTUS
                             ---------------------

    This Proxy Statement and Prospectus (this "Proxy Statement") is being furnished to the stockholders of Continental Cablevision, Inc., a Delaware corporation ("Continental," which term includes its consolidated subsidiaries unless the context indicates otherwise), in connection with the solicitation of proxies by the Board of Directors of Continental (the "Continental Board") from holders of outstanding shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Continental Common Stock"), and Series A Participating Convertible Preferred Stock, par value $.01 per share (the "Continental Preferred Stock"), of Continental for use at the Special Meeting in Lieu of Annual Meeting of Stockholders of Continental to be held at 10:00 a.m., local time, on November 14, 1996, and at any adjournment or postponement thereof (the "Special Meeting"). This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders of Continental on or about October 15, 1996. For an index indicating the pages on which certain terms used in this Proxy Statement are defined, see "Definition Cross Reference Sheet" beginning on page viii.

    Continental stockholders will be asked at the Special Meeting to consider and vote upon the following proposals (collectively, the "Proposals"):

        1. A Proposal to approve and adopt an Agreement and Plan of Merger, dated as of February 27, 1996, as amended and restated as of June 27, 1996 and as further amended as of October 7, 1996 (the "Merger Agreement"), among U S WEST, Inc., a Delaware corporation ("U S WEST"), Continental Merger Corporation, a Delaware corporation and wholly owned subsidiary of U S WEST ("Sub"), and Continental, pursuant to which either (i) Continental will be merged with and into Sub, with Sub continuing as the surviving corporation and a wholly owned subsidiary of U S WEST (the "Subsidiary Merger") or (ii) Continental will be merged with and into U S WEST, with U S WEST continuing as the surviving corporation (the "Direct Merger"). As used herein, the "Merger" refers to the Subsidiary Merger or the Direct Merger, as applicable.

        2. A Proposal to approve and adopt an amendment (the "Consideration Charter Amendment") to the Restated Certificate of Incorporation of Continental (the "Continental Restated Certificate") required pursuant to the Merger Agreement that will permit holders of Class A Common Stock to receive only stock consideration in the Merger while holders of Class B Common Stock may receive cash or stock consideration or a combination thereof.

                                                        (CONTINUED ON NEXT PAGE)

    SEE "RISK FACTORS" BEGINNING ON PAGE 21 FOR INFORMATION THAT SHOULD BE CONSIDERED BY STOCKHOLDERS OF CONTINENTAL IN EVALUATING AN INVESTMENT IN THE MEDIA STOCK AND SERIES D PREFERRED STOCK.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMISSION  NOR HAS THE
       SECURITIES AND EXCHANGE  COMMISSION OR  ANY STATE  SECURITIES
            COMMISSION  PASSED UPON THE  ACCURACY OR ADEQUACY OF
                THIS PROXY STATEMENT. ANY REPRESENTATION TO THE
                           CONTRARY IS A CRIMINAL OFFENSE.

October 11, 1996

(CONTINUED FROM PREVIOUS PAGE)

        3. A Proposal to approve and adopt an amendment (the "Conversion Charter Amendment" and, together with the Consideration Charter Amendment, the "Charter Amendments") to the Continental Restated Certificate that will, so long as the Merger Agreement remains in effect, remove certain restrictions on the transfer of shares of Class B Common Stock and impose certain restrictions on the conversion of shares of Class B Common Stock into shares of Class A Common Stock.

        4.  The election of four (4) Class A Directors of Continental.

        5. The ratification of the appointment by the Continental Board of Deloitte & Touche LLP as Continental's independent public accountants for the current fiscal year ending December 31, 1996.

    THE CONTINENTAL BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE CHARTER AMENDMENTS AND EACH OF THE OTHER PROPOSALS, BELIEVES THAT THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, THE CHARTER AMENDMENTS AND EACH OF THE OTHER PROPOSALS IS IN THE BEST INTERESTS OF CONTINENTAL AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT CONTINENTAL'S STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, THE CHARTER AMENDMENTS AND EACH OF THE OTHER PROPOSALS.

    Consummation of the Merger is conditioned upon adoption of both the Merger Agreement and the Consideration Charter Amendment by the stockholders of Continental. Accordingly, if the Merger Agreement is adopted but the
Consideration Charter Amendment is not adopted, the Merger will not be consummated. The Subsidiary Merger will only be effected in lieu of the Direct Merger if either (i) a certain ruling is received from the Internal Revenue Service (the "Service"), which ruling must be acceptable to U S WEST, Continental and The Providence Journal Company or (ii) U S WEST, Continental and The Providence Journal Company are otherwise satisfied that such ruling is not necessary.

    This Proxy Statement also constitutes a Prospectus of U S WEST with respect to (i) the shares of U S WEST Media Group Common Stock, par value $.01 per share, of U S WEST (the "Media Stock") and the shares of Series D Convertible Preferred Stock, par value $1.00 per share, of U S WEST (the "Series D Preferred Stock") that will be issued to stockholders of Continental at the effective time of the Merger (the "Effective Time") and (ii) the shares of Media Stock issuable upon conversion of such shares of Series D Preferred Stock. As further described herein, at the Effective Time (a) each share of Class A Common Stock (excluding shares of Restricted Continental Common Stock (as defined below), Dissenting Shares (as defined below) and shares owned by Continental, by U S WEST or by a wholly owned subsidiary of Continental or U S WEST) will be converted into the right to receive shares of Media Stock and Series D Preferred Stock, (b) each share of Class B Common Stock (including each share issued upon conversion of Continental Preferred Stock but excluding shares of Restricted Continental Common Stock, Dissenting Shares and shares owned by Continental, by U S WEST or by a wholly owned subsidiary of Continental or U S WEST) will be converted into the right to receive, at the election of the holder thereof (subject in certain circumstances to proration), (i) a combination of cash, shares of Media Stock and shares of Series D Preferred Stock (the "Standard Election"), (ii) a combination of shares of Media Stock and shares of Series D Preferred Stock (the "Stock Election") or (iii) $30 in cash (the "Cash Election"), and (c) each share of Continental Common Stock issued to a Continental employee that is subject to vesting pursuant to a restricted stock purchase agreement with Continental ("Restricted Continental Common Stock") will be converted into the right to receive shares of Media Stock, which shares will thereafter be subject to the same contractual restrictions as the Restricted Continental Common Stock. See "The Merger Agreement -- Conversion of Continental Common Stock" and "-- Election and Exchange Procedures."

    The Merger could not occur if the continuing tax-free status of the recent transactions (the "Providence Journal Merger Transactions") involving the merger of Providence Journal Company ("Providence Journal") with and into Continental (the "Providence Journal Merger") were to be jeopardized thereby. Because the tax-free status of these transactions cannot be ensured unless the former Providence Journal stockholders, who as of September 20, 1996 held approximately 77% of the Class A Common Stock, are precluded from receiving any of the cash consideration to be paid in the Merger, the Merger has been structured to preclude the receipt of cash by holders of Class A Common Stock. See "The Merger -- Recommendation of the Continental Board; Reasons for the Merger -- Charter Amendments."

    Holders of Continental Common Stock have the right to dissent from the Merger and, if the Merger is consummated, to have the fair value of their shares paid to them in cash by submitting a written notice to Continental prior to the Special Meeting and following the other procedures described under "Rights of

Dissenting Stockholders." Any shares of Continental Common Stock held by holders exercising such rights are referred to herein as "Dissenting Shares."

    The value of the consideration to be received by stockholders of Continental (other than holders of Class B Common Stock making a Cash Election that is not subject to proration) will depend upon the market value of the Media Stock at the Effective Time. On October 8, 1996, the closing sale price of the Media Stock as reported on the New York Stock Exchange (the "NYSE") Composite Tape (the "Composite Tape") was $17.625 per share (the "October 8 Media Stock Price"). See "Market Prices and Dividend Data." The Series D Preferred Stock will be a new issue of U S WEST equity securities. Accordingly, no market or market value currently exists for the Series D Preferred Stock. Based on the October 8 Media Stock Price and other factors described under "The Merger
Agreement -- Conversion of Continental Common Stock -- Form and Value of Consideration to be Received in the Merger," Lehman Brothers Inc. ("Lehman"), the financial advisor for U S WEST in connection with the Merger, has, solely for illustrative purposes, estimated the value of the Series D Preferred Stock to be $47.00 per share. Based on the October 8 Media Stock Price and the other factors described under "The Merger Agreement -- Conversion of Continental Common Stock -- Form and Value of Consideration to be Received in the Merger" and subject to the disclosures, conditions and qualifications set forth under "Risk Factors -- Risk Factors Related to the Merger -- No Assurance as to Market Value of Series D Preferred Stock" and "The Merger -- Opinions Considered by the Continental Board -- Lazard," Lazard Freres & Co. LLC ("Lazard"), the financial advisor for Continental in connection with the Merger, has, solely for illustrative purposes, estimated the value of the Series D Preferred Stock to be $46.375 per share. For the purpose of illustrating the value that holders of Continental Common Stock might have received if the Merger had been consummated on October 8, 1996, a value of $46.375 per share (the "Assumed October 8 Preferred Stock Price") has been ascribed to the Series D Preferred Stock in this Proxy Statement. At such time as a market develops for the Series D Preferred Stock, the actual market value of such stock may be higher or lower than the Assumed October 8 Preferred Stock Price depending, among other things, on the market value of the Media Stock at such time.

    Based on the October 8 Media Stock Price and the Assumed October 8 Preferred Stock Price, the value of the aggregate consideration to be received by stockholders of Continental in the Merger would be approximately $4.7 billion, which will consist of $1.0 billion of cash (all of which will be paid to holders of Class B Common Stock), shares of Series D Preferred Stock with an aggregate liquidation value of $1.0 billion and an estimated market value of $927.5 million (which will be allocated between holders of Class A Common Stock and Class B Common Stock as described herein) and the remainder in shares of Media Stock. U S WEST will have the right to increase the amount of cash to be paid to holders of Class B Common Stock to a maximum of $1.5 billion, as described herein (in which event the number of shares of Media Stock to be issued to holders of Continental Common Stock would be reduced, the number of shares of Series D Preferred Stock to be issued to the holders of Class A Common Stock would be increased and the number of shares of Series D Preferred Stock to be issued to the holders of Class B Common Stock would be reduced). In the event U S WEST elects to increase the amount of cash payable in the Merger to $1.5 billion, based on the October 8 Media Stock Price and the Assumed October 8 Preferred Stock Price, the value of the aggregate consideration to be received by stockholders of Continental in the Merger would be approximately $4.8 billion.

    Assuming that U S WEST elects to pay $1.0 billion of cash in the Merger and that the number of shares of Class A Common Stock and Class B Common Stock outstanding as of September 20, 1996 remains unchanged, at the Effective Time
(a) each share of Class A Common Stock (other than shares of Restricted Continental Common Stock, Dissenting Shares and shares owned by Continental, by U S WEST or by any wholly owned subsidiary of Continental or U S WEST) would be converted into the right to receive .882 of a share of Media Stock and .229 of a share of Series D Preferred Stock having an aggregate value, based on the October 8 Media Stock Price and the Assumed October 8 Preferred Stock Price, of approximately $26.19 and (b) each share of Class B Common Stock (other than shares of Restricted Continental Common Stock, Dissenting Shares and shares owned by Continental, by U S WEST or by any wholly owned subsidiary of Continental or U S WEST) would be converted into the right to receive (i) in the case of a Standard Election, .882 of a share of Media Stock, .082 of a share of Series D Preferred Stock and $7.39 in cash having an aggregate value, based on the October 8 Media Stock Price and the Assumed October 8 Preferred Stock Price, of approximately $26.73, (ii) in the case of a Stock Election that is not subject to proration, 1.171 shares of Media Stock and .108 of a share of Series D Preferred Stock having an aggregate value, based on the October 8 Media Stock Price and the Assumed October 8 Preferred Stock Price, of approximately $25.66, and (iii) in the case of a Cash Election that is not subject to proration, $30 in cash.

    Assuming that U S WEST elects to increase the amount of cash payable in the Merger to $1.5 billion and that the number of shares of Class A Common Stock and Class B Common Stock outstanding as of September 20, 1996 remains unchanged, at the Effective Time (a) each share of Class A Common Stock (other than shares of Restricted Continental Common Stock, Dissenting Shares and shares owned by Continental, by U S WEST or by any wholly owned subsidiary of Continental or U S
WEST) would be converted into the right to receive .746 of a share of Media Stock and .287 of a share of Series D Preferred Stock having an aggregate value, based on the October 8 Media Stock Price and the Assumed October 8 Preferred Stock Price, of approximately $26.44 and (b) each share of Class B Common Stock (other than shares of Restricted Continental Common Stock, Dissenting Shares and shares owned by Continental, by U S WEST or by any wholly owned subsidiary of Continental or U S WEST) would be converted into the right to receive (i) in the case of a Standard Election, .746 of a share of Media Stock, .065 of a share of Series D Preferred Stock and $11.08 in cash having an aggregate value, based on the October 8 Media Stock Price and the Assumed October 8 Preferred Stock Price, of approximately $27.25, (ii) in the case of a Stock Election that is not subject to proration, 1.183 shares of Media Stock and .103 of a share of Series D Preferred Stock having an aggregate value, based on the October 8 Media Stock Price and the Assumed October 8 Preferred Stock Price, of approximately $25.63, and (iii) in the case of a Cash Election that is not subject to proration, $30 in cash.

    At the Effective Time, each share of Restricted Continental Common Stock will be converted into the right to receive 1.429 shares of Media Stock having an aggregate value, based on the October 8 Media Stock Price, of approximately $25.19.

    In certain circumstances, the consideration to be received by holders of Continental Common Stock in the Merger is subject to certain upward adjustments if the closing of the Merger occurs after January 3, 1997. See "The Merger Agreement -- Conversion of Continental Common Stock -- Adjustment of Share Price."

    The Merger is intended to qualify as a reorganization within the meaning  of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Assuming the Merger is so treated, for federal income tax purposes, the Merger will not result in the recognition of gain or loss to holders of Continental Common Stock except to (i) those holders of Class B Common Stock who receive cash in the Merger, but only to the extent of the cash received, and (ii) those holders of Continental Common Stock who receive cash in lieu of fractional shares or pursuant to the exercise of appraisal rights. See "Certain Federal Income Tax Considerations." Throughout this Proxy Statement the examples of possible respective values of the Merger consideration to be received by holders of the different classes of Continental Common Stock do not give effect to the tax consequences of receiving cash consideration.

    THE PROVISIONS OF THE MERGER AGREEMENT RELATING TO THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF CONTINENTAL COMMON STOCK IN CONNECTION WITH THE MERGER ARE COMPLEX AND CANNOT BE EASILY SUMMARIZED. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ CAREFULLY AND FULLY THE INFORMATION DESCRIBED UNDER "THE MERGER AGREEMENT -- CONVERSION OF CONTINENTAL COMMON STOCK."

    U S WEST has two classes of Common Stock: the Media Stock and U S WEST Communications Group Common Stock, par value $.01 per share (the "Communications Stock"). The Media Stock is intended to reflect separately the performance of the U S WEST Media Group, which is principally comprised of U S WEST's multimedia businesses (the "Media Group"), and the Communications Stock is intended to reflect separately the performance of the U S WEST Communications Group, which is principally comprised of U S WEST's communications businesses (the "Communications Group"). Upon consummation of the Merger, the Board of Directors of U S WEST (the "U S WEST Board") will attribute the businesses of Continental and its subsidiaries to the Media Group. The Media Stock and the Communications Stock are sometimes referred to herein collectively as the "U S WEST Common Stock" and individually as a class of "U S WEST Common Stock." The Media Group and the Communications Group are sometimes referred to herein collectively as the "Groups" and individually as a "Group."

    Dividends on the Media Stock will be payable when, as and if declared by the U S WEST Board out of the lesser of (i) all funds of U S WEST legally available therefor and (ii) the Media Group Available Dividend Amount (as defined herein). The U S WEST Board does not currently pay dividends on the Media Stock. Subject to certain conditions, the Media Stock may be redeemed or converted into shares of Communications Stock. Except as otherwise described herein, the holders of Communications Stock and Media Stock vote together as a single class. The relative voting power of shares of Communications Stock and Media Stock fluctuates from time to time, with each share of Communications Stock having one vote and each share of Media Stock having a variable vote, based upon the relative market values of one share of

Media Stock and one share of Communications Stock. The rights of the holders of Communications Stock and Media Stock upon liquidation of U S WEST are in proportion to the "liquidation units" of each such class of U S WEST Common Stock (each, a "Liquidation Unit"). Each share of Communications Stock has one Liquidation Unit and each share of Media Stock has .80 of a Liquidation Unit. See "Risk Factors" and "Description of U S WEST Capital Stock -- Communications Stock and Media Stock."

    Dividends on the Series D Preferred Stock will be payable quarterly out of funds of U S WEST legally available therefor at a dividend rate calculated in the manner described herein (which shall not be less than 4.375%). The Series D Preferred Stock will rank senior to the Communications Stock and the Media Stock as to dividends and upon liquidation. Shares of the Series D Preferred Stock will be convertible at any time at the option of the holder into shares of Media Stock at a conversion rate calculated in the manner described herein. The Series D Preferred Stock will not be redeemable or exchangeable by U S WEST prior to the third anniversary of the Effective Time. Thereafter, the Series D Preferred Stock will, in certain circumstances, at the option of U S WEST, be redeemable by U S WEST for cash and/or exchangeable by U S WEST for shares of Media Stock. The Series D Preferred Stock will be mandatorily redeemable by U S WEST at any time upon the occurrence of a Media Group Special Event (as defined herein) or certain similar events and on the 20th anniversary of the Effective Time. The liquidation value of the Series D Preferred Stock is $50 per share, plus accrued and unpaid dividends. See "Risk Factors -- Risk Factors Related to the Merger -- No Assurance as to Market Value of Series D Preferred Stock" and "Description of U S WEST Capital Stock -- Series D Preferred Stock."

    Holders of Communications Stock and Media Stock are common stockholders of U S WEST and are subject to the risks associated with an investment in a single company and all of U S WEST's businesses, assets and liabilities. Financial effects arising from either Group that affect U S WEST's results of operations or financial condition could, if significant, affect the results of operations or financial position of the other Group or the market price of the class of U S WEST Common Stock relating to the other Group and reduce the funds of U S WEST legally available for the payment of future dividends on such class of U S WEST Common Stock.

    NO   PERSON  IS  AUTHORIZED   TO  GIVE  ANY  INFORMATION   OR  TO  MAKE  ANY
REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE OFFERING AND SOLICITATION MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THIS PROXY STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONTAINED HEREIN OR IN THE AFFAIRS OF U S WEST OR CONTINENTAL SINCE THE DATE HEREOF.

    The information set forth or incorporated by reference herein concerning U S WEST and its subsidiaries has been furnished by U S WEST. The information set forth herein concerning Continental and its subsidiaries has been furnished by Continental. The pro forma information contained herein relating to U S WEST has been prepared by U S WEST and includes historical and pro forma financial information regarding Continental that was furnished to U S WEST by Continental. U S WEST does not have independent knowledge of the matters set forth herein concerning Continental and its subsidiaries. Continental does not have independent knowledge of the matters set forth or incorporated by reference herein concerning U S WEST and its subsidiaries.

    On November 1, 1995, U S WEST changed its state of incorporation from Colorado to Delaware and issued the Media Stock and Communications Stock (the "Recapitalization"). Pursuant to the Recapitalization, U S WEST, Inc., a Colorado corporation and U S WEST's predecessor ("U S WEST Colorado"), was merged with and into U S WEST, with U S WEST continuing as the surviving corporation, and each share of Common Stock, without par value, of U S WEST Colorado ("Old Common Stock") was converted into one share of Communications Stock and one share of Media Stock. As used herein, unless the context otherwise requires, references to "U S WEST" refer to U S WEST and U S WEST Colorado, its Colorado predecessor.

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
AVAILABLE INFORMATION.....................................................................................          1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................................................          1
SUMMARY...................................................................................................          2
RISK FACTORS..............................................................................................         21
  Risk Factors Related to the Media Stock.................................................................         21
  Risk Factors Related to the Merger......................................................................         27
THE SPECIAL MEETING.......................................................................................         30
  Matters to be Discussed at the Special Meeting..........................................................         30
  Record Dates; Stock Entitled to Vote; Quorum............................................................         30
  Required Votes..........................................................................................         30
  Solicitation and Voting of Proxies......................................................................         31
  Ownership of Continental Securities.....................................................................         32
THE MERGER................................................................................................         36
  General Background of the Merger........................................................................         36
  Recommendation of the Continental Board; Continental's Reasons for the Merger...........................         41
  Opinions Considered by the Continental Board............................................................         45
  U S WEST'S Reasons for the Merger.......................................................................         52
  Stock Exchange Listing..................................................................................         52
  Corporate Governance....................................................................................         52
  Accounting Treatment....................................................................................         52
  Federal Securities Laws Implications....................................................................         53
THE MERGER AGREEMENT......................................................................................         54
  The Merger..............................................................................................         54
  Conversion of Continental Common Stock..................................................................         54
  Election and Exchange Procedures........................................................................         59
  Representations and Warranties..........................................................................         60
  Certain Covenants.......................................................................................         60
  Conditions to the Merger................................................................................         65
  Termination.............................................................................................         67
  Regulatory and Other Third Party Approvals..............................................................         67
  Fees and Expenses.......................................................................................         68
  Amendment; Waiver.......................................................................................         69
ANCILLARY AGREEMENTS......................................................................................         69
  Stockholders' Agreement.................................................................................         69
  Registration Rights Agreement...........................................................................         70
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.................................................................         70
  Tax Consequences of the Merger..........................................................................         71
  Ownership and Disposition of Media Stock and Series D Preferred Stock...................................         74
PROPOSALS TO APPROVE AND ADOPT THE CHARTER AMENDMENTS, ELECTION OF CONTINENTAL DIRECTORS AND RATIFICATION
 OF APPOINTMENT OF ACCOUNTANTS............................................................................         75
THE COMPANIES.............................................................................................         78
  U S WEST................................................................................................         78
  Continental.............................................................................................         79
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF U S WEST AND THE MEDIA GROUP...............         80
MARKET PRICES AND DIVIDEND DATA...........................................................................         91
DESCRIPTION OF U S WEST CAPITAL STOCK.....................................................................         92
  General.................................................................................................         92
  Communications Stock and Media Stock....................................................................         92

                                                                                                              PAGE
                                                                                                            ---------
  Series D Preferred Stock................................................................................        104
  Restated Rights Agreement...............................................................................        119
  Anti-Takeover Considerations............................................................................        120
  Certain Definitions.....................................................................................        122
  Stock Transfer Agent and Registrar......................................................................        124
U S WEST MANAGEMENT AND ACCOUNTING POLICIES...............................................................        125
  Management Policies.....................................................................................        125
  Accounting Matters and Policies.........................................................................        126
COMPARISON OF RIGHTS OF STOCKHOLDERS OF U S WEST AND CONTINENTAL..........................................        128
  Terms of Common Stock...................................................................................        128
  Other Stockholder Rights................................................................................        131
RIGHTS OF DISSENTING STOCKHOLDERS.........................................................................        133
LEGAL MATTERS.............................................................................................        136
EXPERTS...................................................................................................        136
ANNEXES:
  Annex I -- Agreement and Plan of Merger.................................................................        I-1
  Annex II -- Opinion of Lazard Freres & Co. LLC..........................................................       II-1
  Annex III -- Opinion of Allen & Company Incorporated....................................................      III-1
  Annex IV -- Section 262 of the Delaware General Corporation Law.........................................       IV-1
  Annex V -- Description of Continental...................................................................        V-1
    Business..............................................................................................        V-2
    Selected Consolidated Financial Data..................................................................       V-24
    Management's Discussion and Analysis of Financial Condition and Results of Operations.................       V-26
    Unaudited Pro Forma Condensed Consolidated Financial Information......................................       V-36
    Legislation and Regulation............................................................................       V-41
    Management............................................................................................       V-50
    Certain Transactions..................................................................................       V-57
    Credit Arrangements of the Company....................................................................       V-57
    Index to Consolidated Financial Statements............................................................        F-1

                        DEFINITION CROSS REFERENCE SHEET

    SET FORTH BELOW IS A LIST OF CERTAIN DEFINED TERMS USED IN THIS PROXY STATEMENT AND THE PAGE ON WHICH SUCH TERMS IS DEFINED:

DEFINED TERM                                        PAGE
-----------------------------------------------     -----
1996 Telecommunications Act....................          36
Acquiring Person...............................         119
Acquisition Proposal...........................          63
Acquisition Trigger Date.......................         120
Additional Amount..............................          57
Additional Meeting.............................          62
Additional Payment.............................          65
Adjustment Amount..............................         105
AirTouch.......................................           2
Allen & Company................................          10
Assumed October 8 Preferred Stock Price........         iii
Available Dividend Amount......................          93
Base Dividend Rate.............................         104
BV Co. III.....................................          34
BV Co. IV......................................          34
Cable Act......................................          61
Calculation Price..............................           6
Cap Price......................................          39
Cash Consideration Amount......................          54
Cash Cap.......................................          57
Cash Election..................................          ii
Change In Credit Spread........................         105
Change In Weighted Average Yield...............         105
Charter Amendment Adoption Date................           8
Charter Amendments.............................          ii
Class A Common Stock...........................           i
Class A Merger Consideration...................           4
Class A Per Share Value........................          50
Class A Preferred Consideration Amount.........          58
Class A Preferred Conversion Number............          58
Class A Preferred Percentage...................          58
Class B Aggregate Consideration Amount.........          58
Class B Common Consideration Amount............          58
Class B Common Percentage......................          58
Class B Common Stock...........................           i
Class B Common Stock Election Conversion
 Number........................................          58
Class B Merger Consideration...................           5
Class B Preferred Consideration Amount.........          58
Class B Preferred Conversion Number............          58
Class B Preferred Percentage...................          58
Closing........................................          54
Closing Date...................................          54
Closing Price..................................         122
Code...........................................          iv
Co-Investment Agreement........................          35
Comcast........................................          46

DEFINED TERM                                        PAGE
-----------------------------------------------     -----
Commission.....................................           1
Common Consideration Amount....................          58
Common Consideration Net Amount................          58
Common Percentage..............................          58
Communications Group...........................          iv
Communications Group Available Dividend
 Amount........................................          92
Communications Group Net Earnings (Loss).......          93
Communications Group Region....................           2
Communications Group Subsidiaries..............          96
Communications Right...........................         119
Communications Stock...........................          iv
Comparable Companies...........................          46
Comparable Transactions........................          47
Composite Tape.................................         iii
Consideration Charter Amendment................           i
ContCable......................................          35
Continental....................................           i
Continental Board..............................           i
Continental Bylaws.............................         128
Continental Certificates.......................          59
Continental Common Stock.......................           i
Continental Preferred Stock....................           i
Continental Restated Certificate...............           i
Continental Restricted Stock Purchase
 Program.......................................          11
Continental Voting Stock.......................           3
Conversion Charter Amendment...................          ii
Conversion Number..............................          58
Conversion Price...............................         113
Convertible Securities.........................         122
Converting Holder..............................         107
Corporate Advisors.............................          34
Corporate Offshore Partners....................          35
Corporate Partners.............................          35
Cox............................................          46
Current Market Price...........................         122
DBS............................................           3
Deemed Record Holder...........................           8
Delaware Court.................................         134
Determination Price............................          39
DGCL...........................................          12
Direct Merger..................................           i
Discount Factor................................         105
Disposition....................................          93
Dissenting Shares..............................         iii

DEFINED TERM                                        PAGE
-----------------------------------------------     -----
Distribution Date..............................         119
Dividend Payment Date..........................         104
Dividend Rate..................................         104
Dividend Record Date...........................         104
DOJ............................................          40
EBITDA.........................................          16
Effective Time.................................          ii
Election Deadline..............................          59
Election Form..................................          59
Engagement Letter..............................          51
Excess Cash Amount.............................          57
Exchange Act...................................           1
Exchange Agent.................................          59
Exchange Rate..................................         106
Excise Tax.....................................          29
Expiration Date................................         119
Extraordinary Cash Distributions...............         122
Fair Value.....................................         122
FCC............................................          25
Floor Price....................................          39
FPGT...........................................          35
Fractional Shares..............................          60
Franchise Consents.............................          67
FTC............................................          65
GAAP...........................................          15
GMIMC..........................................          35
Group..........................................          iv
Groups.........................................          iv
Hostetter......................................          69
Hostetter Trust................................          69
HSN............................................          46
HSR Act........................................          65
In-Region Systems..............................          40
Incremental Excise Tax.........................          64
Indemnified Liabilities........................          64
Indemnified Parties............................          64
Inter-Group Interest...........................         103
Inter-Group Interest Fraction..................         103
Junior Stock...................................         122
Lazard.........................................         iii
Lehman.........................................         iii
LFA............................................          68
Liquidation Value..............................         118
Liquidation Unit...............................           v
Market Capitalization..........................         122
Market Value...................................         122
Market Value Ratio of the Communications Stock
 to the Media Stock............................         123
Market Value Ratio of the Media Stock to the
 Communications Stock..........................         123
Marketing Resources............................         125
DEFINED TERM                                        PAGE
-----------------------------------------------     -----
Media Group....................................          iv
Media Group Available Dividend Amount..........          92
Media Group Disposition Dividend...............         106
Media Group Disposition Redemption.............         106
Media Group Net Earnings (Loss)................          93
Media Group Special Dividend...................         106
Media Group Special Events.....................         107
Media Group Subsidiaries.......................          96
Media Group Subsidiary Redemption..............         106
Media Group Tender or Exchange Offer...........         107
Media Right....................................         119
Media Stock....................................          ii
Merger.........................................           i
Merger Agreement...............................           i
MSA............................................          67
Net Proceeds...................................          95
NewVector......................................           2
Number of Shares Issuable with Respect to the
 Inter-Group Interest..........................         103
NYSE...........................................         iii
October 8 Media Stock Price....................         iii
Old Common Stock...............................           v
Original Calculation Price.....................          38
Outstanding Media Fraction.....................         103
Ownership Trigger Date.........................         119
Parity Stock...................................         124
PCS............................................           3
Permitted Percentage...........................           8
Permitted Transferees..........................           8
Preferred Consideration Amount.................          58
Preferred Stock................................          92
Primeco........................................           3
PrimeStar......................................          46
Proposals......................................           i
Proposed October 1996 Amendments...............          40
Prorated Cash Amount...........................          57
Providence Journal.............................          ii
Providence Journal Merger......................          ii
Providence Journal Merger Transactions.........          ii
Proxy Statement................................           i
PSE............................................           1
Publicly Traded................................         124
PUCs...........................................          25
Recapitalization...............................           v
Record Date....................................           3
Record Date Shares.............................           8
Redemption Price...............................         120
Redemption Rescission Event....................         124
Registration Rights Agreement..................          70
Registration Statement.........................           1
Related Business Transaction...................          95
Requested Cash Amount..........................          57

DEFINED TERM                                        PAGE
-----------------------------------------------     -----
Rescission Date................................         107
Restated Rights Agreement......................          92
Restricted Continental Common Stock............          ii
Rights.........................................         119
Rights Redemption Date.........................         120
RSPA...........................................          28
S&P 500........................................          48
SBA............................................          35
Section 262....................................          12
Securities Act.................................           1
Senior Stock...................................         124
Series A Preferred Stock.......................          92
Series A Purchase Price........................         119
Series B Preferred Stock.......................          92
Series B Purchase Price........................         119
Series C Preferred Stock.......................          92
Series D Certificate...........................          92
Series D Preferred Stock.......................          ii
Service........................................          ii
Share Price....................................          59
Special Meeting................................           i
Standard Election..............................          ii
Stock Election.................................          ii
DEFINED TERM                                        PAGE
-----------------------------------------------     -----
Stockholders...................................          69
Stockholders' Agreement........................           9
Sub............................................           i
Subsidiary Merger..............................           i
Sullivan & Worcester...........................          37
Tax Liability Financing Agreement..............          28
TCG............................................          46
TCG Transaction................................          80
TCI............................................          46
Termination for Cause..........................          29
Time Warner....................................          47
Transaction Value..............................          59
Turner.........................................          46
TWE............................................           2
U S WEST.......................................           i
U S WEST/AirTouch Joint Venture................           2
U S WEST Board.................................          iv
U S WEST Bylaws................................         120
U S WEST Colorado..............................           v
U S WEST Common Stock..........................         iii
U S WEST Communications........................           2
U S WEST Restated Certificate..................          21
Vencap.........................................          35

                             AVAILABLE INFORMATION

    U S WEST and Continental are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information concerning U S WEST and Continental can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Commission maintains a site on the Internet's World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including U S WEST and Continental. In addition, reports, proxy statements and other information concerning U S WEST may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange (the "PSE"), 115 Sansome Street, 2nd Floor, San Francisco, California 94104, the securities exchanges on which shares of the Media Stock and the Communications Stock are listed.

    U S WEST has filed with the Commission a registration statement on Form S-4 (herein, together with all amendments, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of Media Stock and Series D Preferred Stock issuable in connection with the Merger and the shares of Media Stock issuable upon conversion of such shares of Series D Preferred Stock. This Proxy Statement, which also constitutes the Prospectus of U S WEST filed as part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, which is available for inspection and copying as set forth above. Statements contained in this Proxy Statement or in any document incorporated by reference in this Proxy Statement as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, which have been filed by U S WEST with the Commission (File No. 1-8611), are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 1995, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996 and (iii) Current Reports on Form 8-K dated February 12, 1996, February 29, 1996, April 4, 1996, May 1, 1996, June 10, 1996, July 29, 1996 and October 7, 1996. All
documents filed by U S WEST pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part hereof from the date any such document is filed.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

    U S WEST WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF
RECEIPT OF SUCH REQUEST, A COPY OF ANY OR ALL OF THE DOCUMENTS THAT ARE INCORPORATED BY REFERENCE HEREIN, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS, U S WEST, 7800 EAST ORCHARD ROAD, ENGLEWOOD, COLORADO 80111. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE BEFORE NOVEMBER 7, 1996.

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROXY STATEMENT. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH ELSEWHERE IN THIS PROXY STATEMENT AND ITS ANNEXES, ALL OF WHICH SHOULD BE REVIEWED CAREFULLY. IN ALL DISCUSSIONS CONTAINED HEREIN REGARDING THE MERGER CONSIDERATION, THE CONVERSION AS OF THE EFFECTIVE TIME OF ALL SHARES OF CONTINENTAL PREFERRED STOCK INTO CLASS B COMMON STOCK HAS BEEN ASSUMED.

THE COMPANIES

    U S WEST. U S WEST is a diversified global communications company engaged in the telecommunications, cable, wireless communications and directory and information services businesses. U S WEST conducts its businesses through two groups: the Media Group and the Communications Group. The Media Group is comprised of (i) cable and telecommunications network businesses outside the Communications Group Region and internationally, (ii) domestic and international wireless communications network businesses and (iii) domestic and international directory and information services businesses, including telephone directory businesses. The Communications Group, through U S WEST Communications, Inc. ("U S WEST Communications"), provides telecommunications services to more than 25 million residential and business customers in the states of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming (collectively, the "Communications Group Region"). Such services include local telephone services, exchange access services (which connect customers to the facilities of carriers, including long-distance providers and wireless operators), and certain long-distance services within geographic areas in the Communications Group Region. The Communications Group also provides other products and services, including custom calling features, voice messaging, caller identification, high speed data applications, customer premises equipment and certain communications services to business customers and governmental agencies both inside and outside the Communications Group Region.

    U S WEST has two classes of common stock: the Media Stock and the Communications Stock. The Media Stock is intended to reflect separately the performance of the Media Group, and the Communications Stock is intended to reflect separately the performance of the Communications Group. For a description of the terms of the Media Stock and the Communications Stock, see "Description of U S WEST Capital Stock." Holders of Media Stock and Communications Stock are holders of common stock of U S WEST and are subject to the risks associated with an investment in a single company and all of U S WEST's businesses, assets and liabilities. See "Risk Factors." U S WEST's principal offices are located at 7800 East Orchard Road, Englewood, Colorado 80111 and its telephone number is (303) 793-6500.

    THE U S WEST MEDIA GROUP. The Media Group is comprised of (i) cable and telecommunications network businesses outside the Communications Group Region and internationally, (ii) domestic and international wireless communications network businesses and (iii) domestic and international directory and information services businesses, including telephone directory businesses.

    The Media Group's cable and telecommunications businesses include MediaOne, U S WEST's cable systems in the Atlanta, Georgia metropolitan area, U S WEST's interest in Time Warner Entertainment Company, L.P. ("TWE"), and international cable and telecommunications investments, including U S WEST's interest in Telewest Communications plc, the largest provider of combined cable and telecommunications services in the United Kingdom, and cable and telecommunications properties in the Netherlands, the Czech Republic, Malaysia, Indonesia and Belgium.

    The Media Group, through U S WEST NewVector Group, Inc. ("NewVector"), provides domestic wireless communications services, including cellular services, to a rapidly growing customer base. U S WEST and AirTouch Communications, Inc. ("AirTouch") have entered into Phase I of a cellular joint venture pursuant to which their domestic cellular properties will receive centralized services from a wireless management company on a contract basis. Upon consummation of Phase II of the joint venture, the domestic cellular properties of U S WEST and AirTouch will be combined to form the third largest cellular company in the United States (the "U S WEST/AirTouch Joint Venture"). In addition, U S WEST and AirTouch, in partnership with Bell Atlantic Corporation and NYNEX Corporation, have formed Primeco Personal Communications, L.P. ("Primeco"), which successfully bid on 11 personal communications services ("PCS") licenses in March 1995, and have agreed to coordinate the operation of their PCS and cellular businesses. The Media Group's international wireless businesses include Mercury One 2 One, a joint venture in the United Kingdom which provides the world's first PCS service, as well as wireless businesses in Hungary, the Czech and Slovak Republics, Russia, Malaysia, India and Poland.

    The Media Group's directory and information services businesses develop and package content and information services, including telephone directories, database marketing and other interactive services in domestic and international markets. The Media Group's telephone directories businesses publish more than 300 White and Yellow Pages directories in 14 western and mid-western states and nearly 200 directories in the United Kingdom and Poland. The Media Group also holds a 50 percent interest in Listel, Brazil's largest publisher of telephone directories.

    Following consummation of the Merger, the businesses of Continental and its subsidiaries will be attributed by the U S WEST Board to the Media Group.

    CONTINENTAL. Continental is a leading provider of broadband communications services. As of June 30, 1996, giving effect to a pending acquisition, Continental's systems and those of its U.S. affiliates passed approximately 7.4 million homes and provided service to approximately 4.3 million basic subscribers, making Continental the third-largest cable television system operator in the United States. In addition, Continental has pursued investments in sectors that are complementary to its core business, including (i) international broadband communications; (ii) telecommunications and technology industries, including competitive-access telephony and direct broadcast satellite ("DBS") service; and (iii) programming services. Continental was incorporated under the laws of the State of Delaware in 1963. Continental's principal offices are located at The Pilot House, Lewis Wharf, Boston, Massachusetts 02110, and its telephone number is (617) 742-9500.

THE SPECIAL MEETING

    The Special Meeting will be held at the Hotel Meridien, 250 Franklin Street, Boston, Massachusetts 02110 on November 14, 1996, beginning at 10:00 a.m. local time. The purpose of the Special Meeting is to consider and vote upon the Proposals. See "The Special Meeting -- Matters to Be Discussed at the Special Meeting."

    The record date for the Special Meeting is September 20, 1996 (the "Record Date"). Accordingly, holders of record of Class A Common Stock, Class B Common Stock and Continental Preferred Stock (collectively, the "Continental Voting Stock") as of the Record Date will be entitled to notice of, and to vote at, the Special Meeting.

    The presence in person or by proxy of shares representing a majority of votes entitled to be cast by holders of the Continental Voting Stock as of the Record Date is required to constitute a quorum for the transaction of business at the Special Meeting.

    The Merger Agreement must be approved and adopted by a majority of the votes entitled to be cast by the holders of the Continental Voting Stock, voting as a single class. The Charter Amendments must be approved and adopted by 66 2/3% of the votes entitled to be cast by the holders of Continental Voting Stock, voting as a single class. In addition, the Consideration Charter Amendment must be approved and adopted by a majority of the votes entitled to be cast by the holders of each of (i) the Class A Common Stock, voting as a separate class, and
(ii) the Class B Common Stock and the Continental Preferred Stock, voting together as a separate class, and the Conversion Charter Amendment must be approved and adopted by a majority of the votes entitled to be cast by the holders of the Class B Common Stock and the Continental Preferred Stock, voting together as a separate class. The election of Directors will be determined by a plurality of the votes cast at the Special Meeting by the holders of the Continental Voting Stock, voting as a single class.

THE MERGER

    GENERAL. If the Subsidiary Merger is effected, at the Effective Time Continental will be merged with and into Sub, with Sub continuing as the
surviving   corporation   and  a   wholly  owned   subsidiary   of  U   S  WEST.

Upon the consummation of the Subsidiary Merger, the name of Sub will be changed to "Continental Cablevision, Inc." If the Direct Merger is effected, at the Effective Time Continental will be merged with and into U S WEST, with U S WEST continuing as the surviving corporation. The Subsidiary Merger will only be effected in lieu of the Direct Merger if either (i) a certain ruling is received from the Service, which ruling must be acceptable to U S WEST, Continental and The Providence Journal Company or (ii) U S WEST, Continental and The Providence Journal Company are otherwise satisfied that such ruling is not necessary. As a result of the Merger, regardless of whether the Subsidiary Merger or Direct Merger is effected, the separate corporate existence of Continental will cease. Subject to the terms and conditions of the Merger Agreement, the closing of the transactions contemplated thereby will take place on the later of (i) the fifth business day after the date on which the last of the conditions set forth in the Merger Agreement is fulfilled or waived, other than conditions requiring deliveries at the closing, and (ii) November 15, 1996, unless another date is agreed to by U S WEST and Continental. The Merger will become effective at the Effective Time, which will be the time at which a Certificate of Merger is filed with the Secretary of State of the State of Delaware or such time thereafter as may be provided in the Certificate of Merger.

    REASONS FOR THE STRUCTURE OF THE MERGER. The Merger could not occur if the continuing tax-free status of the Providence Journal Merger Transactions were jeopardized thereby. Under the terms of the merger agreement for the Providence Journal Merger, the consent of The Providence Journal Company (a company to which certain non-cable assets of Providence Journal were transferred immediately prior to the Providence Journal Merger) to the Merger was a prerequisite to Continental's entering into the Merger Agreement. The Providence Journal Company's consent to the Merger would have been withheld unless the former Providence Journal stockholders, who as of the Record Date held approximately 77% of the outstanding shares of Class A Common Stock, were precluded from receiving cash consideration in the Merger, thereby ensuring the continuing tax-free status of the Providence Journal Merger Transactions. Because U S WEST was unwilling to proceed with the Merger unless cash was included as a portion of the Merger consideration, the Merger has been structured to preclude the receipt of cash consideration in the Merger by holders of Class A Common Stock. See "The Merger -- Recommendation of the Continental Board; Continental's Reasons for the Merger -- Charter Amendments."

    CONSIDERATION AMOUNT. Based on the October 8 Media Stock Price and the Assumed October 8 Preferred Stock Price, the value of the consideration to be received by stockholders of Continental in the Merger would be approximately $4.7 billion in the aggregate, consisting of $1.0 billion of cash (all of which will be paid to holders of Class B Common Stock), shares of Series D Preferred Stock with an aggregate liquidation value of $1.0 billion and an estimated market value of $927.5 million and the remainder in shares of Media Stock. U S WEST will have the right to increase the amount of cash payable in the Merger to a maximum of $1.5 billion, in which event the number of shares of Media Stock to be issued to holders of Continental Common Stock would be reduced, the number of shares of Series D Preferred Stock to be issued to the holders of Class A Common Stock would be increased and the number of shares of Series D Preferred Stock to be issued to the holders of Class B Common Stock would be reduced. In the event U S WEST elects to increase the amount of cash payable in the Merger to $1.5 billion, based on the October 8 Media Stock Price and the Assumed October 8 Preferred Stock Price, the value of the aggregate consideration to be received by stockholders of Continental in the Merger would be approximately $4.8 billion. In certain circumstances, the consideration to be received by holders of Continental Common Stock in the Merger will be subject to certain upward adjustments if the closing of the Merger occurs after January 3, 1997.

    CONVERSION OF CLASS A COMMON STOCK. Upon consummation of the Merger, each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Restricted Continental Common Stock, Dissenting Shares and shares owned by Continental, by U S WEST or by any wholly owned subsidiary of Continental or U S WEST) will be converted into the right to receive a combination of shares of Media Stock and shares of Series D Preferred Stock (collectively, the "Class A Merger Consideration").

    Assuming that U S WEST elects to pay $1.0 billion of cash in the Merger and that the number of shares of Class A Common stock and Class B Common Stock outstanding as of the Record Date remains unchanged, each share of Class A Common Stock (other than shares of Restricted Continental Common Stock, Dissenting Shares and shares owned by Continental, by U S WEST or by any wholly owned subsidiary of Continental or U S WEST) would be converted at the Effective Time into the right to receive .882 of a share of Media Stock and .229 of a share of Series D Preferred Stock having an aggregate value, based on the October 8 Media Stock Price and the Assumed October 8 Preferred Stock Price, of approximately $26.19. Assuming that U S WEST elects to increase the amount of cash payable in the Merger to $1.5 billion and that the number of shares of Class A Common Stock and Class B Common Stock outstanding as of the Record Date remains unchanged, each share of Class A Common Stock (other than shares of Restricted Continental Common Stock, Dissenting Shares and shares owned by Continental, by U S WEST or by any wholly owned subsidiary of Continental or U S WEST) would be converted at the Effective Time into the right to receive .746 of a share of Media Stock and .287 of a share of Series D Preferred Stock having an aggregate value, based on the October 8 Media Stock Price and the Assumed October 8 Preferred Stock Price, of approximately $26.44.

    CONVERSION OF CLASS B COMMON STOCK. Upon consummation of the Merger, each share of Class B Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Restricted Continental Common Stock, Dissenting Shares and shares owned by Continental, by U S WEST or by any wholly owned subsidiary of Continental or U S WEST) will be converted into the right to receive, subject to proration in certain circumstances, at the election of the holder, either cash, a combination of shares of Media Stock and shares of Series D Preferred Stock or a combination of cash, shares of Media Stock and shares of Series D Preferred Stock (collectively, the "Class B Merger Consideration"). Each holder of shares of Class B Common Stock will have an opportunity to specify, on an election form, whether such holder desires to make either a Standard Election, a Stock Election or a Cash Election. A holder will only be entitled to make one election with respect to all of the shares of Class B Common Stock owned by such holder. Holders of Class B Common Stock who make a Cash Election will receive, for each share of Class B Common Stock owned by such holder, an amount equal to $30 in cash (subject to proration). Holders of Class B Common Stock who make a Stock Election will receive, for each share of Class B Common Stock owned by such holder, a combination of shares of Media Stock and shares of Series D Preferred Stock (subject to proration). Holders of Class B Common Stock who make a Standard Election will receive, for each share of Class B Common Stock owned by such holder, a combination of cash, shares of Media Stock and shares of Series D Preferred Stock. If a holder of Class B Common Stock fails to make an election, or properly revokes an effective, properly completed election form without submitting a revised, properly completed election form, such holder will be deemed to have made a Standard Election.

    Assuming that U S WEST elects to pay $1.0 billion of cash in the Merger and that the number of shares of Class A Common Stock and Class B Common Stock outstanding as of the Record Date remains unchanged, each share of Class B Common Stock (other than shares of Restricted Continental Common Stock, Dissenting Shares and shares owned by Continental, by U S WEST or by any wholly owned subsidiary of Continental or U S WEST) would be converted at the Effective Time into the right to receive (i) in the case of a Standard Election, .882 of a share of Media Stock, .082 of a share of Series D Preferred Stock and $7.39 in cash having an aggregate value, based on the October 8 Media Stock Price and the Assumed October 8 Preferred Stock Price, of approximately $26.73, (ii) in the case of a Stock Election that is not subject to proration, 1.171 shares of Media Stock and .108 of a share of Series D Preferred Stock having an aggregate value, based on the October 8 Media Stock Price and the Assumed October 8 Preferred Stock Price, of approximately $25.66, and (iii) in the case of a Cash Election that is not subject to proration, $30 in cash. Assuming that U S WEST elects to increase the amount of cash payable in the Merger to $1.5 billion and that the number of shares of Class A Common Stock and Class B Common Stock outstanding as of the Record Date remains unchanged, each share of Class B Common Stock (other than shares of Restricted Continental Common Stock, Dissenting Shares and shares owned by Continental, by U S WEST or by any wholly owned subsidiary of Continental or U S WEST) would be converted at the Effective Time into the right to receive (i) in the case of a Standard Election, .746 of a share of Media Stock, .065 of a share of Series D Preferred Stock and $11.08 in cash having an aggregate value, based on the October 8 Media Stock Price and the Assumed October 8 Preferred Stock Price, of approximately $27.25, (ii) in the case of a Stock Election that is not subject to proration, 1.183 shares of Media Stock and
 .103 of a share of Series D

Preferred Stock having an aggregate value, based on the October 8 Media Stock Price and the Assumed October 8 Preferred Stock Price, of approximately $25.63 and (iii) in the case of a Cash Election that is not subject to proration, $30 in cash.

    NONE OF U S WEST, CONTINENTAL, THE U S WEST BOARD OR THE CONTINENTAL BOARD MAKES ANY RECOMMENDATION AS TO WHETHER HOLDERS OF CLASS B COMMON STOCK SHOULD MAKE A CASH ELECTION, STOCK ELECTION OR STANDARD ELECTION. EACH HOLDER OF CLASS B COMMON STOCK MUST MAKE HIS OR HER OWN DECISION WITH RESPECT TO ANY SUCH ELECTION. A STOCKHOLDER WHO MAKES A CASH ELECTION OR A STOCK ELECTION MAY BE SUBJECT TO PRORATION.

    CONVERSION OF RESTRICTED CONTINENTAL COMMON STOCK. Upon consummation of the Merger, each share of Restricted Continental Common Stock (regardless of whether such stock is Class A Common Stock or Class B Common Stock) will be converted into the right to receive 1.429 shares of Media Stock having an aggregate value, based on the October 8 Media Stock Price, of approximately $25.19. Such shares will thereafter be subject to the same contractual restrictions as the Restricted Continental Common Stock. Holders of Restricted Continental Common Stock that is Class B Common Stock will not be entitled to make a Cash Election, a Stock Election or a Standard Election and, accordingly, will not receive any shares of Series D Preferred Stock or cash in the Merger.

    CALCULATION PRICE. The number of shares of Media Stock to be issued in the Merger will be based upon a fixed exchange price of $21.00 per share (the "Calculation Price"). Therefore, the number of shares of Media Stock issued in the Merger will not depend upon the market price of the Media Stock. However, as a result of the fixed exchange price, the value at the Effective Time of the consideration to be received by holders of Continental Common Stock in the Merger (other than holders of Class B Common Stock who make a Cash Election that is not subject to proration) will depend upon the market price of the Media Stock at such time. See "Risk Factors -- Risk Factors Related to the Merger -- Value of Merger Consideration" and "Market Prices and Dividend Data."

    PRORATION. The consideration to be received by holders of Class B Common Stock who make Cash Elections or Stock Elections may be subject to proration in certain circumstances. If the aggregate amount of cash represented by the Cash Elections exceeds the difference between the total amount of cash being paid by U S WEST in the Merger and the amount of cash being paid to holders of Class B Common Stock making Standard Elections, then the amount of cash to be received by each holder making a Cash Election will be reduced and such holder will receive shares of Media Stock and shares of Series D Preferred Stock in lieu thereof. The ratio of shares of Media Stock to shares of Series D Preferred Stock to be received by such holder in the event proration is required will be the same as the ratio of shares of Media Stock to shares of Series D Preferred Stock that would be issued in connection with either a Stock Election or a Standard Election.

    If the aggregate amount of cash represented by the Cash Elections is less than the difference between the total amount of cash being paid by U S WEST in the Merger and the amount of cash being paid to holders of Class B Common Stock making Standard Elections, then the number of shares of Media Stock and Series D Preferred Stock to be received by each holder making a Stock Election will be reduced and such holder will receive cash in lieu thereof.

    The number of shares of Media Stock and Series D Preferred Stock to be distributed to holders of Class A Common Stock and the number of shares of Media Stock and Series D Preferred Stock and the amount of cash to be distributed to holders of Class B Common Stock who make, or are deemed to make, an effective Standard Election will not be subject to proration. No holder will ever receive, as a result of proration, a smaller percentage of a class of consideration than that received pursuant to a Standard Election. See "The Merger Agreement -- Conversion of Continental Common Stock -- Proration of Class B Merger Consideration."

    THE PROVISIONS OF THE MERGER AGREEMENT RELATING TO THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF CONTINENTAL COMMON STOCK IN CONNECTION WITH THE

MERGER ARE COMPLEX AND CANNOT BE EASILY SUMMARIZED. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ CAREFULLY THE INFORMATION DESCRIBED UNDER "THE MERGER AGREEMENT -- CONVERSION OF CONTINENTAL COMMON STOCK."

MEDIA STOCK

    For a description of the terms of the Media Stock, see "Description of U S WEST Capital Stock -- Communications Stock and Media Stock" and "Comparison of Rights of Stockholders of U S WEST and Continental -- Terms of Common Stock."

SERIES D PREFERRED STOCK

    DIVIDENDS. The Series D Preferred Stock will be entitled to receive annual cumulative dividends, payable in cash on or about the first day of February, May, August and November, as and when declared by the U S WEST Board out of funds legally available under applicable law. The annual dividend rate on the Series D Preferred Stock (which will not be less than 4.375%) will be determined prior to the Effective Time in the manner described under "Description of U S WEST Capital Stock -- Series D Preferred Stock -- Dividends."

    CONVERSION AT THE OPTION OF THE HOLDER; CONVERSION RATE. Each holder of a share of Series D Preferred Stock will have the right at any time to convert such shares into a number of shares of Media Stock equal to the Conversion Rate. The Conversion Rate will be equal to 1.905; provided, however, that U S WEST has the right, in its sole discretion prior to the Effective Time, to set the Conversion Rate equal to 1.701 and to increase the dividend rate as described under "Description of U S WEST Capital Stock -- Series D Preferred Stock -- Dividends." See "Risk Factors -- Risk Factors Related to the Merger -- No Assurance as to Market Value of Series D Preferred Stock" and "Description of U S WEST Capital Stock -- Series D Preferred Stock -- Conversion."

    MANDATORY REDEMPTION AND REDEMPTION AT THE OPTION OF U S WEST. The Series D Preferred Stock will not be redeemable or exchangeable by U S WEST prior to the third anniversary of the Effective Time. Thereafter, the Series D Preferred Stock will, in certain circumstances, at the option of U S WEST, be redeemable by U S WEST for cash and/or exchangeable by U S WEST for shares of Media Stock. The Series D Preferred Stock will be mandatorily redeemable by U S WEST at any time upon the occurrence of a Media Group Special Event or certain similar events and on the 20th anniversary of the Effective Time. See "Description of U S WEST Capital Stock -- Series D Preferred Stock -- Redemption and Exchange."

    VOTING RIGHTS. Holders of shares of Series D Preferred Stock will have no voting rights, except as otherwise required by law or as set forth under "Description of U S WEST Capital Stock -- Series D Preferred Stock -- Voting Rights."

    RANKING. The Series D Preferred Stock will rank senior to the Communications Stock, the Media Stock and any other junior stock issued by U S WEST, and on parity with U S WEST's existing series of preferred stock and any other preferred stock issued by U S WEST, with respect to the payment of dividends and upon the dissolution, liquidation or winding up of U S WEST. While any shares of Series D Preferred Stock are outstanding, U S WEST may not authorize any class or series of stock senior to the Series D Preferred Stock without the prior affirmative vote of at least a majority of the then outstanding shares of Series D Preferred Stock, voting as a separate class.

    LIQUIDATION. Upon the dissolution, liquidation or winding up of U S WEST, whether voluntary or involuntary, the holders of the shares of Series D Preferred Stock will be entitled to receive out of the assets of U S WEST available for distribution to stockholders, in preference to the holders of, and before any payment or distribution is made on, shares of Communications Stock or Media Stock, an amount equal to $50.00 per share, plus an amount equal to all accrued and unpaid dividends to the date of final distribution.

    THE PROVISIONS OF THE SERIES D PREFERRED STOCK ARE COMPLEX AND CANNOT BE EASILY SUMMARIZED. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ CAREFULLY THE INFORMATION DESCRIBED UNDER "DESCRIPTION OF U S WEST CAPITAL STOCK -- SERIES D PREFERRED STOCK."

THE CHARTER AMENDMENTS

    CONSIDERATION CHARTER AMENDMENT. The Continental Restated Certificate currently requires that holders of Class A Common Stock and holders of Class B Common Stock receive identical consideration in the event of a merger of Continental with a third party. However, the Merger cannot be consummated unless holders of Class A Common Stock are precluded from receiving cash consideration in the Merger. See "-- Reasons for the Structure of the Merger." Accordingly, it is a condition to the consummation of the Merger that the Consideration Charter Amendment, which will allow the holders of Class A Common Stock to receive only Media Stock and Series D Preferred Stock in the Merger, be approved by the requisite holders of the Continental Voting Stock.

    CONVERSION CHARTER AMENDMENT. The Continental Restated Certificate currently prohibits holders of shares of Class B Common Stock from transferring any such shares to any person other than certain permitted transferees ("Permitted Transferees"). Any transfer of shares of Class B Common Stock to other than a Permitted Transferee would, under the current Continental Restated Certificate, result in such shares being automatically converted into shares of Class A Common Stock. In addition, the Continental Restated Certificate currently permits holders of shares of Class B Common Stock to convert any or all of their shares into shares of Class A Common Stock at any time.

    Pursuant to the Merger Agreement, holders of Class B Common Stock are required to receive, in the aggregate, at least $1.0 billion, and up to $1.5 billion, in cash. Holders of Class B Common Stock could, however, avoid receiving cash consideration in the Merger by converting their shares of Class B Common Stock into shares of Class A Common Stock prior to the Effective Time, thereby resulting in a disproportionate amount of the cash consideration being received by the remaining holders of Class B Common Stock (including those holders of Class B Common Stock who are prohibited under the terms of the Stockholders' Agreement described below from converting their shares of Class B Common Stock into shares of Class A Common Stock unless, following any such conversions, there are a sufficient number of shares of Class B Common Stock outstanding at the Effective Time to receive the aggregate amount of cash consideration that U S WEST elects to pay in the Merger).

    The Conversion Charter Amendment will provide that, so long as the Merger Agreement remains in effect and from and after the adoption of the Conversion Charter Amendment at the Special Meeting, (i) any holder of shares of Class B Common Stock may transfer any of such shares to any transferee regardless of whether such transferee is a Permitted Transfee, and any such transfer will not result in the conversion of such shares into shares of Class A Common Stock, and
(ii) only a person who was a Deemed Record Holder (as defined below) of Record Date Shares (as defined below) on the Record Date or who is a Permitted Transferee of such holder to which such holder has transferred any such shares on or after the Record Date may convert any such Record Date Shares into shares of Class A Common Stock, and any such conversion shall only be permissible if the aggregate number of such Record Date Shares so converted by such holder and any such Permitted Transferees of such holder does not exceed, at the time any such conversion is requested by such holder or any such Permitted Transferee, the Permitted Percentage (as defined below) of such holder's Record Date Shares, provided that such restriction on conversion shall not apply to conversions in connection with the enforcement by a secured party of its rights in and to Record Date Shares pursuant to a BONA FIDE pledge of such shares to secure obligations. For purposes of the foregoing, (A) the term "Deemed Record Holder" means any record holder of shares of Class B Common Stock or Continental Preferred Stock as of the close of business on the Record Date, (B) the term "Record Date Shares" means (i) the aggregate number of shares of Class B Common Stock registered in the name of a Deemed Record Holder as of the close of business on the Record Date and (ii) in the case of any holder of Continental Preferred Stock as of the close of business on the Record Date, the aggregate number of shares of Class B Common Stock that would have been registered in the name of such holder had such holder converted prior to the Record Date all of the shares of Continental Preferred Stock registered in the name of such holder into shares of Class B Common Stock, and (C) the term "Permitted Percentage," which will be determined as of the close of business on the date of the Special Meeting (the "Charter Amendment Adoption Date"), means the percentage obtained by dividing (1) (x) the aggregate number of shares of Class B Common Stock that would be outstanding as of the Charter Amendment Adoption Date (other than

Restricted Continental Common Stock) if all outstanding shares of Continental Preferred Stock had been converted into Class B Common Stock as of such date (the "Outstanding Class B Shares") less (y) the maximum amount of cash consideration then payable by U S WEST in the Merger divided by the Share Price of $30, by (2) the Outstanding Class B Shares.

    For illustrative purposes only,  if on the  Charter Amendment Adoption  Date
(i) the Outstanding Class B Shares were equal to the number of shares of Class B Common Stock outstanding on the Record Date (after giving effect to the conversion of all outstanding shares of Contintental Preferred Stock but excluding Restricted Continental Common Stock) (i.e., 135,373,598 shares in aggregate) and (ii) U S WEST had elected, or still retained the right to elect, to pay the maximum cash amount of $1.5 billion in the Merger, the Permitted Percentage would be 63%. Applying this Permitted Percentage, a record holder of shares of Class B Common Stock as of the Record Date and any Permitted Transferee of such holder to which such holder had transferred any such shares on or after the Record Date could together voluntarily convert up to 63% of such shares into shares of Class A Common Stock after the Charter Amendment Adoption Date and prior to the Effective Time. See "Background of the Merger -- Recommendation of the Continental Board; Continental's Reasons for the Merger -- Charter Amendments."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The  Merger is intended to qualify as a reorganization within the meaning of
Section 368(a) of the Code. The obligation of each of U S WEST and Continental to consummate the Merger is subject to the condition that it shall have received an opinion of its counsel, dated the Closing Date, to the effect that the Merger should be treated for tax purposes as a reorganization within the meaning of
Section 368(a) of the Code. Assuming the Merger is so treated, for federal income tax purposes, the Merger will not result in the recognition of gain or loss to Continental, U S WEST or, if applicable, Sub, and the holders of Continental Common Stock except (i) with respect to cash received by such holders in lieu of fractional shares or pursuant to the exercise of appraisal rights and (ii) if a holder of Class B Common Stock receives cash, gain, if any, realized by such holder pursuant to the Merger will be recognized, but only to the extent of the cash received. See "Certain Federal Income Tax Considerations."

SECURITY OWNERSHIP OF MANAGEMENT AND STOCKHOLDERS' AGREEMENT

    CONTINENTAL. As of the Record Date, Directors and executive officers of Continental and their respective affiliates may be deemed to be the beneficial owners of 91,591,069 shares of the outstanding Continental Common Stock (treating the Continental Preferred Stock as if it were converted into Class B Common Stock), which constitute in the aggregate approximately 64.11% of the total votes entitled to be cast by the holders of Continental Voting Stock. It is anticipated that each of such Directors, executive officers and their respective affiliates will vote their shares in favor of each of the Proposals. See "The Special Meeting -- Ownership of Continental Securities" and "Ancillary Agreements -- Stockholders' Agreement."

    In connection with the execution of the Merger Agreement, U S WEST and certain stockholders of Continental entitled to exercise voting power with respect to an aggregate of 83,807,275 shares of Class B Common Stock (treating the Continental Preferred Stock as if it were converted into Class B Common
Stock) and 462,249 shares of Class A Common Stock, which in the aggregate represents approximately 59.1% of the voting power of the Continental Voting Stock, entered into an agreement (the "Stockholders' Agreement") pursuant to which such Continental stockholders agreed, among other things, to vote all of their shares of Continental Voting Stock (and granted to U S WEST their proxies to vote all such shares) (i) in favor of the adoption of the Merger Agreement,
(ii) in favor of the adoption of the Consideration Charter Amendment, (iii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Continental under the Merger Agreement, and (iv) against any proposal for any merger, consolidation, recapitalization, sale of assets, business combination, or other material change in Continental's corporate structure or business that is inconsistent with or that would, or is reasonably likely to, directly or indirectly, impede, interfere with or attempt to discourage the Merger or any other transaction contemplated by the Merger Agreement. In addition, certain holders of Class B Common Stock who are parties to the Stockholders' Agreement have agreed to convert a sufficient number of shares of Class B Common Stock into Class A Common Stock to constitute a majority of the outstanding shares of Class A Common Stock and to vote such shares in favor of the Consideration Charter Amendment if a second stockholder meeting is required to approve the Consideration Charter Amendment. The parties to the Stockholders' Agreement have also agreed not to convert their shares of Class B Common Stock or Continental Preferred Stock into shares of Class A Common Stock; provided, however, that such conversions will be permitted immediately prior to the Effective Time if, after giving effect to such conversions, there remains a sufficient number of shares of Class B Common Stock outstanding at the Effective Time to enable the holders thereof to receive the aggregate amount of cash that U S WEST elects to pay in the Merger. See "Ancillary Agreements -- Stockholders' Agreement."

    U S WEST. The directors and executive officers of U S WEST are beneficial owners in the aggregate of less than 1% of the outstanding shares of Media Stock and less than 1% of the outstanding shares of Communications Stock.

RECOMMENDATION OF THE CONTINENTAL BOARD
    The Continental Board, by unanimous vote, has determined that the Merger is in the best interests of the stockholders of Continental and recommends that holders of Continental Voting Stock vote in favor of the Merger Agreement and the Charter Amendments. The decision of the Continental Board to enter into the Merger Agreement and to recommend that the stockholders vote in favor of the Merger is based upon its evaluation of a number of factors, including, among others, the oral opinions (subsequently confirmed in writing) of (i) Lazard, Continental's investment banker and financial advisor in connection with the Merger, that the consideration to be received by the stockholders of Continental in the Merger is fair from a financial point of view, and (ii) Allen & Company Incorporated ("Allen & Company"), that the consideration to be received by the holders of Class A Common Stock pursuant to the Merger is fair from a financial point of view. See "The Merger -- Recommendation of the Continental Board of Directors; Continental's Reasons for the Merger" and "-- Opinions Considered by the Continental Board."

OPINIONS CONSIDERED BY THE CONTINENTAL BOARD

    LAZARD. Continental has retained Lazard to act as its investment banker and financial advisor in connection with the Merger. At the meeting of the Continental Board held on October 1, 1996, Lazard delivered its opinion to the Continental Board that, as of that date, the consideration to be received by the stockholders of Continental pursuant to the Merger was fair to the stockholders of Continental from a financial point of view.

    A copy of the full text of the Lazard opinion, dated as of October 1, 1996, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex II hereto. Continental stockholders are urged to read the text of the Lazard opinion in its entirety. The summary discussion of the opinion of Lazard set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion. The Lazard opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting. See "The Merger -- Opinions Considered by the Continental Board -- Lazard."

    ALLEN & COMPANY. Continental retained Allen & Company to evaluate the fairness of the Merger to the holders of Class A Common Stock. At the meeting of the Continental Board held on October 1, 1996, Allen & Company delivered its opinion to the Continental Board that, as of that date, the consideration to be received by holders of Class A Common Stock pursuant to the Merger was fair to such holders from a financial point of view.

    A copy of the full text of the Allen & Company opinion, dated as of October 1, 1996, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex III hereto. Holders of Class A Common Stock are urged to read the text of the Allen & Company opinion in its entirety. The summary discussion of the opinion of Allen & Company set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion. The Allen & Company opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting. See "The Merger -- Opinions Considered by the Continental Board -- Allen & Company."

CONDITIONS TO THE MERGER

    The obligations of U S WEST, Sub and Continental to consummate the Merger are subject to various conditions, including, among others, the adoption of the Merger Agreement and the Consideration Charter

Amendment by the stockholders of Continental, the receipt of certain required regulatory approvals and the receipt of opinions from tax counsel for U S WEST and Continental. See "The Merger Agreement -- Conditions to the Merger."

STOCK EXCHANGE LISTING

    Application will be made to list the shares of Media Stock to be issued in connection with the Merger on the NYSE and the PSE. The Media Stock is currently traded on the NYSE and the PSE under the symbol "UMG." Application will also be made to list the shares of Series D Preferred Stock to be issued in connection with the Merger on the NYSE. It is a condition to consummation of the Merger that the shares of Media Stock to be issued in connection with the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance, and that the shares of Series D Preferred Stock to be issued in the connection with the Merger shall have been approved for listing on the NYSE or on another stock exchange or trading facility, subject only to official notice of issuance. See "The Merger -- Stock Exchange Listing," "The Merger Agreement -- Certain Covenants -- Certain Other Covenants" and "-- Conditions to the Merger."

TERMINATION AND CERTAIN FEES

    The Merger Agreement will be subject to termination by either U S WEST or Continental if the Merger is not consummated on or before August 31, 1997 (which date may be extended until December 31, 1997 by either U S WEST or Continental under certain circumstances) and prior to such time by the mutual consent of U S WEST and Continental. The Merger Agreement will also be subject to termination by either U S WEST or Continental under certain circumstances described herein. If the Merger Agreement is terminated by U S WEST or Continental under certain circumstances described herein, Continental will be obligated to pay to U S WEST $125 million plus U S WEST's reasonable fees and expenses (not to exceed $15 million). See "The Merger Agreement -- Termination" and "-- Fees and Expenses."

CORPORATE GOVERNANCE

    If the Subsidiary Merger is effected, the directors of Sub immediately prior to the Effective Time will be the directors of the surviving corporation following the Effective Time and the officers of Continental immediately prior to the Effective Time will be the officers of the surviving corporation following the Effective Time, until their successors have been elected or until their resignation or removal. If the Direct Merger is effected, all of the officers and directors of U S WEST immediately prior to the Effective Time will continue as officers and directors of U S WEST after the Effective Time, until their successors have been elected or until their resignation or removal.

    Following the Effective Time, it is presently intended that selected management of Continental together with selected management of the Media Group's cable and telecommunications businesses will operate and manage the businesses of Continental and MediaOne, U S WEST's cable television systems in the Atlanta, Georgia metropolitan area.

INTERESTS OF CERTAIN PERSONS

    In considering the recommendation of the Continental Board with respect to the Merger, stockholders of Continental should be aware that certain members of Continental's management and the Continental Board have certain interests in the Merger that may present them with actual or potential conflicts of interest due to their participation in Continental's Restricted Stock Purchase Program (the "Continental Restricted Stock Purchase Program"). Vesting and other restrictions will apply to the Media Stock received in the Merger by holders of Restricted Continental Common Stock. Under the Merger Agreement, Continental is permitted to issue up to an additional 350,000 shares of Restricted Continental Common Stock pursuant to the Continental Restricted Stock Purchase Program as an incentive to employees to remain with Continental following the Merger, 330,725 of which had been issued as of September 30, 1996, and to forgive up to $35.7 million in principal amount of outstanding loans made to employees in connection with restricted stock grants to cover the tax liabilities incurred in connection with such grants. As of September 30, 1996, approximately $32.5 million in aggregate principal amount of such loans was outstanding. In connection with the execution of the Merger Agreement, the vesting provisions of the restricted stock purchase agreements were modified to include acceleration of vesting after the Merger upon an employee's termination upon the occurrence of specified events, and the tax liability financing agreements were amended to provide for the forgiveness of the loans, subject to certain conditions, including continued employment, and forgiveness of the entire amount of an employee's loan upon such employee's termination after the Merger upon the occurrence of the same events that cause acceleration of vesting of the unvested stock. Under the Merger Agreement, U S WEST has agreed to assume all of Continental's obligations under the restricted stock purchase agreements and related tax liability financing agreements and, in addition, has agreed to reimburse each employee for any excise tax liabilities incurred due to the accelerated vesting of his or her restricted stock and the forgiveness of his or her outstanding loan as a result of such employee's termination of employment under certain circumstances after the Merger. See "Risk Factors -- Risk Factors Related to the Merger -- Interests of Certain Persons in the Transactions," "The Merger Agreement -- Certain Covenants -- Employee Benefits" and "-- Treatment of Restricted Stock."

ACCOUNTING TREATMENT

    The Merger will be accounted for by U S WEST under the "purchase" method of accounting in accordance with generally accepted accounting principles. Therefore, the aggregate consideration paid by U S WEST in connection with the Merger will be allocated to Continental's assets and liabilities based upon their fair values, with any excess being treated primarily as cable television franchises and goodwill. The assets and liabilities and results of operations of Continental will be consolidated into the assets and liabilities and results of operations of U S WEST subsequent to the Effective Time.

RIGHTS OF DISSENTING STOCKHOLDERS

    Pursuant to Delaware General Corporation Law (the "DGCL"), any holder of Continental Voting Stock (i) who files a demand for appraisal in writing prior to the vote taken at the Special Meeting, (ii) whose shares are not voted in favor of the Merger and (iii) who follows certain other procedural requirements, shall be entitled to appraisal rights under Section 262 of the DGCL ("Section 262"). See "Rights of Dissenting Stockholders." All of the holders of Continental Voting Stock subject to the Stockholders' Agreement have waived their appraisal rights with respect to their shares of Continental Voting Stock.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

    On February 26, 1996, the trading day prior to the announcement of the Merger, the closing sales prices of the Communications Stock and the Media Stock, as reported on the Composite Tape were $33.875 and $22.125, respectively. On October 8, 1996, the closing sales prices of the Communications Stock and the Media Stock, as reported on the Composite Tape, were $31.375 and $17.625, respectively. No established public trading market exists for the Class A Common Stock or the Class B Common Stock of Continental and, accordingly, no price information is available with respect thereto. See "Market Prices and Dividend Data."

    Holders of Continental Common Stock are urged to obtain current market quotations prior to making any decision with respect to the Merger.

                        U S WEST SELECTED FINANCIAL DATA

    The following table sets forth Selected Financial Data of U S WEST and should be read in conjunction with the U S WEST Management's Discussion and Analysis of Financial Condition and Results of Operations and financial statements and notes thereto incorporated by reference herein. See "Incorporation of Certain Documents by Reference." The Selected Financial Data at December 31, 1995, 1994, 1993, 1992 and 1991 and for each of the five years ended December 31, 1995, have been derived from the Consolidated Financial Statements of U S WEST. The Selected Financial Data at June 30, 1996 and 1995 and for the six months ended June 30, 1996 and 1995 have been derived from the unaudited Consolidated Financial Statements of U S WEST, which have been prepared on  the  same  basis  as U  S  WEST's  audited  Consolidated  Financial
Statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods.

                                                         SIX MONTHS ENDED
                                                             OR AS OF
                                                             JUNE 30,                  YEAR ENDED OR AS OF DECEMBER 31,
                                                       --------------------  -----------------------------------------------------
                                                         1996       1995       1995       1994       1993       1992       1991
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                     DOLLARS IN MILLIONS (EXCEPT PER SHARE AMOUNTS)
Sales and other revenues.............................  $   6,174  $   5,722  $  11,746  $  10,953  $  10,294  $   9,823  $   9,528
Income from continuing operations (1)................        610        648      1,329      1,426        476      1,076        840
Net income (loss) (2)................................        644        648      1,317      1,426     (2,806)      (614)       553
Total assets.........................................     25,289     24,193     25,071     23,204     20,680     23,461     23,375
Total debt (3).......................................      9,095      8,990      8,855      7,938      7,199      5,430      5,969
Company-obligated mandatorily redeemable preferred
 securities of subsidiary trust holding solely
 Company-guaranteed debentures.......................        600         --        600         --         --         --         --
Preferred stock subject to mandatory redemption......         51         51         51         51         --         --         --
Shareowners' equity..................................      8,217      7,679      7,948      7,382      5,861      8,268      9,587
Percentage of debt to total capital (3)..............      50.6%      53.8%      50.7%      51.6%      55.1%      39.6%      38.4%
Ratio of earnings to combined fixed charges and
 preferred stock dividends...........................       3.63       4.06       4.03       4.85       2.38       3.85       3.11
Capital expenditures (3).............................  $   1,561  $   1,365  $   3,140  $   2,820  $   2,441  $   2,554  $   2,425
Earnings per common share (continuing
 operations) (1)(4)..................................         --         --         --       3.14       1.13       2.61       2.09
Earnings (loss) per common share (1)(2)(4)...........         --         --         --       3.14      (6.69)     (1.49)      1.38
Weighted average common shares outstanding
 (thousands) (4).....................................         --         --         --    453,316    419,365    412,518    401,332
Dividends per common share (4).......................         --         --         --  $    2.14  $    2.14  $    2.12  $    2.08
Return on common shareowners' equity (5).............      14.9%      17.0%      17.2%      21.6%         --      14.4%       5.7%
Earnings per share of Communications Stock (4).......  $    1.37  $    1.29  $    2.50         --         --         --         --
Dividends per share of Communications Stock (4)......       1.07       1.07       2.14         --         --         --         --
Number of holders of U S WEST, Inc. Stock (4)........         --    798,009         --    816,099    836,328    867,773    899,092
Average shares of Communications Stock outstanding
 (thousands) (4).....................................    475,929    469,490    470,716         --         --         --         --
Number of holders of Communications Stock (4)........    744,489         --    775,125         --         --         --         --
Earnings (loss) per share of Media Stock (4).........  $   (0.02) $    0.08  $    0.29         --         --         --         --
Average shares of Media Stock outstanding (thousands)
 (4).................................................    473,298    469,490    470,549         --         --         --         --
Number of holders of Media Stock (4).................    727,328         --    770,346         --         --         --         --

------------------------------

(1) For the first six months of 1996 and 1995 income from continuing operations includes gains of $30 ($.06 per share of Communications Stock) and $49 ($.10 per share of Communications Stock), respectively, on the sales of certain rural telephone exchanges. 1995 income from continuing operations includes a gain of $95 ($0.20 per share of Media Stock) from the merger of U S WEST's joint venture interest in Telewest Communications plc with SBC CableComms
    (UK), a gain of $85 ($0.18 per share of Communications Stock) on the sales of certain rural telephone exchanges and $17 ($0.01 per share of Communications Stock and $0.02 per share of Media Stock) for expenses associated with the Recapitalization. 1994 income from continuing operations includes a gain of $105 ($0.23 per share) on the partial sale of U S WEST's joint venture interest in Telewest Communications plc, a gain of $41 ($0.09 per share) on the sale of U S WEST's paging operations and a gain of $51 ($0.11 per share) on the sales of certain rural telephone exchanges. 1993 income from continuing operations was reduced by a restructuring charge of $610 ($1.46 per share) and a charge of $54 ($0.13 per share) for the cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates. 1991 income from continuing operations was reduced by a restructuring charge of $230 ($0.57 per share).

(2) 1996 net income includes a gain of $34 ($0.07 per share of Communications Stock) for the cumulative effect of the adoption of Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." 1995 net income was reduced by extraordinary items of $12 ($0.02 per share of Communications Stock and $0.01 per share of Media Stock) for the early extinguishment of debt. 1993 net income was reduced by extraordinary charges of $3,123 ($7.45 per share) for the discontinuance of SFAS No. 71 and $77 ($0.18 per share) for the early extinguishment of debt. 1993 net income also includes a charge of $120 ($0.28 per share) for U S WEST's decision to discontinue the operations of its capital assets segment. 1992 net income includes a charge of $1,793 ($4.35 per share) for the adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and SFAS No. 112 "Employers' Accounting for Postemployment Benefits." Discontinued operations provided net income (loss) of $38 ($0.09 per share), $103 ($0.25 per share) and $(287) ($0.71 per share) in 1993,
    1992 and 1991, respectively.

(3) Capital expenditures, debt and the percentage of debt to total capital excludes the capital assets segment, which has been discontinued and is held for sale.

(4) Effective November 1, 1995, pursuant to the Recapitalization, each share of Old Common Stock was converted into one share of Communications Stock and one share of Media Stock. Earnings and dividends per share of Communications Stock and earnings per share of Media Stock for the year ended December 31, 1995 and the six months ended June 30, 1995, have been presented on a pro forma basis to reflect the two classes of stock as if they had been outstanding since January 1, 1995. For periods prior to the Recapitalization, the average shares of Communications Stock or Media Stock outstanding are assumed to be equal to the average shares of Old Common Stock outstanding for U S WEST Colorado.

(5) 1996 and 1992 return on shareowners' equity is based on income before the cumulative effect of change in accounting principles. 1995 return on shareowners' equity is based on income before extraordinary items. 1993 return on shareowners' equity is not presented. Return on shareowners' equity for fourth-quarter 1993 was 19.9 percent based on income from continuing operations.

                      MEDIA GROUP SELECTED FINANCIAL DATA

    The Media Group uses consolidation and proportionate principles of accounting to present certain financial data. Consolidation accounting principles are used to prepare the Combined Financial Statements. Proportionate financial information is not required by generally accepted accounting principles ("GAAP"), or intended to replace the Combined Financial Statements of the Media Group prepared in accordance with GAAP. Under GAAP, the Media Group combines the entities in which it has a controlling interest and uses the equity method to account for entities in which the Media Group does not have a controlling interest. In contrast, proportionate accounting reflects the Media Group's relative ownership interests in operating revenues and expenses for both its consolidated and equity method entities. U S WEST believes that proportionate financial and operating data facilitate the understanding and assessment of the Media Group's Combined Financial Statements.

SELECTED COMBINED FINANCIAL DATA

    The following table sets forth Selected Combined Financial Data of the Media Group and should be read in conjunction with the Media Group Management's Discussion and Analysis of Financial Condition and Results of Operations and Combined Financial Statements incorporated by reference herein. See "Incorporation of Certain Documents by Reference." The Selected Combined Financial Data at December 31, 1995, 1994 and 1993, and for each of the four years ended December 31, 1995, have been derived from the Media Group's Combined Financial Statements. The Selected Combined Financial Data at December 31, 1992 and 1991 and at June 30, 1996 and 1995 and for the year ended December 31, 1991 and for the six months ended June 30, 1996 and 1995, have been derived from the unaudited Combined Financial Statements of the Media Group, which have been prepared on the same basis as the Media Group's audited Combined Financial
Statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods.

                                                   SIX MONTHS ENDED
                                                       OR AS OF
                                                       JUNE 30,                    YEAR ENDED OR AS OF DECEMBER 31,
                                                ----------------------  -------------------------------------------------------
                                                   1996        1995        1995        1994       1993       1992       1991
                                                ----------  ----------  ----------  ----------  ---------  ---------  ---------
                                                                DOLLARS IN MILLIONS (EXCEPT PER SHARE AMOUNTS)
FINANCIAL DATA:
Sales and other revenues:
  Directory and information services..........  $      592  $      564  $    1,180  $    1,075  $     956  $     949  $     891
  Wireless communications.....................         554         430         941         781        561        407        325
  Cable and telecommunications................         116         109         215          18         --         --         --
  Other.......................................           9          18          38          34         32         28         45
                                                ----------  ----------  ----------  ----------  ---------  ---------  ---------
Total sales and other revenues................  $    1,271  $    1,121  $    2,374  $    1,908  $   1,549  $   1,384  $   1,261
                                                ----------  ----------  ----------  ----------  ---------  ---------  ---------
                                                ----------  ----------  ----------  ----------  ---------  ---------  ---------
Income (loss) from continuing operations
 before extraordinary item (1)................  $       (8) $       40  $      145  $      276  $      85  $     146  $      69
Earnings (loss) available for common stock....         (10)         38         138         276         85        146         69
Total assets..................................       8,682       8,220       8,615       7,394      5,446      3,130      3,235
Total debt (2)................................       2,264       2,333       2,101       1,814      1,526        249        682
Preferred securities (3)......................         651          51         651          51         --         --         --
Media Group equity............................       4,482       4,488       4,472       4,203      3,139      2,265      2,057
Capital expenditures..........................         215         172         401         343        215        169        231
Earnings (loss) per share of Media Stock
 (4)..........................................  $    (0.02) $     0.08  $     0.29  $     0.61         --         --         --
Average shares of Media Stock outstanding
 (thousands) (4)..............................     473,298     469,490     470,549     453,316         --         --         --
OTHER DATA:
EBITDA (5)....................................  $      410  $      345  $      716  $      533  $     485  $     410  $     373
                                                                                                  (FOOTNOTES ON FOLLOWING PAGE)

SELECTED PROPORTIONATE DATA

    The following table is not required by GAAP or intended to replace the Combined Financial Statements of the Media Group prepared in accordance with GAAP. It is presented supplementally because U S WEST believes that proportionate financial and operating data facilitate the understanding and assessment of the Media Group's Combined Financial Statements. The table does not reflect financial data of the capital assets segment, which had net assets of $407 at June 30, 1996.

                                                                 SIX MONTHS ENDED
                                                                     OR AS OF          YEAR ENDED OR AS OF DECEMBER
                                                                     JUNE 30,                       31,
                                                              ----------------------  -------------------------------
                                                                 1996        1995       1995       1994       1993
                                                              ----------  ----------  ---------  ---------  ---------
                                                                                DOLLARS IN MILLIONS
Sales and other revenues....................................  $    2,836  $    2,355  $   5,115  $   4,213  $   2,157
Operating income............................................         280         239        476        401        195
Income (loss) from continuing operations before
 extraordinary item (1).....................................          (8)         40        145        276         85
EBITDA (excludes 1993 restructuring charge) (5).............         683         548      1,149        902        527
Subscribers/advertisers (thousands).........................       6,242       4,907      5,959      4,234      3,086

------------------------------
(1) Income from continuing operations before extraordinary item for the year ended December 31, 1995 includes a gain of $95 from the merger of U S WEST's joint venture interest in Telewest Communications plc with SBC CableComms
    (UK) and costs of $9 associated with the Recapitalization. 1994 income from continuing operations before extraordinary item includes a gain of $105 on the partial sale of U S WEST's joint venture interest in Telewest Communications plc and a gain of $41 on the sale of U S WEST's paging operation. 1993 and 1991 income from continuing operations before extraordinary item was reduced by restructuring charges of $76 and $57, respectively.

(2) Excludes debt associated with the capital assets segment, which has been discontinued and is held for sale.

(3) Includes Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely Company-guaranteed debentures of $600 in 1996 and at December 31, 1995 and preferred stock subject to mandatory redemption of $51 in 1996, 1995 and 1994.

(4) Effective November 1, 1995, pursuant to the Recapitalization, each share of Old Common Stock was converted into one share of Communications Stock and one share of Media Stock. Earnings per share of Media Stock for the years ended December 31, 1995 and 1994 and the six months ended June 30, 1995, have been presented on a pro forma basis to reflect the Media Stock as if it had been outstanding since January 1, 1994. For periods prior to the Recapitalization, the average shares of Media Stock outstanding are assumed to be equal to the average shares of Old Common Stock outstanding for U S WEST Colorado.

(5) Earnings before interest, taxes, depreciation, amortization, and other. Also excludes gains on asset sales, equity losses and guaranteed minority interest expense.

                       CONTINENTAL SUMMARY FINANCIAL DATA

    The summary consolidated historical financial data provided below have been derived from, and should be read in conjunction with, the Consolidated Financial Statements of Continental for the years ended December 31, 1993 through December 31, 1995 and the six months ended June 30, 1995 and 1996. The unaudited summary historical financial data for the six months ended June 30, 1995 and 1996 reflects all adjustments of a normal recurring nature that are, in the opinion of management, necessary for a fair presentation of that data. Results of operations for the six months ended June 30, 1995 and 1996 are not necessarily indicative of the results that may be expected for any other interim period or the year as a whole.

                                                      (UNAUDITED)
                                                 SIX MONTHS ENDED JUNE
                                                          30,                    YEAR ENDED DECEMBER 31,
                                                -----------------------  ----------------------------------------
                                                   1996         1995         1995          1994          1993
                                                -----------  ----------  ------------  ------------  ------------
                                                                     (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenue.......................................  $   942,930  $  650,048  $  1,442,392  $  1,197,977  $  1,177,163
Operating, selling, general and administrative
 expenses.....................................      556,360     375,178       837,241       672,884       649,571
Depreciation and amortization.................      231,696     148,412       341,171       283,183       279,009
Restricted stock purchase program(1)..........        8,654       5,905        12,005        11,316        11,004
                                                -----------  ----------  ------------  ------------  ------------
Operating income..............................      146,220     120,553       251,975       230,594       237,579
Interest expense (net)........................      233,578     166,314       363,826       315,541       282,252
Loss before extraordinary item and cumulative
 effect of accounting change..................     (110,186)    (33,067)     (112,027)      (68,576)      (25,774)
Extraordinary item............................           --          --            --       (18,265)           --
Cumulative effect of accounting change........           --          --            --            --      (184,996)
Net loss......................................     (110,186)    (33,067)     (112,027)      (86,841)     (210,770)
Preferred stock preferences...................      (21,041)    (19,347)      (39,802)      (36,800)      (34,115)
                                                -----------  ----------  ------------  ------------  ------------
Loss applicable to common stockholders........  $  (131,227) $  (52,414) $   (151,829) $   (123,641) $   (244,885)
                                                -----------  ----------  ------------  ------------  ------------
                                                -----------  ----------  ------------  ------------  ------------
OTHER DATA:
EBITDA(2).....................................  $   386,570  $  274,870  $    605,151  $    525,093  $    527,592
Net cash provided from operating activities...      175,030      77,527       221,264       236,304       250,504
Capital expenditures..........................      311,447     231,021       518,161       300,511       185,691

                                                                           (UNAUDITED)        AS OF DECEMBER 31,
                                                                       AS OF JUNE 30, 1996           1995
                                                                      ----------------------  -------------------
                                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash................................................................      $       27,056         $      18,551
Total assets........................................................           5,284,734             5,080,593
Total debt..........................................................           5,604,137             5,285,159
Redeemable common stock.............................................             270,290               256,135
Stockholders' equity (deficiency)...................................          (1,319,133)           (1,215,951)

                                                   (FOOTNOTES ON FOLLOWING PAGE)

                                                        AS OF JUNE                AS OF DECEMBER 31,
                                                            30,       -------------------------------------------
                                                           1996           1995           1994           1993
                                                       -------------  -------------  -------------  -------------
CONTINENTAL SUBSCRIBER DATA FOR U.S. CABLE SYSTEMS
 (3):
Homes passed by cable (4)............................    7,243,000      7,191,000      5,372,000      5,192,000
Number of basic subscribers (5)......................    4,234,000      4,190,000      3,081,000      2,895,000
Basic penetration (6)................................         58.5%           58.3 %         57.4 %         55.8 %
Monthly cable revenue per average basic
 subscriber (7)......................................  $      37.06   $      35.99   $      35.06   $      35.69

------------------------------
(1) Represents the difference between the consideration paid by employees for shares of Restricted Continental Common Stock under Continental's Restricted Stock Purchase Program and the fair market value of such shares (as determined by the Continental Board) at the date of issuance, amortized over such shares' vesting schedule. See Note 11 to Continental's Consolidated Financial Statements.

(2) Operating income before depreciation and amortization and non-cash stock compensation (Continental Restricted Stock Purchase Program expense). Based on its experience in the cable television industry, Continental believes that EBITDA and related measures of cash flow serve as important financial analysis tools for measuring and comparing cable television companies in several areas, such as liquidity, operating performance and leverage. EBITDA should not be considered by the reader as an alternative to operating or net income as determined in accordance with GAAP as an indicator of Continental's performance or as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. See "Description of Continental -- Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) In reporting subscriber and other data for U.S. cable systems not controlled or managed by Continental, only that portion of data corresponding to Continental's percentage interest is included.

(4)  Represents  estimated   dwelling  units  located   sufficiently  close   to
    Continental's cable plant to be practicably connected without any further extension of principal transmission lines.

(5) A "basic subscriber" means a person who, at a minimum, subscribes to Continental's Basic Broadcast Tier, which consists of broadcast television signals available off-air locally, local origination channels and public, educational and governmental access channels. Bulk subscribers are accounted for on an "equivalent billing unit" basis, dividing aggregate Basic Broadcast Tier revenues by the stated Basic Broadcast Tier rate.

(6) Basic subscribers as a percentage of homes passed by cable.

(7) Cable revenues (excluding DBS-service revenues) divided by the weighted average number of basic subscribers for Continental's subsidiaries during the twelve-month period ended December 31 for each year presented and the six month period ended June 30, 1996.

                           COMPARATIVE PER SHARE DATA

    The following table sets forth (i) historical earnings, cash dividends and book value per share for U S WEST, (ii) historical earnings, cash dividends and book value per share for Continental, (iii) unaudited pro forma combined earnings, cash dividends and book value per share for U S WEST and (iv) unaudited pro forma equivalent combined earnings, cash dividends and book value per share for Continental. The unaudited pro forma combined per share data gives effect to the Merger and related transactions, certain acquisitions, dispositions and refinancings by Continental and the consummation of the U S WEST/AirTouch Joint Venture. The data set forth below should be read in conjunction with U S WEST's Consolidated Financial Statements and the Media Group's Combined Financial Statements, including the notes thereto, which are incorporated herein by reference and with Continental's Consolidated Financial Statements, including the notes thereto, and the unaudited pro forma condensed combined financial statements, including the notes thereto, included elsewhere in this Proxy Statement. See "Incorporation of Certain Documents by Reference," "Annex V -- Description of Continental" and "Unaudited Pro Forma Financial Statements of U S WEST and the Media Group."

                                                                              SIX MONTHS ENDED       YEAR ENDED
                                                                                  OR AS OF            OR AS OF
                                                                                JUNE 30, 1996     DECEMBER 31, 1995
                                                                              -----------------  -------------------
HISTORICAL:
  U S WEST
    Earnings per share of Communications Stock (1)..........................      $    1.30           $    2.52
    Earnings (loss) per share of Media Stock (1)............................          (0.02)               0.30
    Cash dividends per share of Communications Stock (1)....................           1.07                2.14
    Cash dividends per share of Media Stock (2).............................         --                  --
    Book value per share of Communications Stock............................           7.82                7.34
    Book value per share of Media Stock.....................................           9.46                9.47
  Continental
    Earnings (loss) per share...............................................          (0.88)              (1.22)
    Cash dividends per share................................................             --              --
    Book value per share....................................................         (14.16)             (13.27)
PRO FORMA:
  U S WEST
    Earnings per share of Communications Stock (1)..........................      $    1.30           $    2.52
    Loss per share of Media Stock (1).......................................          (0.42)              (0.49)
    Cash dividends per share of Communication Stock (1).....................           1.07                2.14
    Cash dividends per share of Media Stock (2).............................         --                  --
    Book value per share of Communications Stock............................           7.82
    Book value per share of Media Stock.....................................          12.86
  Continental equivalent pro forma (3)
    Earnings (loss) per share...............................................          (0.37)              (0.43)
    Cash dividends per share................................................         --                  --
    Book value per share....................................................          11.34              --

------------------------------
(1) Earnings and dividends per share of Communications Stock and earnings (loss) per share of Media Stock for the year ended December 31, 1995 have been presented on a pro forma basis as if the Communications Stock and Media Stock had been outstanding since January 1, 1995. For periods prior to the Recapitalization, the average number of shares of Communications Stock and Media Stock outstanding are assumed to be equal to the average number of shares of Old Common Stock outstanding. Earnings per share of Communications Stock excludes an extraordinary item in 1995 and the cumulative effect of a change in accounting principle in 1996. Earnings per share of Media Stock for 1995 exclude an extraordinary item.

(2) U S WEST intends to retain future earnings of the Media Group, if any, for the Media Group businesses and does not anticipate paying dividends to the Media Group stockholders in the foreseeable future.

(3) Equivalent pro forma per share data for Continental has been prepared based upon the number of shares of Media Stock to be received by a holder of Class A Common Stock or a holder of Class B Common Stock who makes a Standard Election assuming that U S WEST elects to pay $1.0 billion of cash in the Merger and the number of shares of Class A Common Stock and Class B Common Stock outstanding as of the Record Date remains unchanged.

      U S WEST AND MEDIA GROUP UNAUDITED SELECTED PRO FORMA FINANCIAL DATA

    The following unaudited selected pro forma condensed combined financial data of U S WEST and the Media Group gives effect to the Merger and related transactions, certain acquisitions, dispositions and refinancings by Continental and the consummation of the U S WEST/AirTouch Joint Venture. The selected unaudited pro forma condensed combined financial data have been derived from, or prepared on a basis consistent with, the Unaudited Pro Forma Condensed Combined Financial Statements of U S WEST and the Media Group, including the notes thereto, included elsewhere in this Proxy Statement. This data is presented for illustrative purposes only and is not necessarily indicative of the combined results of operations or financial position that would have occurred if the transactions had occurred at the beginning of each period presented or on the dates indicated, nor is it necessarily indicative of the future operating results or financial position of U S WEST or the Media Group. This data should also be read in conjunction with the Unaudited Pro Forma Financial Statements of U S WEST and the Media Group, including the notes thereto, included elsewhere in this Proxy Statement. See "Unaudited Pro Forma Condensed Combined Financial Statements of U S WEST and the Media Group."

                                                                                       U S WEST PRO FORMA
                                                                              ------------------------------------
                                                                              SIX MONTHS ENDED      YEAR ENDED
                                                                                  OR AS OF           OR AS OF
                                                                                JUNE 30, 1996    DECEMBER 31, 1995
                                                                              -----------------  -----------------
                                                                                      DOLLARS IN MILLIONS
                                                                                   (EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS DATA:
Sales and other revenues....................................................      $   6,623          $  12,646
Income from operations......................................................          1,325              2,423
Income before extraordinary items and cumulative effect of change in
 accounting principle.......................................................            382                928
Income before extraordinary items and cumulative effect of change in
 accounting principle available for common stock............................            356                877
Earnings before extraordinary item and cumulative effect of change in
 accounting principle per share of Communications Stock.....................           1.30               2.52
Loss before extraordinary item per share of Media Stock.....................          (0.42)             (0.49)

BALANCE SHEET DATA:
Total assets................................................................      $  39,148
Total debt..................................................................         16,113
Shareowners' equity.........................................................         11,847
Book value per common share:
  Communications Stock......................................................           7.82
  Media Stock...............................................................          12.86


                                                                                     MEDIA GROUP PRO FORMA
                                                                              ------------------------------------
                                                                              SIX MONTHS ENDED      YEAR ENDED
                                                                                  OR AS OF           OR AS OF
                                                                                JUNE 30, 1996    DECEMBER 31, 1995
                                                                              -----------------  -----------------
                                                                                      DOLLARS IN MILLIONS
                                                                                   (EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS DATA:
Sales and other revenues....................................................      $   1,687          $   3,217
Income from operations......................................................            155                245
Loss before extraordinary item..............................................           (236)              (256)
Loss before extraordinary item available for common stock...................           (262)              (307)
Loss before extraordinary item per share of Media Stock.....................          (0.42)             (0.49)

BALANCE SHEET DATA:
Total assets................................................................      $  22,534
Total debt..................................................................          9,282
Total equity................................................................          8,112
Book value per common share.................................................          12.86

                                  RISK FACTORS

RISK FACTORS RELATED TO THE MEDIA STOCK

    STOCKHOLDERS OF ONE COMPANY; FINANCIAL IMPACTS ON ONE GROUP COULD AFFECT THE OTHER. Notwithstanding the allocation of assets and liabilities (including contingent liabilities) and stockholders' equity between the Communications Group and the Media Group for the purpose of preparing the respective financial statements of such Groups, holders of Communications Stock and Media Stock are subject to risks associated with an investment in a single company and all of U S WEST's businesses, assets and liabilities. Financial effects arising from either Group that affect U S WEST's results of operations or financial condition could, if significant, affect the results of operations or financial position of the other Group or the market price of the class of U S WEST Common Stock relating to the other Group. In addition, the incurrence of significant indebtedness by U S WEST or one of its subsidiaries on behalf of a Group, including indebtedness incurred or assumed in connection with acquisitions of or investments in businesses, including the Merger, would continue to affect the credit ratings of U S WEST and its subsidiaries and therefore could increase the borrowing costs of the other Group and U S WEST as a whole. Any net losses of the Communications Group or the Media Group, and dividends or distributions on, or repurchases of, Communications Stock, Media Stock or Preferred Stock, will reduce the funds of U S WEST legally available for payment of future dividends on the Communications Stock and the Media Stock. Accordingly, U S WEST's consolidated financial information should be read in conjunction with the Communications Group's and the Media Group's combined financial information.

    U S WEST provides to holders of Communications Stock and Media Stock financial statements, management's discussion and analysis of financial condition and results of operations, business descriptions and other information for each Group and for the consolidated company. The financial statements of each Group reflect the financial position, results of operations and cash flows of the businesses included therein. Consistent with the Restated Certificate of Incorporation of U S WEST (the "U S WEST Restated Certificate") and relevant policies, such Group's financial statements also include allocated portions of U S WEST's corporate assets and liabilities (including contingent liabilities) that are not separately identified with the operations of a specific Group. The financial statements, management's discussion and analysis of financial condition and results of operations, business descriptions and other information for each Group and for U S WEST on a consolidated basis are included in U S WEST's Annual Report on Form 10-K for the year ended December 31, 1995 and U S WEST's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996 and are incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

    LIMITED SEPARATE STOCKHOLDER RIGHTS; NO ADDITIONAL RIGHTS WITH RESPECT TO THE GROUPS; EFFECTS ON VOTING POWER. Holders of Communications Stock and Media Stock have only the rights customarily held by common stockholders of U S WEST and do not have any rights related to their corresponding Group or have any right to vote on matters as a separate class other than (i) as set forth in the provisions relating to dividend and liquidation rights and requirements for a mandatory dividend, redemption or conversion upon the disposition of assets attributed to their corresponding Group described under "Description of U S WEST Capital Stock -- Communications Stock and Media Stock -- Conversion and Redemption -- Mandatory Dividend, Redemption or Conversion of U S WEST Common Stock" and (ii) separate voting rights in limited circumstances under the DGCL. Separate meetings for the holders of Communications Stock and Media Stock are not held. In addition, principles of Delaware law established in cases involving differing treatment of two classes of capital stock or two groups of holders of the same class of capital stock provide that a board of directors owes an equal duty to all stockholders regardless of class or series and does not have separate or additional duties to either group of stockholders.

    The relative voting power of shares of Communications Stock and Media Stock fluctuate from time to time, with each share of Communications Stock having one vote and each share of Media Stock having a variable number of votes, based upon the ratio, over a specified period, of the time-weighted average Market Value of one share of Media Stock to the time-weighted average Market Value of one share of Communications Stock. This formula is intended to equate the proportionate voting rights of each class of U S WEST

Common Stock to their respective Market Values at the time of any vote. Market Value could be influenced by many factors, including the results of operations of U S WEST and each of the Groups, the regulatory environment, trading volume, share issuances and repurchases and general economic and market conditions. See "Description of U S WEST Capital Stock -- Communications Stock and Media Stock -- Voting Rights." Such changes in the aggregate votes or relative voting power of the Media Stock or Communications Stock could result from the market's reaction to a decision by U S WEST's management or the U S WEST Board that is perceived to disparately affect one class of U S WEST Common Stock in comparison to another.

    At U S WEST's 1996 Annual Meeting of stockholders held on June 7, 1996, each share of Communications Stock had one vote and each share of Media Stock had
0.64 votes on all matters submitted to stockholders. Based upon the number of shares of Communications Stock and Media Stock outstanding as of the record date for determining stockholders entitled to vote at such meeting, the shares of Communications Stock and Media Stock represented 61% and 39%, respectively, of the total voting power of the U S WEST Common Stock. Assuming approximately 160,000,000 shares of Media Stock are issued in the Merger (which is based upon the payment by U S WEST of $1 billion in cash in the Merger), if such shares had been outstanding on such record date (and no shares of Series D Preferred Stock issued in the Merger had been converted into shares of Media Stock), the shares of Communications Stock and Media Stock would have represented 54% and 46%, respectively, of the total voting power of the U S WEST Common Stock.

    When a vote is taken on any matter as to which all stock is voting together as one class, any class or series that is entitled to more than the number of votes required to approve such matter will be in a position to control the outcome of the vote on such matter. Certain matters on which holders of Communications Stock and Media Stock would vote together as a single class could involve a divergence or the appearance of a divergence of the interests between the holders of Communications Stock and the Media Stock. For example, the U S WEST Restated Certificate and the DGCL do not require that a merger or consolidation of U S WEST be approved by a separate vote of holders of any class of U S WEST Common Stock. As a result, if the holders of U S WEST Common Stock having a majority of the voting power of all shares of U S WEST Common Stock outstanding approved a merger or consolidation of U S WEST, then (a) the merger or consolidation could be consummated even if the holders of a majority of any class of U S WEST Common Stock had voted against the merger or consolidation and
(b) the amount to be received by the holders of such class of U S WEST Common Stock in the merger or consolidation might be materially less than the amount such holders would have received had the approval of the holders of a majority of such class of U S WEST Common Stock been required. See "-- Potential Diverging Interests" and "-- Allocation of Proceeds of Mergers or Consolidations" below.

    POTENTIAL DIVERGING INTERESTS. The existence of separate classes of U S WEST Common Stock could give rise to occasions when the interests of the holders of Communications Stock and holders of Media Stock diverge or appear to diverge. Examples include determinations by the U S WEST Board to (i) pay or omit the payment of dividends on Communications Stock or Media Stock, (ii) allocate consideration to be received by holders of U S WEST Common Stock in connection with a merger or consolidation involving U S WEST among holders of Communications Stock and Media Stock, (iii) convert one class of U S WEST Common Stock into shares of the other class of U S WEST Common Stock, (iv) approve certain dispositions of assets attributed to any Group, (v) if and to the extent there is an Inter-Group Interest, allocate the proceeds of issuances of Media Stock either to the Communications Group in respect of the Inter-Group Interest or to the equity of the Media Group, (vi) formulate uniform public policy positions for U S WEST and (vii) make operational and financial decisions with respect to one Group that could be considered to be detrimental to the other Group, including whether to make transfers of funds between Groups as described below. When making decisions with regard to matters that create potential diverging interests, the U S WEST Board would act in accordance with the terms of the U S WEST Restated Certificate, management and accounting policies described under "U S WEST Management and Accounting Policies," to the extent applicable, and its fiduciary duties, which require the U S WEST Board to consider the impact of such decisions on all stockholders. See "-- Fiduciary Duties of the U S WEST Board" below. The U S WEST

Board could also from time to time refer to an existing committee or one or more new committees of the board matters involving such conflict issues and have such committee or committees report to the board on such matters or decide such matters to the extent permitted by the Bylaws of U S WEST and applicable law. Each of the foregoing potential conflicts of interest is discussed below:

       NO ASSURANCE OF PAYMENT OF DIVIDENDS. The U S WEST Board currently pays a dividend on the Communications stock equal to $0.535 per quarter. The U
    S WEST Board does not currently pay dividends on the Media Stock. Determinations as to the future dividends on the Communications Stock and the Media Stock will be based primarily upon the financial condition, results of operations and business requirements of the relevant Group and U S WEST as a whole. Dividends on the Communications Stock and the Media Stock, if any, are payable out of the lesser of (i) all funds of U S WEST legally available for the payment of dividends and (ii) the Available
    Dividend Amount with respect to the relevant Group. Subject only to such limitations, the U S WEST Board reserves the right to declare and pay dividends on the Communications Stock and the Media Stock in any amount and could, in its sole discretion, declare and pay dividends exclusively on the Communications Stock, exclusively on the Media Stock or on both, in equal or unequal amounts, notwithstanding the relative amounts of the Communications Group Available Dividend Amount and the Media Group Available Dividend Amount, the amount of prior dividends declared on each class, the respective voting or liquidation rights of each class or any other factor. In addition, net losses of any Group, dividends and distributions on, and repurchases of, any class of U S WEST Common Stock or Preferred Stock would reduce the
    assets   of  U  S  WEST  legally  available  for  future  dividends  on  the
    Communications Stock and the Media Stock. See "Description of U S WEST Capital Stock -- Communications Stock and Media Stock -- Dividends."

       ALLOCATION OF PROCEEDS OF MERGERS OR CONSOLIDATIONS. The U S WEST Restated Certificate does not contain any provisions governing how consideration to be received by holders of U S WEST Common Stock in connection with a merger or consolidation involving the entire company is to be allocated among holders of different classes of U S WEST Common Stock. In any such merger or consolidation, the percentage of the consideration to be allocated to holders of any class of U S WEST Common Stock will be determined by the U S WEST Board and may be materially more or less than that which might have been allocated to such holders had the U S WEST Board chosen a different method of allocation. See "-- Limited Separate Stockholder Rights; No Additional Rights with Respect to the Groups; Effects on Voting Power" above.

       OPTIONAL CONVERSION OF CLASS OF U S WEST COMMON STOCK. The U S WEST Board could, in its sole discretion, at any time determine to convert shares of Media Stock into shares of Communications Stock at a premium equal to 115% until November 1, 2000 and thereafter declining annually to 100% by November 1, 2004 and could also, following November 1, 2004, in its sole discretion, determine to convert shares of Communications Stock into shares of Media Stock at no premium. In addition, the U S WEST Board could, in its sole discretion, determine to convert shares of the class of U S WEST Common Stock of one Group into shares of the class of U S WEST Common Stock of the other Group at a 110% premium following any dividend or partial redemption undertaken in connection with a disposition of all or substantially all of the properties or assets attributed to the Group whose stock is being converted. Any such determination could be made at a time when either or both of the Communications Stock and the Media Stock may be considered to be overvalued or undervalued. In addition, any such conversion at any premium would dilute the interests in U S WEST of the holders of the class of U S WEST Common Stock not subject to conversion and would preclude holders of both classes of U S WEST Common Stock from retaining their investment in a security that is intended to reflect separately the performance of the relevant Group. In determining whether to convert one class of U S WEST Common Stock into the other class of U S WEST Common Stock, the U S WEST Board would act in accordance with its good faith business judgment that any such conversion is in the best interests of U S WEST and all of its stockholders, including both the holders of the class of U S WEST

    Common Stock being converted and the holders of the class of U S WEST Common Stock into which it is to be converted. See "Description of U S WEST Capital Stock -- Communications Stock and Media Stock -- Conversion and Redemption."

       DISPOSITIONS OF GROUP ASSETS. Assuming the assets attributed to any Group represent less than substantially all of the properties and assets of U S WEST, the U S WEST Board could, in its sole discretion and without stockholder approval, approve sales and other dispositions of any amount of the properties and assets attributed to such Group because Delaware law and the U S WEST Restated Certificate require stockholder approval only for a sale or other disposition of all or substantially all of the properties and assets of the entire company. The proceeds from any such disposition would be assets attributed to such Group and used for its benefit, subject to the management policies described under "U S WEST Management and Accounting Policies -- Management Policies." The U S WEST Restated Certificate contains provisions that, in the event of a Disposition of all or substantially all of the properties and assets attributed to any Group (i.e., 80% or more on a current market value basis), other than in a Related Business Transaction, require U S WEST to either (i) distribute to holders of the class of U S WEST Common Stock relating to the Group subject to such Disposition an amount equal to their proportionate interest in the Fair Value of the Net Proceeds of such Disposition, either by special dividend or by redemption of all or part of the outstanding shares of such U S WEST Common Stock, or (ii) convert the outstanding shares of such U S WEST Common Stock into a number of shares of the class of U S WEST Common Stock relating to the other Group equal to 110% of the ratio, calculated over a period of time, of the average Market Value of one share of the U S WEST Common Stock relating to the Group subject to such Disposition to the average Market Value of one share of U S WEST Common Stock relating to the other Group. For a discussion of these provisions and for definitions of capitalized terms, see "Description of U S WEST Capital Stock -- Communications Stock and Media Stock -- Conversion and Redemption." The terms of the U S WEST Common Stock do not require the U S WEST Board to select the option which would result in the distribution with the highest value to the holders of the U S WEST Common Stock relating to the Group subject to such Disposition or with the smallest effect on the U S WEST Common Stock relating to the other Group. The U S WEST Board would select an option based upon its good faith business judgment that such option is in the best interests of U S WEST and all of its stockholders. See "-- Fiduciary Duties of the U S WEST Board." In the event, following a Disposition of all or substantially all of the properties and assets attributed to the Media Group, the U S WEST Board determines to effect a distribution described in clause (i) above, U S WEST would be required to redeem all of the outstanding shares of the Series D Preferred Stock. See "Description of U S WEST Capital Stock -- Series D Preferred Stock -- Redemption and Exchange -- Mandatory Redemption and Exchange."

       ALLOCATION OF PROCEEDS UPON ISSUANCE OF MEDIA STOCK. If the Communications Group, at the time U S WEST issues any shares of Media
    Stock, holds an Inter-Group Interest representing an interest in the equity value of the Media Group, the U S WEST Board would, in its sole discretion, determine whether to allocate all or any portion of the proceeds of such issuance to the Media Group or to the Communications Group. To the extent the net proceeds of such issuance of shares of Media Stock are allocated to the Media Group, the financial statements of the Media Group would reflect the receipt of such proceeds. To the extent such net proceeds are allocated to the Communications Group, the financial statements of the Communications Group would reflect a reduction in the Inter-Group Interest and the receipt of such proceeds.

       PUBLIC POLICY DETERMINATIONS. Because of the nature of the businesses of the Communications Group and the Media Group, the Groups may have diverging interests as to the position U S WEST should take with respect to various regulatory issues. For example, the Communications Group's interests may be advanced by regulation requiring all common carriers, including new entrants, to comply with the same tariff filing and approval requirements, while the Media Group's interests may be advanced by regulation permitting non-dominant, new entrants to comply with a relaxed set of requirements. In addition, increasing overlap between the businesses of the two Groups resulting from regulatory changes and technological advancements may increase such conflicts. Management has implemented procedures to resolve any such conflict. In the event any such conflict cannot be resolved or otherwise requires resolution by the U S WEST Board, the U S WEST Board would resolve such conflict in accordance with its good faith business judgment of the best interests of U S WEST and all of its stockholders.

       OPERATIONAL AND FINANCIAL DECISIONS. The U S WEST Board could, in its sole discretion, from time to time, make operational and financial
    decisions  or  implement   policies  that   affect  disproportionately   the
    businesses of the Communications Group and the Media Group, such as transfers of services, funds or assets between Groups and other inter-Group transactions, the allocation of financing opportunities in the public markets and the allocation of business opportunities, resources and personnel that may be suitable for both Groups. Any such decision may favor one Group at the expense of the other. For example, the decision to obtain funds for one Group may adversely affect the ability of the other Group to obtain funds sufficient to implement its growth strategies. In addition, the increasing overlap between the businesses of the two Groups as a result of regulatory changes and technological advancements will make such operational and financial decisions more difficult. All such decisions will be made by the U S WEST Board in its good faith business judgment or in accordance with procedures and policies adopted by the U S WEST Board from time to time, including the policies described under "U S WEST Management and Accounting Policies -- Management Policies," to ensure that such decisions will be made in a manner consistent with the best interests of U S WEST and its stockholders. For further discussion of potential divergences of interests, see "-- Fiduciary Duties of the U S WEST Board," "-- Transfer of Funds Between Groups; Equity Contributions" and "U S WEST Management and Accounting Policies -- Management Policies."

    FIDUCIARY DUTIES OF THE U S WEST BOARD. Although U S WEST is not aware of any legal precedent involving the fiduciary duties of directors of corporations having two classes of common stock, or separate classes or series of capital stock, the rights of which are defined by reference to specified operations of the corporation, principles of Delaware law established in cases involving differing treatment of two classes of capital stock or two groups of holders of the same class of capital stock provide that a board of directors owes an equal duty to all stockholders regardless of class or series. Under these principles of Delaware law and the related principle known as the "business judgment rule," absent abuse of discretion, a good faith business decision made by a disinterested and adequately informed board of directors, or a committee thereof, with respect to any matter having disparate impacts upon holders of Communications Stock and holders of Media Stock would be a defense to any challenge to such determination made by or on behalf of the holders of either class of U S WEST Common Stock. Nevertheless, a Delaware court hearing a case involving such a challenge may decide to apply principles of Delaware law other than those discussed above, or may develop new principles of Delaware law, in order to decide such a case, which would be a case of first impression.

    MANAGEMENT AND ACCOUNTING POLICIES SUBJECT TO CHANGE. The U S WEST Board has adopted certain management and accounting policies described herein applicable to the preparation of the financial statements of the Communications Group and the Media Group and the conduct of their respective businesses, which policies may be modified or rescinded in the sole discretion of the U S WEST Board without approval of the stockholders, although there is no present intention to do so. The U S WEST Board may also adopt additional policies depending upon the circumstances. Any determination of the U S WEST Board to modify or rescind such policies, or to adopt additional policies, including any such decision that would have disparate impacts upon holders of Communications Stock and Media Stock, would be made by the board based on its good faith business judgment that such decision is in the best interests of U S WEST and all of its stockholders, including the holders of Communications Stock and the holders of Media Stock. In making such determination, the U S WEST Board may also consider regulatory requirements, including those imposed on U S WEST Communications by the public utility commissions of various states (the "PUCs") and the Federal Communications Commission (the "FCC"). In addition, generally accepted accounting principles require that any change in accounting policy be preferable (in accordance with such principles) to the policy previously established. See "U S WEST Management and Accounting Policies."

    TRANSFER OF FUNDS BETWEEN GROUPS; EQUITY CONTRIBUTIONS. U S WEST does not, and does not intend in the future, to transfer funds between the Groups, except for certain short-term ordinary course advances of funds at market rates associated with U S WEST's centralized cash management. The U S WEST Board may, however, in certain circumstances determine to transfer funds between Groups. Any such determination to transfer funds between Groups would be made by the U S WEST Board in the exercise of its good faith business judgment based upon all relevant circumstances, including the financing and investing needs and objectives of each Group, the availability, cost and time associated with alternative financing sources, investment opportunities, prevailing interest rates and general economic conditions. Any such transfer would be accounted for, in the sole discretion of the U S WEST Board, as either a market rate interest bearing loan or, as described in the next paragraph, an equity contribution. No loans are or will be made by the regulated businesses of the Communications Group to the Media Group. See "U S WEST Management and Accounting Policies."

    Under management policies adopted by the U S WEST Board, the U S WEST Board could, in its sole discretion, determine from time to time to contribute, as additional equity, cash or other property of the Communications Group to the Media Group, thereby creating or increasing the Inter-Group Interest, which will represent an interest of the Communications Group in the equity value of U S WEST attributable to the Media Group. Similarly, the U S WEST Board could, in its sole discretion, determine from time to time to transfer cash or other property from the Media Group to the Communications Group, thereby decreasing the Inter-Group Interest. Although any increase in the Inter-Group Interest resulting from an equity contribution by the Communications Group to the Media Group or any decrease in the Inter-Group Interest resulting from a transfer of funds from the Media Group to the Communications Group would be determined by reference to the then current Market Value of Media Stock, such an increase could occur at a time when such shares could be considered undervalued and such a decrease could occur at a time when such shares could be considered overvalued. The holders of outstanding shares of Media Stock would not have an opportunity to participate in a similar transaction. See "Description of U S WEST Capital Stock -- Communications Stock and Media Stock -- Future Inter-Group Interest."

    LIMITATIONS ON POTENTIAL UNSOLICITED ACQUISITIONS. If the Communications Group or Media Group were stand-alone corporations, any person interested in acquiring either of such corporations without negotiation with U S WEST's management could seek control of the outstanding stock of such corporation by means of a tender offer or proxy contest. A person interested in acquiring either the Communications Group or the Media Group without negotiation with U S WEST's management would still be required to seek control of the voting power represented by all of the outstanding capital stock of U S WEST entitled to vote on such acquisition, including the class of U S WEST Common Stock related to the other Group. See "-- Limited Separate Stockholder Rights; No Additional Rights with Respect to the Groups; Effects on Voting Power" and "Description of U S WEST Capital Stock -- Communications Stock and Media Stock -- Voting Rights."

    POTENTIAL EFFECTS OF POSSIBLE DISPOSITION OF ASSETS ATTRIBUTED TO A GROUP. The terms of the U S WEST Common Stock provide that upon a Disposition of all or substantially all of the properties and assets attributed to any Group, U S WEST would be required, subject to certain exceptions, either to pay a special dividend on or redeem the outstanding shares of the class of U S WEST Common Stock relating to such Group or convert such U S WEST Common Stock into shares of the class of U S WEST Common Stock relating to the other Group. If the Group subject to such Disposition were a separate independent company and its shares were acquired by another person, certain costs of such Disposition, including corporate level taxes, might not be payable in connection with such an acquisition. As a result, the consideration that would be received by stockholders of such separate independent company in connection with such an acquisition might be greater than the Fair Value of the Net Proceeds that would be received by holders of the class of U S WEST Common Stock relating to such Group if the assets attributed to such Group were sold. In addition, no assurance can be given that the Net Proceeds per share of the class of U S WEST Common Stock relating to such Group to be received in connection with a Disposition of all of the assets attributed to such Group will be equal to or more than the market value per share of such U S WEST Common Stock prior to or after announcement of such Disposition. See "-- No Assurance as to Market Price" and "Description of U S WEST Capital Stock -- Communications Stock and Media Stock -- Conversion and Redemption -- Mandatory Dividend, Redemption or Conversion of U S WEST Common Stock."

    NO ASSURANCE AS TO MARKET PRICE. The market price of the Media Stock is determined in the trading markets and could be influenced by many factors, including the consolidated results of U S WEST, as well as the performance of the Media Group, investors' expectations for U S WEST as a whole and the Media Group, the regulatory environment, trading volume, share issuances and repurchases and general economic and market conditions. The Media Stock has been publicly traded since November 1, 1995. See "Market Price and Dividend Data." There can be no assurance that investors have assigned or will assign a value to the Media Stock based on the reported financial results and prospects of the Media Group or the dividend policies established by the U S WEST Board with respect to the Media Group. Accordingly, financial effects of the Communications Group that affect U S WEST's consolidated results of operations or financial condition could affect the market price of shares of the Media Stock. In addition, U S WEST cannot predict the impact on its market price of certain terms of the Media Stock, such as the redemption and conversion rights applicable upon the disposition of substantially all the assets attributed to the Media Group, the ability of U S WEST to convert shares of one class of U S WEST Common Stock into shares of the other class of U S WEST Common Stock or the discretion of the U S WEST Board to make various determinations.

RISK FACTORS RELATED TO THE MERGER

    VALUE OF MERGER CONSIDERATION. The number of shares of Media Stock to be issued in the Merger will be based upon a fixed Calculation Price of $21.00 per share. Therefore, the number of shares of Media Stock issued in the Merger will not depend upon the market price of the Media Stock. However, because the market price of the Media Stock is subject to fluctuation, the value at the Effective Time of the Merger consideration to be received by holders of Continental Common Stock (other than holders of Class B Common Stock who make a Cash Election which is not subject to proration) will depend upon the market price of the Media Stock at such time. If the market price of the Media Stock at the Effective Time is less than the Calculation Price (which was the case as of the date of this Proxy Statement), the value of the Merger consideration to be received by holders of Class A Common Stock and holders of Class B Common Stock making a Stock Election that is not subject to proration will be less than the value of the Merger consideration to be received by holders of Class B Common Stock making a Cash Election that is not subject to proration or a Standard Election. Conversely, if the market price of the Media Stock at the Effective Time is greater than the Calculation Price, the value of the Merger consideration to be received by holders of Class A Common Stock and holders of Class B Common Stock making a Stock Election that is not subject to proration will be greater than the value of the Merger consideration to be received by holders of Class B Common Stock making a Cash Election that is not subject to proration or a Standard Election. In addition, there can be no assurance that the Series D Preferred Stock will trade at a price equal to its liquidation value of $50 per share. See "-- No Assurance as to Market Value of Series D Preferred Stock." Accordingly, there can be no assurance as to the fair market value at the Effective Time of the consideration to be received by holders of Continental Common Stock in the Merger. For the historical and current market prices of the Media Stock, see "Market Prices and Dividend Data."

    NO ASSURANCE AS TO MARKET VALUE OF SERIES D PREFERRED STOCK. Continental and U S WEST negotiated the terms of the Series D Preferred Stock so that such shares could be expected to trade at their liquidation value of $50 per share based on conditions existing at the time the Merger Agreement was executed on February 27, 1996. The value of the Series D Preferred Stock as of the Effective Time will depend upon, among other factors, the market value of the underlying Media Stock, the dividend and conversion rates of the Series D Preferred Stock and the market conditions at such time for other comparable publicly traded convertible securities. The rate at which the Series D Preferred Stock will be convertible into Media Stock will be determined based on the Calculation Price of $21. If the market value of the Media Stock at the Effective Time is equal to the Calculation Price of $21, the Series D Preferred Stock could be expected to trade at approximately its liquidation value of $50 per share, based on the current market for convertible securities. If, however, the market price of the Media Stock at the Effective Time is less than the Calculation Price, the premium of the conversion price of the Series D Preferred Stock over the market price of the Media Stock at the Effective Time could be greater than the conversion premiums for other comparable publicly traded convertible securities. In such event, the Series D Preferred Stock could trade at a per-share price below its liquidation value of $50 per share. Conversely, if the market price of the Media Stock at the

Effective Time is greater than the Calculation Price, the premium of the conversion price of the Series D Preferred Stock over the market price of the Media Stock at the Effective Time could be less than the conversion premiums for other comparable publicly traded convertible securities. In such event, the Series D Preferred Stock could trade at a per-share price above its liquidation value of $50 per share.

    Lehman, U S WEST's financial advisor, has, solely for illustrative purposes, estimated, based upon the October 8 Media Stock Price, a dividend rate of 4.50% and a conversion premium of 25% over the Calculation Price and assuming the existence of a liquid market for the Series D Preferred Stock, that the value of the Series D Preferred Stock would be $47.00 per share. Based on the same factors, and subject to the disclosures, conditions and qualifications set forth in this risk factor and under "The Merger -- Opinions Considered by the Continental Board -- Lazard," Lazard, Continental's financial advisor, has, solely for illustrative purposes, estimated that the value of the Series D Preferred Stock would be $46.375 per share. For the purpose of illustrating the value that holders of Continental Common Stock might have received if the Merger had been consummated on October 8, 1996, the Assumed October 8 Preferred Stock Price is assumed to be $46.375. There can be no assurance, however, that the actual market value of the Series D Preferred Stock will not materially differ from the Assumed October 8 Preferred Stock Price. See "The Merger Agreement -- Conversion of Continental Common Stock -- Form and Value of Consideration to be Received in the Merger."

    UNCERTAINTY AS TO TRADING MARKET AND LIQUIDITY FOR SERIES D PREFERRED STOCK. Although it is a condition to Continental's obligation to consummate the Merger that the shares of Series D Preferred Stock issuable in the Merger shall have been approved for listing on the NYSE (or such other stock exchange or trading facility as Continental may request if U S WEST is unable to cause such shares to be approved for listing on the NYSE), there can be no assurance that an active market for the Series D Preferred Stock will develop or be sustained and, accordingly, that there will be liquidity for the Series D Preferred Stock. Even though the shares of Series D Preferred Stock issuable in the Merger may be listed on the NYSE or another stock exchange, such shares may be relatively illiquid. This illiquidity may adversely affect the market price of such shares prevailing from time to time and subject the market price of such shares to significant fluctuations due to relatively small trading volumes.

    INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS. In considering the recommendation of the Continental Board with respect to the Merger, stockholders of Continental should be aware that certain members of Continental's management and the Continental Board have certain interests in the Merger that may present them with actual or potential conflicts of interest due to their participation in the Continental Restricted Stock Purchase Program. In connection with the Merger, U S WEST will assume Continental's obligations under the Continental Restricted Stock Purchase Program and the Restricted Stock Purchase Agreements (each an "RSPA") and related Tax Liability Financing Agreements (each a "Tax Liability Financing Agreement") entered into between Continental and certain of its key employees pursuant thereto. Continental employees holding Restricted Continental Common Stock purchased pursuant to an RSPA cannot elect to receive cash or Series D Preferred Stock in the Merger with respect to such Restricted Continental Common Stock and will receive only Media Stock in exchange for their shares of Restricted Continental Common Stock. After the Merger, the provisions of the RSPA, including the vesting provisions, will apply to the Media Stock received in the Merger for such shares of Restricted Continental Common Stock.

    Pursuant to the Continental Restricted Stock Purchase Program, Continental has sold to key employees shares of Restricted Continental Common Stock for a purchase price of $.01 per share. Each employee entered into an RSPA containing restrictions on transfer, vesting provisions and a non-competition covenant, among other provisions. All of the RSPAs provide for Continental's repurchase, for the amount that the employee has paid, of the unvested stock of any employee whose employment terminates for any reason. Vesting occurs over time according to a schedule designated in each RSPA.

    Pursuant to the Merger Agreement, Continental is permitted to issue up to an additional 350,000 shares of Restricted Continental Common Stock pursuant to the Continental Restricted Stock Purchase Program after February 27, 1996 as an incentive to employees to remain with Continental following the Merger. As of

September 30, 1996, Continental has issued 330,725 shares of Restricted Continental Common Stock to key employees and amended all outstanding RSPAs pursuant to which Restricted Continental Common Stock was outstanding. The RSPAs pursuant to which shares of Restricted Continental Common Stock have been granted since February 27, 1996 and the amendments to outstanding RSPAs provide that if the Merger is consummated, vesting is accelerated upon the first to occur of the following events after the Effective Time: (i) death or disability;
(ii) in the case of an employee based in the existing corporate headquarters of Continental, termination by reason of an involuntary relocation to a place of employment that is more than 25 miles from the existing headquarters, or relocation of the corporate headquarters; or (iii) termination of employment within twenty-four months of the Effective Time, other than in connection with the sale, swap or other disposition of a system or other business unit in which the employee is employed, if such termination is by reason of: (a) a diminution in the employee's compensation, including a material adverse change in employee benefits; (b) the assignment to the employee of duties and responsibilities which are materially less than the employee's duties and responsibilities as of the Effective Time; or (c) an involuntary termination of employment other than a "Termination for Cause." "Termination for Cause" means termination because of the employee's (A) refusal or failure (other than for reasons of illness, incapacity due to physical or mental illness or physical injury) to perform, or persistent and material deficiencies in performing, his or her duties, provided such duties are substantially similar to such person's duties prior to the Merger; (B) misappropriation of any funds or property of Continental; (C) conduct which could reasonably result in the employee's conviction of a felony; or (D) conduct which could reasonably result in termination of the employee's employment due to a violation of published internal policies.

    In connection with the execution of an RSPA, each employee has the option of entering into a Tax Liability Financing Agreement, pursuant to which Continental agrees to lend the employee an amount up to the employee's total additional Federal, state and local income taxes incurred in connection with the grant of Restricted Continental Common Stock. The Merger Agreement permits Continental to forgive up to $35.7 million in principal amount of outstanding loans made pursuant to Tax Liability Financing Agreements. As of September 30, 1996, loans outstanding pursuant to Tax Liability Financing Agreements were approximately $32.5 million in the aggregate. The Tax Liability Financing Agreements executed in connection with RSPAs entered into since February 27, 1996 provide, and the outstanding Tax Liability Financing Agreements under existing RSPAs were amended to provide, that, conditioned upon the consummation of the Merger and continued employment through January 1, 1999, the entire principal amount of the outstanding loans will be forgiven on January 2, 2002. If an employee's employment terminates before January 2, 1999 and after January 1, 1998, two-thirds of the principal amount will be forgiven on January 2, 2002. If an employee's employment terminates before January 2, 1998 and after January 1, 1997, one-third of the principal amount will be forgiven on January 2, 2002. In addition, if the Merger is consummated, the loan will be forgiven in full upon the occurrence of the same events that would result in acceleration of vesting under the RSPAs described above. A loan must be repaid in full if an employee violates the non-competition agreement in the RSPA or his or her employment is terminated under certain circumstances. The maturity dates of the loans were all extended to January 2, 2002.

    In addition, if, following the Effective Time, the termination of any former Continental employee's employment with U S WEST results in the acceleration of the vesting of an award under any RSPA or the forgiveness of a loan related to an RSPA pursuant to a Tax Liability Financing Agreement (other than as a result of termination of employment by reason of the employee's death or disability) and as a result of such acceleration, either (i) the employee becomes subject to an excise tax (the "Excise Tax") under Section 4999 of the Code that such employee would not have been subject to without the occurrence of such acceleration or (ii) the amount of the Excise Tax imposed on such employee is greater than the amount of the Excise Tax that would have been imposed without the occurrence of such acceleration, U S WEST has, under the Merger Agreement, agreed to pay an amount to the employee to reimburse the employee for the Excise Tax or the amount of the additional Excise Tax, as the case may be, and for any Federal, state or local income tax or any additional excise tax under Section 4999 of the Code payable because of the reimbursement payments made by U S WEST.

    All of Continental's executive officers entered into such amendments to their outstanding RSPAs and the related Tax Liability Financing Agreements. In addition, Mr. Cooper and Ms. Hawthorne purchased additional shares of restricted stock under the February 28, 1996 RSPA and will receive loans under the related Tax Liability Financing Agreements.

                              THE SPECIAL MEETING

MATTERS TO BE DISCUSSED AT THE SPECIAL MEETING

    At the Special Meeting or any adjournments or postponements thereof, holders of shares of Continental Voting Stock will be asked to approve and adopt the following proposals: (i) the approval and adoption of the Merger Agreement; (ii) the approval and adoption of the Charter Amendments; (iii) the election of four Class A Directors; and (iv) the ratification of the appointment by the Continental Board of Deloitte & Touche LLP as Continental's independent public accountants for the current fiscal year ending December 31, 1996.

    THE CONTINENTAL BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE CHARTER AMENDMENTS AND EACH OF THE OTHER PROPOSALS, BELIEVES THAT APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, THE CHARTER AMENDMENTS AND EACH OF THE OTHER PROPOSALS IS IN THE BEST INTERESTS OF CONTINENTAL AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT CONTINENTAL'S STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, THE CHARTER AMENDMENTS AND EACH OF THE OTHER PROPOSALS.

RECORD DATES; STOCK ENTITLED TO VOTE; QUORUM

    The Record Date for the determination of shares of those holders of Continental Voting Stock entitled to notice of, and to vote at, the Special Meeting is September 20, 1996. Only holders of record of shares of Continental Voting Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof. As of the Record Date, there were outstanding 38,994,507 shares of Class A Common Stock held by 630 holders of record, 109,424,371 shares of Class B Common Stock held by 351 holders of record, and 1,142,858 shares of Continental Preferred Stock, held by six holders of record. The holders of Class A Common Stock are entitled to one vote per share, and the holders of Class B Common Stock are entitled to 10 votes per share. The holders of the Continental Preferred Stock currently vote as a single class, together with the holders of Class B Common Stock, as if they had converted their shares into Class B Common Stock. Each share of Continental Preferred Stock is convertible into 25 shares of Class B Common Stock. Since each share of Class B Common Stock is entitled to 10 votes, each share of Continental Preferred Stock is entitled to 250 votes.

    The presence in person or by proxy of shares representing a majority of votes (709,476,360 votes) entitled to be cast by holders of Continental Voting Stock issued and outstanding and entitled to vote as of the Record Date is required to constitute a quorum for the transaction of business at any meeting of stockholders. Abstentions and broker non-votes are included in the determination of the number of shares of Continental Voting Stock present and voting.

REQUIRED VOTES

    The affirmative vote of a majority of the votes (709,476,360 votes) of holders of the outstanding shares of the Continental Voting Stock, voting together as a class, is required for approval and adoption of the Merger Agreement. The affirmative vote of (i) 66 2/3% of the votes (945,968,478 votes) of holders of the outstanding shares of the Continental Voting Stock, voting together as a class, (ii) a majority of the votes of holders of the outstanding shares of Class A Common Stock, voting as a separate class, and (iii) a majority of the votes of holders of the outstanding shares of Class B Common Stock and Continental Preferred Stock, voting together as a separate class, is required for approval and adoption of the Consideration Charter Amendment. The affirmative vote of (i) 66 2/3% of the votes of holders of the outstanding shares of Continental Voting Stock, voting together as a class, and (ii) a majority of the votes of holders of the outstanding shares of Class B Common Stock and Continental Preferred Stock, voting together as a separate class, is required for approval and adoption of the Conversion Charter Amendment. The affirmative vote of a plurality of the votes cast by holders of Continental Voting Stock at the Special Meeting, voting together as a class, is required to elect Directors. The affirmative vote of a majority of the votes cast by holders of Continental Voting Stock at the Special Meeting, voting together as a class, is required to ratify the appointment of Continental's independent public accountants.
Abstentions and broker non-votes are considered present for purposes of determining a quorum. Abstentions and broker non-votes do not affect the election of the Directors or ratification of accountants. Abstentions and broker non-votes will have the same effect as a vote against the Merger Agreement and the Charter Amendments.

    In connection with the execution of the Merger Agreement, U S WEST and certain stockholders of Continental entitled to exercise voting power with respect to an aggregate of 83,807,275 shares of Class B Common Stock (treating the Continental Preferred Stock as if it were converted into Class B Common
Stock) and 462,249 shares of Class A Common Stock, which in the aggregate represent approximately 59.1% of the voting power of the Continental Voting Stock, entered into the Stockholders' Agreement, pursuant to which such Continental stockholders agreed, among other things, to vote all of their shares of Continental Voting Stock (and granted to U S WEST their proxies to vote all such shares) (i) in favor of the adoption of the Merger Agreement, (ii) in favor of the adoption of the Consideration Charter Amendment, (iii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Continental under the Merger Agreement, and (iv) against any proposal for any merger, consolidation, recapitalization, sale of assets, business combination, or other material change in Continental's corporate structure or business that is inconsistent with or that would, or is reasonably likely to, directly or indirectly, impede, interfere with or attempt to discourage the Merger or any other transactions contemplated by the Merger Agreement.

    Each Proposal shall be voted upon separately by the Continental stockholders entitled to vote at the Special Meeting. Consummation of the Merger is conditioned upon adoption of both the Merger Agreement and the Consideration Charter Amendment by the stockholders of Continental. In the event the Consideration Charter Amendment is not adopted by the requisite vote of Continental's stockholders at the Special Meeting, Continental is required to call another meeting of its stockholders to seek such adoption. See "The Merger Agreement -- Certain Covenants -- Meetings of Continental Stockholders." In such event, certain holders of Class B Common Stock that are parties to the Stockholders' Agreement have agreed to convert their shares of Class B Common Stock into Class A Common Stock and vote such shares of Class A Common Stock in favor of adoption of the Consideration Charter Amendment. See "Ancillary Agreements -- Stockholders' Agreement." If the Conversion Charter Amendment is adopted by the requisite vote of Continental's stockholders at the Special Meeting but the Consideration Charter Amendment is not so adopted at the Special Meeting, the Conversion Charter Amendment will not be effected until the Consideration Charter Amendment is adopted and effected.

SOLICITATION AND VOTING OF PROXIES

    Stockholders of record on the Record Date are entitled to cast their votes, in person or by properly executed proxy, at the Special Meeting. All shares represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting and not properly revoked will be voted at the Special Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR approval of the Proposals. The Continental Board does not know of any matters, other than the matters described in the Notice of Special Meeting attached to this Proxy Statement, that will come before the Special Meeting.

    If a quorum is not present at the time the Special Meeting is convened, or if for any other reason Continental believes that additional time should be allowed for the solicitation of proxies or for the satisfaction of conditions to the Merger or the transactions contemplated thereby, Continental may adjourn the Special Meeting with a vote of the holders of a majority of the voting power represented by the Continental Voting Stock present at such meeting. If Continental proposes to adjourn the Special Meeting, the persons named in the enclosed proxy card will vote all shares for which they have voting authority in favor of such adjournment.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted in the following manner. Proxies may be revoked by (i) filing with the Secretary of Continental, at or before the Special Meeting, a written notice of revocation bearing a date later than the date of the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of Continental at or before the Special Meeting or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be sent to Continental Cablevision, Inc., c/o Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts 02109, Attention: Robert B. Luick, Secretary.

    Proxies are being solicited by and on behalf of the Continental Board. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement (except for printing costs, which will be shared with U S WEST), will be borne by Continental. In addition to solicitation by use of the mails, proxies may be solicited by Directors, officers and employees of Continental in person or by telephone, telegram or other means of communications. Such Directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of Continental Voting Stock held of record by such persons, and Continental may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

OWNERSHIP OF CONTINENTAL SECURITIES

    The following table provides information as of September 20, 1996, with respect to the shares of Continental Common Stock and the Continental Preferred Stock beneficially owned by (i) each person known by Continental to own more than 5% of the outstanding Continental Common Stock or Continental Preferred Stock, (ii) each Director of Continental, (iii) each executive officer required to be identified in the Summary Compensation Table of Continental and (iv) all Directors and executive officers of Continental as a group. The number of shares beneficially owned by each Director or executive officer is determined according to the rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has the right to acquire within 60 days of September 20, 1996 through the exercise of an option, conversion feature or similar right. Except as noted below, each holder has sole voting and investment power with respect to all shares of Continental Common Stock or Continental Preferred Stock listed as owned by such person or entity.

                                                                                NUMBER OF
                                                  NUMBER OF                     SHARES OF   PERCENTAGE OF
                                                  SHARES OF                     SERIES A     OUTSTANDING
                                                    COMMON     PERCENTAGE OF    PREFERRED     SHARES OF
                                                  STOCK (1)     OUTSTANDING     STOCK (2)     SERIES A
                                                 BENEFICIALLY    SHARES OF     BENEFICIALLY   PREFERRED     AGGREGATE
NAME                                                OWNED       COMMON STOCK      OWNED         STOCK      VOTING POWER
-----------------------------------------------  ------------  --------------  -----------  -------------  ------------
Amos B. Hostetter, Jr. (3).....................    45,207,362       30.46%             --           --          31.86%
Timothy P. Neher (4)...........................     1,673,662        1.13              --           --           1.18
William T. Schleyer............................       766,200        *                 --           --          *
Roy F. Coppedge III (5)........................     7,514,075        5.06              --           --           5.00
Stephen Hamblett...............................       185,130        *                 --           --          *
Jonathan H. Kagan (6)..........................    28,571,450       16.14       1,142,858       100.00%         20.14
Robert B. Luick (7)............................       229,575        *                 --           --          *
Henry F. McCance (8)...........................       258,125        *                 --           --          *
Trygve E. Myhren...............................        36,390        *                 --           --          *
Lester Pollack (6).............................    28,571,450       16.14       1,142,858       100.00          20.14
Michael J. Ritter..............................       589,150        *                 --           --          *
Vincent J. Ryan (9)............................     5,719,825        3.85              --           --           4.03
Jeffrey T. DeLorme.............................       391,525        *                 --           --          *
Ronald H. Cooper...............................       209,275        *                 --           --          *
Nancy Hawthorne................................       239,325        *                 --           --          *
Directors and Executive Officers as a Group (15
 persons) (6)..................................    91,591,069       51.75       1,142,858       100.00          64.11
H. Irving Grousbeck (10).......................    10,033,000        6.76              --           --           7.07
Boston Ventures Company Limited Partnership III
  Boston Ventures Limited Partnership III
   (11)........................................     3,034,525        2.04              --           --           2.14
  Boston Ventures Limited Partnership IIIA
   (11)........................................       799,825        *                 --           --          *
Boston Ventures Company Limited Partnership IV
  Boston Ventures Limited Partnership IV
   (11)........................................     2,381,725        1.60              --           --           1.39
  Boston Ventures Limited Partnership IVA
   (11)........................................     1,298,000        *                                          *
                                                                    -----      -----------      ------          -----
    Total as a group...........................     7,514,075        5.06              --           --           5.00
LFCP Corp. and Corporate Advisors, L.P. (12)
  Corporate Partners, L.P. (12)................    18,223,825       10.94         728,953        63.78          12.84
  Mellon Bank, N.A. as Trustee for First Plaza
   Group Trust (12)(13)........................     4,285,725        2.81         171,429        15.00           3.02
  The State Board of Administration of Florida
   (12)........................................     1,902,100        1.27          76,084         6.66           1.34
  Vencap Holdings (1992) Pte Ltd (12)..........     1,785,700        1.19          71,428         6.25           1.26
Corporate Offshore Partners, L.P. (12).........     1,302,675        *             52,107         4.56          *
ContCable Co-Investors, L.P. (12)..............     1,071,425        *             42,857         3.75          *
                                                 ------------       -----      -----------      ------          -----
    Total as a group...........................    28,571,450       16.14%(14)  1,142,858       100.00%         20.14%

------------------------------
  * Less than 1% of class.

 (1) The Continental Common Stock includes Class A Common Stock, which has one vote per share, and Class B Common Stock, which has ten votes per share. As the number of shares of Class A Common Stock currently represents 26.27% of the Continental

    Common Stock and approximately 3.44% of the voting power of the Continental Common Stock, the Class A Common Stock has not been shown as a separate class of stock, but rather Continental Common Stock has been treated as one class. Every greater than 5% beneficial owner of Class B Common Stock would be a greater than 5% beneficial owner of Class A Common Stock.

 (2) Under the rules for determining beneficial ownership promulgated by the Commission, each holder of Continental Preferred Stock is deemed to own currently that number of shares of Continental Common Stock into which the Continental Preferred Stock is convertible. Each share of the Continental Preferred Stock is presently convertible into Continental Common Stock on a 25-for-one basis. The table therefore shows the number of shares of Continental Preferred Stock owned by each holder in the column for the Continental Preferred Stock and includes that number of shares in the column for Continental Common Stock into which the Continental Preferred Stock would be convertible.

 (3) Mr. Hostetter has shared voting and investment power as to 42,843,550 shares of Continental Common Stock held by the Amos B. Hostetter, Jr. 1989 Trust of which Messrs. Hostetter and Neher are the sole trustees. Mr. Hostetter has shared voting and investment power as to a further 446,400 shares of Continental Common Stock; as to 223,200 of such shares, he disclaims beneficial ownership. Additionally, Mr. Hostetter disclaims beneficial ownership of 550,000 shares of Continental Common Stock with respect to which his wife acts as a trustee with Mr. Neher and 49,075 shares of Continental Common Stock held by him as custodian for five minor children. The shares listed in the table as being beneficially owned by Mr. Hostetter include those as to which Mr. Hostetter has shared voting and/or investment power and those as to which Mr. Hostetter disclaims beneficial ownership. Mr. Hostetter's address is The Pilot House, Lewis Wharf, Boston, Massachusetts 02110.

 (4) Mr. Neher has shared voting and investment power as to 550,000 shares of Continental Common Stock with respect to which he acts as a trustee with Mrs. Hostetter, and as to 42,843,550 shares of Continental Common Stock with respect to which he acts as a trustee with Mr. Hostetter. Mr. Neher disclaims beneficial ownership as to such shares, and the table does not indicate such shares as being beneficially owned by Mr. Neher. See footnote
    (3) above. Additionally, Mr. Neher disclaims beneficial ownership as to 165,000 shares with respect to which he acts as trustee and 55,000 shares held by his wife as custodian for their children, which are included in the table as being beneficially owned by Mr. Neher.

 (5) All the shares listed in the table as beneficially owned by Mr. Coppedge are held by the four limited partnerships described in footnote (11) below. Mr. Coppedge, a partner of each of the general partners of the limited partnerships and a Director of Boston Ventures Management, Inc., which manages the investments of the four limited partnerships, has shared voting and investment power as to these shares. Mr. Coppedge is entitled to beneficial ownership of an indeterminate number of these shares and disclaims beneficial ownership as to the balance. Mr. Coppedge's address is c/o Boston Ventures Management, Inc., 21 Custom House Street, Boston, Massachusetts 02110.

 (6) All shares listed in the table as being beneficially owned by Mr. Pollack and Mr. Kagan are beneficially owned by Corporate Advisors L.P. ("Corporate Advisors"). See footnote (12) below. Mr. Pollack may be deemed to have shared voting and investment power over such shares as the Chairman and Treasurer and as a Director of LFCP Corp., and Mr. Kagan may be deemed to have shared voting and investment power over such shares as the President of LFCP Corp. LFCP Corp. is the sole general partner of Corporate Advisors and a wholly owned subsidiary of Lazard. Mr. Pollack and Mr. Kagan are both Managing Directors of Lazard. Mr. Pollack's and Mr. Kagan's address is c/o Corporate Advisors, L.P., 30 Rockefeller Plaza, New York, New York 10020. Mr. Pollack and Mr. Kagan disclaim beneficial ownership of all such shares.

 (7) The shares listed in the table as being beneficially owned by Mr. Luick include 73,800 shares owned by Mr. Luick's daughter and 37,500 shares with respect to which she acts as trustee for Mr. Luick's grandchildren. Mr. Luick disclaims beneficial ownership of these shares.

 (8) The shares listed in the table as being beneficially owned by Mr. McCance include 225,000 shares held by Greylock Limited Partnership, of which Mr. McCance is a general partner. Mr. McCance has shared voting and investment power as to these shares, is entitled to beneficial ownership of an indeterminate number of these shares and disclaims beneficial ownership as to the balance. Of the remaining shares, Mr. McCance disclaims beneficial ownership as to 12,500 shares with respect to which his wife acts as trustee for his daughter and 12,500 shares held by his daughter.

 (9) Mr. Ryan holds 131,125 shares of Continental Common Stock. The remaining shares of Continental Common Stock listed in the table as being beneficially owned by Mr. Ryan are held by Schooner Capital Corporation (and its subsidiaries), over which Mr. Ryan has shared voting and investment power as the Chairman and principal stockholder.

(10) All of these shares are subject to the Stock Liquidation Agreement pursuant to which Mr. Grousbeck must sell such shares to Continental in either 1998 or 1999. See "Description of Continental -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- 1998-1999 Share Repurchase Program." Mr. Grousbeck's address is Room 382, Graduate School of Business, Stanford University, Stanford, California 94305.

(11) These four limited partnerships may be deemed to be a "group" of persons acting together for the purpose of acquiring, holding, voting or disposing of shares of Continental Common Stock. Boston Ventures Company Limited
    Partnership III ("BV Co. III"), as the sole general partner of each of Boston Ventures Limited Partnership III and Boston Ventures Limited Partnership IIIA, is deemed to be the beneficial owner of the shares held by such limited partnerships and to have shared voting and investment power with respect to such shares. Boston Ventures Company Limited Partnership IV ("BV Co. IV"), as the sole general partner of each of Boston Ventures Limited Partnership IV and Boston Ventures Limited Partnership IVA, is deemed to be the beneficial owner of the shares held by such limited partnerships and to have shared voting and investment power with respect to such shares. BV Co. III disclaims beneficial ownership of the shares beneficially owned by BV Co. IV; and BV Co. IV disclaims beneficial ownership of the shares beneficially owned by BV Co. III. Mr. Coppedge may be deemed to beneficially own all such shares. See footnote (5).

(12) These stockholders may be deemed to be a "group" of persons acting together for the purpose of acquiring, holding, voting or disposing of shares of Continental Preferred Stock. Corporate Advisors, as the general partner of Corporate Partners, L.P. ("Corporate Partners") and Corporate Offshore Partners, L.P. ("Corporate Offshore Partners"), has sole voting and investment power as to the shares held by them. Corporate Advisors serves as investment manager over a certain investment management account for The State Board of Administration of Florida ("SBA") and has sole voting and dispositive power with respect to the shares of Continental Preferred Stock held by SBA. Pursuant to the Co-Investment Agreement dated as of April 27, 1992 (the "Co-Investment Agreement") by and among Corporate Advisors, Corporate Partners, Corporate Offshore Partners, First Plaza Group Trust ("FPGT"), Vencap Holdings (1992) Pte. Ltd. ("Vencap") and ContCable Co-Investors, L.P. ("ContCable"), Corporate Advisors has sole voting and dispositive power with respect to the shares held by Vencap and ContCable. The address of Corporate Advisors, Corporate Partners, Corporate Offshore Partners, FPGT, SBA, ContCable and Vencap is: c/o Corporate Advisors, L.P., 30 Rockefeller Plaza, New York, New York 10020. See footnote (6) above.

(13) Mellon Bank, N.A. acts as the trustee for FPGT, a trust under and for the benefit of certain employee benefit plans of General Motors Corporation and its subsidiaries. The shares listed in the table may be deemed to be beneficially owned by General Motors Investment Management Corporation ("GMIMC"), a wholly owned subsidiary of General Motors Corporation. GMIMC's principal business is providing investment advice and investment management services with respect to the assets of certain employee benefit plans of General Motors Corporation and its subsidiaries and with respect to the assets of certain direct and indirect subsidiaries of General Motors Corporation and associated entities. GMIMC is serving as FPGT's investment manager with respect to these shares and, in that capacity, it has the sole power to direct Mellon Bank, N.A. as to the voting and disposition of these shares. Because of its limited role as trustee, Mellon Bank, N.A. disclaims beneficial ownership of these shares. Pursuant to the Co-Investment Agreement, FPGT is obligated, subject to its fiduciary duties under the Employee Retirement Income Security Act of 1974, as amended, (i) to transfer shares held by it only in a transaction in which the other parties to the Co-Investment Agreement participate on a pro rata basis and (ii) to exercise all voting and other rights with respect to such shares in the same manner as is done by Corporate Advisors on behalf of Corporate Partners and Corporate Offshore Partners.

(14) The percentage ownership for the group assumes the conversion of shares of Continental Preferred Stock into Continental Common Stock by all members of the group. The percentage ownership for each individual member of the group assumes conversion by only that stockholder.

                                   THE MERGER

GENERAL BACKGROUND OF THE MERGER

    The cable television industry has undergone significant changes in the last several years due to technological advances, expanded service offerings and a new regulatory structure. The passage in February 1996 of the Telecommunications Act of 1996 (the "1996 Telecommunications Act") fundamentally altered the landscape in the telecommunications industry by establishing a pro-competitive, deregulatory policy framework for both video and telecommunications services. As a result of technological advances and the reduction of regulatory barriers, the traditional services provided by cable television operators are expanding beyond video programming to include enhanced video, high-speed data, telephony and other telecommunications services. In addition, the telecommunications industry, including the cable television and telephony industries, has been, and continues to be, in a period of consolidation characterized by mergers, joint ventures, acquisitions, cable system exchanges and similar transactions. In order to capitalize on the demands for new services and to counter increasing competitive pressures, Continental embarked upon a strategy to deploy technologically advanced broadband networks capable of delivering these new services and to expand its nationwide operating scale through strategic acquisitions. As a result, Continental determined that it would need to broaden its financial resources in order to access the capital necessary to implement such a strategy. Accordingly, over the past two years, Continental has considered various ways to raise capital and position itself to compete effectively against the growing field of large, well-capitalized companies in the telecommunications industry. During this period, Continental, among other things, conducted discussions with various regional Bell operating companies and interexchange carriers regarding possible investments in, or strategic alliances with, Continental.

    PRIOR NEGOTIATIONS WITH U S WEST AND OTHER PARTIES. Commencing in the spring of 1994, representatives of Continental met with representatives from U S WEST several times to discuss possible strategic relationships, including a possible minority investment by U S WEST in Continental pursuant to which U S WEST would have had the right to call, and Continental would have had the right to put to U S WEST, the remaining non-U S WEST-owned interest in Continental at certain future times. After extensive negotiations, which involved the exchange of financial and other due diligence information, the parties failed to reach agreement on the proposed investment and considered instead a direct business combination of Continental with U S WEST. The parties were again unable to reach agreement on the terms that would govern such a transaction, resulting in the termination of negotiations in March 1995.

    Throughout 1995, Continental weighed alternative transactions designed to fund its strategy to (i) rebuild and upgrade its systems to create advanced hybrid fiber-optic and coaxial cable networks that would serve as the infrastructure for the provision of enhanced video, high-speed data, telephony and other telecommunications services, and (ii) expand its nationwide operating scale through acquisitions, including possible strategic alliances with the various regional Bell operating companies and interexchange carriers, none of which resulted in a specific proposal. Continental filed a registration statement in October 1995 for a public offering of up to $345 million in aggregate amount of Continental Class A Common Stock and placed in December 1995 $600 million in principal amount of its 8.30% Senior Notes Due 2006. During December 1995, Continental also entered into negotiations with a telecommunications company as well as several private investors to make an approximate $1 billion investment in Continental in the form of convertible preferred stock. See "-- Recommendation of the Continental Board; Continental's Reasons for the Merger -- Alternative Transactions."

    NEGOTIATIONS OF THE MERGER. During December 1995, Continental and U S WEST again initiated preliminary discussions concerning a possible business combination. In early January 1996, representatives of Continental's senior management provided U S WEST with certain updated financial and operating information of Continental. Over the course of the next two weeks, Timothy P. Neher, Vice Chairman of Continental, and Pearre A. Williams, Vice President -- U S WEST Media Group, conducted several meetings in person and engaged in numerous telephone conversations during which they discussed possible variations by which a merger of the two companies could be accomplished. During these conversations and meetings, the discussions focused principally on four issues: (i) the valuation of Continental, (ii) the valuation of the Media Stock, (iii) the type of securities that U S WEST would issue in exchange for

Continental Common Stock and (iv) the type of exchange ratio that would be used, including whether it would be a fixed or floating exchange ratio. No agreement was reached, and no further discussions took place for an approximate ten-day period.

    During the last week of January 1996, negotiations resumed in which the parties discussed various alternative combinations of consideration and exchange ratios, including a proposal pursuant to which (i) the exchange ratio for determining the number of shares of Media Stock to be issued would not be fixed,
(ii) the Continental Common Stock would be valued at $30.00 per share, (iii) the Media Stock would be valued based on its average trading price at the time of the Merger with a price-protection mechanism or "collar" with a mid-point price of $24.50 per share of Media Stock and (iv) the merger consideration would be paid in the form of $1 billion in cash, $1 billion in a new, market-rate convertible preferred stock of U S WEST and the remainder in shares of Media Stock. A meeting was held on February 2, during which other issues regarding the integration of the two companies and their management teams were discussed. Amos Hostetter, Jr., the Chairman of the Board and Chief Executive Officer of Continental, Richard D. McCormick, the Chairman of the Board, Chief Executive Officer and President of U S WEST, and Charles M. Lillis, the Executive Vice President of U S WEST and President and Chief Executive Officer of the Media Group, were in attendance, in addition to Messrs. Neher and Williams. The parties determined that discussions relating to the proposed business combination had advanced to a point where the parties should proceed to negotiate definitive pricing terms and documentation.

    Over the next two weeks, numerous discussions between the parties and their respective financial advisors transpired regarding the details of the Merger and each of Continental and U S WEST conducted further due diligence reviews of the other party. On February 13, Messrs. Hostetter, Neher, McCormick, Lillis and Williams met and discussed the economic terms and conditions of the Merger. Later that day Messrs. Neher and Williams further discussed, by telephone, the proposed structure, terms and conditions of the Merger.

    The Continental Board held a regularly scheduled meeting on February 15, 1996 attended by all of the members of the Continental Board, certain members of Continental senior management and representatives from Sullivan & Worcester LLP ("Sullivan & Worcester"), Continental's legal advisor, at which Messrs. Hostetter and Neher presented the then-current status of the negotiations with U S WEST, including a discussion of the structure of the proposed business combination, the proposed consideration to be paid to each of the holders of Class A Common Stock and Class B Common Stock, the conditions to closing the Merger and the termination rights of each of the parties. Messrs. Hostetter and Neher also discussed the capital raising alternatives that had been pursued by management in the prior two years, including possible strategic alliances with other regional Bell operating companies and interexchange carriers, a public offering of Continental Common Stock and private placements of equity securities. A special meeting to further discuss and evaluate the proposed Merger was scheduled for February 26, 1996.

    During the week after the February 15th Continental Board meeting, Continental, U S WEST and their financial and legal representatives negotiated the definitive terms of the Merger. In the course of negotiating the documentation for the Merger, Continental and U S WEST were advised by their respective legal advisors that the Merger could not be consummated without jeopardizing the tax-free status of the Providence Journal Merger Transactions unless the former Providence Journal stockholders who received Class A Common Stock in the Providence Journal Merger were precluded from receiving cash consideration in the Merger. The Providence Journal Company, the successor to Providence Journal Company in the spin-off that preceded the Providence Journal Merger, also informed Continental that it would withhold its consent to the Merger, which was a prerequisite to Continental's entering into a merger agreement with U S WEST pursuant to the terms of the merger agreement for the Providence Journal Merger, unless the tax-free status of the Providence Journal Merger Transactions was safeguarded by ensuring that cash consideration was not paid in the Merger to the holders of Class A Common Stock. As a result, Continental and U S WEST agreed that only holders of Class B Common Stock would receive cash in the Merger. Continental and U S WEST also agreed that the Consideration Charter Amendment would be a condition to the consummation of the Merger in order to ensure that holders of Class A Common Stock could receive consideration different from holders of Class B Common Stock. During this period, U S WEST also proposed a stockholders' agreement pursuant to which certain significant stockholders of Continental would contractually agree, among other things, to vote in favor of the Merger. Messrs. Hostetter and Neher agreed to enter such stockholders' agreement and contacted representatives of Corporate Advisors, L.P., Boston Ventures Management, Inc. and Schooner Capital Corporation, each of which is a substantial stockholder of Continental with a representative on the Continental Board, regarding their willingness to enter into such a stockholders' agreement.

    U S WEST also requested that, because the consummation of the Merger would be contingent on the approval of the Consideration Charter Amendment by the holders of the Class A Common Stock, Mr. Hostetter contractually agree to convert a sufficient number of his shares of Class B Common Stock into Class A Common Stock to ensure stockholder approval of the Consideration Charter Amendment at a subsequent meeting of the Continental stockholders in the event that current holders of Class A Common Stock failed to approve the Consideration Charter Amendment at the initial meeting of the Continental stockholders called to approve the Merger and the Consideration Charter Amendment. Mr. Hostetter agreed to this undertaking, among other provisions in the Stockholders' Agreement, that would be binding upon him and not the other parties to the agreement.

    On February 21 and 22, 1996, Messrs. Neher and Williams had final meetings to resolve remaining open business issues that arose during the preparation and negotiation of final documentation.

    FEBRUARY 26 AND 27, 1996 CONTINENTAL BOARD MEETINGS. On February 26, 1996, the entire Continental Board met again to consider the proposed merger agreement and other ancillary agreements and the transactions contemplated thereby, including the proposed consideration to be paid to Continental stockholders. Mr. Hostetter and other members of Continental management, representatives of Sullivan & Worcester, Chadbourne & Parke LLP, special counsel to Continental,
Lazard,  Continental's  investment banker  and  financial advisor,  and  Allen &
Company, retained by Continental solely to evaluate the fairness of the consideration to be paid to the holders of the Class A Common Stock, made presentations to the Continental Board and discussed with the Continental Board their views and analyses of various aspects of the proposed transactions. The Continental Board reviewed and discussed, among other things, (i) the background of the proposed transactions; (ii) Continental's strategic alternatives; (iii) financial and valuation analyses of the transactions; (iv) the terms of the proposed merger agreement, the stockholders' agreement, and the Series D Preferred Stock; (v) regulatory and tax aspects of the Merger; (vi) the proposal that holders of Class A Common Stock be precluded from receiving cash consideration in the Merger in order to protect the tax-free nature of the Providence Journal Merger Transactions and (vii) other matters described below under "-- Recommendation of the Continental Board; Continental's Reasons for the Merger." Lazard rendered its oral opinion (subsequently confirmed in writing) that, based upon the matters presented to the Continental Board and as set forth in its opinion, as of such date, the consideration to be received by the stockholders of Continental pursuant to the Merger was fair to the stockholders of Continental from a financial point of view. Allen & Company also rendered its oral opinion (subsequently confirmed in writing) that, based upon the matters presented to the Continental Board and as set forth in its opinion, as of such date, the consideration to be received by the holders of Class A Common Stock pursuant to the Merger was fair to such holders from a financial point of view.

    On February 27, 1996, the meeting of the Continental Board reconvened by telephone and, after further deliberation, the Continental Board unanimously approved the original terms of the Merger Agreement and the ancillary agreements presented to them and the transactions contemplated thereby and authorized the execution of the Merger Agreement. The Providence Journal Company executed a consent to the Merger on February 27, 1996.

    ORIGINAL CALCULATION PRICE. As executed on February 27, 1996, the Merger Agreement provided that the calculation price used to determine the number of shares of Media Stock to be issued in the Merger (the "Original Calculation Price") would be determined in the following manner: if the average of the volume-weighted average sale price of the Media Stock as shown on the Composite Tape for 20 trading days selected by lot from the 30 trading days ending on the fourth trading day prior to the Closing Date (the "Determination Price") was greater than or equal to $20.825 (the "Floor Price") and less than or equal to $28.175 (the

"Cap Price"), the number of shares of Media Stock to be issued in the Merger would be based upon the Determination Price. If the Determination Price was less than the Floor Price, U S WEST would have the option to increase the number of shares of Media Stock to be issued in the Merger to a number based upon such Determination Price. If, under such circumstances U S WEST did not elect to so increase the number of shares of Media Stock to be issued in the Merger, the Continental Board would have had the right to either terminate the Merger Agreement (in which event Continental would have had the right to require U S WEST to purchase $282.5 million in aggregate amount of a newly created class of Continental preferred stock) or to consummate the Merger (in which event the number of shares of Media Stock to be issued in the Merger would have been based upon the Floor Price). If the Determination Price was greater than the Cap Price, Continental would have had the option to decrease the number of shares of Media Stock to be issued in the Merger to a number based upon such Determination Price. If, under such circumstances Continental did not elect to so decrease the number of shares of Media Stock to be issued in the Merger, the U S WEST Board would have had the right to either terminate the Merger Agreement or to consummate the Merger (in which event the number of shares of Media Stock to be issued in the Merger would have been based upon the Cap Price). The Original Calculation Price would also have been used for determining the Conversion Rate of the Series D Preferred Stock.

    On February 26, 1996, the trading day prior to the announcement of the Merger, the closing sales price of the Media Stock, as reported on the Composite Tape, was $22.125. At its February 26 meeting, the Continental Board discussed the fact that the "collar" described above had a mid-point range of $24.50 per share of Media Stock, which was higher than the then-current market price of the Media Stock or any price at which the Media Stock had traded since its issuance in October 1995. The Continental Board considered Lazard's explanation that, all things being equal, during the period before the closing of the Merger, appreciation in the Media Stock could be expected to result from (i) the "seasoning" of the Media Stock as growth-oriented investors replace more risk-averse, dividend-oriented investors in owning the Media Stock, (ii) the anticipation of the integration of Continental and its management team into the Media Group, (iii) the anticipation of the creation of a broad-based and better-capitalized Media Group through the Merger, and (iv) certain other developments; however, such appreciation would be by no means certain and would be subject to risks, including, without limitation, those relating to overall market and industry conditions, regulatory uncertainties, material adverse changes in the business, operations or financial condition of the Media Group and general economic conditions.

    FEBRUARY 26, 1996 U S WEST BOARD MEETING. On February 26, 1996, the U S WEST Board met to consider the Merger Agreement and ancillary agreements and the transactions contemplated thereby and unanimously approved the terms of the Merger Agreement and the ancillary agreements presented to them and the transactions contemplated thereby and authorized the execution and delivery thereof.

    JUNE 1996 AMENDMENTS TO MERGER AGREEMENT. In May 1996, U S WEST requested that the Merger Agreement be amended to permit the merger of Continental into a wholly owned subsidiary of U S WEST, rather than directly into U S WEST, on the condition that the Service issue a certain ruling in connection therewith. At a regularly scheduled Continental Board meeting held on May 16, 1996, the Continental Board determined that such a change would not affect the rights of Continental or its stockholders under the Merger Agreement and authorized Continental's senior officers to negotiate revisions to the Merger Agreement to reflect the revised merger structure. At the May 16th meeting, the Continental Board also discussed the Conversion Charter Amendment and proposed revisions to the stockholder election mechanism that would allow greater flexibility to the holders of Class B Common Stock in choosing the form of consideration that they would receive in the Merger. Under the Merger Agreement before it was amended, each holder of Class B Common Stock would have had a choice between receiving all cash or all stock (including both Media Stock and Series D Preferred Stock) as consideration for the shares of Class B Common Stock in the Merger, subject to proration. Continental's management proposed a change that would allow holders of Class B Common Stock to have a choice among: (i) a "standard" package, consisting of Media Stock, cash and Series D Preferred Stock in fixed percentages, (ii) an equity package consisting of Media Stock and Series D Preferred stock in fixed percentages, or (iii) a cash package consisting of 100% cash, subject, in the case of (ii) and (iii), to proration. The Continental Board agreed with management that this proposal was fair in that it afforded the Class B Common Stock holders greater flexibility and certainty as to the forms of the consideration to be received by them in the Merger. The revised stockholder election mechanism as set forth in the Merger Agreement was approved by a unanimous written consent of the Continental Board dated June 26, 1996. The Merger Agreement, as amended, was approved by the Executive Committee of the Continental Board on June 26, 1996 and executed on June 27, 1996.

    OCTOBER 1996 AMENDMENTS TO MERGER AGREEMENT. As executed on February 27, 1996, the Merger Agreement provided that U S WEST would not be required to consummate the Merger unless appropriate governmental authorities granted U S WEST at least a one-year period following the Merger, with an additional one-year period under a customary custodian or trustee arrangement, to dispose of cable television systems owned by Continental that are located in the Communications Group Region (the "In-Region Systems"). Following extensive negotiations with the United States Department of Justice (the "DOJ"), which was reviewing the proposed Merger for antitrust clearance, Continental and U S WEST concluded that U S WEST would be required to dispose of such systems within a shorter period.

    Following the execution of the Merger Agreement on February 27, 1996, the average closing price of the Media Stock for the trading days through October 8, 1996 was $18.46, with a high closing price on February 27, 1996 of $21.625 and a low closing price on July 16, 1996 of $15.625. In July and August 1996, Mr. Neher and Mr. Williams discussed fixing the Calculation Price below the Floor Price in order to remove any uncertainty as to the Merger not being consummated as a result of the trading price of the Media Stock. Mr. Neher and Mr. Williams also discussed whether or not to shorten the disposition period for the In-Region Systems required by the Merger Agreement. After several conversations Mr. Williams informed Mr. Neher that U S WEST was not willing to consummate the Merger at a Calculation Price less than the Floor Price. Mr. Williams also informed Mr. Neher that U S WEST was unwilling to amend the Merger Agreement to shorten the disposition period for the In-Region Systems unless agreement was also reached on fixing the Calculation Price at an agreeable level.

    The Continental Board held a regularly scheduled meeting on September 5, 1996 attended by all of the members of the Continental Board, certain members of the Continental senior management and representatives from Sullivan & Worcester, at which Mr. Neher described his discussions with U S WEST concerning the establishment of a fixed Calculation Price and the need to obtain a waiver as to the time period for the disposition of In-Region Systems in the Merger Agreement. The Continental Board concluded that negotiations to establish an acceptable fixed Calculation Price and to procure such waiver from U S WEST should be pursued.

    On September 17, 1996, Mr. Neher and Mr. Williams agreed to a Calculation Price of $21.00 and agreed to shorten the minimum divestiture period required for disposition of the In-Region Systems.

    Continental requested Lazard and Allen & Company to analyze the proposed amendments (the "Proposed October 1996 Amendments") and to advise the Continental Board as to the fairness of such amendments from a financial point of view to Continental's stockholders (in the case of Lazard) and to the holders of Class A Common Stock (in the case of Allen & Company).

    On October 1, 1996, the entire Continental Board met to consider the Proposed October 1996 Amendments. Mr. Hostetter and Mr. Neher, representatives of Sullivan & Worcester, Lazard and Allen & Company made presentations to the Continental Board and discussed with the Continental Board their views and analyses of the Proposed October 1996 Amendments. The Continental Board, among other things, reviewed and discussed (i) the reasons for the Merger considered at its meetings on February 26 and 27, 1996, (ii) financial and valuation analyses of the proposed amendment to the Calculation Price, and (iii) other matters described below under "Recommendation of the Continental Board; Continental's Reasons for the Merger." Lazard rendered its oral opinion (subsequently confirmed in writing) that, based upon the matters presented to the Continental Board and as set forth in its opinion, as of such date, the consideration to be received by the stockholders of Continental pursuant to the Proposed October 1996 Amendments to the Merger Agreement was fair to the stockholders of Continental from a financial point of view. Allen & Company also rendered its oral opinion (subsequently confirmed in writing) that, based upon the matters presented to the Continental Board and as set forth in its opinion, as of such date, the consideration to be received by the holders of Class A Common Stock pursuant to the Proposed October 1996 Amendments to the Merger Agreement was fair to such holders from a financial point of view.

    Following the deliberations, the Continental Board unanimously approved the Proposed October 1996 Amendments and the Conversion Charter Amendment.

RECOMMENDATION OF THE CONTINENTAL BOARD; CONTINENTAL'S REASONS FOR THE MERGER

    The Continental Board believes that the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, its stockholders. Accordingly, the Continental Board recommends that the stockholders of Continental vote FOR the approval of the Merger Agreement and the transactions contemplated thereby. The Continental Board, in reaching its determinations during the course of the Continental Board meetings on February 26 and 27, 1996, May 16, 1996, September 5, 1996 and October 1, 1996, considered the factors discussed below. In view of the wide variety of factors considered in connection with the evaluation of the Merger, the Continental Board did not find it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determinations.

    STRATEGIC ALLIANCE. The Continental Board reviewed presentations from, and discussed the proposed business combination with, senior executive officers of Continental and representatives of its legal counsel and financial advisors. The Continental Board agreed with management's view that, because of its highly clustered systems, the technical quality of its cable plant, its management expertise, its strong relationships within the cable industry and its reputation for quality service, Continental was well-positioned to form a strategic alliance with a well-capitalized partner such as U S WEST. A strategic alliance with U S WEST also enhanced Continental's strategy to expand in size and become technologically more advanced. Continental's management expressed the views that the combination of the Media Group's and Continental's systems would result in the type of highly clustered fiber-coaxial broadband network that is necessary for the delivery of enhanced video, high-speed data, telephony and other telecommunications services in the future and that the technical and management expertise of the two companies would enable the combined company to effectively deliver a broad range of services to an expanded customer base. The Continental Board also discussed the fact that the Media Group's cable properties included both its 25.51% interest in TWE, which manages cable television systems with approximately 11.4 million subscribers, and its Atlanta cable properties serving approximately 517,000 cable television subscribers, and that the Media Group has other businesses, including a domestic wireless venture and international cable and wireless investments. Continental's management indicated that size would be an important advantage in the new competitive environment in the telecommunications industry. The Continental Board concluded that a business combination between Continental and the Media Group would result in a combined enterprise that would be a strong presence in the telecommunications industry, both nationally and internationally. In making its determination, the Continental Board also considered the view expressed by Continental's management that the Merger would benefit those Continental stockholders who, through their continued equity interest in the Media Group, would participate in the value generated by the business combination. The Continental Board also observed that exploratory conversations regarding the possibility of a business combination between Continental and U S WEST had taken place between senior executive officers of the two companies on a number of occasions in the one and one-half years prior to the execution of the Merger Agreement on February 27, 1996 and that Continental's management was convinced that such a combination was the most viable transaction between Continental and a major telephone company and came at an opportune time due to rapid advances in technology and the fundamental realignment taking place in the telecommunications industry. See "-- General Background of the Merger."

    INCREASED FINANCIAL STRENGTH. The Continental Board considered Continental's need for future capital to fund its aggressive program of system rebuilds and upgrades and its financial commitments to joint ventures and other equity investments. See "Description of Continental -- Business -- U.S. Regulatory Strategy; Social Contract." The Continental Board concurred in the view expressed by Continental's management that large, well-capitalized enterprises will have a competitive advantage in the evolving telecommunications industry. The Continental Board concluded that, through the Merger, the combined

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
organization's ability to finance the strategic expansion of its systems should be greatly strengthened. In addition, as part of U S WEST, Continental will have access to financing alternatives that are currently unavailable to it, which is critical to its commitment to expand its broadband network.

    ALTERNATIVE TRANSACTIONS. The Continental Board agreed with management's view that, in light of the growing competitive pressures in the cable television and telecommunications industries, Continental needed to consider various capital-raising and business-combination transactions. At its February 26, 1996 meeting, the Continental Board reviewed several possible alternative transactions, including: (i) a public offering of Continental equity securities -- either common stock, preferred stock or a combination thereof -- in the range of $300-600 million; (ii) private investments by one or more large investors in Continental Common Stock or preferred stock, including a possible $1 billion investment by a prospective investor in convertible preferred stock; and (iii) a business combination or joint venture with another regional Bell operating company or an interexchange carrier. It was determined that neither a public nor private offering of equity securities would offer the benefits of a strategic alliance with U S WEST or result in a full realization of the value of
Continental because, (i) in the case of a public offering, the range of valuation multiples at which public cable companies were trading were lower than both the range of multiples that had been used in recent private market transactions involving cable companies and the valuation multiple that U S WEST used to value Continental and (ii) in the case of a private offering for a minority investment in Continental, the price per share offered by potential private investors had been lower than the $30 price per share ascribed to the Continental Common Stock in the Merger. In addition, a public offering or a private placement of its equity securities would have been insufficient to meet Continental's long-term capital needs necessitated by its rebuild and expansion strategy. With respect to a transaction with another regional Bell operating company or an interexchange carrier, Continental's management observed that despite its various discussions over the course of the past two years with many such companies, none had materialized into a realistic proposal. Continental's management also noted that a business combination with U S WEST would alleviate certain legal and regulatory issues that might arise in a possible business combination with another regional Bell operating company because U S WEST, unlike many of the other regional Bell operating companies, had telephone service areas that did not materially overlap with Continental's service areas. At its February 26, 1996 meeting, the Continental Board also considered the possibility of a regional liquidation of Continental's systems, which it rejected because, among other things, it carried the risk that Continental would be left with incongruous pieces of its cable business that would not be successful on a stand-alone basis and thus would not give stockholders an ongoing interest in a viable enterprise. Also, such a liquidation would have involved substantial tax issues. The Continental Board determined that, taking into account, among other things, applicable regulatory and financial considerations, no alternative transaction would be likely to offer the same immediate and long-term value to Continental stockholders as the Merger.

    CONTINENTAL'S BUSINESS, CONDITION AND PROSPECTS. In evaluating the terms of the Merger, the Continental Board reviewed, among other things, information with respect to the financial condition, results of operations and businesses of Continental, on both a historical and prospective basis, and current industry, economic and market conditions. The members of the Continental Board were generally familiar with and knowledgeable about Continental's affairs and further reviewed these matters in the course of their deliberations. In evaluating Continental's prospects, the Continental Board considered, among other things, the strengths of Continental's cable television business, including its nationwide operating scale, regional system clusters, technologically advanced broadband networks, strong management team, marketing expertise, commitment to customer service and community relations, leadership in regulatory and other industry matters and international investments, as well as the challenges facing the business, including increasing capital requirements, higher programming costs, competition from other cable operators, increased competition from Multi-channel, Multi-point Distribution Services and DBS operators and telephone companies and the difficulty of maintaining historical growth rates in such an environment.

    U S WEST'S BUSINESS, CONDITION AND PROSPECTS. The Continental Board also reviewed information presented by management and Lazard with respect to the financial condition, results of operations and businesses of U S WEST and, in particular, the Media Group. The Continental Board considered, among

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
other things, the Media Group's cable and telecommunications businesses and investments, its domestic and international wireless communications network businesses and its domestic and international directory and information services businesses, including its White and Yellow Pages directories, which generate substantial cash flow.

    THE TERMS OF THE MERGER AGREEMENT. The Continental Board discussed with senior executive officers of Continental and representatives from its legal and financial advisors the terms of the Merger Agreement, including, but not limited to, the amount and form of consideration, the degree of flexibility provided to Continental to conduct its business prior to closing the Merger, the fact that Continental's senior management would continue to manage the domestic cable operations of the combined enterprise, and the termination provisions. The Continental Board considered that, pursuant to the Merger Agreement, U S WEST may, in its sole discretion, increase the Cash Consideration Amount by up to $500 million and that any such increase would decrease the portion of the consideration consisting of shares of Media Stock paid to holders of Continental Common Stock in the Merger. The Continental Board also acknowledged that the adoption of the Proposed October 1996 Amendments would substantially increase the likelihood that the Merger would be consummated. The Continental Board considered the provisions of the Merger Agreement that (i) prohibit Continental and its subsidiaries, and their respective directors, officers, employees, and representatives from soliciting or encouraging any Acquisition Proposals by third parties, or, subject to the fiduciary duties of the Continental Board, from negotiating with any other parties with respect to an Acquisition Proposal and (ii) permit the Continental Board, in the exercise of its fiduciary duties, to terminate the Merger Agreement upon payment of a fee of $125.0 million (approximately 2.3% of the consideration to be paid pursuant to the Merger Agreement excluding the assumption of Continental's indebtedness and other liabilities). The Continental Board accepted the views of its legal advisors and Lazard that a 2.3% termination fee was within the range of fees payable in comparable transactions. The Continental Board reviewed the terms of the Stockholders' Agreement pursuant to which, among other things, Messrs. Hostetter and Neher, Corporate Advisors, L.P., Boston Ventures Management, Inc., and Schooner Capital Corporation, which together control 59.1% of the voting power of Continental's Voting Stock, would agree to grant U S WEST a proxy to vote their shares in favor of the transactions contemplated by the Merger Agreement.

    OPINION OF LAZARD. The Continental Board considered as favorable to its determination the oral opinion delivered by Lazard, subsequently confirmed in writing, that, as of the date of such opinion, the consideration to be received by the stockholders of Continental pursuant to the Merger was fair to the stockholders of Continental from a financial point of view. The Continental Board also considered the oral and written presentation made to it by Lazard. See "-- Opinions Considered by the Continental Board." A copy of the opinion of Lazard is attached as Annex II and is incorporated herein by reference.

    CHARTER AMENDMENTS. Continental's management and legal advisors informed the Continental Board that the Merger could be consummated only if the tax-free status of the Providence Journal Merger Transactions were not jeopardized thereby. The Continental Board was informed that (i) the consent of The
Providence Journal Company to the Merger, which was a prerequisite to Continental's entering into the Merger Agreement pursuant to the terms of the merger agreement for the Providence Journal Merger, would be withheld unless the former Providence Journal stockholders who received Class A Common Stock in the Providence Journal Merger were precluded from receiving cash consideration in the Merger and (ii) U S WEST was unwilling to proceed with the Merger unless cash was included as a portion of the Merger consideration and the tax-free status of the Providence Journal Merger Transactions was not jeopardized. Continental and its legal advisors determined that the Consideration Charter Amendment, together with the provisions in the Merger Agreement providing that the holders of Class A Common Stock would not receive cash consideration in the Merger, was the best vehicle for ensuring that the tax-free status of the Providence Journal Merger Transactions would not be affected by the Merger. The Continental Board discussed the provisions of the Stockholders' Agreement under which Mr. Hostetter would agree to convert a sufficient number of his shares of Class B Common Stock into Class A Common Stock to ensure stockholder approval of the Consideration Charter Amendment at a subsequent meeting of the Continental stockholders in the

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
event that current holders of Class A Common Stock failed to approve the Consideration Charter Amendment at the initial meeting of the Continental stockholders called to approve the Merger and the Consideration Charter Amendment. In reaching its determination that the holders of Continental Voting Stock vote for the approval and adoption of the Consideration Charter Amendment, the Continental Board also considered the oral opinion delivered by Allen & Company, subsequently confirmed in writing, that, as of the date of the such opinion, the consideration to be received by the holders of Class A Common Stock pursuant to the Merger and the Consideration Charter Amendment was fair to such holders from a financial point of view. The Continental Board also considered the oral and written presentations made to it by Allen & Company. See "-- Opinions Considered by the Continental Board." A copy of the opinion of Allen & Company is attached as Annex III and is incorporated herein by reference. The consent of The Providence Journal Company to the Merger was obtained.

    In reaching its determination that the holders of Continental Voting Stock vote for the approval and adoption of the Conversion Charter Amendment, the Continental Board considered the fact that at least $1 billion and up to $1.5 billion in cash consideration would be given to holders of Class B Common Stock as part of the merger consideration and that certain holders of Class B Common Stock who had agreed to enter into the Stockholders' Agreement were precluded from converting their shares of Class B Common Stock or Continental Preferred Stock into Class A Common Stock under any circumstances. The Continental Board foresaw the possibility that, if other holders of Class B Common Stock converted to Class A Common Stock prior to the Effective Time in order to avoid receiving cash consideration, the remaining Class B Common Stockholders would be forced to accept a larger percentage of their merger consideration in cash. The Continental Board felt that it would be unfair under such circumstances for the remaining holders of Class B Common Stock, including those holders of Class B Common Stock who had agreed to enter into the Stockholders' Agreement in order to facilitate the Merger, to be placed in a position of having to receive a disproportionate amount of the merger consideration in the form of cash. The Continental Board concluded that it would be fair to the holders of Class B Common Stock as a class to require such holders to retain a sufficient number of shares of Class B Common Stock, on a PRO RATA basis, to absorb the maximum amount of the cash portion of the Merger consideration payable to the holders of Class B Common Stock in the Merger. In reaching its determination that the holders of Class B Common Stock vote for the approval and adoption of the Conversion Charter Amendment, the Continental Board also considered that, under the terms of the proposed Conversion Charter Amendment, Class B Common Stock holders (other than those holders who are parties to the Stockholders' Agreement) would in no event be prevented from transferring shares of Class B Common Stock or converting a permitted percentage of their shares of Class B Common Stock into Class A Common Stock. The final version of the Conversion Charter Amendment was approved by the Continental Board at its October 1 meeting. A corresponding change to the Stockholder's Agreement was also made to allow the stockholders subject thereto to convert a portion of their shares of Class B Common Stock to Class A Common Stock so long as a sufficient number of shares of Class B Common Stock would remain outstanding to receive the cash portion of the Merger consideration.

    ABILITY OF THE  STOCKHOLDERS OF  CONTINENTAL TO OBTAIN  A CONTINUING  EQUITY
INTEREST IN U S WEST. The Continental Board regarded as favorable to its determination the fact that the terms of the Merger Agreement permit holders of Class B Common Stock who wish to do so to continue to hold an equity interest in the Media Group following the Merger, thus enabling them to benefit from the synergies expected to result from the combination of the two companies while obtaining liquidity for their shares and favorable tax-free treatment to the extent that they receive stock in the Merger.

    TAX CONSIDERATIONS. The Continental Board considered, among other things, information provided by Continental's legal advisors with respect to the Federal income tax consequences of the Merger to Continental stockholders. The Continental Board was advised that, for Federal income tax purposes, stockholders who exchange Continental capital stock solely for Media Stock and the Series D Preferred Stock generally would not recognize taxable gain or loss on the exchange, that holders of Class B Common Stock who exchange Continental capital stock solely for cash would be taxed on the difference between their tax basis in the Continental capital stock exchanged and the cash received, and that stockholders who exchange Class B Common Stock for a combination of cash, Media Stock and Series D Preferred Stock generally would

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
recognize taxable gain in an amount equal to the lesser of (i) the excess of the sum of the cash and the fair market value of the Media Stock and the Series D Preferred Stock received over the tax basis in the Class B Common Stock exchanged and (ii) the amount of cash received. The Continental Board was also advised that holders of Class B Common Stock who elect to receive all cash or all stock could not ascertain their tax consequences at the time of making an election due to the possible applicability of proration.

    THE CONTINENTAL BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF CONTINENTAL VOTING STOCK VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT, FOR THE PROPOSAL TO APPROVE AND ADOPT THE CHARTER AMENDMENTS AND FOR THE OTHER PROPOSALS.

OPINIONS CONSIDERED BY THE CONTINENTAL BOARD

    Continental retained Lazard to act as its financial advisor in connection with the Merger and to render a fairness opinion with respect to the transaction. Continental retained Allen & Company to deliver to the Continental Board its opinion as to the fairness to holders of Class A Common Stock of the consideration to be received by such holders in the Merger from a financial point of view.

    LAZARD

    At the meeting of the Continental Board held on October 1, 1996, Lazard delivered its oral opinion to the Continental Board (which was later confirmed in writing) that, as of that date, the consideration to be received by the stockholders of Continental pursuant to the Merger was fair to the stockholders of Continental from a financial point of view. Previously, on February 27, 1996 Lazard delivered an opinion to the Continental Board that the consideration to be received by the stockholders of Continental pursuant to the Merger was fair from a financial point of view.

    A copy of the full text of the most recent Lazard opinion, dated as of October 1, 1996, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex II hereto. CONTINENTAL STOCKHOLDERS ARE URGED TO READ THE TEXT OF THE LAZARD OPINION IN ITS ENTIRETY. THE SUMMARY DISCUSSION OF THE OPINION OF LAZARD SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. THE LAZARD OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING.

    In connection with rendering its oral opinion to the Continental Board on October 1, 1996, and its presentation to the Continental Board on the same date, Lazard, among other things: (i) reviewed the financial terms of the Merger Agreement; (ii) analyzed certain historical business and financial information relating to Continental and U S WEST; (iii) reviewed various financial forecasts and other data provided to it by Continental and U S WEST relating to their businesses; (iv) held discussions with members of senior management of Continental and U S WEST with respect to the past and current operations and financial condition of Continental and U S WEST and the business, prospects and strategic objectives of Continental and U S WEST; (v) reviewed public information with respect to certain other companies in lines of business it believed to be generally comparable, in whole or in part, to the businesses of Continental and U S WEST; (vi) reviewed the financial terms of certain business combinations involving companies in lines of businesses that it believed to be generally comparable to those of Continental, and in other industries generally;
(vii) reviewed historical stock prices and trading volumes of the stock of U S WEST (including the Media Stock); and (viii) conducted such other financial studies, analyses, and investigations as it deemed appropriate.

    Additionally, Lazard assumed and relied upon the accuracy and the completeness of the financial and other information provided to it by Continental and U S WEST and does not assume responsibility for any independent verification of such information or any independent valuation or appraisal of the assets or liabilities of Continental or U S WEST. With respect to financial forecasts, Lazard assumed that such

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
forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of Continental or U S WEST, and Lazard assumes no responsibility for, and expresses no view as to, such forecasts or the assumptions on which they are based.

    Lazard also assumed that the Merger will be consummated on the terms contained in the Merger Agreement, without any waiver of any material terms or conditions by Continental, and that obtaining the necessary regulatory and governmental approvals for the Merger will not impose any material adverse impact on the contemplated benefits of the Merger. Further, Lazard's opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the other information made available to it as of, the date of such opinion. Lazard expresses no opinion as to what the value of U S WEST stock (including the Media Stock or Series D Preferred Stock to be issued in the Merger) actually will be upon consummation of the Merger.

    COMPONENT VALUATION ANALYSIS

    Lazard performed a component valuation analysis of Continental on both a private and public market basis and of the Media Group on a public market basis. The component valuation analysis involved the valuation, using a variety of techniques, of the constituent assets of Continental and the Media Group respectively, to determine an enterprise value of such assets, which value was then adjusted by, among other things, subtracting the debt net of cash on hand of Continental and the Media Group, respectively, to yield an implied equity valuation of each of Continental and the Media Group.

    CONTINENTAL. Lazard analyzed the constituent assets of Continental consisting of (i) domestic cable operations; (ii) marketable equity securities of Turner Broadcasting System, Inc. ("Turner"), Teleport Communications Group, Inc. ("TCG") and Home Shopping Network, Inc. ("HSN") owned by Continental; (iii) interests held by Continental in various programming and related companies; (iv) minority interests held by Continental in various U.S. cable television companies; (v) Continental's business as a distributor of DBS service for PrimeStar Partners, LP ("PrimeStar," a provider of DBS services); (vi)
Continental's minority interest in PrimeStar; (vii) interests held by Continental in several cable companies located outside of the United States; and
(viii) other miscellaneous assets. Using the component valuation analysis, Lazard derived a private market valuation of Continental of from $24.13 to $28.65 per share and a public market valuation of Continental of from $10.53 to $15.92 per share.

    DOMESTIC CABLE OPERATIONS OF CONTINENTAL. As part of the component valuation analysis of Continental, Lazard reviewed the valuation of Continental's domestic cable operations based on an analysis of generally comparable publicly traded companies, an analysis of comparable transactions and a discounted cash flow analysis. No company or transaction used in the comparable company and selected transaction analyses is identical to Continental or the Merger. Accordingly, interpretation of the results of the such analyses necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Continental and other factors that could affect the public trading value of the companies to which it is being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

        (i) ANALYSIS OF GENERALLY COMPARABLE PUBLICLY TRADED COMPANIES. Lazard reviewed and compared the multiple of adjusted public market value to annualized trailing quarter domestic cable EBITDA of four publicly traded corporations: Cablevision Systems Corporation (8.8x), Comcast Corporation ("Comcast") (6.5x), Cox Communications Inc. ("Cox") (7.6x) and Tele-Communications, Inc.-TCI Group ("TCI") (8.8x) (collectively, the
    "Comparable Companies").  Based  upon the  public  market multiples  of  the
    Comparable Companies, Lazard applied multiples of 8.0x to 9.0x the annualized 1996 second quarter domestic cable EBITDA of Continental of $800 million, which implied a public market valuation of Continental's domestic cable operations of $6.4 billion to $7.2 billion. The Comparable Companies were selected because they are publicly traded companies with cable operations that for purposes of analysis may be considered similar to those of Continental. Due to the fact that, like Continental, most of the Comparable Companies also own other media and communications assets, the multiples for the Comparable Companies were derived by subtracting Lazard's estimate of the value of such assets from the total market capitalization of each of the Comparable Companies in order to estimate the value ascribed by the public market to the domestic cable assets alone.

        (ii) COMPARABLE TRANSACTIONS ANALYSIS. Lazard reviewed and compared the multiple of acquisition price to annualized quarter prior to announcement EBITDA of four completed, one announced and pending and one proposed, but later abandoned, acquisitions of cable companies: Comcast's acquisition of The E.W. Scripps Company's cable systems (13.2x), TCI's acquisition of Viacom Inc.'s cable systems (10.0x), Continental's acquisition of Providence Journal's cable systems (13.3x), Cox's acquisition of The Times Mirror Company's cable systems (11.6x), U S WEST's acquisition of Wometco Cable Corp. (11.1x), and Bell Atlantic Corp's proposed acquisition of TCI (12.4x) (collectively, the "Comparable Transactions"). Lazard noted that in each of the Comparable Transactions, other than Bell Atlantic Corp's proposed acquisition of TCI, costs savings and synergies created by geographic clustering of cable systems would have lowered the effective acquisition multiples. Based upon the multiples of the Comparable Transactions and upon the recent decline in publicly traded cable stock prices, Lazard applied multiples of 10.5x to 11.5x the annualized 1996 second quarter EBITDA of Continental of $800 million, which implied a private market valuation of Continental's domestic cable operations of $8.4 billion to $9.2 billion.

        (iii) DISCOUNTED CASH FLOW ANALYSIS. Lazard performed discounted cash flow analysis using Continental's management projections. Lazard calculated a net present value of EBITDA for Continental for the years 1996 through 2001 using discount rates ranging from 9% to 15%. Lazard calculated Continental's terminal value in the year 2001 based upon a multiple of 7.0x to 10.0x EBITDA. At the mid-range of the discounted cash flow analysis, using discount rates of 11% to 13% and terminal multiples of 8.0x to 9.0x EBITDA (in line with public market multiples of the Comparable Companies), Lazard calculated a discounted cash flow value of Continental's domestic cable operations of $8.9 billion to $10.7 billion.

    OTHER ASSETS OF CONTINENTAL. The non-cable and international assets of Continental, which Lazard valued at an aggregate of from $1.4 billion on a public market basis to $2.0 billion on a private market basis, were valued using a variety of techniques, including current market value of marketable securities, comparable asset analyses using EBITDA multiples for minority cable interests, management estimates, and discounted cash flow valuations based upon management forecasts. In certain instances Lazard estimated public market values based on appropriate discounts to the private market valuations.

    THE MEDIA GROUP. Lazard analyzed the constituent assets of the Media Group consisting of (i) domestic cable operations including cable systems in the Atlanta, Georgia metropolitan area and the Media Group's investment in TWE; (ii) domestic wireless telephone operations consisting of the Media Group's stake in the U S WEST/AirTouch Joint Venture, and an interest in Primeco held by the Media Group; (iii) the domestic and international directory and information services business of the Media Group; (iv) the Media Group's interests in international cable assets; (v) the Media Group's interests in international wireless telephone services; and (vi) other miscellaneous assets. Based on the above analyses, Lazard derived a public market valuation of the components of the Media Group of from $23.04 to $28.06 per share.

    DOMESTIC CABLE OPERATIONS OF THE MEDIA GROUP. As part of the component valuation analysis of the Media Group, Lazard reviewed the valuation of the Media Group's Atlanta cable operations based on an analysis of generally comparable publicly traded companies. Based upon the public market multiples of the Comparable Companies, Lazard applied multiples of 8.0x to 9.0x to the estimated 1996 EBITDA of the Media Group's Atlanta cable operations, which implied a public market valuation of such operations of $833 million to $944 million. Lazard estimated values for the Media Group's 25.51% ownership stake in TWE ranging from $2.9 billion to $3.5 billion based on (i) a component analysis of the constituent assets of TWE which implied a public market valuation of such stake of $2.3 billion to $3.1 billion, and (ii) the valuation of $3.5 billion to $3.8 billion of such stake implied by the exchange by Toshiba Corporation and ITOCHU

Corporation of their 11.22% interest in TWE for $1.5 billion of Time Warner Inc. ("Time Warner") stock and cash, adjusted to reflect a value range for the management fees received by the Media Group and options held by the Media Group.

    OTHER ASSETS OF THE MEDIA GROUP. The non-cable and international assets of the Media Group were valued by Lazard using a variety of valuation techniques. Lazard valued the domestic cellular operations of the Media Group at $3.2 billion to $3.6 billion based upon the Media Group's proportionate share of estimated 1997 PRO FORMA EBITDA for the U S WEST/AirTouch Joint Venture and an analysis of selected publicly traded comparable companies that yielded multiples of 1997 estimated EBITDA of 8.0x to 9.0x. Lazard valued the Media Group's directory and information services business using a comparable public company trading analysis of marketing database and newspaper companies, implying a value of such business unit at $3.9 billion to $4.4 billion (based upon multiples of 7.5x to 8.5x 1996 estimated EBITDA). Other assets were valued using comparable public-company trading analysis, cash investments made to date (which in some instances was discounted), and management and market estimates.

    MEDIA STOCK TRADING HISTORY. Lazard reviewed (i) the recent Media Stock price performance and compared that performance to the price performance of the Standard & Poor's 500 Index (the "S&P 500") and (ii) the recent Media Stock price performance compared to a series of indices of stock prices of selected publicly traded companies in the cable, wireless cable, satellite, diversified media and telecommunications industries.

    PRO FORMA MERGER ANALYSIS

    Lazard prepared a pro forma merger analysis of the financial impact of the Merger on the Media Group and resultant impact on the stockholders of Continental, which assumed no synergies or cost savings as a result of the Merger. Based upon this analysis, Lazard estimated the PRO FORMA public market valuation of the components of the Media Group at $18.47 to $21.33 per share, assuming a pre-transaction value of $24.00 to $26.00 per share of Media Group Stock and public market cable EBITDA multiples of 8.0x to 9.0x.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Lazard believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Lazard may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Lazard's view of the actual value of Continental.

    As described above, Lazard's opinion and presentation to the Continental Board was one of many factors taken into consideration by the Continental Board in making its determination to approve the Merger. Consequently, the Lazard
analyses   described  above  should  not  be  viewed  as  determinative  of  the
Continental Board's or Continental management's opinion with respect to the value of Continental or of whether the Continental Board or Continental management would have been willing to agree to different financial terms than those that are set forth in the Merger Agreement.

    The Continental Board retained Lazard based upon its experience and expertise. Lazard is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes.

    Lazard has in the past provided investment banking and financial advisory services to Continental and has received customary investment banking and financial advisory fees for rendering such services. See "Annex V -- Description of Continental -- Management" and "-- Certain Transactions." Lazard, certain of its managing directors, and its affiliate, Corporate Partners, L.P., and certain related entities, have direct or indirect interests in stock of Continental, including ownership of all of the outstanding Continental Preferred Stock, and principals of Corporate Partners, L.P. (who are also managing directors of Lazard) are members of the Continental Board.

    Lazard received a fee of $4.0 million upon the public announcement of the Merger and will receive an additional $16.0 million upon the consummation of the Merger. In addition, Continental has agreed, among other things, to reimburse Lazard for all reasonable out-of-pocket expenses incurred in connection with the services provided by Lazard, and to indemnify and hold harmless Lazard and certain related parties to the full extent lawful from and against certain liabilities and expenses, including certain liabilities under the federal securities laws, in connection with its engagement.

    ALLEN & COMPANY

    At the meeting of the Continental Board on October 1, 1996, Allen & Company delivered its oral opinion (subsequently confirmed in writing) to the effect that, as of such date, the consideration to be received by holders of Class A Common Stock in connection with the Merger was fair to such holders from a financial point of view. Previously, on February 27, 1996 Allen & Company delivered an opinion to the Continental Board that the consideration to be received by the holders of Class A Common Stock pursuant to the Merger was fair from a financial point of view.

    The full text of the written opinion of Allen & Company, dated October 1, 1996, is set forth as Annex III to this Proxy Statement and describes the assumptions made, matters considered and limits on the review undertaken. CONTINENTAL STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. ALLEN & COMPANY'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION WHICH THE HOLDERS OF CLASS A COMMON STOCK WOULD RECEIVE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION OF THE MERGER OVER OTHER COURSES OF ACTION THAT MAY BE AVAILABLE TO CONTINENTAL OR CONSTITUTE A RECOMMENDATION TO ANY CONTINENTAL STOCKHOLDER CONCERNING HOW SUCH HOLDER SHOULD VOTE WITH RESPECT TO THE PROPOSALS. The summary of the opinion of Allen & Company set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

    In arriving at its opinion, Allen & Company (i) reviewed the terms and conditions of the Merger Agreement; (ii) analyzed publicly available historical business and financial information relating to Continental and U S WEST, as presented in documents filed with the Commission; (iii) reviewed certain financial forecasts, budgets and other data provided to Allen & Company by U S WEST relating to its business for its 1996 and 1997 fiscal years and by Continental relating to its 1995 and 1996 fiscal years; (iv) conducted discussions with certain members of the senior management of Continental and U S WEST with respect to the financial condition, business, operations, strategic objectives and prospects of Continental and U S WEST, respectively; (v) reviewed and analyzed public information, including certain stock market data and financial information relating to selected public companies which Allen & Company deemed generally comparable to Continental and U S WEST; (vi) reviewed the trading history of U S WEST Common Stock and the Media Stock, including its performance in comparison to market indices and to selected companies in comparable businesses; (vii) reviewed public financial and transaction information relating to merger and acquisition transactions Allen & Company deemed to be comparable to the Merger; and (viii) conducted such other financial analyses and investigations as Allen & Company deemed necessary or appropriate for the purposes of the opinion expressed therein.

    In connection with its review, Allen & Company assumed and relied on the accuracy and completeness of the information it reviewed for the purpose of its opinion and did not assume any responsibility for independent verification of such information or for any independent evaluation or appraisal of the assets of Continental or U S WEST. With respect to Continental's and U S WEST's financial forecasts, Allen & Company assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Continental and U S WEST, respectively, and Allen & Company expressed no opinion with respect to such forecasts or the assumptions on which they were based. Allen & Company's opinion was necessarily based upon business, market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Allen & Company's opinion does not imply any conclusion as to the likely trading range of the Media Stock or Series D Preferred Stock following the consummation of the Merger, which may vary depending on, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities.

    The following is a summary of the presentation made by Allen & Company to the Continental Board in connection with the rendering of Allen & Company's fairness opinion:

    Prior to delivering its written opinion to the Continental Board, Allen & Company reviewed certain information with the Continental Board relating to Continental and U S WEST, including the financial terms of the Merger Agreement, the consideration to be received by holders of Class A Common Stock, the terms of the Series D Preferred Stock, and the financial analyses summarized below.

    Allen & Company noted that the Merger Agreement provides that each outstanding share of Class A Common Stock will be exchanged in the Merger for Class A Merger Consideration valued at $30.00 if the market price of Media Stock at the closing of the Merger is equal to $21.00. Allen & Company estimated that, assuming that the per share value of the consideration payable to the holders of Class A Common Stock was $25.76 (based on the Calculation Price of $21.00, the closing price of Media Stock of $16.88 on September 30, 1996 and a Cash
Consideration Amount of $1.0 billion) (the "Class A Per Share Value"), the transaction or enterprise value (the value of all equity securities plus long-term debt less cash) of Continental as a result of the Merger was $11.3 billion.

    Allen & Company performed a component valuation analysis of Continental on both a private and public market basis. The component valuation analysis involved the valuation, using a variety of techniques, of the constituent assets of Continental, to determine an enterprise value of such assets, which value was then adjusted by, among other things, subtracting debt of Continental, to yield an implied equity valuation of Continental. Allen & Company analyzed the constituent assets of Continental consisting of (i) domestic cable operations;
(ii)  marketable equity securities of Turner,  HSN and TCG owned by Continental;
(iii) interests held by Continental in various programming and related companies; (iv) minority interests held by Continental in various U.S. cable television companies; (v) Continental's business as a distributor of DBS Service for PrimeStar; (vi) Continental's minority interest in PrimeStar; (vii) interests held by Continental in several cable companies located outside of the United States; and (viii) other miscellaneous assets. Using the component valuation analysis, Allen & Company derived a private market valuation of Continental of from $20.23 to $26.35 per share and a public market valuation of Continental of from $8.65 to $15.25 per share. Allen & Company noted that, based on the Calculation Price of $21.00 and the closing price of Media Stock of $16.88 on September 30, 1996, the Class A Merger Consideration represented a premium of 116% based upon the midpoint of the range of public market values of $11.95 per share.

    Allen & Company also performed an analysis to estimate the potential time it would take for Continental's hypothetical independent public market valuation to reach the Class A Per Share Value assuming a range of EBITDA growth rates from 5% to 20%, based upon a price-to-EBITDA trading multiple of 8.0x and projected EBITDA of Continental's cable assets of $829 million. This analysis indicated that Continental's hypothetical independent public market valuation would not likely reach the Class A Per Share Value in the near term under the assumptions used.

    Allen & Company also analyzed the enterprise value represented by the consideration to be received by the Continental stockholders in the Merger based upon the Class A Per Share Value as multiples of various financial performance criteria, including 1996 estimated revenue (5.6x) and 1996 estimated EBITDA (13.5x), and in terms of value per basic subscriber ($2,612) and compared such figures to multiples of 1996 estimated revenue and 1996 estimated EBITDA and to value per basic subscriber for a selected group of five publicly traded companies deemed comparable by Allen & Company because such companies had cable operations that for purposes of analysis may be considered similar to those of Continental (Adelphia Communications, Cablevision Systems Corporation, Comcast, Cox and TCI). Allen & Company noted such multiples of financial performance criteria for the selected group of comparable companies ranged from 2.8x to 4.3x and averaged 3.4x for 1996 revenues and ranged from 6.6x to 9.9x and averaged 7.8x for 1996 EBITDA and that the value per basic subscriber for such comparable companies ranged from $1,149 to $1,884 and averaged $1,482.

    Allen & Company also analyzed the enterprise value represented by the consideration to be received by the Continental stockholders in the Merger based upon the Class A Per Share Value in terms of value-per-basic-subscriber ($2,612) and as a multiple of EBITDA (13.5x) and compared such amounts to those derived from selected comparable merger and acquisition transactions that occurred during the period from 1986 through 1995 and that exceeded $500 million in transaction value. Allen & Company noted the value-per-basic-subscriber in such selected merger and acquisition transactions ranged from $1,039 to $2,889 and averaged $2,005 and that the multiples of enterprise value to EBITDA ranged from 8.1x to 14.2x and averaged 11.0x. Allen & Company also analyzed the transaction value per basic subscriber in eight acquisitions consummated by Continental from November 1994 through September 1995 and noted that the value per basic
subscriber  ranged  from  $1,091   to  $2,835  and   averaged  $1,942  in   such
transactions.

    Allen & Company also calculated that the market price of Media Stock at the closing of the Merger would have to fall to $10.67 for the value of the Class A Merger Consideration to equal the low private market valuation of Continental of $20.23 derived from the above-described analysis and result in no premium being paid to stockholders of Continental in the Merger.

    Allen & Company reviewed the recent Media Stock and Old Common Stock price performance and compared that performance to the price performance of the S&P 500 and an index made up of comparable cable companies. Allen & Company also reviewed the recent Media Stock volume trading history, including the volume of Media Stock traded at a series of price ranges.

    Allen & Company prepared a pro forma merger analysis of the financial impact of the Merger on the Media Group and resulting effects on the stockholders of Continental, which assumed no synergies or cost savings as a result of the Merger. This analysis indicated that the Merger could result in economic dilution to the Media Group but that such dilution could be affected by the credit rating which U S WEST will have after the Merger given the assumption of Continental's debt and the potential incurrence of additional debt that may be required to implement U S WEST's business plan and by the integration of Continental and its management team into the Media Group.

    No company used in the comparable company analyses summarized above is identical to Continental, and no transaction used in the comparable transaction analysis summarized above is identical to the Merger. Accordingly, any such analysis of the value of the consideration to be received by the holders of Class A Common Stock pursuant to the Merger involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparable companies and transactions and other factors in relation to the trading and acquisition values of the comparable companies.

    The preparation of a fairness opinion is not susceptible to partial analysis or summary description. Allen & Company believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analysis set forth in its opinion. Allen & Company has not indicated that any of the analyses which it performed had a greater significance than any other.

    In determining the appropriate analyses to conduct and when performing those analyses, Allen & Company made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of Continental or U S WEST. The analyses which Allen & Company performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Allen & Company's analysis of the fairness, from a financial point of view, of the consideration which the holders of Class A Common Stock would receive pursuant to the Merger. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

    Allen & Company is a nationally recognized investment banking firm that is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Continental retained Allen & Company based on such qualifications as well as its familiarity with Continental.

    Continental entered into a letter agreement with Allen & Company as of February 16, 1996 (the "Engagement Letter"), pursuant to which Allen & Company agreed to evaluate the fairness from a financial point of view of the consideration to be received by holders of Class A Common Stock pursuant to the Merger. Pursuant to the Engagement Letter, Continental agreed to pay Allen & Company a fee of $1,000,000, $50,000 of which was payable upon execution of the Engagement Letter, $625,000 of which was payable upon submission of Allen & Company's fairness opinion to Continental's Board of Directors and $325,000 of which was payable upon Allen & Company's provision of its fairness opinion for inclusion in this Proxy Statement. Whether or not the Merger is consummated, Continental has agreed, pursuant to the Engagement Letter, to reimburse Allen & Company for all its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, incurred in connection with its engagement by Continental and to indemnify Allen & Company against certain liabilities and expenses in connection with its engagement.

U S WEST'S REASONS FOR THE MERGER

    The U S WEST Board believes that the consummation of the Merger will constitute a further step in the implementation of the Media Group's strategy of becoming a leading provider of integrated communications, entertainment and information services to its customers over wired broadband and wireless networks in selected national and international markets. As part of this strategy, the Media Group is developing a national footprint of wired broadband networks in the United States outside of the Communications Group Region through its cable and telecommunications businesses, which include MediaOne, U S WEST's cable television systems in the Atlanta, Georgia metropolitan area, and U S WEST's interest in TWE. The acquisition of Continental's cable television systems will expand U S WEST's national footprint of wired broadband networks. Following consummation of the Merger, the wired broadband networks of the Media Group and its affiliates (including TWE) will serve over 17,000,000 million subscribers.

STOCK EXCHANGE LISTING

    Application will be made to list the shares of Media Stock to be issued in connection with the Merger on the NYSE and the PSE. The Media Stock is currently traded on the NYSE and the PSE under the symbol "UMG." Application will also be made to list the shares of Series D Preferred Stock to be issued in connection with the Merger on the NYSE. It is a condition to consummation of the Merger that the shares of Media Stock to be issued in connection with the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance, and that the shares of Series D Preferred Stock to be issued in connection with the Merger shall have been approved for listing on the NYSE or on another stock exchange or trading facility, subject only to official notice of issuance. See "The Merger -- Stock Exchange Listing" and "The Merger Agreement -- Certain Covenants -- Certain Other Covenants" and "-- Conditions to the Merger."

CORPORATE GOVERNANCE

    If the Subsidiary Merger is effected, the directors of Sub immediately prior to the Effective Time will be the directors of the surviving corporation following the Effective Time and the officers of Continental immediately prior to the Effective Time will be the officers of the surviving corporation following the Effective Time, until their successors have been elected or until their resignation or removal. For information with respect to the officers of Continental, see "Annex V -- Description of Continental -- Management." If the Direct Merger is effected, all of the officers and directors of U S WEST immediately prior to the Effective Time will continue as officers and directors of U S WEST after the Effective Time, until their successors have been elected or until their resignation or removal. Information with respect to the directors and executive officers of U S WEST is included in U S WEST's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

    Following the Effective Time, it is presently intended that selected management of Continental together with selected management of the Media Group's cable and telcommunications businesses will operate and manage the businesses of Continental and MediaOne, U S WEST's cable systems in the Atlanta, Georgia metropolitan area.

ACCOUNTING TREATMENT

    The Merger will be accounted for by U S WEST under the "purchase" method of accounting in accordance with generally accepted accounting principles. Therefore, the aggregate consideration paid by U S WEST in connection with the Merger will be allocated to Continental's assets and liabilities based upon their fair values, with any excess being treated primarily as cable television franchises and goodwill. The assets and liabilities and results of operations of Continental will be consolidated into the assets and liabilities and results of operations of U S WEST and the Media Group subsequent to the Effective Time. See "Unaudited Pro Forma Financial Statements of U S WEST and the Media Group."

FEDERAL SECURITIES LAWS IMPLICATIONS

    All shares of Media Stock and Series D Preferred Stock received by Continental stockholders in the Merger will be freely transferable, except that shares of Media Stock and Series D Preferred Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Continental prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of U S WEST) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Continental are generally defined as individuals or entities that control, are controlled by, or are under common control with, Continental and include certain executive officers and directors, as well as principal stockholders, of Continental. The Merger Agreement requires Continental to use reasonable efforts to cause to be delivered to U S WEST, prior to the Closing, from each Continental affiliate a letter agreement to the effect that such person will not offer or sell or otherwise dispose of any of the shares of Media Stock or Series D Preferred Stock issued to such persons in or pursuant to the Merger in violation of the Securities Act or the rules and regulations promulgated by the Commission thereunder.

                              THE MERGER AGREEMENT

    The following is a brief summary of the material provisions of the Merger Agreement, a copy of which is attached as Annex I to this Proxy Statement and is incorporated by reference herein. This summary is qualified in its entirety by reference to the full and complete text of the Merger Agreement. The definitions of certain capitalized terms used in the following description are set forth below under "-- Conversion of Continental Common Stock -- Certain Definitions."

THE MERGER

    If the Subsidiary Merger is effected, pursuant to the Merger Agreement and subject to the terms and conditions thereof, Continental will be merged with and into Sub, with Sub continuing as the surviving corporation and a wholly owned subsidiary of U S WEST. Sub will be renamed "Continental Cablevision, Inc." upon consummation of the Subsidiary Merger. If the Direct Merger is effected, pursuant to the Merger Agreement and subject to the terms and conditions thereof, Continental will be merged with and into U S WEST, with U S WEST continuing as the surviving corporation. The Subsidiary Merger will only be effected in lieu of the Direct Merger if either (i) a certain ruling is received from the Service by U S WEST, Continental and The Providence Journal Company or
(ii) U S WEST, Continental and The Providence Journal Company are otherwise satisfied that such ruling is not necessary. As a result of the Merger, the separate corporate existence of Continental will cease.

    Subject to the terms and conditions of the Merger Agreement, the closing of the transactions contemplated thereby (the "Closing") will take place on the later of (i) the fifth business day after the date on which the last of the conditions set forth in the Merger Agreement is fulfilled or waived, other than conditions requiring deliveries at the Closing and (ii) November 15, 1996, unless another date is agreed to by U S WEST and Continental (such later day, the "Closing Date"). The Merger will become effective at the Effective Time, which will be the time at which a Certificate of Merger is filed with the Secretary of State of the State of Delaware or such time thereafter as is provided in the Certificate of Merger.

CONVERSION OF CONTINENTAL COMMON STOCK

    FORM AND VALUE OF CONSIDERATION TO BE RECEIVED IN THE MERGER. The consideration to be issued by U S WEST in the Merger will consist of $1.0 billion in cash, shares of Series D Preferred Stock with an aggregate liquidation value of $1.0 billion and the remainder in shares of Media Stock. The U S WEST Board will have the right, in its sole discretion, to increase the cash amount to a maximum of $1.5 billion upon notice of such change to Continental not later than one business day prior to the Effective Time, in which event the number of shares of Media Stock to be issued by U S WEST in the Merger would be reduced. The amount of cash which U S WEST elects to pay in the Merger is referred to herein as the "Cash Consideration Amount."

    The number of shares of Media Stock to be issued in the Merger will be based upon a fixed Calculation Price of $21.00 per share. Therefore, the number of shares of Media Stock issued in the Merger will not depend upon the market price of the Media Stock. However, as a result of the fixed-exchange price, the value at the Effective Time of the consideration to be received by holders of Continental Common Stock in the Merger (other than holders of Class B Common Stock who make a Cash Election that is not subject to proration) will depend upon the market price of the Media Stock at such time. On October 8, 1996, the closing sale price of the Media Stock was $17.625 per share. See "Market Prices and Dividend Data."

    The Series D Preferred Stock will be a new issue of U S WEST equity securities. Accordingly, no market or market value currently exists for the Series D Preferred Stock. Lehman, U S WEST's financial advisor, has, solely for illustrative purposes, estimated, based upon the October 8 Media Stock Price, a dividend rate of 4.50% and a conversion premium of 25% over the Calculation Price and assuming the existence of a liquid market for the Series D Preferred Stock, that the value of the Series D Preferred Stock Price would be $47.00 per share. Based on the same factors and subject to the disclosures, conditions and qualifications set forth under "Risk Factors -- Risk Factors Related to the Merger -- No Assurance as to Market Value of Series D Preferred Stock" and "The Merger -- Opinions Considered by the Continental Board -- Lazard," Lazard, Continental's financial advisor, has, solely for illustrative purposes, estimated that the value of the Series D

Preferred Stock would be $46.375 per share, which is the Assumed October 8 Preferred Stock Price. Throughout this Proxy Statement, the Assumed October 8 Preferred Stock Price has been used for the purpose of providing examples of possible respective values of the Merger consideration to be received by holders of the different classes of Continental Common Stock. There can be no assurance, however, that the actual market value of the Series D Preferred Stock will not materially differ from the Assumed October 8 Preferred Stock Price. If the Assumed October 8 Preferred Stock Price were different from the actual value of the Series D Preferred Stock at the Effective Time, the values of the consideration to be received in the Merger would vary from the examples given in this Proxy Statement. The Assumed October 8 Preferred Stock Price is an estimate only and the actual value of the Series D Preferred Stock could vary materially therefrom based upon a number of factors, some of which are beyond U S WEST's control, including among other things, interest rates, inflation, general business and economic conditions, the credit rating of U S WEST's securities, changes in the securities markets and the regulatory environment.

    Based  upon  the October  8  Media Stock  Price  and the  Assumed  October 8
Preferred Stock Price, if the Cash Consideration Amount (as defined below) equals $1.0 billion, the total value of the consideration to be received by holders of Continental Common Stock would equal approximately $4.7 billion, and, if the Cash Consideration Amount were equal to $1.5 billion, the total value of the consideration to be received by holders of Continental Common Stock would equal approximately $4.8 billion. As of the date of this Proxy Statement, the U S WEST Board has made no decisions regarding whether it will increase the amount of cash to be paid in the Merger. It is anticipated that such decision will be made shortly prior to the business day preceding the Effective Time based upon, among other things, the market price of Media Stock at such time, the number of shares of Media Stock which would otherwise be issued in the Merger and potential dilution issues relating thereto, the impact, if any, on the credit ratings and borrowing costs of U S WEST and it subsidiaries, of an increase in the amount of cash to be paid in the Merger and other conditions prevailing in the financial markets at the time the decision is made.

    In order to protect the tax-free nature of the Providence Journal Merger Transactions (as is more fully discussed in "Proposals to Approve and Adopt the Charter Amendments, Election of Continental Directors and Ratification of Appointment of Accountants"), the Merger has been structured so that, as permitted by the Consideration Charter Amendment, holders of Class A Common Stock will receive only Media Stock and Series D Preferred Stock in the Merger and not any cash consideration.

    CONVERSION OF CLASS A COMMON STOCK. Upon consummation of the Merger, each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Restricted Continental Common Stock, Dissenting Shares and shares owned by Continental, by U S WEST or by any wholly owned subsidiary of Continental or U S WEST) will be converted into the right to receive (i) a number of shares of Media Stock equal to the Conversion Number and
(ii) a number of shares of Series D Preferred Stock equal to the Class A Preferred Conversion Number. Upon consummation of the Merger, each share of Class A Common Stock owned by Continental, by U S WEST or by any wholly owned subsidiary of Continental or U S WEST will be canceled.

    CONVERSION OF CLASS B COMMON STOCK. Upon consummation of the Merger, each share of Class B Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Restricted Continental Common Stock, Dissenting Shares and shares owned by Continental, by U S WEST or by any wholly owned subsidiary of Continental or U S WEST) will be converted, at the election of the holder thereof, into one of the following:

        (i) the right to receive (a) a number of shares of Media Stock equal to the Conversion Number, (b) an amount in cash equal to the Share Price multiplied by a fraction, the numerator of which will be the Cash Consideration Amount and the denominator of which will be the Class B Aggregate Consideration Amount, and (c) a number of shares of Series D Preferred Stock equal to the Share Price multiplied by a fraction, the numerator of which will be the Class B Preferred Consideration Amount and the denominator of which will be the product of $50 (the liquidation value of the Series D Preferred Stock) multiplied by the Class B Aggregate Consideration Amount.

        (ii) the right to receive (a) a number of shares of Media Stock equal to the Class B Common Stock Election Conversion Number and (b) a number of shares of Series D Preferred Stock equal to the Class B Preferred Conversion Number; or

       (iii) the right to receive an amount in cash, without interest, equal to the Share Price.

    Stock Elections and Cash Elections will be subject to proration as described under "-- Proration of Class B Merger Consideration." Upon consummation of the Merger, each share of Class B Common Stock owned by Continental, by U S WEST or by any wholly owned subsidiary of Continental or U S WEST will be canceled.

    NONE OF U S WEST, CONTINENTAL, THE U S WEST BOARD OR THE CONTINENTAL BOARD MAKES ANY RECOMMENDATION AS TO WHETHER HOLDERS OF CLASS B COMMON STOCK SHOULD MAKE A CASH ELECTION, STOCK ELECTION OR STANDARD ELECTION. EACH HOLDER OF CLASS B COMMON STOCK MUST MAKE HIS OR HER OWN DECISION WITH RESPECT TO ANY SUCH ELECTION. AS A RESULT OF THE PRORATION PROCEDURES DESCRIBED HEREIN, A STOCKHOLDER WHO MAKES A CASH ELECTION OR A STOCK ELECTION MAY NOT RECEIVE THE CONSIDERATION HE OR SHE HAS ELECTED.

    CONVERSION OF RESTRICTED CONTINENTAL COMMON STOCK. Upon consummation of the Merger, pursuant to the Merger Agreement, each share of Restricted Continental Common Stock will be converted into the right to receive a number of shares of Media Stock equal to (x) the Share Price divided by (y) the Calculation Price. Applying this equation and subject to the adjustment described under "-- Adjustment to Share Price," each share of Restricted Continental Common Stock will be converted into the right to receive 1.429 shares of Media Stock.

    ILLUSTRATIONS OF  MERGER CONSIDERATION.   The  illustrations of  the  Merger
consideration given below do not give effect to the tax consequences of receiving cash consideration. See "Certain Federal Income Tax Considerations."

    Assuming that U S WEST elects to pay $1.0 billion of cash in the Merger and that the number of shares of Class A Common Stock and Class B Common Stock outstanding as of the Record Date remains unchanged, (a) each share of Class A Common Stock (other than shares of Restricted Continental Common Stock, Dissenting Shares and shares owned by Continental, by U S WEST or by any wholly owned subsidiary of Continental or U S WEST) would be converted at the Effective Time into the right to receive .882 of a share of Media Stock and .229 of a share of Series D Preferred Stock having an aggregate value, based on the October 8 Media Stock Price and the Assumed October 8 Preferred Stock Price, of approximately $26.19 and (b) each share of Class B Common Stock (other than shares of Restricted Continental Common Stock, Dissenting Shares and shares owned by Continental, by U S WEST or by any wholly owned subsidiary of Continental or U S WEST) would be converted at the Effective Time into the right to receive, subject to the adjustment described under "-- Adjustment of Share Price," (i) in the case of a Standard Election, .882 of a share of Media Stock,
 .082 of a share of Series D Preferred Stock and $7.39 in cash, having an aggregate value, based on the October 8 Media Stock Price and the Assumed October 8 Preferred Stock Price, of approximately $26.73, (ii) in the case of a Stock Election that is not subject to proration, 1.171 shares of Media Stock, and .108 of a share of Series D Preferred Stock, having an aggregate value, based on the October 8 Media Stock Price and the Assumed October 8 Preferred Stock Price, of approximately $25.66, and (iii) in the case of a Cash Election that is not subject to proration, $30 in cash.

    Assuming that U S WEST elects to increase the amount of cash payable in the Merger to $1.5 billion and that the number of shares of Class A Common Stock and Class B Common Stock outstanding as of the Record Date remains unchanged, (a) each share of Class A Common Stock (other than shares of Restricted Continental Common Stock, Dissenting Shares and shares owned by Continental, by U S WEST or by any wholly owned subsidiary of Continental or U S WEST) would be converted at the Effective Time into the right to receive .746 of a share of Media Stock and
 .287 of a share of Series D Preferred Stock having an aggregate value, based on the October 8 Media Stock Price and the Assumed October 8 Preferred Stock Price, of approximately $26.44 and (b) each share of Class B Common Stock (other than shares of Restricted

Continental Common Stock, Dissenting Shares and shares owned by Continental, by U S WEST or by any wholly owned subsidiary of Continental or U S WEST) would be converted at the Effective Time into the right to receive, subject to the adjustment described under "-- Adjustment of Share Price," (i) in the case of a Standard Election, .746 of a share of Media Stock, .065 of a share of Series D Preferred Stock and $11.08 in cash, having an aggregate value, based on the October 8 Media Stock Price and the Assumed October 8 Preferred Stock Price, of approximately $27.25, (ii) in the case of a Stock Election that is not subject to proration, 1.183 shares of Media Stock and .103 of a share of Series D Preferred Stock, having an aggregate value, based on the October 8 Media Stock Price and the Assumed October 8 Preferred Stock Price, of approximately $25.63, and (iii) in the case of a Cash Election that is not subject to proration, $30 in cash.

    PRORATION OF CLASS B MERGER CONSIDERATION. The maximum amount of cash to be paid to holders of Class B Common Stock will equal the Cash Consideration Amount. In the event that the aggregate amount of cash represented by the Cash Elections received by the Exchange Agent (the "Requested Cash Amount") exceeds the Cash Consideration Amount less the amount of cash necessary to satisfy the requirements with respect to holders who make Standard Elections (the difference being the "Cash Cap"), each holder making a Cash Election will receive, for each share of Class B Common Stock for which a Cash Election has been made (i) cash in an amount equal to the product of the Share Price and a fraction, the numerator of which is the Cash Cap and the denominator of which is the Requested Cash Amount (such product, the "Prorated Cash Amount"), (ii) a number of shares of Media Stock equal to the product of the Class B Common Percentage and a fraction, the numerator of which is equal to the Share Price minus the Prorated Cash Amount and the denominator of which is equal to the Calculation Price and
(iii) a number of shares of Series D Preferred Stock equal to the product of the Class B Preferred Percentage and a fraction, the numerator of which is equal to the Share Price minus the Prorated Cash Amount and the denominator of which is equal to $50 (the liquidation value of the Series D Preferred Stock).

    In the event the Requested Cash Amount is less than the Cash Cap, each holder making a Stock Election will receive for each share of Class B Common Stock for which a Stock Election has been made (i) cash in an amount equal to the quotient of (a) the excess of the Cash Cap over the Requested Cash Amount divided by (b) the number of shares of Class B Common Stock for which Stock Elections have been made (such quotient, the "Excess Cash Amount"), (ii) a number of shares of Media Stock equal to the product of the Class B Common Percentage and a fraction, the numerator of which is equal to the difference between the Share Price and the Excess Cash Amount and the denominator of which is equal to the Calculation Price and (iii) a number of shares of Series D Preferred Stock equal to the product of the Class B Preferred Percentage and a fraction, the numerator of which is equal to the difference between the Share Price and the Excess Cash Amount and the denominator of which is equal to $50 (the liquidation value of the Series D Preferred Stock).

    The number of shares of Media Stock and Series D Preferred Stock to be distributed to holders of Class A Common Stock and the number of shares of Media Stock and Series D Preferred Stock and the amount of cash to be distributed to holders of Class B Common Stock who make an effective Standard Election will not be affected in any way by the proration procedures described above, while the allocation of Media Stock and Series D Preferred Stock and cash among holders of Class B Common Stock not opting for the Standard Election will depend upon the Stock Elections and Cash Elections made by the holders of Class B Common Stock. No holder will ever receive a smaller percentage of a class of consideration than that received pursuant to a Standard Election.

    ADJUSTMENT OF SHARE PRICE. If the Closing does not occur on or prior to January 3, 1997, the Share Price will be increased at a rate equal to 8% per annum from and including January 1, 1997 to and excluding the Closing Date calculated on the basis of the actual number of days in the period (such amount being the "Additional Amount"); provided, however, that no such amount will be added to the Share Price if (i) the Closing has not occurred on or prior to January 3, 1997 and the last of the conditions to the Merger to be fulfilled is the condition described in clause (a) of the first paragraph under "Conditions to the Merger" (other than as a result of any action taken or not taken by U S
WEST) or (ii) Continental has taken any action that would result in any of the conditions to the consummation of the Merger not being satisfied at such time. Upon satisfaction of the condition described in clause (i) above (if such condition is the last condition to be fulfilled), the Additional Amount will be added to the Share Price and will be calculated commencing five business days after the date of such satisfaction.

    TREATMENT OF U S WEST OR SUB CAPITAL STOCK. If the Subsidiary Merger is effected, upon consummation thereof, pursuant to the Merger Agreement, each share of common stock of Sub issued and outstanding immediately prior to the Effective Time will remain outstanding. If the Direct Merger is effected, upon consummation thereof, pursuant to the Merger Agreement, each share of each class of capital stock of U S WEST issued and outstanding immediately prior to the Effective Time will remain outstanding.

    CERTAIN DEFINITIONS. As used herein, the following terms have the following meanings:

    "CALCULATION PRICE" means $21.00.

    "CASH CONSIDERATION AMOUNT" has the meaning set forth above under "-- Cash, Preferred and Common Consideration Amounts."

    "CASH ELECTION" means the election by a holder of shares of Class B Common Stock to receive only cash consideration in the Merger, as described above under "-- Conversion of Class B Common Stock."

    "CLASS A PREFERRED CONSIDERATION AMOUNT" means the Class A Preferred Percentage multiplied by the product of (i) the Share Price times (ii) the number of shares of Class A Common Stock outstanding immediately prior to the Effective Time.

    "CLASS A PREFERRED CONVERSION NUMBER" means (i) the product of the Share Price multiplied by the Class A Preferred Percentage divided by (ii) $50 (the liquidation of the Series D Preferred Stock).

    "CLASS A PREFERRED PERCENTAGE" means one minus the Common Percentage.

    "CLASS   B  AGGREGATE  CONSIDERATION  AMOUNT"   means  the  Class  B  Common
Consideration Amount plus the sum of the Cash Consideration Amount and the Class B Preferred Consideration Amount.

    "CLASS B COMMON STOCK ELECTION CONVERSION NUMBER" means (i) the product of the Class B Common Percentage multiplied by the Share Price divided by (ii) the Calculation Price.

    "CLASS B COMMON CONSIDERATION AMOUNT" means the Common Consideration Net Amount multiplied by a fraction, the numerator of which will be the number of shares of Class B Common Stock outstanding at the Effective Time (excluding any shares of Restricted Continental Common Stock) and the denominator of which will be the number of shares of Continental Common Stock outstanding at the Effective Time (excluding any shares of Restricted Continental Common Stock).

    "CLASS B COMMON PERCENTAGE" means the Class B Common Consideration Amount divided by the sum of the Class B Common Consideration Amount plus the Class B Preferred Consideration Amount.

    "CLASS B PREFERRED CONSIDERATION AMOUNT" means the difference between (i) the Preferred Consideration Amount and (ii) the Class A Preferred Consideration Amount.

    "CLASS B PREFERRED CONVERSION NUMBER" means (i) the product of the Share Price multiplied by the Class B Preferred Percentage divided by (ii) $50 (the liquidation value of the Series D Preferred Stock).

    "CLASS B PREFERRED PERCENTAGE" means the Class B Preferred Consideration Amount divided by the sum of the Class B Common Consideration Amount plus the Class B Preferred Consideration Amount.

    "COMMON  CONSIDERATION AMOUNT" means the  difference between the Transaction
Value  and  the  sum  of  the  Cash  Consideration  Amount  and  the   Preferred
Consideration Amount.

    "COMMON CONSIDERATION NET AMOUNT" means the Common Consideration Amount less the product of the number of shares of Restricted Continental Common Stock outstanding at the Effective Time multiplied by the Share Price.

    "CONVERSION  NUMBER"  means  (i)  the  product  of  the  Common   Percentage
multiplied by the Share Price divided by (ii) the Calculation Price.

    "COMMON PERCENTAGE" means the Common Consideration Net Amount divided by the Transaction Value.

    "PREFERRED CONSIDERATION AMOUNT" means $1 billion.

    "SHARE PRICE" means $30, subject to adjustment as desribed above under "-- Adjustment of Share Price."

    "STANDARD ELECTION" means the election by a holder of shares of Class B Common Stock to receive a combination of cash, shares of Media Stock and shares of Series D Preferred Stock in the Merger, as described above under "-- Conversion of Class B Common Stock."

    "STOCK ELECTION" means the election by a holder of shares of Class B Common Stock to receive only shares of Media Stock and shares of Series D Preferred Stock in the Merger, as described above under "-- Conversion of Class B Common Stock."

    "TRANSACTION VALUE" means the product of the Share Price multiplied by the number of shares of Continental Common Stock (excluding any shares of Restricted Continental Common Stock) outstanding at the Effective Time.

ELECTION AND EXCHANGE PROCEDURES

    As soon as reasonably practicable after the Effective Time, State Street Bank and Trust Company, in its capacity as Exchange Agent (the "Exchange Agent"), will mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time evidenced outstanding shares of Continental Common Stock (other than Dissenting Shares, shares owned by Continental as treasury stock and shares owned by U S WEST or by any subsidiary of Continental or U S WEST) ("Continental Certificates") (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the Continental Certificates in exchange for the Class A Merger Consideration or Class B Merger Consideration, as applicable.

    The Exchange Agent will also mail to holders of record of Class B Common Stock (other than those holding only Restricted Continental Common Stock), together with the items specified in the preceding paragraph, an election form (the "Election Form"), pursuant to which each such holder will have the right to specify whether such holder desires to make a Cash Election, Stock Election or Standard Election. A holder will only be entitled to make one election with respect to all of the shares of Class B Common Stock owned by such holder. Holders of record of shares of Class B Common Stock who hold such shares as nominees, trustees or in other representative capacities may submit multiple Election Forms, provided that such record holder certifies that each such Election Form covers all the shares of Class B Common Stock held by such record holder for a particular beneficial owner. The Election Form will include information as to the Share Price, the Cash Consideration Amount, the number of shares of Media Stock and Series D Preferred Stock to be received (subject to proration) by a holder of Class B Common Stock making a Stock Election and the number of shares of Media Stock and Series D Preferred Stock and the amount of cash to be received by a holder of Class B Common Stock making a Standard Election, and will state the pricing terms of the Series D Preferred Stock. STOCKHOLDERS ARE URGED TO CAREFULLY REVIEW THE ELECTION FORM, WHICH WILL CONTAIN IMPORTANT INFORMATION WITH RESPECT TO THE SHARE PRICE AND THE NUMBER OF THE SHARES OF MEDIA STOCK AND SERIES D PREFERRED STOCK TO BE RECEIVED BY A HOLDER MAKING A STOCK ELECTION.

    A holder of Class B Common Stock will have the right to make a Cash Election, Stock Election or Standard Election by submitting to the Exchange Agent, at any time prior to 5:00 p.m., New York time, on a date agreed upon by U S WEST and Continental, which is no later than the 20th business day after the Effective Time (the "Election Deadline"), an Election Form properly completed and executed by such holder accompanied by such holder's Continental Certificates, or by an appropriate guarantee of delivery of such Continental Certificates. Any holder of Class B Common Stock who has made an election by submitting an Election Form to the Exchange Agent will have the right, prior to the Election Deadline, to change such holder's election by submitting a revised Election Form, properly completed and executed and received by the Exchange Agent prior to the Election Deadline. Any holder of Class B Common Stock may at any time prior to the Election Deadline revoke such holder's election and withdraw such holder's Continental Certificates deposited with the Exchange Agent by written notice to the Exchange Agent received by the close of business on the day prior to the Election Deadline. As of the Election Deadline, all holders of

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
Class B Common Stock immediately prior to the Effective Time that shall not have submitted to the Exchange Agent, or shall have properly revoked an effective, properly completed Election Form without submitting a revised, properly completed Election Form shall be deemed to have made a Standard Election.

    Upon surrender of a Continental Certificate for cancellation to the Exchange Agent, together with the letter of transmittal, duly executed, and such other documents as U S WEST or the Exchange Agent reasonably requests, the holder of such Continental Certificate will be entitled to receive promptly after the Election Deadline in exchange therefor (i) any cash that such holder has the right to receive pursuant to the Merger Agreement (including any cash in lieu of fractional shares) and/or (ii) certificates representing that number of shares of Media Stock and Series D Preferred Stock that such holder has the right to receive (in each case less the amount of any required withholding taxes, if any), and the Continental Certificate so surrendered shall forthwith be canceled. Until surrendered, each Continental Certificate will, at any time after the Effective Time, represent only the right to receive the Class A Merger Consideration or Class B Merger Consideration, as applicable, with respect to the shares of Continental Common Stock formerly represented thereby.

    HOLDERS OF CONTINENTAL COMMON STOCK SHOULD NOT SEND CONTINENTAL CERTIFICATES WITH THE ENCLOSED PROXY CARD. CONTINENTAL STOCKHOLDERS SHOULD SEND CONTINENTAL CERTIFICATES TO THE EXCHANGE AGENT ONLY AFTER THEY RECEIVE, AND IN ACCORDANCE WITH THE INSTRUCTIONS ACCOMPANYING, THE LETTER OF TRANSMITTAL.

    No fractional shares of Media Stock or Series D Preferred Stock will be issued upon the surrender for exchange of Continental Certificates, and such fractional shares will not entitle the owner thereof to vote or to any rights of a stockholder of U S WEST. In lieu of any such fractional shares, the Exchange Agent will, on behalf of all holders of fractional shares of Media Stock and Series D Preferred Stock, as soon as practicable after the Effective Time, aggregate all such fractional shares (collectively, the "Fractional Shares") and, at U S WEST's option, such Fractional Shares will be purchased by U S WEST or otherwise sold by the Exchange Agent as agent for the holders of such Fractional Shares, in either case at the then prevailing price on the NYSE. The Exchange Agent will determine the portion, if any, of the net proceeds of such sale to which each holder of Fractional Shares is entitled by multiplying the amount of the aggregate net proceeds of the sale of the Fractional Shares by a fraction, the numerator of which is the amount of Fractional Shares to which such holder is entitled and the denominator of which is the aggregate amount of Fractional Shares to which all holders of Fractional Shares are entitled.

    No dividends or other distributions declared after the Effective Time on Media Stock or Series D Preferred Stock will be paid with respect to any shares of Media Stock or Series D Preferred Stock represented by a Continental Certificate until such Continental Certificate is surrendered for exchange in accordance with the procedures described above.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains certain customary representations and warranties relating to, among other things: (a) each of U S WEST's, Sub's and Continental's organization and similar corporate matters; (b) each of U S WEST's, Sub's and Continental's capital structure; (c) the authorization, execution, delivery, performance and enforceability of the Merger Agreement with respect to U S WEST, Sub and Continental; (d) documents filed by U S WEST and Continental with the Commission and the accuracy of the information contained therein; (e) the absence of undisclosed material litigation and other undisclosed liabilities relating to U S WEST and Continental; (f) the absence of material changes with respect to the business of U S WEST and Continental; (g) certain tax and employee benefit matters with respect to Continental and its subsidiaries; (h) the cable television systems of Continental; and (i) certain environmental matters with respect to Continental.

CERTAIN COVENANTS

    The Merger Agreement contains certain customary covenants and agreements, including, without limitation, the following:

    CONDUCT OF BUSINESS. Continental has agreed that, during the period from February 27, 1996 until the Effective Time, except as permitted by the Merger Agreement or as otherwise consented to in writing by U S WEST, Continental will, and will cause its subsidiaries to, carry on their respective businesses in the ordinary course in substantially the same manner as presently conducted (including with respect to advertising, promotions and capital expenditures) and in compliance in all material respects with applicable laws, and use

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their reasonable best efforts consistent  with past practices to keep  available the services of the present employees of Continental and its subsidiaries and to preserve their relationships with customers, suppliers and others with whom Continental and its subsidiaries deal to the end that their goodwill and ongoing businesses will not be materially impaired in any material respect at the Closing Date. Continental will not, and will cause its subsidiaries not to, take any action that would, or that is reasonably likely to, result in any of the representations and warranties of Continental set forth in the Merger Agreement being untrue in any material respect as of the date made or in any of the conditions to the consummation of the Merger not being satisfied. In addition, without limiting the generality of the foregoing, Continental has agreed that it will not and will cause its subsidiaries not to, among other things, subject to certain exceptions: (a) amend its Certificate of Incorporation, Bylaws or other comparable organizational documents, except for the Charter Amendments; (b) except for RSPA issuances permitted by the Merger Agreement, redeem or otherwise acquire any shares of its capital stock, or issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of its capital stock, or split, combine or reclassify any of its capital stock or issue any securities in exchange or in substitution for shares of its capital stock; (c) grant or agree to grant to any employee any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing benefit plans, except as may be required under existing agreements or in the ordinary course of business consistent with past practices or enter into any new RSPA or amend the terms of any existing RSPA or accelerate the vesting of any shares of Class B Common Stock issued thereunder; (d) merge, amalgamate or consolidate with any other entity in any transaction in which Continental is not the surviving corporation, sell all or substantially all of its business or assets, or acquire all or substantially all of the business or assets of any other person; (e) enter into or amend any employment, consulting, severance or similar agreement with any individual, except with respect to
severance  gifts  or   payments  of   a  nominal  nature   to  persons   holding
non-officer/executive level positions in the ordinary course of business consistent with past practice; (f) declare, set aside or make any dividends, payments or distributions in cash, securities or property to the stockholders of Continental; (g) incur or assume any new indebtedness, other than certain permitted indebtedness; (h) make any change in any accounting practice, except as required by applicable laws or by GAAP; (i) make or incur any capital expenditures except for certain permitted capital expenditures or for capital expenditures that are, individually, not in excess of $25 million or, in the aggregate, not in excess of $50 million; (j) sell, lease, swap or otherwise dispose of any assets, other than (i) sales, leases, swaps or other dispositions of such assets not having a fair market value in excess of $15 million individually or $30 million in the aggregate or (ii) subject to certain specified limitations, swaps of cable television systems or assets of cable television systems which would either facilitate the clustering of systems or result in the disposition of systems located in the Communications Group Region;
(k)  abandon,  avoid,  dispose,  surrender, fail  to  file  for  timely renewal, terminate or amend in any materially adverse manner the terms of any material franchises, any FCC license that would have a material adverse effect on the operation of a system or Continental's Social Contract (see "Description of Continental -- Business -- U.S. Operating Strategy -- U.S. Regulatory Strategy; Social Contract"), or, with respect to any material franchise, fail to file for renewal of such franchise pursuant to Section 626(a) of the Cable Communications Policy Act of 1984, as amended (the "Cable Act"); (l) modify, amend, terminate, renew or fail to use reasonable efforts to renew any material contract or agreement necessary to continue Continental's business in the ordinary course or waive, release or assign any material rights or claims, other than in the ordinary course of business; (m) except as permitted by applicable law, implement any rate change, retiering or repackaging of programming (other than rate changes disclosed to U S WEST in writing at least 30 days prior thereto), make any cost-of-service election under the rules and regulations adopted under the Cable Act (other than elections disclosed to U S WEST in writing at least 30 days prior thereto), determine a method of refund pursuant to 47 C.F.R. Section 76.942(d) or 76.961(c) or amend any franchise or agree to make any payments or commitments, including commitments to make future capital improvements or provide future services, in connection with any renewal of any franchise other than that which Continental would make in the ordinary course of business; (n) enter into any agreement, understanding or commitment that restrains, limits or impedes Continental's or U S WEST's ability to compete with or conduct any business or line of business; (o) invest or enter into any agreement, understanding or commitment, whether written or oral, by or on behalf of Continental or its subsidiaries, to invest or provide additional capital in respect of assets, businesses or entities, other than certain permitted investments; (p) enter into any material contract or agreement with, or make any
loan    or    advance    to,    any    affiliate    (other    than    a   wholly

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
owned subsidiary) of Continental or any stockholder or affiliate thereof; (q) enter into, or amend the terms of, any agreement relating to interest rate swaps, caps or other hedging or derivative instruments relating to indebtedness of Continental and its subsidiaries, except as required under existing or permitted indebtedness; or (r) conduct its business in a manner or take, or cause to be taken, any other action (including, without limitation, effecting or agreeing to effect or announcing an intention or proposal to effect, any acquisition, business combination, merger, consolidation, restructuring or similar transaction) that would or might reasonably be expected to prevent U S WEST, Sub or Continental from consummating the transactions contemplated by the Merger Agreement (regardless of whether such action would otherwise be permitted or not prohibited by the terms of the Merger Agreement), including, without limitation, any action which may limit the ability of U S WEST, Sub or Continental to consummate the transactions contemplated by the Merger Agreement as a result of antitrust or other regulatory concerns.

    During the period from February 27, 1996 until the Effective Time, except as permitted by the Merger Agreement or as otherwise consented to in writing by Continental, U S WEST has agreed that it will not and will cause its subsidiaries not to: (a) issue shares of Media Stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of Media Stock at less than fair market value as determined by the U S WEST Board (other than pursuant to the terms of existing options or benefit plans), or split, combine, redeem, convert or reclassify the Media Stock or issue any securities in exchange or in substitution for shares of Media Stock;
(b) amend its Certificate of Incorporation or Bylaws (other than the filing of a Certificate of Designation for the issuance of any series of Preferred Stock) in any manner adverse to the holders of Media Stock; (c) declare, set aside or make any dividends or distributions in cash, securities or property to holders of Media Stock; (d) conduct its business in a manner or take, or cause to be taken, any other action (including, without limitation, effecting or agreeing to effect or announcing an intention or proposal to effect, any acquisition, business combination, merger, consolidation, restructuring or similar transaction) that would or might reasonably be expected to prevent U S WEST, Sub or Continental from consummating the transactions contemplated by the Merger Agreement (regardless of whether such action would otherwise be permitted or not prohibited by the Merger Agreement), including, without limitation, any action which may limit the ability of U S WEST, Sub or Continental to consummate the transactions contemplated by the Merger Agreement as a result of antitrust or other regulatory concerns; (e) take any action that would, or that is reasonably likely to, result in any of the representations and warranties of U S WEST set forth in the Merger Agreement being untrue in any material respect as of the date made or any of the conditions to the Merger not being satisfied; (f) purchase or sell (or announce any intention or proposal to purchase or sell) shares of Media Stock for cash at a price less than the Calculation Price, other than pursuant to benefit plans in the ordinary course of business or pursuant to the U S WEST Shareowner Investment Plan; provided that if the Effective Time is later than December 31, 1996, U S WEST and its subsidiaries will have the right to purchase (or announce an intention to purchase) shares of Media Stock for cash at a price less than the Calculation Price after such date; (g) sell all or substantially all of the properties and assets of the Media Group (within the meaning of the U S WEST Restated Certificate); or (h) acquire, or agree to acquire, any shares of Continental Capital Stock if, after giving effect to such acquisition, U S WEST would beneficially own 10% or more of the Continental Capital Stock. Sub has agreed that, during the period of time from the date of the Merger Agreement until the Effective Time, Sub will not engage in any activities of any nature, except as provided in or contemplated by the Merger Agreement.

    MEETINGS OF CONTINENTAL STOCKHOLDERS. As discussed under "-- Conditions to the Merger," consummation of the Merger is conditioned upon adoption of the Consideration Charter Amendment by Continental's stockholders. In the event the Consideration Charter Amendment is not adopted at the Special Meeting, Continental has agreed, as promptly as practicable following the date of the Special Meeting, to duly call, give notice of, convene and hold another meeting of its stockholders (the "Additional Meeting") for the purpose of obtaining the adoption by the stockholders of Continental of the Consideration Charter Amendment. Without limiting the generality of the foregoing, Continental has agreed that the foregoing obligations will not be altered by the commencement, public proposal or communication to Continental of any Acquisition Proposal (as defined herein). Certain holders of Class B Common Stock have agreed to convert a

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
significant number of their shares of Class B Common Stock into Class A Common Stock and to vote such shares of Class A Common Stock in favor of adoption of the Consideration Charter Amendment at the Additional Meeting. See "Ancillary Agreements -- Stockholders' Agreement."

    Subject to the fiduciary duties of the Continental Board under applicable laws and to the right of the Continental Board to terminate the Merger Agreement as described in clause (b) of the third paragraph under "-- Termination -- Termination Events," Continental has agreed, through the Continental Board, to recommend, and to use its best efforts to solicit from stockholders proxies in favor of, adoption of the Merger Agreement and the Consideration Charter Amendment and to take all other action necessary to secure such approvals at the Special Meeting or the Additional Meeting, as the case may be.

    NO SOLICITATION. From the date of the Merger Agreement until the Effective Time, Continental has agreed that it will not, nor will it permit any of its subsidiaries, nor will it authorize or permit any of its officers, directors, employees, agents, investment bankers, attorneys, financial advisors or other representatives or those of any of its subsidiaries to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information or assistance) or take other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, an Acquisition Proposal from any third party, or engage in any discussions or negotiations relating thereto or in furtherance thereof or accept or enter any agreement with respect to any Acquisition Proposal; provided, however, that (i) prior to the approval of the Merger Agreement by the stockholders of Continental, Continental is permitted to engage in discussions or negotiations with, and is permitted to furnish information concerning Continental and its business, properties and assets to, a third party who, without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with Continental or any of its representatives, or in furtherance thereof makes a written, bona fide Acquisition Proposal that is not subject to any material contingencies relating to financing and that is reasonably capable of being financed and is financially superior to the consideration to be received by Continental's stockholders pursuant to the Merger (as determined in good faith by the Continental Board after consultation with Continental's financial advisors) if (1) the Continental Board determines in its good faith, after receipt of written advice of Continental's outside legal counsel, that such action is advisable for the Continental Board to act in a manner consistent with its fiduciary duties under applicable law and (2) prior to furnishing information with respect to Continental and its subsidiaries to such third party, Continental receives from such third party an executed confidentiality agreement in reasonably customary form on terms not more favorable to such person or entity than the terms contained in the existing confidentiality agreements between U S WEST and Continental, and (ii) the Continental Board is permitted to take and disclose to Continental's stockholders a position with regard to a tender offer or exchange offer to the extent required by Rule 14e-2(a) under the Exchange Act. Any violation of the restrictions set forth in the preceding sentence by any investment banker or financial advisor retained by Continental, whether or not such person is purporting to act on behalf of Continental or any of its subsidiaries or otherwise, will constitute a breach of the foregoing provisions. "Acquisition Proposal" means any proposal or offer, other than a proposal or offer by U S WEST or any of its affiliates, for a tender or exchange offer, merger, consolidation or other business combination involving Continental or any of its material subsidiaries or any proposal to acquire in any manner a substantial equity interest in or a substantial portion of the assets of Continental or any of its material subsidiaries; provided, however, that, the term "Acquisition Proposal" does not include any acquisition by Continental or any of its subsidiaries of any assets, businesses or entities in any transaction or series of related transactions in exchange for other assets, businesses or entities of any third party.

    Continental has agreed to promptly notify U S WEST orally and in writing of any Acquisition Proposal or any inquiry with respect to or which could lead to any Acquisition Proposal, within 24 hours of the receipt thereof, including the identity of the third party making any such Acquisition Proposal or inquiry and the material terms and conditions of any Acquisition Proposal, and, if such Acquisition Proposal or inquiry is in writing, to deliver to U S WEST a copy of such Acquisition Proposal or inquiry. Continental has also agreed to keep U S WEST informed of the status and details of any such Acquisition Proposal or inquiry.

    INDEMNIFICATION. If the Subsidiary Merger is effected, U S WEST has agreed to include in the Certificate of Incorporation and Bylaws of the surviving corporation the provisions with respect to indemnification

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set forth in the Continental  Restated Certificate and Continental's Bylaws  and
has agreed not to amend, repeal or otherwise modify such provisions for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of Continental in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transaction contemplated by the Merger Agreement), unless such modification is required by law. If the Direct Merger is effected, U S WEST has agreed not to amend, repeal or otherwise modify the U S WEST Restated Certificate or the Bylaws of U S WEST for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of Continental or its subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement), unless such modification is required by law. From and after the Effective Time, U S WEST has agreed to indemnify, defend and hold harmless each individual who at the date of the Merger Agreement is, at any time prior thereto was, or who becomes prior to the Effective Time, an officer or director of Continental or any of its subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Continental or any of its subsidiaries or served as a director of any third party on behalf of Continental or any of its subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including, without limitation, all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby, in each case to the fullest extent a corporation is permitted under the DGCL to indemnify its own directors or officers (and Continental or U S WEST, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law).

    EMPLOYEE BENEFITS. For a period of one year following the Effective Time, U S WEST has agreed to cause the surviving corporation to maintain in effect for employees of Continental and its subsidiaries benefits (other than RSPAs or similar benefits) no less favorable in the aggregate than the benefits offered by Continental immediately prior to the Effective Time. U S WEST has also agreed to cause the surviving corporation to honor and perform all severance, employment and similar agreements of Continental.

    Following the date of the Merger Agreement, Continental, after consultation with U S WEST, is permitted to (i) forgive (or cause eventually to be forgiven) up to $35.7 million of principal amount of outstanding loans made by Continental to employees to enable such employees to pay income taxes incurred by such employees as a result of the purchase of shares of Continental Common Stock by such employees pursuant to the RSPAs; provided, however, that any loan to an employee of Continental who is, or reasonably can be expected to become, a "covered employee" (within the meaning of Section 162(m) of the Code) will in no event be forgiven, in whole or in part, prior to the day following the Closing Date and (ii) issue up to 350,000 shares of Continental Common Stock pursuant to RSPAs to employees of Continental or any of its subsidiaries, so long as, in each case, such forgiveness or issuance acts as incentive for the purpose of retaining and motivating such employees to continue in the employment of Continental following the Effective Time and is implemented in a manner consistent with such purpose.

    If, following the Effective Time, the termination of the employee's employment with Continental or any of its subsidiaries results in the acceleration of the vesting of an award under any RSPA or the forgiveness of a loan related to an RSPA pursuant to a Tax Liability Financing Agreement (other than as a result of termination of employment by reason of the employee's death or disability) and as a result of such acceleration, either (i) the employee becomes subject to an Excise Tax that such employee would not have been subject to without the occurrence of such acceleration or (ii) the amount of the Excise Tax imposed on such employee is greater than the amount of the Excise Tax that would have been imposed without the occurrence of such acceleration (the "Incremental Excise Tax"), U S WEST has agreed to pay or cause to be

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paid to the  employee, at the  time specified below,  an additional amount  (the
"Additional Payment") sufficient to (a) in the case of clause (i) above, reimburse the employee for the Excise Tax, and in the case of clause (ii) above, reimburse the employee for the Incremental Excise Tax and (b) in either case, reimburse the employee for any federal, state or local income tax or any additional excise tax under Section 4999 of the Code payable with respect to any Additional Payment. See "Risk Factors -- Risk Factors Related to the Merger -- Interest of Certain Persons in the Transactions."

    CERTAIN EFFORTS. Pursuant to the Merger Agreement, both Continental and U S WEST have agreed to use their reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, subject to obtaining the necessary approvals of Continental's stockholders, including obtaining the franchise consents and license consents described under "-- Regulatory and Other Third Party Approvals."

    Each of Continental and U S WEST have agreed to use its reasonable best efforts to obtain any clearance required under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") for the consummation of the Merger, which efforts will not, except as mutually agreed by U S WEST and Continental, require U S WEST in order to obtain any consent or clearance from any governmental authority to (i) hold separate, sell or otherwise dispose of any assets, including assets of Continental, the effect of any of which, in the reasonable judgment of U S WEST, would be to materially impair the value of the Merger to U S WEST or (ii) contest any suit brought or threatened by the Federal Trade Commission ("FTC") or the DOJ or attempt to lift or rescind any injunction or restraining order obtained by the FTC or DOJ adversely affecting the ability of U S WEST and Continental to consummate the transactions contemplated by the Merger Agreement.

    CERTAIN OTHER COVENANTS. Both U S WEST and Continental have also agreed, among other things: (i) to promptly make all required filings under the HSR Act;
(ii) to consult with each other prior to issuing any press release or public statement; (iii) that U S WEST and its representatives be granted access to the management, facilities, suppliers, accounts, books records, contracts, and other materials, as well as to the directors, officers, employees and independent accountants, of Continental and that Continental and its representatives be granted access to the management, facilities, suppliers, accounts, books records, contracts, and other materials, as well as to the directors, officers, employees and independent accountants, of the Media Group; (iv) that U S WEST will use its best efforts to cause the shares of Media Stock and Series D Preferred Stock to be issued in the Merger to be listed on the NYSE; (v) that Continental will use its best efforts to cause to be delivered to U S WEST, prior to the Closing, a letter from each "affiliate" of Continental; and (vi) that the U S WEST Board will attribute all of the assets and liabilities of Continental and its subsidiaries to the Media Group following the Effective Time.

CONDITIONS TO THE MERGER

    The obligations of U S WEST, Sub and Continental to consummate the Merger are subject to the satisfaction of the following conditions: (a) the stockholders of Continental shall have adopted the Merger Agreement and the Consideration Charter Amendment and the Consideration Charter Amendment shall have become effective in accordance with the DGCL; (b) the waiting periods (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated, neither the FTC nor DOJ shall have authorized the institution of enforcement proceedings (that have not been dismissed or otherwise disposed of) to delay, prohibit, or otherwise restrain the transactions contemplated by the Merger Agreement and no such proceeding will be pending as of the Closing Date; (c) no statute, rule, regulation, injunction, restraining order or decree of any court or governmental authority of competent jurisdiction shall be in effect that restrains or prevents the transactions contemplated by the Merger Agreement; (d) the Registration Statement shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the issuance of the Media Stock and Series D Preferred Stock shall have been complied with; (e) the shares of Media Stock issuable in the Merger shall have been approved for listing on

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the  NYSE, subject only to  official notice of issuance;  and (f) the holders of shares of Continental Preferred Stock shall have converted such shares into shares of Class B Common Stock, effective no later than immediately prior to the Effective Time.

    The obligations of U S WEST and Sub to consummate the Merger are also subject to the satisfaction of the following additional conditions: (a) there shall be no breach of any representation or warranty of Continental contained in the Merger Agreement that, individually or together with all other such breaches, results in a material adverse effect with respect to Continental; (b) Continental shall have performed and complied in all material respects with all of its undertakings, covenants, conditions and agreements required by the Merger Agreement to be performed or complied with by it prior to or at the Closing; (c) U S WEST shall have received an opinion of Weil, Gotshal & Manges LLP, dated the Closing Date, to the effect that (i) the Merger should be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of U S WEST, Continental and, in the case of the Subsidiary Merger, Sub, should be a party to the reorganization within the meaning of
Section 368(b) of the Code; and (iii) no gain or loss should be recognized by Continental, U S WEST, or, in the case of the Subsidiary Merger, Sub as a result of the Merger; (d) U S WEST shall have received a letter from each "affiliate" of Continental in the form attached to the Merger Agreement; (e) all required consents (other than franchise consents) shall have been obtained, except where the failure to obtain any such consent would not have a material adverse effect with respect to Continental or U S WEST, as applicable; (f) U S WEST shall have received evidence, in form and substance reasonably satisfactory to it, that the number of Dissenting Shares shall constitute no greater than 10% of the total number of shares of Continental Common Stock (assuming conversion of the Continental Preferred Stock) outstanding immediately prior to the Effective Time; (g) except as described in the second paragraph under "-- Certain Covenants -- Certain Efforts," there shall not be pending or threatened by any governmental authority certain types of suits, actions or proceedings; (h) Continental shall have obtained the franchise consents and license consents described under "-- Regulatory and Other Third Party Approvals"; and (i) all corporate proceedings taken by Continental in connection with the transactions contemplated by the Merger Agreement and all documents incident thereto shall be reasonably satisfactory in all material respects to U S WEST and U S WEST's counsel.

    The obligation of Continental to consummate the Merger is also subject to the satisfaction of the following additional conditions: (a) there shall be no breach of any representation or warranty of U S WEST or Sub contained in the Merger Agreement that, individually or together with all other such breaches, results in a material adverse effect with respect to U S WEST; (b) U S WEST and Sub shall have performed and complied in all material respects with all of its undertakings, covenants, conditions and agreements required by the Merger Agreement to be performed or complied with by U S WEST prior to or at the Closing; (c) Continental shall have received an opinion of Sullivan & Worcester, dated the Closing Date, to the effect that (i) the Merger should be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of U S WEST, Continental and, in the case of the Subsidiary Merger, Sub should be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by a stockholder of Continental except (x) with respect to cash received by such stockholder in lieu of fractional shares or pursuant to the exercise of appraisal rights and (y) if a stockholder of Continential receives cash, gain, if any, realized by such stockholder will be recognized, but only to the extent of the cash received; (d) all required consents (other than franchise consents) shall have been obtained, except where the failure to obtain any such consent would not have a material adverse effect with respect to Continental or U S WEST, as applicable; (e) the shares of Series D Preferred Stock issuable in the Merger shall have been approved for listing on the NYSE or otherwise approved for listing or eligible for trading, subject only to official notice of issuance; (f) Continental shall have obtained the Franchise Consents and license consents described under "-- Regulation and Other Third Party Approvals"; and
(g) all corporate proceedings taken by U S WEST and Sub in connection with the transactions contemplated by the Merger Agreement and all documents incident thereto shall be reasonably satisfactory in all material respects to Continental and Continental's counsel.

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
TERMINATION

    TERMINATION EVENTS. The Merger Agreement may be terminated at any time prior to the Effective Time by either U S WEST or Continental if: (a) the Closing has not occurred by August 31, 1997; provided, however, that such date may be extended by either party to December 31, 1997 if all conditions to the Merger have been satisfied other than certain conditions relating to the absence of injunctions or litigation and the receipt of certain third party and governmental approvals; or (b) the Consideration Charter Amendment and the Merger Agreement are not adopted at the Special Meeting or at the Additional Meeting. In addition, the Merger Agreement may be terminated by the mutual consent of U S WEST and Continental.

    The Merger Agreement may also be terminated by U S WEST if: (a) any of the conditions to the obligations of U S WEST set forth in the Merger Agreement become incapable of fulfillment and are not waived by U S WEST, or if Continental breaches in any material respect any of its representations, warranties or obligations set forth in the Merger Agreement and such breach is not cured in all material respects or waived and Continental does not provide reasonable assurance that such breach will be cured in all material respects on or before the Closing Date, but only if such breach, singly or together with all other such breaches, would have a material adverse effect with respect to Continental; or (b) Continental (i) withdraws or modifies, in a manner adverse to U S WEST, its approval or recommendation of the Merger Agreement or any of the transactions contemplated thereby, (ii) fails to include such recommendation in the Proxy Statement, (iii) approves or recommends any Acquisition Proposal from a third party or (iv) resolves to do any of the foregoing.

    The Merger Agreement may also be terminated by Continental: (a) if any of the conditions to the obligations of Continental set forth in the Merger Agreement become incapable of fulfillment and are not waived by Continental, or if U S WEST or Sub breaches in any material respect any of its representations, warranties or obligations set forth in the Merger Agreement and such breach is not cured in all material respects or waived and U S WEST does not provide reasonable assurance that such breach will be cured in all material respects on or before the Closing Date, but only if such breach, singly or together with all other such breaches, would have a material adverse effect with respect to U S WEST; or (b) prior to the adoption of the Merger Agreement by the stockholders of Continental so long as (i) Continental is not then in breach of the provisions described under "-- Certain Covenants -- No Solicitation," (ii) prior to such termination, Continental negotiates with U S WEST in good faith to make such adjustments in the terms and conditions of the Merger Agreement as would enable Continental to proceed with the Merger and (iii) the Continental Board determines in good faith (on the basis of the terms of such Acquisition Proposal and the terms of the Merger Agreement, after giving effect to any concessions offered by U S WEST pursuant to clause (ii) above), after receipt of written advice from Continental's outside legal counsel, that such termination is advisable for the Continental Board to act in a manner consistent with its fiduciary duties to stockholders under applicable law and (iv) Continental provides to U S WEST prior written notice of such termination, which notice advises U S WEST of the matters described in clauses (ii) and (iii) above.

    EFFECT OF TERMINATION. In the event of termination by U S WEST or Continental, written notice thereof is required to be given promptly to the other party and, except as otherwise provided in the Merger Agreement, the transactions contemplated by the Merger Agreement will be terminated, without further action by any party. Notwithstanding the foregoing, nothing in the Merger Agreement will be deemed to release any party from any liability for any breach by such party of the terms and provisions of the Merger Agreement or to impair the right of Continental, on the one hand, and U S WEST and Sub, on the other hand, to compel specific performance of the other party of its obligations under the Merger Agreement.

REGULATORY AND OTHER THIRD PARTY APPROVALS

    It is a condition to the obligations of U S WEST that, by the Closing, Continental obtain the consents of governmental authorities with jurisdiction over the transfer of control of its franchises (the "Franchise Consents"), which, when taken together with franchises that do not require a Franchise Consent, cover (i) at least 90% of all of Continental's subscribers and at least 95% of Continental's basic subscribers covered by franchises located in the 30 largest Metropolitan Statistical Areas ("MSA") in which Continental operates a franchise, in each case as of March 31, 1996 and (ii) at least 85% of all franchises existing on February 27,

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
1996, both as adjusted for acquisitions and dispositions. Continental and U S WEST have jointly filed for a transfer approval with the local franchising authority ("LFA") in each jurisdiction where Continental has determined that consent is required; the LFA's by statute have 120 days to act on the transfer request. If no decision is reached by an LFA during such period, consent is deemed to be granted. Out of Continental's approximately 910 franchises (including franchises that Continental has a binding agreement to acquire), Continental has determined that approximately 55% require a consent to the transfer of control of the franchise to U S WEST, approximately 8% require notice of such transfer, and approximately 36% require no action on the part of the LFA to effectuate the transfer. As of October 9, 1996, Continental has obtained Franchise Consents which, when taken together with franchises that do not require a consent, cover 95% of all of Continental's subscribers, 94% of Continental's subscribers in the top 30 MSA's and 98% of Continental's franchises. The parties anticipate that Continental will have satisfied all three criteria by the date of the Special Meeting.

    With regard to the rights and obligations embodied in the Social Contract, adopted by the FCC on August 3, 1995, and the Social Contract Amendment, adopted August 21, 1996, the FCC has acknowledged that all provisions of both agreements will continue to apply after the Merger. No separate consent is required.

    Because the Merger will result in U S WEST's owning the In-Region Systems, U S WEST must obtain a temporary waiver from the FCC of the rules that prohibit such cross-ownership until such systems are divested. The In-Region Systems, located in Idaho, Iowa, Minnesota, Arizona and Utah, represented approximately 380,031 basic subscribers as of June 30, 1996, or approximately 9% of Continental's total basic subscribers.

    U S WEST may also need to seek a petition for special relief from the FCC with respect to its engagement in the provision of the "in-region" interLATA services, either directly or through an "affiliate" because U S WEST will acquire Continental's minority equity interest in TCG as a result of the Merger. TCG currently operates, among other areas, in U S WEST's telephone service area. See "Description of Continental -- Business -- Telecommunications and Technology."

    In addition to the foregoing, both Continental and U S WEST and certain of their affiliates submitted notifications to the DOJ pursuant to the HSR Act. This notification process provides an opportunity for the DOJ to review the proposed Merger for any anti-competitive impact. The DOJ has issued a "second request" for additional information, to which the parties are in the process of responding. U S WEST and Continental anticipate that all of the In-Region Systems and Continental's interests in TCG will need to be divested after the Merger.

FEES AND EXPENSES

    Except as described below, each of U S WEST and Continental has agreed to pay the fees and expenses of its respective counsel, accountants and other experts and to pay all other costs and expenses incurred by it in connection with the negotiation, preparation and execution of the Merger Agreement and the consummation of the transactions contemplated thereby.

    In the event the Merger Agreement is terminated (a) by U S WEST in the circumstances described in clause (b) of the second paragraph under "-- Termination -- Termination Events," (b) by Continental in the circumstances described in clause (b) of the third paragraph under "-- Termination -- Termination Events," or (c) by Continental or U S WEST in the circumstances described in clause (b) of the first paragraph under "-- Termination -- Termination Events" and the Continental Board materially modified or withdrew its approval, determination or recommendation of the Merger Agreement or any of the transactions contemplated thereby prior to the Special Meeting or there was an Acquisition Proposal and such proposal was not withdrawn prior to the Special Meeting and within one year thereafter Continental enters into a definitive agreement with respect to such Acquisition Proposal (including any definitive agreement relating to an Acquisition Proposal offered by the same proponent or its affiliate of such Acquisition Proposal), then Continental will be required to promptly pay to U S WEST a fee of $125 million, plus an amount (not to exceed $15 million) equal to the actual reasonable fees and expenses paid or payable by or on behalf of

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
U S WEST to its attorneys, accountants, environmental consultants, management consultants and other consultants and advisors in connection with the negotiation, execution and delivery of the Merger Agreement and the transactions contemplated thereby.

AMENDMENT; WAIVER

    The Merger Agreement may be amended, modified or supplemented only by written agreement of U S WEST and Continental at any time prior to the Effective Time with respect to any of the terms contained in the Merger Agreement; provided, however, that, after the Merger Agreement is adopted by Continental's stockholders, U S WEST and Continental will not be permitted to make any amendments or modifications to the Merger Agreement which would (a) alter or change the amount or kind of consideration to be delivered to the stockholders of Continental or (b) alter or change any of the terms and conditions of the Merger Agreement if such alteration or change would adversely affect the holders of any class of capital stock of Continental.

    At any time prior to the Effective Time, U S WEST or Continental may, to the extent permitted by law: (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; and (c) waive compliance with any of the agreements or conditions contained in the Merger Agreement.

                              ANCILLARY AGREEMENTS

STOCKHOLDERS' AGREEMENT

    Concurrently with the execution and delivery of the Merger Agreement, U S WEST and certain stockholders of Continental (the "Stockholders") entitled to exercise voting power with respect to an aggregate of 83,807,275 shares of Class B Common Stock (treating the Continental Preferred Stock as if it were converted into Class B Common Stock) and 462,249 shares of Class A Common Stock, which in the aggregate, represent approximately 59.1% of the voting power of the Continental Voting Stock, including Amos B. Hostetter, Jr. ("Hostetter") and the Amos B. Hostetter, Jr. 1989 Trust (the "Hostetter Trust"), entered into the Stockholders' Agreement. Set forth below is a summary of certain provisions of the Stockholders' Agreement, a copy of which has been filed as an exhibit to the Registration Statement. This summary is qualified in its entirety by reference to the full and complete text of the Stockholders' Agreement.

    Each of the Stockholders has agreed to vote all of the shares of Continental Voting Stock then owned by such Stockholder or which such Stockholder has the right to vote (and have granted to U S WEST their proxies to vote all such shares) (i) in favor of the adoption of the Merger Agreement, as in effect on the date of the Stockholders' Agreement, and each of the transactions contemplated thereby and any action required in furtherance thereof, (ii) in favor of adoption of the Consideration Charter Amendment, (iii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Continental under the Merger Agreement, and (iv) against any Acquisition Proposal or any other action or agreement that, directly or indirectly, is inconsistent with or that would, or is reasonably likely to, directly or indirectly, impede, interfere with or attempt to discourage the Merger or any other transaction contemplated by the Merger Agreement, including, but not limited to (1) any extraordinary corporate transaction (other than the Merger on the terms set forth in the Merger Agreement), such as a merger, consolidation, business combination, reorganization, recapitalization or liquidation involving Continental or any of its subsidiaries, (2) a sale or transfer of a material amount of assets of Continental or any of its subsidiaries, or (3) any material change in Continental's corporate structure or business.

    In the event the Consideration Charter Amendment is not approved at the Special Meeting, Hostetter and the Hostetter Trust have agreed to convert a number of shares of Class B Common Stock into Class A Common Stock in an amount equal to the lesser of (i) all of their respective shares of Class B Common Stock or (ii) a number of shares of Class B Common Stock such that Hostetter will beneficially own at least a majority of the outstanding shares of Class A Common Stock as of the record date for the Additional

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
Meeting, and to vote such shares in the manner described in the preceding paragraph. The number of shares of Class B Common Stock to be converted by Hostetter and the Hostetter Trust may be reduced by the number of shares of Class A Common Stock beneficially owned by persons other than Hostetter for which an irrevocable voting agreement or proxy has been submitted to U S WEST to vote such shares in favor of adoption of the Consideration Charter Amendment and the Merger Agreement.

    Hostetter and the Hostetter Trust have also agreed, among other things, to certain transfer restrictions with respect to the shares of Media Stock and Series D Preferred Stock received by them in connection with the Merger and to certain "standstill" restrictions with respect to U S WEST's equity securities. In addition, Hostetter has agreed that he will not, so long as he is an employee of U S WEST or Continental and for one year thereafter, except as an employee of U S WEST or Continental, engage in the telecommunications business.

    The Stockholders (including holders of Continental Preferred Stock) have agreed that they may not convert their shares of Class B Common Stock or Continental Preferred Stock into Class A Common Stock; provided however, that such conversions will be permitted immediately prior to the Effective Time if, after giving effect to such conversions, there remain a sufficient number of shares of Class B Common Stock outstanding at the Effective Time to enable the holders thereof to receive, in the aggregate, the Cash Consideration Amount.

    The holders of the Continental Preferred Stock have agreed to convert all such shares into Class B Common Stock immediately prior to the Effective Time.

    The Stockholders' Agreement will terminate upon the earliest to occur of (i) the mutual consent of U S WEST and the Stockholders, (ii) the termination of the Merger Agreement prior to the consummation of the Merger and (iii) the tenth anniversary of the Closing Date.

REGISTRATION RIGHTS AGREEMENT

    Pursuant to the Merger Agreement, on or prior to the Closing Date, U S WEST has agreed to enter into a Registration Rights Agreement with Hostetter, the Hostetter Trust and the Hostetter Foundation (the "Registration Rights Agreement"), pursuant to which, subject to certain limitations, such stockholders will collectively be entitled to four "demand" registration rights and unlimited "piggy back" registration rights to register under the Securities Act the shares of Media Stock and Series D Preferred Stock received by such stockholders from U S WEST in connection with the Merger.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is a general summary of the material United States federal income tax consequences of (i) the Merger and (ii) the ownership and disposition of shares of Media Stock and Series D Preferred Stock received by holders of Continental Common Stock in the Merger. This discussion is based upon the Code, regulations proposed or promulgated thereunder, judicial precedent relating thereto, and current rulings and administrative practice of the Service, in each case as in effect as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect. It is assumed that shares of Continental Common Stock are held as "capital assets" within the meaning of Section 1221 of the Code (I.E., property held for investment). This discussion does not address all aspects of federal income taxation that might be relevant to particular holders of Continental Common Stock in light of their status or personal investment circumstances nor does it discuss the consequences to such holders who are subject to special treatment under the federal income tax laws, such as foreign persons, dealers in securities, regulated investment companies, life insurance companies, other financial institutions, tax-exempt organizations, pass-through entities, taxpayers who hold Continental Common Stock as part of a "straddle," "hedge" or "conversion transaction" or who have a "functional currency" other than the United States dollar. In addition, this discussion does not address the tax consequences to holders of Restricted Continental Common Stock or other persons who have received their Continental Common Stock as compensation.

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
    HOLDERS OF CONTINENTAL COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF SHARES OF MEDIA STOCK AND SERIES D PREFERRED STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

TAX CONSEQUENCES OF THE MERGER

    The Merger is intended to qualify as a reorganization under Section 368(a) of the Code. It is a condition to the obligation of U S WEST to consummate the Merger that U S WEST shall have received an opinion from its counsel, Weil, Gotshal & Manges LLP, to the effect that the Merger should be treated as a reorganization within the meaning of Section 368(a) of the Code and that no gain or loss should be recognized by Continental, U S WEST or, if applicable, Sub, as a result of the Merger. It is a condition to the obligation of Continental to consummate the Merger that Continental shall have received an opinion from its counsel, Sullivan & Worcester, to the effect that the Merger should be treated as a reorganization within the meaning of Section 368(a) of the Code and that no gain or loss will be recognized by a holder of Continental Common Stock as a result of the Merger except (i) with respect to cash received by such holder in lieu of fractional shares or pursuant to the exercise of appraisal rights and
(ii) if a holder of Continental Common Stock receives cash, gain, if any, realized by such holder of Continental Common Stock pursuant to the Merger will be recognized, but only to the extent of the cash received. In rendering such opinions, counsel to U S WEST and Continental will rely upon certain representations made by U S WEST, Continental, and, if applicable, Sub, and certain stockholders of Continental.

    Holders of Continental Common Stock should be aware that there are no federal income tax regulations, court decisions, or published Service rulings bearing directly on the effect of certain features of the Media Stock on the Merger. In addition, the Service announced during 1987 that it was studying the federal income tax consequences of stock, like the Media Stock, that has certain voting and liquidation rights in an issuing corporation, but whose dividend rights are determined by reference to the earnings and profits of a segregated portion of the issuing corporation's assets, and would not issue any advance rulings regarding such stock. Last year, the Service withdrew such stock from its list of matters under consideration and reiterated that it would not issue advance rulings regarding such stock. Therefore, the Service may take the position that the Media Stock represents property other than stock of U S WEST. Were the Media Stock treated as property other than stock of U S WEST, the Merger would not be treated as a reorganization within the meaning of Section 368(a) of the Code and the receipt of the Media Stock and Series D Preferred Stock by a holder of Continental Common Stock pursuant to the Merger would be a fully taxable transaction. In addition, such a conclusion might possibly affect the tax-free nature of the distribution in 1995 by Providence Journal of the stock of The Providence Journal Company to its stockholders. While counsel to U S WEST and Continental recognize that this matter cannot be viewed as free from doubt, counsel believe that if challenged, a court would conclude that the Media Stock is common stock of U S WEST for federal income tax purposes.

    Assuming that the Merger is treated as a reorganization within the meaning of Section 368(a) of the Code, no gain or loss will be recognized for federal income tax purposes by U S WEST, Continental and, if applicable, Sub, as a result of the Merger. The federal income tax consequences to a holder of Class A Common Stock is described below under the heading "-- Exchange Solely for Media Stock and Series D Preferred Stock," except for those holders of Class A Common Stock who elect appraisal rights, whose federal income tax consequences are described below under the heading "-- Exchange Solely for Cash." Because a holder of Class B Common Stock may elect to receive either (i) cash, (ii) Media Stock and Series D Preferred Stock, or (iii) a combination of the foregoing, as described below, the federal income tax consequences to a holder of Class B Common Stock will depend, in part, on the form of consideration such holder receives in the Merger.

    EXCHANGE SOLELY FOR MEDIA STOCK AND SERIES D PREFERRED STOCK. A holder of Continental Common Stock who receives solely Media Stock and Series D Preferred Stock in exchange for Continental Common Stock pursuant to the Merger will not recognize gain or loss upon the exchange (except as described below with respect to cash received in lieu of fractional shares). The aggregate tax basis of the Media Stock and Series D

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Preferred  Stock received by such  holder will be the  same as the aggregate tax basis of the Continental Common Stock surrendered therefor (reduced by the amount of such tax basis allocable to fractional shares for which cash is received), which basis will be allocated between the Media Stock and the Series D Preferred Stock based on their relative fair market values. The holding period of the Media Stock and Series D Preferred Stock will include the holding period of the Continental Common Stock surrendered therefor.

    EXCHANGE SOLELY FOR CASH. A holder of Continental Common Stock who receives solely cash (including pursuant to the exercise of such holder's appraisal rights) in exchange for Continental Common Stock pursuant to the Merger will recognize gain or loss equal to the difference between the amount of cash received and the aggregate tax basis in the Continental Common Stock surrendered therefor. Such gain or loss generally will be capital gain or loss and will be long-term if such Continental Common Stock surrendered in the Merger has been held for more than one year at the Effective Time. If, however, any such holder actually or by attribution owns shares of U S WEST stock at the time of the Merger, such holder may be subject to the rules discussed under "-- Additional Considerations -- Recharacterization of Gain as Dividend" below.

    EXCHANGE FOR MEDIA STOCK, SERIES D PREFERRED STOCK AND CASH. A holder of Class B Common Stock who receives a combination of Media Stock, Series D Preferred Stock and cash in exchange for Class B Common Stock pursuant to the Merger will realize gain or loss equal to the difference between (i) the sum of the cash and the fair market value of the Media Stock and Series D Preferred Stock received and (ii) the aggregate tax basis in Class B Common Stock surrendered therefor. However, any such loss will not be recognized, and any such gain will only be recognized to the extent of the cash received. For this purpose, gain or loss must be calculated separately for each identifiable block of shares of Class B Common Stock surrendered in the Merger, and a loss realized on one block of shares of Class B Common Stock cannot be used to offset a gain realized on another block of shares of Class B Common Stock. Subject to the discussion under "-- Additional Considerations -- Recharacterization of Gain as Dividend" below, any such gain recognized generally will be treated as capital gain and will be long-term if the Continental Common Stock surrendered in the Merger has been held for more than one year at the Effective Time.

    The aggregate tax basis of the Media Stock and Series D Preferred Stock received by a holder of Class B Common Stock will be the same as the aggregate tax basis of the Class B Common Stock surrendered therefor, decreased by the cash received (including cash received in lieu of fractional shares) and increased by any gain recognized (whether capital gain or dividend income), which basis will be allocated between the Media Stock and the Series D Preferred Stock based on their relative fair market values. The holding period of the Media Stock and Series D Preferred Stock will include the holding period of the Class B Common Stock surrendered therefor.

    ADDITIONAL CONSIDERATIONS

    RECHARACTERIZATION OF GAIN AS DIVIDEND. With respect to holders of Continental Common Stock who receive cash in the Merger, it is possible that, under certain circumstances, some or all of the gain recognized by such holder could be treated as a dividend taxable as ordinary income, and not capital gain, if the cash received has the effect of the distribution of a dividend. In such case, the gain recognized would be treated as a dividend to the extent of the holder's ratable share of Continental's accumulated earnings and profits.

    For purposes of determining whether the cash received has the effect of the distribution of a dividend, the holder should be treated as if he first exchanged all of his Continental Common Stock solely for Media Stock and Series D Preferred Stock and then U S WEST immediately redeemed (the "deemed U S WEST redemption") a portion of such Media Stock and Series D Preferred Stock in exchange for the cash the holder actually received. Under this analysis, in general, if the receipt of cash in this deemed U S WEST redemption by such holder results in a "substantially disproportionate" reduction in the holder's voting stock interest in U S WEST or is "not essentially equivalent to a dividend," the receipt of the cash will not have the effect of the distribution of a dividend. For purposes of this determination, the holder's voting stock interest in U S WEST before the deemed U S WEST redemption is compared to such holder's interest in U S WEST after the deemed U S WEST redemption, taking into account in each case any U S WEST stock constructively owned by such holder as a result of the application of the attribution rules of the Code. Generally, if

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(taking into account actual ownership and ownership by attribution) the holder's interest in the voting stock of U S WEST has declined, as a result of the deemed U S WEST redemption, by more than 20%, then the receipt of cash will not be taxed as a dividend. If such interest in the voting stock of U S WEST has declined, as a result of the deemed U S WEST redemption, by 20% or less, then generally, in the case of a minority shareholder who is neither an officer or director of U S WEST or who exercises no control over U S WEST's corporate affairs, the receipt of cash likely would not be taxed as a dividend. Each holder of Continental Common Stock should consult with his own tax advisor as to whether the receipt of the cash has the effect of a distribution of a dividend, and, if so, the consequences thereof.

    SECTION 306 STOCK. Holders of Continental Common Stock who receive Series D Preferred Stock pursuant to the Merger could be subject to special rules under
Section 306 of the Code on the sale, exchange, redemption or other disposition thereof if the receipt of cash in lieu of such stock would have been treated as a dividend under the "substantially disproportionate" and "not essentially equivalent to a dividend" rules described immediately above. See "-- Recharacterization of Gain as Dividend." Each holder of Continental Common Stock should consult his own tax advisor on the potential application of Section 306 to the receipt of the Series D Preferred Stock.

    CASH IN LIEU OF A FRACTIONAL SHARE. Cash received by a holder of Continental Common Stock in lieu of a fractional share interest in Media Stock or Series D Preferred Stock will be treated as received in exchange for such fractional share interest, and gain or loss will be recognized for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the basis of the Continental Common Stock allocable to such fractional share interest. Such gain or loss will be capital gain or loss and will be long-term if such share of Continental Common Stock has been held for more than one year at the Effective Time.

    TRANSFER AND GAINS TAXES. Some states and localities impose taxes on certain transfers (including transfers such as the Merger) of an interest in real property (including leases) located therein. Pursuant to the Merger Agreement, Continental will pay any such transfer taxes imposed with respect to the Merger (the portion of any such payment attributable to each holder of Continental Common Stock being referred to herein as a "Transfer Tax Payment"). For federal income tax purposes, any Transfer Tax Payment should generally be treated as a deemed distribution by Continental to each holder of Continental Common Stock taxable to such holder as a dividend to the extent of Continental's current and accumulated earnings and profits. Any income taxes owing on account of such deemed distribution will be the responsibility of the holder of Continental Common Stock. Although there is no direct authority on the question, there is a reasonable basis to conclude that, if treated as a distribution from Continental and taxed as a dividend in the manner described above, any Transfer Tax Payment should result in an increase of equal amount in the tax basis of each holder's Continental Common Stock and, thus, (i) other than in the case of holders of Continental Common Stock receiving solely cash, result in a corresponding increase in the shares of any Media Stock and Series D Preferred Stock received in the Merger and (ii) in the case of holders of Continental Common Stock receiving solely cash, result in a decrease in the gain (or an increase in the loss) recognized in the Merger.

    PROPOSED LEGISLATION. Under statutory proposals released by the Clinton administration early this year, certain types of preferred stock (not including preferred stock that participates significantly in corporate growth (including through a conversion right)) that is received in connection with transactions intended to qualify as tax-free reorganizations, such as the Merger, will be treated as taxable "other property" rather than as tax-free stock consideration. According to a joint statement issued by the Chairmen of the two Congressional tax-writing committees, the effective date of any of the statutory proposals ultimately enacted is expected to be no earlier than the date of the appropriate Congressional action. Based on the foregoing, U S WEST and Continental believe that even if the proposed legislation is enacted in its current form, such legislation would not apply to the Series D Preferred Stock.

    BACKUP WITHHOLDING. Under the Code, a holder of Continental Common Stock may be subject, under certain circumstances, to backup withholding at a 31% rate with respect to the amount of cash, if any, received pursuant to the Merger unless such holder provides proof of an applicable exemption or a correct

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
taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder's federal income tax liability, provided the required information is furnished to the Service.

OWNERSHIP AND DISPOSITION OF MEDIA STOCK AND SERIES D PREFERRED STOCK

    DIVIDENDS. Dividends paid on Media Stock or Series D Preferred Stock will be taxable as ordinary income to the extent of US WEST's current and accumulated earnings and profits. To the extent that a distribution on Media Stock or Series D Preferred Stock exceeds the current and accumulated earnings and profits of U S WEST, such distribution will be treated as a nontaxable return of capital that reduces the holder's basis in its Media Stock or Series D Preferred Stock and any such distribution in excess of a holder's basis will be treated as gain from the sale or exchange of a capital asset. Subject to certain limitations, dividends received by corporate holders of Media Stock and Series D Preferred Stock out of such earnings and profits will qualify for the dividends received deduction allowable to corporations under Section 243 of the Code. In addition, dividends received by a corporate holder of Media Stock and Series D Preferred Stock may constitute an "extraordinary dividend" under Section 1059 of the Code. For this purpose, all dividends received by a corporate holder of Media Stock or Series D Preferred Stock within, and having their ex-dividend date within, an 85-day period (expanded to a 365-day period in the case of dividends received in such period that in the aggregate exceed 20% of such holder's adjusted tax basis in such Media Stock or Series D Preferred Stock) are aggregated. Accordingly, if applicable, a corporate holder of Media Stock or Series D Preferred Stock receiving an extraordinary dividend would be required under Section 1059(a) of the Code to reduce its basis (but not below zero) in its Media Stock or Series D Preferred Stock by the non-taxed portion of the dividend (I.E., the portion of the dividend for which a deduction is allowed), and if such portion exceeds such holder's tax basis for its Media Stock or Series D Preferred Stock, to treat the excess as gain from the sale of such Media Stock or Series D Preferred Stock in the year in which a sale or disposition of such Media Stock or Series D Preferred Stock occurs. Under another of the statutory proposals discussed above, immediate gain recognition (rather than recognition at the time of sale or disposition) would be required whenever the basis of the Media Stock or Series D Preferred Stock with respect to which any extraordinary dividend was received is reduced below zero. See "-- Tax Consequences of the Merger -- Proposed Legislation."

    CONVERSION.  Any conversion  of either the  Media Stock into  Communications
Stock upon U S WEST's exercise of any of its rights to do so or of Series D Preferred Stock solely into Media Stock (pursuant to either U S WEST's or the holder's right to do so) should constitute a tax-free exchange to the exchanging shareholder, with a carryover adjusted tax basis in the newly received Communications Stock or Media Stock, as the case may be, and generally a tacked holding period from the stock previously held. If, however, dividends on the Series D Preferred Stock were in arrears at the time of conversion, a portion of the Media Stock received in exchange for Series D Preferred Stock could be viewed under Section 305(c) of the Code as a distribution with respect to the Series D Preferred Stock, taxable as a dividend.

    ADJUSTMENT OF CONVERSION PRICE. With respect to the Series D Preferred Stock, an adjustment in the conversion rates of the Series D Preferred Stock pursuant to certain anti-dilution provisions contained in the terms of the Series D Preferred Stock, or the failure to make such an adjustment, may, in certain circumstances, be treated as a constructive distribution to holders of Series D Preferred Stock or to holders of Media Stock under Section 305 of the Code.

    REDEMPTION OF MEDIA STOCK. If U S WEST redeems the Media Stock for shares of the Media Group Subsidiaries, it intends to do so in a manner that will be tax free under Section 355 of the Code. If the redemption does not qualify under
Section 355 of the Code, then (i) U S WEST could recognize gain on the distribution of stock of the Media Group Subsidiaries in an amount equal to the difference between the fair market value of such stock distributed and U S WEST's tax basis in such stock and (ii) the holders of Media Stock could, depending on their individual circumstances, either (a) recognize gain or loss on the redemption in an amount equal to the difference between the fair market value of the stock received and the holders' tax basis in their shares being redeemed or (b) be treated as having received a taxable dividend in an amount equal to the fair market value of the stock.

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
    REDEMPTION OF SERIES D PREFERRED STOCK FOR CASH. A redemption of the Series D Preferred Stock for cash will be treated as a sale or exchange of such Series D Preferred Stock by the holder thereof (and therefore eligible for capital gains treatment except to the extent of any declared but unpaid dividends) if the redemption either (i) is a complete redemption of all stock of U S WEST owned by the holder under Section 302(b)(3) of the Code (after taking into account certain attribution rules) or (ii) meets the "substantially disproportionate" or "not essentially equivalent to a dividend" rules discussed above. See "-- Tax Consequences of the Merger -- Additional Considerations -- Recharacterization of Gain as Dividend." If the redemption fails to qualify under any of these tests, the proceeds of the redemption will be taxed as a dividend to the extent of U S WEST's current and accumulated earnings and profits.

    SALE OR EXCHANGE OF MEDIA STOCK OR SERIES D PREFERRED STOCK. Upon the taxable sale or exchange of Media Stock or Series D Preferred Stock, a holder will recognize gain or loss. Such gain or loss would be equal to the difference between (i) any cash received plus the fair market value of any other consideration received and (ii) the aggregate tax basis of the Media Stock or Series D Preferred Stock that was sold or exchanged, determined as described above. See "-- Tax Consequences of the Merger." Any gain or loss on the taxable sale or exchange of the Media Stock or Series D Preferred Stock would be a capital gain or loss, assuming that such Media Stock or Series D Preferred Stock was held as a capital asset by the shareholder on the date of the sale or exchange. The foregoing rules may not apply to the Series D Preferred Stock if it was subject to the rules of Section 306 of the Code. See "-- Tax Consequences of the Merger."

    BACKUP WITHHOLDING. Rules similar to those discussed above under the heading "-- Tax Consequences of the Merger -- Backup Withholding" will apply with respect to dividends paid on or proceeds received from a sale or exchange of Media Stock or Series D Preferred Stock, as the case may be.

                       PROPOSALS TO APPROVE AND ADOPT THE
             CHARTER AMENDMENTS, ELECTION OF CONTINENTAL DIRECTORS
                 AND RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

    One of the purposes of the Special Meeting is to obtain the approval and adoption of the Consideration Charter Amendment by Continental's Stockholders. The Continental Board approved the Consideration Charter Amendment at a meeting held on February 27, 1996 and found that it was in the best interests of Continental and its stockholders. The Continental Restated Certificate currently requires that holders of Class A Common Stock and holders of Class B Common Stock receive identical consideration in the event of a merger of Continental with a third party. The continuing tax-free status of the recent transactions involving the merger of Providence Journal with and into Continental cannot, however, be ensured unless the former Providence Journal stockholders, who currently hold approximately 77% of the Class A Common Stock, are precluded from receiving any of the cash consideration to be paid in connection with the Merger. It is accordingly a condition to the consummation of the Merger that the Consideration Charter Amendment, which will entitle holders of Class A Common Stock to receive only Media Stock and Series D Preferred Stock in the Merger, be approved by the requisite holders of the Continental Voting Stock. In the event the Consideration Charter Amendment is not adopted by the requisite vote of Continental's stockholders at the Special Meeting, Continental is required to call another meeting of its stockholders to seek such adoption. See "The Merger Agreement -- Certain Covenants -- Meetings of Continental Stockholders." In such event, certain holders of Class B Common Stock have agreed to convert a certain number of their shares of Class B Common Stock into Class A Common Stock and vote such shares of Class A Common Stock in favor of adoption of the Consideration Charter Amendment. See "Ancillary Agreements -- Stockholders' Agreement." A copy of the Consideration Charter Amendment is attached as Exhibit A to Annex I to this Proxy Statement.

    Another purpose of the Special Meeting is to obtain approval and adoption of the Conversion Charter Amendment by Continental's stockholders. The Continental Board approved the Conversion Charter Amendment on October 1, 1996 and found that it was in the best interests of Continental and its stockholders. The Continental Restated Certificate currently prohibits holders of shares of Class B Common Stock from transferring any such shares to any person other than Permitted Transferees. Any purported transfer of shares of Class B Common Stock to other than a Permitted Transferee would, under the current Continental

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
Restated Certificate, result in such shares being automatically converted into shares of Class A Common Stock. In addition, the Continental Restated Certificate currently permits holders of shares of Class B Common Stock to convert any or all of their shares into shares of Class A Common Stock at any time. Pursuant to the Merger Agreement, holders of Class B Common Stock will receive, in the aggregate, at least $1 billion, and up to $1.5 billion, in cash. If the Conversion Charter Amendment is not adopted, holders of Class B Common Stock could avoid receiving any cash consideration in connection with the Merger by converting their shares of Class B Common Stock into shares of Class A Common Stock prior to the Effective Time, thereby resulting in a disproportionate amount of the cash consideration being received by the remaining holders of Class B Common Stock (including those holders of Class B Common Stock who are prohibited under the terms of the Stockholders' Agreement from converting their shares of Class B Common Stock unless, following any such conversions, there are a sufficient number of shares of Class B Common Stock outstanding at the Effective Time to receive the Cash Consideration Amount). The Conversion Charter Amendment will provide that, so long as the Merger Agreement remains in effect and from and after the adoption of the Conversion Charter Amendment at the Special Meeting, (i) any holder of shares of Class B Common Stock may transfer such shares to any transferee of such holder, regardless of whether such transferee is a Permitted Transferee, and any such transfer will not result in the conversion of such shares into shares of Class A Common Stock, and (ii) only a person who was a Deemed Record Holder of Record Date Shares on the Record Date or who is a Permitted Transferee of such holder to which such holder has transferred any such shares on or after the Record Date may convert any such Record Date Shares into shares of Class A Common Stock, and any such conversion shall only be permissible if the aggregate number of such Record Date Shares so converted by such holder and any such Permitted Transferee of such holder does not exceed, at the time any such conversion is requested by such holder or any such Permitted Transferee, the Permitted Percentage of such holder's Record Date Shares, provided that such restriction on conversion shall not apply to conversions in connection with the enforcement by a secured party of its rights in and to Record Date Shares pursuant to a BONA FIDE pledge of such shares to secure obligations.

    For  illustrative purposes only,  if on the  Charter Amendment Adoption Date
(i) the Outstanding Class B Shares were equal to the number of shares of Class B Common Stock outstanding on the Record Date (after giving effect to the conversion of all outstanding shares of Continental Preferred Stock but excluding Restricted Continental Common Stock) (i.e., 135,373,598 shares in aggregate) and (ii) as of the Charter Amendment Adoption Date U S WEST had elected, or still retained the right to elect, to pay the maximum cash amount of $1.5 billion in the Merger, the Permitted Percentage would be 63%. Applying this Permitted Percentage, a record holder of Record Date Shares as of the Record Date and any Permitted Transferee of such holder to which such holder had transferred any such shares on or after the Record Date could together voluntarily convert up to 63% of such Record Date Shares into shares of Class A Common Stock after the Charter Amendment Adoption Date and prior to the Effective Time. See "Background of the Merger -- Recommendation of the Continental Board; Continental's Reasons for the Merger -- Charter Amendments." If the Conversion Charter Amendment is adopted by the requisite vote of Continental's stockholders at the Special Meeting but the Consideration Charter Amendment is not so adopted at the Special Meeting, the Conversion Charter Amendment will not be effected until the Consideration Charter Amendment is adopted and effected.

    Another purpose of the Special Meeting is to consider the election of four persons to serve a three-year term as Class A Directors in accordance with the Continental Restated Certificate and the Continental By-Laws. It is proposed that proxies for the Special Meeting which do not specify the contrary will be voted to elect Henry F. McCance, Roy F. Coppedge III, Michael J. Ritter and Robert B. Luick as the Class A Directors. Messrs. McCance, Coppedge, Ritter and Luick are presently Class A Directors. If some unexpected occurrence should make necessary, in the judgment of the Continental Board, the substitution of some other person for any of the nominees, it is the intention of the persons named in the proxy for the Special Meeting to vote for the election of such other person as may be designated by the Continental Board. Each of the Class A Directors elected at the Special Meeting shall serve until the 1999 Annual Meeting and until his successor is elected and qualified. Upon consummation of the Merger, the separate corporate existence of Continental will cease and the current directors of U S WEST or Sub, as the case may be, will continue as directors of the surviving corporation thereafter. Accordingly, directors of Continental, including directors elected at the Special Meeting, will cease to be directors at the Effective Time.

    Finally, at the Special Meeting the Continental stockholders will be asked to ratify the selection by the Continental Board of Deloitte & Touche LLP as Continental's independent public accountants for the current fiscal year ending December 31, 1996. The firm has been the accountants for Continental since 1974. Although Continental is not required to submit the ratification and approval of the selection of its accountants to a vote of stockholders, the Continental
Board believes it is a sound policy and in the best interests of the stockholders to do so. Representatives of Deloitte & Touche LLP are not expected to be present at the Special Meeting.

    If the Merger is not consummated, the 1997 Annual Meeting of Continental is expected to be held on or about May 15, 1997. Stockholder proposals must be received by Continental on or before January 15, 1997 to be considered for inclusion in the proxy statement and presented at the 1997 Annual Meeting of Continental.

    THE CONTINENTAL BOARD RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE
CHARTER   AMENDMENTS,  THE  ELECTION  OF   DIRECTORS  AND  THE  RATIFICATION  OF
APPOINTMENT OF ACCOUNTANTS.

                                 THE COMPANIES

U S WEST

    U S WEST is a diversified global communications company engaged in the telecommunications, cable, wireless communications and directory and information services businesses. U S WEST conducts its businesses through two groups: the Media Group and the Communications Group.

    The Media Group is comprised of (i) cable and telecommunications network businesses outside the Communications Group Region and internationally, (ii) domestic and international wireless communications network businesses and (iii) domestic and international directory and information services businesses, including telephone directory businesses.

    The Media Group's cable and telecommunications businesses include MediaOne, U S WEST's cable systems in the Atlanta, Georgia metropolitan area, U S WEST's interest in TWE, and international cable and telecommunications investments, including U S WEST's interest in Telewest Communications plc, the largest provider of combined cable and telecommunications services in the United Kingdom, and cable and telecommunications properties in the Netherlands, the Czech Republic, Malaysia, Indonesia and Belgium.

    The   Media   Group,   through   NewVector,   provides   domestic   wireless
communications services, including cellular services, to a rapidly growing customer base. U S WEST and AirTouch have entered into Phase I of a cellular joint venture pursuant to which their domestic cellular properties will receive centralized services from a wireless management company on a contract basis. Upon consumption of Phase II of the joint venture, the domestic cellular properties of U S WEST and AirTouch will be combined to form the U S WEST/AirTouch Joint Venture, which will be the third largest cellular company in the United States. In addition, U S WEST and AirTouch, in partnership with Bell Atlantic Corporation and NYNEX Corporation, have formed Primeco, which successfully bid on 11 PCS licenses in March 1995, and have agreed to coordinate the operation of their PCS and cellular businesses. The Media Group's international wireless businesses include Mercury One 2 One, a joint venture in the United Kingdom which provides the world's first PCS service, as well as wireless businesses in Hungary, the Czech and Slovak Republics, Russia, Malaysia, India and Poland.

    The Media Group's directory and information services businesses develop and package content and information services, including telephone directories, database marketing and other interactive services in domestic and international markets. The Media Group's telephone directories businesses publish more than 300 White and Yellow Pages directories in 14 western and mid-western states and nearly 200 directories in the United Kingdom and Poland. The Media Group also holds a 50 percent interest in Listel, Brazil's largest publisher of telephone directories.

    Following consummation of the Merger, the businesses of Continental and its subsidiaries will be attributed by the U S WEST Board to the Media Group.

    The Communications Group, through U S WEST Communications, provides telecommunications services to more than 25 million residential and business customers in the Communications Group Region, which is comprised of the states of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming. Such services include local telephone services, exchange access services (which connect customers to the facilities of carriers, including long-distance providers and wireless operators), and certain long-distance services within geographic areas in the Communications Group Region. The Communications Group also provides other products and services, including custom call features, voice messaging, caller identification, high speed data applications, customer premises equipment and certain communications services to business customers and governmental agencies both inside and outside the Communications Group Region.

    U S WEST has two classes of common stock: the Media Stock and the Communications Stock. The Media Stock is intended to reflect separately the performance of the Communications Group. For a description of the terms of the Media Stock and Communications Stock, see "Description of U S WEST

Capital Stock." Holders of Media Stock and Communications Stock are holders of common stock of U S WEST and are subject to the risks associated with an investment in a single company and all of U S WEST's businesses, assets and liabilities. See "Risk Factors."

    U S WEST from time to time engages in preliminary discussions regarding acquisitions, dispositions and other similar transactions. Any such transaction could involve, among other things, the transfer of certain assets, businesses or interests, the issuance of equity and/or the incurrence or assumption of indebtedness. The consummation of any such transaction could have a material impact upon the financial condition and results of operations of U S WEST and the Media Group. There is no assurance that any such discussions will result in the consummation of any such transaction.

    Additional information with respect to the businesses of U S WEST and the Media Group is included in the periodic reports filed by U S WEST with the Commission pursuant to the Exchange Act. See "Available Information" and "Incorporation of Certain Documents by Reference."

CONTINENTAL

    Continental is a leading provider of broadband communications services. As of June 30, 1996, giving effect to a pending acquisition, Continental's systems and those of its U.S. affiliates passed approximately 7.4 million homes and provided service to approximately 4.3 million basic subscribers, making Continental the third-largest cable television system operator in the United States. In addition, Continental has pursued investments in sectors that are complementary to its core business, including (i) international broadband communications; (ii) telecommunications and technology industries, including competitive-access telephony and DBS service; and (iii) programming services. For additional information with respect to the business of Continental, see "Annex V -- Description of Continental -- Business."

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                        OF U S WEST AND THE MEDIA GROUP

    The following unaudited pro forma combined statements of operations of U S WEST and the Media Group for the year ended December 31, 1995 give effect to (i) the Merger, (ii) U S WEST's planned refinancing of Continental's revolving debt facilities following consummation of the Merger through the issuance of U S WEST commercial paper (the "U S WEST Refinancing"), (iii) the pending acquisition by Continental of the remaining 62.1% interest in Meredith/New Heritage Strategic Partners, L.P. (the "MN/H Buyout"), (iv) the acquisition by Continental of Cablevision of Chicago, Columbia Cable of Michigan, Consolidated Cablevision of California, the cable television business of Providence Journal Company and the remaining 66.2% interest in N-COM Limited Partnership II, (v) the sale by Continental of its 8.30% Senior Notes Due 2006 and the application of the net proceeds therefrom, (vi) the redemption by TCG of a portion of the shares of Common Stock of TCG owned by Continental and the reclassification of Continental's remaining interest in TCG (the "TCG Transaction") and (vii) the consummation of the U S WEST/ AirTouch Joint Venture, as though each transaction had occurred as of January 1, 1995. The following unaudited pro forma condensed combined statements of operations of U S WEST and the Media Group for the six months ended June 30, 1996 give effect to (i) the Merger, (ii) the U S WEST Refinancing, (iii) the MN/H Buyout, (iv) the TCG Transaction and (v) the consummation of the U S WEST/AirTouch Joint Venture, as though each transaction had occurred as of January 1, 1996. The following unaudited pro forma condensed combined balance sheets of U S WEST and the Media Group at June 30, 1996 give effect to (i) the Merger, (ii) the U S WEST Refinancing, (iii) the MN/H Buyout,
(iv) the TCG Transaction and (v) the consummation of the U S WEST/AirTouch Joint Venture, as though each transaction had occurred on June 30, 1996.

    The pro forma adjustments are based on available information and certain assumptions that U S WEST's management believes are reasonable and are described in the notes accompanying the unaudited pro forma condensed combined balance sheets and the unaudited pro forma condensed combined statements of operations. The unaudited pro forma financial information does not purport to represent what U S WEST or the Media Group's financial position or results of operations would actually have been had the transactions actually occurred at such dates or to project U S WEST or the Media Group's financial position or results of operations at or for any future date or period. In the opinion of U S WEST's management, all adjustments necessary to present fairly such unaudited pro forma financial information have been made.

    The unaudited pro forma financial statements should be read in conjunction with the historical financial statements of U S WEST and the Media Group, including the notes thereto, which are incorporated by reference herein, and with the historical and pro forma financial statements of Continental, including the notes thereto, which are included elsewhere in this Proxy Statement. See "Incorporation of Certain Documents by Reference" and "Annex V -- Description of Continental -- Unaudited Pro Forma Condensed Consolidated Financial Information" and "Consolidated Financial Statements."

THE MERGER
    U S WEST will account for the Merger by the purchase method of accounting. Accordingly, U S WEST's cost to acquire Continental of approximately $11.1 billion (as of June 30, 1996) will be allocated to the assets acquired and liabilities assumed according to their respective fair values. The $7.6 billion pro forma excess of the purchase price over the net tangible assets acquired at June 30, 1996, and goodwill related to a deferred income tax liability of $3.1 billion, will be amortized over 25 years, except for intangible assets allocated to Continental's equity method investments, which will be amortized over 15 years. Amortization related to Continental's equity method investments will be recorded as a component of equity income (loss) in unconsolidated ventures. The intangible assets acquired consist principally of the cable television franchises of Continental and goodwill.

    The final allocation of the purchase price is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make such an allocation in the accompanying unaudited pro forma condensed combined financial statements. Accordingly, the purchase price allocation adjustments made in connection with the development of the unaudited pro forma condensed combined financial statements are preliminary and have been made solely for the purpose of developing such unaudited pro forma condensed combined financial statements.

    The impact on U S WEST's financial position from the disposition of Continental's properties located in the Communications Group Region as required by federal rules on cross-ownership by telephone companies of cable companies is not expected to be material to the pro forma financial statements included herein and, accordingly, has not been reflected in the unaudited pro forma condensed combined financial statements. Certain reclassifications have been made to the Continental historical consolidated financial statements and pro forma amounts to reflect such financial statements on a basis consistent with the unaudited pro forma condensed combined financial statements of U S WEST and the Media Group after giving effect to the Merger.

U S WEST/AIRTOUCH JOINT VENTURE

    In July 1994, U S WEST signed an agreement with AirTouch to combine their domestic cellular properties into a joint venture in a multi-phased transaction. During Phase I, which commenced on November 1, 1995, the partners are operating their cellular properties separately. A wireless management company has been formed and is providing centralized services to both companies on a contract basis. In Phase II, the partners will combine their domestic properties into a joint venture, subject to obtaining certain authorizations. The parties are seeking to obtain regulatory and other approvals precedent to entering into Phase II. The recent passage of the 1996 Telecommunications Act has removed significant regulatory barriers to completion of Phase II.

    U S WEST's domestic cellular assets and related liabilities will be contributed to the U S WEST/ AirTouch Joint Venture at historical cost after which the equity method of accounting will be applied. The equity method of accounting requires recognition of U S WEST's share of the financial condition and operating results of the U S WEST/AirTouch Joint Venture on one line on the balance sheet and statement of operations. The assumed ownership interests for U S WEST and AirTouch approximate 26 percent and 74 percent, respectively, pursuant to the partnership agreement. The actual interests of U S WEST and AirTouch in the capital, income (loss) and cash flows of the joint venture will depend on a number of factors, the outcome of which cannot be reliably estimated. These factors include, among other things, the timing of the actual closing of Phase II and the ability of the parties to contribute certain of their domestic cellular interests to the joint venture. Accordingly, U S WEST cannot predict the actual interest it will have upon the closing of Phase II in the capital, income (loss) or cash flow of the U S WEST/AirTouch Joint Venture. The closing of Phase II is conditioned upon the satisfaction of certain conditions, including the ability of AirTouch and U S WEST to contribute at least 60 percent of their respective domestic cellular interests to the joint venture. U S WEST anticipates that Phase II will close in the fourth quarter of 1996 or early 1997.

    Some of the cellular interests of AirTouch and U S WEST are subject to consent provisions in connection with certain transactions. In addition, other partnership interests may, under certain circumstances, be subject to rights of first refusal provisions in favor of third parties. The foregoing provisions may or may not preclude certain properties from being contributed to the U S WEST/AirTouch Joint Venture. To the extent any such properties have not been contributed to the U S WEST/AirTouch Joint Venture at the time of Phase II closing, U S WEST and AirTouch are obligated throughout the life of the U S WEST/ AirTouch Joint Venture to continue to use reasonable efforts to effect such contribution. U S WEST and AirTouch have agreed that, in the event that either is unable to contribute all of its domestic cellular interests to the U S WEST/AirTouch Joint Venture, the parties will restructure, among other things, the allocation of profits and losses and the distribution of cash and property of the U S WEST/AirTouch Joint Venture or, to the extent such a restructuring is not feasible, to otherwise compensate each party to achieve the same economic result each party would have obtained if all of the parties' domestic cellular properties had been contributed to the joint venture at the Phase II closing. As a result, U S WEST cannot predict the actual interest it will have in the U S WEST/AirTouch Joint Venture upon Phase II closing. The following pro forma information reflects the assumption that all domestic cellular properties are contributed to the U S WEST/ AirTouch Joint Venture. U S WEST believes this assumption is reasonable because of the continuing obligations of U S WEST and AirTouch to affect the contribution of their respective domestic cellular assets to the U S WEST/AirTouch Joint Venture. In addition, management believes the effect on U S WEST's financial position and results of operations if certain domestic cellular properties are not contributed to the U S WEST/AirTouch Joint Venture would not be material.

                                 U S WEST, INC.
        PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1995
                 DOLLARS IN MILLIONS (EXCEPT PER SHARE AMOUNTS)

                                                                                                   U S WEST      U S WEST/
                                                                                     U S WEST      PRO FORMA   AIRTOUCH JOINT
                                                       U S WEST     CONTINENTAL    ADJUSTMENTS      FOR THE       VENTURE
                                                      HISTORICAL     PRO FORMA    FOR THE MERGER    MERGER      ADJUSTMENTS
                                                      -----------  -------------  --------------  -----------  --------------
Sales and other revenues............................   $  11,746     $   1,782(A)                  $  13,528    $    (882)(N)
Employee-related expenses...........................       4,071           492(A)                      4,563         (152)(N)
Other operating expenses............................       2,323           549(A)                      2,872         (445)(N)
Taxes other than income taxes.......................         416            15(A)                        431          (17)(N)
Depreciation and amortization.......................       2,291           451(A)  $     350(B)        3,092         (121)(N)
                                                      -----------       ------         -----      -----------       -----
Total operating expenses............................       9,101         1,507           350          10,958         (735)
                                                      -----------       ------         -----      -----------       -----
Income (loss) from operations.......................       2,645           275          (350)          2,570         (147)
Other income (expense):
  Interest expense..................................        (527)         (444)(A)        (10)(C)       (981)           1(N)
  Equity (losses) income in unconsolidated
   ventures.........................................        (207)          (53)(A)        (42)(D)       (302)         146(N)
                                                                                                                       13(O)
  Gains on merger of joint venture interest and
   sales of other assets............................         293            24(A)                        317
  Guaranteed minority interest expense..............         (14)                                        (14)
  Other income (expense) net........................         (36)            7(A)                        (29)          17(N)
                                                      -----------       ------         -----      -----------       -----
Income (loss) before income taxes and extraordinary
 items..............................................       2,154          (191)         (402)          1,561           30
Provision (benefit) for income taxes................         825           (59)(A)       (115)(E)        651           12(P)
                                                      -----------       ------         -----      -----------       -----
INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS............       1,329          (132)         (287)            910           18
Dividend and preferences on preferred stock.........          (3)          (40)(A)         (8)(F)        (51)
                                                      -----------       ------         -----      -----------       -----
Income (loss) before extraordinary items available
 for common stock...................................   $   1,326     $    (172)    $    (295)      $     859(G)  $      18
                                                      -----------       ------         -----      -----------       -----
                                                      -----------       ------         -----      -----------       -----
INCOME BEFORE EXTRAORDINARY ITEM PER SHARE OF
 COMMUNICATIONS STOCK...............................   $    2.52                                   $    2.52
                                                      -----------                                 -----------
                                                      -----------                                 -----------
AVERAGE SHARES OF COMMUNICATIONS STOCK OUTSTANDING
 (MILLIONS).........................................      470.72                                      470.72
                                                      -----------                                 -----------
                                                      -----------                                 -----------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM PER SHARE OF
 MEDIA STOCK........................................   $    0.30                                   $   (0.52)(G)
                                                      -----------                                 -----------
                                                      -----------                                 -----------
AVERAGE SHARES OF MEDIA STOCK OUTSTANDING
 (MILLIONS).........................................      470.55                                      627.69(G)
                                                      -----------                                 -----------
                                                      -----------                                 -----------


                                                         U S WEST
                                                         PRO FORMA
                                                      ---------------
Sales and other revenues............................     $  12,646
Employee-related expenses...........................         4,411
Other operating expenses............................         2,427
Taxes other than income taxes.......................           414
Depreciation and amortization.......................         2,971
                                                           -------
Total operating expenses............................        10,223
                                                           -------
Income (loss) from operations.......................         2,423
Other income (expense):
  Interest expense..................................          (980)
  Equity (losses) income in unconsolidated
   ventures.........................................
                                                              (143)
  Gains on merger of joint venture interest and
   sales of other assets............................           317
  Guaranteed minority interest expense..............           (14)
  Other income (expense) net........................           (12)
                                                           -------
Income (loss) before income taxes and extraordinary
 items..............................................         1,591
Provision (benefit) for income taxes................           663
                                                           -------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS............           928
Dividend and preferences on preferred stock.........           (51)
                                                           -------
Income (loss) before extraordinary items available
 for common stock...................................     $     877
                                                           -------
                                                           -------
INCOME BEFORE EXTRAORDINARY ITEM PER SHARE OF
 COMMUNICATIONS STOCK...............................     $    2.52
                                                           -------
                                                           -------
AVERAGE SHARES OF COMMUNICATIONS STOCK OUTSTANDING
 (MILLIONS).........................................        470.72
                                                           -------
                                                           -------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM PER SHARE OF
 MEDIA STOCK........................................     $   (0.49)
                                                           -------
                                                           -------
AVERAGE SHARES OF MEDIA STOCK OUTSTANDING
 (MILLIONS).........................................        627.69
                                                           -------
                                                           -------

                                 U S WEST, INC.
        PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
                         SIX MONTHS ENDED JUNE 30, 1996
                 DOLLARS IN MILLIONS (EXCEPT PER SHARE AMOUNTS)

                                                                                                U S WEST       U S WEST/
                                                                                  U S WEST      PRO FORMA   AIRTOUCH JOINT
                                                   U S WEST     CONTINENTAL     ADJUSTMENTS      FOR THE        VENTURE
                                                  HISTORICAL     PRO FORMA     FOR THE MERGER    MERGER       ADJUSTMENTS
                                                  -----------  --------------  --------------  -----------  ---------------
Sales and other revenues........................   $   6,174    $     970(A)                    $   7,144     $    (521)(N)
Employee-related expenses.......................       2,141          244(A)                        2,385           (92)(N)
Other operating expenses........................       1,200          324(A)                        1,524          (239)(N)
Taxes other than income taxes...................         218           10(A)                          228           (11)(N)
Depreciation and amortization...................       1,172          237(A)    $     164(B)        1,573           (70)(N)
                                                  -----------       -----           -----      -----------        -----
Total operating expenses........................       4,731          815             164           5,710          (412)
                                                  -----------       -----           -----      -----------        -----
Income (loss) from operations...................       1,443          155            (164)          1,434          (109)
Other income (expense):
  Interest expense..............................        (271)        (237)(A)          (5)(C)        (513)            1(N)
  Equity (losses) income in unconsolidated
   ventures.....................................        (143)         (48)(A)         (21)(D)        (212)           99(N)
                                                                                                                      7(O)
  Gains on sales of rural telephone exchanges...          49                                           49
  Guaranteed minority interest expense..........         (24)                                         (24)
  Other income (expense) -- net.................         (46)          (6)(A)                         (52)           13(N)
                                                  -----------       -----           -----      -----------        -----
Income (loss) before income taxes and cumulative
 effect of change in accounting principle.......       1,008         (136)           (190)            682            11
Provision (benefit) for income taxes............         398          (38)(A)         (53)(E)         307             4(P)
                                                  -----------       -----           -----      -----------        -----
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE
 IN ACCOUNTING PRINCIPLE........................         610          (98)           (137)            375             7
Dividend and preferences on preferred stock.....          (2)         (21)(A)          (3)(F)         (26)
                                                  -----------       -----           -----      -----------        -----
Income (loss) before cumulative effect of change
 in accounting principle available for common
 stock..........................................   $     608    $    (119)      $    (140)      $     349(G)   $       7
                                                  -----------       -----           -----      -----------        -----
                                                  -----------       -----           -----      -----------        -----
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLE PER SHARE OF
 COMMUNICATIONS STOCK...........................   $    1.30                                    $    1.30
                                                  -----------                                  -----------
                                                  -----------                                  -----------
AVERAGE SHARES OF COMMUNICATIONS STOCK
 OUTSTANDING (MILLIONS).........................       475.9                                        475.9
                                                  -----------                                  -----------
                                                  -----------                                  -----------

LOSS PER SHARE OF MEDIA STOCK...................   $   (0.02)                                   $   (0.43)(G)
                                                  -----------                                  -----------
                                                  -----------                                  -----------
AVERAGE SHARES OF MEDIA STOCK OUTSTANDING
 (MILLIONS).....................................      473.30                                       630.44(G)
                                                  -----------                                  -----------
                                                  -----------                                  -----------


                                                     U S WEST
                                                     PRO FORMA
                                                  ---------------
Sales and other revenues........................     $   6,623
Employee-related expenses.......................         2,293
Other operating expenses........................         1,285
Taxes other than income taxes...................           217
Depreciation and amortization...................         1,503
                                                       -------
Total operating expenses........................         5,298
                                                       -------
Income (loss) from operations...................         1,325
Other income (expense):
  Interest expense..............................          (512)
  Equity (losses) income in unconsolidated
   ventures.....................................
                                                          (106)
  Gains on sales of rural telephone exchanges...            49
  Guaranteed minority interest expense..........           (24)
  Other income (expense) -- net.................           (39)
                                                       -------
Income (loss) before income taxes and cumulative
 effect of change in accounting principle.......           693
Provision (benefit) for income taxes............           311
                                                       -------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE
 IN ACCOUNTING PRINCIPLE........................           382
Dividend and preferences on preferred stock.....           (26)
                                                       -------
Income (loss) before cumulative effect of change
 in accounting principle available for common
 stock..........................................     $     356
                                                       -------
                                                       -------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLE PER SHARE OF
 COMMUNICATIONS STOCK...........................     $    1.30
                                                       -------
                                                       -------
AVERAGE SHARES OF COMMUNICATIONS STOCK
 OUTSTANDING (MILLIONS).........................         475.9
                                                       -------
                                                       -------
LOSS PER SHARE OF MEDIA STOCK...................     $   (0.42)
                                                       -------
                                                       -------
AVERAGE SHARES OF MEDIA STOCK OUTSTANDING
 (MILLIONS).....................................        630.44
                                                       -------
                                                       -------

                                 U S WEST, INC.

             PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED)

                              AS OF JUNE 30, 1996

                              DOLLARS IN MILLIONS

                                                                                                 U S WEST      U S WEST/
                                                                                   U S WEST      PRO FORMA   AIRTOUCH JOINT
                                                     U S WEST     CONTINENTAL    ADJUSTMENTS      FOR THE       VENTURE
                                                    HISTORICAL     PRO FORMA    FOR THE MERGER    MERGER      ADJUSTMENTS
                                                    -----------  -------------  --------------  -----------  --------------
ASSETS
Total current assets..............................   $   2,835    $     143(A)                   $   2,978    $    (170)(Q)
Property, plant and equipment -- net..............      14,989        2,419(A)                      17,408         (824)(Q)
Investment in Time Warner Entertainment...........       2,497                                       2,497
Investments in other unconsolidated ventures......       1,365          480(A)   $     653(H)        2,498        1,053(Q)
Intangible assets -- net..........................       1,761        1,989(A)       7,957(H)       11,707         (433)(Q)
Other assets......................................       1,842          601(A)                       2,443           (9)(Q)
                                                    -----------  -------------      ------      -----------      ------
Total assets......................................   $  25,289    $   5,632      $   8,610       $  39,531    $    (383)
                                                    -----------  -------------      ------      -----------      ------
                                                    -----------  -------------      ------      -----------      ------
LIABILITIES AND EQUITY
Total current liabilities.........................   $   4,679    $     459(A)   $   1,024(I)    $   6,162    $    (278)(Q)
Long-term debt....................................       7,360        5,662(A)         339(J)       13,361
Deferred taxes, credits and other.................       4,382          397(A)       2,731(K)        7,510         (105)(Q)
Redeemable preferred securities...................         651                                         651
Redeemable common stock...........................                      270(A)        (270)(L)
Total equity......................................       8,217       (1,156)(A)      4,786(M)       11,847
                                                    -----------  -------------      ------      -----------      ------
Total liabilities and equity......................   $  25,289    $   5,632      $   8,610       $  39,531    $    (383)
                                                    -----------  -------------      ------      -----------      ------
                                                    -----------  -------------      ------      -----------      ------


                                                     U S WEST
                                                     PRO FORMA
                                                    -----------
ASSETS
Total current assets..............................   $   2,808
Property, plant and equipment -- net..............      16,584
Investment in Time Warner Entertainment...........       2,497
Investments in other unconsolidated ventures......       3,551
Intangible assets -- net..........................      11,274
Other assets......................................       2,434
                                                    -----------
Total assets......................................   $  39,148
                                                    -----------
                                                    -----------
LIABILITIES AND EQUITY
Total current liabilities.........................   $   5,884
Long-term debt....................................      13,361
Deferred taxes, credits and other.................       7,405
Redeemable preferred securities...................         651
Redeemable common stock...........................
Total equity......................................      11,847
                                                    -----------
Total liabilities and equity......................   $  39,148
                                                    -----------
                                                    -----------

                              U S WEST MEDIA GROUP
        PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1995
                 DOLLARS IN MILLIONS (EXCEPT PER SHARE AMOUNTS)

                                                                                                MEDIA GROUP     U S WEST/
                                                                                 MEDIA GROUP     PRO FORMA   AIRTOUCH JOINT
                                                    MEDIA GROUP   CONTINENTAL    ADJUSTMENTS      FOR THE        VENTURE
                                                    HISTORICAL     PRO FORMA    FOR THE MERGER    MERGER       ADJUSTMENTS
                                                    -----------  -------------  --------------  -----------  ---------------
Sales and other revenues
  Directory and information services..............   $   1,180                                   $   1,180
  Wireless communications.........................         941                                         941     $    (941)(N)
  Cable and telecommunications....................         215     $   1,782(A)                      1,997
  Other...........................................          38                                          38             2(N)
                                                    -----------       ------                    -----------        -----
Total sales and other revenues....................       2,374         1,782                         4,156          (939)
Cost of sales and other revenues..................         772           631(A)                      1,403          (244)(N)
Selling, general and administrative expenses......         886           425(A)                      1,311          (427)(N)
Depreciation and amortization.....................         249           451(A)  $     350(B)        1,050          (121)(N)
                                                    -----------       ------         -----      -----------        -----
Total operating expenses..........................       1,907         1,507           350           3,764          (792)
                                                    -----------       ------         -----      -----------        -----
Income (loss) from operations.....................         467           275          (350)            392          (147)
Other income (expense):
  Interest expense................................        (100)         (444)(A)        (10)(C)       (554)            1(N)
  Equity (losses) income in unconsolidated
   ventures.......................................        (207)          (53)(A)        (42)(D)       (302)          146(N)
                                                                                                                      13(O)
  Gains on merger of joint venture interest and
   sales of other assets..........................         157            24(A)                        181
  Guaranteed minority interest expense............         (14)                                        (14)
  Other income (expense) -- net...................           5             7(A)                         12            17(N)
                                                    -----------       ------         -----      -----------        -----
Income (loss) before income taxes and
 extraordinary item...............................         308          (191)         (402)           (285)           30
Provision (benefit) for income taxes..............         163           (59)(A)       (115)(E)        (11)           12(P)
                                                    -----------       ------         -----      -----------        -----
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM...........         145          (132)         (287)           (274)           18
Dividend and preferences on preferred stock.......          (3)          (40)(A)         (8)(F)        (51)
                                                    -----------       ------         -----      -----------        -----
Income (loss) before extraordinary item available
 for Media Stock..................................   $     142     $    (172)    $    (295)      $    (325)(G)   $      18
                                                    -----------       ------         -----      -----------        -----
                                                    -----------       ------         -----      -----------        -----
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM PER SHARE
 OF MEDIA STOCK...................................   $    0.30                                   $   (0.52)(G)
                                                    -----------                                 -----------
                                                    -----------                                 -----------
AVERAGE SHARES OF MEDIA STOCK OUTSTANDING
 (MILLIONS).......................................      470.55                                      627.69(G)
                                                    -----------                                 -----------
                                                    -----------                                 -----------


                                                    MEDIA GROUP
                                                     PRO FORMA
                                                    -----------
Sales and other revenues
  Directory and information services..............   $   1,180
  Wireless communications.........................          --
  Cable and telecommunications....................       1,997
  Other...........................................          40
                                                    -----------
Total sales and other revenues....................       3,217
Cost of sales and other revenues..................       1,159
Selling, general and administrative expenses......         884
Depreciation and amortization.....................         929
                                                    -----------
Total operating expenses..........................       2,972
                                                    -----------
Income (loss) from operations.....................         245
Other income (expense):
  Interest expense................................        (553)
  Equity (losses) income in unconsolidated
   ventures.......................................
                                                          (143)
  Gains on merger of joint venture interest and
   sales of other assets..........................         181
  Guaranteed minority interest expense............         (14)
  Other income (expense) -- net...................          29
                                                    -----------
Income (loss) before income taxes and
 extraordinary item...............................        (255)
Provision (benefit) for income taxes..............           1
                                                    -----------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM...........        (256)
Dividend and preferences on preferred stock.......         (51)
                                                    -----------
Income (loss) before extraordinary item available
 for Media Stock..................................   $    (307)
                                                    -----------
                                                    -----------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM PER SHARE
 OF MEDIA STOCK...................................   $   (0.49)
                                                    -----------
                                                    -----------
AVERAGE SHARES OF MEDIA STOCK OUTSTANDING
 (MILLIONS).......................................      627.69
                                                    -----------
                                                    -----------

                              U S WEST MEDIA GROUP
        PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
                         SIX MONTHS ENDED JUNE 30, 1996
                 DOLLARS IN MILLIONS (EXCEPT PER SHARE AMOUNTS)

                                                                                               MEDIA GROUP     U S WEST/
                                                                                MEDIA GROUP     PRO FORMA   AIRTOUCH JOINT
                                                  MEDIA GROUP   CONTINENTAL     ADJUSTMENTS      FOR THE        VENTURE
                                                  HISTORICAL     PRO FORMA     FOR THE MERGER    MERGER       ADJUSTMENTS
                                                  -----------  --------------  --------------  -----------  ---------------
Sales and other revenues
  Directory and information services............   $     592                                    $     592
  Wireless communications.......................         554                                          554    $    (554)(N)
  Cable and telecommunications..................         116    $     970(A)                        1,086
  Other.........................................           9                                            9
                                                  -----------       -----                      -----------       -----
Total sales and other revenues..................       1,271          970                           2,241         (554)
Cost of sales and other revenues................         405          341(A)                          746         (139)(N)
Selling, general and administrative expenses....         456          237(A)                          693         (236)(N)
Depreciation and amortization...................         137          237(A)    $     164(B)          538          (70)(N)
                                                  -----------       -----           -----      -----------       -----
Total operating expenses........................         998          815             164           1,977         (445)
                                                  -----------       -----           -----      -----------       -----
Income (loss) from operations...................         273          155            (164)            264         (109)
Other income (expense):
  Interest expense..............................         (50)        (237)(A)          (5)(C)        (292)           1(N)
  Equity (losses) income in unconsolidated
   ventures.....................................        (143)         (48)(A)         (21)(D)        (212)          99(N)
                                                                                                                     7(O)
  Guaranteed minority interest expense..........         (24)                                         (24)
  Other income (expense) -- net.................         (34)          (6)(A)                         (40)          13(N)
                                                  -----------       -----           -----      -----------       -----
Income (loss) before income taxes...............          22         (136)           (190)           (304)          11
Provision (benefit) for income taxes............          30          (38)(A)         (53)(E)         (61)           4(P)
                                                  -----------       -----           -----      -----------       -----
NET INCOME (LOSS)...............................          (8)         (98)           (137)           (243)           7
Dividend and preferences on preferred stock.....          (2)         (21)(A)          (3)(F)         (26)
                                                  -----------       -----           -----      -----------       -----
Income (loss) available for Media Stock.........   $     (10)   $    (119)      $    (140)      $    (269)(G)  $       7
                                                  -----------       -----           -----      -----------       -----
                                                  -----------       -----           -----      -----------       -----
LOSS PER SHARE OF MEDIA STOCK...................   $   (0.02)                                   $   (0.43)(G)
                                                  -----------                                  -----------
                                                  -----------                                  -----------
AVERAGE SHARES OF MEDIA STOCK OUTSTANDING
 (MILLIONS).....................................      473.30                                       630.44(G)
                                                  -----------                                  -----------
                                                  -----------                                  -----------


                                                  MEDIA GROUP PRO
                                                       FORMA
                                                  ---------------
Sales and other revenues
  Directory and information services............     $     592
  Wireless communications.......................        --
  Cable and telecommunications..................         1,086
  Other.........................................             9
                                                       -------
Total sales and other revenues..................         1,687
Cost of sales and other revenues................           607
Selling, general and administrative expenses....           457
Depreciation and amortization...................           468
                                                       -------
Total operating expenses........................         1,532
                                                       -------
Income (loss) from operations...................           155
Other income (expense):
  Interest expense..............................          (291)
  Equity (losses) income in unconsolidated
   ventures.....................................
                                                          (106)
  Guaranteed minority interest expense..........           (24)
  Other income (expense) -- net.................           (27)
                                                       -------
Income (loss) before income taxes...............          (293)
Provision (benefit) for income taxes............           (57)
                                                       -------
NET INCOME (LOSS)...............................          (236)
Dividend and preferences on preferred stock.....           (26)
                                                       -------
Income (loss) available for Media Stock.........     $    (262)
                                                       -------
                                                       -------
LOSS PER SHARE OF MEDIA STOCK...................     $   (0.42)
                                                       -------
                                                       -------
AVERAGE SHARES OF MEDIA STOCK OUTSTANDING
 (MILLIONS).....................................        630.44
                                                       -------
                                                       -------

                              U S WEST MEDIA GROUP
             PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED)
                              AS OF JUNE 30, 1996
                              DOLLARS IN MILLIONS

                                                                                              MEDIA GROUP    U S WEST/
                                                     MEDIA                     MEDIA GROUP     PRO FORMA   AIRTOUCH JOINT
                                                     GROUP      CONTINENTAL    ADJUSTMENTS      FOR THE       VENTURE
                                                  HISTORICAL     PRO FORMA    FOR THE MERGER    MERGER      ADJUSTMENTS
                                                  -----------  -------------  --------------  -----------  --------------
ASSETS
Total current assets............................   $     817    $     143(A)                   $     960    $    (177)(Q)
Property, plant and equipment -- net............       1,261        2,419(A)                       3,680         (824)(Q)
Investment in Time Warner Entertainment.........       2,497                                       2,497
Investments in other unconsolidated ventures....       1,365          480(A)   $     653(H)        2,498        1,053(Q)
Intangible assets -- net........................       1,761        1,989(A)       7,957(H)       11,707         (433)(Q)
Other assets....................................         981          601(A)                       1,582           (9)(Q)
                                                  -----------  -------------      ------      -----------      ------
Total assets....................................   $   8,682    $   5,632      $   8,610       $  22,924    $    (390)
                                                  -----------  -------------      ------      -----------      ------
                                                  -----------  -------------      ------      -----------      ------
LIABILITIES AND EQUITY
Total current liabilities.......................   $   1,261    $     459(A)   $   1,024(I)    $   2,744    $    (285)(Q)
Long-term debt..................................       1,689        5,662(A)         339(J)        7,690
Deferred taxes, credits and other...............         599          397(A)       2,731(K)        3,727         (105)(Q)
Redeemable preferred securities.................         651                                         651
Redeemable common stock.........................                      270(A)        (270)(L)
Total equity....................................       4,482       (1,156)(A)      4,786(M)        8,112
                                                  -----------  -------------      ------      -----------      ------
Total liabilities and equity....................   $   8,682    $   5,632      $   8,610       $  22,924    $    (390)
                                                  -----------  -------------      ------      -----------      ------
                                                  -----------  -------------      ------      -----------      ------


                                                   MEDIA GROUP
                                                    PRO FORMA
                                                  -------------
ASSETS
Total current assets............................    $     783
Property, plant and equipment -- net............        2,856
Investment in Time Warner Entertainment.........        2,497
Investments in other unconsolidated ventures....        3,551
Intangible assets -- net........................       11,274
Other assets....................................        1,573
                                                  -------------
Total assets....................................    $  22,534
                                                  -------------
                                                  -------------
LIABILITIES AND EQUITY
Total current liabilities.......................    $   2,459
Long-term debt..................................        7,690
Deferred taxes, credits and other...............        3,622
Redeemable preferred securities.................          651
Redeemable common stock.........................
Total equity....................................        8,112
                                                  -------------
Total liabilities and equity....................    $  22,534
                                                  -------------
                                                  -------------

                  U S WEST, INC. AND THE U S WEST MEDIA GROUP
         NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

THE MERGER

(A) See "Description of Continental -- Unaudited Pro Forma Condensed Consolidated Financial Statements." Certain reclassifications have been made to the Continental pro forma amounts to reflect such financial statements on a basis consistent with the unaudited pro forma condensed combined financial statements of U S WEST and the Media Group after giving effect to the Merger.

(B) Reflects incremental amortization expense for the excess of the purchase price over net tangible assets acquired (excluding intangible assets related to Continental's equity method investments), in addition to adjustments to reflect depreciation of tangible cable assets over 6 years. The excess of the purchase price over the net tangible cable assets acquired is being amortized over 25 years.

(C) Represents assumed interest expense of $57 million annually ($28 million for six months) on the issuance of $1 billion of U S WEST commercial paper to fund the cash portion of the the Merger. Such interest expense was calculated at U S WEST's approximate commercial paper borrowing rate of 5.65 percent at June 30, 1996. A 1/8 percentage point change in the assumed financing rate would change interest expense by $1.25 million. Also reflects a reduction in interest expense of $47 million annually ($23 million for six months) related to the planned refinancing of Continental's revolving debt facilities with the issuance of $2.929 billion of U S WEST commercial paper. Such interest expense was calculated using an assumed interest savings of
    1.60 percent based on the difference between the U S WEST commercial paper rate and the Continental rate on its revolving debt facilities. A 1/8 percentage point change in the assumed rate on the refinancing would change interest expense by $3.7 million. U S WEST may elect to pay up to an additional $500 million in cash, financed through the issuance of commercial paper, which would reduce the number of shares of Media Stock issued. If U S WEST elects to pay an additional $500 million in cash, interest expense on the pro forma condensed combined statements of operations would increase $28 million annually, assuming an interest rate of 5.65 percent. A 1/8 percentage point change in the assumed financing rate would change interest expense by $625 thousand.

(D) Reflects incremental amortization for the excess of the purchase price over the net tangible cable assets acquired related to Continental's equity method investments being amortized over 15 years.

(E) Reflects the estimated income tax effect of the pro forma adjustments.

(F) Dividends associated with the issuance of $927 million of Series D Preferred Stock at fair value ($1 billion in liquidation value) less Continental's historical accretion of preferred stock preferences. It is assumed that the Series D Preferred Stock would have an estimated annual dividend of $48 million (based on a Base Dividend Rate of 4.375%) and it is assumed that the Adjustment Amount is equal to zero. See "The Merger Agreement -- Conversion of Continental Common Stock -- Form and Value of Consideration to be Received in the Merger" and "Description of U S WEST Capital Stock -- Series D Preferred Stock -- Dividends -- Determination of Dividend Rate" and "-- Redemption and Exchange -- Determination of Redemption Price and Exchange Rate."

(G)  Media Stock pro forma loss per  share assumes the issuance of approximately
    157.14 million shares at a price of $17.20 per share on January 1, 1995. The share price is computed based on the average of the closing sales prices for the Media Stock for each trading day in the five-day period beginning on October 3, 1996 and ending on October 9, 1996. U S WEST, at its option, may elect to pay up to an additional $500 million in cash, financed through the issuance of commercial paper. If U S WEST elects to pay an additional $500 million in cash, interest expense on the pro forma condensed combined statement of operations would increase $28 million annually, assuming an interest rate of 5.65 percent. The additional interest expense combined with
    23.8 million fewer shares of Media Stock issued would result in an increase of $17 million in the net loss ($4.25 million per quarter) and an increase of $.05 in the Media Stock loss per share ($.01 per quarter).

(H) Represents the allocation of the purchase price to intangible assets acquired. The purchase price and the excess of the purchase price over the net tangible assets acquired at June 30, 1996, are as follows (in millions):

Purchase Price:
  Media Stock issued............................................  $   2,703
  Series D Preferred Stock issued at fair value.................        927
  Cash paid through issuance of commercial paper................      1,000
  Acquisition costs.............................................         20
                                                                  ---------
  Total consideration...........................................      4,650
  Debt and other liabilities assumed at fair value..............      6,492
                                                                  ---------
  Purchase price, excluding deferred income tax gross up........  $  11,142
                                                                  ---------
                                                                  ---------
Excess of Purchase Price over Net Tangible Assets Acquired:
  Purchase price................................................  $  11,142
  Net tangible assets acquired (including acquisitions).........      3,590
                                                                  ---------
  Excess of purchase price over net tangible assets acquired....      7,552
  Deferred income tax gross up..................................      3,100
                                                                  ---------
  Total intangible assets acquired..............................  $  10,652
                                                                  ---------
                                                                  ---------
  Allocation of intangible assets:
    Identifiable intangible assets, primarily cable television
     franchises.................................................  $   6,504
    Goodwill....................................................      3,442
    Investments in other unconsolidated ventures................        706

    The value of the Media Stock issued is based upon approximately 157.14 million shares at a price of $17.20 per share (the average of the closing sales prices for the Media Stock for each trading day in the five-day period beginning on October 3, 1996 and ending on October 9, 1996).

(I) Represents the issuance of $1.0 billion in commercial paper to finance the cash portion of the Merger consideration, $20 million in closing costs related to the Merger and $4 million in recognition of pension and executive retirement plan obligations at Continental. U S WEST, at its option, may elect to pay up to an additional $500 million in cash which would reduce the number of shares of Media Stock issued. If U S WEST elects to pay an additional $500 million in cash, the pro forma condensed combined balance sheet would reflect an additional $500 million of short-term debt and $409 million less of equity. The $409 million reduction in equity is based upon
    23.8 million fewer shares of Media Stock being issued at a price of $17.20 per share (the average of the closing sales prices for the Media Stock for each trading day in the five-day period beginning on October 3, 1996 and ending on October 9, 1996).

(J) Represents the adjustment to record Continental's debt and interest rate derivatives at fair value as of June 30, 1996.

(K) Represents an estimated deferred income tax liability of $3.1 billion associated with the Continental purchase price allocation inclusive of Continental's historical deferred income taxes of $369 million.

(L) Represents the elimination of Continental's redeemable common stock.

(M) Represents the issuance of approximately $2.703 billion in Media Stock and approximately $927 million of Series D Preferred Stock at fair value ($1.0 billion in liquidation value) as consideration in the Merger, and elimination of Continental stockholders' deficiency of $1.156 billion. U S WEST, at its option, may elect to pay up to an additional $500 million in cash, financed through the issuance of commercial paper, which would reduce the number of shares of Media Stock issued. If U S WEST elects to pay an additional $500 million in cash, the pro forma condensed combined balance sheet would reflect a $500 million increase in short term debt and $409 million less of equity. The $409 million reduction in equity is based upon
    23.8 million fewer shares of Media Stock being issued at a price of $17.20 per share (the average of the closing sales prices for the Media Stock for each trading day in the five-day period beginning on October 3, 1996 and ending on October 9, 1996).

U S WEST/AIRTOUCH JOINT VENTURE

(N) To deconsolidate U S WEST's domestic cellular revenues and expenses and to reflect, on the equity method of accounting, U S WEST's assumed 26 percent interest in the combined pro forma earnings of the U S WEST/AirTouch Joint Venture.

(O) To record amortization to income of the implied negative goodwill arising from the difference in the pro forma net book value of assets contributed to the U S WEST/AirTouch Joint Venture and U S WEST's assumed share (26 percent) of the total U S WEST/AirTouch Joint Venture assets. The implied negative goodwill is amortized over 40 years. The implied negative goodwill is determined as follows (in millions):

                                                                                JUNE 30,
                                                                                  1996
                                                                               -----------
Net book value of assets contributed by
 U S WEST....................................................................   $   1,053
Net book value of assets contributed by AirTouch.............................       4,967
                                                                               -----------
Combined net book values contributed.........................................       6,020
U S WEST's share at 26 percent...............................................       1,565
Net book value of contribution...............................................       1,053
                                                                               -----------
Implied negative goodwill....................................................   $     512
                                                                               -----------
                                                                               -----------
Annual amortization..........................................................   $      13
                                                                               -----------
                                                                               -----------
Six month amortization.......................................................   $       7
                                                                               -----------
                                                                               -----------

(P) To record the income tax effects of the pro forma adjustments.

(Q) To deconsolidate and reflect on the equity method of accounting U S WEST's domestic cellular assets and liabilities and reflect their contribution to the U S WEST/AirTouch Joint Venture at historical cost.

                        MARKET PRICES AND DIVIDEND DATA

    On November 1, 1995, U S WEST implemented the Recapitalization, pursuant to which each outstanding share of Old Common Stock was converted into one share of Communications Stock and one share of Media Stock. On October 31, 1995, the Old Common Stock ceased trading and, on November 1, 1995, the Communications Stock and the Media Stock commenced trading. The following table sets forth the high and low sales prices on the Composite Tape and the dividends paid per share of the Old Common Stock and the Media Stock for the periods indicated.

                                                                                      HIGH        LOW     DIVIDENDS PAID
                                                                                    ---------  ---------  ---------------
                                                                                        SALE PRICES
                                                                                    --------------------
OLD COMMON STOCK
  1994
    First Quarter.................................................................  $  46.250  $  38.500     $   0.535
    Second Quarter................................................................     43.750     38.250         0.535
    Third Quarter.................................................................     43.125     38.250         0.535
    Fourth Quarter................................................................     38.875     34.625         0.535
  1995
    First Quarter.................................................................  $  41.375  $  35.125     $   0.535
    Second Quarter................................................................     42.875     39.125         0.535
    Third Quarter.................................................................     48.375     40.875         0.535
    Fourth Quarter (through October 31, 1995).....................................     48.375     45.625        --

MEDIA STOCK
  1995
    Fourth Quarter (from November 1, 1995)........................................  $   20.00  $  17.375        --
  1996
    First Quarter.................................................................  $   23.00  $  18.875        --
    Second Quarter................................................................      21.00     16.875        --
    Third Quarter.................................................................     18.875     14.375        --
    Fourth Quarter (through October 8, 1996)......................................     17.875     16.000        --

    On February 26, 1996, the trading day prior to the announcement of the Merger, the closing sales prices of the Communications Stock and the Media Stock, as reported on the Composite Tape, were $33.875 and $22.125, respectively. On October 8, 1996, the closing sales prices of the Communications Stock and the Media Stock, as reported on the Composite Tape, were $31.375 and $17.625, respectively. As of October 8, 1996, there were 479,227,782 shares of Communications Stock and 473,997,461 shares of Media Stock outstanding and 734,755 holders of record of Communications Stock and 716,052 holders of record of Media Stock.

    The U S WEST Board does not currently pay dividends on the Media Stock. The U S WEST Board currently intends to retain future earnings, if any, for the development of the Media Group's businesses and does not anticipate paying cash dividends on the Media Stock in the foreseeable future. Future determinations by the U S WEST Board to pay dividends on the Media Stock would be based primarily upon the respective financial condition, results of operations and business requirements of the Media Group and U S WEST as a whole. Under the terms of the Media Stock, dividends, if any, would be payable in the sole discretion of the U S WEST Board out of the lesser of (i) the funds of U S WEST legally available therefor and (ii) the Media Group Available Dividend Amount. See "Description of U S WEST Capital Stock -- Communications Stock and Media Stock -- Dividends."

    No established public trading market exists for the Class A Common Stock or the Class B Common Stock and, accordingly, no market price information is available with respect thereto. Continental has not paid cash dividends on the Class A Common Stock or the Class B Common Stock. As of September 20, 1996, there were 38,994,507 shares of Class A Common Stock and 109,424,371 shares of Class B Common Stock outstanding and 630 holders of record of Class A Common Stock and 351 holders of record of Class B Common Stock.

                     DESCRIPTION OF U S WEST CAPITAL STOCK

    The following is a description of the terms of the Communications Stock, the Media Stock, the Series D Preferred Stock and certain preferred stock purchase rights with respect to the Communications Stock and the Media Stock. This description does not purport to be complete and is qualified in its entirety by reference to the U S WEST Restated Certificate, the Certificate of Designation relating to the Series D Preferred Stock (the "Series D Certificate") and the Amended and Restated Rights Agreement, dated as of October 31, 1995 (the "Restated Rights Agreement"), between U S WEST and State Street Bank and Trust Company, as Rights Agent, each of which has been filed as an exhibit to the Registration Statement. The definitions of certain capitalized terms used in the following description are set forth below under "-- Certain Definitions."

GENERAL

    Pursuant to the U S WEST Restated Certificate, U S WEST is authorized to issue 4,200,000,000 shares of capital stock, consisting of (i) 2,000,000,000 shares of Communications Stock, (ii) 2,000,000,000 shares of Media Stock and
(iii)  200,000,000  shares  of  Preferred  Stock,  par  value  $1.00  per  share
("Preferred Stock"), of which 10,000,000 shares are designated as Series A Junior Participating Cumulative Preferred Stock, par value $1.00 per share ("Series A Preferred Stock"), 10,000,000 shares are designated as Series B Junior Participating Cumulative Preferred Stock, par value $1.00 per share ("Series B Preferred Stock"), and 50,000 shares are designated as Series C Cumulative Redeemable Preferred Stock, par value $1.00 per share ("Series C Preferred Stock"). Immediately prior to the Effective Time, U S WEST will designate 20,000,000 shares of Preferred Stock as Series D Preferred Stock.

    The authorized but unissued shares of Communications Stock, Media Stock and Preferred Stock are available for issuance by U S WEST from time to time, as determined by the U S WEST Board, for any proper corporate purpose, which could include raising capital for use by either Group, payment of dividends, providing compensation or benefits to employees or acquiring other companies or businesses. The issuance of such shares would not be subject to approval by the stockholders of U S WEST unless deemed advisable by the U S WEST Board or required by applicable law, regulation or stock exchange listing requirements.

COMMUNICATIONS STOCK AND MEDIA STOCK

    DIVIDENDS.   Dividends on  the Communications Stock and  the Media Stock are
limited to legally available funds of U S WEST under applicable law and subject to the prior payment of dividends on outstanding shares of Preferred Stock.

    Dividends on the Communications Stock and the Media Stock are further limited to an amount not in excess of the Communications Group Available Dividend Amount and the Media Group Available Dividend Amount, respectively. The Available Dividend Amount with respect to a Group is intended to be similar to the amount that would be legally available for the payment of dividends on the stock of such Group under Delaware law if such Group were a separate company.

    The "Communications Group Available Dividend Amount," on any date, means the excess, if any, of (i) the amount equal to the fair market value of the total assets attributed to the Communications Group less the total amount of the liabilities attributed to the Communications Group (provided that preferred stock shall not be treated as a liability), in each case as of such date and determined on a basis consistent with that applied in determining the Communications Group Net Earnings (Loss) over (ii) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of Communications Stock and each class or series of Preferred Stock attributed to the Communications Group. No series of Preferred Stock has been attributed to the Communications Group.

    The "Media Group Available Dividend Amount," on any date, means the excess, if any, of (i) the product of (x) the Outstanding Media Fraction as of such date multiplied by (y) an amount equal to the fair market value of the total assets attributed to the Media Group less the total amount of the liabilities attributed to the Media Group (provided that preferred stock shall not be treated as a liability), in each case as of such date and determined on a basis consistent with that applied in determining the Media Group Net Earnings (Loss) over (ii) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of Media Stock and each class or series of Preferred Stock attributed to the Media Group. The Series C Preferred Stock has been attributed to the Media Group. In addition, the Series D Preferred Stock will be attributed to the Media Group following the Effective Time. As used herein, "Available Dividend Amount" refers to the Communications Group Available Dividend Amount and/or the Media Group Available Dividend Amount, as the context requires.

    "Communications Group Net Earnings (Loss)," for any period through any date, shall mean the net income or loss of the Communications Group for such period (or in respect of fiscal periods of U S WEST commencing prior to November 1, 1995, the pro forma net income or loss of the Communications Group for such period as if November 1, 1995 had been the first day of such period) determined in accordance with generally accepted accounting principles in effect at such time, reflecting income and expense of U S WEST attributed to the Communications Group on a basis substantially consistent with attributions of income and expense made in the calculation of Media Group Net Earnings (Loss), including, without limitation, corporate administrative costs, net interest and other financial costs and income taxes.

    "Media Group Net Earnings (Loss)," for any period through any date, shall mean the net income or loss of the Media Group for such period (or in respect of the fiscal periods of U S WEST commencing prior to November 1, 1995, the pro forma net income or loss of the Media Group for such period as if November 1, 1995 had been the first day of such period) determined in accordance with generally accepted accounting principles in effect at such time, reflecting income and expense of U S WEST attributed to the Media Group on a basis substantially consistent with attributions of income and expense made in the calculation of the Communications Group Net Earnings (Loss), including, without limitation, corporate administrative costs, net interest and other financial costs and income taxes.

    At June 30, 1996, based on their respective financial statements, the funds of U S WEST legally available for the payment of dividends under Delaware law would have been at least $8.207 billion, the Communications Group Available Dividend Amount would have been at least $3.730 billion and the Media Group Available Dividend Amount would have been at least $4.477 billion. There can be no assurance that there will continue to be an Available Dividend Amount with respect to either Group.

    Delaware law limits the amount of distributions on capital stock to the legally available funds of U S WEST, which are determined on the basis of all of U S WEST, and not just the respective Groups. Consequently, the amount of legally available funds reflects the amount of any net losses of any Group and any distributions on, and repurchases of, Communications Stock, Media Stock or Preferred Stock. Dividend payments on the Communications Stock or on the Media Stock could be precluded because of the unavailability of legally available funds under Delaware law, even though the Available Dividend Amount test with respect to the relevant Group is met.

    Subject to the prior payment of dividends on outstanding shares of Preferred Stock and the foregoing limitations, the U S WEST Board could, in its sole discretion, declare and pay dividends exclusively on Communications Stock, exclusively on Media Stock or on both such classes, in equal or unequal amounts, notwithstanding the relative amounts of the Communications Group Available Dividend Amount and the Media Group Available Dividend Amount, the amount of prior dividends declared on each class, the respective voting or liquidation rights of each class or any other factor.

    CONVERSION AND REDEMPTION

    MANDATORY DIVIDEND, REDEMPTION OR CONVERSION OF U S WEST COMMON STOCK. Upon the sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of stock or otherwise), in one transaction or a series of related transactions (a "Disposition"), by U S WEST of all or substantially all of the properties and assets attributed to any Group to one or more persons or entities (other than (w) the Disposition by U S WEST of all or substantially all of U S WEST's properties and assets in one transaction or a series of related transactions in connection with the liquidation, dissolution or winding up of U S WEST and the distribution of assets to stockholders, (x) on a pro rata basis to the holders of all outstanding shares of the class of U S WEST Common Stock relating to such Group and, in the case of a Disposition of the properties and assets attributed to the Media Group, U S WEST for the benefit of the Communications Group with respect to the Inter-Group

Interest, if any, (y) to any person or entity controlled by U S WEST (as determined by the U S WEST Board), or (z) in connection with a Related Business Transaction), U S WEST is required, on or prior to the 85th trading day following the consummation of such Disposition, to either:

    (1) provided that there are funds of U S WEST legally available therefor:

        (i) subject to the limitations described above in the second paragraph under "-- Dividends," declare and pay a dividend in cash and/or securities (other than U S WEST Common Stock) or other property to the holders of outstanding shares of the class of U S WEST Common Stock relating to the Group subject to such Disposition having a Fair Value as of the date of such consummation equal in the aggregate to (A) in the case of a Disposition of the properties and assets attributed to the Communications Group, the Fair Value of the Net Proceeds of such Disposition and (B) in the case of a Disposition of the properties and assets attributed to the Media Group, the product of the Outstanding Media Fraction as of the record date for determining holders entitled to receive such dividend multiplied by the Fair Value of the Net Proceeds of such Disposition; or

        (ii) (A) if such Disposition involves all (not merely substantially all) of the properties and assets attributed to such Group, redeem all outstanding shares of U S WEST Common Stock relating to the Group subject to such Disposition in exchange for cash and/or securities (other than U S WEST Common Stock) or other property having a Fair Value as of the date of such consummation in the aggregate equal to (I) in the case of a Disposition of the properties and assets attributed to the Communications Group, the Fair Value of the Net Proceeds of such Disposition and (II) in the case of a Disposition of the properties and assets attributed to the Media Group, the product of the Outstanding Media Fraction as of such redemption date multiplied by the Fair Value of the Net Proceeds of such Disposition; or

            (B) if such Disposition involves substantially all (but not all) of the properties and assets attributed to such Group, redeem such number of whole shares of the class of U S WEST Common Stock relating to the Group subject to such Disposition (but in any event not more than the number of shares of such class of U S WEST Common Stock outstanding) that has an aggregate average Market Value, during the ten-trading day period beginning on the 16th trading day immediately succeeding such consummation, closest to
    (I) in the case of a Disposition of the properties and assets attributed to the Communications Group, the Fair Value of the Net Proceeds of such Disposition as of the date of such consummation or (II) in the case of a Disposition of the properties and assets attributed to the Media Group, the product of the Outstanding Media Fraction as of the date such shares are selected for redemption multiplied by the Fair Value of the Net Proceeds of such Disposition as of the date of such consummation, in consideration for cash and/or securities (other than U S WEST Common Stock) or other property having a Fair Value in the aggregate equal to such Fair Value of the Net Proceeds or such product, as applicable;

provided, however, that U S WEST may only redeem shares of a class of U S WEST Common Stock pursuant to this paragraph (ii) if the amount to be paid in redemption of such shares is less than or equal to the sum of, as of the redemption date, (a) the Available Dividend Amount with respect to such class of U S WEST Common Stock and (b) the amount determined to be capital in respect of such shares in accordance with applicable corporation law; or

        (2) convert each outstanding share of the class of U S WEST Common Stock relating to the Group subject to such Disposition into a number of fully paid and nonassessable shares of the class of U S WEST Common Stock relating to the other Group (or, if the U S WEST Common Stock relating to the other Group is not Publicly Traded at such time and shares of another class or series of common stock of U S WEST (other than the class of U S WEST Common Stock relating to the Group subject to such Disposition) are then Publicly Traded, of such other class or series of common stock as has the largest Market Capitalization as of the close of business on the trading day immediately preceding the date of the notice of such conversion mailed to holders), equal to 110% of the ratio (calculated to the nearest five decimal places) of the average Market Value of one share of U S WEST Common Stock relating to the Group subject to such Disposition to the average Market Value of one share of U S WEST Common Stock relating to the other Group (or such other class or series of U S WEST Common Stock, as the case may be), during the ten-trading day period beginning on the 16th trading day following such consummation.

    The U S WEST Board may, within one year after a dividend or redemption described above in this section, convert each outstanding share of the class of U S WEST Common Stock relating to the Group subject to such Disposition into a number of fully paid and nonassessable shares of the class of U S WEST Common Stock relating to the other Group (or, if the U S WEST Common Stock relating to the other Group is not Publicly Traded at such time and shares of another class or series of common stock of U S WEST (other than the class of U S WEST Common Stock relating to the Group subject to such Disposition) are then Publicly Traded, of such other class or series of common stock as has the largest Market Capitalization as of the close of business on the trading day immediately preceding the date of the notice of such conversion mailed to holders), equal to 110% of the Market Value Ratio of the Communications Stock to the Media Stock or the Market Value Ratio of the Media Stock to the Communications Stock, as the case may be, as of the fifth trading day prior to the date notice of such conversion is mailed to such holders. Any such exchange would dilute the interest in U S WEST of holders of the class of U S WEST Common Stock relating to the Group not subject to Disposition and would preclude holders of either class of U S WEST Common Stock from retaining their investment in a security reflecting separately the business of their respective Group. In determining whether to effect any such conversion following such a dividend or partial redemption, the U S WEST Board, in its sole discretion and consistent with its fiduciary duties to all the stockholders, in addition to other matters, would likely consider whether the remaining properties and assets attributed to the Group subject to the Disposition continue to constitute a viable business. Other considerations could include the number of shares of the class of U S WEST Common Stock relating to such Group remaining issued and outstanding, the per share market price of such U S WEST Common Stock and the cost of maintaining stockholder accounts.

    For these purposes, "substantially all of the properties and assets" attributed to any Group means a portion of such properties and assets that represents at least 80% of the then Fair Value of the properties and assets attributed to such Group.

    A "Related Business Transaction" means any disposition of all or substantially all of the properties and assets attributed to any Group in a transaction or series of related transactions that result in U S WEST receiving in consideration of such properties and assets primarily equity securities (including, without limitation, capital stock, debt securities convertible into or exchangeable for equity securities or interests in a general or limited partnership or limited liability company, without regard to the voting power or other management or governance rights associated therewith) of any entity which
(i) acquires such properties or assets or succeeds (by merger, formation of a joint venture or otherwise) to the business conducted with such properties or assets or controls such acquiror or successor and (ii) is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by such Group prior to such Disposition, as determined by the U S WEST Board. The purpose of the Related Business Transaction exception is to enable U S WEST to technically "dispose" of properties or assets of a Group to other entities engaged or proposing to engage in businesses similar or complementary to those of such Group without resulting in a dividend on, or a conversion or redemption of, the class of U S WEST Common Stock relating to such Group.

    The "Net Proceeds" of a Disposition of any of the properties and assets attributed to any Group means, as of any date, an amount, if any, equal to what remains of the gross proceeds of such Disposition after any payment of, or reasonable provision for, (a) any taxes payable by U S WEST in respect of such Disposition or in respect of any resulting dividend or redemption (or which would have been payable but for the utilization of tax benefits attributable to the other Group), (b) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (c) any liabilities (contingent or otherwise) attributed to such Group, including, without limitation, any liabilities for deferred taxes or any indemnity or guarantee obligations of U S WEST incurred in connection with the Disposition or otherwise and any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends in respect of the Preferred Stock attributed to such Group. U S WEST may elect to pay the dividend or redemption price referred to in clause (i) or (ii) above either in the same form as the proceeds of the Disposition were received or in any other combination of cash or securities or other property that the U S WEST Board determines will have an aggregate market value of not less than the amount of the Fair Value of the Net Proceeds.

    At the time of any dividend made as a result of a Disposition of the properties and assets attributed to the Media Group, the financial statements of the Communications Group will be credited, and the financial statements of the Media Group will be charged, with an amount equal to the product of (i) the Fair Value of such dividend multiplied by (ii) a fraction, the numerator of which is the Inter-Group Interest Fraction on the record date for such dividend and the denominator of which is the Outstanding Media Fraction on the record date for such dividend.

    CONVERSION AT OPTION OF U S WEST. At any time following November 1, 2004, the U S WEST Board may convert each outstanding share of Communications Stock into a number of fully paid and nonassessable shares of Media Stock (or, if Media Stock is not Publicly Traded at such time and shares of another class or series of common stock of U S WEST (other than Communications Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Market Capitalization as of the close of business on the trading day immediately preceding the date of the notice of such conversion mailed to holders), equal to 100% of the Market Value Ratio of the Communications Stock to the Media Stock as of the fifth trading day prior to the date notice of such conversion is mailed to such holders.

    The U S WEST Board may at any time convert each outstanding share of Media Stock into a number of fully paid and nonassessable shares of Communications Stock (or, if Communications Stock is not Publicly Traded at such time and shares of another class or series of common stock of U S WEST (other than Media Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Market Capitalization as of the close of business on the trading day immediately preceding the date of the notice of such conversion mailed to holders), equal to the applicable percentage set forth below, on the conversion date, of the Market Value Ratio of the Media Stock to the Communications Stock as of the fifth trading day prior to the date of notice of such conversion:

                                                                                     PERCENTAGE OF
12 MONTH PERIOD PRIOR TO NOVEMBER 1                                               MARKET VALUE RATIO
--------------------------------------------------------------------------------  -------------------
2000............................................................................            115%
2001............................................................................            112%
2002............................................................................            109%
2003............................................................................            106%
2004............................................................................            103%
thereafter......................................................................            100%

    REDEMPTION IN EXCHANGE FOR STOCK OF SUBSIDIARY. At any time at which all of the assets and liabilities attributed to the Communications Group (and no other assets or liabilities of U S WEST or any subsidiary thereof) are held directly or indirectly by one or more wholly owned subsidiaries of U S WEST (the "Communications Group Subsidiaries"), the U S WEST Board may, provided that there are funds of U S WEST legally available therefor, redeem all of the outstanding shares of Communications Stock for all of the outstanding shares of the common stock of the Communications Group Subsidiaries, on a pro rata basis.

    At any time at which all of the assets and liabilities attributed to the Media Group (and no other assets or liabilities of U S WEST or any subsidiary thereof) are held directly or indirectly by one or more wholly-owned subsidiaries of U S WEST (the "Media Group Subsidiaries"), the U S WEST Board may, provided that there are funds of U S WEST legally available therefor, redeem all of the outstanding shares of Media Stock for a number of outstanding shares of common stock of the Media Group Subsidiaries equal to the product of the Outstanding Media Fraction multiplied by the number of all of the outstanding shares of the Media Group Subsidiaries, on a pro rata basis. U S WEST will retain the balance of the outstanding shares of the common stock of the Media Group Subsidiaries in lieu of the Inter-Group Interest of the Communications Group in the Media Group, if any.

    EFFECTS ON CONVERTIBLE SECURITIES. The following provisions with respect to Convertible Securities only apply to the extent that the terms of such Convertible Securities do not provide for adjustments in the event of a conversion or redemption described above. These provisions will not apply to the Series D Preferred Stock.

    After any conversion date or redemption date on which all outstanding shares of any class of U S WEST Common Stock were converted or redeemed, any share of such class of U S WEST Common Stock that is to be issued on conversion, exchange or exercise of any Convertible Securities will, immediately upon such conversion, exchange or exercise and without any notice or any other action on the part of, U S WEST, the U S WEST Board or the holder of such Convertible Security:

        (i) in the event the shares of such class of U S WEST Common Stock outstanding on such conversion date were converted into shares of the class of U S WEST Common Stock relating to the other Group (or another class or series of common stock of U S WEST) pursuant to the provisions described under "-- Mandatory Dividend, Redemption or Conversion of U S WEST Common Stock" or "-- Conversion at Option of U S WEST," be converted into the amount of cash and/or the number of shares of the kind of capital stock and/or other securities or property of U S WEST that the number of shares of such class of U S WEST Common Stock that were to be issued upon such conversion, exchange or exercise would have received had such shares been outstanding on such conversion date; or

        (ii) in the event the shares of such class of U S WEST Common Stock outstanding on such redemption date were redeemed pursuant to the provisions described under "-- Mandatory Dividend, Redemption or Conversion of U S WEST Common Stock" or redeemed for common stock of the Communications Group Subsidiaries or Media Group Subsidiaries, as applicable, pursuant to the provisions described under "-- Redemption in Exchange for Stock of Subsidiary," be redeemed, to the extent of funds of U S WEST legally available therefor, for $.01 per share in cash for each share of such class of U S WEST Common Stock that otherwise would be issued upon such conversion, exchange or exercise.

    GENERAL CONVERSION AND REDEMPTION PROVISIONS. Not later than the 10th trading day following the consummation of a Disposition referred to above under "-- Mandatory Dividend, Redemption or Conversion of U S WEST Common Stock," U S WEST will announce publicly by press release (i) the Net Proceeds of such Disposition, (ii) the number of shares outstanding of the class of U S WEST Common Stock relating to the Group subject to such Disposition, (iii) the number of shares of such U S WEST Common Stock into or for which Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof and (iv) in the case of a Disposition of the properties and assets attributed to the Media Group, the Outstanding Media Fraction on the date of such notice. Not earlier than the 26th trading day and not later than the 30th trading day following the consummation of such Disposition, U S WEST will announce publicly by press release which of the actions specified in clause (i), (ii) or (iii) of the first paragraph under "-- Mandatory Dividend, Redemption or Conversion of U S WEST Common Stock" it has irrevocably determined to take.

    If U S WEST determines to pay a dividend as described in clause (1)(i) of such paragraph, U S WEST is required, not later than the 30th trading day following the consummation of such Disposition, to cause to be given to each holder of shares of the class of U S WEST Common Stock relating to the Group subject to such Disposition and to each holder of Convertible Securities convertible into or exchangeable or exercisable for shares of such U S WEST Common Stock (unless alternate provision for notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), a notice setting forth (i) the record date for determining holders entitled to receive such dividend, which shall be not earlier than the 40th trading day and not later than the 50th trading day following the consummation of such Disposition, (ii) the anticipated payment date of such dividend (which will not be more than 85 trading days following the consummation of such Disposition), (iii) type of property to be paid as such dividend in respect of outstanding shares of such U S WEST Common Stock, (iv) the Net Proceeds of such Disposition, (v) in the case of a Disposition of properties and assets attributed to the Media Group, the Outstanding Media Fraction on the date of such notice, (vi) the number of outstanding shares of such U S WEST Common Stock and the number of shares of such U S WEST Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof and (vii) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities will be entitled to receive such dividend only if such holder properly converts, exchanges or exercises them on or prior to the record date referred to in clause (i) of this sentence. Such notice will be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of U S WEST.

    If  U  S  WEST  determines  to undertake  a  redemption  pursuant  to clause
(1)(ii)(A) of the first paragraph under "-- Mandatory Dividend, Redemption or Conversion of U S WEST Common Stock," U S WEST is required, not earlier than the 35th trading day and not later than the 45th trading day prior to the redemption date, to cause to be given to each holder of shares of such class of U S WEST Common Stock, and to each holder of Convertible Securities convertible into or exchangeable or exercisable for shares of such class of U S WEST Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities) a notice setting forth (1) a statement that all shares of such U S WEST Common Stock outstanding on the redemption date will be redeemed, (2) the redemption date (which will not be more than 85 trading days following the consummation of such Disposition), (3) the type of property in which the redemption price for the shares to be redeemed is to be paid, (4) the Net Proceeds of such Disposition, (5) in the case of a Disposition of the properties and assets attributed to the Media Group, the Outstanding Media Fraction on the date of such notice, (6) the place or places where certificates for shares of such U S WEST Common Stock, properly endorsed or assigned for transfer (unless U S WEST waives such requirement) are to be surrendered for delivery of cash and/or securities or other property, (7) the number of outstanding shares of such class of U S WEST Common Stock and the number of shares of such class of U S WEST Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (8) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities will be entitled to participate in such redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the redemption date referred to in clause (2) of this sentence and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, the provisions described under "-- Effects on Convertible Securities" if such holder thereafter converts, exchanges or exercises such Convertible Securities and (9) a statement to the effect that, except as otherwise provided below, dividends on such shares of such U S WEST Common Stock shall cease to be paid as of such redemption date. Such notice will be sent by first-class mail, postage prepaid to each such holder at such holder's address as the same appears on the transfer books of U S WEST.

    If  U  S  WEST  determines  to undertake  a  redemption  pursuant  to clause
(1)(ii)(B) of the first paragraph under "-- Mandatory Dividend, Redemption or Conversion of U S WEST Common Stock," U S WEST is required, not later than the 30th trading day following consummation of the Disposition referred to in such paragraph, to cause to be given to each holder of shares of the class of U S WEST Common Stock relating to the Group subject to such Disposition, and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of such U S WEST Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), a notice setting forth (i) a date, not earlier than the 40th trading day and not later than the 50th trading day following the consummation of such Disposition in respect of which such redemption is to be made, on which shares of such class of U S WEST Common Stock will be selected for redemption, (ii) the anticipated redemption date (which will not be more than 85 trading days following the consummation of such Disposition), (iii) the type of property in which the redemption price for the shares to be redeemed is to be paid, (iv) the Net Proceeds of such Disposition,
(v) in the case of a Disposition of properties and assets attributed to the Media Group, the Outstanding Media Fraction, (vi) the number of outstanding shares of such U S WEST Common Stock and the number of shares of such U S WEST Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (vii) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities will be entitled to participate in such selection for redemption only if such holder properly converts, exchanges or exercises them on or prior to the date referred to in clause (i) of this sentence and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, the provisions described under "Effects on Convertible Securities" if such holder thereafter converts, exchanges or exercises such Convertible Securities and (viii) a statement that U S WEST will not be required to register a transfer of any shares of such class of U S WEST Common Stock for a period of 15 trading days next preceding the date referred to in clause (i) of this sentence. Promptly, but not earlier than 40 trading days nor more than 50 trading days following the consummation of such Disposition, U S WEST is required to cause to be given to each holder of shares of such U S WEST Common Stock to be so redeemed a notice setting forth (1) the number of shares of such U S WEST Common Stock held by such holder to be redeemed, (2) a statement that such shares of such U S WEST Common Stock will be redeemed, (3) the redemption date, (4) the kind and per share amount of cash and/or securities or other property to be received by such holder with respect to each share of such U S WEST Common Stock to be redeemed, including details as to the calculation thereof, (5) the place or places where certificates for shares of such U S WEST Common Stock, properly endorsed or assigned for transfer (unless U S WEST waives such requirement) are to be surrendered for delivery of such cash and/or securities or other property, (6) if applicable, a statement to the effect that the shares being redeemed may no longer be transferred on the transfer books of U S WEST after the redemption date and (7) a statement to the effect that, except as otherwise provided below, dividends on such shares of such U S WEST Common Stock will cease to be paid as of such redemption date. Such notices will be sent by first-class mail, postage prepaid to each such holder, at such holder's address as the same appears on the transfer books of U S WEST.

    If less than all of the outstanding shares of such U S WEST Common Stock are to be redeemed as described above under "-- Mandatory Dividend, Redemption or Conversion of U S WEST Common Stock," such shares will be redeemed by U S WEST pro rata among the holders of outstanding shares of such U S WEST Common Stock or by such other method as may be determined by the U S WEST Board to be equitable.

    In the event of any conversion as described above under "-- Conversion at Option of U S WEST" or "-- Mandatory Dividend, Redemption or Conversion of U S WEST Common Stock," U S WEST will cause to be given to each holder of shares of the class of U S WEST Common Stock to be so converted and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of such U S WEST Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), a notice setting forth (i) a statement that all outstanding shares of such U S WEST Common Stock will be converted,
(ii) the conversion date (which, in the case of a conversion after a Disposition, will not be more than 85 trading days following the consummation of such Disposition), (iii) the per share number of shares of Communications Stock or Media Stock or another class or series of common stock of U S WEST, as the case may be, to be received with respect to each share of such U S WEST Common Stock, including details as to the calculation thereof, (iv) the place or places where certificates for shares of such U S WEST Common Stock, properly endorsed or assigned for transfer (unless U S WEST waives such requirement) are to be surrendered for delivery of certificates for shares of such U S WEST Common Stock, (v) the number of outstanding shares of such U S WEST Common Stock and the number of shares of such U S WEST Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (vi) a statement to the effect that, except as otherwise provided below, dividends on such shares of such U S WEST Common Stock will cease to be paid as of such conversion date and (vii) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities will be entitled to receive shares of such U S WEST Common Stock upon such conversion only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the conversion date referred to in clause (ii) of this sentence and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, the provision described under "-- Effects on Convertible Securities" if such holder thereafter converts, exchanges or exercises such Convertible Securities. Such notice will be sent by first-class mail, postage prepaid, to such holder at such holder's address as the same appears on the transfer books of U S WEST.

    If U S WEST determines to redeem shares of a class of U S WEST Common Stock as described above under "-- Redemption in Exchange for Stock of Subsidiary," U S WEST will cause to be given to each holder of shares of such U S WEST Common Stock and to each holder of Convertible Securities convertible into or exchangeable or exercisable for shares of such U S WEST Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such

Convertible Securities), a notice setting forth (i) a statement that all shares of such U S WEST Common Stock outstanding on the redemption date will be redeemed in exchange for shares of common stock of the Communications Group Subsidiaries or Media Group Subsidiaries, as the case may be, (ii) the redemption date, (iii) if Media Stock is being redeemed, the Outstanding Media Fraction on the date of such notice, (iv) the place or places where certificates for shares of such U S WEST Common Stock properly endorsed or assigned for transfer (unless U S WEST waives such requirement) are to be surrendered for delivery of certificates for shares of the Communications Group Subsidiaries or the Media Group Subsidiaries, as the case may be, (v) a statement to the effect that, except as otherwise provided below, dividends on such shares of such U S WEST Common Stock will cease to be paid as of such redemption date, (vi) the outstanding number of shares of such U S WEST Common Stock and the number of shares of such U S WEST Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof and (vii) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities will be entitled to receive shares of common stock of the Communications Group Subsidiaries or the Media Group Subsidiaries, as the case may be, only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the date referred to in clause (ii) of this sentence and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, the provision described under "-- Effects on Convertible Securities" if such holder thereafter converts, exchanges or exercises such Convertible Securities. Such notice will be sent by first-class mail, postage prepaid, not less than 30 trading days nor more than 45 trading days prior to the redemption date, to each such holder at such holder's address as the same appears on the transfer books of U S WEST.

    Neither the failure to mail any notice described above to any particular holder of shares of any class of U S WEST Common Stock or of any Convertible
Securities nor any defect therein would affect the sufficiency thereof with respect to any other holder of outstanding shares of such U S WEST Common Stock or of outstanding Convertible Securities, or the validity of any such conversion or redemption.

    U S WEST will not be required to issue or deliver fractional shares of any class of capital stock or any fractional securities to any holder of any class of U S WEST Common Stock upon any conversion, redemption, dividend or other distribution described above. If more than one share of such U S WEST Common Stock is held at the same time by the same holder, U S WEST may aggregate the number of shares of any class of capital stock that is issuable or the amount of securities that is distributable to such holder upon any such conversion, redemption, dividend or other distribution (including any fractions of shares or securities). If the number of shares of any class of capital stock or the amount of securities remaining to be issued or distributed to any holder of such U S WEST Common Stock is a fraction, U S WEST will, if such fraction is not issued or distributed to such holder, pay a cash adjustment in respect of such fraction in an amount equal to the Fair Value of such fraction on the fifth trading day prior to the date such payment is to be made (without interest).

    No adjustments in respect of dividends will be made upon the conversion or redemption of any shares of such U S WEST Common Stock; provided, however, that if such shares are converted or redeemed by U S WEST after the record date for determining holders of such U S WEST Common Stock entitled to any dividend or distribution thereon, such dividend or distribution will be payable to the holders of such shares at the close of business on such record date notwithstanding such conversion or redemption, in each case without interest.

    From and after any conversion or redemption of shares of any class of U S WEST Common Stock, all rights of a holder of shares of such U S WEST Common Stock that were converted or redeemed will cease, except for the right, upon surrender of the certificates representing such shares of such U S WEST Common Stock, to receive certificates representing shares of the kind and amount of capital stock, cash and/or other securities or property for which such shares were converted or redeemed, together with any fractional payment or rights to dividends as provided above, in each case without interest.

    U S WEST will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on conversion or redemption of shares of any class of U S WEST Common Stock pursuant hereto. U S WEST will not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares of such U S WEST Common Stock so converted or redeemed were registered, and no such issue or delivery would be made unless and until the person requesting such issue paid to U S WEST the amount of any such tax, or established to the satisfaction of U S WEST that such tax had been paid.

    VOTING RIGHTS. Holders of all classes of U S WEST Common Stock, and any series of Preferred Stock outstanding at the time of a vote submitted to stockholders and entitled to vote together with the holders of U S WEST Common Stock, vote together as a single class on all matters as to which common stockholders generally are entitled to vote other than a matter with respect to which the U S WEST Common Stock or any class thereof or the Preferred Stock or any series thereof would be entitled to vote as a separate class. On any matters as to which both classes of U S WEST Common Stock vote together as a single class, (i) each outstanding share of Communications Stock has one vote and (ii) each outstanding share of Media Stock, a number of votes (including a fractional vote) equal to the quotient (calculated to the nearest three decimal places), as of the tenth trading day prior to the record date for determining stockholders entitled to vote on such matter, of (A) the sum of (1) four times the average Market Value of the Media Stock over the five-trading day period ending on such tenth trading day, (2) three times the average Market Value of the Media Stock over the next preceding five-trading day period, (3) two times the average Market Value of the Media Stock over the next preceding five-trading day period and (4) the average Market Value of the Media Stock over the next preceding five-trading day period, divided by (B) the sum of (1) four times the average Market Value of the Communications Stock over the five-trading day period ending on such tenth trading day, (2) three times the average Market Value of the Communications Stock over the next preceding five-trading day period, (3) two times the average Market Value of the Communications Stock over the next preceding five-trading day period and (4) the average Market Value of the Communications Stock over the next preceding five-trading day period. If shares of only one class of U S WEST Common Stock are outstanding, each share of that class shall be entitled to one vote. If any class of U S WEST Common Stock is entitled to vote as a separate class with respect to any matter, each share of that class shall be entitled to one vote in the separate vote on such matter.

    Based on the foregoing formula, at U S WEST's 1996 Annual Meeting of stockholders held on June 7, 1996, each share of Communications Stock had one vote and each share of Media Stock had 0.64 of a vote on all matters submitted to stockholders. Based upon the number of shares of Communications Stock and Media Stock outstanding as of the record date for determining stockholders entitled to vote at such meeting, the shares of Communications Stock and Media Stock represented 61% and 39%, respectively, of the total voting power of the U S WEST Common Stock. Assuming approximately 160,000,000 shares of Media Stock are issued in the Merger (based upon a Cash Consideration Amount equal to $1 billion), if such shares had been outstanding on such record date and no shares of Series D Preferred Stock issued in the Merger had been converted into shares of Media Stock, the shares of Communications Stock and Media Stock would have represented 54% and 46%, respectively, of the total voting power of the U S WEST Common Stock.

    U S WEST sets forth the number of outstanding shares of Communications Stock and Media Stock in its Annual and Quarterly Reports filed pursuant to the Exchange Act, and discloses in any proxy statement for a stockholder meeting the number of outstanding shares and per share voting rights of the Communications Stock and the Media Stock.

    The relative voting rights of the Communications Stock and the Media Stock could fluctuate as described above so that a holder's voting rights would more closely reflect the Market Value of such holder's equity investment in U S WEST. Fluctuations in the relative voting rights of the Communications Stock and the Media Stock could influence an investor interested in acquiring and maintaining a fixed percentage of the voting power of U S WEST, to acquire such percentage of both classes of U S WEST Common Stock, and would limit the ability of investors in one class to acquire for the same consideration relatively more or less votes per share than investors in the other class.

    Holders of Communications Stock or Media Stock do not have any rights to vote separately as a class on any matter coming before stockholders of U S WEST, except for certain limited class voting rights provided under Delaware law described below. In addition to the approval of the holders of a majority of the voting power of all shares of U S WEST Common Stock voting together as a single class, the approval of a majority of the outstanding shares of the Communications Stock or the Media Stock, voting as a separate class, would be required under Delaware law to approve any amendment to the U S WEST Restated Certificate that would change the par value of the shares of the class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. As permitted by the DGCL, the U S WEST Restated Certificate will provide that an amendment to such certificate that increases or decreases the number of authorized shares of Communications Stock or Media Stock will only require the approval of the holders of a majority of the voting power of all shares of U S WEST Common Stock, voting together as a single class, and will not require the approval of the holders of the class of U S WEST Common Stock affected by such amendment, voting as a separate class. Consequently, because most matters brought to a stockholder vote would only require the approval of a majority of the voting power of the Communications Stock and Media Stock, voting together as a single class, if the holders of either class of U S WEST Common Stock would have more than the number of votes required to approve any such matter, the holders of that class would be in a position to control the outcome of the vote on such matter. See "Risk Factors -- Risk Factors Related to the Media Stock -- Limited Separate Stockholder Rights; No Additional Rights with Respect to the Groups; Effects on Voting Power."

    LIQUIDATION. In the event of a dissolution or liquidation and winding up of U S WEST, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of U S WEST and full preferential amounts (including any accumulated and unpaid dividends) to which holders of Preferred Stock are entitled (regardless of the Group to which such shares of Preferred Stock were attributed), the holders of Communications Stock and Media Stock will be entitled to receive the net assets, if any, of U S WEST remaining for distribution to holders of U S WEST Common Stock on a per share basis in proportion to the Liquidation Units per share of each class. Each share of Communications Stock will have one Liquidation Unit and each share of Media Stock will have .80 of a Liquidation Unit. Thus, the liquidation rights of the holders of the respective classes may not bear any relationship to the relative market values or the relative voting rights of the two classes. No holder of Communications Stock has any special right to receive specific assets attributable to the Communications Group and no holder of Media Stock has any special right to receive specific assets attributable to the Media Group in the case of a dissolution or liquidation and winding-up of U S WEST.

    If U S WEST subdivides (by stock split or otherwise) or combines (by reverse stock split or otherwise) the outstanding shares of either Communications Stock or Media Stock or declares a dividend or other distribution of shares of Communications Stock or Media Stock to holders of such class of U S WEST Common Stock, the number of Liquidation Units of the Communications Stock or the number of Liquidation Units of the Media Stock, as applicable, will be appropriately adjusted as determined by the U S WEST Board so as to avoid any dilution in aggregate liquidation rights of either class of U S WEST Common Stock. For example, in case U S WEST were to effect a two-for-one split of the Communications Stock, the Communications Stock would be entitled to 0.5 of a Liquidation Unit per share in order to avoid dilution in the aggregate liquidation rights of holders of Media Stock.

    Neither the merger or consolidation of U S WEST into or with any other corporation, nor the merger or consolidation of any other corporation into or with U S WEST, nor any sale, transfer or lease of all or any part of the assets of U S WEST, will be deemed to be a dissolution, liquidation or winding-up for purposes of the liquidation provisions set forth above.

    DETERMINATIONS BY THE U S WEST BOARD. Any determinations made in good faith by the U S WEST Board under any provision described under "-- Communications Stock and Media Stock," and any determinations with respect to any Group or the rights of holders of shares of either class of U S WEST Common Stock, shall be final and binding on all stockholders of U S WEST, subject to the rights of stockholders under applicable Delaware law and under the federal securities laws.

    OTHER  RIGHTS.   Neither  the holders  of the  Communications Stock  nor the holders of the Media Stock have any preemptive rights or any rights to convert their shares into any other securities of U S WEST.

    FUTURE INTER-GROUP INTEREST. The number of shares of Media Stock represent 100% of the equity value of U S WEST attributable to the Media Group and will represent 100% of the equity value of U S WEST attributable to the Media Group following consummation of the Merger. Under management policies adopted by the U S WEST Board, however, the U S WEST Board could, in its sole discretion, determine from time to time to contribute, as additional equity, cash or other property of the Communications Group to the Media Group or purchase shares of Media Stock in the open market with cash or other property of the Communications Group. In such event, the Communications Group would hold an interest (an "Inter-Group Interest"), representing an interest in the equity value of U S WEST attributable to the Media Group. The U S WEST Board will determine, in its sole discretion, to make any such contribution or purchase after consideration of a number of factors, including, among others, the financing needs and objectives of the Media Group, the investment objectives of the Communications Group, the relative levels of internally generated cash flow of each Group, the long-term business prospects for each Group, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions. An Inter-Group Interest, because it represents an interest between two business groups within U S WEST, would not constitute outstanding shares of U S WEST Common Stock and, accordingly, would not be represented by shares of Media Stock and would not be voted on any matter by the Communications Group, including any matter requiring the vote of the holders of Media Stock as a separate class. However, the Market Value attributable to the Inter-Group Interest should be reflected in the Market Value of the Communications Stock, which in turn would affect the aggregate voting power represented by the Communications Stock on any matter in which holders of Communications Stock and Media Stock vote together as a single class.

    The "Outstanding Media Fraction" means the percentage interest in the Media Group represented at any time by the outstanding shares of Media Stock and the "Inter-Group Interest Fraction" means the remaining percentage interest in the Media Group that is attributed to the Communications Group. The sum of the Inter-Group Interest Fraction and the Outstanding Media Fraction will always equal 100%. The "Number of Shares Issuable with Respect to the Inter-Group Interest" means the number of shares of Media Stock that could be sold or otherwise issued by U S WEST for the account of the Communications Group in respect of the Inter-Group Interest.

    If there is an Inter-Group Interest and additional shares of Media Stock are subsequently issued from time to time by U S WEST, the U S WEST Board would determine (i) the number of shares of such Media Stock issued for the account of the Communications Group with respect to the Inter-Group Interest, the net proceeds of which will be reflected entirely in the financial statements of the Communications Group, and (ii) the number of shares of such Media Stock issued for the account of the Media Group as an additional equity interest in the Media Group, the net proceeds of which will be reflected entirely in the financial statements of the Media Group. As additional shares of Media Stock are issued for the account of the Communications Group, the Inter-Group Interest Fraction and the Number of Shares Issuable with Respect to the Inter-Group Interest would decrease and the Outstanding Media Fraction would increase accordingly. At the time all shares of Media Stock issuable with respect to the Inter-Group Interest are issued, the Number of Shares Issuable with Respect to the Inter-Group Interest would be zero and shares of Media Stock could no longer be issued for the account of the Communications Group. If additional shares of Media Stock are issued for the account of the Media Group, the Number of Shares Issuable with Respect to the Inter-Group Interest would not decrease but the Inter-Group Interest Fraction would nonetheless decrease and the Outstanding Media Fraction would increase accordingly.

    If there is an Inter-Group Interest and the U S WEST Board determines to issue shares of Media Stock as a distribution on the Communications Stock, such distribution would be treated as a distribution of shares issuable with respect to the Inter-Group Interest, and as a result, the Number of Shares Issuable with Respect to the Inter-Group Interest would decrease by the number of shares of Media Stock distributed to the holders of Communications Stock, resulting in a proportionate decrease in the Inter-Group Interest Fraction and a corresponding increase in the Outstanding Media Fraction.

    If there is an Inter-Group Interest and U S WEST repurchases shares of Media Stock with cash or property of the Communications Group, the Number of Shares Issuable with Respect to the Inter-Group Interest and the Inter-Group Interest Fraction would increase and the Outstanding Media Fraction would decrease accordingly. If the repurchase of shares of Media Stock were attributed to the Media Group, the Number of Shares Issuable with Respect to the Inter-Group Interest would not increase but the Inter-Group Interest Fraction would nonetheless increase and the Outstanding Media Fraction would decrease accordingly.

    The foregoing determinations with respect to the allocation of issuances of shares of Media Stock between the Groups and the choice of which Group's funds are to be used to repurchase shares of Media Stock will be made by the U S WEST Board, in its discretion, after consideration of a number of factors, including, among others, the relative levels of internally generated cash flow of each Group, the long-term business prospects for each Group, and the availability and cost of alternative financing sources.

    The financial statements of the Communications Group will be credited, and the financial statements of the Media Group will be charged with, an amount equal to the product of (i) the Fair Value of any dividend or other distribution paid or distributed in respect of the outstanding shares of Media Stock (including any dividend of Net Proceeds from a Disposition), times (ii) a fraction, the numerator of which is the Inter-Group Interest Fraction on the record date for such dividend or distribution and the denominator of which is the Outstanding Media Fraction on the record date for such dividend or distribution.

SERIES D PREFERRED STOCK

    DIVIDENDS

    PAYMENT OF DIVIDENDS. Holders of Series D Preferred Stock will be entitled to receive dividends, as and when declared by the U S WEST Board out of funds legally available under applicable law. The dividend rate will be determined prior to the Effective Time pursuant to the procedures described below under "-- Determination of Dividend Rate." Dividends will be payable in cash on or about the first day of February, May, August and November in each year, beginning on the first such date that is more than 15 days after the Effective Time, as fixed by the U S WEST Board, or such other dates as are fixed by the U S WEST Board (each a "Dividend Payment Date"), to the holders of record of Series D Preferred Stock at the close of business on or about the 15th day of the month preceding such first day of February, May, August or November, as the case may be, as fixed by the U S WEST Board, or such other dates as are fixed by the U S WEST Board (each a "Dividend Record Date"). Such dividends will accrue on each share cumulatively on a daily basis, whether or not there are unrestricted funds legally available for the payment of such dividends and whether or not earned or declared, from and after the day immediately succeeding the Effective Time and any such dividends that become payable for any partial dividend period shall be computed on the basis of the actual days elapsed in such period. All dividends that accrue in accordance with the foregoing provisions will be cumulative from and after the day immediately succeeding the Effective Time. The per share dividend amount payable to each holder of record of Series D Preferred Stock on any Dividend Payment Date will be rounded to the nearest cent. Holders of Series D Preferred Stock will also be entitled to receive any dividends declared by the U S WEST Board out of funds legally available under applicable law as described under "-- Conversion -- Determination and Adjustment of Conversion Rate."

    DETERMINATION OF DIVIDEND RATE. The annual dividend rate (the "Dividend Rate") on the Series D Preferred Stock will be determined prior to the Effective Time in the following manner. The Dividend Rate will be equal to 4.375% (the "Base Dividend Rate"), unless the Adjustment Amount is greater than or equal to seven basis points in absolute terms, in which case the Dividend Rate will equal the Base Dividend Rate plus the Adjustment Amount (whether positive or negative), rounded to the nearest multiple of 0.125%. Holders of Series D Preferred Stock will receive a per share dividend on each Dividend Payment Date, as and when declared by the U S WEST Board out of funds legally available under applicable law, equal to the quotient of (i) the product of the Dividend Rate multiplied by the Liquidation Value divided by (ii) 4. Notwithstanding the foregoing, U S WEST has the right, in its sole discretion, to increase the Base Dividend Rate from 4.375% to 6.00% and to increase the Conversion Rate as described under "-- Conversion -- Determination and Adjustment of Conversion Rate."

    "Adjustment Amount" will equal the product of (x) the sum of (1) the Change In Weighted Average Yield plus (2) the Change In Credit Spread multiplied by (y) the Discount Factor.

    "Change In Weighted Average Yield" will equal the sum (whether positive or negative) of (i) the change (whether positive or negative) since February 27, 1996 in basis points in 3-year Treasury yields X 0.25 plus (ii) the change (whether positive or negative) since February 27, 1996 in basis points in 5-year Treasury yields X 0.25 plus (iii) the change (whether positive or negative) since February 27, 1996 in basis points in 10-year Treasury yields X 0.25 plus
(iv) the change (whether positive or negative) since February 27, 1996 in basis points in 20-year Treasury yields X 0.25, in each case, based upon the average market closing levels of such Treasury securities for the 10 trading days ending 5 trading days prior to the Effective Time.

    "Change In Credit Spread" will equal (whether positive or negative) (i) the average credit spread measured in basis points on U S WEST Financing I's 7.96% Trust Originated Preferred Securities (based upon the closing market price expressed as a stripped current yield) over the 30-year Treasury "pricing bond" for the 10 trading days ending 5 trading days prior to the Effective Time minus
(ii) 159.5 basis points.

    "Discount Factor" will equal 0.55.

    To illustrate the foregoing, assuming that the Base Dividend Rate is 4.375% and that the Effective Time were to occur as of October 8, 1996, the Change in Weighted Average Yield would equal 73.4 basis points, the Change in Credit Spread would equal -48.3 basis points and the Adjustment Amount would equal 13.8 basis points ((73.4 basis points + -48.3 basis points) X 0.55). Because the Adjustment Amount would be greater than seven basis points in absolute terms, the Dividend Rate would equal the Base Dividend Rate plus the Adjustment Amount (4.375% + .138%), rounded to the nearest multiple of 0.125%, or 4.500%. Based on such Dividend Rate, holders of Series D Preferred Stock would be entitled to receive a per share dividend on each Dividend Payment Date equal to $.5625 (((4.500%) X (50))/4).

    The   dividend  per  share  of  Series   D  Preferred  Stock  will  also  be
appropriately adjusted from time to time to reflect any split or combination of shares of Series D Preferred Stock.

    CERTAIN LIMITATIONS. Except for mandatory redemptions by U S WEST of the Series D Preferred Stock as described under "Redemption and Exchange -- Mandatory Redemption and Exchange" and "Special Mandatory Redemption," unless all dividends on the outstanding shares of Series D Preferred Stock and any Parity Stock that have accrued through any prior Dividend Payment Date have been paid, or declared and funds set apart for payment thereof, no dividend or other distribution (payable other than in shares of Junior Stock) will be paid by U S WEST to the holders of Junior Stock or Parity Stock, and no shares of Series D Preferred Stock, Parity Stock or Junior Stock will be purchased, redeemed or otherwise acquired by U S WEST or any of its subsidiaries (except by conversion into or exchange for Junior Stock), nor will any monies be paid or made available for a purchase, redemption or sinking fund for the purchase or redemption of any shares of Series D Preferred Stock, Junior Stock or Parity Stock. When dividends are not paid in full upon shares of Series D Preferred Stock and any Parity Stock, all dividends declared upon shares of Series D Preferred Stock and all Parity Stock will be declared by U S WEST pro rata so that the amount of dividends declared per share on Series D Preferred Stock and all such Parity Stock will in all cases bear to each other the same ratio that accrued dividends per share on the shares of Series D Preferred Stock and all such Parity Stock bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on Series D Preferred Stock which may be in arrears.

    RANKING. The Series D Preferred Stock will rank senior to the Communications Stock, the Media Stock and any other Junior Stock issued by U S WEST, and on a parity with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and any other Parity Stock issued by U S WEST, with respect to the payment of dividends and upon the dissolution, liquidation or winding up of U S WEST. See "-- Dividends" and "-- Liquidation." While any shares of Series D Preferred Stock are outstanding, U S WEST may not authorize any class or series of Senior Stock without the prior affirmative vote of at least a majority of the then outstanding shares of Series D Preferred Stock, voting as a separate class. See "-- Voting Rights."

    REDEMPTION AND EXCHANGE

    DETERMINATION OF REDEMPTION PRICE AND EXCHANGE RATE. In the event of any redemption or exchange by U S WEST of shares of Series D Preferred Stock, the "Redemption Price" will equal, for each share of Series D Preferred Stock called for redemption, the sum of (x) the Liquidation Value plus (y) an amount equal to the accrued and unpaid dividends on such share of Series D Preferred Stock to the redemption date and the "Exchange Rate" will equal, for each share of Series D Preferred Stock called for exchange, a number of shares of Media Stock (or such other class or series of common stock into which shares of Series D Preferred Stock are then convertible) equal to the quotient of (x) the sum of
(I) the Liquidation Value plus (II) the amount of accrued and unpaid dividends on such share of Series D Preferred Stock to the redemption date divided by (y) the product of (I) .95 multiplied by (II) the Current Market Price on the exchange date.

    OPTIONAL REDEMPTION AND EXCHANGE. U S WEST may, subject to the payment of all dividends that shall have accrued on outstanding shares or Series D Preferred Stock, at its sole option, at any time or from time to time on and after the third anniversary of the Effective Time and prior to the fifth anniversary of the Effective Time, exchange shares of Media Stock (or such other class or series of common stock into which shares of Series D Preferred Stock are then convertible) for all or any part of the outstanding shares of Series D Preferred Stock at the Exchange Rate; provided, however, that such an exchange may only be effected if the Closing Price is greater than the product of (x) the Conversion Price multiplied by (y) 1.35, on 20 of the 30 trading days immediately prior to the date of the notice delivered to holders of the shares of Series D Preferred Stock to be exchanged.

    U S WEST may, at its sole option, subject to the payment of all dividends that shall have accrued on outstanding shares of Series D Preferred Stock, at any time or from time to time on and after the fifth anniversary of the Effective Time, at its election either: (i) redeem, out of funds legally available therefor, all or any part of the outstanding shares of Series D Preferred Stock at the Redemption Price; (ii) exchange shares of Media Stock (or such other class or series of common stock into which shares of Series D Preferred Stock are then convertible) for all or any part of the outstanding shares of Series D Preferred Stock at the Exchange Rate; or (iii) effect a combination of the options described in the foregoing clauses (i) and (ii).

    MANDATORY REDEMPTION AND EXCHANGE. U S WEST is required, on the twentieth anniversary of the Effective Time, at its election either to: (i) redeem, out of funds legally available therefor, all of the outstanding shares of Series D Preferred Stock at the Redemption Price; (ii) exchange shares of Media Stock (or such other class or series of common stock into which shares of Series D Preferred Stock are then convertible) for all of the outstanding shares of Series D Preferred Stock at the Exchange Rate; or (iii) effect a combination of the options described in the foregoing clauses (i) and (ii).

    If notice of an optional redemption or exchange has been given, in the event that a Redemption Recission Event occurs following the date of such notice but at or prior to the redemption date, U S WEST may, at its option, rescind such redemption or exchange. See "-- Recission of Optional Redemption and Exchange."

    SPECIAL MANDATORY REDEMPTION. If (a) U S WEST redeems all of the outstanding shares of Media Stock in exchange for shares of common stock of the Media Group Subsidiaries as described under "-- Communications Stock and Media Stock -- Conversion and Redemption -- Redemption in Exchange for Stock of Subsidiary" (the "Media Group Subsidiary Redemption"), (b) following a Disposition of all or substantially all of the properties and assets attributed to the Media Group, U S WEST either (i) pays a dividend on the Media Stock in an amount equal to the product of the Outstanding Media Fraction multiplied by the Fair Value of the Net Proceeds of such Disposition as described under "-- Communications Stock and Media Stock -- Conversion and Redemption--Mandatory Dividend, Redemption or Conversion of U S WEST Common Stock" (the "Media Group Disposition Dividend") or (ii) redeems shares of Media Stock for an amount equal to the product of the Outstanding Media Fraction multiplied by the Fair Value of the Net Proceeds of such Disposition as described under "-- Communications Stock and Media Stock -- Conversion and Redemption -- Mandatory Dividend, Redemption or Conversion or U S WEST Common Stock" (the "Media Group Disposition Redemption") or (c) U S WEST pays a dividend on (the "Media Group Special

Dividend"), or U S WEST or any of its subsidiaries consummates a tender offer or exchange offer for, shares of Media Stock and the aggregate amount of such dividend or the consideration paid in such tender offer or exchange offer is an amount equal to the Fair Value of all or substantially all of the properties and assets attributed to the Media Group (the "Media Group Tender or Exchange Offer" and, together with the Media Group Subsidiary Redemption, Media Group Disposition Dividend, Media Group Disposition Redemption and Media Group Special Dividend, the "Media Group Special Events"), then U S WEST is required to redeem, out of funds legally available therefor, all of the outstanding shares of Series D Preferred Stock at the Redemption Price. The redemption date for shares of Series D Preferred Stock to be redeemed pursuant to this paragraph will be (i) in the case of a Media Group Subsidiary Redemption or Media Group Disposition Redemption, the date of such redemption, (ii) in the case of a Media Group Disposition Dividend or Media Group Special Dividend, the date of payment of such dividend and (iii) in the case of a Media Group Tender or Exchange Offer, the date of consummation of such tender or exchange offer. Any redemption pursuant to this paragraph will be conditioned upon the actual redemption of, or payment of the applicable dividend on, the Media Stock or the consummation of the tender offer or exchange offer, as applicable.

    If (a) U S WEST converts all of the outstanding shares of Media Stock into shares of Communications Stock (or, if the Communications Stock is not Publicly Traded at such time and shares of any other class or series of common stock of U S WEST (other than Media Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Market Capitalization) as provided under "-- Communications Stock and Media Stock -- Conversion and Redemption" and
(b) at any time following such conversion (i) an event substantially similar to any Media Group Special Event occurs in respect to the Communications Stock (or such other class or series of common stock) and (ii) at the time of such event shares of another class or series of common stock of U S WEST (other then Communications Stock or such other class or series of common stock) are then Publicly Traded, then U S WEST will redeem, out of funds legally available therefore, all of the outstanding shares of Series D Preferred Stock at the Redemption Price. The redemption date for, and the conditions to, any such redemption will be determined in a manner consistent with the redemption date and conditions described in the preceding paragraph for a redemption resulting from a substantially similar Media Group Special Event.

    RESCISSION OF OPTIONAL REDEMPTION AND EXCHANGE. If notice of a redemption or exchange described under "-- Optional Redemption and Exchange" has been given by U S WEST to holders of Series D Preferred Stock, in the event that a Redemption Rescission Event occurs following the date of such notice but at or prior to the redemption/exchange date, U S WEST may, at its sole option, at any time prior to the earlier of (i) the close of business on a date five trading days following such Redemption Rescission Event and (ii) the redemption/ exchange date, rescind such redemption or exchange by making a public announcement of such rescission (the date of such public announcement being the "Rescission Date"). From and after the making of such announcement, U S WEST will have no obligation to effect such redemption or exchange or to pay the Redemption Price or Exchange Rate and all rights of holders of shares of Series D Preferred Stock will be restored as if notice of redemption or exchange had not been given. If U S WEST so elects to rescind a redemption or exchange of shares of Series D Preferred Stock, any holder of shares of Series D Preferred Stock that surrendered shares for conversion as described under "-- Conversion" following the day on which notice of the redemption or exchange was given but prior to the later of (a) the close of business on the trading day next succeeding the date on which public announcement of the rescission of such redemption or exchange was made and (b) the date which is three trading days following the mailing of the notice of rescission (a "Converting Holder") may rescind the conversion of such shares surrendered for conversion.

    U S WEST is required to give notice of any such rescission by first-class mail, postage prepaid, mailed as promptly as practicable, but in no event later than the close of business on a date five trading days following the Rescission Date to each record holder of shares of Series D Preferred Stock at the close of business on the Rescission Date and to any Converting Holder. Each notice of rescission will (1) state that such redemption or exchange has been rescinded,
(2) state that any Converting Holder will be entitled to rescind the conversion of shares of Series D Preferred Stock surrendered for conversion following the day on which notice of such redemption or exchange was given but on or prior to the later of (I) the close of business on the trading day next succeeding the date on which public announcement of the rescission of such redemption or exchange is made and (II) the date which is three trading days following the mailing of U S WEST's notice of rescission, (2) be accompanied by a form prescribed by U S WEST to be used by any Converting Holder rescinding the conversion of shares so surrendered for conversion (and instructions for the completion and delivery of such form, including instructions with respect to payments that may be required to accompany such delivery) and (3) state that such form must be properly completed and received by U S WEST no later than the close of business on a date 15 trading days following the date of the mailing of such notice of rescission. Upon receipt by U S WEST of any such form properly completed by a Converting Holder together with any required deliveries or payments, U S WEST will instruct the transfer agent or agents for shares of Media Stock and shares of Series D Preferred Stock to reissue certificates representing shares of Series D Preferred Stock to such Converting Holder (which shares of Series D Preferred Stock will, notwithstanding their surrender for conversion, be deemed to have been outstanding at all times). U S WEST will, as promptly as practicable, and in no event more than five trading days, following the receipt of any such properly completed form, together with any required deliveries or payments, pay to the Converting Holder or as otherwise directed by such Converting Holder any dividend or other payment made on such shares of Series D Preferred Stock during the period from the time such shares shall have been surrendered for conversion to the rescission of such conversion.

    GENERAL REDEMPTION AND EXCHANGE PROVISIONS. If U S WEST determines to redeem and/or exchange shares of Series D Preferred Stock pursuant to the provisions described under "-- Optional Redemption and Exchange" or "-- Mandatory Redemption and Exchange," U S WEST is required, not later than the 15th trading day nor earlier than the 60th trading day prior to the redemption date, to cause notice to be filed with the transfer agent or agents for the Series D Preferred Stock and to be given to each record holder of the shares to be redeemed and/or exchanged, setting forth: (1) the redemption/exchange date;
(2) in  the case  of a  redemption  or exchange  described under  "--  Mandatory
Redemption and Exchange," that all shares of Series D Preferred Stock outstanding on the redemption/exchange date are to be redeemed and/or exchanged;
(3) in the case of a redemption or exchange described under "-- Optional Redemption and Exchange," the total number of shares of Series D Preferred Stock to be redeemed and/or exchanged and, if fewer than all the shares held by such holder are to be redeemed and/or exchanged, the aggregate number of such holder's shares which will be redeemed and/or exchanged; (4) the Redemption Price and/or the manner in which the Exchange Rate will be calculated prior to the redemption date; (5) that, if applicable, U S WEST will determine on or prior to the second trading day preceding the redemption/exchange date the percentage of such holder's shares to be redeemed and the percentage of such holder's shares to be exchanged; (6) that shares of Series D Preferred Stock called for redemption or exchange may be converted at any time prior to the redemption date; (7) the applicable Conversion Price; (8) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price and/or the Exchange Rate, as the case may be; and (9) that dividends on the shares to be redeemed and/or exchanged will cease to accrue on the redemption/exchange date. Promptly, following the redemption/exchange date, U S WEST is required to cause notice to be filed with the transfer agent or agents for the Series D Preferred Stock and to be given to each record holder of the shares to be redeemed and/or exchanged setting forth the percentage of such holder's shares which U S WEST has elected to redeem and the percentage of such holder's shares which U S WEST has elected to exchange.

    If U S WEST determines to effect a Media Group Subsidiary Redemption, U S WEST is required, not later than the 30th trading day and not earlier than the 45th trading day prior to the redemption date, to cause notice to be filed with the transfer agent or agents for the Series D Preferred Stock and to be given to each record holder of Series D Preferred Stock, setting forth: (1) the redemption date (which will be the same as the date specified in clause (8) below); (2) that all shares of Series D Preferred Stock outstanding on the redemption date will be redeemed; (3) the Redemption Price; (4) that the redemption of the shares of Series D Preferred Stock will be conditioned upon the consummation of the Media Group Subsidiary Redemption; (5) the place or places where certificates for shares of Series D Preferred Stock, properly endorsed or assigned for transfer (unless U S WEST waives such requirement), are to be surrendered for payment of the Redemption Price; (6) that dividends on the shares to be redeemed will cease to accrue on the Redemption Date; (7) a statement that all shares of Media Stock outstanding on the date of the Media

Group Subsidiary Redemption will be redeemed in exchange for shares of common stock of the Media Group Subsidiaries; (8) the date of such Media Group Subsidiary Redemption; (9) the Outstanding Media Fraction on the date of such notice; (10) the place or places where certificates for shares of Media Stock, properly endorsed or assigned for transfer (unless U S WEST waives such requirement), are to be surrendered for delivery of certificates for shares of the Media Group Subsidiaries; (11) that, subject to certain exceptions, dividends on the Media Stock will cease to be paid as of the redemption date;
(12) the number of shares of Media Stock outstanding and the number of shares of Media Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, including the number of outstanding shares of Series D Preferred Stock and the Conversion Price; and (13) that a holder of shares of Series D Preferred Stock will be entitled to receive shares of common stock of the Media Group Subsidiaries upon the Media Group Subsidiary Redemption in lieu of the Redemption Price only if such holder converts such shares of Series D Preferred Stock on or prior to the redemption date.

    If U S WEST determines to effect a Media Group Disposition Dividend, U S WEST is required, not later than the 30th trading day following the consummation of the Disposition by U S WEST of all or substantially all of the properties and assets attributed to the Media Group, to cause notice to be filed with the transfer agent or agents for the Series D Preferred Stock and to be given to each record holder of shares of Series D Preferred Stock, setting forth: (1) the anticipated redemption date (which will be the same as the date specified in clause (8) below); (2) that all shares of Series D Preferred Stock outstanding on the redemption date will be redeemed; (3) the Redemption Price; (4) that the redemption of the shares of Series D Preferred Stock will be conditioned upon the payment of the Media Group Disposition Dividend; (5) the place or places where certificates for shares of Series D Preferred Stock, properly endorsed or assigned for transfer (unless U S WEST waives such requirement), are to be surrendered for payment of the Redemption Price; (6) that dividends on the shares to be redeemed will cease to accrue on the redemption date; (7) the record date for determining holders of Media Stock entitled to receive the Media Group Disposition Dividend, which will be not earlier than the 40th trading day and not later than the 50th trading day following the consummation of such Disposition; (8) the anticipated date of payment of the Media Group Disposition Dividend (which will not be more than 85 trading days following the consummation of such Disposition); (9) the type of property to be paid as such dividend in respect of the outstanding shares of Media Stock; (10) the Net Proceeds of such Disposition; (11) the Outstanding Media Fraction on the date of such notice;
(12) the number of outstanding shares of Media Stock and the number of shares of Media Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, including the number of outstanding shares of Series D Preferred Stock and the Conversion Price in effect at such time; and (13) that a holder of shares of Series D Preferred Stock will be entitled to receive such dividend in lieu of the Redemption Price only if such holder properly converts such shares on or prior to the record date referred to in clause (7) of this sentence and that shares of Series D Preferred Stock will not be convertible after such record date.

    If U S WEST determines to effect a Media Group Disposition Redemption following a Disposition of all (not merely substantially all) of the properties and assets attributed to the Media Group, U S WEST is required, not later than the 35th trading day and not earlier than the 45th trading day prior to the redemption date, to cause notice to be filed with the transfer agent or agents for the Series D Preferred Stock and to be given to each record holder of shares of Series D Preferred Stock, setting forth: (1) the redemption date (which will be the same as the date specified in clause (8) below); (2) that all shares of Series D Preferred Stock outstanding on the redemption date will be redeemed;
(3) the Redemption Price; (4) that the redemption of shares of Series D Preferred Stock will be conditioned upon the consummation of the Media Group Disposition Redemption; (5) the place or places where certificates for shares of Series D Preferred Stock, properly endorsed or assigned for transfer (unless U S WEST waives such requirement), are to be surrendered for payment of the Redemption Price; (6) that dividends on the shares to be redeemed will cease to accrue on the redemption date; (7) that all shares of Media Stock outstanding on the date of such Media Group Disposition Redemption will be redeemed; (8) the date of such Media Group Disposition Redemption (which will not be more than 85 trading days following the consummation of such Disposition); (9) the type of property in which the redemption price for the shares of Media Stock to be redeemed is to be paid; (10) the Net Proceeds of such Disposition; (11) the Outstanding Media Fraction on the date of such notice; (12) the place or places where certificates for shares of Media Stock, properly endorsed or assigned for transfer (unless U S WEST waives such requirement), are to be surrendered for delivery of cash and/or securities or other property; (13) the number of outstanding shares of Media Stock and the number of shares of Media Stock into or for which such outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, including the number of outstanding shares of Series D Preferred Stock and the Conversion Price in effect at such time; (14) that a holder of shares of Series D Preferred Stock will be entitled to participate in the Media Group Disposition Redemption in lieu of participating in the redemption of the shares of Series D Preferred Stock only if such holder properly converts such shares of Series D Preferred Stock on or prior to the redemption date; and (15) that, subject to certain exceptions, dividends on shares of Media Stock shall cease to be paid as of the redemption date.

    If U S WEST determines to effect a Media Group Disposition Redemption following a Disposition of substantially all (but not all) of the properties and assets attributed to the Media Group, U S WEST is required, not later than the 30th trading day following the consummation of such Disposition, to cause notice to be filed with the transfer agent or agents for the Series D Preferred Stock and to be given to each record holder of shares of Series D Preferred Stock, setting forth: (1) the anticipated redemption date (which shall be the same as the date specified in clause (8) below); (2) that all shares of Series D Preferred Stock outstanding on the redemption date will be redeemed; (3) the Redemption Price; (4) that the redemption of shares of Series D Preferred Stock will be conditioned upon the consummation of the Media Group Disposition Redemption; (5) the place or places where certificates for shares of Series D Preferred Stock, properly endorsed or assigned for transfer (unless U S WEST waives such requirement), are to be surrendered for payment of the Redemption Price; (6) that dividends on the shares to be redeemed will cease to accrue on the redemption date; (7) a date not earlier than the 40th trading day and not later than the 50th trading day following the consummation of such Disposition on which shares of Media Stock will be selected for redemption pursuant to such Media Group Disposition Redemption; (8) the anticipated date of such Media Group Disposition Redemption (which will not be more than 85 trading days following the consummation of such Disposition); (9) the type of property in which the redemption price for the shares of Media Stock to be redeemed is to be paid;
(10) the Net Proceeds of such Disposition; (11) the Outstanding Media Fraction on the date of such notice; (12) the number of shares of Media Stock outstanding and the number of shares of Media Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, including the number of outstanding shares of Series D Preferred Stock and the Conversion Price in effect at such time; (13) that a holder of shares of Series D Preferred Stock will be eligible to participate in such selection for redemption pursuant to such Media Group Disposition Redemption in lieu of participating in the redemption of shares of Series D Preferred Stock only if such holder properly converts such shares of Series D Preferred Stock on or prior to the date referred to in clause (7) of this sentence and that shares of Series D Preferred Stock will not be convertible after such date; and (14) a statement that U S WEST will not be required to register a transfer of any shares of Media Stock for a period of 15 trading days next preceding the date referred to in clause
(7) of this sentence.

    If U S WEST determines to effect a Media Group Special Dividend, U S WEST is required, not later than the 45th trading day and not earlier than the 60th Trading day prior to the date of payment of such dividend, to cause notice to be filed with the transfer agent or agent for the Series D Preferred Stock and to be given to each record holder of shares of Series D Preferred Stock, setting forth: (1) the anticipated redemption date (which will be the same as the date specified in clause (8) below); (2) that all shares of Series D Preferred Stock outstanding on the redemption date will be redeemed; (3) the Redemption Price;
(4) that the redemption of the shares of Series D Preferred Stock will be conditioned upon the payment of the Media Group Special Dividend; (5) the place or places where certificates for shares of Series D Preferred Stock, properly endorsed or assigned for transfer (unless U S WEST waives such requirement), are to be surrendered for payment of the Redemption Price; (6) that dividends on the shares to be redeemed will cease to accrue on the redemption date; (7) the record date for determining holders of Media Stock entitled to receive the Media Group Special Dividend, which will be not earlier than the 20th trading day prior to the date of payment of such dividend; (8) the anticipated date of payment of the Media Group Special Dividend; (9) the type of property to be paid as such dividend in respect of the outstanding shares of Media Stock; (10) the Outstanding Media Fraction on the date of such notice; (11) the number of outstanding shares of Media Stock and the number of shares of Media Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, including the number of outstanding shares of Series D Preferred Stock and the Conversion Price in effect at such time; and (12) that a holder of shares of Series D Preferred Stock will be entitled to receive such dividend in lieu of the Redemption Price only if such holder properly converts such shares on or prior to the record date referred to in clause (7) of this sentence and that shares of Series D Preferred Stock will not be convertible after such record date.

    If U S WEST or any of its subsidiaries determines to effect a Media Group Tender or Exchange Offer, U S WEST is required, on the date of the public announcement of such tender offer or exchange offer by U S WEST or any of its subsidiaries but in any event not later than the 35th trading day prior to such redemption, to cause notice to be filed with the transfer agent or agent for the Series D Preferred Stock and to be given to each record holder of shares of Series D Preferred Stock, setting forth: (1) the anticipated redemption date (which shall be the same as the date specified in clause (7) below); (2) that all shares of Series D Preferred Stock outstanding on the redemption date will be redeemed; (3) the Redemption Price; (4) that the redemption of shares of Series D Preferred Stock will be conditioned upon the consummation of the Media Group Tender or Exchange Offer; (5) the place or places where certificates for shares of Series D Preferred Stock, properly endorsed or assigned for transfer (unless U S WEST waives such requirement), are to be surrendered for payment of the Redemption Price; (6) that dividends on the shares to be redeemed will cease to accrue on the redemption date; (7) the anticipated date of consummation of such Media Group Tender or Exchange Offer; (8) the type of consideration to be paid by U S WEST or its subsidiary in such Media Group Tender Offer or Exchange Offer for shares of Media Stock; (9) the date on which such Media Group Tender or Exchange Offer commenced, the date on which such Media Group Tender or Exchange Offer is scheduled to expire unless extended and any other material terms thereof (or the material terms of any amendment thereto); (10) the Outstanding Media Fraction on the date of such notice; (11) the number of outstanding shares of Media Stock and the number of shares of Media Stock into or for which such outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, including the number of outstanding shares of Series D Preferred Stock and the Conversion Price in effect at such time; and (12) that a holder of shares of Series D Preferred Stock will be entitled to participate in the Media Group Tender or Exchange Offer in lieu of participating in the redemption of the shares of Series D Preferred Stock only if such holder properly converts such shares of Series D Preferred Stock on or prior to the redemption date and then complies with the terms and conditions of the Media Group Tender or Exchange Offer and that such holder will be permitted to tender or exchange shares of Media Stock upon conversion of shares of Series D Preferred Stock by notice of guaranteed delivery so long as physical certificates are tendered as soon as practicable after physical receipt thereof.

    In the event U S WEST redeems shares of Series D Preferred Stock in the circumstances described in the last paragraph under "-- Special Mandatory Redemption and Exchange," notice of such redemption will be given by U S WEST at a time, and such notice will contain information, comparable to the time or information, as the case may be, specified above with respect to a notice of a redemption resulting from a substantially similar Media Group Special Event.

    If notice of redemption or exchange is given by U S WEST as set forth above, from and after the redemption/exchange date, dividends on the shares of Series D Preferred Stock so called for redemption or exchange will cease to accrue, such shares will no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of U S WEST with respect to shares so called for redemption or exchange (except, in the case of a redemption, the right to receive from U S WEST the Redemption Price without interest and, in the case of an exchange, the right to receive from U S WEST the Exchange Rate without interest) will cease (including any right to receive dividends otherwise payable on any Dividend Payment Date that would have occurred after the redemption/exchange date).

    U S WEST may, but will not be required to, in connection with any exchange of shares of Series D Preferred Stock, issue a fraction of a share of Media Stock (or such other class or series of common stock into which shares of Series D Preferred Stock are then convertible), and if U S WEST determines not to issue any such fraction, U S WEST will make a cash payment (rounded to the nearest cent) equal to such fraction multiplied by the Closing Price of the Media Stock (or such other class or series of common stock) on the last trading day prior to the redemption date.

    In the event that fewer than all of the outstanding shares of Series D Preferred Stock are to be redeemed and/or exchanged as described under "-- Optional Redemption and Exchange," the aggregate number of shares of Series D Preferred Stock held by each holder which will be redeemed and/or exchanged will be determined by U S WEST by lot or pro rata or by any other method as may be determined by the U S WEST Board in its sole discretion to be equitable.

    CONVERSION

    RIGHT TO CONVERT; TERMINATION OF CONVERSION RIGHTS. Each holder of a share of Series D Preferred Stock will have the right at any time to convert such share into a number of shares of Media Stock equal to the Conversion Rate (as determined as set forth under "-- Determination and Adjustment of Conversion Rate").

    The right of a holder of a share of Series D Preferred Stock called for redemption or exchange as described under "-- Redemption and Exchange" to convert such share into Media Stock will terminate at the close of business on the redemption date unless U S WEST defaults in the payment of the Redemption Price or Exchange Rate or, in the case of a redemption or exchange described under "-- Redemption and Exchange -- Optional Redemption and Exchange," U S WEST exercises its right to rescind such redemption or exchange as described under "-- Redemption and Exchange -- Rescission," in which case such right of conversion will not terminate at the close of business on such date.

    The right of a holder of a share of Series D Preferred Stock called for redemption: (i) in connection with a Media Group Subsidiary Redemption, a Media Group Tender or Exchange Offer or a Media Group Disposition Redemption involving a Disposition of all (not merely substantially all) of the properties and assets attributed to the Media Group, to convert such share into Media Stock will terminate at the close of business on the redemption date; (ii) in connection with a Media Group Disposition Dividend or Media Group Special Dividend, to convert such share into Media Stock will terminate at the close of business on the record date for determining holders entitled to receive such dividend; and
(iii) in connection with a Media Group Disposition Redemption involving a Disposition of substantially all (but not all) of the properties and assets attributed to the Media Group, to convert such share into Media Stock will terminate at the close of business on the date on which shares of Media Stock are selected to be redeemed in such Media Group Disposition Redemption, unless, in any of the foregoing cases, U S WEST defaults in the payment of the Redemption Price or the conditions to such redemption are not satisfied, in which event such right of conversion will not terminate at the close of business on such date.

    In the event U S WEST converts all of the outstanding shares of Media Stock into shares of Communications Stock (or, if the Communications Stock is not Publicly Traded at such time and shares of any other class or series of common stock of U S WEST (other than Media Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Market Capitalization), the right of a holder of a share of Series D Preferred Stock called for redemption as described in the last paragraph under "-- Redemption and Exchange -- Special Mandatory Redemption and Exchange" in connection with an event substantially similar to a Media Group Special Event to convert such share into Communications Stock (or such other class or series of common stock) will terminate on a date comparable to the date specified in the preceding paragraph with respect to a Media Group Special Event substantially similar to such event.

    DETERMINATION AND ADJUSTMENT OF CONVERSION RATE. The Conversion Rate will equal 1.905 ((i) $50 divided by (ii) the product of 1.25 multiplied by the Calculation Price), provided, however, that U S WEST has the right, in its sole discretion, to set the Conversion Rate equal 1.701 ( (i) $50 divided by (ii) the product of 1.40 multiplied by the Calculation Price) and to increase the Base Dividend Rate as described under

"-- Dividends -- Determination of Dividend Rate." The "Conversion Price" at any time means the Liquidation Value divided by the Conversion Rate in effect at such time (rounded to the nearest one hundredth of a cent)). The Conversion Price will equal (i) $26.25 if U S WEST does not elect to reduce the Conversion Rate to 1.701 as described above or (ii) $29.40 if U S WEST elects to reduce the Conversion Rate to 1.701 as described above.

    The Conversion Rate will be subject to adjustment if U S WEST (i) pays a dividend or makes a distribution in shares of Media Stock, (ii) combines the outstanding shares of Media Stock into a smaller number of shares, (iii) subdivides or reclassifies the outstanding shares of Media Stock, (iv) issues rights, warrants or options to all holders of Media Stock entitling them (for a period not exceeding 45 days) to subscribe for or purchase shares of Media Stock at a price per share less than the Current Market Price (determined as of the record date for the determination of stockholders entitled to receive such rights, warrants or options) or (v) pays a dividend or makes a distribution to all holders of outstanding shares of Media Stock, of capital stock, cash, evidences of indebtedness or other assets of U S WEST (but excluding (x) any cash dividends or distributions (other than Extraordinary Cash Distributions) and (y) dividends or distributions referred to in clauses (i), (ii) or (iii)).

    In case of an event described in clause (i), (ii) or (iii) above, the Conversion Rate in effect immediately before such action will be adjusted so that immediately following such event the holders of Series D Preferred Stock will be entitled to receive upon conversion the kind and amount of shares of capital stock of U S WEST which they would have owned or been entitled to receive upon or by reason of such event if such shares of Series D Preferred Stock had been converted immediately before the record date (or, if no record date, the effective date) for such event. Any such adjustment will become effective immediately after the opening of business on the day next following the record date in the case of a dividend or distribution and will become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification. If holders of Media Stock are entitled to elect the kind or amount of securities receivable in connection with any event described in clause
(i), (ii) or (iii) above, each holder of Series D Preferred Stock will be deemed to have failed to exercise any such right of election (provided that if the kind or amount of securities receivable upon such dividend, distribution, subdivision, combination or reclassification is not the same for each nonelecting share, then the kind and amount of securities receivable upon such dividend, distribution, subdivision, combination or reclassification for each nonelecting share will be deemed to be the kind and amount so receivable per share by a plurality of the nonelecting shares).

    In case of an event described in clause (iv) above, the Conversion Rate will be adjusted by multiplying the Conversion Rate in effect immediately prior to the opening of business on the record date for the determination of stockholders entitled to receive the rights, warrants or options to be issued by a fraction, the numerator of which will be the number of shares of Media Stock outstanding on such record date plus the maximum number of additional shares of Media Stock offered for subscription pursuant to such rights, warrants or options, and the denominator of which will be the number of shares of Media Stock outstanding on such record date plus the maximum number of additional shares of Media Stock which the aggregate offering price of the maximum number of shares of Media Stock so offered for subscription or purchase pursuant to such rights, warrants or options would purchase at the Current Market Price as of such record date (determined by multiplying such maximum number of shares by the exercise price of such rights, warrants or options (plus any other consideration received by U S WEST upon the issuance or exercise of such rights, warrants or options) and dividing the product so obtained by such Current Market Price). Such adjustment will become effective at the opening of business on the day next following the record date for the determination of stockholders entitled to receive such rights, warrants or options. To the extent that shares of Media Stock are not delivered after the expiration of such rights, warrants or options, the Conversion Rate will be readjusted to the Conversion Rate which would then be in effect had the adjustments made upon the record date for the determination of stockholders entitled to receive such rights, warrants or options been made upon the basis of delivery of only the number of shares of Media Stock actually delivered and the amount actually paid therefor. In determining whether any rights, warrants or options entitle the holders to subscribe for or purchase shares of Media Stock at a price per share less than such Current

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
Market Price, there will be taken into account any consideration received by U S WEST upon issuance and upon exercise of such rights, warrants or options. The value of such consideration, if other than cash, will be determined by the good faith business judgment of the U S WEST Board, whose determination shall be conclusive.

    In case of an event described in clause (v) above, the Conversion Rate will be adjusted by multiplying the Conversion Rate in effect immediately prior to the opening of business on the record date for the determination of stockholders entitled to receive the dividend or distribution by a fraction, the numerator of which will be the Current Market Price as of such record date, and the denominator of which will be such Current Market Price less either (i) the fair market value (as determined by the good faith business judgment of the U S WEST Board, whose determination shall be conclusive), as of such record date, of the portion of the capital stock, assets or evidences of indebtedness to be so distributed applicable to one share of Media Stock or (ii) if applicable, the amount of the Extraordinary Cash Distribution to be distributed per share of Media Stock. Such adjustment will become effective at the opening of business on the day next following the record date for the determination of stockholders entitled to receive such dividend or distribution.

    In  lieu of making an adjustment to  the Conversion Rate described in clause
(i), (iv) or (v) above for a dividend or distribution or an issue of rights, warrants or options, U S WEST may distribute out of funds legally available therefor to the holders of shares of Series D Preferred Stock, or reserve for distribution out of funds legally available therefor with each share of Media Stock delivered to a person converting a share of Series D Preferred Stock, such dividend or distribution or such rights, warrants or options; provided, however, that in the case of such a reservation, on the date, if any, on which a person converting a share of Series D Preferred Stock would no longer be entitled to receive such dividend or distribution or receive or exercise such rights, warrants or options, such dividend or distribution will be deemed to have occurred, or such rights, warrants or options will be deemed to have issued, and the Conversion Rate will be adjusted as provided above (with such termination date being the relevant date of determination for purposes of determining the Current Market Price).

    U S WEST will be entitled to make such additional increases in the Conversion Rate, in addition to the adjustments described above, as will be determined by the U S WEST Board to be necessary in order that any dividend or distribution in Media Stock, any subdivision, reclassification or combination of shares of Media Stock or any issuance of rights or warrants referred to above, will not be taxable to the holders of Media Stock for United States Federal income tax purposes. Subject to the foregoing, no adjustment will be made to the Conversion Rate with respect to any share of Series D Preferred Stock that is converted prior to the time an adjustment otherwise would be made.

    To the extent permitted by applicable law, U S WEST may from time to time increase the Conversion Rate by any amount for any period of time if the period is at least 20 trading days, the increase is irrevocable during such period and the U S WEST Board has made a determination that such increase would be in the best interests of U S WEST, which determination will be conclusive.

    If any adjustment to the Conversion Rate is required to be made effective as of or immediately following a record date, U S WEST may elect to defer (but only for five trading days following the occurrence of the event requiring such adjustment) issuing to the holder of any shares of Series D Preferred Stock converted after such record date (i) the shares of Media Stock and other capital stock of U S WEST issuable upon such conversion over and above the shares of Media Stock and other capital stock of U S WEST issuable upon such conversion on the basis of the Conversion Rate prior to adjustment and (ii) paying to such holder any amount in cash in lieu of any fraction thereof; provided, however, that U S WEST will deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares upon the occurrence of the event requiring such adjustment.

    All calculations made in connection with an adjustment to the Conversion Rate will be made to the nearest cent, one-hundredth of a share or, in the case of the Conversion Rate, one hundred-thousandth. U S WEST will not be required to make any adjustment of the Conversion Rate unless such adjustment would require an increase or decrease of at least 1.0% of such Conversion Rate. Any lesser adjustment will be carried forward and will be made at the time of and together with the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, amounts to an increase or decrease of at least 1.0% in such rate. Any adjustments will be made successively whenever an event requiring such an adjustment occurs.

    If U S WEST takes a record of the holders of Media Stock for the purpose of entitling them to receive a dividend or other distribution, and thereafter and before the distribution to stockholders thereof legally abandons its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Rate then in effect will be required by reason of the taking of such record.

    In case of any consolidation or merger to which U S WEST is a party, other than a merger or consolidation in which U S WEST is the surviving or continuing corporation and which does not result in any reclassification of, or change (other than a change in par value or from par value to no par value or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Media Stock (or such other class or series of common stock into which shares of Series D Preferred Stock are then convertible) or any sale or conveyance of all or substantially all of the property and assets of U S WEST, then lawful provision will be made as part of the terms of such transaction whereby the holder of each share of Series D Preferred Stock which is not converted into the right to receive stock or other securities and property in connection with such transaction will have the right thereafter, during the period such share shall be convertible, to convert such share into the kind and amount of shares of stock or other securities and property receivable upon such consolidation, merger, sale or conveyance by a holder of the number of shares of Media Stock (or such other class or series of common stock into which shares of Series D Preferred Stock are then convertible) into which such shares of Series D Preferred Stock could have been converted immediately prior to such consolidation, merger, sale or conveyance, subject to adjustment which shall be as nearly equivalent as may be practicable to the adjustments described above. If holders of Media Stock (or such other class or series of common stock into which shares of Series D Preferred Stock are then convertible) are entitled to elect the kind or amount of securities or other property receivable upon such consolidation, merger, sale or conveyance, all adjustments made pursuant to this paragraph will be based upon (i) the election, if any, made in writing to the Secretary of U S WEST by the record holder of the largest number of shares of Series D Preferred Stock prior to the earlier of (x) the last date on which a holder of Media Stock (or such other class or series of common stock) may make such an election and (y) the date which is five trading days prior to the record date for determining the holders of Media Stock (or such other class or series of common stock) entitled to participate in the transaction (or if no such record date is established, the effective date of such transaction) or (ii) if no such election is timely made, an assumption that each holder of Series D Preferred Stock failed to exercise such rights of election (provided that if the kind or amount of securities or other property receivable upon such consolidation, merger, sale or conveyance is not the same for each nonelecting share, then the kind and amount of securities or other property receivable upon such consolidation, merger, sale or conveyance for each nonelecting share shall be deemed to be the kind and amount so receivable per share by a plurality of the nonelecting shares). Concurrently with the mailing to holders of Media Stock (or such other class or series of common stock) of any document pursuant to which such holders may make an election regarding the kind or amount of securities or other property that will be receivable by such holder in any transaction described above, U S WEST will mail a copy thereof to the holders of shares of the Series D Preferred Stock. U S WEST will not enter into any of the transactions referred to above unless, prior to the consummation thereof, effective provision shall be made in a certificate or articles of incorporation or other constituent document or written instrument of U S WEST or the entity surviving the consolidation or merger, if other than U S WEST, or the entity acquiring U S WEST's assets, unless, in either case, such entity is a direct or indirect subsidiary of another entity, in which case such provision shall be made in the certificate or articles of incorporation or other constituent document or written instrument of such other entity (any such entity or other entity being the "Surviving Entity") so as to assume the obligation to deliver to each holder of shares of Series D Preferred Stock such stock or other securities and property and otherwise give effect to the provisions set forth in this paragraph. The foregoing provisions will apply similarly to successive consolidations, mergers, sales or conveyances.

    In case all of the outstanding shares of Media Stock (or such other class or series of common stock into which shares of Series D Preferred Stock are then convertible) are converted into or exchanged for shares of another class or series of common stock of U S WEST, each share of Series D Preferred Stock will thereafter be convertible into or exchangeable for the number of shares of such other class or series of common stock receivable upon such conversion or exchange by a holder of that number of shares or fraction thereof of Media Stock (or such other class or series of common stock into which shares of Series D Preferred Stock are then convertible) into which one share of Series D Preferred Stock was convertible immediately prior to such conversion or exchange. From and after any such conversion or exchange, Conversion Rate adjustments as nearly equivalent as may be practicable to the adjustments described above which, prior to such exchange, were made in respect of Media Stock (or such other class or series of common stock into which shares of Series D Preferred Stock are then convertible) will instead be made in respect of shares of such other class or series of common stock. Except as provided above, no adjustments will be made in the Conversion Rate if distributions or other transactions occur with respect to the Communications Stock or any other class or series of common stock of U S WEST.

    GENERAL CONVERSION PROVISIONS. Whenever the Conversion Rate is adjusted as provided above, U S WEST or the Surviving Entity, as the case may be, is required to place on file with the transfer agent or agents for the Series D Preferred Stock a statement signed by a duly authorized officer of U S WEST or the Surviving Entity, as the case may be, stating the adjusted Conversion Rate. Such statements shall set forth in reasonable detail such facts as shall be necessary to show the reason for and the manner of computing such adjustment. Promptly after the adjustment of the Conversion Rate, U S WEST or the Surviving Entity, as the case may be, is required to mail a notice thereof to each holder of shares of Series D Preferred Stock. Whenever the Conversion Rate is increased pursuant to the procedures described in the ninth paragraph under the heading "-- Determination and Adjustment of Conversion Rate," such notice will be mailed to each holder of shares of Series D Preferred Stock as promptly as possible after U S WEST determines to effect such increase and, in any event, at least 15 trading days prior to the date such increased Conversion Rate takes effect, and such notice will state such increased Conversion Rate and the period during which it will be in effect. Where appropriate, the notice required by this paragraph may be given in advance and included as part of either of the notices described below.

    If (i) U S WEST takes any action that would require an adjustment of the Conversion Rate; (ii) there shall be any consolidation or merger to which U S WEST is a party and for which approval of any stockholders of U S WEST is required, or the sale or transfer of all or substantially all of the assets of U S WEST; or (iii) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of U S WEST, then U S WEST is required, as promptly as possible, but at least 10 trading days prior to the record date or other date set for definitive action if there is no record date, to cause to be filed with the transfer agent or agents for the Series D Preferred Stock and to be given to each record holder of Series D Preferred Stock, a notice describing the action or event, including the record date for, and the anticipated effective date of, such action or event.

    If U S WEST intends to convert all of the outstanding shares of Media Stock into shares of Communications Stock (or, if the Communications Stock is not Publicly Traded at such time and shares of any other class or series of common stock of U S WEST (other than Media Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Market Capitalization) (as described under "-- Communications Stock and Media Stock -- Conversion and Redemption"), then U S WEST is required, not later than the 35th trading day and not earlier than the 45th trading day prior to the date of such conversion, to cause notice to be filed with the transfer agent or agents for the Series D Preferred Stock and to be given to each record holder of shares of Series D Preferred Stock, setting forth: (1) a statement that all outstanding shares of Media Stock will be converted; (2) the date of such conversion; (3) the per share number of shares of Communications Stock (or such other class or series of common stock) to be received with respect to each share of Media Stock, including details as to the calculation thereof; (4) the place or places where certificates for shares of Media Stock, properly endorsed or assigned for transfer (unless U S WEST waives such requirement), are to be surrendered for delivery of certificates for shares of Communications Stock (or such other class or series of common stock); (5) the number of shares of Media Stock outstanding and the number

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
of shares of Media Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, including the number of outstanding shares of Series D Preferred Stock and the Conversion Price; (6) a statement to the effect that, subject to certain exceptions, dividends on shares of Media Stock shall cease to be paid as of the date of such conversion; (7) that a holder of shares of Series D Preferred Stock will be entitled to receive shares of Communications Stock (or such other class or series of common stock) pursuant to such conversion if such holder converts shares of Series D Preferred Stock on or prior to the date of such conversion; and (8) a statement as to what such holder will be entitled to receive if such holder thereafter properly converts shares of Series D Preferred Stock. In addition, from and after any such conversion of Media Stock, if (x) a class or series of common stock of U S WEST exists in addition to the class or series of common stock into which the Media Stock was converted and (y) U S WEST intends to convert the class or series of common stock into which the Media Stock was converted into another such class or series of common stock of U S WEST, U S WEST will give notice comparable to the notice described in the preceding sentence of its intention to effect such a conversion.

    If any shares of Series D Preferred Stock are surrendered for conversion subsequent to the Dividend Record Date preceding a Dividend Payment Date but on or prior to such Dividend Payment Date (except shares called for redemption or exchange on a redemption date between such Dividend Record Date and Dividend Payment Date and with respect to which such redemption or exchange has not been rescinded), the registered holder of such shares at the close of business on such Dividend Record Date will be entitled to receive the dividend, if any, payable on such shares on such Dividend Payment Date notwithstanding the conversion thereof. Except as provided in this paragraph, no adjustments in respect of payments of dividends on shares surrendered for conversion or any dividend on the Media Stock issued upon conversion will be made upon the conversion of any shares of Series D Preferred Stock.

    U S WEST may, but will not be required to, in connection with any conversion of shares of Series D Preferred Stock, issue a fraction of a share of Media Stock, and if U S WEST determines not to issue any such fraction, U S WEST will make a cash payment (rounded to the nearest cent) equal to such fraction multiplied by the Closing Price of the Media Stock on the last trading day prior to the date of conversion.

    Any holder of shares of Series D Preferred Stock electing to convert such shares into Media Stock is required to surrender the certificate or certificates for such shares at the office of the transfer agent or agents for the Series D Preferred Stock during regular business hours, duly endorsed to U S WEST or in blank, or accompanied by instruments of transfer to U S WEST or in blank, or in form satisfactory to U S WEST, and is required to give written notice to U S WEST at such office that such holder elects to convert such shares. Conversion will be deemed to have been made immediately prior to the close of business as of the date that certificates for the shares of Series D Preferred Stock to be converted, and the written notice described above, are received by the transfer agent or agents for the Series D Preferred Stock. The person entitled to receive the Media Stock issuable upon such conversion will be treated for all purposes as the record holder of such Media Stock as of the close of business on the conversion date and such conversion will be at the Conversion Rate in effect on such date.

    U S WEST will not be required to deliver certificates for shares of Media Stock while the stock transfer books for Media Stock or for Series D Preferred Stock are duly closed for any purpose (but not for a period in excess of two trading days) or during any period commencing at a Redemption Rescission Event and ending at either (i) the time and date at which U S WEST's right of rescission expires if U S WEST has not exercised such right or (ii) the close of business on the day 15 trading days following the date of the mailing of a notice of rescission if U S WEST has exercised such right of rescission, but certificates for shares of Media Stock will be delivered as soon as practicable after the opening of such books or the expiration of such period.

    U S WEST will pay any and all issue, stamp, documentation, transfer or other taxes that may be payable in respect of any issue or delivery of shares of Media Stock (or such other class or series of common stock into which shares of Series D Preferred Stock are then convertible) on conversion of shares of Series D Preferred Stock. U S WEST will not, however, be required to pay any tax which is payable in respect of any transfer involved in the issue or delivery of Media Stock (or such other class or series of common stock) in a name other than that in which the shares of Series D Preferred Stock so converted were registered, and no such issue or delivery will be made unless and until the person requesting such issue has paid to U S WEST the amount of such tax, or has established, to the satisfaction of U S WEST, that such tax has been paid.

    VOTING RIGHTS. Holders of shares of Series D Preferred Stock will have no voting rights except as otherwise required by law or as set forth below. When and if holders of Series D Preferred Stock are entitled to vote, each holder will be entitled to a number of votes per share of Series D Preferred Stock equal to the Liquidation Value.

    So long as any shares of Series D Preferred Stock remain outstanding, unless a greater percentage is required by law, U S WEST will not, without the affirmative vote of the holders of shares of Series D Preferred Stock representing at least a majority of the shares of Series D Preferred Stock then outstanding (i) authorize any Senior Stock or reclassify any Junior Stock or Parity Stock as Senior Stock or (ii) amend, alter or repeal any of the provisions of the Series D Certificate or the U S WEST Restated Certificate, so as in any such case to materially and adversely affect the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of the shares of Series D Preferred Stock; provided, however, that an amendment which effects a split of Series D Preferred Stock or which effects a combination of the shares of Series D Preferred Stock into a fewer number of shares will not be deemed to have any such material adverse effect.

    No vote or consent of holders of shares of Series D Preferred Stock will be required for (i) the creation of any indebtedness of any kind of U S WEST, (ii) the authorization or issuance of any class of Junior Stock (including any class or series of common stock of U S WEST) or Parity Stock, (iii) the authorization, designation or issuance of additional shares of Series D Preferred Stock or (iv) subject to the preceding paragraph, the authorization or issuance of any other shares of Preferred Stock.

    If and whenever at any time or times dividends payable on shares of Series D Preferred Stock are in arrears and unpaid in an aggregate amount equal to or exceeding the amount of dividends payable thereon for six quarterly dividend periods, then the number of directors constituting the U S WEST Board will be automatically increased by two and the holders of shares of Series D Preferred Stock, together with the holders of any shares of any Parity Stock as to which in each case dividends are in arrears and unpaid in an aggregate amount equal to or exceeding the amount of dividends payable thereon for six quarterly dividend periods, will have the exclusive right, voting separately as a class with such other series, to elect two directors of U S WEST. Such voting right will terminate at such time as all dividends in arrears on the shares of Series D Preferred Stock are paid in full and all dividends payable on the shares of Series D Preferred Stock on four subsequent consecutive Dividend Payment Dates are paid in full on such dates or funds are set aside for the payment thereof.

    LIQUIDATION. Upon the dissolution, liquidation or winding up of U S WEST, whether voluntary or involuntary, the holders of the shares of Series D Preferred Stock will be entitled to receive out of the assets of U S WEST available for distribution to stockholders, in preference to the holders of, and before any payment or distribution is made on, Junior Stock, an amount equal to $50.00 per share (the "Liquidation Value"), plus an amount equal to all accrued and unpaid dividends to the date of final distribution. The Liquidation Value will be subject to adjustment from time to time to appropriately give effect to any split or combination of the shares of Series D Preferred Stock.

    Neither the sale, exchange or other conveyance (for cash, shares of stock, securities or other consideration) of all or substantially all the properties and assets of U S WEST nor the merger or consolidation of U S WEST into or with any other corporation, or the merger or consolidation of any other corporation into or with U S WEST, will be deemed to be a dissolution, liquidation or winding up.

    In the event the assets of U S WEST available for distribution to the holders of shares of Series D Preferred Stock upon any dissolution, liquidation or winding up of U S WEST, whether voluntary or involuntary, are insufficient to pay in full all amounts to which such holders are entitled pursuant to the foregoing provisions, no distribution will be made on account of any shares of any Parity Stock upon such dissolution, liquidation or winding up unless proportionate distributive amounts are paid on account of the shares of Series D Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all Parity Stock are entitled upon such dissolution, liquidation or winding up.

    MISCELLANEOUS. With respect to any notice to a holder of shares of Series D Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, will affect the sufficiency of the notice or the validity of the proceedings referred to in such notice or affect the legality or validity of any distribution, right, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any such action.

    Subject to applicable law, any determinations made in the exercise of the good faith business judgment of the U S WEST Board under any provision of the Series D Certificate will be final and binding on all stockholders of U S WEST, including the holders of shares of Series D Preferred Stock.

RESTATED RIGHTS AGREEMENT

    Pursuant to the Restated Rights Agreement, a U S WEST Communications Group Right (a "Communications Right") is attached to each outstanding share of Communications Stock and a Communications Right will be attached to each share of Communications Stock which may be issued by U S WEST from time to time and a U S WEST Media Group Right (a "Media Right") is attached to each outstanding share of Media Stock and a Media Right will be attached to each share of Media Stock which may be issued by U S WEST from time to time, including the shares of Media Stock to be issued by U S WEST in the Merger or upon conversion of the Series D Preferred Stock. The Communications Rights and the Media Rights are collectively referred to herein as the "Rights."

    The Restated Rights Agreement provides that, prior to the earlier of (i) the tenth business day (the "Ownership Trigger Date") after the first public disclosure that a person or group (including any affiliate or associate of such person or group) (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of U S WEST Common Stock representing 20% or more of the total voting rights of the outstanding shares of U S WEST Common Stock or
(ii) the tenth business day after the commencement of, or announcement of the intent of any person or group to commence, a tender or exchange offer for shares of U S WEST Common Stock representing 30% or more of the total voting rights of all outstanding shares of U S WEST Common Stock (the earlier of such dates being called the "Distribution Date"), Communications Rights and Media Rights will be evidenced by the certificates representing shares of Communications Stock and Media Stock, respectively, then outstanding, and no separate Rights certificates will be distributed. Therefore, until the Distribution Date, the Communications Rights will be transferred with and only with the Communications Stock and the Media Rights will be transferred with and only with the Media Stock. For purposes of the Restated Rights Agreement, the total voting rights of the U S WEST Common Stock will be determined based upon the respective voting rights of holders of outstanding shares of Communications Stock and Media Stock in effect at the time of any such determination. See "-- Communications Stock and Media Stock -- Voting Rights."

    Upon the close of business on the Distribution Date, the Rights will separate from the U S WEST Common Stock, certificates representing the Rights will be issued and the Rights will become exercisable as described below. The Rights will expire on April 6, 1999 (the "Expiration Date"), unless earlier redeemed by U S WEST as described below.

    Following the Distribution Date, registered holders of Rights will be entitled to purchase from U S WEST (i) in the case of a Communications Right, one one-hundredth (1/100th) of a share of Series A Preferred Stock at a purchase price of $100, subject to adjustment (the "Series A Purchase Price"), and (ii) in the case of a Media Right, one one-hundredth (1/100th) of a share of Series B Preferred Stock at a purchase price of $80, subject to adjustment (the "Series B Purchase Price").

    Following the Ownership Trigger Date, the Rights will "flip-in" and (a) each Communications Right will entitle its holder to purchase, at the Series A Purchase Price, a number of shares of Communications Stock with a market value equal to twice the Series A Purchase Price and (b) each Media Right will entitle its holder to purchase, at the Series B Purchase Price, a number of shares of Media Stock with a market value equal to twice the Series B Purchase Price.

    In the event, following the Ownership Trigger Date, (a) U S WEST merges or consolidates with another entity in which U S WEST is not the surviving corporation or in which shares of the outstanding U S WEST Common Stock are changed into or exchanged for stock or assets of another person or (b) 50% or more of U S WEST's consolidated assets or earning power are sold (other than transactions in the ordinary course of business) (the date of any such event being an "Acquisition Trigger Date"), the Rights will "flip-over" and each Communications Right and each Media Right will entitle its holder to purchase, for the Series A Purchase Price and Series B Purchase Price, respectively, a number of shares of common stock of such corporation or purchaser with a market value equal to twice the applicable Purchase Price.

    Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of U S WEST, including, without limitation, the right to vote or to receive dividends. After an Ownership Trigger Date or an Acquisition Trigger Date, any Rights that are or were beneficially owned by an Acquiring Person (or any affiliate or associate of an Acquiring Person) will be null and void and any holder of such Rights (whether or not such holder is an Acquiring Person or an affiliate or associate thereof) will thereafter have no right to exercise such Rights.

    At any time prior to the earliest of (i) the Ownership Trigger Date, (ii) the first Acquisition Trigger Date or (iii) the Expiration Date, if any person notifies U S WEST of such person's intention to make a cash tender offer for all the outstanding shares of U S WEST Common Stock and complies with certain requirements set forth in the Restated Rights Agreement, including the delivery of evidence that all necessary financing therefor is firmly committed or otherwise available and an undertaking to pay the reasonable costs of any meeting of shareholders called in connection therewith, then the independent directors of U S WEST are required, within 15 business days, at their option, to either (1) engage a nationally recognized investment banking firm to render an opinion as to whether the tender offer purchase price is fair and adequate to U S WEST's stockholders from a financial point of view, which opinion must be delivered to the U S WEST Board within 20 business days following such engagement, or (2) call a meeting of stockholders at the earliest practicable date to vote upon such tender offer. If (a) the tender offer purchase price is determined by such investment banking firm to be fair and adequate to the stockholders from a financial point of view or (b) the tender offer is approved by a majority of the shares voted at such meeting of stockholders and beneficially owned by persons other than the offeror, then (i) neither the commencement of, nor the announcement of an intention to make, such tender offer will be taken into account in determining whether the Distribution Date has or has not occurred and (ii) the shares of U S WEST Common Stock acquired pursuant to such tender offer will not be taken into account in determining whether a person has become an Acquiring Person; provided, however, that a majority of the independent directors of U S WEST may suspend the operation of the foregoing clauses (i) and (ii) for a period of time not to exceed 180 days if they determine that such action is in the best interests of other stockholders of U S WEST.

    At any time prior to the earliest of (i) the Ownership Trigger Date, (ii) the first Acquisition Trigger Date or (iii) the Expiration Date, the U S WEST Board may, at its option, redeem all, but not less than all, of the then outstanding Rights at a redemption price of $.005 per Right (the "Redemption Price"). On the date specified by the U S WEST Board for the redemption of the Rights (the "Rights Redemption Date"), the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

    Until the earliest of (i) the Ownership Trigger Date, (ii) the first Acquisition Trigger Date, (iii) the Rights Redemption Date or (iv) the Expiration Date, the U S WEST Board may, without the approval of any holders of Rights, supplement or amend any provision of the Restated Rights Agreement in any manner, whether or not such supplement or amendment is adverse to any holders of Rights. At any time after the earlier of the Ownership Trigger Date or the first Acquisition Trigger Date but prior to the earlier of the Redemption Date or the Expiration Date, the U S WEST Board may, without the approval of any holders of Rights, supplement or amend any provision of the Restated Rights Agreement in any manner so long as the interests of the holders of Rights are not materially and adversely affected thereby.

ANTI-TAKEOVER CONSIDERATIONS

    The DGCL, the U S WEST Restated Certificate and the Bylaws of U S WEST (the "U S WEST Bylaws") contain provisions which could serve to discourage or make more difficult a change in control of

U S WEST without the support of the U S WEST Board or without meeting various other conditions. A summary of such provisions is set forth below. For a further discussion of the rights of stockholders of U S WEST, as well as a summary of the current rights of stockholders of Continental, see "Comparison of Rights of Stockholders of U S WEST and Continental."

    The U S WEST Restated Certificate provides for the issuance of Preferred Stock, at the discretion of the U S WEST Board, from time to time, in one or more series, without further action by the stockholders of U S WEST, unless approval of the stockholders is deemed advisable by the U S WEST Board or required by applicable law, regulation or stock exchange listing requirements. In addition, the authorized but unissued shares of Communications Stock or Media Stock are available for issuance from time to time at the discretion of the U S WEST Board without the approval of the stockholders of U S WEST, unless such approval is deemed advisable by the U S WEST Board or required by applicable law, regulation or stock exchange listing requirements. One of the effects of the existence of authorized, unissued and unreserved U S WEST Common Stock and Preferred Stock could be to enable the U S WEST Board to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of U S WEST by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of U S WEST's management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of U S WEST.

    The U S WEST Restated Certificate provides for a classified board of directors under which one-third of the total number of directors are elected each year and prohibits the removal of directors unless such removal is approved by the holders of 80% of the total voting power of the Communications Stock and the Media Stock. In addition, pursuant to the U S WEST Restated Certificate, only the Chairman of the U S WEST Board or the U S WEST Board, and not the stockholders of U S WEST, are permitted to call a special meeting of stockholders, and no actions will be considered at such special meeting other than those specified in the notice thereof.

    The U S WEST Restated Certificate contains a "fair price provision" pursuant to which the affirmative vote of the holders 80% of the total voting power of the Communications Stock and the Media Stock is required to approve certain business combinations involving U S WEST and certain significant stockholders. In addition, Section 203 of the DGCL will prohibit U S WEST from engaging in certain transactions with an "interested stockholder." See "Comparison of Rights of Stockholders of U S WEST and Continental -- Other Stockholder Rights -- Business Combinations Following a Change in Control."

    The U S WEST Bylaws establish an advance notice procedure for stockholders to bring business before an annual or special meeting of stockholders of U S WEST. The U S WEST Bylaws provide that a stockholder may present a proposal for action at an annual meeting of stockholders only if such stockholder delivers a written notice of the proposal, together with certain specified information relating to such stockholder's stock ownership and identity, to the Secretary of U S WEST at least 60 days before the annual meeting. In addition, the U S WEST Bylaws provide that a stockholder may nominate individuals for election to the U S WEST Board at any annual meeting or special meeting of stockholders at which directors are to be elected by delivering written notice, containing certain specified information with respect to the nominee and nominating stockholder, to the Secretary of U S WEST at least 60 days before the annual meeting or within 15 days following the announcement of the date of the special meeting.

    The Restated Rights Agreement permits disinterested stockholders to acquire additional shares of U S WEST or of an acquiring company at a substantial discount in the event of certain described changes in control. See "-- Restated Rights Agreement."

    Certain provisions described above may have the effect of delaying stockholder actions with respect to certain business combinations. As such, the provisions could have the effect of discouraging open market purchases of the Communications Stock and the Media Stock because they may be considered disadvantageous by a stockholder who desires to participate in a business combination. However, in the event the U S WEST Board receives an unsolicited offer to purchase all or a portion of the businesses of a Group, the U S WEST Board would consider such offer in accordance with its fiduciary duties.

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
CERTAIN DEFINITIONS

    "CLOSING PRICE" means the last reported sale price of the Media Stock (or such other class or series of common stock into which shares of Series D Preferred Stock are then convertible), regular way, as shown on the Composite Tape of the NYSE, or, in case no such sale takes place on such day, the average of the closing bid and asked prices on the NYSE, or, if the Media Stock (or such other class or series of common stock) is not listed or admitted to trading on the NYSE, on the principal national securities exchange on which such stock is listed or admitted to trading, or, if it is not listed or admitted to trading on any national securities exchange, the last reported sale price of the Media Stock (or such other class or series of common stock), or, in case no such sale takes place on such day, the average of the closing bid and asked prices, in either case as reported by the Nasdaq National Market.

    "CONVERTIBLE SECURITIES" at any time means any securities of U S WEST or any of its subsidiaries (other than shares of U S WEST Common Stock), including warrants and options, outstanding at such time that by their terms are convertible into or exchangeable or exercisable for or evidence the right to acquire any shares of any class of U S WEST Common Stock, whether convertible, exchangeable or exercisable at such time or a later time or only upon the occurrence of certain events, but in respect of antidilution provisions of such securities only upon the effectiveness thereof.

    "CURRENT MARKET PRICE," on any applicable record date, Conversion date or redemption date, means the average of the daily Closing Prices per share of Media Stock (or such other class or series of common stock into which shares of Series D Preferred Stock are then convertible) for the ten (10) consecutive trading days ending on the third trading day immediately preceding such record date, conversion date or redemption date.

    "EXTRAORDINARY CASH DISTRIBUTIONS" means, with respect to any consecutive 12-month period, all cash dividends and cash distributions on the outstanding shares of Media Stock during such period (other than cash dividends or cash distributions for which a prior adjustment to the Conversion Rate was previously made) to the extent such cash dividends and cash distributions exceed, on a per share of Media Stock basis, 10% of the average daily Closing Price over such period.

    "FAIR VALUE" means, in the case of equity securities or debt securities of a class that has previously been Publicly Traded for a period of at least 15 months, the Market Value thereof (if such value, as so defined, can be determined) or, in the case of an equity security or debt security that has not been Publicly Traded for at least such period, the fair value per share of stock or per other unit of such other security, on a fully distributed basis, as determined by an independent investment banking firm experienced in the valuation of securities selected in good faith judgment by the U S WEST Board, or if no such investment banking firm is, as determined in the good faith judgment of the U S WEST Board, available to make such determination, in good faith by the U S WEST Board, provided, however, that in the case of property other than securities, the "Fair Value" thereof will be determined in good faith by the U S WEST Board based upon such appraisals or valuation reports of such independent experts as the U S WEST Board in good faith determines to be appropriate in accordance with good business practice.

    "JUNIOR STOCK" means the Media Stock, the Communications Stock and the shares of any other class or series of stock of U S WEST which, by the terms of the U S WEST Restated Certificate or of the instrument by which the U S WEST Board fixes the relative rights, preferences and limitations thereof, is junior to the Series D Stock in respect of the right to receive dividends or to participate in any distribution of assets other than by way of dividends.

    "MARKET CAPITALIZATION" of any class or series of common stock on any date means the product of (i) the Market Value of one share of such class of common stock on such date and (ii) the number of shares of such class of common stock outstanding on such date.

    "MARKET VALUE" of a share of any class or series of capital stock of U S WEST on any day means the average of the high and low reported sales prices regular way of a share of such class or series on such trading day or, in case no such reported sale takes place on such trading day, the average of the reported closing bid and asked prices regular way of a share of such class or series on such trading day, in either case as reported on the NYSE Composite Tape or, if the shares of such class or series are not listed or admitted to trading on the NYSE on such trading day, on the principal national securities exchange in the United States on which the shares of such class or series are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange on such trading day, on the Nasdaq National Market or, if the shares of such class or series not listed or admitted to trading on any national securities exchange or quoted in the Nasdaq National Market on such trading day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such trading day as furnished by any NYSE member firm selected from time to time by U S WEST or, if such closing bid and asked prices are not made available by any such NYSE member firm on such trading day, the Fair Value of a share of such class or series; provided, however, that, for purposes of determining the market value of a share of any class or series or capital stock for any period, (i) the "Market Value" of a share of capital stock on any day prior to any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution (other than any dividend or distribution contemplated by clause
(ii)(B) of this sentence) paid or to be paid with respect to such capital stock will be reduced by the Fair Value of the per share amount of such dividend or distribution and (ii) the "Market Value" of any share of capital stock on any day prior to (A) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such class of capital stock occurring during such period or (B) any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution with respect to such capital stock to be made in shares of such class or series of capital stock or Convertible Securities that are convertible, exchangeable or exercisable for such class or series of capital stock will be appropriately adjusted, as determined by the U S WEST Board, to reflect such subdivision, combination, dividend or distribution.

    "MARKET VALUE RATIO OF THE COMMUNICATIONS STOCK TO THE MEDIA STOCK" as of any date means a fraction expressed as a decimal (rounded to the nearest five decimal places), the numerator of which is the sum of (A) four times the average Market Value of one share of Communications Stock over the period of five consecutive trading days ending on such date, (B) three times the average Market Value of one share of Communications Stock over the period of five consecutive trading days ending on the fifth trading day prior to such date, (C) two times the average Market Value of one share of Communications Stock over the period of five consecutive trading days ending on the tenth trading day prior to such date and (D) the average Market Value of one share of Communications Stock over the period of five consecutive trading days ending on the fifteenth trading day prior to such date, and the denominator of which is the sum of (A) four times the average Market Value of one share of Media Stock (or such other class or series of common stock into which the Media Stock is to be converted) over the period of five consecutive trading days ending on such date, (B) three times the average Market Value of one share of Media Stock (or such other common stock) over the period of five consecutive trading days ending on the fifth trading day prior to such date, (C) two times the average Market Value of one share of Media Stock (or such other common stock) over the period of five consecutive trading days ending on the tenth trading day prior to such date and (D) the average Market Value of one share of Media Stock (or such other common stock) over the period of five consecutive trading days ending on the fifteenth trading day prior to such date.

    "MARKET VALUE RATIO OF THE MEDIA STOCK TO THE COMMUNICATIONS STOCK" as of any date means a fraction expressed as a decimal (rounded to the nearest five decimal places), the numerator of which is the sum of (A) four times the average Market Value of one share of Media Stock over the period of five consecutive trading days ending on such date, (B) three times the average Market Value of one share of Media Stock over the period of five consecutive trading days ending on such date, (C) two times the average Market Value of one share of Media Stock over the period of five consecutive trading days ending on the tenth trading day prior to such date and (D) the average Market Value of one share of Media Stock (or such other common stock) over the period of five consecutive trading days ending on the fifteenth trading day prior to such date and the denominator of which is the sum of (A) four times the average Market Value of one share of Communications Stock (or such other class or series of common stock into which the Communications Stock is to be converted) over the period of five consecutive trading days ending on the fifth trading day prior to such date, (B) three times the average Market Value of one share of Communications Stock (or such other common stock) over the period of five consecutive trading days ending on the fifth trading day prior to such date, (C) two times the average Market Value of one share of Communications Stock (or such other

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
common stock) over the period of five consecutive trading days ending on the tenth trading day prior to such date and (D) the average Market Value of one share of Communications Stock (or such other common stock) over the period of five consecutive trading days ending on the fifteenth trading day prior to such date.

    "PARITY STOCK" means the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the shares of any other class or series of stock of U S WEST (other than Junior Stock) which, by the terms of the U S WEST Restated Certificate or of the instrument by which the U S WEST Board fixes the relative rights, preferences and limitations thereof, is, in the event that the stated dividends thereon are not paid in full, entitled to share ratably with the Series D Preferred Stock in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, or shall, in the event that the amounts payable thereon on liquidation are not paid in full, be entitled to share ratably with the Series D Preferred Stock in any distribution of assets other than by way of dividends in accordance with the sums which would be payable in such distribution if all sums payable were discharged in full.

    "PUBLICLY TRADED" with respect  to any security  means (i) registered  under
Section 12 of the Exchange Act (or any successor provision of law), and (ii) listed for trading on the NYSE or the American Stock Exchange (or any national securities exchange registered under Section 7 of the Exchange Act (or any successor provision of law), that is the successor to either such exchange) or quoted in the Nasdaq National Market (or any successor system).

    "REDEMPTION RESCISSION EVENT" means the occurrence of (a) any general suspension of trading in, or limitation on prices for, securities on the principal national securities exchange on which shares of Media Stock (or such other class or series of common stock into which shares of Series D Preferred Stock are then convertible) are registered and listed for trading (or, if shares of Media Stock (or such other class or series of common stock) are not registered and listed for trading on any such exchange, in the over-the-counter market) for more than six-and-one-half (6 1/2) consecutive trading hours, (b) any decline in either the Dow Jones Industrial Average or the S&P 500 (or any successor index published by Dow Jones & Company, Inc. or Standard & Poor's Corporation) by either (i) an amount in excess of 10%, measured from the close of business on any trading day to the close of business on the next succeeding trading day during the period commencing on the trading day preceding the day notice of any redemption or exchange of shares of Series D Preferred Stock is given (or, if such notice is given after the close of business on a trading day, commencing on such trading day) and ending at the redemption date or (ii) an amount in excess of 15% (or, if the time and date fixed for redemption or exchange is more than 15 days following the date on which notice of redemption or exchange is given, 20%), measured from the close of business on the trading day preceding the day notice of such redemption or exchange is given (or, if such notice is given after the close of business on a trading day, from such trading day) to the close of business on any trading day on or prior to the redemption date, (c) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States or (d) the commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which in the reasonable judgment of U S WEST could have a material adverse effect on the market for the Media Stock (or such other class or series of common stock into which shares of Series D Preferred Stock are then convertible).

    "SENIOR STOCK" means the shares of any class or series of stock of U S WEST which, by the terms of the U S WEST Restated Certificate or of the instrument by which the U S WEST Board fixes the relative rights, preferences and limitations thereof, is senior to the Series D Preferred Stock in respect of the right to receive dividends or to participate in any distribution of assets other than by way of dividends.

STOCK TRANSFER AGENT AND REGISTRAR

    State Street Bank and Trust Company is the registrar and transfer agent for the Communications Stock and the Media Stock and will be the registrar and transfer agent for the Series D Preferred Stock.

                  U S WEST MANAGEMENT AND ACCOUNTING POLICIES

MANAGEMENT POLICIES

    U S WEST follows certain policies with respect to the businesses of the Communications Group and the Media Group, including the following:

    INTER-GROUP BUSINESS TRANSACTIONS. Because of the nature of the businesses of the Communications Group and the Media Group, business transactions between the two Groups take place on a regular basis. Such transactions may include (i) agreements by one Group to provide certain products and services for use by the other Group, including for use over the other Group's networks, (ii) technology transfers and sharing agreements between the two Groups, (iii) transfers of assets between the Groups and (iv) joint venture agreements between the two Groups to develop new products and services for use by the businesses of both Groups. Except as described below and subject to the interests of U S WEST as a whole, all transactions between the Communications Group and the Media Group are intended, to the extent practicable, to be on terms consistent with those that would be applicable to arm's-length dealings, taking into account a number of factors, including quality, availability and pricing.

    Notwithstanding the policy that all transactions between the Communications Group and the Media Group be consistent with arm's-length terms, transactions between U S WEST Communications and the Media Group are subject to certain FCC affiliate transaction accounting rules. Pursuant to such rules, transactions involving the provision of goods and services between the Media Group and U S WEST Communications must be recorded on U S WEST Communications' regulated books, which are used by the PUCs to determine rates, at tariffed rates, prevailing company price or fully distributed cost. In addition, such rules require that assets transferred must be recorded at either net book value or fair market value.

    U S WEST Communications provides certain customer lists and billing and collection and other services to U S WEST Marketing Resources Group, Inc. ("Marketing Resources"), a business attributed to the Media Group, for use in the directory publications and other businesses of Marketing Resources. Such data and services (other than billing and collection services) are provided to Marketing Resources on the same terms and conditions on which such data and services are provided to unaffiliated third parties. Marketing Resources provides certain services to U S WEST Communications, including the publication and delivery of directories with listings of U S WEST Communications' customers, at no charge to U S WEST Communications. Marketing Resources believes that any incremental cost incurred to publish and deliver white page directories which include listings of U S WEST Communications' customers is offset by the enhancement in value to its directories provided by such listings.

    Transactions involving the transfer of technology between the Communications Group and the Media Group are subject to U S WEST's Technology Fair Compensation Policy. Pursuant to this policy, if one Group funds the research and development of technology (whether within U S WEST or not), such Group will receive fair compensation if the other Group either uses the technology or sells the technology to a third party. Fair compensation will be determined by representatives of the two Groups and will be reviewed for reasonableness by the Fair Compensation Review Committee, which is comprised of an equal number of representatives of the businesses of the Communications Group and the Media Group.

    INTER-GROUP FINANCING TRANSACTIONS. U S WEST does not, and does not intend in the future, to transfer funds between the Groups, except for certain short-term ordinary course advances of funds at market rates associated with U S WEST's centralized cash management. The U S WEST Board may, however, in its sole discretion, determine to transfer funds between Groups either as a loan, which would be made on an arm's-length basis, or as an equity contribution. See "Description of U S WEST Capital Stock -- Communications Stock and Media Stock -- Future Inter-Group Interest." Any such determination to transfer funds between Groups would be made by the U S WEST Board or at the direction of the U S WEST Board in the exercise of its business judgment based upon all relevant circumstances, including the financing and investing needs and objectives of each Group, the availability, cost and time associated with alternative financing sources, investment opportunities, prevailing interest rates and general economic conditions. See "-- Accounting Matters and Policies -- Financing Activities."

    CORPORATE OPPORTUNITIES. To the extent a business opportunity arises which could be undertaken by either Group, the opportunity will be allocated by the U S WEST Board in its good faith business judgment or in accordance with procedures adopted by the U S WEST Board from time to time to ensure that decisions will be made in the best interests of U S WEST and its stockholders. Any such allocation may involve the consideration of a number of factors, including whether the business opportunity is principally within the existing scope of a Group's business, whether the business opportunity is principally within a geographic area served by a Group and whether a Group, because of its managerial or operational expertise, would be better positioned to undertake the business opportunity.

    In certain situations, existing contractual restrictions will require the allocation of certain business opportunities to a specific Group. For example, pursuant to an agreement between U S WEST and AirTouch, subject to certain exceptions, U S WEST may generally only offer wireless services through the U S WEST/AirTouch Joint Venture, which is attributed to the Media Group, except that such agreement permits the Communications Group to offer certain limited wireless services in the Communications Group Region within specified PCS frequencies. In addition, pursuant to the TWE partnership agreement, U S WEST, subject to certain exceptions, may only engage in programming, filmed entertainment and out-of-region cable through TWE, which is attributed to the Media Group.

    These policies may be modified or rescinded without the approval of U S WEST's stockholders, although U S WEST has no present intention to do so. Any determination by the U S WEST Board to modify or rescind such policies, or to adopt additional policies, including any such determination that would have disparate impacts upon the respective holders of Communications Stock and Media Stock, would be made by the U S WEST Board in its good faith business judgment of U S WEST's best interests. Circumstances resulting in such a modification, rescission or additional policies may include the development of new products, the entering into of new businesses or ventures, renegotiations of existing ventures or changes in the competitive environment. In making such determination, the U S WEST Board may also consider regulatory requirements, including those imposed on U S WEST Communications by the PUCs and the FCC. See "Risk Factors -- Risk Factors Related to the Media Stock -- Potential Diverging Interests."

ACCOUNTING MATTERS AND POLICIES

    U S WEST prepares financial statements in accordance with generally accepted accounting principles, consistently applied, for each of the Groups, and these financial statements, taken together, will comprise all of the accounts included in the corresponding consolidated financial statements of U S WEST. The financial statements of each of the Groups will principally reflect the financial position, results of operations and cash flows of the businesses included therein. Consistent with the U S WEST Restated Certificate and relevant policies, the Media Group's financial statements also include allocated portions of U S WEST's corporate assets and liabilities (including contingent liabilities) that are not separately identified with the operations of the Communications Group.

    Notwithstanding any allocation of assets or liabilities for dividend purposes or the purpose of preparing Group financial statements, holders of Communications Stock or Media Stock will continue to be subject to risks associated with an investment in a single company and all of U S WEST's businesses, assets and liabilities. See "Risk Factors -- Risk Factors Related to the Media Stock -- Stockholders of One Company; Financial Impacts on One Group Could Affect the Other."

    Currently, cash management, tax sharing and allocation of principal corporate activities between the Communications Group and the Media Group are based upon policies that management of U S WEST believes to be reasonable. These policies are reflected in the combined financial statements of the Communications Group and Media Group, as follows:

    FINANCING ACTIVITIES. Financing activities for the Communications Group and the Media Group, including the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt, and the issuance and repurchase of preferred stock, are managed by U S WEST on a centralized basis. Notwithstanding such centralized management, financing activities for U S WEST Communications are separately identified and accounted for in U S WEST's records and U S WEST Communications conducts its own borrowing activities. All debt incurred and investments made by U S WEST and its subsidiaries are specifically allocated to and reflected on the financial statements of the Media Group except that debt incurred and investments made by U S WEST and its subsidiaries on behalf of the business attributed to the Communications Group, other than U S WEST Communications, and all debt incurred and investments made by U S WEST Communications would be specifically allocated to and reflected on the financial statements of the Communications Group. Debt incurred by U S WEST or a subsidiary on behalf of a Group would be charged to such Group at the borrowing rate of U S WEST or such subsidiary.

    U S WEST does not, and in the future does not intend, to transfer funds between the Groups, except for certain short-term ordinary course advances of funds at market rates associated with U S WEST's centralized cash management. Such short-term transfers of funds are accounted for as short-term loans between the Groups bearing interest at the market rate at which management determines the borrowing Group could obtain funds on a short-term basis. If the U S WEST Board, in its sole discretion, determines that a transfer of funds between the Groups should be accounted for as a long-term loan, the U S WEST Board would establish the terms on which such loan would be made, including the interest rate, amortization schedule, maturity and redemption terms. Such terms would generally reflect the then prevailing terms upon which management determines such Group could borrow funds on a similar basis. The financial statements of the lending Group will be credited, and the financial statements of the borrowing Group will be charged, with the amount of any such loan, as well as with periodic interest accruing thereon. The U S WEST Board may determine that a transfer of funds from the Communications Group to the Media Group should be accounted for as an equity contribution, in which case an Inter-Group Interest (determined by the U S WEST Board based on the then current Market Value of shares of Media Stock) will either be created or increased, as applicable. Similarly, if an Inter-Group Interest exists, the U S WEST Board may determine that a transfer of funds from the Media Group to the Communications Group should be accounted for as a reduction in the Inter-Group Interest. See "Description of U S WEST Capital Stock -- Communications Stock and Media Stock -- Future Inter-Group Interest."

    EQUITY ISSUANCES. All financial impacts of issuances of additional shares of Communications Stock and of securities convertible into Communications Stock and, if and to the extent the Communications Group holds an Inter-Group Interest in the Media Group, of additional shares of Media Stock which are attributed to the Communications Group, will be reflected in their entirety in the financial statements of the Communications Group. All financial impacts of issuances of additional shares of Media Stock and of securities convertible into Media Stock, the proceeds of which are attributed to the Media Group, including the issuance of shares of Media Stock and Series D Preferred Stock pursuant to the Merger, will be reflected in their entirety in the financial statements of the Media Group. See "Description of U S WEST Capital Stock -- Communications Stock and Media Stock -- Future Inter-Group Interest."

    TAXES. Federal, state and local income taxes which are determined on a consolidated or combined basis will be allocated to each Group in accordance with tax sharing agreements between U S WEST and the entities within the Groups. Consolidated or combined state income tax provisions and related tax payments or refunds will be allocated between the Groups based on their respective contributions to consolidated or combined state taxable incomes. Consolidated federal income tax provisions and related tax payments or refunds will be allocated between the Groups based on the aggregate of the taxes allocated among the entities within each Group. The allocations will generally reflect each Group's contribution (positive or negative) to consolidated federal taxable income and consolidated federal tax credits. A Group will be compensated only at such time as, and to the extent that, its tax attributes are utilized by U S WEST in a combined or consolidated income tax filing. Federal and state tax refunds and carryforwards or carrybacks of tax attributes will generally be allocated to the Group to which such tax attributes relate. The Media Group includes entities which operate in states where U S WEST does not file consolidated or combined state income tax returns. Separate state income tax returns are filed by these entities in accordance with the respective states' laws and regulations.

    ADMINISTRATIVE COSTS. Certain costs relating to U S WEST's general and administrative services (including certain executive management, legal, accounting and auditing, tax, treasury, strategic planning and public policy services) are directly assigned to each Group based upon actual utilization or allocated based upon each Group's operating expenses, number of employees, external revenues, average capital and/or average equity. U S WEST charges each Group for such services at fully distributed cost.

    The above policies and agreements could be modified or rescinded by the U S WEST Board, in its sole discretion, without approval of U S WEST's stockholders, although there is no present intention to do so. The U S WEST Board could also adopt additional policies depending upon the circumstances. Any determination of the U S WEST Board to modify or rescind such policies, to adopt additional policies, including any such decision that could have disparate effects upon holders of a class of U S WEST Common Stock, would be made by the U S WEST Board based on its good faith business judgment that such decision is in the best interests of U S WEST and all U S WEST's stockholders. In making such determination, the U S WEST Board may also consider regulatory requirements, including those imposed on U S WEST Communications by the PUCs and the FCC. See "-- Management Policies." In addition, generally accepted accounting principles require that changes in accounting policy must be preferable (in accordance with such principles) to the policy previously in place.

        COMPARISON OF RIGHTS OF STOCKHOLDERS OF U S WEST AND CONTINENTAL

    At the Effective Time, stockholders of Continental will become stockholders of U S WEST. Set forth below is a comparison of the terms of the Continental Common Stock (without giving effect to the Charter Amendments) and the terms of the Communications Stock and the Media Stock, as well as a summary of other material differences between the rights of holders of Continental Common Stock and the rights of holders of Communications Stock and Media Stock. This summary does not purport to be complete and is qualified in its entirety by reference to the Continental Restated Certificate, Continental's Bylaws (the "Continental Bylaws"), the U S WEST Restated Certificate, the U S WEST Bylaws and the more detailed description of the Communications Stock and the Media Stock contained herein. See "Description of U S WEST Capital Stock -- Communications Stock and Media Stock."

TERMS OF COMMON STOCK

                            CONTINENTAL
                           COMMON STOCK                   COMMUNICATIONS STOCK                    MEDIA STOCK
                 ---------------------------------  ---------------------------------  ---------------------------------
Business:        All businesses of Continental.     The Communications Group is com-   The Media Group is comprised of
                                                    prised of businesses which         (i) cable and telecommunications
                                                    provide regulated communications   network businesses outside of the
                                                    services to customers in the       Communications Group Region and
                                                    Communications Group Region,       internationally, (ii) domestic
                                                    including local telephone          and international wireless
                                                    services, exchange access ser-     communications network businesses
                                                    vices and certain long distance    and (iii) domestic and
                                                    services, as well as other         international directory and
                                                    products and services, including   information services businesses.
                                                    custom calling features, voice     Following the Effective Time, the
                                                    messaging and high speed data      businesses of Continental and its
                                                    applications.                      subsidiaries will be attributed
                                                                                       to the Media Group.
Listing:         None.                              The NYSE and the PSE under the     The NYSE and the PSE under the
                                                    symbol "USW."                      symbol "UMG."
Dividends:       Continental currently does not     U S WEST currently pays dividends  U S WEST currently does not pay
                 pay dividends on the Continental   on the Communications Stock at a   dividends on the Media Stock.
                 Common Stock.                      quarterly rate of $0.535 per
                                                    share.
                 Dividends on the Continental Com-  Dividends on the Communications    Dividends on the Media Stock will
                 mon Stock may be paid in the       Stock are paid at the discretion   be paid in the future at the
                 discretion of the Continental      of the U S WEST Board based        discretion of the U S WEST Board
                 Board based primarily upon the     primarily upon the financial       based primarily upon the
                 financial condition, results of    condition, results of operations   financial condition, results of
                 operations and business            and business requirements of the   operations and business
                 requirements of Continental.       Communications Group and U S WEST  requirements of the Media Group
                 Dividends, if any, are payable     as a whole. Dividends are payable  and U S WEST as a whole.
                 out of the funds of Continental    out of the lesser of (i) the       Dividends, if any, are payable
                 legally available for the payment  funds of U S WEST legally          out of the lesser of (i) the
                 of dividends, subject to           available for the payment of       funds of U S WEST legally
                 restrictions                                                          available for the

                            CONTINENTAL
                           COMMON STOCK                   COMMUNICATIONS STOCK                    MEDIA STOCK
                 ---------------------------------  ---------------------------------  ---------------------------------
                 contained in financing             dividends and (ii) the Communica-  payment of dividends and (ii) the
                 agreements.                        tions Group Available Dividend     Media Group Available Dividend
                                                    Amount.                            Amount.
                 The Continental Board is required  The U S WEST Board, subject to     The U S WEST Board, subject to
                 to pay dividends, if any, on the   the limitations set forth above,   the limitations set forth above,
                 Class A Common Stock and Class B   may, in its sole discretion,       may, in its sole discretion,
                 Common Stock in equal amounts.     declare and pay dividends          declare and pay dividends
                                                    exclusively on the Communications  exclusively on the Media Stock,
                                                    Stock, exclusively on the Media    exclusively on the Communications
                                                    Stock or on both such classes, in  Stock or on both such classes, in
                                                    equal or unequal amounts,          equal or unequal amounts,
                                                    notwithstanding the relative       notwithstanding the relative
                                                    amounts of the Communications      amounts of the Media Group
                                                    Group Available Dividend Amount    Available Dividend Amount and the
                                                    and the Media Group Available      Communications Group Available
                                                    Dividend Amount, the amount of     Dividend Amount, the amount of
                                                    prior dividends declared on each   prior dividends declared on each
                                                    class, the respective voting or    class, the respective voting or
                                                    liquidation rights of each class   liquidation rights of each class
                                                    or any other factor.               or any other factor.
Voting Rights:   Except as otherwise required by    Except as otherwise described      Except as otherwise described
                 the DGCL, holders of the Class A   herein, the holders of             herein, the holders of Media
                 Common Stock and Class B Common    Communications Stock and Media     Stock and Communications Stock
                 Stock vote together as a single    Stock vote together as a single    vote together as a single class.
                 class. The Class A Common Stock    class. The Communications Stock    Each share of Media Stock has a
                 has one vote per share and the     has one vote per share.            variable number of votes equal to
                 Class B Common Stock has ten                                          the ratio of the time-weighted
                 votes per share. Each share of                                        average Market Value of one share
                 Continental Preferred Stock                                           of Media Stock to the
                 entitles the holder to vote on                                        time-weighted average Market
                 all matters voted on by the                                           Value of one share of
                 holders of Continental Common                                         Communications Stock, calculated
                 Stock into which such Continental                                     over the 20-trading day period
                 Preferred Stock is convertible                                        ending ten trading days prior to
                 and to 250 votes per share.                                           the record date, and may have
                                                                                       more than, less than or exactly
                                                                                       one vote per share. At the 1996
                                                                                       annual meeting of stockholders of
                                                                                       U S WEST, each share of Media
                                                                                       Stock was entitled to 0.640 of a
                                                                                       vote.
                                                    Because each share of Media Stock  Because each share of Media Stock
                                                    has a variable number of votes     has a variable number of votes,
                                                    based upon a ratio of the time-    the relative voting power per
                                                    weighted average Market Value of   share of Media Stock and
                                                    one share of Media Stock to the    Communications Stock will
                                                    time-weighted average Market       fluctuate. Market Value could be
                                                    Value of one share of              influenced by many factors,
                                                    Communications Stock, the          including the results of
                                                    relative voting power per share    operations of U S WEST and each
                                                    of Communications Stock and Media  of the Groups, the regulatory
                                                    Stock will fluctuate. Market       environment, trading volume,
                                                    Value could be influenced by many  share issuances and repurchases factors, including the results of  and general economic and market
                                                    operations of U S WEST and each    conditions.
                                                    of the Groups, the regulatory
                                                    environment, trading volume,
                                                    share issuances and repurchases
                                                    and general economic and market
                                                    conditions.
Preemptive       The holders of Continental Com-    The holders of Communications      The holders of Media Stock do not
Rights:          mon Stock do not have any preemp-  Stock do not have any preemptive   have any preemptive rights.
                 tive rights.                       rights.
Rights on        None.                              If U S WEST disposes of all or     If U S WEST disposes of all or
Disposition:                                        substantially all of the           substantially all of the
                                                    properties and assets attributed   properties and assets attributed
                                                    to the Communications Group        to the Media Group (i.e., 80% or
                                                    (i.e., 80% or more on a current    more on a current market value
                                                    market value basis),               basis), other

                            CONTINENTAL
                           COMMON STOCK                   COMMUNICATIONS STOCK                    MEDIA STOCK
                 ---------------------------------  ---------------------------------  ---------------------------------
                                                    other than in a transaction in     than in a transaction in which U
                                                    which U S WEST receives primarily  S WEST receives primarily equity
                                                    equity securities of an entity     securities of an entity engaged
                                                    engaged or proposing to engage     or proposing to engage primarily
                                                    primarily in a business similar    in a business similar or
                                                    or complementary to the business   complementary to the business of
                                                    of the Communications Group, U S   the Media Group, U S WEST must
                                                    WEST must either (i) distribute    either (i) distribute to holders
                                                    to holders of Communications       of Media Stock an amount in cash
                                                    Stock an amount in cash and/or     and/or securities or other
                                                    securities or other property       property equal to their pro-
                                                    equal to the Fair Value of the     portionate interest in the Fair
                                                    Net Proceeds of such disposition,  Value of the Net Proceeds of such
                                                    either by special dividend or by   disposition, either by special
                                                    redemption of all or part of the   dividend or by redemption of all
                                                    outstanding shares of              or part of the outstanding shares
                                                    Communications Stock, or (ii)      of Media Stock, or (ii) convert
                                                    convert each share of Communi-     each share of Media Stock into a
                                                    cations Stock into a number of     number of shares of
                                                    shares of Media Stock equal to     Communications Stock equal to
                                                    110% of the ratio of the average   110% of the ratio of the average
                                                    Market Value of one share of Com-  Market Value of one share of
                                                    munications Stock to the average   Media Stock to the average Market
                                                    Market Value of one share of       Value of one share of
                                                    Media Stock, calculated over the   Communications Stock, calculated
                                                    ten-trading day period beginning   over the ten- trading day period
                                                    on the 16th trading day after      beginning on the 16th trading day
                                                    consummation of the disposition    after consummation of the
                                                    transaction.                       disposition transaction.
                                                    U S WEST may, at any time prior    U S WEST may, at any time prior
                                                    to the first anniversary of a      to the first anniversary of a
                                                    dividend on, or partial            dividend on, or partial
                                                    redemption of, shares of           redemption of, shares of Media
                                                    Communications Stock following a   Stock following a disposition of
                                                    disposition of all or              all or substantially all of the
                                                    substantially all of the           properties and assets attributed
                                                    properties and assets attributed   to the Media Group, convert each
                                                    to the Communications Group,       remaining outstanding share of
                                                    convert each remaining out-        Media Stock into a number of
                                                    standing share of Communications   shares of Communications Stock
                                                    Stock into a number of shares of   equal to 110% of the ratio of the
                                                    Media Stock equal to 110% of the   time- weighted average Market
                                                    ratio of the time-weighted         Value of one share of Media Stock
                                                    average Market Value of one share  to the time-weighted average
                                                    of Communications Stock to the     Market Value of one share of
                                                    time-weighted average Market       Communications Stock, calculated
                                                    Value of one share of Media        over the 20-trading day period
                                                    Stock, calculated over the         ending five trading days prior to
                                                    20-trading day period ending five  the date of the notice of such trading days prior to the date of  conversion.
                                                    the notice of such conversion.
Conversion:      Shares of Class B Common Stock     At any time following November 1,  U S WEST may, at any time,
                 will automatically convert into    2004, U S WEST may convert each    convert each share of Media Stock
                 shares of Class A Common Stock     share of Communications Stock      into a number of shares of Commu-
                 upon any transfer of such shares   into a number of shares of Media   nications Stock equal to 115% of
                 of Class B Common Stock, unless    Stock equal to 100% of the ratio   the ratio of the time-weighted
                 the transferee is an affiliate of  of the time-weighted average       average Market Value of one share
                 the holder, such as a family       Market Value of one share of       of Media Stock to the
                 member, a family trust or other    Communications Stock to the        time-weighted average Market
                 trust controlled by the holder of  time-weighted average Market       Value of one share of
                 Class B Common Stock or other      Value of one share of Media        Communications Stock, calculated
                 entity controlled or owned by the  Stock, calculated over the         over the 20-trading day period
                 holder of Class B Common Stock.    20-trading day period ending five  ending five trading days prior to trading days prior to the date of  the date of notice of such
                                                    notice of such conversion.         conversion, until November 1,
                                                                                       2000 and thereafter declining
                                                                                       annually to 100% on November 1,
                                                                                       2004.
                 A holder of shares of Class B      The ratio of the Market Value of   The ratio of the Market Value of
                 Common Stock may at any time, at   one share of Communications Stock  one share of Media Stock to one
                 such holder's election, convert    to one share of Media Stock could  share of Communications Stock such

                            CONTINENTAL
                           COMMON STOCK                   COMMUNICATIONS STOCK                    MEDIA STOCK
                 ---------------------------------  ---------------------------------  ---------------------------------
                shares into shares of Class A      be influenced by many factors,     could be influenced by many
                 Common Stock.                      including the results of           factors, including the results of
                                                    operations of U S WEST and each    operations of U S WEST and each
                                                    of the Groups, the regulatory      of the Groups, the regulatory
                                                    environment, trading volume,       environment, trading volume,
                                                    share issuances and repurchases    share issuances and repurchases
                                                    and general economic and market    and general economic and market
                                                    conditions.                        conditions.
                 Each share of Class B Common
                 Stock will be converted into a
                 share of Class A Common Stock if
                 (i) the number of outstanding
                 shares of Class B Common Stock
                 falls below 7 1/2% of the
                 aggregate number of outstanding
                 shares of Class A Common Stock
                 and Class B Common Stock, or (ii)
                 the Continental Board and the
                 holders of a majority of the
                 outstanding shares of Class B
                 Common Stock approve such
                 conversion.
Redemption in    None.                              U S WEST may redeem the Com-       U S WEST may redeem the Media
Exchange for                                        munications Stock for all of the   Stock for a number of shares of
Stock of                                            shares of the common stock of one  one or more wholly owned
Subsidiary:                                         or more wholly owned subsidiaries  subsidiaries of U S WEST that
                                                    of U S WEST that hold all of the   hold all of the assets and
                                                    assets and liabilities attributed  liabilities attributed to the
                                                    to the Communications Group.       Media Group equal to the pro-
                                                                                       portionate interest in the Media
                                                                                       Group represented by the Media
                                                                                       Stock.
Redemption in    Continental has the right to       None.                              None.
Connection with  redeem any or all shares of
Regulatory       Continental Common Stock in
Qualification:   exchange for the fair market
                 value of such stock to the extent
                 necessary to prevent the loss or
                 to secure the reinstatement of
                 any license or franchise from any
                 governmental agency held by
                 Continental, which license or
                 franchise is conditioned upon
                 some or all of the holders of
                 Continental's stock possessing
                 prescribed qualifications.
Liquidation:     In the event of a liquidation of   In the event of the liquidation    In the event of the liquidation
                 Continental, holders of            of U S WEST, holders of            of U S WEST, holders of Media
                 Continental Common Stock will be   Communications Stock will be       Stock will be entitled to a
                 entitled to receive the net        entitled to a portion of the       portion of the assets remaining
                 assets of Continental, if any,     assets remaining for distribution  for distribution to holders of U
                 remaining for distribution to      to holders of U S WEST Common      S WEST Common Stock on a per
                 holders of Continental Common      Stock on a per share basis in      share basis in proportion to the
                 Stock.                             proportion to the Liquidation      Liquidation Units per share of
                                                    Units per share of Com-            Media Stock. Each share of Media
                                                    munications Stock. Each share of   Stock will have .80 of a
                                                    Communications Stock will have     Liquidation Unit, subject to
                                                    one Liquidation Unit, subject to   adjustment if shares of Media
                                                    adjustment if shares of            Stock are subdivided, combined or
                                                    Communications Stock are           distributed as a dividend.
                                                    subdivided, combined or
                                                    distributed as a dividend.

OTHER STOCKHOLDER RIGHTS

    AMENDMENTS TO THE CERTIFICATE OF INCORPORATION. Under the Continental Restated Certificate, amendments to the Continental Restated Certificate must be approved by the Continental Board and must then be adopted by the holders of a majority of the voting power of the Continental Voting Stock, except that amendments to the provisions relating to (i) the number, rights and powers of any class of stock; (ii) the composition of the Continental Board; (iii) release of directors' liability; (iv) indemnification of directors, officers, employees and agents; (v) restrictions on Continental's stock to ensure compliance with governmental regulations; and (vi) amendments to the foregoing provisions require adoption by the holders of 66 2/3% of the voting power of the outstanding shares of stock of Continental entitled to vote thereon.

    Under the U S WEST Restated Certificate, amendments to the U S WEST Restated Certificate must be approved by the U S WEST Board and must then be adopted by the holders of a majority of the voting power of the outstanding shares of stock entitled to vote thereon, except that amendments of the provisions relating to
(i) certain business combinations; (ii) amendments to the U S WEST Bylaws; (iii) the composition of the U S WEST Board; (iv) the removal of directors; (v) stockholder actions and meetings; and (vi) amendments to the foregoing provisions, require adoption by the holders of 80% of the voting power of the outstanding shares of stock entitled to vote thereon.

    AMENDMENTS TO BYLAWS. The Continental Restated Certificate and the Continental Bylaws provide that bylaws may be adopted, amended, altered, changed or repealed by either the affirmative vote of the holders of 66 2/3% of the outstanding shares of stock entitled to vote generally in the election of directors or by the affirmative vote of a majority of the entire Continental Board.

    The U S WEST Restated Certificate and the U S WEST Bylaws provide that bylaws may be adopted, amended, or repealed by either the affirmative vote of the holders of 80% of the voting power of the outstanding shares of stock entitled to vote thereon or by the affirmative vote of two-thirds of the members of the U S WEST Board.

    DIRECTORS. Under the Continental Bylaws, the number of directors is determined by the Continental Board from time to time, but can not be less than three. The Continental Bylaws also provide for a classified board, which is divided into three classes, with each class being as nearly equal in number as possible. The term of the classes are staggered so that at each annual meeting of stockholders of Continental, one class of directors is elected for a three-year term, or until their resignation, removal or retirement, if earlier.

    The U S WEST Restated Certificate and U S WEST Bylaws provide that the number of directors shall not be less than six nor more than seventeen. Under the U S WEST Restated Certificate and the U S WEST Bylaws, U S WEST has a classified Board of Directors which is substantially similar to that of Continental.

    REMOVAL OF DIRECTORS. Pursuant to the DGCL, members of a classified board may be removed only for cause and only if such removal is approved by a majority of the shares then entitled to vote in the election of Directors. Under the U S WEST Restated Certificate, directors may be removed only for cause and only if such removal is approved by the holders of 80% of the voting power of the outstanding shares of stock entitled to vote thereon.

    NEWLY CREATED DIRECTORSHIPS AND VACANCIES. Under the Continental Restated Certificate and the Continental Bylaws, vacancies in the Continental Board and newly created directorships may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. If there are no directors in office, any officer or stockholder may call a special meeting of stockholders in accordance with the Continental Restated Certificate and Continental Bylaws, at which meeting such vacancies shall be filled.

    Under the U S WEST Restated Certificate and the U S WEST Bylaws, vacancies and newly created directorships resulting from any increase in the number of directors, including an increase effected by the U S WEST Board, will be filled by a majority of the directors then in office, even if less than a quorum, or by the sole remaining director. Neither the U S WEST Restated Certificate nor the U S WEST Bylaws contemplate a situation in which there would be no directors in office. If such a situation were to arise, then pursuant to the DGCL, either the Chairman of the U S WEST Board may call a special meeting of stockholders to elect directors or a stockholder or officer of U S WEST may apply to the Delaware Court of Chancery for a decree summarily ordering an election.

    SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT. Under the Continental Bylaws, special meetings of the stockholders may be called for any purpose or purposes by the Chairman or Vice Chairman of the Continental Board or by the Continental Board, and shall be called by the President or Secretary of Continental at the request in writing of the stockholders holding of record a majority in interest of the voting power of the shares of stock of Continental issued and outstanding and entitled to vote. Any action required or permitted by law or the Continental Restated Certificate to be taken at any meeting of stockholders may be taken without a meeting, without prior notice, and without a vote, if a written consent, setting forth the action so taken, is signed by the number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present or present by proxy and voted.

    The U S WEST Restated Certificate and the U S WEST Bylaws provide that special meetings of stockholders of U S WEST may be called only by the Chairman of the U S WEST Board or by the U S WEST Board. No actions will be considered at a special meeting other than those specified in the notice thereof. Additionally, under the U S WEST Restated Certificate, stockholder action is permitted only at an annual or special meeting of stockholders and not by written consent.

    STOCKHOLDER PROPOSALS AND NOMINATIONS. The Continental Bylaws do not contain specific requirements which must be met in order for a stockholder to present a proposal for action at an annual meeting of stockholders or to nominate an individual for election to the Continental Board.

    The U S WEST Bylaws provide that a stockholder may present a proposal for action at an annual meeting of stockholders of U S WEST only if the stockholder submitting such proposal has delivered a written notice of the proposal, together with certain specified information relating to such stockholder's stock ownership and identity, to the Secretary of U S WEST at least 60 days before the annual meeting. In addition, the U S WEST Bylaws provide that a stockholder may nominate individuals for election to the U S WEST Board at any annual meeting or special meeting of stockholders at which directors are to be elected by delivering written notice, containing certain specified information with respect to the nominee and nominating stockholder, to the Secretary of U S WEST at least 60 days before the annual meeting or within 15 days following the announcement of the date of the special meeting.

    BUSINESS COMBINATIONS FOLLOWING A CHANGE IN CONTROL. The U S WEST Restated Certificate contains a "fair price provision" which requires the affirmative vote of the holders of 80% of the voting power of the outstanding shares of U S WEST Common Stock to approve certain business combinations (including certain mergers, security issuances, recapitalizations, and the sale, lease or transfer of a substantial part of U S WEST's assets) involving U S WEST or a subsidiary and an owner of ten percent or more of the voting power of the outstanding shares of U S WEST Common Stock (a "related person"), unless either (i) such business combination is approved by a majority of the directors who are unaffiliated with the related person and who were directors prior to the time such owner became a related person or (ii) the shareholders receive a "fair price" (as defined therein) for their holdings and other procedural requirements are met. Neither the Continental Restated Certificate nor the Continental Bylaws contain a similar provision. In addition, both U S WEST and Continental, as Delaware corporations, are subject to Section 203 of the DGCL, which governs business combinations with interested stockholders.

                       RIGHTS OF DISSENTING STOCKHOLDERS

    Each holder of Continental Voting Stock has the right to dissent from the Merger and demand and perfect appraisal rights in accordance with the conditions established by Section 262. All of the stockholders whose shares of Continental Voting Stock are subject to the Stockholders' Agreement have waived their appraisal rights with respect to such shares of Continental Voting Stock.

    SECTION 262 IS REPRINTED IN ITS ENTIRETY AS ANNEX IV TO THIS PROXY STATEMENT. THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX IV. THIS DISCUSSION AND ANNEX IV SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER

WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, AS FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH HEREIN OR THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

    A holder of record of Continental Voting Stock as of the Record Date who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the Effective Time, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the Merger Agreement nor consents thereto in writing may be entitled to an appraisal by the Delaware Court of Chancery (the "Delaware Court") of the fair value of his or her shares of stock. All references in this summary of appraisal rights to a "stockholder" is to the record holder or holders of shares of Continental Voting Stock. Except as set forth herein, stockholders of Continental will not be entitled to appraisal rights in connection with the Merger.

    Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the Special Meeting, not less than 20 days prior to the meeting, each constituent corporation must notify each of the holders of its stock for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This Proxy Statement shall constitute such notice to the record holders of Continental Voting Stock.

    Holders of Continental Voting Stock who desire to exercise their appraisal rights must not vote in favor of the Merger Agreement or the Merger and must deliver a separate written demand for appraisal to Continental prior to the vote by the stockholders of Continental on the Merger Agreement and the Merger. A stockholder who signs and returns a proxy without expressly directing by checking the applicable boxes on the reverse side of the proxy card enclosed herewith that his or her shares of Continental Voting Stock be voted against the Merger Agreement, or that an abstention be registered with respect to his or her shares of Continental Voting Stock in connection with the proposal, will effectively have thereby waived his or her appraisal rights as to those shares of Continental Voting Stock because, in the absence of express contrary instructions, such shares of Continental Voting Stock will be voted in favor of the Merger Agreement. See "The Special Meeting -- Solicitation and Voting of Proxies." Accordingly, a stockholder who desires to perfect appraisal rights with respect to any of his or her shares of Continental Voting Stock must, as one of the procedural steps involved in such perfection, either (i) refrain from executing and returning the enclosed proxy card and from voting in person in favor of such proposal to approve the Merger Agreement or (ii) check either the "Against" or the "Abstain" box next to such proposal on such card or affirmatively vote in person against the proposal or register in person an abstention with respect thereto. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform Continental of the identity of the stockholder of record and that such record stockholder intends thereby to demand appraisal of his or her shares of Continental Voting Stock. A person having a beneficial interest in shares of Continental Voting Stock that are held of record in the name of another person, such as a broker, fiduciary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect whatever appraisal rights are available. If the shares of Continental Voting Stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, such demand must be executed by or for the record owner. If the shares of Continental Voting Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

    A record owner, such as a broker, fiduciary or other nominee, who holds shares of Continental Voting Stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Continental Voting Stock outstanding in the name of such record owner.

    A stockholder who elects to exercise appraisal rights, if available, should mail or deliver his or her written demand to: Continental Cablevision, Inc., The Pilot House, Lewis Wharf, Boston, Massachusetts, 02110, Attention: P. Eric Krauss, Vice President, Treasurer and Corporate Controller.

    The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of Continental Voting Stock owned, and that the stockholder is thereby demanding appraisal of his or her shares. A proxy or vote against the Merger Agreement will not by itself constitute such a demand. Within ten days after the Effective Time, the surviving corporation must provide notice of the Effective Time to all stockholders who have complied with
Section 262.

    Within 120 days after the Effective Time, either the surviving corporation or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. Accordingly, Continental stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. If appraisal rights are available, within 120 days after the Effective Time, any stockholder who has theretofore complied with the applicable provisions of
Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Continental Voting Stock not voting in favor of the Merger Agreement and with respect to which demands for appraisal were received by Continental and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the surviving corporation.

    If a petition for an appraisal is timely filed and assuming appraisal rights are available, at the hearing on such petition, the Delaware Court will determine which stockholders, if any, are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of Continental Voting Stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court is to take into account all relevant factors. In WEINBERGER V. UOP INC., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts ascertainable as of the date of the merger that throw light on future prospects of the merged corporation. In WEINBERGER, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

    The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a dissenting stockholder of Continental, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

    Any holder of shares of Continental Voting Stock who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

    If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, stockholders' rights to appraisal shall cease. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to the surviving corporation a written withdrawal of his or her demand for appraisal and acceptance of the Merger, except that (i) any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of the surviving corporation and (ii) no appraisal proceeding in the Delaware Court will be dismissed as to any stockholder without the approval of the Delaware Court, which may be conditioned upon such terms as the Delaware Court deems just.

                                 LEGAL MATTERS

    The validity of the Media Stock and the Series D Preferred Stock to be issued in connection with the Merger and certain tax matters related to the Merger will be passed upon by Weil, Gotshal & Manges LLP, New York, New York.

    Certain legal and tax matters relating to the Merger will be passed upon by Sullivan & Worcester LLP, Boston, Massachusetts. Partners and of counsel attorneys of Sullivan & Worcester LLP own 606,500 shares of Continental Common Stock. Robert B. Luick, Secretary and a Director of Continental, is of counsel to, and W. Lee H. Dunham, an Assistant Secretary of Continental and Secretary and a Director of substantially all of Continental's subsidiaries, and Patrick
K. Miehe, an Assistant Secretary of Continental and substantially all of its subsidiaries, are partners of Sullivan & Worcester LLP.

                                    EXPERTS

    The consolidated financial statements and the consolidated financial statement schedule of U S WEST and the combined financial statements of the Communications Group and the Media Group as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in U S WEST's Annual Report on Form 10-K for the year ended December 31, 1995 are incorporated herein by reference in reliance on the reports of Coopers & Lybrand L.L.P., independent certified public accountants, given upon the authority of that firm as experts in accounting and auditing.

    The portions of this Proxy Statement under the captions "Annex V -- Description of Continental -- Business -- Competition" and "-- Legislation and Regulation" have been reviewed by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Washington, D.C. and the statements therein have been included herein in reliance upon their opinion.

    The consolidated financial statements of Continental Cablevision, Inc. and its subsidiaries as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included herein have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in the method of accounting for income taxes and investments in 1993 and 1994, respectively) and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The combined financial statements of the cable television businesses of Providence Journal as of December 31, 1993 and 1994 and for each of the years in the three-year period ended December 31, 1994 have been included herein in reliance upon the reports of KPMG Peat Marwick LLP and Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and upon the authority of said firms as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in accounting for income taxes in 1992.

    The consolidated financial statements of King Videocable Company as of December 31, 1993 and 1994 and for the period February 25, 1992 to December 31, 1992 and for each of the two years ended December 31, 1994 (not included herein) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The financial statements as of December 31, 1993 and 1994 and for each of the two years ended December 31, 1994 of Columbia Cable of Michigan (a division of Columbia Associates, L.P.) included herein have been audited by Arthur Andersen LLP, independent auditors, as stated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    The financial statements of Cablevision of Chicago (a limited partnership) as of December 31, 1993 and 1994 and for each of the two years ended December 31, 1994 included herein have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report appearing herein and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements as of June 30, 1996, and for the year then ended of Meredith/New Heritage Strategic Partners L.P. and subsidiary included herein have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report appearing herein and upon the authority of said firm as experts in accounting and auditing.

                                                                         ANNEX I

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                U S WEST, INC.,

                         CONTINENTAL MERGER CORPORATION

                                      AND

                         CONTINENTAL CABLEVISION, INC.

                              CONFORMED COMPOSITE

                         DATED AS OF FEBRUARY 27, 1996,

                  AS AMENDED AND RESTATED AS OF JUNE 27, 1996

                  AND AS FURTHER AMENDED AS OF OCTOBER 7, 1996

                               TABLE OF CONTENTS

                                                                                                                 PAGE
                                                                                                               ---------

                                                       ARTICLE I
                                                      DEFINITIONS
1.1        Definitions.......................................................................................        I-1
1.2        Terms Defined Elsewhere in the Agreement..........................................................        I-7
1.3        Other Definitional Provisions.....................................................................        I-9

                                                       ARTICLE II
                                                       THE MERGER
2.1        The Merger........................................................................................        I-9
2.2        Closing...........................................................................................        I-9
2.3        Effective Time....................................................................................       I-10
2.4        Effects of the Merger.............................................................................       I-10
2.5        Directors; Certificate of Incorporation; Bylaws...................................................       I-10

                                                      ARTICLE III
                                      EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
                                 THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
3.1        Effect on Capital Stock...........................................................................       I-10
3.2        Company Common Stock Elections; Exchange Fund.....................................................       I-12
3.3        Proration.........................................................................................       I-14
3.4        Dividends, Fractional Shares, Etc.................................................................       I-14
3.5        Restricted Stock..................................................................................       I-16
3.6        Dissenting Shares.................................................................................       I-16
3.7        Share Price Adjustment............................................................................       I-16

                                                       ARTICLE IV
                                     REPRESENTATIONS AND WARRANTIES OF THE COMPANY
4.1        Organization and Authority of the Company.........................................................       I-17
4.2        Capitalization....................................................................................       I-17
4.3        No Conflicts......................................................................................       I-18
4.4        Vote Required.....................................................................................       I-18
4.5        Board Recommendation; Opinion of Financial Advisor................................................       I-19
4.6        Consents..........................................................................................       I-19
4.7        Compliance; No Defaults...........................................................................       I-20
4.8        SEC Documents; Undisclosed Liabilities............................................................       I-20
4.9        Litigation........................................................................................       I-20
4.10       Taxes.............................................................................................       I-21
4.11       Employee Benefits.................................................................................       I-22
4.12       Cable Television Franchises.......................................................................       I-23
4.13       Environmental Matters.............................................................................       I-26
4.14       Labor.............................................................................................       I-26
4.15       Absence of Changes or Events......................................................................       I-27
4.16       Unlawful Payments and Contributions...............................................................       I-28
4.17       Brokers and Intermediaries........................................................................       I-28

                                                       ARTICLE V
                                       REPRESENTATIONS AND WARRANTIES OF ACQUIROR
5.1        Organization and Authority........................................................................       I-28
5.2        Capitalization....................................................................................       I-29

5.3        No Conflicts......................................................................................       I-29
5.4        Stockholder Vote..................................................................................       I-30
5.5        Consents..........................................................................................       I-30
5.6        Compliance; No Defaults...........................................................................       I-30
5.7        Acquiror SEC Documents; Undisclosed Liabilities...................................................       I-30
5.8        Litigation........................................................................................       I-31
5.9        Absence of Changes or Events......................................................................       I-31
5.10       Brokers and Intermediaries........................................................................       I-31
5.11       Ownership of Company Capital Stock................................................................       I-31
5.12       Operations of Company Sub.........................................................................       I-31

                                                       ARTICLE VI
                                       COVENANTS RELATING TO CONDUCT OF BUSINESS
6.1        Conduct of Business of the Company................................................................       I-32
6.2        Conduct of Business of Acquiror and Company Sub...................................................       I-34
6.3        Access to Information.............................................................................       I-35

                                                      ARTICLE VII
                                                 ADDITIONAL AGREEMENTS
7.1        Preparation of Form S-4 and the Proxy Statement; Stockholders' Meeting; Charter Amendments........       I-36
7.2        Letter of the Company's Accountants...............................................................       I-37
7.3        Letter of Acquiror's Accountants..................................................................       I-37
7.4        Reasonable Best Efforts...........................................................................       I-38
7.5        Franchise and License Consents....................................................................       I-38
7.6        Antitrust Notification............................................................................       I-39
7.7        Certain Actions...................................................................................       I-39
7.8        Supplemental Disclosure...........................................................................       I-39
7.9        Announcements.....................................................................................       I-40
7.10       No Solicitation...................................................................................       I-40
7.11       Indemnification; Directors' and Officers Insurance................................................       I-41
7.12       NYSE Listing......................................................................................       I-41
7.13       Affiliates........................................................................................       I-41
7.14       Employee Benefits.................................................................................       I-42
7.15       Registration Rights Agreement.....................................................................       I-42
7.16       Tax Treatment.....................................................................................       I-42
7.17       Series D Preferred Stock..........................................................................       I-42
7.18       Company Indebtedness..............................................................................       I-43
7.19       Authorization of Issuance of Merger Consideration.................................................       I-43
7.20       Attribution.......................................................................................       I-43
7.21       Further Assurances................................................................................       I-43
7.22       Internal Revenue Service Ruling...................................................................       I-43

                                                      ARTICLE VIII
                                                  CONDITIONS PRECEDENT
8.1        Conditions to Each Party's Obligation to Effect the Merger........................................       I-43
8.2        Conditions to Obligations of Acquiror and Company Subclient.......................................       I-44
8.3        Conditions to Obligations of the Company..........................................................       I-45

                                                       ARTICLE IX
                                               TERMINATION AND AMENDMENT
9.1        Termination.......................................................................................       I-46

9.2        Effect of Termination.............................................................................       I-48
9.3        Fees and Expenses.................................................................................       I-48
9.4        Certain Purchase Obligations......................................................................       I-48
9.5        Amendment.........................................................................................       I-48
9.6        Extension; Waiver.................................................................................       I-48

                                                       ARTICLE X
                                                   GENERAL PROVISIONS
10.1       Frustration of the Closing Conditions.............................................................       I-48
10.2       Effectiveness of Representations, Warranties and Agreements.......................................       I-49
10.3       Expenses..........................................................................................       I-49
10.4       Applicable Law....................................................................................       I-49
10.5       Notices...........................................................................................       I-49
10.6       Entire Agreement..................................................................................       I-50
10.7       Headings; References..............................................................................       I-50
10.8       Counterparts......................................................................................       I-50
10.9       Parties in Interest; Assignment...................................................................       I-50
10.10      Severability; Enforcement.........................................................................       I-50
10.11      Specific Performance..............................................................................       I-51
10.12      Jurisdiction......................................................................................       I-51

                                     EXHIBITS
Exhibit A  Form of Charter Amendments
Exhibit B  Form of Registration Rights Agreement for Media Stock and Series D
           Preferred Stock [Intentionally Omitted.]
Exhibit C  Form of Certificate of Designation for Series D Convertible Preferred
           Stock [Intentionally Omitted.]
Exhibit D  Form of Affiliate Letter [Intentionally Omitted.]

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of February 27, 1996, as amended and restated as of June 27, 1996 and as further amended as of October 7, 1996, among U S WEST, INC., a Delaware corporation ("Acquiror"), CONTINENTAL MERGER CORPORATION, a Delaware corporation and direct wholly owned subsidiary of Acquiror ("Company Sub"), and CONTINENTAL CABLEVISION, INC., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

    WHEREAS, Acquiror and the Company have entered into an Agreement and Plan of Merger, dated as of February 27, 1996 (the "Original Agreement"), providing for the merger of the Company with and into Acquiror (the "Direct Merger");

    WHEREAS, Acquiror and the Company desire to amend and restate the Original Agreement in its entirety to permit an alternate merger structure providing for the merger of the Company into Company Sub (the "Subsidiary Merger") and to make certain other amendments to the Original Agreement, and Company Sub desires to become a party thereto;

    WHEREAS, the board of directors of the Company has determined that the Direct Merger and the Subsidiary Merger would be fair to and in the best interests of its stockholders, and such board of directors has approved this Agreement and the transactions contemplated hereby and has recommended the adoption by the stockholders of the Company of this Agreement and the amendments to Section F of Article FOURTH (the "Conversion Charter Amendment") and Section H of Article FOURTH (the "Consideration Charter Amendment" and, together with the Conversion Charter Amendment, the "Charter Amendments"), substantially in the form contained in Exhibit A hereto, of the Company's Restated Certificate of Incorporation to be effected prior to the consummation of the Direct Merger or the Subsidiary Merger;

    WHEREAS, the board of directors of Acquiror has determined that the Direct Merger and the Subsidiary Merger, and the board of directors of Company Sub has determined that the Subsidiary Merger, would be fair to and in the best interests of their respective stockholders, and such boards of directors have approved this Agreement and the transactions contemplated hereby;

    WHEREAS, concurrently with the execution of the Original Agreement and in order to induce Acquiror to enter into the Original Agreement, certain stockholders of the Company executed and delivered an agreement pursuant to which, among other things, such Stockholders granted to Acquiror their proxy to vote all of the votes entitled to be cast by such stockholders in favor of the adoption of this Agreement and the Consideration Charter Amendment, which agreement is being amended in connection with the execution and delivery of this Agreement (as so amended, the "Stockholders' Agreement");

    WHEREAS, for Federal income tax purposes, it is intended that the Direct Merger and the Subsidiary Merger shall each qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"); and

    WHEREAS, Acquiror, Company Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby.

    NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

    1.1 DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings set forth below:

        "ACQUIROR REGION" shall mean Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming.

        "AFFILIATE" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such other Person.

        "BASIC CABLE SERVICE" shall mean as to each System the tier of video programming service defined in 47 C.F.R. Section76.901(a).

        "BOARD OF DIRECTORS" shall mean the board of directors of the Company.

        "BUSINESS DAY" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

        "CABLE ACT" shall mean the Cable Communications Policy Act of 1984, as amended by the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996.

        "CABLE PROGRAMMING SERVICE" shall mean as to each System those video programming services defined in 47 C.F.R. Section76.901(b).

        "CALCULATION PRICE" shall mean $21.00.

        "CASH CONSIDERATION AMOUNT" shall equal $1 billion; PROVIDED, HOWEVER, that the board of directors of Acquiror shall have the right, in its sole discretion, to increase the Cash Consideration Amount to a maximum of $1.5 billion so long as notice of such change is given to the Company no later than one Business Day prior to the Effective Time; PROVIDED, FURTHER, that the board of directors of Acquiror shall have the right to increase the Cash Consideration Amount above $1.5 billion in an amount equal to (x) the number of shares of Company Common Stock issued or to be issued in connection with any acquisition by the Company approved by Acquiror pursuant to Section 6.1 hereof multiplied by (y) the Share Price; and PROVIDED, FURTHER, that the Cash Consideration Amount may be reduced pursuant to Section 7.7(c).

        "CATV" shall mean any method, presently existing, for the transmission and/or exhibition (whether by microwave, fiber optics or coaxial cable) of broadband video signals other than by means of DBS, MMDS, broadcast television and in-home video players (and which is based on the expectation of payment by the recipient), and shall include without limitation cable television (basic and premium) and pay-per-view television.

        "CHARTER AMENDMENTS" shall have the meaning set forth in the third recital to this Agreement.

        "CLASS A PREFERRED CONSIDERATION AMOUNT" shall mean the product of (x) the Class A Preferred Percentage multiplied by (y) the Share Price multiplied by (z) the number of shares of Class A Common Stock outstanding immediately prior to the Effective Time on a fully diluted basis but excluding any and all unvested and outstanding shares of Restricted Company Common Stock.

        "CLASS A PREFERRED CONVERSION NUMBER" shall mean the quotient of (x) the product of (A) the Class A Preferred Percentage multiplied by (B) the Share Price divided by (y) the Liquidation Value (rounded to the nearest hundredth, or if there shall not be a nearest hundredth, to the next lowest hundredth).

        "CLASS A PREFERRED PERCENTAGE" shall mean the difference between (x) one and (y) the Common Percentage.

        "CLASS B AGGREGATE CONSIDERATION AMOUNT" shall mean the sum of the Cash Consideration Amount plus the Class B Preferred Consideration Amount plus the Class B Common Consideration Amount.

        "CLASS B COMMON CONSIDERATION AMOUNT" shall mean the product of (x) the Class B Percentage multiplied by (y) the Common Consideration Net Amount.

        "CLASS B COMMON PERCENTAGE" shall mean the quotient (rounded to the nearest hundredth, or if there shall not be a nearest hundredth, to the next lowest hundredth) of (x) the Class B Common Consideration Amount divided by
    (y) the sum of the Class B Common Consideration Amount and the Class B Preferred Consideration Amount.

        "CLASS B COMMON STOCK ELECTION CONVERSION NUMBER" shall mean the quotient of (x) the product of (A) the Class B Common Percentage multiplied by (B) the Share Price divided by (y) the Calculation Price (rounded to the nearest hundredth, or if there shall not be a nearest hundredth, to the next lowest hundredth).

        "CLASS B PERCENTAGE" shall mean the quotient (rounded to the nearest hundredth, or if there shall not be a nearest hundredth, to the next lowest hundredth) of (i) the number of shares of Class B Common Stock outstanding immediately prior to the Effective Time on a fully diluted basis, including giving effect to the conversion of all outstanding shares of Company Preferred Stock but excluding any and all unvested and outstanding shares of Restricted Company Common Stock, divided by (ii) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time on a fully diluted basis, including giving effect to the conversion of all outstanding shares of Company Preferred Stock but excluding any and all unvested and outstanding shares of Restricted Company Common Stock.

        "CLASS B PREFERRED CONSIDERATION AMOUNT" shall mean the difference between (x) the Preferred Consideration Amount and (y) the Class A Preferred Consideration Amount.

        "CLASS B PREFERRED CONVERSION NUMBER" shall mean the quotient of (x) the product of (A) the Class B Preferred Percentage multiplied by (B) the Share Price divided by (y) the Liquidation Value (rounded to the nearest hundredth, or if there shall not be a nearest hundredth, to the next lowest hundredth).

        "CLASS B PREFERRED PERCENTAGE" shall mean the quotient (rounded to the nearest hundredth, or if there shall not be a nearest hundredth, to the next highest hundredth) of (x) the Class B Preferred Consideration Amount divided by (y) the sum of the Class B Common Consideration Amount and the Class B Preferred Consideration Amount.

        "CODE" shall have the meaning set forth in the sixth recital to this Agreement.

        "COMMON CONSIDERATION AMOUNT" shall equal the excess of (x) the Transaction Value over (y) the sum of the Preferred Consideration Amount and the Cash Consideration Amount.

        "COMMON CONSIDERATION NET AMOUNT" shall equal the difference between (x) the Common Consideration Amount and (y) the RSPA Amount.

        "COMMON PERCENTAGE" shall mean the quotient (rounded to the nearest hundredth, or if there shall not be a nearest hundredth, to the next lowest hundredth) of (x) the Common Consideration Net Amount divided by (y) the Transaction Value.

        "COMMUNICATIONS ACT"  shall  mean the  Communications  Act of  1934,  as
    amended,   47  U.S.C.  SectionSection151,   et  seq.,  as   amended  by  the
    Telecommunications Act of 1996.

        "CONSIDERATION CHARTER AMENDMENT" shall have the meaning set forth in the third recital to this Agreement.

        "CONVERSION CHARTER AMENDMENT" shall have the meaning set forth in the third recital to this Agreement.

        "CONVERSION NUMBER" shall mean the quotient of (x) the product of (A) the Common Percentage multiplied by (B) the Share Price divided by (y) the Calculation Price (rounded to the nearest hundredth, or if there shall not be a nearest hundredth, to the next lowest hundredth).

        "COPYRIGHT OFFICE" shall mean the United States Copyright Office of the Library of Congress or any successor agency that shall hold principal responsibility for administering the cable television compulsory license for retransmission of broadcast signals established pursuant to Section 111 of the Copyright Act, 17 U.S.C. SectionSection111.

        "DBS" shall mean a system providing direct-to-home in the broadcast satellite services authorized by the FCC.

        "DGCL" shall mean the Delaware General Corporation Law.

        "DIRECT MERGER" shall have the meaning set forth in the first recital to this Agreement.

        "DOJ" shall mean the Department of Justice.

        "ENCUMBRANCES" shall mean any and all mortgages, security interests, liens, claims, pledges, restrictions, leases, title exceptions, charges or other encumbrances.

        "ENVIRONMENTAL  CLAIM"  means any  notice  of violation,  action, claim,
    Environmental Lien, demand, abatement or other Order or direction (conditional or otherwise) by any Governmental Authority or any other Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions resulting from or based upon (i) the existence of an Environmental Release (including, without limitation, sudden or non-sudden accidental or non-accidental Environmental Releases) of, or exposure to, any Hazardous Material, noxious odor or illegal audible noise in, into or onto the environment (including, without limitation, the air, soil, surface water or groundwater) at, in, by, from or related to any property owned, operated or leased by the Company or its Subsidiaries or any activities or operations thereof; (ii) the transportation, storage, treatment or disposal of Hazardous Materials in connection with any property owned, operated or leased by the Company or its Subsidiaries or their operations or facilities; or (iii) the violation, or alleged violation, of any Environmental Law or Environmental Permit of or from any Governmental Authority relating to environmental matters connected with any property owned, leased or operated by the Company or any of its Subsidiaries.

        "ENVIRONMENTAL COSTS AND LIABILITIES" means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and Remedial Action) arising from or under any Environmental Law or contract, agreement or similar arrangement with any Governmental Authority or other Person required under any Environmental Law.

        "ENVIRONMENTAL LAW" means any Federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation or other legally enforceable requirement relating to the environment, natural resources, or public or employee health and safety as it relates to exposure to Hazardous Materials and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section9601 ET SEQ., the Hazardous Materials Transportation Act, 49 SectionU.S.C. 1801 ET SEQ., the Resource Conservation and Recovery Act, 42 U.S.C. Section6901 ET SEQ., the Clean Water Act, 33 U.S.C. Section1251 ET SEQ., the Clean Air Act, 33 U.S.C. Section2601 ET SEQ., the Toxic Substances Control Act, 15 U.S.C. Section2601 ET SEQ., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section136 ET SEQ., the Oil
    Pollution Act of 1990, 33 U.S.C Section2701 ET SEQ. and the relevant portions of the Occupational Safety and Health Act, 29 U.S.C. Section651 ET SEQ., as such laws have been amended or supplemented as of the date hereof, and the regulations promulgated pursuant thereto, and all analogous state or local statutes as of the date hereof.

        "ENVIRONMENTAL LIEN" means any lien arising under Environmental Laws.

        "ENVIRONMENTAL   PERMIT"  means  any  permit,  approval,  authorization,
    license, variance, registration or permission required under any applicable Environmental Law.

        "ENVIRONMENTAL RELEASE" means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the indoor or outdoor environment or into or out of any property not authorized under any Environmental Permit and requiring notification under any applicable Environmental Law.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations promulgated thereunder.

        "ERISA AFFILIATE" shall mean any corporation or trade or business (whether or not incorporated) which are or have ever been treated as a single employer with or which are or have been under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

        "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "FCC" shall mean the Federal Communications Commission.

        "FINAL ORDER"  shall  mean an  action  or actions  by  any  Governmental
    Authority or the FCC which has not been reversed, stayed, enjoined, set aside, annulled or suspended, and as to the FCC with respect to which the time for filing any request, petition or appeal of such action has expired and the time for the FCC to set aside its action on its own motion has passed, and as to any Franchise Consent, when the Franchise Consent has been or is deemed to be approved as provided in Section 617 of the Cable Act.

        "FTC" shall mean the Federal Trade Commission.

        "GAAP" shall mean generally accepted accounting principles in effect in the United States of America as of the date of the applicable determination.

        "GOVERNMENTAL  AUTHORITY"  shall  mean  any  foreign,  Federal,   state,
    municipal or other governmental department, commission, board, bureau, agency or instrumentality.

        "HAZARDOUS MATERIAL" means any substance, material or waste which is regulated by any Governmental Authority in jurisdictions in which the Company operates, including, without limitation, any material, substance or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, which includes, but is not limited to, petroleum, petroleum products, asbestos, and polychlorinated biphenyls.

        "HOMES PASSED" shall mean the number of homes to which CATV service is currently available from the Company or the Subsidiaries, whether or not a given household subscribes to such service.

        "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "INDEBTEDNESS" shall mean, with respect to any Person, any indebtedness, secured or unsecured, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), and evidenced by bonds, notes, debentures or similar instruments or letters of credit, to the extent of the face value thereof (or, in the case of evidence of indebtedness issued at a discount, the current accredit value thereof) or (ii) representing the balance deferred and unpaid of the purchase price of property or services (other than accounts payable in the ordinary course of business) and shall also include, to the extent not otherwise included, (A) any capitalized lease obligations and (B) the face value of guaranties of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor). No item constituting Indebtedness under any of the definitions set forth above shall be counted twice by virtue of the fact that it constitutes "Indebtedness" under more than one of such definitions.

        "IRS" means the United States Internal Revenue Service.

        "KNOWLEDGE OF THE COMPANY" and "TO THE COMPANY'S KNOWLEDGE" shall mean the actual knowledge of the executive officers (as identified in the Company SEC Documents), the Senior Vice President-Corporate & Legal Affairs and the regional Senior Vice Presidents, in each case of the Company after reasonable investigation and due inquiry.

        "LEGAL PROCEEDINGS" means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or governmental proceedings.

        "MATERIAL ADVERSE EFFECT" shall mean, (i) with respect to the Company, any change or effect that is or is reasonably likely to be materially adverse to the business, results of operations, properties, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries taken as whole and (ii) with respect to Acquiror, any change or effect that is or is reasonably likely to be materially adverse to the business, results of operations, properties, assets, liabilities or condition (financial or otherwise) of either (x) the Media Group or (y) Acquiror and its Subsidiaries taken as a whole; PROVIDED, HOWEVER, that Material Adverse Effect shall in each instance exclude any change or effect due to general economic or industry wide conditions.

        "MEDIA GROUP" shall  have the  meaning set  forth in  Section 2.6.15  of
    Article V of the Restated Certificate of Incorporation of Acquiror as in effect as of the date hereof.

        "MMDS" shall mean a system operating in the Multichannel Multipoint Distribution Services authorized by the FCC.

        "NYSE" shall mean the New York Stock Exchange, Inc.

        "ORIGINAL AGREEMENT" shall have the meaning set forth in the first recital to this Agreement.

        "PERSON" shall mean an individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

        "PREFERRED CONSIDERATION AMOUNT" shall equal $1 billion.

        "RECENTLY ACQUIRED SYSTEMS" shall mean the Systems acquired by the Company or its Subsidiaries from Providence Journal Company, Cablevision of Chicago, Columbia of Michigan, Consolidated Cablevision of California and N-COM Limited Partnership II since August 1, 1995.

        "REGISTRATION RIGHTS AGREEMENT" shall mean the registration rights agreement, substantially in the form of Exhibit B hereto, to be entered into by Acquiror, Amos B. Hostetter, Jr. and the Amos B. Hostetter, Jr. 1989 Trust.

        "REMEDIAL ACTION" means all actions required under any applicable Environmental Law or otherwise undertaken by any Governmental Authority, including, without limitation, any capital expenditures, required or undertaken to (i) clean up, remove, treat, or in any other way address any Hazardous Material; (ii) prevent the Environmental Release or threat of Environmental Release, or minimize the further Environmental Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment;
    (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) bring facilities on any property owned, operated or leased by the Company or its Subsidiaries and the facilities located and operations conducted thereon into compliance with all applicable Environmental Laws and Environmental Permits.

        "RSPA AMOUNT" shall  mean the  product of (x)  the number  of shares  of
    Restricted   Company  Common   Stock  that  are   unvested  and  outstanding
    immediately prior to the Effective Time multiplied by (y) the Share Price.

        "SEC" shall mean the Securities and Exchange Commission.

        "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "SHARE PRICE" shall mean $30, decreased by the Per Share Adjustment Amount, if any, plus the Additional Amount, if any, in accordance with the terms of Section 3.7.

        "STOCKHOLDERS' AGREEMENT" shall have the meaning set forth in the fifth recital to this Agreement.

        "SUBPART N OF THE FCC RULES" shall refer to the Subpart N of Part 76 of the FCC's rules (47 C.F.R. SectionSection76.900 through 76.985), entitled "Cable Rate Regulation," added by order in Docket 92-266, adopted by the FCC on April 1, 1993, as such Subpart may be amended from time to time thereafter, as such rules were in effect on any particular date, and shall include successor provisions if recodified or otherwise modified.

        "SUBSCRIBER" shall mean a member of the general public who receives video programming services distributed by a System and does not further distribute it; PROVIDED, HOWEVER, that the number of Subscribers in a multi-unit dwelling or commercial structure that obtains service on a "bulk rate" basis shall be determined by dividing the bulk rate charge by the rate for individual households subscribing to the same level of service as the multi-unit structure (e.g., if the basic subscription rate for individual households is $10 and the multi-unit dwelling or commercial structure paid a bulk fee of $100 for the same level of service, then that multi-unit dwelling or structure shall be counted as having 10 Subscribers).

        "SUBSIDIARY" shall mean, with respect to any Person, (i) each corporation, partnership, joint venture or other legal entity of which such Person owns, either directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity, (ii) each partnership in which such Person or another Subsidiary of such Person is the sole general partner or sole managing partner and (iii) each limited liability company in which such Person or another Subsidiary of such Persons is the managing member or otherwise controls.

        "SUBSIDIARY MERGER" shall have the meaning set forth in the second recital to this Agreement.

        "SURVIVING CORPORATION" shall have the meaning set forth in Section 2.1.

        "SYSTEMS" shall mean the cable television systems listed in Section 4.12(a) of the Company Disclosure Letter.

        "TAX" or "TAXES" shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee liability in respect of Taxes.

        "THIRD PARTY" shall mean a party or parties unaffiliated with either the Company or Acquiror.

        "TRANSACTION DOCUMENTS" shall mean the Stockholders' Agreement and the Registration Rights Agreement.

        "TRANSACTION VALUE" shall equal the product of (x) the Share Price multiplied by (y) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time on a fully diluted basis, including giving effect to the conversion of all outstanding shares of Company Preferred Stock but excluding any and all unvested and outstanding shares of Restricted Company Common Stock.

        "WARN" shall mean the Worker Adjustment and Retraining Notification Act and any similar state or local "plant closing" law.

    1.2   TERMS  DEFINED ELSEWHERE  IN  THE AGREEMENT.    For purposes  of  this
Agreement, the following terms have the meanings set forth in the sections indicated:

TERM                                                                                           SECTION
-------------------------------------------------------------------------------------------  -----------
Acceleration Event.........................................................................  7.14(c)
Acquiror Certificates......................................................................  3.2(b)
Acquiror Consents..........................................................................  5.5
Acquiror Disclosure Letter.................................................................  5.2(b)
Acquiror SEC Documents.....................................................................  5.7(a)
Acquisition Proposal.......................................................................  7.10(d)
Additional Amount..........................................................................  3.7
Additional Payment.........................................................................  7.14(c)
Additional Stockholders' Meeting...........................................................  7.1(d)

TERM                                                                                           SECTION
-------------------------------------------------------------------------------------------  -----------
Allocation Determination...................................................................  3.2(d)
Applicable Laws............................................................................  4.7(a)
Articles...................................................................................  10.7
Benefit Plans..............................................................................  4.11(a)
Cash Cap...................................................................................  3.3(b)
Cash Election..............................................................................  3.1(c)(ii)
Certificate of Merger......................................................................  2.3
Certificates...............................................................................  3.2(b)
Class A Common Stock.......................................................................  3.1(c)(i)
Class A Merger Consideration...............................................................  3.1(c)(i)
Class B Common Stock.......................................................................  3.1(c)(ii)
Class B Cash Consideration.................................................................  3.1(c)(ii)
Class B Merger Consideration...............................................................  3.1(c)(ii)
Class B Stock Consideration................................................................  3.1(c)(ii)
Class B Stock Election.....................................................................  3.2(a)
Closing....................................................................................  2.2
Closing Date...............................................................................  2.2
Communications Stock.......................................................................  5.2(a)
Company Capital Stock......................................................................  4.2(a)
Company Certificate........................................................................  3.1(c)(iii)
Company Common Stock.......................................................................  3.1
Company Consents...........................................................................  4.6
Company Letter of Transmittal..............................................................  3.2(c)
Company Disclosure Letter..................................................................  4.1(c)
Company Preferred Stock....................................................................  4.2(a)
Company Representatives....................................................................  7.10(a)
Company SEC Documents......................................................................  4.8(a)
Confidentiality Agreements.................................................................  6.3(c)
Copyright Act..............................................................................  4.12(e)
Dissenting Shares..........................................................................  3.6
Effective Time.............................................................................  2.3
Election Deadline..........................................................................  3.2(d)
Election Form..............................................................................  3.2(c)
Equity Appreciation Rights Plans...........................................................  4.11(i)
Excess Cash Amount.........................................................................  3.3(c)
Excise Tax.................................................................................  7.14(c)
Exchange Agent.............................................................................  3.2(b)
Exchange Fund..............................................................................  3.2(b)
Exhibits...................................................................................  10.7
Foreign Benefit Plans......................................................................  4.11(b)
Form S-4...................................................................................  5.5
Fractional Shares..........................................................................  3.4(c)(i)
Franchise Consents.........................................................................  4.6
Franchises.................................................................................  4.12(a)
Gains Taxes................................................................................  4.6
Incremental Excise Tax.....................................................................  7.14(c)
Indemnified Liabilities....................................................................  7.11(b)
Indemnified Parties........................................................................  7.11(b)
Initial Stockholders' Meeting..............................................................  7.1(d)
Liquidation Value..........................................................................  3.1(c)(i)
License Consents...........................................................................  4.6
Material Franchises........................................................................  4.12(c)
Media Stock................................................................................  3.1(c)(i)

TERM                                                                                           SECTION
-------------------------------------------------------------------------------------------  -----------
Merger.....................................................................................  2.1
Non-Required Franchises....................................................................  7.5(b)
Non-Required Systems.......................................................................  7.5(b)
Permits....................................................................................  4.7(a)
Per Share Adjustment Amount................................................................  7.7(c)
Prorated Cash Amount.......................................................................  3.3(b)
Proxy Statement............................................................................  4.6
Requested Cash Amount......................................................................  3.3(a)
Required Franchise Consents................................................................  8.2(j)
Restricted Company Common Stock............................................................  3.5
Rights Agreement...........................................................................  5.2(a)
RSPA.......................................................................................  3.5
Ruling.....................................................................................  2.1
Sections...................................................................................  10.7
Series D Preferred Stock...................................................................  3.1(c)(i)
Social Contract Amendment..................................................................  4.6
Social Contract Consents...................................................................  4.6
Social Contract Order......................................................................  4.6
Standard Election..........................................................................  3.1(c)(ii)
Stock Election.............................................................................  3.1(c)(ii)
Stockholder Approvals......................................................................  4.1(b)
Stockholders' Meeting......................................................................  7.1(d)
Tax Returns................................................................................  4.10(a)
Termination Date...........................................................................  9.1(d)

    1.3 OTHER DEFINITIONAL PROVISIONS. (a) The words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

    (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

    (c) The terms "dollars" and "$" shall mean United States dollars.

                                   ARTICLE II
                                   THE MERGER

    2.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, the Company shall be merged with and into Acquiror at the Effective Time (as defined in Section 2.3); PROVIDED, HOWEVER, that if either (a) Acquiror, the Company and The Providence Journal Company shall have received a ruling from the IRS satisfactory to each of them (the "Ruling") by the later of (i) the fifth Business Day after the date on which the last of the conditions set forth in Article VIII is fulfilled or waived, other than conditions requiring deliveries at the Closing and the condition set forth in Section 8.1(f) and (ii) November 15, 1996 or (b) Acquiror, the Company and The Providence Journal Company are otherwise satisfied that the receipt of the Ruling is not necessary, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, the Company shall be merged with and into Company Sub at the Effective Time. As used herein, the "Merger" shall refer to the Subsidiary Merger or the Direct Merger, as applicable. At the Effective Time, the separate corporate existence of the Company shall cease, and Company Sub or Acquiror, as applicable, shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all of the rights, properties, liabilities and obligations of the Company in accordance with the DGCL.

    2.2 CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 9.1, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., New York City time, the later of (i) the fifth Business Day after the date on which the last of the conditions set forth in Article VIII is fulfilled or waived, other than conditions requiring deliveries at the Closing and (ii) November 15, 1996 (the "Closing Date"), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another date, time or place is agreed to in writing by the parties hereto.

    2.3 EFFECTIVE TIME. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, as provided in the DGCL, as soon as practicable on or after the Closing Date. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

    2.4  EFFECTS OF THE MERGER.  The Merger shall have the effects set forth  in
Section 259 of the DGCL.

    2.5 DIRECTORS; CERTIFICATE OF INCORPORATION; BYLAWS. (a) If the Subsidiary Merger is effected, the directors of Company Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of
Incorporation and Bylaws. If the Direct Merger is effected, the directors of Acquiror and the officers of Acquiror immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

    (b) If the Subsidiary Merger is effected, the Certificate of Incorporation of Company Sub as in effect immediately prior to the Effective Time shall be amended at the Effective Time so that Article I thereof reads in its entirety as follows: "The name of the corporation is Continental Cablevision, Inc." and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter duly amended in accordance with the terms thereof and the DGCL. If the Direct Merger is effected, the Restated Certificate of Incorporation of Acquiror as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter duly amended in accordance with the terms thereof and the DGCL.

    (c) If the Subsidiary Merger is effected, the Bylaws of Company Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended as provided by Applicable Law, the Certificate of Incorporation of the Surviving Corporation or such Bylaws. If the Direct Merger is effected, the Bylaws of Acquiror as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended as provided by Applicable Law, the Certificate of Incorporation of the Surviving Corporation or such Bylaws.

                                  ARTICLE III

                  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
             THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

    3.1 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock (as defined in Section 4.2) or the holder of any shares of capital stock of Company Sub or Acquiror, as applicable:

        (a) CAPITAL STOCK OF COMPANY SUB OR ACQUIROR. If the Subsidiary Merger is effected, each share of common stock, par value $.01 per share, of Company Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as one share of common stock, par value $.01 per share, of the Surviving Corporation. If the Direct Merger is effected, each share of each class of capital stock of Acquiror issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of the same class of capital stock of the Surviving Corporation.

        (b) CANCELLATION OF TREASURY STOCK AND ACQUIROR-OWNED STOCK. Each share of Company Capital Stock that is owned by the Company or any wholly owned Subsidiary of the Company and each share of Company Capital Stock that is owned by Acquiror or any wholly owned Subsidiary of Acquiror shall be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

        (c)  CONVERSION OF COMPANY COMMON STOCK.

           (i) Subject to Sections 3.5 and 3.6, at the Effective Time, each issued and outstanding share (excluding shares cancelled pursuant to Section 3.1(b)) of Class A Common Stock, par value $.01 per share, of the Company ("Class A Common Stock") shall be converted into the right to receive (x) a number of shares of U S WEST Media Group Common Stock, par value $.01 per share, of Acquiror (the "Media Stock") equal to the Conversion Number and (y) a number of shares of Series D Convertible Preferred Stock, par value $1.00 per share, of Acquiror (the "Series D Preferred Stock"), having the rights, preferences and terms set forth in the Certificate of Designation attached as Exhibit C hereto, with a liquidation value of $50 per share (the "Liquidation Value"), equal to the Class A Preferred Conversion Number (collectively, the "Class A Merger Consideration").

           (ii) Subject to Sections 3.5 and 3.6, at the Effective Time each issued and outstanding share (excluding shares cancelled pursuant to Section 3.1(b)) of Class B Common Stock, par value $.01 per share, of the Company ("Class B Common Stock" and, together with Class A Common Stock, "Company Common Stock"), shall be converted into, at the election of the holder thereof, one of the following (as adjusted pursuant to Section 3.3, the "Class B Merger Consideration"):

               (x) except as otherwise provided in Section 3.3, for each such share of Class B Common Stock with respect to which an election to receive cash has been effectively made and not revoked, pursuant to Sections 3.2(c), (d) and (e) (a "Cash Election"), the right to receive an amount in cash from Acquiror, without interest, equal to the Share Price (the "Class B Cash Consideration");

               (y) except as otherwise provided in Section 3.3, for each such share of Class B Common Stock with respect to which an election to receive a combination of Media Stock and Series D Preferred Stock has been effectively made and not revoked, pursuant to Sections 3.2(c),
           (d) and (e) (a "Stock Election"), the right to receive (1) a number of shares of Media Stock equal to the Class B Common Stock Election Conversion Number and (2) a number of shares of Series D Preferred Stock equal to the Class B Preferred Conversion Number (collectively, the "Class B Stock Consideration"); or

               (z) for each such share of Class B Common Stock with respect to which an election to receive a combination of cash, Media Stock and Series D Preferred Stock has been effectively made and not revoked, pursuant to Sections 3.2(c), (d) and (e) (a "Standard Election"), the right to receive (1) an amount in cash from Acquiror, without interest, equal to the product of the Share Price and a fraction, the numerator of which is equal to the Cash Consideration Amount and the denominator of which is equal to the Class B Aggregate Consideration Amount, (2) a number of shares of Media Stock equal to the Conversion Number and (3) a number of shares of Series D Preferred Stock equal to the product of (x) the Share Price multiplied by (y) a fraction, the numerator of which is equal to the Class B Preferred Consideration Amount and the denominator of which is equal to the product of the Liquidation Value multiplied by the Class B Aggregate Consideration Amount (collectively, the "Class B Standard Consideration").

       Each beneficial holder of shares of Class B Common Stock shall be entitled to make only one election (either a Cash Election, a Stock Election or a Standard Election) with respect to all of the shares of Class B Common Stock beneficially owned by such holder.

          (iii) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time all shares of Company Common Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, the Class A Merger Consideration or Class B Merger Consideration, as applicable, and cash for fractional shares of Media Stock or Series D Preferred Stock in accordance with Section 3.6(c) upon the surrender of a certificate representing such shares of Company Common Stock (a "Company Certificate"). The Media Stock and Series D Preferred Stock comprising the Class A Merger Consideration and part of the Class B Merger Consideration, when issued to the holders of Company Common Stock, will be duly authorized, validly issued, fully paid, non-assessable and not subject to preemptive rights created by statute, Acquiror's Restated Certificate of Incorporation or Bylaws or any agreement to which Acquiror is a party or by which Acquiror is bound.

        (d) CERTAIN ADJUSTMENTS AND DETERMINATIONS. If, between the date of this Agreement and the Effective Time, the outstanding shares of Media Stock, Series D Preferred Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Conversion Number, Class B Common Stock Election Conversion Number, Class A Preferred Conversion Number and the Class B Preferred Conversion Number correspondingly shall be adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

    3.2 COMPANY COMMON STOCK ELECTIONS; EXCHANGE FUND. (a) Each Person who, at the Effective Time, is a record holder of shares of Class B Common Stock (other than holders of shares of Class B Common Stock to be cancelled as set forth in
Section 3.1(b) or subject to Section 3.5 or 3.6) shall have the right to submit an Election Form (as defined in Section 3.2(c)) specifying whether such Person desires to have all, but not less than all, of such shares converted into the right to receive either (i) the Class B Stock Consideration pursuant to the Stock Election, (ii) the Class B Cash Consideration pursuant to the Cash Election or (iii) the Class B Standard Consideration pursuant to the Standard Election. Holders of record of shares of Class B Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of Class B Common Stock held by such Representative for a particular beneficial owner.

    (b) Promptly after the Allocation Determination (as defined in Section 3.2(d)), (i) Acquiror shall deposit (or cause to be deposited) with a bank or trust company to be designated by Acquiror and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Class B Common Stock, for exchange in accordance with this Article III, cash in the amount sufficient to pay the aggregate Class B Cash Consideration and (ii) Acquiror shall deposit (or cause to be deposited) with the Exchange Agent, for the benefit of holders of shares of Company Common Stock, certificates representing the shares of Media Stock and Series D Preferred Stock ("Acquiror Certificates") for exchange in accordance with this Article III (the cash and shares deposited pursuant to clauses (i) and (ii) being hereinafter referred to as the "Exchange Fund"). The Media Stock and Series D Preferred Stock into which Company Common Stock shall be converted pursuant to the Merger shall be deemed to have been issued at the Effective Time.

    (c) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Company Common Stock immediately prior to the Effective Time (excluding any shares of Company Common Stock which will be cancelled pursuant to Section 3.1(b) or which are subject to Section 3.5 or 3.6) (A) a letter of transmittal (the "Company Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of such Company Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquiror shall specify) and (B) instructions for use in effecting the surrender of the Company Certificates in exchange for the Class A Merger Consideration or Class B Merger Consideration, as applicable, with respect to the shares of Company Common Stock formerly represented thereby. The Exchange Agent shall also mail to holders of Class B Common Stock, together with the items specified in the preceding sentence, an election form (the "Election Form") providing for such holders to make, with respect to all, but not less than all, of the shares of Class B Common Stock held of record by each such holder (subject to the last sentence of Section 3.2(a)), either a Cash Election, a Stock Election or a Standard Election. The Election Form shall include information as to the Share Price, the Cash Consideration Amount, the number of shares of Media Stock and Series D Preferred Stock to be received (subject to proration pursuant to Section 3.3) by a holder of Class B Common Stock making a Stock Election and the number of shares of Media Stock and Series D Preferred Stock and the amount of cash to be received by a holder of Class B Common Stock making a Standard Election and shall state the pricing terms of the Series D Preferred Stock. As of the Election Deadline (as hereinafter defined) all holders of Class B Common Stock immediately prior to the Effective Time that shall not have submitted to the Exchange Agent or shall have properly revoked an effective, properly completed Election Form without submitting a revised, properly completed Election Form shall be deemed to have made a Standard Election.

    (d) Any Cash Election, Stock Election or Standard Election (other than a deemed Standard Election) shall have been validly made only if the Exchange Agent shall have received by 5:00 p.m. New York, New York time on a date (the "Election Deadline") to be mutually agreed upon by Acquiror and the Company (which date shall not be later than the twentieth Business Day after the Effective Time), an Election Form properly completed and executed (with the signature or signatures thereof guaranteed to the extent required by the Election Form) by such holder accompanied by such holder's Company Certificates, or by an appropriate guarantee of delivery of such Company Certificates from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States as set forth in such Election Form. Any holder of Class B Common Stock (other than a holder who has submitted an irrevocable election) who has made an election by submitting an Election Form to the Exchange Agent may at any time prior to the Election Deadline change such holder's election by submitting a revised Election Form, properly completed and signed that is received by the Exchange Agent prior to the Election Deadline. Any holder of Class B Common Stock may at any time prior to the Election Deadline revoke such holder's election by written notice to the Exchange Agent received by the Close of business on the day prior to the Election Deadline. As soon as practicable after the Election Deadline, the Exchange Agent shall determine the allocation of the cash portion of the Class B Merger Consideration and the stock portion of the Class B Merger Consideration and shall notify Acquiror of its determination (the "Allocation Determination").

    (e) Upon surrender of a Company Certificate for cancellation to the Exchange Agent, together with the Company Letter of Transmittal, duly executed, and such other documents as Acquiror or the Exchange Agent shall reasonably request, the holder of such Company Certificate shall be entitled to receive promptly after the Election Deadline in exchange therefor (A) a certified or bank cashier's check in the amount equal to the cash, if any, which such holder has the right to receive pursuant to the provisions of this Article III (including any cash in lieu of fractional shares of Media Stock and Series D Preferred Stock pursuant to Section 3.4(c)), and (B) Acquiror Certificates representing that number of shares of Media Stock and Series D Preferred Stock, if any, which such holder has the right to receive pursuant to this Article III (in each case less the amount of any required withholding taxes, if any, determined in accordance with
Section 3.4(g)), and the Company Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.2, each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Class A Merger Consideration or Class B Merger Consideration, as applicable, with respect to the shares of Company Common Stock formerly represented thereby.

    (f) Acquiror shall have the right to make reasonable rules, not inconsistent with the terms of this Agreement, governing the validity of the Election Forms, the manner and extent to which Cash Elections or Stock Elections are to be taken into account in making the determinations prescribed by Section 3.3, the issuance and delivery of certificates for Media Stock and Series D Preferred Stock into which shares of Class B Common Stock are converted in the Merger, and the payment of cash for shares of Class B Common Stock converted into the right to receive cash in the Merger.

    3.3 PRORATION. (a) The aggregate amount of cash to be paid to holders of Class B Common Stock shall not exceed the Cash Consideration Amount.

    (b) In the event that the aggregate amount of cash represented by the Cash Elections received by the Exchange Agent (the "Requested Cash Amount") exceeds an amount equal to the excess of the Cash Consideration Amount over the aggregate amount of cash represented by the Standard Elections (such difference, the "Cash Cap"), each holder making a Cash Election shall receive, for each share of Class B Common Stock for which a Cash Election has been made, (x) cash in an amount equal to the product of the Class B Cash Consideration and a fraction, the numerator of which is the Cash Cap and the denominator of which is the Requested Cash Amount (such product, the "Prorated Cash Amount"), (y) a number of shares of Media Stock equal to the product of the Class B Common Percentage and a fraction, the numerator of which is equal to the Share Price minus the Prorated Cash Amount and the denominator of which is equal to the Calculation Price and (z) a number of shares of Series D Preferred Stock equal to the product of the Class B Preferred Percentage and a fraction, the numerator of which is equal to the Share Price minus the Prorated Cash Amount and the denominator of which is equal to the Liquidation Value.

    (c) In the event the Requested Cash Amount is less than the Cash Cap, each holder making a Stock Election (other than as set forth in Section 3.5) shall receive for each share of Class B Common Stock for which a Stock Election has been made, (x) cash in an amount equal to the quotient of (1) the excess of the Cash Cap over the Requested Cash Amount divided by (2) the number of shares of Class B Common Stock for which such Stock Elections have been made or have been deemed to have been made (such quotient, the "Excess Cash Amount"), (y) a number of shares of Media Stock equal to the product of the Class B Common Percentage and a fraction, the numerator of which is equal to the difference between the Share Price and the Excess Cash Amount and the denominator of which is equal to the Calculation Price and (z) a number of shares of Series D Preferred Stock equal to the product of the Class B Preferred Percentage and a fraction, the numerator of which is equal to the difference between the Share Price and the Excess Cash Amount and the denominator of which is equal to the Liquidation Value.

    3.4 DIVIDENDS, FRACTIONAL SHARES, ETC. (a) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on Media Stock or Series D Preferred Stock shall be paid with respect to any whole shares of Media Stock or Series D Preferred Stock represented by a Company Certificate until such Company Certificate is surrendered for exchange as provided herein. Subject to the effect of Applicable Laws, following surrender of any such Company Certificate, there shall be paid to the holder of the Acquiror Certificates issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Media Stock and Series D Preferred Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Media Stock and Series D Preferred Stock, less the amount of any withholding taxes which may be required thereon.

    (b) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing any such shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates for the consideration, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article III. Company Certificates surrendered for exchange by any Person constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act shall not be exchanged until Acquiror has received a written agreement from such Person as provided in Section 7.13.

    (c) (i) No certificates or scrip evidencing fractional shares of Media Stock or Series D Preferred Stock shall be issued upon the surrender for exchange of Company Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Acquiror. In lieu of any such fractional shares, the Exchange Agent shall, on behalf of all holders of fractional shares of Media Stock and Series D Preferred Stock, as soon as practicable after the Effective Time, aggregate all such fractional interests (collectively, the "Fractional Shares") and, at Acquiror's option, such Fractional Shares shall be purchased by Acquiror or otherwise sold by the Exchange Agent as agent for the holders of such Fractional Shares, in either case at the then prevailing price on the NYSE, all in the manner provided hereinafter. Until the net proceeds of such sale or sales have been distributed to the holders of Fractional Shares, the Exchange Agent shall retain such proceeds in trust for the benefit of such holders. Acquiror shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Fractional Shares.

    (ii) To the extent not purchased by Acquiror, the sale of the Fractional Shares by the Exchange Agent shall be executed on the NYSE or through one or more member firms of the NYSE and will be executed in round lots to the extent practicable. In either case, the Exchange Agent will determine the portion, if any, of the net proceeds of such sale to which each holder of Fractional Shares is entitled, by multiplying the amount of the aggregate net proceeds of the sale of the Fractional Shares, by a fraction, the numerator of which is the amount of Fractional Shares to which such holder is entitled and the denominator of which is the aggregate amount of Fractional Shares to which all holders of Fractional Shares are entitled.

   (iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Fractional Shares in lieu of such Fractional Shares, the Exchange Agent shall mail such amounts, without interest, to such holders; PROVIDED, HOWEVER, that no such amount will be paid to any holder of such Fractional Shares prior to the surrender by such holder of the Company Certificates formerly representing such holder's shares of Company Common Stock.

    (d) Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Acquiror, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article III shall thereafter look only to Acquiror for the Class A Merger Consideration or Class B Merger Consideration, as applicable, net cash proceeds from the sale of Fractional Shares and unpaid dividends and distributions on the Media Stock and Series D Preferred Stock to which they are entitled. All interest accrued in respect of the Exchange Fund shall inure to the benefit of and be paid to Acquiror.

    (e) None of Acquiror, Company Sub, the Company or the Exchange Agent shall be liable to any holder of shares of Company Common Stock for any cash, shares of Media Stock or Series D Preferred Stock, net cash proceeds from the sale of Fractional Shares or unpaid dividends or distributions with respect to Media Stock or Series D Preferred Stock from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Company Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any cash, shares of Media Stock or Series D Preferred Stock, net cash proceeds from the sale of Fractional Shares or unpaid dividends or distributions with respect to Media Stock or Series D Preferred Stock in respect of such Company
Certificates   would  otherwise  escheat  to  or  become  the  property  of  any
Governmental Authority), any such cash, shares or unpaid dividends or distributions in respect of such Company Certificates shall, to the extent permitted by Applicable Laws, become the property of the Surviving Corporation; PROVIDED, HOWEVER, that any holder of Company Common Stock shall thereafter have the right to demand from Acquiror any such cash, shares or unpaid dividends or distributions.

    (f) In the event that any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Acquiror, the posting by such Person of a bond in such reasonable amount as Acquiror may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent (or Acquiror, as the case may be) will issue in exchange for such lost, stolen or destroyed Company Certificate the Class A Merger Consideration or Class B Merger

Consideration, as applicable, cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Media Stock and Series D Preferred Stock deliverable in respect thereof pursuant to this Agreement.

    (g) Acquiror shall be entitled to, or shall be entitled to cause the Exchange Agent to, deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Acquiror or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Acquiror.

    3.5 RESTRICTED STOCK. To the extent any Company Common Stock that is unvested and outstanding immediately prior to the Effective Time is subject to the terms and conditions of a Restricted Stock Purchase Agreement ("RSPA") between the Company and any current or former employee of the Company ("Restricted Company Common Stock"), then (i) notwithstanding Sections 3.1(c) or 3.3, at the Effective Time all such shares of Restricted Company Common Stock shall be converted into the right to receive a number of shares of Media Stock equal to the quotient of (x) the Share Price divided by (y) the Calculation Price, (ii) the holder of such Restricted Company Common Stock shall not be entitled to receive any cash or Series D Preferred Stock pursuant to Section 3.3 and (iii) any Media Stock received with respect to such Restricted Company Common Stock shall be subject to the terms of such RSPA, as amended by an Amendment to Restricted Stock Purchase Agreement substantially in the form set forth in Section 3.5 of the Company Disclosure Letter.

    3.6 DISSENTING SHARES. Notwithstanding any other provisions of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Class A Merger Consideration or Class B Merger Consideration, as applicable. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of such
Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Class A Merger Consideration or Class B Merger Consideration, as applicable, upon surrender in the manner provided in this
Article III, of the Company Certificate or Company Certificates that formerly evidenced such shares of Class B Common Stock.

    3.7 SHARE PRICE ADJUSTMENT. If the Closing shall not have occurred on or prior to January 3, 1997, the Share Price shall be increased at a rate equal to 8% per annum from and including January 1, 1997 to and excluding the Closing Date calculated on the basis of the actual number of days in the period (such amount being the "Additional Amount"); PROVIDED, HOWEVER, that no such amount shall be added to the Share Price if (i) the Closing has not occurred on or prior to January 3, 1997 and the last of the conditions set forth in Article VIII to be fulfilled is the condition set forth in Section 8.1(a), other than, in each case as a result of any action taken or not taken by Acquiror or Company Sub or (ii) the Company has taken any action that would result in any of the conditions to the consummation of the Merger set forth herein not being satisfied at such time; PROVIDED, FURTHER, that upon satisfaction of the condition described in clause (i) above if such condition is the last condition to be fulfilled, the Additional Amount shall be added to the Share Price and shall be calculated commencing five Business Days after the date of such satisfaction.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Acquiror as follows:

    4.1 ORGANIZATION AND AUTHORITY OF THE COMPANY. (a) Each of the Company and its Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization with all requisite power to enable it to own, lease and operate its assets and properties and to conduct its business as currently being conducted and is qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it requires such qualification, except to the extent the failure so to qualify would not have a Material Adverse Effect with respect to the Company. Complete and correct copies of the Restated Certificate of Incorporation and Bylaws, each as amended to date, of the Company have been delivered to Acquiror. Such Restated Certificate of Incorporation and Bylaws are in full force and effect.

    (b) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and, subject to (i) the adoption of this Agreement by the holders of a majority of the voting power of the outstanding shares of Company Capital Stock, voting as a single class and
(ii) the adoption of the Consideration Charter Amendment by 66 2/3% of the voting power of the outstanding shares of Company Capital Stock voting as a single class and a majority of the voting power of each of the outstanding shares of the Class A Common Stock and the Class B Common Stock voting as separate classes (collectively, the "Stockholder Approvals"), to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company, subject, in the case of this Agreement, the Merger and the Consideration Charter Amendment, to the Stockholder Approvals. This Agreement and each Transaction Document to which the Company is a party has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

    (c) Section 4.1 of the letter from the Company, dated the date hereof, addressed to Acquiror (the "Company Disclosure Letter") sets forth, as of the date hereof, a true and complete list of all of the Company's Subsidiaries, including the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary's outstanding capital stock or other ownership interest owned by the Company or another Subsidiary of the Company or by any other Person. All of the outstanding shares of capital stock of each Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in Section 4.1 of the Company Disclosure Letter, are owned by the Company or a Subsidiary, free and clear of all Encumbrances. Except as set forth in Section 4.1 of the Company Disclosure Letter, the Company does not, directly or indirectly, own any capital stock of or other equity interests in any corporation, partnership or other Person and neither the Company nor any of its Subsidiaries is a member of or participant in a partnership, joint venture or similar Person.

    4.2 CAPITALIZATION. (a) As of the date hereof, the authorized capital stock of the Company consists of: (i) 425,000,000 shares of Class A Common Stock, of which (A) 38,885,385 shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Company's Restated Certificate of Incorporation or Bylaws or any agreement to which the Company is a party or by which the Company is bound and (B) no shares are held in the treasury of the Company; (ii) 200,000,000 shares of Class B Common Stock, of which (A) 109,349,496 shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Company's Restated Certificate of Incorporation or Bylaws or any agreement to which the Company is a party or by which the Company is bound, (B) no shares are held in the treasury of the Company and (C) 28,571,450 shares are issuable upon conversion of Company Preferred Stock; and
(iii) 200,000,000 shares of Preferred Stock, par value $.01 per share, of the Company, of which 1,142,858 shares have been designated Series A Participating Convertible Preferred Stock (the "Company Preferred Stock" and, together with the Company Common Stock, the "Company Capital Stock") and are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Company's Certificate of Incorporation or Bylaws or any agreement to which the Company is a party or by which the Company is bound.

    (b) Other than as described in this Section 4.2, or as listed in Section 4.2(b) of the Company Disclosure Letter, no shares of the capital stock of the Company are authorized, issued or outstanding, or reserved for any other purpose, and there are no options, warrants or other rights (including tag-along, right of first refusal, buy-sell, registration or similar rights), agreements, arrangements or commitments of any character to which the Company, any of its Subsidiaries or any Person in which the Company or its Subsidiaries own any interest is a party relating to the issued or unissued capital stock of the Company, any of its Subsidiaries or any such Person or obligating or which could obligate the Company or any of its Subsidiaries to grant, issue or sell any shares of capital stock of the Company, any of its Subsidiaries or any Person in which the Company or its Subsidiaries own any interest, by sale, lease, license or otherwise. Except as described in Section 4.2(b) of the Company Disclosure Letter, the Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote or that are convertible into or exercisable for securities having the right to vote with the stockholders of the Company on any matter. Except as set forth in Section 4.2(b) of the Company Disclosure Letter, there are, to the Knowledge of the Company, no voting trusts or other agreements or understandings with respect to the voting of Company Capital Stock. Except as set forth on Section 4.2 of the Company Disclosure Letter, none of the Company, its Subsidiaries or any Person in which the Company or its Subsidiaries own any interest is a party to any non-competition agreement or other agreement or arrangement which restrains, limits or impedes the current or contemplated business or operations of the Company or any of its Subsidiaries or would apply to Acquiror or any of its Affiliates following the Effective Time.

    4.3 NO CONFLICTS. Except as set forth in Section 4.3 of the Company Disclosure Letter, subject to obtaining the Company Consents (as defined in
Section 4.6), the execution and delivery of this Agreement and each of the Transaction Documents to which the Company is a party by the Company do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Encumbrances upon any of the properties or assets of the Company or its Subsidiaries under any provision of
(i) the Certificate of Incorporation, Bylaws or other organizational document of the Company or any Subsidiary, (ii) any note, bond, mortgage, indenture or deed of trust, deed to secure debt or any license, lease, contract, commitment, permit, concession, franchise, agreement or other binding arrangement to which the Company or any of its Subsidiaries is a party or by which any of them or their respective properties or assets are bound, including any Franchise, (iii) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator applicable to the Company or any Subsidiary or their respective properties or assets as of the date hereof or (iv) any law, statute, rule, regulation or judicial or administrative decision applicable to the Company or any Subsidiary, except in the case of clauses (ii) and (iv), such conflicts, violations and defaults, termination, cancellation and acceleration rights and entitlements and Encumbrances that in the aggregate would not hinder or impair the consummation of the transactions contemplated hereby or have a Material Adverse Effect with respect to the Company.

    4.4  VOTE REQUIRED.   The Stockholder  Approvals are the  only votes of  the
holders of any class or series of Company Capital Stock necessary or required (under Applicable Law or otherwise) to approve this Agreement and the transactions contemplated hereby.

    4.5 BOARD RECOMMENDATION; OPINION OF FINANCIAL ADVISOR. (a) The Board of Directors, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the stockholders of the Company and has approved the same, and (ii) resolved to recommend that the holders of the shares of Company Capital Stock adopt this Agreement and the transactions contemplated hereby, including the Merger.

    (b) The Company has received the opinions of (i) Lazard Freres & Co. LLC, dated February 27, 1996, to the effect that, as of the date hereof, the consideration to be received by the holders of shares of Company Capital Stock in the Merger is fair from a financial point of view to such holders and (ii) Allen & Company Incorporated, dated February 27, 1996, to the effect that, as of the date hereof, the consideration to be received by the holders of the Class A Common Stock in the Merger is fair from a financial point of view to such holders. A signed, true and complete copy of such opinions has been delivered to Acquiror.

    4.6 CONSENTS. Not later than 30 days after the date of this Agreement, the Company shall furnish to Acquiror a list of each Franchise as to which notice to, or the consent of, a Governmental Authority is required as a condition to the transfer of control or the right to control the Franchise in connection with the transactions contemplated hereby (all such notices and consents being "Franchise Consents"). Section 4.6 of the Company Disclosure Letter lists each FCC license held by the Company or any Subsidiary, other than private mobile radio service licenses, as to which FCC consent is required prior to the assignment or transfer of control of such license in connection with the transactions contemplated hereby (all such notices and consents being "License Consents"). Except for (i) the Franchise Consents and License Consents, (ii) as set forth in Section 4.6 of the Company Disclosure Letter, (iii) compliance with and filings under the HSR Act, (iv) the filing with the SEC of (A) a proxy statement under the Exchange Act relating to the meeting (or meetings) of the Company's stockholders to be held in connection with the Merger, the Charter Amendments and the other transactions contemplated by this Agreement (the "Proxy Statement"), (B) any registration statement required to be filed in connection with any action taken by the Company pursuant to Section 7.7 and (C) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (vi) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws, (vii) such filings in connection with any state or local tax which is attributable to the beneficial ownership of the Company's or its Subsidiaries' real property, if any (collectively, "Gains Taxes"), and (viii) such filings as may be required with the FCC or any Governmental Authority to obtain their consent to the assumption by the Acquiror of the Social Contract (including all Systems and communities encompassed thereby) between the Company and the FCC, as approved by Memorandum Opinion and Order released August 3, 1995 (FCC 95-335) (the "Social Contract Order") and as may be modified thereafter by a proposed Social Contract Amendment that is substantially similar to that which the Company has provided to Acquiror (the "Social Contract Amendment") (such notice and consent being the "Social Contract Consents") (the items in clauses (i) through (vi) being collectively referred to herein as "Company Consents"), no consents, approvals, licenses, permits, orders or authorizations of, or registrations, declarations, notices or filings with, any Governmental Authority or any Third Party are required to be obtained or made by or with respect to the Company or any of its Subsidiaries on or prior to the Closing Date in connection with (A) the execution, delivery and performance of this Agreement or any of the Transaction Documents to which the Company is a party, the consummation of the transactions contemplated hereby and thereby or the taking by the Company of any other action contemplated hereby or thereby, (B) the continuing validity and effectiveness of (and prevention of any material default under or violation of the terms of) any Franchise or any other material, license, permit or authorization or any material contract, agreement or lease to which the Company or any Subsidiary is a party or (C) the conduct by the Company or any of its Subsidiaries of their respective businesses following the Closing as conducted on the date hereof, which, if not obtained or made in connection with clauses (A), (B) and (C), would have a Material Adverse Effect with respect to the Company.

    4.7 COMPLIANCE; NO DEFAULTS. (a) Except as set forth in Section 4.7 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is in violation of, is, to the Knowledge of the Company, under investigation with respect to any violation of, has been given notice or been charged with violation of, or failed to comply with any statute, law, ordinance, rule, order or regulation of any Governmental Authority applicable to its business or operations ("Applicable Laws") (including but not limited to the Social Contract Order, as amended), except for violations and failures to comply that would not have a Material Adverse Effect with respect to the Company. Except as set forth in Section 4.7 of the Company Disclosure Letter, the Company and its
Subsidiaries have all permits, licenses, variances, exemptions, orders and approvals of all Governmental Authorities ("Permits") which are material to the operation of the businesses of the Company and its Subsidiaries, taken as a whole.

    (b) Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) its Certificate of Incorporation, as amended, or Bylaws or other comparable organizational document or (ii) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except in the case of clause (ii), for defaults or violations which in the aggregate would not have a Material Adverse Effect with respect to the Company.

    4.8 SEC DOCUMENTS; UNDISCLOSED LIABILITIES. (a) The Company has made available to Acquiror a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since January 1, 1993 (as such documents have since the time of their filing been amended, the "Company SEC Documents"), which are all the documents (other than preliminary proxy materials) that the Company was required to file with the SEC since such date. As of their respective dates, the Company SEC Documents (including any financial statements filed, to be filed or required to have been filed as a part thereof) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present (subject, in the case of the unaudited financial statements, to normal, recurring audit adjustments, which were not individually or in the aggregate material) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

    (b) Except as disclosed in  the Company SEC Documents  or in Section 4.8  or
4.9 of the Company Disclosure Letter, as of the date hereof, the Company and its Subsidiaries do not have any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted) required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes, exhibits or schedules thereto.

    4.9   LITIGATION.   Except as set forth  in the Company  SEC Documents or in
Section 4.9 of the Company Disclosure Letter, there are no Legal Proceedings against or affecting the Company or any of its Subsidiaries or their respective properties or assets pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, that individually or in the aggregate could (i) have a Material Adverse Effect with respect to the Company or (ii) as of the date hereof, prevent, materially hinder or delay the consummation of the transactions contemplated by this Agreement or the Transaction Documents or seek to limit the ownership or operation of the Company by Acquiror. Except as set forth in Section 4.9 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party or subject to or in default under any judgment, order, injunction or decree of any Governmental Authority applicable to it or to its respective properties or assets, which judgment, order, injunction, decree or default thereunder constitutes a Material Adverse Effect with respect to the Company.

    4.10 TAXES. (a) Except as set forth in Section 4.10(a) of the Company Disclosure Letter, (i) all Federal, state, local and foreign Tax returns, declarations and reports ("Tax Returns") required to be filed by or on behalf of the Company or any of its Subsidiaries have been filed on a timely basis with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), except for Tax Returns as to which the failure to file would not individually or in the aggregate have a Material Adverse Effect with respect to the Company, and all such Tax Returns were true, correct and complete in all material respects; (ii) all amounts due and payable in respect of such Tax Returns (including interest and penalties) have been fully and timely paid or are or will be adequately provided for in the appropriate financial statements of the Company and its Subsidiaries, except for amounts the failure to pay would not have a Material Adverse Effect with respect to the Company; (iii) no waivers of statutes of limitations have been given or requested with respect to the Company or any of its Subsidiaries in connection with any Tax Returns covering the Company or any of its Subsidiaries with respect to any income or franchise Taxes or other material Taxes payable by any of them; and (iv) each of the Company and its Subsidiaries has duly and timely withheld from salaries, wages and other compensation of its employees and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods not barred by applicable statutes of limitations under all Applicable Laws, except for amounts as to which the failure to withhold or pay would not have a Material Adverse Effect with respect to the Company.

    (b) Except as set forth in Section 4.10(b) of the Company Disclosure Letter, all deficiencies asserted or assessments made in an amount in excess of $300,000 by the IRS or any other taxing authority of the Tax Returns of or covering the Company or any of its Subsidiaries have been fully paid or are or will be adequately provided for in the appropriate financial statements of the Company and its Subsidiaries.

    (c) Except as set forth in Section 4.10(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries nor any other Person on behalf of the Company or any of its Subsidiaries: (i) has filed a consent pursuant to
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries; (ii) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (iii) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or any of its Subsidiaries nor to the Knowledge of the Company (which for purposes of this Section 4.10 shall include the tax director) has the IRS proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company or any of its Subsidiaries.

    (d) Except as set forth in Section 4.10(d) of the Company Disclosure Letter, none of the assets of the Company and its Subsidiaries is property required to be treated as being owned by another Person pursuant to the provisions of
Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of Section 168(h)(l) of the Code.

    (e) The Federal income Tax Returns of the Company and its Subsidiaries, any of their predecessors or any affiliated group of which the Company or any of its Subsidiaries is or was a member have been examined by the IRS, or the periods covered by such Tax Returns have been closed by applicable statute of limitations, for all periods through December 31, 1991, except to the extent such Tax Returns may be examined for the purpose of determining loss or credit carryforwards to a year not so closed. The state income or franchise Tax Returns of the Company and its Subsidiaries, any of their predecessors or any affiliated, combined or unitary group of which the Company or any of its Subsidiaries is or was a member have been examined by the relevant taxing authorities, or the periods covered by such Tax Returns have been closed by applicable statute of limitations, in each case through at least December 31, 1991, except to the extent such Tax Returns may be examined for the purpose of determining loss or credit carryforwards to a year not so closed.

    (f) Except as set forth in Section 4.10(f) of the Company Disclosure Letter,
(i) no Tax audits or other administrative proceedings are pending with regard to any Taxes for which the Company or any of its Subsidiaries may be liable and
(ii) no written notice of any such audit has been received by the Company or any of its Subsidiaries.

    (g)  As  of  December  31,  1995,   the  Company  had  net  operating   loss
carryforwards for Federal income tax purposes of no less than $900 million.

    (h) Except as set forth in Section 4.10(h) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any agreement providing for the allocation or sharing of Taxes.

    (i) Except as set forth in Section 4.10(i) of the Company Disclosure Letter, since January 1, 1989 neither the Company nor any of its Subsidiaries has been a member of, or was acquired from, any "affiliated group" (as defined in Section 1504 of the Code) other than (i) in a transaction in which the common parent of such affiliated group was acquired or (ii) the affiliated group in which the Company is the common parent.

    (j) Except as set forth in Section 4.10(j) of the Company Disclosure Letter, the performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent event) result in any payment that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

    (k) The Company and each of its Subsidiaries is not currently, has not been within the last five years and does not anticipate becoming a "United States real property holding corporation" within the meaning of Section 897(c) of the Code.

    4.11 EMPLOYEE BENEFITS. (a) Section 4.11(a) of the Company Disclosure Letter lists all "employee benefit plans," as defined in Section 3(3) of ERISA, and all other deferred compensation, bonus or other incentive compensation, stock purchase or other Equity Appreciation Rights Plans, severance pay, salary continuation for disability or other leave of absence, supplemental unemployment benefits, lay-off or reduction in force, change in control or educational assistance arrangements or policies for which the Company or any of its Subsidiaries has any material obligation or liability (each a "Benefit Plan" and collectively, the "Benefit Plans"), including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former officer, employee or director of the Company or any of its Subsidiaries.

    (b) Section 4.11(b) of the Company Disclosure Letter lists, separately for each foreign country, all Benefit Plans covering employees of the Company and its Subsidiaries who are employed outside of the United States ("Foreign Benefit Plans").

    (c) The Company and its Subsidiaries have delivered to Acquiror correct and complete copies of all Benefit Plans, and, where applicable, each of the following documents with respect to such plans: (i) any amendments, (ii) any related trust documents, (iii) the two most recently filed IRS Forms 5500 with all attachments thereto, (iv) the last IRS determination letter, (v) the most recent summary plan descriptions and summaries of material modifications, (vi) the last actuarial valuation report and (vii) written communications to employees to the extent the substance of the Benefit Plans described therein differs materially from the other documentation furnished under this Section.

    (d) Except as disclosed in Section 4.11(d) of the Company Disclosure Letter, none of the Benefit Plans is subject to Title IV of ERISA or Section 412 of the Code, and the Company and its ERISA Affiliates from time to time have not within the preceding six years had any obligation to make any contribution to a retirement plan subject to Title IV of ERISA or incurred any liability (contingent or otherwise) under Title IV of ERISA and neither the Company, its Subsidiaries nor any of its ERISA Affiliates has any actual or potential obligation or liability to any multiemployer plan (as defined in Section 4001(a)(3) of ERISA).

    (e) Each Benefit Plan, including any associated trust, intended to qualify under Section 401 of the Code does so qualify.

    (f) Except as disclosed on Section 4.11(f) of the Company Disclosure Letter and except as would not have a Material Adverse Effect with respect to the Company, the Benefit Plans have been maintained and administered in accordance with their terms and with the provisions of ERISA, the Code and other Applicable Laws.

    (g) There are no pending or, to the Company's Knowledge, overtly threatened actions, claims or lawsuits that have been asserted or instituted against any of the Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor, plan administrator or fiduciary of any of the Benefit Plans with respect to the operation of such plans (other than routine benefit claims) that individually or in the aggregate could have a Material Adverse Effect with respect to the Company.

    (h) The Company and its Subsidiaries do not provide, and are not obligated to provide, retiree life insurance or retiree health benefits to any current or former employee after his or her termination of employment with the Company or any Subsidiary, except as may be required under Section 4980B of the Code and
Part 6 of Subtitle B of Title I of ERISA or as disclosed in Section 4.11(h) of the Company Disclosure Letter.

    (i) Except as disclosed in Section 4.11(i) of the Company Disclosure Letter and except with respect to payments under the Equity Appreciation Rights Plans that will be paid or satisfied by the Company on or prior to Closing of all estimated payments, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee (current or former) of the Company or any Subsidiary, (ii) increase any benefits otherwise payable under any Benefit Plan or (iii) result in the acceleration of the time of payment or the vesting of any benefits under any Benefit Plan. The Company has also delivered to Acquiror a schedule of all estimated payments to be made under each Equity Appreciation Rights Plan on or prior to the Closing. "Equity Appreciation Rights Plans" are all plans or arrangements maintained by the Company or any of its Subsidiaries that provide for a benefit based upon the issuance of stock, restricted stock, stock options, phantom stock or other equity appreciation rights or incentive awards, determined by the book, fair market or formula value of a share of stock of the Company.

    (j) Except as disclosed in Section 4.11(j) of the Company Disclosure Letter,
(i) no employee of the Company or any Subsidiary will be entitled to any severance payments upon the sale of the Company or any Subsidiary, or any divisions or business units thereof, absent an employee's actual loss of employment and (ii) none of the executives of the Company or any Subsidiary are eligible to receive any payment under any severance pay, stay bonus or other retention plan, program or arrangement of the Company or any of its Subsidiaries.

    (k) Except as disclosed in Schedule 4.11(k) of the Company Disclosure Letter, the projected benefit obligation of the Company or any Subsidiary (as calculated using actuarial assumptions used to calculate liabilities under FAS 87 with respect to post-employment benefits accrued) under each Benefit Plan that is a defined benefit pension plan is fully funded by assets of such plan or by an adequate reserve on the applicable balance sheet of the Company or any Subsidiary.

    4.12 CABLE TELEVISION FRANCHISES. (a) Section 4.12 of the Company Disclosure Letter sets forth a list of the Systems, and as to each such System,
(i) the geographic area and FCC community unit(s) served, (ii) the name of the legal entity that owns such System and holds the applicable franchise, as well as the identity, ownership interest and relationship to the Company, if any, of each owner of any interest in such legal entity, (iii) as of December 31, 1995, the number of Homes Passed and Subscribers served by such System, and (iv) the names and addresses of the Governmental Authorities issuing the franchises and/or implementing such ordinances. By no later than 30 days after the date of this Agreement, the Company shall furnish to Acquiror a complete and accurate list and copy of all of the franchise agreements and similar governing agreements, instruments, resolutions, statutes and/or CATV-franchise-related ordinances that are used, necessary or required in order to operate, or to which the Company or its Subsidiaries are subject by reason of their operation of, the Systems (individually as to each System, its "Franchise" and collectively, the "Franchises"), and, as of December 31, 1995, the number of Homes Passed and Subscribers served by the Systems by Franchise. The Systems listed in Section 4.12 of the Company Disclosure Letter represent all of the "cable television systems", as defined in Section 602(7) of the Cable Act, owned and operated by the Company and its Subsidiaries in the United
States. The Franchises and any related regulatory ordinances contain all material commitments, obligations and rights of the Company and its Subsidiaries with respect to each of the Governmental Authorities granting such Franchises, in connection with the construction, ownership and operation of the Systems. The Franchises enable the Company and its Subsidiaries to operate, and, subject to obtaining the Franchise Consents and License Consents, immediately following the Closing will enable the Surviving Corporation and its Subsidiaries to continue to operate all of the Systems as and where they are presently operated. To the Knowledge of the Company, each Franchise is valid under all Federal, state and local laws and is validly held by the Company or its Subsidiaries, as the case may be. The Company and its Subsidiaries have complied with the material terms and conditions of the Franchises and the same will not be subject to revocation or nonrenewal as a result of the execution and delivery of this Agreement or the Transaction Documents, or the consummation of the transactions contemplated hereby and thereby, subject to obtaining the Franchise Consents and License Consents. Except as set forth in Section 4.12 of the Company Disclosure Letter, there are no lawsuits, revocation proceedings or disputes pending with respect to any of the Franchises or Systems that would material affect the right of the Company or any Subsidiary to operate a System, and no Governmental Authority or other Person has notified the Company or any of its Subsidiaries in writing of its intention to conduct or initiate the same. Neither the Company nor any of its Subsidiaries has received any written notice that any such Franchise is under consideration to be revoked nor, except for Franchises that are subject to renewal negotiations, to be modified in any material respect.

    (b) Except as set forth in Section 4.12 of the Company Disclosure Letter, no Person other than certain municipalities (a list of which will be provided no later than 30 days after the date of this Agreement) has any right to acquire any interest in any of the Systems, or to designate any other person or entity to acquire any interest in any of the Systems (including, without limitation, any right of first refusal or similar right to purchase any interest in the Systems), which right has not been validly, properly and irrevocably (except for the right to revoke such waiver only if this Agreement is terminated pursuant to
Article IX hereof) waived by the party entitled to assert such right.

    (c) Section 4.12 of the Company Disclosure Letter lists the date on which each Franchise will expire or has expired. Except as set forth in Section 4.12 of the Company Disclosure Letter, there are not now pending any proceedings of any Governmental Authority with respect to any proposal for renewal of any Franchise. There exists no fact or circumstance that makes it likely that any Franchise will not be renewed or extended on commercially reasonable terms. Except where the Company or its Subsidiaries are proceeding under informal renewal procedures as provided for by the Cable Act, the Company and its Subsidiaries have timely filed with the appropriate Governmental Authority all appropriate requests for renewal within 30 to 36 months under the Cable Act.
Section 4.12 of the Company Disclosure Letter sets forth those Franchises serving 25,000 or more Subscribers ("Material Franchises") where the Company or a Subsidiary has not filed a written renewal notice pursuant to 626(a)(1) of the Cable Act. Except as set forth in Section 4.12 of the Company Disclosure Letter, as to any Franchise that has expired prior to the date hereof, the Company is currently operating such Franchise under duly authorized extensions, and the Company has no reason to believe that such extensions will not be renewed until such time as the Franchise itself has been renewed for an additional term.

    (d) To the Company's Knowledge, the Systems and all related businesses of the Company and its Subsidiaries are, and have been, operated in compliance with the Communications Act and all regulations of the FCC established pursuant thereto, and the Company and its Subsidiaries have submitted to the FCC all filings that are required under the rules, orders and regulations of the FCC or other Governmental Authorities with jurisdiction. Except as set forth in Section
4.12 of the Company Disclosure Letter, the operation of the Systems has been, and is, in compliance with the rules and regulations of the FCC or other Governmental Authorities with jurisdiction and the Company and its Subsidiaries have not received any written notice from the FCC or other Governmental Authorities with jurisdiction with respect to any material violation of its rules and regulations or from any other Governmental Authorities with jurisdiction with respect to any material violation of any Franchise.

    (e) To the Company's Knowledge, for each relevant semi-annual reporting period, the Company has timely filed with the United States Copyright Office all required Statements of Account in true and correct form in all material respects, and has paid when due all required copyright royalty fee payments in the correct amount, relating to the Systems' carriage of television broadcast signals and appropriately classifying the applicable tiers on which the Systems carry television broadcast signals. To the Company's Knowledge, carriage of all broadcast signals is in compliance with the Copyright Act of 1976, as amended (the "Copyright Act") and the rules and regulations of the Copyright Office and is eligible for the compulsory license under Section 111 of the Copyright Act. Except as set forth in Section 4.12 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any inquiry from the Copyright Office or any Third Party challenging or questioning the information submitted in any Statement of Account or the amount of any royalty payment, for which the Company has not provided adequate reserves in its reasonable business judgment, nor are the Company or its Subsidiaries aware of any basis for such inquiry. Except as set forth in Section 4.12 of the Company Disclosure Letter, to the Company's Knowledge, no claim or copyright infringement has been made against the Company or any of its Subsidiaries that has not been settled, nor is any such claim pending or threatened.

    (f) Other than as set forth in Section 4.12 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is subject to any FCC proceeding challenging the rights of the Company or its Subsidiaries to carry or not carry any signal, nor has the Company or any of its Subsidiaries received any written notice or demand to carry or not carry any signal, the carriage or non-carriage of which could have a material adverse effect on any System.

    (g) The Systems (other than the Recently Acquired Systems) are, and have been, operated in material compliance with the Social Contract Order and the Company and its Subsidiaries have submitted to the FCC and any relevant Governmental Authority all forms, notices and other written material required thereunder for implementation of the Social Contract. Each such filing has been prepared and filed in compliance with the Social Contract Order and is complete and accurate in all material respects. Neither the Company nor any Subsidiary has received written notice from the FCC as to any non-compliance with the Social Contract Order. The Company shall use its reasonable best efforts to seek amendment of the Social Contract Order to bring the Recently Acquired Systems under terms substantially the same as those contained in the proposed Social Contract Amendment.

    (h) Section 4.12 of the Company Disclosure Letter lists each of the Governmental Authorities that (i) has been certified by the FCC pursuant to 47 C.F.R. Section 76.910 to regulate Basic Cable Service and associated equipment of a System or (ii) has petitioned the FCC to regulate the rates for Basic Cable Service and associated equipment pursuant to 47 C.F.R. Section 76.913; Section
4.12 of the Company Disclosure Letter also lists each complaint filed against Cable Programming Service rates on FCC Form 329 that has not been settled by the Social Contract Order. Of those listed, the Form 329 complaints pertaining to the Recently Acquired Systems would be settled by the proposed Social Contract Amendment.

    (i) To the extent that the Company's and/or its Subsidiaries' rates have not been settled pursuant to the Social Contract or would not be settled by the proposed Social Contract Amendment, the Company and/ or its Subsidiaries are in compliance in all material respects with FCC rate requirements.

    (j) Except as set forth in Section 4.12 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries (x) is under any investigation by the FCC or any Governmental Authority with respect to any of its rates for Basic Cable Service or any Cable Programming Service (including but not limited to rates for associated equipment) or (y) is a party to any proceeding before the FCC or any other Governmental Authority the collective outcome of which could result in the Company or any of its Subsidiaries being ordered to make refunds to Subscribers in excess of $2,000,000 (exclusive of potential Social Contract Amendment refunds) or reduce the rates currently charged to Subscribers when netted against any increases to which the Company is entitled.

    (k) Section 4.12 of the Company Disclosure Letter lists each System, and the Franchise(s) by which it is authorized, that is subject to effective competition (as that term is defined in Section 623(l)(1) of the Cable Act) and the basis for the Company's determination that the System operating under that Franchise is subject to effective competition.

    4.13   ENVIRONMENTAL MATTERS.   Except as  set forth in  Section 4.13 of the
Company Disclosure Letter:

        (i) the operations of the Company and its Subsidiaries are in material compliance with all applicable Environmental Laws;

        (ii) to the Company's Knowledge, all real property owned, operated or leased by the Company and its Subsidiaries are free from contamination by any Hazardous Material that is reasonably likely to result in Environmental Costs and Liabilities to the Company in excess of $2,000,000;

       (iii) to the Knowledge of the Company, the Company and its Subsidiaries have obtained and currently maintain all material Environmental Permits necessary for their operations and are in material compliance with such Environmental Permits;

        (iv) except to the extent such matters are the subject matter of other representations and warranties of the Company contained herein, there are no Legal Proceedings or Environmental Claims pending, or to the Knowledge of the Company, threatened against the Company or its Subsidiaries alleging the violation of any Environmental Law or asserting claims regarding Environmental Costs and Liabilities under any Environmental Law;

        (v) neither the Company nor its Subsidiaries nor to the Knowledge of the Company, any predecessor of the Company or its Subsidiaries or any owner of premises leased or operated by the Company or its Subsidiaries with respect to such property, has filed any formal notice under Federal, state, local or foreign law indicating past or present generation treatment, storage, or disposal of or reporting a Release of Hazardous Material into the environment; and

        (vi) to the Knowledge of the Company, there is not now, nor has there been in the past, on, in or under any real property owned, leased or operated by the Company or its Subsidiaries (A) any underground storage tanks, above-ground storage tanks, dikes or impoundments, (B) any friable asbestos-containing materials or (C) any polychlorinated biphenyls which, in each case, is material to the operation of its business at such real property.

    4.14 LABOR. (a) Except as set forth in Section 4.14(a)(1) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements that govern the terms and conditions of employment with the Company or its Subsidiaries with respect to employees of the Company or its Subsidiaries. Section 4.14(a)(2) of the Company Disclosure Letter lists all employment, management, consulting, management retention or other personal service, or compensation agreements or arrangements covering one or more non-employees (including severance, termination or change-of-control arrangements) and all material employment, management, consulting, management retention or other personal service, or compensation agreements or arrangements covering one or more employees (including severance, termination or change-of-control arrangements) in each case, entered into by the Company or any of its Subsidiaries and a copy of each such agreement has been delivered to Acquiror.

    (b) Except as set forth in Section 4.14(b) of the Company Disclosure Letter, no employees of the Company or any of its Subsidiaries are represented by any labor organization; no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand against the Company or any Subsidiary for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending against or, to the knowledge of the Company, threatened to be brought or filed against the Company or any Subsidiary, with the National Labor Relations Board or other labor relations tribunal; there is no organizing activity involving the Company or any of the Subsidiaries pending or, to the Knowledge of the Company, threatened by any labor organization or group of employees of the Company or any its Subsidiaries.

    (c) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations (in the case of arbitrations which if adversely decided would reasonably be expected to involve the payment of damages of more than $500,000) or (ii) material grievances or other material labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries that individually or in the aggregate involve more than $500,000.

    (d) Except as set forth in Section 4.14(d) of the Company Disclosure Letter, there are no material complaints, charges or claims against the Company and its Subsidiaries pending or, to the Knowledge of the Company, threatened to be brought or filed with any Governmental Authority or in which an employee or former employee of the Company or any of its Subsidiaries is a party or a complainant based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Company or a Subsidiary of any individual, including any claim for workers' compensation or under the Occupational Safety and Health Act of 1970, as amended. In the aggregate, the complaints and charges set forth in Section 4.14(d) of the Company Disclosure Letter would not have, singly or in the aggregate, a Material Adverse Effect with respect to the Company even if each were resolved adversely to the Company and its Subsidiaries.

    (e) Hours worked by and payments made to employees of the Company and its Subsidiaries have not been in material violation of the Federal Fair Labor Standards Act or any other Applicable Law dealing with such matters.

    (f) The Company and its Subsidiaries are in material compliance with all Applicable Laws relating to the FCC-Equal Employment Opportunity Commission standards and employment or termination of employment of labor (including, but not limited to, leased workers and independent contractors), including all such Applicable Laws and WARN relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers' compensation, pay equity and the collection and payment of withholding and/or social security taxes and similar Taxes.

    4.15 ABSENCE OF CHANGES OR EVENTS. Except as set forth in Section 4.15 of the Company Disclosure Letter or disclosed in the Company SEC Documents, since the date of the most recent audited financial statements included in the Company SEC Documents, the Company and its Subsidiaries have operated their respective businesses only in the ordinary and usual course and in substantially the same manner as previously conducted and there has not been:

        (i) any damage, destruction or loss with respect to the properties or assets of the Company or its Subsidiaries whether covered by insurance or not, which has had or would have, individually or in the aggregate, a Material Adverse Effect with respect to the Company;

        (ii) any change, occurrence or circumstance that had a Material Adverse Effect with respect to the Company;

       (iii) any change in the accounting principles, methods, practices or procedures followed by the Company in connection with the business of the Company or any change in the depreciation or amortization policies or rates theretofore adopted by the Company in connection with the business of the Company and its Subsidiaries;

        (iv) any declaration or payment of any dividends, or other distributions in respect of the outstanding shares of Capital Stock of the Company or any of its Subsidiaries (other than dividends declared or paid by wholly-owned Subsidiaries);

        (v) any split, combination or reclassification of the Company's capital stock or any issuance of shares of capital stock of the Company or any Subsidiary or any other change in the authorized capitalization of the Company or any Subsidiary, except as contemplated by this Agreement;

        (vi) any repurchase or redemption by the Company of shares of its capital stock or any issuance by the Company of any other securities in exchange or in substitution for shares of its capital stock except pursuant to employee benefit plans, programs or arrangements in existence on the date hereof, in the ordinary course of business consistent with past practice; or

       (vii) any grant or award of any options, warrants, conversion rights or other rights to acquire any shares of capital stock of the Company or any Subsidiary, except as contemplated by this Agreement or except pursuant to employee benefit plans, programs or arrangements in existence on the date hereof, in the ordinary course of business consistent with past practice.

    4.16 UNLAWFUL PAYMENTS AND CONTRIBUTIONS. Neither the Company nor, to the Knowledge of the Company, any of its directors, officers or any of its other employees or agents has (a) used any Company funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (b) made any direct or indirect unlawful payment to any government official or employee from Company funds; (c) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, in connection with the Company's and its Subsidiaries' business; or (d) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person or entity with respect to matters pertaining to the Company.

    4.17 BROKERS AND INTERMEDIARIES. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement and the Transaction Documents, except that the Company has retained Lazard Freres & Co. LLC and Allen & Company Incorporated as its financial advisors, whose respective fees and expenses shall be paid by the Company. The Company has delivered to Acquiror a copy of the retention agreements related thereto.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                          OF ACQUIROR AND COMPANY SUB

    Acquiror and Company Sub represent and warrant to the Company that (provided that the representations and warranties set forth herein with respect to Company Sub shall be made as of June 27, 1996):

    5.1 ORGANIZATION AND AUTHORITY. (a) Each of Acquiror, Company Sub, and Acquiror's other Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization with all requisite power to enable it to own, lease and operate its assets and properties and to conduct its business as currently being conducted and is qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it requires such qualification, except to the extent the failure so to qualify would not have a Material Adverse Effect with respect to Acquiror. Complete and correct copies of the Certificates of Incorporation and Bylaws, each as amended to date, of Acquiror and Company Sub have been delivered to the Company. Such Certificates of Incorporation and Bylaws are in full force and effect.

    (b) Acquiror and Company Sub have all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Acquiror and Company Sub. This Agreement and each Transaction Document to which it is a party has been duly executed and delivered by Acquiror and Company Sub and constitutes the legal, valid and binding obligation of each such party, enforceable against it in accordance with its terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

    5.2  CAPITALIZATION.   (a)  As of the  date hereof,  the authorized  capital
stock of Acquiror consists of (i) 2,000,000,000 shares of U S WEST Communications Group Common Stock, par value $.01 per share ("Communications Stock"), of which 475,604,443 shares were issued and outstanding as of February 23, 1996, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Acquiror's Restated Certificate of Incorporation or any agreement to which Acquiror is a party or by which Acquiror is bound, (ii) 2,000,000,000 shares of Media Stock, of which 473,225,728 shares were issued and outstanding as of February 23, 1996, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Acquiror's Restated Certificate of Incorporation or any agreement to which Acquiror is a party or by which Acquiror is bound, and (iii) 200,000,000 shares of Preferred Stock, par value $1.00 per share, of which (A) 10,000,000 shares have been designated as Series A Junior Participating Cumulative Preferred Stock, none of which are issued and outstanding and all of which are reserved for issuance in connection with rights to purchase Communications Stock pursuant to the Amended and Restated Rights Agreement, dated as of October 31, 1995 (the "Rights Agreement"), by and between Acquiror and State Street Bank and Trust Company, as rights agent, (B) 10,000,000 shares have been designated as Series B Junior Participating Cumulative Preferred Stock, none of which are issued and outstanding and all of which are reserved for issuance in connection with rights to purchase Media Stock pursuant to the Rights Agreement, and (C) 50,000 shares have been designated as Series C Cumulative Redeemable Preferred Stock and are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Acquiror's Restated Certificate of Incorporation or Bylaws or any agreement to which Acquiror is a party or by which Acquiror is bound. As of the date hereof, the Number of Shares Issuable with Respect to the InterGroup Interest (as defined in Section 2.6.19 of Article V of Acquiror's Restated Certificate of Incorporation) is zero. The authorized capital stock of Company Sub consists of 100 shares of common stock, par value $.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Acquiror, free and clear of any Encumbrance.

    (b) Other than as described in this Section 5.2, in the Acquiror SEC Documents or in Section 5.2 of the Letter from Acquiror, dated the date hereof, addressed to the Company (the "Acquiror Disclosure Letter"), no shares of the capital stock of Acquiror or Company Sub are authorized, issued or outstanding, or reserved for any other purpose, and there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which Acquiror or Company Sub is a party relating to the issued or unissued capital stock of Acquiror or Company Sub or any obligation of Acquiror or Company Sub to grant, issue or sell any shares of capital stock of Acquiror or Company Sub by sale, lease, license or otherwise. Except as disclosed in the Acquiror SEC Documents or in Section 5.2 of the Acquiror Disclosure Letter, neither Acquiror nor Company Sub has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote with the stockholders of Acquiror or Company Sub on any matter. Except as set forth in Section 5.2 of the Acquiror Disclosure Letter there are no voting trusts or other agreements or understandings with respect to the voting of the capital stock of Acquiror or Company Sub.

    5.3 NO CONFLICTS. Subject to obtaining the Acquiror Consents (as defined in Section 5.5), the execution and delivery by Acquiror and Company Sub of this Agreement and each of the Transaction Documents to which it is a party do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Encumbrances upon any of the properties or assets of Acquiror or Company Sub under, any provision of (i) the Certificate of Incorporation and Bylaws of Acquiror or Company Sub, (ii) any note, bond, mortgage, indenture or deed of trust, deed to secure debt or any license, lease, contract, commitment, permit, concession, franchise, agreement or other binding arrangement to which Acquiror or Company Sub is a party or by which any of their respective properties or assets may be bound or subject, (iii) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator applicable to Acquiror or Company Sub or their respective properties or assets, or (iv) any law, statute, rule, regulation or judicial or administrative decision applicable to Acquiror or Company Sub; except in the case of clauses
(ii) and (iv), such conflicts, violations and defaults, termination, cancellation and acceleration rights and entitlements and Encumbrances that in the aggregate would not hinder or impair the consummation of the transactions contemplated hereby or have a Material Adverse Effect with respect to Acquiror.

    5.4 STOCKHOLDER VOTE. At such time as all conditions to the Merger have otherwise been satisfied, no vote of the holders of any class or series of Acquiror's or Company Sub's capital stock not theretofore obtained will be necessary or required (under Applicable Law or otherwise) to approve this Agreement and the transactions contemplated hereby.

    5.5 CONSENTS. Except for (i) as set forth in Section 5.5 of the Acquiror Disclosure Letter, (ii) compliance with and filings under the HSR Act, (iii) the filing with the SEC by Acquiror of a registration statement on Form S-4 registering under the Securities Act the shares of Media Stock and Series D Preferred Stock to be issued in the Merger (the "Form S-4"), the filing with the SEC by Acquiror of a registration statement on Form 8-A registering under the Exchange Act the Series D Preferred Stock and such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (v) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws, (vi) such filings in connection with Gains Taxes, (vii) the filing by Acquiror of a Certificate of Designation with respect to the Series D Preferred Stock (as contemplated by Section 7.17) with the Secretary of State of the State of Delaware immediately prior to the Effective Time (the items in clauses (i) through (vii) being collectively referred to herein as "Acquiror Consents"), no consents, approvals, licenses, permits, orders or authorizations of, or registrations, declarations, notices or filings with, any Governmental Authority or any Third Party are required to be obtained or made by or with respect to Acquiror or Company Sub in connection with the execution, delivery and performance of this Agreement or any of the other agreements contemplated hereby to which it is a party or the consummation of the transactions contemplated hereby and thereby or the taking by Acquiror or Company Sub of any other action contemplated hereby or thereby, which, if not obtained or made, would have a Material Adverse Effect with respect to Acquiror.

    5.6 COMPLIANCE; NO DEFAULTS. (a) Except as set forth in Section 5.6 of the Acquiror Disclosure Letter, neither Acquiror nor any of its Subsidiaries is in violation of, is, to the knowledge of Acquiror, under investigation with respect to any violation of, has been given notice or been charged with violation of, or failed to comply with any Applicable Laws, except for violations and failures to comply that would not have a Material Adverse Effect with respect to Acquiror. Except as set forth in Section 5.6 of the Acquiror Disclosure Letter, Acquiror and its Subsidiaries have all Permits which are material to the operation of the businesses of Acquiror and its Subsidiaries.

    (b) Neither Acquiror nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of
(i) its Certificate of Incorporation or Bylaws or other comparable organizational document or (ii) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Acquiror or any of its Subsidiaries is now a party or by which Acquiror or any of its Subsidiaries or any of their respective properties or assets may be bound, except in the case of clause (ii), for defaults or violations which in the aggregate would not have a Material Adverse Effect with respect to Acquiror.

    5.7 ACQUIROR SEC DOCUMENTS; UNDISCLOSED LIABILITIES. (a) Acquiror has filed all required reports, schedules, registration statements and definitive proxy statements with the SEC since January 1, 1993 (as such documents have since the time of their filing been amended, the "Acquiror SEC Documents"). As of their respective dates, the Acquiror SEC Documents (including any financial statements filed, to be filed or required to have been filed as a part thereof) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such Acquiror SEC Documents, and none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Acquiror included in the Acquiror SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present (subject, in the case of the unaudited financial statements, to normal, recurring audit adjustments, which were not individually or in the aggregate material) the consolidated financial position of Acquiror and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

    (b) Except as disclosed in the Acquiror SEC Documents or in Section 5.7 of the Acquiror Disclosure Letter, as of the date hereof, Acquiror and its Subsidiaries do not have any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted) required by GAAP to be reflected on a consolidated balance sheet of Acquiror and its consolidated Subsidiaries or in the notes, exhibits or schedules thereto.

    5.8   LITIGATION.  Except  as set forth in the  Acquiror SEC Documents or in
Section 5.8 of the Acquiror Disclosure Letter, there are no Legal Proceedings against or affecting Acquiror or any of its Subsidiaries or their respective properties or assets pending or, to the knowledge of Acquiror, threatened, that individually or in the aggregate could (i) have a Material Adverse Effect with respect to Acquiror or (ii) prevent, hinder or materially delay the consummation of the transactions contemplated by this Agreement or the Transaction Documents. Except as set forth in Section 5.8 of the Acquiror Disclosure Letter, neither Acquiror nor any of its Subsidiaries is a party or subject to or in default under any judgment, order, injunction or decree of any Governmental Authority applicable to it or to its respective properties or assets, which judgment, order, injunction, decree or default thereunder constitutes a Material Adverse Effect with respect to Acquiror.

    5.9 ABSENCE OF CHANGES OR EVENTS. Except as disclosed in the Acquiror SEC Documents, since the date of the most recent audited financial statements included in the Acquiror SEC Documents, Acquiror and its Subsidiaries have conducted their business operations only in the ordinary course and there has not occurred (i) any change, occurrence or circumstance that had any Material Adverse Effect with respect to Acquiror or (ii) other events or conditions of any character that, individually or in the aggregate, have or would reasonably be expected to have, a Material Adverse Effect with respect to Acquiror or on the ability of Acquiror or Company Sub to perform their respective material obligations under this Agreement and the Transaction Documents to which it is a party.

    5.10 BROKERS AND INTERMEDIARIES. Neither Acquiror or Company Sub nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement and the Transaction Documents, except that Acquiror has retained Lehman Brothers Inc., as its financial advisor, whose fees and expenses shall be paid by Acquiror.

    5.11   OWNERSHIP OF COMPANY CAPITAL STOCK.   Neither Acquiror nor any of its
Subsidiaries owns, directly or indirectly, any shares of Company Capital Stock.

    5.12 OPERATIONS OF COMPANY SUB. Company Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

                                   ARTICLE VI

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    6.1 CONDUCT OF BUSINESS OF THE COMPANY. Except as otherwise expressly permitted by the terms of this Agreement, from the date hereof to the Effective Time, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course in substantially the same manner as presently conducted (including with respect to advertising, promotions and capital expenditures) and in compliance in all material respects with Applicable Laws, use their reasonable best efforts consistent with past practices to keep available the services of the present employees of the Company and its Subsidiaries and to preserve their relationships with customers, suppliers and others with whom the Company and its Subsidiaries deal to the end that their goodwill and ongoing businesses shall not be materially impaired in any material respect at the Closing Date. The Company shall not, and shall cause its Subsidiaries not to, take any action that would, or that is reasonably likely to, result in any of the representations and warranties of the Company set forth in Article IV being untrue in any material respect as of the date made or in any of the conditions to the consummation of the Merger set forth herein not being satisfied. In addition, and without limiting the generality of the foregoing, except as otherwise expressly permitted by the terms of this Agreement or as set forth in Section 6.1 of the Company Disclosure Letter, during the period from the date hereof to the Effective Time, the Company shall not (and shall cause its Subsidiaries not to), without the written consent of Acquiror, which decision regarding consents shall be made promptly (in light of its circumstances) after receipt of notice seeking such consent:

        (i) except for the Charter Amendments, amend its Certificate of Incorporation, Bylaws or other comparable organizational documents;

        (ii) subject to Sections 7.7 and 7.14(b), redeem or otherwise acquire any shares of its capital stock, or issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of its capital stock, or split, combine or reclassify any of its capital stock or issue any securities in exchange or in substitution for shares of its capital stock;

       (iii) subject to Section 7.14(b), (A) grant or agree to grant to any employee any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or
    benefits,   or  establish   any  new   compensation  or   benefit  plans  or
    arrangements, or amend or agree to amend any existing Benefit Plans or Equity Appreciation Rights Plans, except as may be required under existing agreements or in the ordinary course of business consistent with past practices or (B) enter into any new RSPA or amend the terms of any existing RSPA or accelerate the vesting of any shares of Class B Common Stock issued thereunder;

        (iv) merge, amalgamate or consolidate with any other entity in any transaction in which the Company is not the surviving corporation (other than mergers between Subsidiaries of the Company), sell all or substantially all of its business or assets, or acquire all or substantially all of the business or assets of any other Person;

        (v) enter into or amend any employment, consulting, severance or similar agreement with any individual, except with respect to severance gifts or payments of a nominal nature to persons holding non-officer/executive level positions in the ordinary course of business consistent with past practice;

        (vi) subject to Section 7.7, declare, set aside or make any dividends, payments or distributions in cash, securities or property to the stockholders of the Company, whether or not upon or in respect of any share of Company Capital Stock;

       (vii) incur or assume any Indebtedness other than as specifically set forth in Section 6.1(vii) of the Company Disclosure Letter;

      (viii) voluntarily grant any material Encumbrance on any of its material assets, other than Encumbrances that are incurred in the ordinary course of business;

        (ix) make any change in any method of accounting or accounting practice or policy, except as required by Applicable Laws or by GAAP;

        (x) make or  incur any capital  expenditures that are  not set forth  in
    Section 6.1(x) of the Company Disclosure Letter or that, individually, are in excess of $25 million or, in the aggregate, in excess of $50 million;

        (xi) subject to Section 7.7, sell, lease, swap or otherwise dispose of any assets, other than (A) sales, leases, swaps or other dispositions of such assets not having a fair market value in excess of $15 million individually or $30 million in the aggregate (so long as the Company provides notice to Acquiror of any sale, lease, swap or other disposition of any asset having a fair market value of greater than $5 million) or (B) swaps of Systems or assets of Systems in order to facilitate the clustering of Systems or dispose of Systems located in the Acquiror Region; PROVIDED, HOWEVER, that (1) such swaps shall not in the aggregate involve more than 500,000 Subscribers of the Company or its Subsidiaries, (2) any cable television systems acquired by the Company or any of its Subsidiaries in any such swap shall not be located in the Acquiror Region, (3) any cable television systems acquired by the Company in any such swap shall not be in a franchise area where there is a substantial overbuild with any other CATV system owned by the Company, Acquiror or any of their respective Affiliates,
    (4) the aggregate amount of cash paid by the Company or any of its Subsidiaries in any such swap shall not exceed $50 million in the aggregate,
    (5) any such swap shall require the approval of Acquiror, which approval shall not be unreasonably withheld and Acquiror shall be reasonably satisfied that the Company has received substantially equivalent value including cash or other assets and (6) to the extent that the Company or any Subsidiary must apply for the consent of the Governmental Authority as a condition to the transfer of control or assignment of any Franchise associated with any such swap, such application shall include an application to the Governmental Authority, and relevant information relating to the proposed transaction, requesting contemporaneous approval for the anticipated acquisition of the Company or its Subsidiary by Acquiror or Company Sub as contemplated herein and the transfer of control of said Franchise to the Surviving Corporation in accordance with the terms hereof; and PROVIDED, FURTHER, that any consent required from a Governmental Authority as a condition to consummating such swap shall be deemed a Required Franchise Consent;

       (xii) acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets of or equity in, or by any other manner, any business of any Person or acquire or agree to acquire any assets (other than supplies, raw materials and inventory in the ordinary course, capital expenditures permitted by clause (x) above and asset swaps permitted by clause (xi) above);

      (xiii) abandon, avoid, dispose, surrender, fail to file for timely renewal, terminate or amend in any materially adverse manner the terms of any material Franchises, any FCC license that would have a material adverse effect on the operation of a System or the Social Contract Order, except as amended by virtue of the proposed Social Contract Amendment, or, with respect to any Material Franchise, fail to file for renewal pursuant to
    Section 626(a) of the Cable Act;

       (xiv) delete any programming service on the Systems or make material change in the programming services offered on the Systems other than in the ordinary course of business or as required by the Cable Act, the Social Contract Order or any amendments thereto;

       (xv) except as otherwise permitted by clauses (xi) and (xii), modify, amend, terminate, renew or fail to use reasonable efforts to renew any material contract or agreement necessary to continue the Company's business in the ordinary course or waive, release or assign any material rights or claims, other than in the ordinary course of business;

       (xvi) offer free or reduced-price service as an inducement to any Person, except in the ordinary course of business consistent with past practice;

      (xvii) except  as  permitted  by  Applicable  Law,  including  the  Social
    Contract Order and any amendments thereto, (A) except as disclosed to Acquiror in writing at least 30 days prior to any rate change, implement any rate change, retiering or repackaging of CATV programming offered by any of the Company's Subsidiaries, (B) except as disclosed in writing to Acquiror at least 30 days prior to any cost-of-service rate change, make any cost-of-service election under the rules and regulations adopted under the Cable Act, (C) determine a method of refund pursuant to 47 C.F.R. Section 76.942(d) or 76.961(c) or (D) amend any Franchise or agree to make any payments or commitments, including commitments to make future capital improvements or provide future services, in connection with any renewal of any Franchise other than that which the Company would make in the ordinary course of business;

      (xviii) enter into any agreement, understanding or commitment that restrains, limits or impedes the ability of the Company or Acquiror to compete with or conduct any business or line of business;

       (xix) invest or enter into any agreement, understanding or commitment, whether written or oral, by or on behalf of the Company or its Subsidiaries, to invest or provide additional capital in respect of assets, businesses or entities; PROVIDED, HOWEVER, that the restrictions contained in this clause shall not apply to existing commitments as set forth in Section 6.1(xix) of the Company Disclosure Letter or to any investments not in excess of $10 million individually or $20 million in the aggregate;

       (xx) except as otherwise provided in clause (xix) above or Section 7.14, enter into any material contract or agreement with, or make any loan or advance to, any Affiliate (other than a wholly owned Subsidiary) of the Company or any stockholder or Affiliate thereof;

       (xxi) enter into, or amend the terms of, any agreement relating to interest rate swaps, caps or other hedging or derivative instruments relating to Indebtedness of the Company and its Subsidiaries, except as required under agreements relating to existing Indebtedness and Indebtedness permitted by clause (vii) above;

      (xxii) conduct its business in a manner or take, or cause to be taken, any other action (including, without limitation, effecting or agreeing to effect or announcing an intention or proposal to effect, any acquisition, business combination, merger, consolidation, restructuring or similar transaction) that would or might reasonably be expected to prevent Acquiror, Company Sub or the Company from consummating the transactions contemplated hereby in accordance with the terms of this Agreement (regardless of whether such action would otherwise be permitted or not prohibited hereunder), including, without limitation, any action which may limit the ability of Acquiror, Company Sub or the Company to consummate the transactions contemplated hereby as a result of antitrust or other regulatory concerns;

      (xxiii) purchase, sell or trade (or announce any intention or proposal to purchase, sell or trade) any shares of Media Stock; or

      (xxiv) agree, whether in writing or otherwise, to do any of the foregoing.

Prior to the date hereof, Acquiror delivered to the Company a list (which the Acquiror may update from time to time) designating certain individuals of Acquiror to whom the Company may direct requests for consents under this Section 6.1.

    6.2 CONDUCT OF BUSINESS OF ACQUIROR AND COMPANY SUB. (a) Except as set forth in Section 6.2 of the Acquiror Disclosure Letter, from the date hereof to the Effective Time, Acquiror shall not (and shall cause its Subsidiaries not to):

        (i) issue shares of Media Stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of Media Stock at less than fair market value as determined by the board of directors of Acquiror (other than pursuant to the terms of existing options or benefit plans), or split, combine, redeem, convert or reclassify the Media Stock or issue any securities in exchange or in substitution for shares of Media Stock;

        (ii) amend its Certificate of Incorporation or Bylaws (other than the filing of a Certificate of Designation for the issuance of any series of Preferred Stock) in any manner adverse to the holders of Media Stock;

       (iii) declare, set aside or make any dividends or distributions in cash, securities or property to holders of Media Stock;

        (iv) conduct its business in a manner or take, or cause to be taken, any other action (including, without limitation, effecting or agreeing to effect or announcing an intention or proposal to effect, any acquisition, business combination, merger, consolidation, restructuring or similar transaction) that would or might reasonably be expected to prevent Acquiror, Company Sub or the Company from consummating the transactions contemplated hereby in accordance with the terms of this Agreement (regardless of whether such action would otherwise be permitted or not prohibited hereunder), including, without limitation, any action which may limit the ability of Acquiror, Company Sub or the Company to consummate the transactions contemplated hereby as a result of antitrust or other regulatory concerns;

        (v) take any action that would, or that is reasonably likely to, result in any of the representations and warranties of Acquiror or Company Sub set forth in Article V being untrue in any material respect as of the date made or any of the conditions to the Merger set forth herein not being satisfied;

        (vi) purchase or sell (or announce any intention or proposal to purchase or sell) shares of Media Stock for cash at a price less than the Calculation Price (other than pursuant to employee benefit plans in the ordinary course of business or pursuant to the U S WEST Shareowner Investment Plan); PROVIDED, HOWEVER, that if the Closing shall not have occurred on or prior to December 31, 1996, then the Acquiror and its Subsidiaries shall have the right to purchase (or announce any intention or proposal to purchase) shares of Media Stock for cash at a price less than the Calculation Price after such date;

       (vii) sell all or substantially all of the properties and assets of the Media Group (within the meaning of Section 2.4.1(B) of Article V of the Restated Certificate of Incorporation of Acquiror); or

      (viii) acquire, or agree to acquire, any shares of Company Capital Stock if, after giving effect to such acquisition, Acquiror would beneficially own 10% or more of the Company Capital Stock.

    (b) During the period of time from the date hereof to the Effective Time, Company Sub shall not engage in any activities of any nature, except as provided in or contemplated by this Agreement.

    6.3 ACCESS TO INFORMATION. (a) From the date hereof until the Closing Date, the Company shall permit Acquiror and its representatives to have full access to the management, facilities, suppliers, accounts, books, records (including, without limitation, budgets, forecasts and personnel files and records), contracts and other materials of the Company and its Subsidiaries reasonably requested by Acquiror or such representatives and to make available to Acquiror and its representatives the directors, officers, employees and independent accountants of the Company for interviews for the purpose, among other things, of verifying the information furnished to Acquiror, developing transition plans and integrating the operations of the Company and its
Subsidiaries with the operations of Acquiror and its Subsidiaries and Affiliates. Such access shall be subject to existing confidentiality agreements and shall be conducted by Acquiror and its representatives during normal business hours, upon reasonable advance notice and in such a manner as not to interfere unreasonably with the business or operations of the Company and its Subsidiaries.

    (b) From the date hereof until the Closing Date, Acquiror and Company Sub shall permit the Company and its representatives to have full access to the management, facilities, suppliers, accounts, books, records (including, without limitation, budgets and forecasts), contracts and other materials of the Media Group reasonably requested by the Company or such representatives and to make available to the Company and its representatives the directors, officers, employees and independent accountants of the Media Group for interviews for the purpose, among other things, of verifying the information furnished to the Company. Such access shall be subject to existing confidentiality agreements and shall be conducted by the Company and its representatives during normal business hours, upon reasonable advance notice and in such a manner as not to interfere unreasonably with the business or operations of the Media Group.

    (c) Each of the Company, Acquiror and Company Sub agrees that it will not, and will cause each of their respective Affiliates and representatives not to, use any information obtained pursuant to this Section 6.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement, dated as of September 26, 1994, as amended on January 11, 1996, between Acquiror and the Company and the Confidentiality Agreement, dated as of April 19, 1995, between Acquiror and the Company (the "Confidentiality Agreements") shall apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

    7.1 PREPARATION OF FORM S-4 AND THE PROXY STATEMENT; STOCKHOLDERS' MEETING; CHARTER AMENDMENTS. (a) Promptly following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement and Acquiror shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Acquiror shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders, as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Acquiror shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or consenting to service of process in any jurisdiction in which it has not previously so consented in any action other than one arising out of the offering of the Media Stock and the Series D Preferred Stock in such jurisdiction) required to be taken to qualify the Media Stock and Series D Preferred Stock to be issued in the Merger under any applicable state securities or "blue sky" laws prior to the Effective Time, and the Company shall furnish all information concerning the Company and the holders of the Company Capital Stock as may be reasonably requested in connection with any such action.

    (b) None of the information supplied or to be supplied by the Company, on the one hand, or Acquiror and Company Sub, on the other hand, for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company or at the time of each Stockholders' Meeting (as defined in Section 7.1(d)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Form S-4 will comply as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be. Notwithstanding the foregoing, (i) no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Acquiror and Company Sub specifically for inclusion or incorporation by reference in the Proxy Statement and (ii) no representation is made by Acquiror and Company Sub with respect to statements made or incorporated by reference therein based on information supplied in writing by the Company specifically for inclusion or incorporation by reference in the Form S-4.

    (c) The Company and Acquiror shall cooperate with each other and provide to each other all information necessary in order to prepare the Proxy Statement and the Form S-4. The Company and Acquiror shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any requests by the SEC or its staff for amendments or supplements to the Form S-4 or the Proxy Statement or for additional information and shall supply the other parties with copies of all correspondence between the Company or any of its representatives, or Acquiror or any of its representatives, as the case may be, on the one hand, and the SEC or its staff, on the other hand, with respect thereto. The Company and Acquiror shall use their respective reasonable best efforts to respond to any comments of the SEC with respect to the Form S-4 and the Proxy Statement as promptly as practicable. If at any time prior to the Effective Time there shall occur (i) any event with respect to the Company or any of its Subsidiaries, or with respect to other information supplied by the Company for inclusion in the Proxy Statement or (ii) any event with respect to Acquiror or any of its Subsidiaries, or with respect to other information supplied by Acquiror for inclusion in the Form S-4, in either case which event is required to be described in an amendment of, or a supplement to, the Proxy Statement or Form S-4, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. Acquiror shall notify the Company promptly upon
(i) the declaration by the SEC of the effectiveness of the Form S-4, (ii) the issuance or threatened issuance of any stop order or other order preventing or suspending the use of any prospectus relating to the Form S-4, (iii) any suspension or threatened suspension of the use of any prospectus relating to the Form S-4 in any state, (iv) any proceedings commenced or threatened to be commenced by the SEC or any state securities commission that might result in the issuance of a stop order or other order or suspension of use or (v) any request by the SEC to supplement or amend any prospectus relating to the Form S-4 after the effectiveness thereof. Acquiror and, to the extent applicable, the Company, shall use its reasonable best efforts to prevent or promptly remove any stop order or other order preventing or suspending the use of any prospectus relating to the Form S-4 and to comply with any such request by the SEC or any state securities commission to amend or supplement the Form S-4 or the prospectus relating thereto.

    (d) The Company shall, as promptly as practicable, duly call, give notice of, convene and hold a meeting of its stockholders (the "Initial Stockholders' Meeting") for the purpose of obtaining the Stockholder Approvals. The Company shall use its reasonable best efforts to hold such meeting as soon as practicable. In the event the Consideration Charter Amendment is not adopted at the Initial Stockholders' Meeting, the Company shall, as promptly as practicable following the date of the Initial Stockholders' Meeting, duly call, give notice of, convene and hold another meeting of its stockholders (the "Additional Stockholders' Meeting" and, together with the Initial Stockholders' Meeting, collectively, the "Stockholders' Meetings" and individually, a "Stockholders' Meeting") for the purpose of obtaining adoption of the Consideration Charter Amendment and any other Stockholder Approvals not previously obtained. The Company shall, as promptly as practicable after the date of the Initial Stockholders' Meeting, hold the Additional Stockholders' Meeting. Subject to the fiduciary duties of the Board of Directors under Applicable Laws and to Section 9.1(g), the Company shall, through the Board of Directors, recommend to its stockholders adoption of this Agreement, the Charter Amendments and the other transactions contemplated hereby and shall use its best efforts to solicit from stockholders proxies in favor of adoption of this Agreement and the Charter Amendments and to take all other action necessary to secure the Stockholder Approvals at the Initial Stockholders' Meeting or the Additional Stockholders' Meeting, as the case may be. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first and third sentences of this Section 7.1(d) shall not be altered by the commencement, public proposal or communication to the Company of any Acquisition Proposal (as defined in Section 7.10).

    (e) Subject to receipt of the Stockholder Approvals, the Company shall take all actions necessary to cause a Certificate of Amendment containing the Consideration Charter Amendment to be executed, acknowledged and filed and to become effective no later than immediately prior to the Effective Time in accordance with the DGCL as soon as practicable after the approval thereof at a Stockholders' Meeting.

    (f) The Company shall make stock transfer records relating to the Company available to Acquiror to the extent reasonably necessary to effectuate the intent of this Agreement.

    7.2 LETTER OF THE COMPANY'S ACCOUNTANTS. The Company shall use its reasonable best efforts to cause to be delivered to Acquiror letters of (i) Deloitte & Touche LLP, the Company's independent public accountants and (ii) any other independent public accountants whose reports are included or incorporated by reference in the Form S-4, each dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to Acquiror, in form and substance reasonably satisfactory to Acquiror and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

    7.3 LETTER OF ACQUIROR'S ACCOUNTANTS. Acquiror shall use its reasonable best efforts to cause to be delivered to the Company a letter of Coopers & Lybrand L.L.P., Acquiror's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

    7.4 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, including, without limitation, Section 7.6, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement (including the execution of the Transaction Documents to which they or any of their Affiliates are a party), subject to the Stockholder Approval, including (a) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of it all necessary registrations and filings (including filings with Governmental Authorities, if any), and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, (b) the obtaining of all necessary consents, approvals or waivers from Third Parties and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and the Transaction Documents. In furtherance of the foregoing, Acquiror and the Company each shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with obtaining any consents required to be obtained by it or its Subsidiaries hereunder.

    7.5  FRANCHISE AND LICENSE CONSENTS.  (a) Without limiting the generality of
Section 7.4, the Company and Acquiror shall each use their respective reasonable best efforts to obtain all Franchise Consents and License Consents, including taking the actions specified herein. In order to secure the Franchise Consents and License Consents from Governmental Authorities and the FCC, the Company shall proceed immediately in good faith and using its reasonable best efforts, to prepare, file and prosecute each Franchise Consent and License Consent from the relevant Governmental Authority and the FCC, with the full right of participation by Acquiror including, without limitation, the right of prior review and approval of correspondence or forms of transfer resolutions, applications, ordinances or agreements to be submitted to Governmental Authorities and the FCC (which approval shall not be unreasonably withheld or delayed) and to be represented at all meetings or hearings as may be scheduled to consider such submissions. The Company shall send notice of the transactions contemplated in this Agreement to all Governmental Authorities. The Company shall submit to each Governmental Authority whose consent is required a form of ordinance or resolution, as appropriate, relating to the transfer of the Franchise, which ordinance or resolution shall be in a form reasonably acceptable to Acquiror and the Company. The Company shall consult with Acquiror and promptly and regularly notify Acquiror with regard to all material developments of the Franchise Consent and License Consent process, and shall give Acquiror reasonable prior notice of all meetings scheduled with the Governmental Authorities and the FCC. Acquiror shall use its reasonable best efforts to promptly assist the Company and shall take such prompt and affirmative actions as may reasonably be necessary in obtaining such approvals and shall cooperate with the Company in the preparation, filing and prosecution of such applications as may reasonably be necessary, including the preparation, filing and prosecution of any joint applications required to be filed with the Governmental Authorities or the FCC, and agrees to use its reasonable best efforts to furnish all information as is reasonably or as is customarily required by the approving entity, and, if required by a Governmental Authority or the FCC upon reasonable notice, Acquiror shall have the obligation to be represented at such meetings or hearings as may be scheduled to consider such applications. Any administrative filing fees imposed or expenses for which reimbursement is required by the Governmental Authority in connection with obtaining the Franchise Consents or the License Consents shall be borne by the Company and each of the parties shall bear its own legal fees or other costs of professional advisors incurred in the filing and prosection of such applications. If, in connection with obtaining Franchise Consents or the License Consents from a Governmental Authority or the FCC, a Governmental Authority or the FCC impose new, material Franchise or license conditions as a condition to granting its consent, Acquiror and the Company shall negotiate jointly with such Governmental Authority or the FCC with respect to such conditions, with such conditions to be accepted only if consented to by Acquiror and the Company, which consent shall not be unreasonably withheld. Acquiror agrees that prior to the Closing Date, it will not, without the prior written consent of the Company, seek amendments, modifications or other changes to Franchises and shall not institute any discussions with Governmental Authorities or the FCC without the prior written consent of the Company and without offering a representative of the Company an opportunity to participate or observe such discussions. To the extent such request would not, in the reasonable judgment of the Company, delay or impair the ability to obtain any Franchise Consents, any application to any Governmental Authority for any Franchise Consent necessary for the transfer of control of any Franchise shall request that the relevant Governmental Authority also agree that no further Franchise Consent shall be required for the subsequent transfer of control of, or assignment of, such Franchise to a specified Person identified in such application who is an Affiliate of Acquiror to which Acquiror intends to transfer or assign the Franchise immediately prior to Closing. In addition, the Company will use reasonable best efforts to obtain necessary transfers of all private mobile radio service licenses.

    (b) To the extent that any Franchise Consents listed in Section 4.6 of the Company Disclosure Letter have not been obtained by Final Order prior to Closing (such Franchises hereinafter referred to as the "Non-Required Franchises"), Acquiror and the Company shall enter into negotiations to determine the disposition of the Non-Required Franchises after Closing. In the event that the parties agree to transfer any part of a System which includes, in part, areas covered by a Non-Required Franchise (hereinafter the "Non-Required Systems"), the parties shall continue to be subject to Section 7.5(a) until such time as all Franchise Consents are obtained and the Non-Required Franchises are transferred to Acquiror.

    7.6 ANTITRUST NOTIFICATION. (a) The Company and Acquiror shall as promptly as practicable, but in no event later than 30 Business Days following the execution and delivery of this Agreement, file with the FTC and the DOJ the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Each of Acquiror and the Company shall furnish to each other's counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. The Company and Acquiror acknowledge that more than one filing may be required under the HSR Act in order to consummate the transactions contemplated by this Agreement, and agree to cooperate and furnish to each other's counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any subsequent filing.

    (b) The Company and Acquiror shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request.

    (c) Each of the Company and Acquiror shall use its reasonable best efforts to obtain any clearance required under the HSR Act for the consummation of the Merger, which efforts, for purposes of this Agreement shall not, except with the mutual agreement of Acquiror and the Company, require Acquiror in order to obtain any consent or clearance from the DOJ or any other Governmental Authority to (i) hold separate, sell or otherwise dispose of any assets, including assets of the Company, the effect of any of which, in the reasonable judgment of Acquiror, would be to materially impair the value of the Merger to Acquiror or
(ii) contest any suit brought or threatened by the FTC or DOJ or attempt to lift or rescind any injunction or restraining order obtained by the FTC or DOJ adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby.

    7.7 CERTAIN ACTIONS. Except as otherwise specifically limited by this Agreement, each of the Company and Acquiror agrees to use its reasonable best efforts and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that there shall be no regulatory impediments, pursuant to the Communications Act, the rules and regulations of the FCC, or otherwise, to the closing of the transactions contemplated hereby and the Company agrees not to acquire any assets or engage in any activities prior to the Closing of a type which Acquiror would be precluded from acquiring or engaging in pursuant to the Communications Act, the rules and regulations of the FCC or otherwise.

    7.8 SUPPLEMENTAL DISCLOSURE. The Company shall confer on a regular and frequent basis with Acquiror, report on operational matters and promptly notify Acquiror of, and furnish Acquiror with, any information it may reasonably request with respect to, any event or condition or the existence of any fact that would cause any of the conditions to the obligations of Acquiror and Company Sub to consummate the Merger not to be completed, and Acquiror shall promptly notify the Company of, and furnish the Company any information it may reasonably request with respect to, any event or condition or the existence of any fact that would cause any of the conditions to the Company's obligation to consummate the Merger not to be completed.

    7.9 ANNOUNCEMENTS. Prior to the Closing, none of the Company, Acquiror or Company Sub shall issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other parties (which consent shall not be unreasonably withheld), except as may be required by Applicable Law or stock exchange regulations (including, without limitation, pursuant to the United States Federal securities laws in connection with any registration statement or report filed thereunder), in which event the party required to make the release or announcement shall, if possible, allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

    7.10 NO SOLICITATION. (a) From the date hereof until the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors, employees, agents, investment bankers, attorneys, financial advisors or other representatives or those of any of its Subsidiaries (collectively, "Company Representatives") to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information or assistance) or take other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, an Acquisition Proposal from any Third Party, or engage in any discussions or negotiations relating thereto or in furtherance thereof or accept or enter any agreement with respect to any Acquisition Proposal;
PROVIDED, HOWEVER, that, notwithstanding anything to the contrary in this Agreement, (i) prior to the approval of this Agreement by the Stockholders of the Company, the Company may engage in discussions or negotiations with, and may furnish information concerning the Company and its business, properties and assets to, a Third Party who, without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with the Company or any Company Representatives, or in furtherance thereof makes a written, bona fide Acquisition Proposal that is not subject to any material contingencies relating to financing and that is reasonably capable of being financed and is financially superior to the consideration to be received by the Company's stockholders pursuant to the Merger (as determined in good faith by the Board of Directors after consultation with the Company's financial advisors) if (1) the Board of Directors determines in its good faith, after receipt of written advice of the Company's outside legal counsel, that such action is advisable for the Board of Directors to act in a manner consistent with its fiduciary duties under Applicable Law and (2) prior to furnishing information with respect to the Company and its Subsidiaries to, such Third Party, the Company shall receive from such Third Party an executed confidentiality agreement in reasonably customary form on terms not more favorable to such Person or entity than the terms contained in the Confidentiality Agreements, or
(ii) the Board of Directors may take and disclose to the Company's stockholders a position with regard to a tender offer or exchange offer to the extent required by Rule 14e-2(a) under the Exchange Act. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any investment banker or financial advisor retained by the Company, whether or not such Person is purporting to act of behalf of the Company of any of its Subsidiaries or otherwise, shall constitute a breach of this Section 7.10 by the Company.

    (b) The Company shall promptly notify Acquiror orally and in writing of any Acquisition Proposal or any inquiry with respect to or which could lead to any Acquisition Proposal, within 24 hours of the receipt thereof, including the identity of the Third Party making any such Acquisition Proposal or inquiry and the material terms and conditions of any Acquisition Proposal, and if such Acquisition Proposal or inquiry is in writing, shall deliver to Acquiror a copy of such Acquisition Proposal or inquiry. The Company shall keep Acquiror informed of the status and details of any such Acquisition Proposal or inquiry.

    (c) The Company shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by the Company or any Company Representatives with respect to any of the foregoing.

    (d) As used in this Agreement, "Acquisition Proposal" shall mean any proposal or offer, other than a proposal or offer by Acquiror or any of its Affiliates, for a tender or exchange offer, merger, consolidation or other business combination involving the Company or any of its material Subsidiaries or any proposal to acquire in any manner a substantial equity interest in or a substantial portion of the assets of the Company or any of its material Subsidiaries; PROVIDED, HOWEVER, that, the term "Acquisition Proposal" shall not include any acquisition by the Company or any of its Subsidiaries of any assets, businesses or entities in any transaction or series of related transactions in exchange for other assets, businesses or entities of any Third Party.

    7.11 INDEMNIFICATION; DIRECTORS' AND OFFICERS INSURANCE. (a) If the Subsidiary Merger is effected, the Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Certificate of Incorporation and Bylaws of the Company on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law. If the Direct Merger is effected, the Restated Certificate of Incorporation and Bylaws of the Surviving Corporation at the Effective Time shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company or its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.

    (b) From and after the Effective Time, Acquiror shall indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries or served as a director of any Third Party on behalf of the Company or any of its Subsidiaries whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including, without limitation, all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent a corporation is permitted under the DGCL to indemnify its own directors or officers as the case may be (and the Company or the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law).

    (c) The provisions of this Section 7.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Acquiror.

    7.12 NYSE LISTING. Acquiror shall use its best efforts to cause the shares of Media Stock and Series D Preferred Stock to be issued in the Merger to be approved for listing on the NYSE, subject only to notice of official issuance, prior to the Effective Time. If, for any reason, Acquiror shall not be able to list the shares of the Series D Preferred Stock to be issued in the Merger on the NYSE, Acquiror shall use its best efforts to, prior to the Effective Date, list such shares on such other stock exchange, or cause such shares to be eligible for trading on such other trading facility, as the Company may request.

    7.13 AFFILIATES. Prior to the Closing Date, the Company shall deliver to Acquiror a letter identifying all Persons who are, at the time this Agreement is submitted to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each such Person to deliver to Acquiror on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit D.

    7.14 EMPLOYEE BENEFITS. (a) For a period of one year following the Effective Time, Acquiror shall, or shall cause the Surviving Corporation to, maintain in effect for employees of the Company and its Subsidiaries benefits (other than RSPAs or similar benefits) no less favorable in the aggregate than the benefits offered by the Company immediately prior to the Effective Time. Acquiror agrees to, or to cause the Surviving Corporation to, honor and perform all severance, employment and similar agreements of the Company disclosed in
Section 4.11 of the Company Disclosure Letter and each RSPA and related Tax Liability Financing Agreement.

    (b) Following the date hereof, the Company shall, after consultation with Acquiror, be permitted to (i) forgive up to $35.7 million principal amount of outstanding loans made by the Company to employees to enable such employees to pay income Taxes incurred by such employees as a result of the purchase of shares of Company Common Stock by such employees pursuant to the RSPAs in accordance with the terms of an amendment to the Tax Liability Financing Agreement substantially in the form set forth in Section 7.14 of the Company Disclosure Letter; PROVIDED, HOWEVER, that any loan to an employee of the Company who is, or reasonably can be expected to become, a "covered employee" (within the meaning of Section 162(m) of the Code) shall in no event be forgiven, in whole or in part, prior to the day following the Closing Date, (ii) issue up to 350,000 shares of Company Common Stock pursuant to RSPAs substantially in the form heretofore provided to Acquiror to employees of the Company or any of its Subsidiaries; so long as, in each case, such forgiveness or issuance acts as incentive for the purpose of retaining and motivating such employee to continue in the employment of the Company following the Effective Time and is implemented in a manner consistent with such purpose.

    (c) If, following the Effective Time, the termination of the employee's employment with the Company or any of its Subsidiaries results in the acceleration of the vesting of an award under any RSPA or the forgiveness of a loan related to an RSPA pursuant to a Tax Liability Financing Agreement (other than as a result of termination of employment by reason of the employee's death or disability) (an "Acceleration Event") and as a result of such Acceleration Event, the employee either (i) becomes subject to an excise tax (the "Excise Tax") under Section 4999 of the Code that such employee would not have been subject to without the occurrence of such Acceleration Event or (ii) the amount of the Excise Tax imposed on such employee is greater than the amount of the Excise Tax that would have been imposed without the occurrence of such Acceleration Event (the "Incremental Excise Tax"), Acquiror shall pay or shall cause to be paid to the employee, at the time specified below, an additional amount (the "Additional Payment") sufficient to (a) in the case of clause (i) above, reimburse the employee for the Excise Tax and in the case of clause (ii) above, reimburse the employee for the Incremental Excise Tax and (b) in either case, reimburse the employee for any federal, state or local income tax or any additional excise tax under Section 4999 of the Code payable with respect to any Additional Payment made pursuant to this Section 7.14(c). The Additional Payment provided for in this Section 7.14(c) shall be made no later than the due date for the Excise Tax or Incremental Excise Tax (as the case may be) imposed. In the event of any dispute in the calculations made pursuant to this Section 7.14(c), an independent big six accounting firm shall be selected to resolve any such dispute and the decision of such accounting firm shall be final and binding on the Company and the employee. The fees and costs of such accounting firm shall be shared equally among the Company and the employee.

    7.15 REGISTRATION RIGHTS AGREEMENT. Acquiror shall execute and deliver to the other parties thereto the Registration Rights Agreement at or prior to the Closing.

    7.16 TAX TREATMENT. Each of Acquiror, Company Sub and the Company shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and to obtain the opinions of counsel referred to in Sections 8.2(c) and 8.3(c).

    7.17 SERIES D PREFERRED STOCK. Prior to the Effective Time, Acquiror shall file with the Secretary of State of the State of Delaware a Certificate of Designation in the form of Exhibit C hereto with respect to the shares of Series D Preferred Stock issuable pursuant to Section 3.1.

    7.18 COMPANY INDEBTEDNESS. The Company shall assist Acquiror, and shall take such actions as Acquiror may reasonably request at Acquiror's sole expense in order to facilitate the amendment, repayment, redemption, refinancing or other restructuring of outstanding Indebtedness of the Company on or after the Effective Time.

    7.19 AUTHORIZATION OF ISSUANCE OF MERGER CONSIDERATION. Acquiror shall obtain any authorizations and consents necessary, and shall take such further actions as may be required, for the issuance of the Media Stock and the Series D Preferred Stock to holders of Company Common Stock pursuant to the terms of this Agreement.

    7.20 ATTRIBUTION. Following the Effective Time, the board of directors of Acquiror shall attribute all of the assets and liabilities of the Company and its Subsidiaries or, in the case of the Subsidiary Merger, of Company Sub and its subsidiaries to the Media Group pursuant to Sections 2.5.1 and 2.6.15 of
Article V of the Restated Certificate of Incorporation of Acquiror.

    7.21 FURTHER ASSURANCES. Each of the parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and consummate and evidence the transactions contemplated hereby or, at and after the Closing Date, to evidence the consummation of the transactions contemplated by this Agreement. Upon the terms and subject to the conditions hereof, each of the parties hereto shall take or cause to be taken all actions and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

    7.22 INTERNAL REVENUE SERVICE RULING. Acquiror, the Company and The Providence Journal Company submitted to the IRS on June 12, 1996 a request for the Ruling. Acquiror and the Company shall provide each other and The Providence Journal Company with copies of all materials subsequently submitted to the IRS. Acquiror, the Company and The Providence Journal Company shall have the opportunity to participate in all meetings and conferences with IRS personnel, whether telephonically or in person. Each of Acquiror and the Company shall cooperate in seeking to obtain the Ruling, subject to Section 2.1.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

    8.1    CONDITIONS TO  EACH PARTY'S  OBLIGATION  TO EFFECT  THE MERGER.   The
respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

        (a) STOCKHOLDER APPROVALS; CONSIDERATION CHARTER AMENDMENT. The Company shall have obtained the Stockholder Approvals and a Certificate of Amendment containing the Consideration Charter Amendment shall have been executed, acknowledged and filed and shall have become effective in accordance with the DGCL.

        (b) HSR ACT. (i) The waiting periods (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated; (ii) neither the FTC nor DOJ shall have authorized the institution of enforcement proceedings (that have not been dismissed or otherwise disposed of) to delay, prohibit, or otherwise restrain the transactions contemplated by the Agreement; and (iii) no such proceeding will be pending as of the Closing Date.

        (c) NO INJUNCTIONS OR RESTRAINTS. No statute, rule, regulation, injunction, restraining order or decree of any court or Governmental Authority of competent jurisdiction shall be in effect that restrains or prevents the transactions contemplated hereby.

        (d) FORM S-4. The Form S-4 shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the issuance of the Media Stock and Series D Preferred Stock shall have been complied with.

        (e) NYSE LISTING. The shares of Media Stock issuable to the Company's stockholders pursuant to this Agreement shall have been approved for listing on the NYSE, subject only to official notice of issuance.

        (f) CONVERSION OF COMPANY PREFERRED STOCK; CERTAIN ELECTIONS. The holders of shares of Company Preferred Stock shall have converted such shares into shares of Class B Common Stock, effective no later than immediately prior to the Effective Time.

    8.2 CONDITIONS TO OBLIGATIONS OF ACQUIROR AND COMPANY SUB. The obligations of Acquiror and Company Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Acquiror:

        (a) REPRESENTATIONS AND WARRANTIES. There shall be no breach of any representation or warranty of the Company made hereunder that, individually or together with all other such breaches, results in a Material Adverse Effect with respect to the Company. Acquiror shall have received a certificate from the Company dated the Closing Date signed by an authorized officer of the Company certifying to the fulfillment of this condition.

        (b) AGREEMENTS. The Company shall have performed and complied in all material respects with all of its undertakings, covenants, conditions and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing. Acquiror shall have received a certificate from the Company dated the Closing Date signed by an authorized officer of the Company and certifying to the fulfillment of this condition.

        (c) TAX OPINION. Acquiror shall have received an opinion of Weil, Gotshal & Manges LLP, dated the Closing Date, to the effect that (i) the Merger should be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Acquiror, the Company and, in the case of the Subsidiary Merger, Company Sub should be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss should be recognized by the Company, Acquiror or, in the case of the Subsidiary Merger, Company Sub as a result of the Merger. In rendering such opinion, Weil, Gotshal & Manges LLP may receive and rely upon representations contained in certificates of the Company, Acquiror, certain stockholders of the Company and, in the case of the Subsidiary Merger, Company Sub.

        (d) LETTERS FROM AFFILIATES. Acquiror shall have received from each Person in the letter referred to in Section 7.13 an executed copy of an agreement substantially in the form of Exhibit D.

        (e) CONSENTS. All Company Consents (other than Franchise Consents) and Acquiror Consents shall have been obtained, except where the failure to obtain any such consent would not have a Material Adverse Effect with respect to the Company or Acquiror, as the case may be.

        (f)  TRANSACTION  DOCUMENTS.   Each of the  Transaction Documents  which
    were not executed on the date hereof shall have been duly authorized and executed by the parties thereto other than Acquiror.

        (g) DISSENTING SHARES. Acquiror shall have received evidence, in form and substance reasonably satisfactory to it, that the number of Dissenting Shares shall constitute no greater than 10% of the total number of shares of Company Common Stock (assuming conversion of the Company Preferred Stock) outstanding immediately prior to the Effective Time.

        (h)  [INTENTIONALLY OMITTED.]

        (I) LITIGATION. Except as described in Section 7.6(c), there shall not be pending or threatened by any Governmental Authority any suit, action or proceeding, (i) seeking to restrain or prohibit the Merger or seeking to obtain from Acquiror or the Company or any of their respective Subsidiaries in connection with the Merger any material damages, (ii) seeking to prohibit or limit the ownership or operation by Acquiror, the Company or any of their respective Subsidiaries of any material portion of the business or assets of Acquiror and its Subsidiaries taken as a whole or the Company and its

    Subsidiaries taken as a whole, or to compel Acquiror, the Company or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of Acquiror and its Subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole, in each case as a result of the Merger or any of the other transactions contemplated by this Agreement or the Transaction Documents, (iii) seeking to impose limitations on the ability of Acquiror to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Company, including the right to vote such shares on all matters properly presented to the stockholders of the Company or (iv) seeking to prohibit Acquiror from effectively controlling in any material respect any portion of the business or operations of the Company or any of its Subsidiaries taken as a whole, which, in each case, has a reasonable likelihood of success and if determined in a manner adverse to the Company or Acquiror, could reasonably be expected to result in a Material Adverse Effect with respect to Acquiror or the Company.

        (j) FRANCHISE AND LICENSE CONSENTS. The Company shall have obtained, in accordance with the terms of Section 7.5, (i) all Franchise Consents required pursuant to this Section 8.2(j) (the "Required Franchise Consents"); (ii) all License Consents for each FCC license set forth in
    Section 4.6 of the Company Disclosure Letter and (iii) to the extent required by the FCC or any Governmental Authority with jurisdiction, the Social Contract Consent; PROVIDED, HOWEVER, that each Franchise Consent and License Consent and the Social Contract Consent required to be obtained hereunder shall be a Final Order. The aggregate number of Subscribers covered by the Required Franchise Consents (i) as to which Franchise Consents are obtained in accordance with the terms of Section 7.5 and (ii) that do not require Franchise Consents, shall equal at least ninety percent (90%) of the total number of Subscribers covered by all Franchises and shall equal at least ninety-five percent (95%) of the total number of Subscribers covered by Franchises located within the thirty largest Metropolitan
    Statistical Areas (as ranked on the basis of the 1994 U.S. Census by Rand McNally) in which the Company or its Subsidiaries operates a Franchise, in each case as of March 31, 1996 based on the Company's month-end billing report as of such date, as adjusted to reflect any acquisitions or dispositions of Systems. The aggregate number of Required Franchise Consents
    (i) as to which Franchise Consents are obtained in accordance with the terms of Section 7.5 and (ii) that do not require Franchise Consents, shall equal at least eighty-five percent (85%) of the total number of Franchises as of the date hereof.

        (k) CORPORATE PROCEEDINGS AND DOCUMENTS. All corporate proceedings taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in all material respects to Acquiror and Acquiror's counsel, and Acquiror and Acquiror's Counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

    8.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the
Company:

        (a) REPRESENTATIONS AND WARRANTIES. There shall be no breach of any representation or warranty of Acquiror and Company Sub made hereunder that, individually or together with all other such breaches, results in a Material Adverse Effect with respect to Acquiror. The Company shall have received a certificate dated the Closing Date signed by an authorized officer of Acquiror certifying to the fulfillment of this condition.

        (b) AGREEMENTS. Acquiror and Company Sub shall have performed and complied in all material respects with all of their respective undertakings, covenants, conditions and agreements required by this Agreement to be performed or complied with prior to or at the Closing. The Company shall have received a certificate dated the Closing Date signed by an authorized officer of Acquiror certifying to the fulfillment of this condition.

        (c) TAX OPINION. The Company shall have received an opinion of Sullivan & Worcester LLP, dated the Closing Date, to the effect that (i) the Merger should be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of the Acquiror, the Company and, in the case of the Subsidiary Merger, Company Sub should be a party to the reorganization within the meaning of Section 368(b) of the Code; and
    (iii) no gain or loss will be recognized by a stockholder of the Company as a result of the Merger except (x) with respect to cash received by such stockholder in lieu of fractional shares or pursuant to the exercise of appraisal rights and (y) if a stockholder of the Company receives cash, gain, if any, realized by such stockholder will be recognized, but only to the extent of the cash received. In rendering such opinion, Sullivan & Worcester LLP, may receive and rely upon representations contained in certificates of Acquiror, the Company, certain stockholders of the Company and, in the case of the Subsidiary Merger, Company Sub.

        (d) CONSENTS. All Company Consents (other than Franchise Consents) and Acquiror Consents shall have been obtained, except where the failure to obtain any such consent would not have a Material Adverse Effect with respect to the Company or Acquiror, as the case may be.

        (e)  TRANSACTION  DOCUMENTS.   Each of the  Transaction Documents  shall
    have been duly authorized and executed by the parties thereto other than the Company.

        (f) PREFERRED STOCK LISTING. The shares of Series D Preferred Stock issuable to the Company's stockholders pursuant to this Agreement shall have been approved for listing on the NYSE or otherwise approved for listing or eligible for trading as provided in Section 7.12 hereof, subject only to official notice of issuance.

        (g) CORPORATE PROCEEDINGS AND DOCUMENTS. All corporate proceedings taken by Acquiror and Company Sub in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in all material respects to the Company and the Company's counsel, and the Company and the Company's counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

        (h) FRANCHISE AND LICENSE CONSENTS. The Company shall have obtained, in accordance with the terms of Section 7.5, (i) all Franchise Consents required pursuant to this Section 8.3(h) (the "Company Required Franchise Consents"); (ii) all License Consents for each FCC license set forth in
    Section 4.6 of the Company Disclosure Letter and (iii) to the extent required by the FCC or any Governmental Authority with jurisdiction, the Social Contract Consent; PROVIDED, HOWEVER, that each Franchise Consent and License Consent and the Social Contract Consent required to be obtained hereunder shall be a Final Order. The aggregate number of Subscribers covered by the Company Required Franchise Consents (i) as to which Franchise Consents are obtained in accordance with the terms of Section 7.5 and (ii) that do not require Franchise Consents, shall equal at least ninety percent (90%) of the total number of Subscribers covered by all Franchises and shall equal at least ninety-five percent (95%) of the total number of Subscribers covered by Franchises located within the thirty largest Metropolitan Statistical Areas (as ranked on the basis of the 1994 U.S. Census by Rand McNally) in which the Company or its Subsidiaries operates a Franchise, in each case as of March 31, 1996 based on the Company's month-end billing report as of such date, as adjusted to reflect any acquisitions or dispositions of Systems. The aggregate number of Company Required Franchise Consents (i) as to which Franchise Consents are obtained in accordance with the terms of Section 7.5 and (ii) that do not require Franchise Consents, shall equal at least eighty-five percent (85%) of the total number of Franchises as of the date hereof.

                                   ARTICLE IX

                           TERMINATION AND AMENDMENT

    9.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Stockholder Approvals:

        (a) by mutual written consent of the Company, on the one hand, and Acquiror, on the other hand, or by mutual action of their respective boards of directors;

        (b) by Acquiror, if any  of the conditions set  forth in Section 8.1  or
    8.2 shall have become incapable of fulfillment, and shall not have been waived by Acquiror, or if the Company shall breach in any material respect any of its representations, warranties or obligations hereunder and such breach shall not have been cured in all material respects or waived and the Company shall not have provided reasonable assurance that such breach will be cured in all material respects on or before the Closing Date, but only if such breach, singly or together with all other such breaches, would have a Material Adverse Effect with respect to the Company;

        (c) by the Company, if any of the conditions set forth in Section 8.1 or
    8.3 shall have become incapable of fulfillment, and shall not have been waived by the Company, or if Acquiror or Company Sub shall breach in any material respect any of its representations, warranties or obligations hereunder and such breach shall not have been cured in all material respects or waived and Acquiror shall not have provided reasonable assurance that such breach will be cured in all material respects on or before the Closing Date, but only if such breach, singly or together with all other such breaches, would have a Material Adverse Effect with respect to Acquiror;

        (d) by either the Company or Acquiror, if the Merger shall not have been consummated on or before August 31, 1997 (the "Termination Date"); PROVIDED, HOWEVER, that if all the conditions set forth in Article VIII (other than the conditions set forth in Sections 8.1(a), 8.1(b), 8.1(c), 8.2(e), 8.2(i) and 8.2(j)) have been satisfied at the Termination Date, either Acquiror or the Company may, by notice to the other prior to such date, extend the Termination Date to the latest date so extended by either party but in no event later than December 31, 1997;

        (e) by either the Company or Acquiror if the Stockholder Approvals shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at the Stockholders' Meetings (including any postponements or adjournments thereof); PROVIDED, HOWEVER, that if the Stockholder Approvals are not obtained at the Initial Stockholders' Meeting solely by reason of a failure to obtain approval of the Consideration Charter Amendment, then this Agreement shall not be terminable unless the Stockholder Approvals shall not have been obtained by reason of a failure to obtain the required vote upon a vote held at the Additional Stockholders' Meeting;

        (f) by Acquiror, if the Company shall have (i) withdrawn or modified, in a manner adverse to Acquiror, its approval or recommendation of this Agreement or any of the transactions contemplated hereby, (ii) failed to include such recommendation in the Proxy Statement, (iii) approved or recommended any Acquisition Proposal from a Third Party or (iv) resolved to do any of the foregoing; or

        (g) by the Company, prior to the adoption of this Agreement by the stockholders of the Company, if the Board of Directors shall approve, and the Company shall enter into, a definitive agreement providing for the implementation of an Acquisition Proposal; PROVIDED, HOWEVER, that (i) the Company is not then in breach of Section 7.10, (ii) prior to such termination, the Company has negotiated with Acquiror in good faith to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated hereby and
    (iii) the Board of Directors, has determined in good faith (on the basis of the terms of such Acquisition Proposal and the terms of this Agreement, after giving effect to any concessions offered by Acquiror pursuant to clause (ii) above), after receipt of written advice from the Company's outside legal counsel, that such termination is advisable for the Board of Directors to act in a manner consistent with its fiduciary duties to stockholders under Applicable Law and (iv) the Company shall provide to Acquiror prior written notice of such termination, which notice shall advise Acquiror of the matters described in clauses (ii) and (iii) above.

Notwithstanding the foregoing, a party shall not be permitted to terminate this Agreement pursuant to clause (b), (c) or (d) hereof if such party is in breach of any of its material representations, warranties, covenants or agreements contained in this Agreement.

    9.2 EFFECT OF TERMINATION. In the event of termination by the Company or Acquiror pursuant to Section 9.1, written notice thereof shall promptly be given to the other parties and, except as otherwise provided herein, the transactions contemplated by this Agreement shall be terminated, without further action by any party. Notwithstanding the foregoing, nothing in this Section 9.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of the Company, on the one hand, and Acquiror and Company Sub, on the other hand, to compel specific performance of the other party of its or their obligations under this Agreement.

    9.3 FEES AND EXPENSES. In order to induce Acquiror to, among other things, enter into this Agreement, the Company agrees that if this Agreement is terminated (A) by Acquiror pursuant to Section 9.1(f) hereof, (B) by the Company pursuant to Section 9.1(g) hereof, or (C) by the Company or Acquiror pursuant to
Section 9.1(e) hereof and the Board of Directors shall have materially modified or withdrawn its approval, determination or recommendation of this Agreement or any of the transactions contemplated hereby prior to the Initial Stockholders' Meeting or there shall have been an Acquisition Proposal and such proposal shall not have been withdrawn prior to the Initial Stockholders' Meeting and within one year thereafter the Company enters into a definitive agreement with respect to such Acquisition Proposal (including any definitive agreement relating to an Acquisition Proposal offered by the same proponent or its Affiliate as such Acquisition Proposal), then the Company shall promptly pay Acquiror a fee of $125 million, plus an amount equal to the actual reasonable fees and expenses paid or payable by or on behalf of Acquiror to its attorneys, accountants, environmental consultants, management consultants, and other consultants and advisors in connection with the negotiation, execution and delivery of this Agreement and the transactions contemplated hereby; PROVIDED, HOWEVER, that payment for fees and expenses shall in no event exceed $15 million. Any payment required by this Section 9.3 shall be made in same day funds to Acquiror by the Company no later than five Business Days following termination of this Agreement by Acquiror or the Company, as the case may be.

    9.4  [INTENTIONALLY OMITTED.]

    9.5 AMENDMENT. Subject to Applicable Law, this Agreement may be amended, modified or supplemented only by written agreement of Acquiror and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; PROVIDED, HOWEVER, that, after this Agreement is adopted by the Company's stockholders, no such amendment or modification shall (i) alter or change the amount or kind of consideration to be delivered to the stockholders of the Company or (ii) alter or change any of the terms and conditions of this Agreement, if such alteration or change would adversely affect the holders of any class of capital stock of the Company.

    9.6 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto;
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights nor in any way effect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every provision of this Agreement. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

                                   ARTICLE X
                               GENERAL PROVISIONS

    10.1 FRUSTRATION OF THE CLOSING CONDITIONS. None of the Company, Acquiror or Company Sub may rely on the failure of any condition precedent set forth in
Article VIII to be satisfied if such failure was caused by such party's (or parties') failure to act in good faith or to use its reasonable best efforts to consummate the transactions contemplated by this Agreement in accordance with
Section 7.4.

    10.2 EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article IX, except that the agreements set forth in Articles I, II and III and Sections 7.11, 7.14 and 7.20 shall survive the Effective Time and those set forth in Sections 9.2, 9.3, 9.4 and Article X hereof shall survive termination.

    10.3   EXPENSES.  Except as otherwise provided herein, including in Sections
7.5 and 9.3, each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants and other experts and shall pay all other costs and expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby; PROVIDED, HOWEVER, that the Company shall pay, with funds of the Company and not with funds provided by Acquiror, any and all property or transfer Taxes imposed on the Company or any Gains Taxes.

    10.4 APPLICABLE LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without reference to choice of law principles, including all matters of construction, validity and performance.

    10.5 NOTICES. Notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given if signed by the respective Persons giving them (in the case of any corporation the signature shall be by an officer thereof) and delivered by hand, deposited in the United States mail (registered or certified, return receipt requested), properly addressed and postage prepaid, or delivered by telecopy:

                             If to the Company, to:

                             Continental Cablevision, Inc.
                             The Pilot House
                             Lewis Wharf
                             Boston, Massachusetts 02110
                             Telephone:  (617) 742-9500
                             Telecopy:  (617) 742-0530
                             Attention:  Amos B. Hostetter, Jr.

                             with a copy to:

                             Chadbourne & Parke LLP
                             30 Rockefeller Plaza
                             New York, New York 10112
                             Telephone:  (212) 408-5100
                             Telecopy:  (212) 541-5369
                             Attention:  Dennis J. Friedman, Esq.

                             and:

                             Sullivan & Worcester LLP
                             One Post Office Square
                             Boston, Massachusetts 02109
                             Telephone:  (617) 338-2800
                             Telecopy:  (617) 338-2880
                             Attention:  Patrick K. Miehe, Esq.

                             If to Acquiror or Company Sub, to:

                             U S WEST, Inc.
                             7800 East Orchard Road
                             Englewood, Colorado 80111
                             Telephone:  (303) 793-6310
                             Telecopy:  (303) 793-6707
                             Attention:  General Counsel

                             with a copy to:

                             Weil, Gotshal & Manges LLP
                             767 Fifth Avenue
                             New York, New York 10153
                             Telephone:  (212) 310-8000
                             Telecopy:  (212) 310-8007
                             Attention:  Dennis J. Block, Esq.

Such names and addresses may be changed by notice given in accordance with  this
Section 10.5.

    10.6 ENTIRE AGREEMENT. This Agreement and the Transaction Documents (including the Exhibits attached hereto, all of which are a part hereof) contain the entire understanding of the parties hereto and thereto with respect to the subject matter contained herein and therein, supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto or to any of the Transaction Documents with respect to the transactions contemplated by this Agreement and the Transaction Documents other than those set forth herein or therein or made hereunder or thereunder.
Notwithstanding the foregoing, the Confidentiality Agreements shall remain in full force and effect and shall survive any termination of this Agreement.

    10.7 HEADINGS; REFERENCES. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles", "Sections" or "Exhibits" shall be deemed to be references to Articles or Sections hereof or Exhibits hereto unless otherwise indicated.

    10.8    COUNTERPARTS.    This  Agreement may  be  executed  in  one  or more
counterparts and each counterpart shall be deemed to be an original, but all of which shall constitute one and the same original.

    10.9 PARTIES IN INTEREST; ASSIGNMENT. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Company Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned subsidiary of Acquiror, but no such assignment shall relieve Company Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon the Company, Acquiror and Company Sub and shall inure to the sole benefit of the Company, Acquiror and Company Sub and their respective successors and permitted assigns. Except as set forth in Section 7.11 and Section 7.14(c), nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement.

    10.10 SEVERABILITY; ENFORCEMENT. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

    10.11 SPECIFIC PERFORMANCE. The parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by Applicable Law, each party waives any objection to the imposition of such relief.

    10.12 JURISDICTION. Each party to this Agreement hereby irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement, the Transaction Documents or any other agreements or transactions contemplated hereby shall be brought in the Chancery Court of the State of Delaware and each party hereto agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement, any Transaction Document, any other agreement or transaction or the subject matter hereof or thereof may not be enforced in or by such court. Each party hereto further and irrevocably submits to the jurisdiction of such court in any action, suit or proceeding.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                          U S WEST, INC.

                                          By:        /s/ CHARLES M. LILLIS

                                          --------------------------------------
                                             Name: Charles M. Lillis
                                             Title: Executive Vice President;
                                                    President and Chief Exective
                                                    Officer of the U S WEST
                                                    Media Group

                                          CONTINENTAL MERGER CORPORATION

                                          By:        /s/ CHARLES M. LILLIS

                                          --------------------------------------
                                             Name: Charles M. Lillis
                                             Title: President

                                          CONTINENTAL CABLEVISION, INC.

                                          By:     /s/ AMOS B. HOSTETTER, JR.

                                          --------------------------------------
                                             Name: Amos B. Hostetter, Jr.
                                             Title: Chairman of the Board and
                                          Chief
                                                 Executive Officer

                                                                       EXHIBIT A

                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         CONTINENTAL CABLEVISION, INC.

    Continental Cablevision, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

    FIRST: That the Board of Directors of the Corporation, at meetings duly called and held, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, duly adopted resolutions setting forth proposed amendments to the Restated Certificate of Incorporation of the Corporation. The resolutions setting forth the proposed amendments are as follows:

    RESOLVED: That Section H  of Article  FOURTH of  the Corporation's  Restated
              Certificate of Incorporation be amended to read as follows:

           H. OTHER RIGHTS. Except as otherwise required by the Delaware General Corporation Law or as otherwise provided in this Restated
       Certificate of Incorporation, and except as provided in the Agreement and Plan of Merger, dated as of February 27, 1996, as amended and restated as of June 27, 1996, as the same may be further amended from time to time (the "Merger Agreement"), among U S WEST, Inc., a Delaware corporation, Continental Merger Corporation, a Delaware corporation, and the Corporation, each share of Class A Common Stock and each share of Class B Common Stock shall have identical powers, preferences, rights and privileges.

    RESOLVED: That  Article FOURTH of the  Corporation's Restated Certificate of
              Incorporation be amended by adding a new Section J immediately following Section I to read as follows:

           J.  CERTAIN MATTERS RELATING TO THE MERGER
           AGREEMENT. Notwithstanding anything in this Article FOURTH to the contrary, so long as the Merger Agreement shall remain in effect, (i) any person holding shares of Class B Common Stock may transfer, and the Corporation shall register the transfer of, any share of Class B Common Stock to any transferee of such holder (including, without limitation, any Permitted Transferee of such holder), and such transfer shall not result in the conversion of such shares into shares of Class A Common Stock, and (ii) only a person who was a Deemed Record Holder of Record Date Shares (as such terms are defined below) on September 20, 1996 or who is a Permitted Transferee of such Deemed Record Holder to which such Deemed Record Holder has transferred any of such shares on or after September 20, 1996 shall be entitled to convert such Record Date Shares into shares of Class A Common Stock pursuant to Section F of Article FOURTH and any such conversion shall only be permissible if the aggregate number of such Record Date Shares so converted by such Deemed Record Holder and any such Permitted Transferees of such Deemed Record Holder (together with any other Record Date Shares converted pursuant to this clause (ii)) does not exceed, at the time any such conversion is requested by such Deemed Record Holder or any such Permitted Transferee,
          %1 of the aggregate number of Record Date Shares registered in the name of such Deemed Record Holder as of September 20, 1996; PROVIDED, HOWEVER, that, notwithstanding the foregoing clause (ii), any

  1 This percentage will be determined as of the close of business on the date of the Special Meeting (the "Charter Amendment Adoption Date"), by dividing
(i)(x) the aggregate number of shares of Class B Common Stock that would be outstanding as of the Charter Amendment Adoption Date (other than shares of Common Stock issued to employees of the Corporation that are subject to vesting pursuant to restricted stock purchase agreements with the Corporation) if all outstanding shares of Series A Participating Convertible Preferred Stock had been converted into Class B Common Stock as of such date (the "Outstanding Class B Shares") less (y) the maximum amount of cash consideration then payable by U S WEST in the Merger divided by $30, by (ii) the Outstanding Class B Shares.

                                     I-A-1
       fully paid Record Date Share may be converted into a share of Class A Common Stock in connection with the enforcement by a secured party of its rights in and to such Record Date Share pursuant to a BONA FIDE pledge of such share to secure obligations. For purposes of the foregoing, (a) the term "Deemed Record Holder" means any record holder of shares of Class B Common Stock or Series A Participating Convertible Preferred Stock as of the close of business on September 20, 1996 and (b) the term "Record Date Shares" means (i), with respect to any Deemed Record Holder, the aggregate number of shares of Class B Common Stock registered in the name of such Deemed Record Holder as of the close of business on September 20, 1996 and (ii), in the case of any holder of Series A Participating Convertible Preferred Stock as of the close of business on September 20, 1996, the aggregate number of shares of Class B Common Stock that would have been registered in the name of such holder had such holder converted prior to September 20, 1996 all of the shares of Series A Participating Convertible Preferred Stock registered in the name of such holder into shares of Class B Common Stock.

    RESOLVED: That the  foregoing  amendments  to the  Restated  Certificate  of
              Incorporation of the Corporation are recommended to the stockholders for approval as being in the best interests of the
              Corporation and that said amendments be presented to the stockholders for their adoption and that a special meeting of the stockholders duly be called for that purpose.

    SECOND: The stockholders of the Corporation (including (i) the holders of the Class A Common Stock, the Class B Common Stock, and the Series A Participating Convertible Preferred Stock voting together as a single class,
(ii) the holders of the Class A Common Stock voting together as a separate class (but only with regard to the proposed amendment to Section H of Article FOURTH of the Corporation's Restated Certificate of Incorporation) and (iii) the holders of the Class B Common Stock and the Series A Participating Convertible Preferred Stock voting together as a separate class) approved said proposed amendments at a special meeting of stockholders for which written notice was given pursuant to Section 222 of the General Corporation Law of the State of Delaware.

    THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed
by William  T.  Schleyer,  its  duly  authorized  officer, this          day  of
            , 1996.

                                          CONTINENTAL CABLEVISION, INC.
                                          By: __________________________________
                                             Name: William T. Schleyer
                                             Title: President

                                     I-A-2

                                                                        ANNEX II

                      [LAZARD FRERES & CO. LLC LETTERHEAD]

                                                                 October 1, 1996

Members of the Board of Directors
Continental Cablevision, Inc.
The Pilot House, Lewis Wharf
Boston, Massachusetts 02110

Members of the Board:

    We understand that Continental Cablevision, Inc. (the "Company") and U S WEST, Inc. ("Acquiror") propose to enter into an amendment dated as of the date hereof (the "Amendment") to the Agreement and Plan of Merger, dated as of February 27, 1996 (as amended and restated as of June 27, 1996 and as amended by the Amendment, the "Merger Agreement"), pursuant to which the Company will be merged with and into Acquiror (the "Merger"). We understand that in the Merger,
(i) each share of Class A Common Stock of the Company shall be converted into the right to receive a fraction of a share of U S WEST, Inc. Media Group Common Stock plus a fraction of a share of U S WEST, Inc. Series D Convertible Preferred Stock and (ii) each share of Class B Common Stock of the Company shall be converted into (A) the right to receive a fraction of a share of U S WEST, Inc. Media Group Common Stock plus a fraction of a share of U S WEST, Inc. Series D Convertible Preferred Stock, subject to proration, (B) the right to receive an amount in cash, subject to proration, or (C) the right to receive a combination of a fraction of a share of U S WEST, Inc. Media Group Common Stock, a fraction of a share of U S WEST, Inc. Series D Preferred Stock, and an amount of cash, all as further provided in and subject to the Merger Agreement.

    You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of the Company of the consideration to be received by such stockholders pursuant to the Merger.

    In connection with this opinion, we have:

        (i) Reviewed the financial terms of the Merger Agreement;

        (ii) Analyzed certain historical business and financial information relating to the Company and Acquiror;

       (iii) Reviewed various financial forecasts and other data provided to us by the Company and Acquiror relating to their businesses;

        (iv) Held discussions with members of senior management of the Company and Acquiror with respect to the past and current operations and financial condition of the Company and Acquiror and the business, prospects and strategic objectives of the Company and Acquiror;

        (v) Reviewed public information with respect to certain other companies in lines of business we believe to be generally comparable, in whole or in part, to the business of the Company and Acquiror;

        (vi) Reviewed the financial terms of certain business combinations involving companies in lines of businesses which we believe to be generally comparable to those of the Company, and in other industries generally;

       (vii) Reviewed historical stock prices and trading volumes of stock of U S WEST, Inc. (including U S WEST, Inc. Media Group stock); and

      (viii)   Conducted   such   other   financial   studies,   analyses,   and
    investigations as we deemed appropriate.

    In rendering our opinion, we have assumed and relied upon the accuracy and the completeness of the financial and other information provided to us by the Company and Acquiror and have not assumed responsibility for any independent verification of such information or any independent valuation or appraisal of the assets or liabilities of the Company or Acquiror. With respect to financial forecasts, we have assumed that such forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of the Company or Acquiror. We assume no responsibility for, and express no view as to, such forecasts or the assumptions on which they are based.

    In rendering our opinion, we have also assumed that the Merger will be consummated on the terms contained in the Merger Agreement, without any waiver of any material terms or conditions by the Company, and that obtaining the necessary regulatory and governmental approvals for the Merger will not impose any material adverse impact on the contemplated benefits of the Merger. We have not reviewed any proxy or information statements or similar documents that may be prepared for use in connection with the Merger.

    Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the other information made available to us as of, the date hereof. We express no opinion as to what the value of U S WEST, Inc. stock (including U S WEST, Inc. Media Group stock to be issued in the Merger) actually will be upon consummation of the Merger.

    Our opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any stockholder of the Company as to whether or not such stockholder should vote with respect to the Merger. It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent, except as may otherwise be required by law or by a court of competent jurisdiction.

    We understand the Board of Directors of the Company has received, or is concurrently receiving, a written opinion from Allen & Company Incorporated, dated as of even date herewith, to the effect that, as of the date hereof, the consideration to be received by holders of the Company's Class A Common Stock pursuant to the Merger is fair from a financial point of view.

    We have acted as financial advisor to the Company in connection with the Merger. We will receive fees for such services, which were earned partially upon announcement of the Merger and will be earned partially upon consummation of the Merger. Our firm has in the past provided investment banking and financial advisory services to the Company and has received customary investment banking and financial advisory fees for rendering such services.

    As you are aware, Lazard Freres & Co. LLC, certain of its managing directors, and its affiliate, Corporate Partners, L.P., and certain related entities, have direct or indirect interests in stock of the Company, including ownership of all of the Company's outstanding Series A Preferred Stock, and principals of Corporate Partners, L.P. (who are also managing director of Lazard Freres & Co. LLC) are members of the Company's Board of Directors. We understand that as set forth in the Merger Agreement a condition to the Merger is that all outstanding shares of the Company's Series A Preferred Stock be converted into Class B Common Stock of the Company immediately prior to the effective time of the Merger.

    Based on and subject to the foregoing, we are of the opinion that the consideration to be received by the stockholders of the Company pursuant to the Merger is fair to the stockholders of the Company from a financial point of view.

                                          Very truly yours,

                                          LAZARD FRERES & CO. LLC

                                          By /s/ PETER R. EZERSKY

                                          --------------------------------------
                                             Peter R. Ezersky
                                             Managing Director

                                                                       ANNEX III

                   [ALLEN & COMPANY INCORPORATED LETTERHEAD]

                                                                 October 1, 1996

Members of the Board of Directors
Continental Cablevision, Inc.
The Pilot House
Lewis Wharf
Boston, Massachusetts 02110

Ladies and Gentlemen:

    You have requested our opinion, as of this date, as to the fairness, from a financial point of view, to the holders of the outstanding shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), of Continental Cablevision, Inc., a Delaware corporation (the "Company"), of the consideration to be received by such holders in connection with the Proposed Transaction hereinafter referred to.

    Pursuant to the Agreement and Plan of Merger, dated as of February 27, 1996, as amended and restated as of June 27, 1996, and as presently proposed to be amended (the "Merger Agreement") by and between the Company and U S WEST, Inc., a Delaware corporation, (the "Acquiror") and Continental Merger Corporation, a Delaware corporation, the Company will enter into a business combination transaction pursuant to which the Company and the Continental Merger Corporation or one of Acquiror's other affiliates will merge (the "Proposed Transaction"). Unless otherwise specifically defined herein, all capitalized terms used herein shall have the meanings ascribed to such terms in the Merger Agreement.

    Pursuant to the terms, and subject to the conditions contained in, the Merger Agreement, among other things, each share of the Company's Class A Common Stock issued and outstanding on the date hereof and as of the Effective Time will be converted into the right to receive $30 per share, subject to adjustment in certain circumstances (valued at approximately $25.76, based on the closing price of U S WEST Media Group Common Stock on September 30, 1996), comprised of
(i) Acquiror's Series D Convertible Preferred Stock, par value $1.00 per share, with a liquidation value of $50 per share and having the rights, preferences and terms set forth in the Certificate of Designations appended to the Merger Agreement and (ii) Acquiror's U S WEST Media Group Common Stock, par value $.01 per share. We understand that the terms of the Proposed Transaction, including the intended qualification for treatment as a reorganization pursuant to Section 368(a) of the Internal Revenue Code, have been structured, in part, to optimize the tax treatment of the Proposed Transaction for the Company's Class A stockholders and to minimize the tax consequences of the Proposed Transaction to the Company and the Acquiror.

    We understand that all approvals required for the consummation of the Proposed Transaction have been or, prior to consummation of the Proposed
Transaction, will be obtained. As you know Allen & Company Incorporated ("Allen") will receive a fee for preparing and rendering this opinion pursuant to the Engagement Letter Agreement dated February 16, 1996 by and between the Company and Allen.

    In arriving at our opinion, we have among other things:

        (i) reviewed the terms and conditions of the Merger Agreement (including the proposed draft amendment thereto, which prior to the delivery of this opinion has not been executed by the parties);

        (ii) analyzed publicly available historical business and financial information relating to the Company and the Acquiror, as presented in documents filed with the Securities and Exchange Commission;

                                     III-1

       (iii) reviewed certain financial forecasts, budgets and other data provided to us by the Company and the Acquiror relating to their respective businesses for their 1995 and 1996 fiscal years;

        (iv) conducted discussions with certain members of the senior management of the Company and the Acquiror with respect to the financial condition, business, operations, strategic objectives and prospects of the Company and the Acquiror, respectively;

        (v) reviewed and analyzed public information, including certain stock market data and financial information relating to selected public companies which we deemed generally comparable to the Company and the Acquiror;

        (vi) reviewed the trading history of the Acquiror's Common Stock, including its performance in comparison to market indices and to selected companies in comparable businesses;

       (vii) reviewed public financial and transaction information relating to merger and acquisition transactions we deemed to be comparable to the Proposed Transaction; and

      (viii) conducted such other financial analyses and investigations as we deemed necessary or appropriate for the purposes of the opinion expressed herein.

    In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information respecting the Company and the Acquiror and any other information provided to us, and we have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets of the Company. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available information and the good faith estimates and judgments of the management of the Company and the Acquiror as to the future financial performance of the Company and the Acquiror, respectively.

    In addition to our review and analysis of the specific information set forth above, our opinion herein reflects and gives effect to our assessment of general economic, monetary and market conditions existing as of the date hereof as they may affect the business and prospects of the Company.

    We understand that the Company has retained Lazard Freres & Co. LLC ("Lazard") as its financial advisor in connection with the Proposed Transaction, Lazard is rendering its opinion as to the fairness, from a financial point of view, of the terms of the Proposed Transaction, and as such, the scope of Allen's engagement has been limited to the preparation and rendering of the opinion contained herein. In connection with the preparation of this opinion, we have not been authorized by the Company or its Board of Directors to solicit, nor have we solicited, third party indications of interest for the acquisition of all or any part of the Company. Furthermore, the opinion rendered herein does not constitute a recommendation that any stockholder of the Company vote to approve the Merger.

    Based on and subject to the foregoing, we are of the opinion that, as of this date, the consideration to be received by the holders of the Company's Class A Common Stock in the Proposed Transaction pursuant to the Merger Agreement is fair to such holders from a financial point of view.

                                          Very truly yours,

                                          ALLEN & COMPANY INCORPORATED

                                          By: /s/ NANCY B. PERETSMAN

                                          --------------------------------------
                                             Nancy B. Peretsman
                                             Managing Director

                                     III-2

                                                                        ANNEX IV

                        DELAWARE GENERAL CORPORATION LAW

    262 APPRAISAL RIGHTS. - (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

    a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

    b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

    c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

    d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to Section 228 or 253 or this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive such notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be the close of business on the next day preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection
(d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX V

                           DESCRIPTION OF CONTINENTAL

BUSINESS.............................................................................        V-2
  General............................................................................        V-2
  Business Strategy..................................................................        V-3
  U.S. Cable Television Business.....................................................        V-3
  U.S. Operating Strategy............................................................        V-4
  U.S. Systems.......................................................................        V-9
  U.S. Acquisitions and Investments..................................................       V-14
  International Operations...........................................................       V-15
  Telecommunications and Technology..................................................       V-17
  Programming and Other Investments..................................................       V-18
  Competition........................................................................       V-20
  Properties.........................................................................       V-22
  Employees..........................................................................       V-23
  Legal Proceedings..................................................................       V-23
SELECTED CONSOLIDATED FINANCIAL INFORMATION..........................................       V-24
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS..........................................................................       V-26
  General............................................................................       V-26
  Results of Operations..............................................................       V-27
  Liquidity and Capital Resources....................................................       V-30
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION.....................       V-36
LEGISLATION AND REGULATION...........................................................       V-41
  Cable Communications Policy Act of 1984............................................       V-41
  Cable Television Consumer Protection and Competition Act of 1992...................       V-41
  Telecommunications Act of 1996.....................................................       V-42
  Federal Regulation.................................................................       V-42
  Copyright Regulation...............................................................       V-48
  State and Local Regulations........................................................       V-48
  Regulation of Telecommunications Activities........................................       V-49
MANAGEMENT...........................................................................       V-50
  Directors and Executive Officers...................................................       V-50
  Executive Compensation.............................................................       V-52
  Compensation of Directors..........................................................       V-56
  Executive Compensation Policies....................................................       V-56
CERTAIN TRANSACTIONS.................................................................       V-57
CREDIT ARRANGEMENTS OF THE COMPANY...................................................       V-57
  1994 Credit Facility...............................................................       V-58
  1995 Credit Facility...............................................................       V-58
  1996 Credit Facility...............................................................       V-59
  Indentures for Outstanding Senior and Subordinated Debt Securities.................       V-60
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS...........................................        F-1

                                    BUSINESS

    CONTINENTAL CABLEVISION, INC. IS REFERRED TO HEREIN AS THE "COMPANY" OR "CONTINENTAL," WHICH TERMS INCLUDE ITS CONSOLIDATED SUBSIDIARIES UNLESS THE CONTEXT INDICATES OTHERWISE. THE SUBSCRIBER-RELATED INFORMATION FOR 1995 IN THIS ANNEX V TO THE PROXY STATEMENT, EXCEPT AS OTHERWISE PROVIDED, GIVES EFFECT TO
(I) THE ACQUISITION ON OCTOBER 5, 1995 BY CONTINENTAL OF THE CABLE TELEVISION BUSINESS AND ASSETS OF PROVIDENCE JOURNAL COMPANY ("PROVIDENCE JOURNAL"), SERVING APPROXIMATELY 779,000 BASIC SUBSCRIBERS, THROUGH THE MERGER OF PROVIDENCE JOURNAL WITH AND INTO CONTINENTAL AND RELATED TRANSACTIONS (THE "PROVIDENCE JOURNAL MERGER"); (II) THE RECENT ACQUISITIONS OF SYSTEMS SERVING APPROXIMATELY 88,000 BASIC SUBSCRIBERS IN CHICAGO, ILLINOIS ("CABLEVISION OF CHICAGO"), 74,000 BASIC SUBSCRIBERS IN MICHIGAN ("COLUMBIA CABLE OF MICHIGAN") AND 12,000 BASIC SUBSCRIBERS IN NORTHERN CALIFORNIA ("CONSOLIDATED CABLEVISION OF CALIFORNIA"); (III) THE RECENT ACQUISITION BY CONTINENTAL OF THE REMAINING 66.2% INTEREST IN N-COM LIMITED PARTNERSHIP II ("N-COM"), SERVING APPROXIMATELY 56,000 BASIC SUBSCRIBERS IN MICHIGAN (THE "N-COM BUYOUT" AND, COLLECTIVELY WITH THE ACQUISITIONS REFERRED TO IN THE FOREGOING CLAUSE (II), THE "RECENT ACQUISITIONS"); AND (IV) THE PENDING ACQUISITION BY CONTINENTAL OF THE REMAINING 62.1% INTEREST IN MEREDITH/NEW HERITAGE STRATEGIC PARTNERS L.P. ("M/NH"), WHICH OWNS SYSTEMS SERVING APPROXIMATELY 127,000 BASIC SUBSCRIBERS IN THE
MINNEAPOLIS/ST. PAUL, MINNESOTA AREA (THE "PENDING M/NH BUYOUT," AND, COLLECTIVELY WITH THE PROVIDENCE JOURNAL MERGER AND THE RECENT ACQUISITIONS, THE "ACQUISITIONS"). THE SHARE INFORMATION IN THIS PROXY STATEMENT, EXCEPT AS OTHERWISE PROVIDED, GIVES EFFECT TO A STOCK DIVIDEND, EFFECTIVE SEPTEMBER 29, 1995, OF 24 SHARES OF THE RESPECTIVE CLASS OF COMMON STOCK, $.01 PAR VALUE PER SHARE, OF THE COMPANY (THE "COMMON STOCK") ON EACH SHARE OF CLASS A COMMON STOCK OF THE COMPANY (THE "CLASS A COMMON STOCK") AND CLASS B COMMON STOCK OF THE COMPANY (THE "CLASS B COMMON STOCK") OUTSTANDING ON THE RECORD DATE FOR SUCH STOCK DIVIDEND.

GENERAL

    Continental is a leading provider of broadband communications services. As of June 30, 1996, Continental's systems and those of its U.S. affiliates passed approximately 7.4 million homes and provided service to approximately 4.3 million basic cable subscribers, making the Company the third-largest cable television system operator in the United States. In addition, Continental has pursued investments in sectors that are complementary to its core business, including (i) international broadband communications; (ii) telecommunications and technology industries, including competitive-access telephony and direct broadcast satellite ("DBS") service; and (iii) programming services. Continental's business strategy is to capitalize on its clustered systems, technologically advanced broadband networks, management expertise and reputation for quality to compete effectively in new and existing businesses and markets.

    CABLE TELEVISION SYSTEMS. The Company's five management regions operate systems that are organized into 22 operating clusters in 20 states. As of June 30, 1996, approximately 57.8% of Continental's total basic subscribers were located in the Company's seven largest operating clusters. Continental believes that its operating scale in key markets generates significant benefits, including operating efficiencies, and enhances its ability to develop and deploy new technologies and services.

    Continental's systems have channel capacity and addressability that are among the highest in the cable industry. The Company's systems are located principally in suburban communities adjacent to major metropolitan markets and in mid-sized cities that generally have attractive demographics and are geographically diverse. These systems serve communities with a median household income of approximately $42,300 versus the national median of approximately $37,900. Continental believes that its technologically advanced broadband networks and the demographic profile of its subscriber base, coupled with its effective marketing, have been essential to its ability to sustain pay-to-basic penetration rates and total monthly revenue per average basic subscriber that are among the highest in the cable television industry. Continental believes that the geographic diversity of its system clusters reduces its exposure to economic, competitive or regulatory factors in any particular region.

    INTERNATIONAL. Continental participates in several broadband communications ventures outside the United States. The Company owns an approximate 50% interest in Fintelco S.A. ("Fintelco"), one of the largest cable television system operators in Latin America, which currently serves approximately 632,000 subscribers in Argentina. Continental has also formed a joint venture in
Australia ("Optus Vision"), in which it holds a 46.5% equity interest. Optus Vision is constructing a broadband communications network to provide local telephony, cable television and a variety of advanced interactive services to business and residential customers in Australia's major markets. Continental has a 25% equity interest in Singapore Cablevision Pte Ltd ("SCV"), a joint venture that began providing cable television services in Singapore in June 1995. Upon completion of its broadband network, SCV will offer cable television and a variety of advanced interactive services to substantially all households in Singapore.

    TELECOMMUNICATIONS AND TECHNOLOGY. The Company has a number of investments in the telecommunications and technology industries, including: (i) a minority ownership interest in Teleport Communications Group Inc. ("TCG"), a leading provider of local telecommunications services to high-volume business customers in major metropolitan areas nationwide; (ii) controlling interests in two companies that provide local telecommunications services to business customers in Richmond, Virginia and Jacksonville, Florida; and (iii) an approximate 10% ownership interest in PrimeStar Partners, L.P. ("PrimeStar"), which provides more than 90 channels of medium-powered DBS service to over 1.2 million customers nationwide.

    PROGRAMMING. The Company has selectively made investments in programming services. The Company's programming investments include interests in Turner Broadcasting System, Inc. ("Turner"), E! Entertainment Television, Inc. ("E!"), New England Cable News, Home Shopping Network, Inc. ("HSN"), Viewer's Choice, Digital Cable Radio Associates ("Music Choice"), The Golf Channel, the TV Food Network, the Outdoor Life Network and Speedvision.

BUSINESS STRATEGY

    Continental's business strategy has been to capitalize on its clustered systems, technologically advanced broadband networks, management expertise and reputation for quality to compete effectively in new and existing businesses and markets.

    U.S. OPERATIONS. The Company's strategy in the United States has been to acquire and retain customers that will subscribe to a broad range of enhanced video, high-speed data, telephony and other telecommunications services. Execution of this strategy involves the following key operating principles: (i) expansion of its nationwide operating scale (as measured by homes passed); (ii) further development of large regional system clusters in demographically attractive markets; (iii) development of technologically advanced broadband networks capable of providing enhanced video, high-speed data, telephony and other telecommunications services; (iv) dedication to decentralized and locally responsive management; (v) increased focus on marketing; (vi) commitment to superior customer service and community relations; and (vii) continued leadership in regulatory and other industry matters.

    INTERNATIONAL OPERATIONS. Continental has made investments in international broadband communications networks, principally in Latin America and the Pacific Rim. These investments represent opportunities for Continental to capitalize on its managerial, technical and marketing expertise in international markets.

U.S. CABLE TELEVISION BUSINESS

    Cable television is a service that delivers a wide variety of channels of television programming, consisting primarily of video entertainment, sports and news, as well as informational services, locally originated programming and digital audio programming, to the homes of subscribers who pay a monthly fee for the service. Television and radio signals are received by off-air antennas, microwave relay systems, satellite earth stations and fiber-optic cables and then distributed to subscribers' homes over networks of coaxial and fiber-optic cables.

    Continental's systems offer subscribers various levels (or "tiers") of cable services consisting of broadcast television signals available off-air in any locality, television signals from so-called "superstations" originating in distant cities (such as WTBS, WGN and WWOR), various satellite-delivered, non-broadcast channels (such as Entertainment and Sports Programming Network ("ESPN"), Cable News Network ("CNN"), the USA Network ("USA"), and Music Television ("MTV")), displays of information featuring news, weather and stock market reports and programming originated locally by the systems (such as public, educational and governmental access channels). Continental's systems also provide premium services to basic subscribers for an extra monthly charge. These premium services include Home Box Office ("HBO"),

Cinemax, Showtime, The Movie Channel, Encore, The Disney Channel and certain regional sports networks, which are satellite-delivered channels that consist principally of feature films, live sporting events and other special-entertainment features, usually presented without commercial interruption. Certain of Continental's systems also carry "multiplexed" premium services, which are available from certain premium-service providers such as HBO. Multiplexing allows a premium-service provider to offer its programming on two or more channels simultaneously, but scheduled differently, so as to provide the subscriber with an expanded choice of programs at any given time.

    Although services vary from system to system because of differences in channel capacity and viewer interest, most of Continental's systems offer a basic service tier ("BBT") as the lowest-priced tier (consisting generally of broadcast television signals available locally off-air, local origination and public, educational and governmental access channels), one or more cable programming services ("CPS") tiers (which include satellite-delivered cable programming services) and several premium and pay-per-view channels. Subscribers may choose various combinations of such services. Certain Continental systems offer satellite-delivered, non-broadcast services as a New Product Tier ("NPT"), which the Federal Communications Commission ("FCC") has indicated it will forebear from regulating. See "Legislation and Regulation" for a description of recent legislation and regulation, which limits Continental's ability to price and tier certain programming services. Continental may offer such NPTs to subscribers in additional systems as it expands channel capacity in such systems. As a result of the Social Contract between the FCC and Continental, which was adopted by the FCC on August 3, 1995 (the "Social Contract"), Continental is permitted on each existing system (excluding the systems acquired in the Acquisitions) to move up to four existing services on CPS tier(s) to a single tier called a Migrated Product Tier, provided such tier is offered without requiring customers to purchase any tier other than the BBT. The rates of the Migrated Product Tier will be regulated under the Social Contract until January 1997 at which point the Migrated Product Tier may be converted into NPTs. Under the recently approved amendment to the Social Contract (the "Social Contract Amendment"), former Providence Journal systems and systems acquired in the Recent Acquisitions are also permitted to implement Migrated Product Tiers. See "-- U.S. Operating Strategy -- U.S. Regulatory Strategy; Social Contract."

    A customer generally pays an initial installation charge and fixed monthly fees for the BBT, CPS tier, NPT, Migrated Product Tier and premium programming services. Such monthly service fees constitute Continental's primary source of revenues. In addition to these monthly revenues, Continental's systems currently generate revenues from additional fees paid by customers for pay-per-view programming of movies and special events and from the sale of available advertising spots on advertiser-supported programming. Continental's systems also offer home shopping services, from which Continental receives a share of revenues from sales of merchandise in its service areas.

U.S. OPERATING STRATEGY

    Continental's strategy in the United States has been to acquire and retain customers that will subscribe to a broad range of enhanced video, high-speed data, telephony and other telecommunications services. Execution of this strategy involves the following key operating principles:

    OPERATING SCALE. Continental has been committed to preserving and further expanding its operating scale in key markets (as measured by the number of homes passed) through internal growth and strategic acquisitions and exchanges of systems. Continental believes that operating scale has been critical to its ability to meet the growing capital and technical requirements that are vital to its long-term competitiveness and will enable it to realize operating efficiencies, enhance its ability to develop and deploy new technologies and provide new services.

    LARGE REGIONAL SYSTEM CLUSTERS. Since its inception, Continental has concentrated its operations in large regional system clusters located primarily in suburban communities adjacent to major metropolitan markets and in mid-sized cities that generally have attractive demographics and are geographically diverse. Continental believes that clustering creates operating efficiencies through reduced marketing and personnel costs and lower capital expenditures, particularly in systems where cable service can be delivered to several communities within a single region through a central headend reception facility. Regional system clusters are attractive to advertisers in that they maximize the scope and effectiveness of advertising expenditures. Large system clusters also enable Continental to attract and retain high-quality management at the system level and to more effectively deploy new products and services. In addition to selectively acquiring systems, Continental is exploring opportunities to enlarge and enhance key system clusters by exchanging certain systems with other cable television operators. See "-- U.S. Acquisitions and Investments."

    As of June 30, 1996, approximately 57.8% of Continental's total basic subscribers were located in the Company's seven largest operating clusters, which include the greater metropolitan areas of Boston, Chicago, Los Angeles, Detroit and Miami.

    Communities that are served by Continental's systems have a median household income of approximately $42,300, versus the national median of approximately $37,900. Continental's five management regions operate systems that are organized into 22 operating clusters in 20 states. No single region accounts for more than 24.6% of total basic subscribers. Continental believes that this geographic diversity reduces its exposure to economic, competitive and regulatory factors in any particular region.

    TECHNOLOGICALLY ADVANCED SYSTEMS. Continental strives to maintain the highest technological standards in the industry and is continually upgrading its systems. By deploying high-capacity fiber-optic cable and addressable technology in its broadband network, Continental continues to develop the foundation from which to provide a broad range of enhanced video, high-speed data, telephony and other telecommunications services. Fiber-optic cable provides the capacity necessary to offer such services. Addressable technology, which enables Continental to control electronically the cable television services to be delivered to each customer, is essential to realize the full growth potential of pay-per-view, tiered programming offerings such as NPTs and Migrated Product Tiers and other interactive video services. Continental's continuing investment in its systems enhances picture quality and signal reliability, reduces operating costs and improves overall customer satisfaction.

    Continental continues to upgrade its systems with addressable technology and fiber-optic cable. As of June 30, 1996, Continental provided addressable technology and at least 54-channel capacity in systems serving over 87.5% of its basic subscribers. In addition, Continental will also begin to deploy digital converter boxes, as they become commercially available, to certain basic subscribers. Digital compression significantly increases the number of video channels that can be carried on a system and greatly increases Continental's ability to provide enhanced video, high-speed data, telephony and other telecommunications services. In addition to upgrading its systems, Continental is deploying an information technology system in order to increase operating efficiencies (including billing and customer service).

    Continental has installed digital advertising insertion equipment in several markets including Boston, Richmond, Jacksonville, Pompano, Dayton, Fresno and Detroit. This equipment allows Continental to download advertisements electronically to certain headends, thereby significantly enhancing the flexibility and reliability of Continental's advertising sales. Continental's Northeast region employs high-speed Asynchronous Transfer Mode switches, which, in addition to facilitating advertising insertion, have other potential uses, including improving Continental's ability to provide enhanced video, voice and high-speed data offerings. Asynchronous Transfer Mode is a new high-speed data transport and packaging protocol that allows data, video and voice to be sent simultaneously over the same communication line.

    DECENTRALIZED AND LOCALLY RESPONSIVE MANAGEMENT. Continental has developed a decentralized and locally responsive management structure that brings significant management expertise and stability to every region and allows Continental to respond effectively to the specific needs of the communities it serves. Broad operating authority has been delegated to the Senior Vice President managing each region, who has, on average, 13 years of experience with Continental and 20 years within the cable industry. Certain employees, including the regional Senior Vice Presidents, are awarded equity compensation in the form of restricted stock grants, which vest over time, as an additional incentive to maximize stockholder value. Continental believes that the expertise, stability and commitment of its regional management is integral to its ability to provide superior customer service, maintain strong community and local regulatory relations and maximize growth potential.

    EFFECTIVE MARKETING. Continental seeks to maximize revenues by increasing subscriptions to its BBT, CPS, NPT, Migrated Product Tier, premium and pay-per-view programming services through effective marketing, combined with a local focus on customer service and community relations. Continental markets cable television services through telemarketing, direct mail and door-to-door solicitation, reinforced by radio, cable television, off-air television and newspaper advertising. Continental seeks to attract and retain long-term subscribers and increase the percentage of homes in its service areas that subscribe to expanded service offerings. Continental believes that its technologically advanced systems and the demographic profile of its subscriber base, coupled with its effective marketing, have been essential to its ability to sustain pay-to-basic penetration rates and total monthly revenues per average basic subscriber that are among the highest in the cable industry. As of June 30, 1996, Continental's actual ratio of premium service subscriptions to basic subscribers was 82.3% and its actual total monthly cable revenue per average basic subscriber was $37.06.

    CUSTOMER SERVICE AND COMMUNITY RELATIONS. Continental believes that it is an industry leader in addressing the needs of its local customers. Through the use of surveys, focus groups, and other research tools, and by continually investing in information technology and employee training, Continental believes it has created one of the most extensive customer service programs in the cable television industry, supported by training centers in each of its regions. To improve its customer service efforts, Continental is in the process of incorporating information technology into its customer service functions, which will enable customer service representatives to more effectively interact with the customer. Continental's emphasis on customer service has helped to foster and sustain good relationships with the communities it serves.

    LEADERSHIP IN REGULATORY AND OTHER INDUSTRY MATTERS. Continental has fostered strong regulatory relations at the federal and local levels. In order to resolve a variety of significant regulatory issues and obtain more certainty in the regulatory environment, Continental negotiated the Social Contract, the first comprehensive rate agreement involving cable television ever approved by the FCC. The Social Contract was adopted by the FCC on August 3, 1995 and extends through the year 2000. See "-- U.S. Regulatory Strategy; Social Contract." It settled all rate cases pending before the FCC at the time and all cost-of-service cases pending before local franchise authorities. The Social Contract Amendment, which incorporates into the Social Contract the systems acquired in the Providence Journal Merger and the Recent Acquisitions and settles all outstanding rate cases and appeals involving these systems pending before the FCC, was adopted on August 21, 1996. See "-- U.S. Regulatory
Strategy; Social Contract." Continental was also the first major cable television company to reach a retransmission consent agreement with a broadcaster not requiring cash compensation in exchange for the right to carry the broadcaster's local television signals.

    EXPANDED SERVICE OFFERINGS. Continental believes that its operating strategy has generated and will continue to generate additional revenues from numerous sources, as customer demand expands and regulations permit. Increased channel capacity and addressability enable Continental to offer enhanced video services such as "tiered" and "multiplexed" services. Continental believes that the "tiering" of programming services, which includes providing Migrated Product Tiers and NPTs, leads to increased customer satisfaction by offering subscribers a wider variety of programming and pricing packages from which to choose. In addition, Continental currently uses "multiplexing" in many systems to enhance the perceived value of certain of its premium service offerings such as HBO.

    Pay-per-view programming is offered to subscribers on an individual event basis and consists of recently released movies and special events (including boxing matches, other sporting events and concerts). Continental realized 14.9% compound annual growth in pay-per-view revenues from December 31, 1990 to December 31, 1995; for the year ended December 31, 1995 and the six months ended June 30, 1996, pay-per-view revenues accounted for approximately 2.0% of Continental's total revenues.

    Continental believes that increased channel capacity and the further deployment of addressable technology in its systems will enable it to expand the number of channels dedicated to pay-per-view services and increase the number of subscribers with access to pay-per-view programming.

    Continental derives revenues from the sale of advertising time on advertising-supported, satellite-delivered networks such as ESPN, MTV and CNN, as well as on locally originated programming. Continental's advertising revenues increased from $27.0 million for the year ended December 31, 1990 to $73.4 million for the year ended December 31, 1995 (representing a 22.1% compound annual growth rate in advertising revenues) and accounted for 5.1% of Continental's total revenues for the year ended December 31, 1995 and the six months ended June 30, 1996. Continental has increased its advertising sales through its participation in several regional cable advertising interconnects (associations of cable companies organized to effectively deliver a large market to advertisers), as well as through the deployment of advanced technologies, including digital advertising insertion equipment and Asynchronous Transfer Mode switches. Continental also participates in the national development of cable advertising through its ownership interest in National Cable Communications L.P. ("NCC"), the largest cable advertising representation firm in the country.

    Continental also receives a percentage of the proceeds from subscribers' purchases of merchandise offered on home shopping programming services such as QVC, Inc. ("QVC"), HSN and Valuevision. Combined, pay-per-view advertising, and home shopping revenues have increased at a compound annual rate of 20.2% from December 31, 1990 to December 31, 1995. Although Continental believes that these and other services could become more substantial sources of revenue over time, there can be no assurance in this regard.

    In addition, Continental has created an advanced broadband telecommunications network for Boston College in Newton, Massachusetts, which is a fully interactive, 750 MHz network providing service to 150 classrooms, 250 administrative locations and over 8,000 outlets in dormitory locations on campus. The network provides video and high-speed data services, including full access to library resources and the Internet from each outlet, and will provide "cable-commuting" services to faculty, administrators and students. The project represents an opportunity for Continental to capitalize on its existing network infrastructure to provide comprehensive broadband network services. In September 1996, Continental launched "Highway 1", a high-speed Internet access service provided over its broadband communications network. Initially this service is being offered in certain areas of greater metropolitan Boston, Massachusetts and Jacksonville, Florida. During the fourth quarter of 1996, Highway 1 will also be introduced in certain areas of greater metropolitan Detroit, Michigan with deployment in additional areas as the Company completes the upgrade of its broadband communications network.

    Continental currently provides competitive-access telephony service to business customers in Jacksonville, Florida and Richmond, Virginia through its subsidiaries, Continental Fiber Technologies, Inc. and Alternet of Virginia, Inc. Continental is currently certificated to provide telephony service in Florida, California, Illinois, Massachusetts, Michigan, New Hampshire and Virginia and has already installed telephony switching equipment in Jacksonville, Florida. The Company plans to provide residential telephone service initially to multiple-dwelling units in selected Florida communities in 1996 and introduce residential telephone service to single-family homes by the end of 1997.

    Finally, the Company currently acts as a local distributor of the PrimeStar DBS service. In this role, it sells to, services, and collects monthly fees from consumers. PrimeStar, in which Continental owns a 10.4% interest, currently offers more than 90 channels of programming, including cable and network television, sports and movies as well as several audio channels. As of June 30, 1996, Continental served 103,000 of PrimeStar's approximately 1.2 million customers. In addition, Continental's DBS-service business generated revenue of $37.0 million and operating income before depreciation and amortization of $4.3 million for the year ended December 31, 1995. For the six months ended June 30, 1996, Continental's DBS-service business generated revenue of $30.6 million and operating income before depreciation and amortization of $4.4 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "-- General -- Telecommunications and Technology."

    U.S. REGULATORY STRATEGY; SOCIAL CONTRACT. In October 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), which, among other things, authorized the FCC to set standards for governmental authorities to regulate the rates for certain cable television services and equipment and gave local broadcast stations the option to elect mandatory carriage or require retransmission consent.

    After extensive evaluation of cost-of-service principles and economic and legal analyses by experts in the rate regulation area, Continental decided to defend certain of its service rates using the FCC's benchmark methodology and certain of its service rates using the cost-of-service methodology.

    On August 3, 1995, the FCC adopted the Social Contract with Continental, which covered all of Continental's franchises, regulated or unregulated (excluding the franchises acquired in the Providence Journal Merger and the Recent Acquisitions). It was the first comprehensive rate agreement involving cable television ever approved by the FCC. Continental's Social Contract resolved 377 rate cases; provided $9.5 million of in-kind refunds to affected subscribers; created low-priced life-line BBTs in all Continental systems in a manner that was revenue-neutral to the Company; committed Continental to invest at least $1.35 billion in system rebuilds and upgrades from 1995 through 2000 to expand channel capacity and improve technical reliability and picture quality; and established a plan to stabilize rates for the BBT and for CPS tiers in all Continental franchises, including franchises that are not subject to rate regulation.

    The averaging of all equipment into three broad categories (converters, remotes, and inside wiring) is now also permitted by FCC rules issued pursuant to the Telecommunications Act of 1996 (the "1996 Telecommunications Act"). However, under the Social Contract, equipment rates filed by Continental will be reviewed and approved by the FCC, subject to enforcement by local franchise authorities.

    Continental has the right to petition the FCC to incorporate acquisitions of cable television systems under the Social Contract. The Social Contract Amendment was adopted on August 21, 1996. The Social Contract Amendment incorporated into the Social Contract all franchises acquired in the Providence Journal Merger and the Recent Acquisitions; resolved all CPS-tier rate cases involving the systems acquired in the Providence Journal Merger and the Recent Acquisitions; provided for cash refunds in the form of bill credits to affected customers totaling approximately $1.67 million; and found that current rates being charged for CPS-tier services in all such franchises, except for Naples, Florida, are not unreasonable. Subscribers in the upgraded portions of the
Naples, Florida system, which was acquired in the Providence Journal Merger, will receive their proportionate share of cumulative rate reductions on the BBT, CPS tier and Migrated Product Tier not to exceed $250,000 in the aggregate, provided the local franchise authorities do not opt out of the a la carte refunds as discussed below. For at least 80% of subscribers in the systems acquired in the Providence Journal Merger and the Recent Acquisitions, Continental will establish a life-line BBT priced 15% to 20% below current rates and will recoup the reduced amount by a revenue-neutral increase on CPS-tier services, as in the original Social Contract.

    The Company will continue to offer all packages of a la carte channels that are currently offered in former Providence Journal systems; such packages will be treated as Migrated Product Tiers. The only exception is the upgraded portion of the Naples, Florida system, where four of eight channels in the a la carte package will have to be moved to the CPS tier. New channels may be added to the Migrated Product Tier at a price of $.20 per channel plus actual license fees. Where only one a la carte package was created, it may later be converted into an NPT. If two a la carte packages were created, they will remain Migrated Product Tiers through the term of the Social Contract. For systems acquired in the Providence Journal Merger and the Recent Acquisitions that did not create a la carte packages, the Company will be able to create Migrated Product Tiers consisting of up to four services migrated from the BBT or CPS tier.

    The Social Contract Amendment provides for two types of refunds: those covering the resolution of a la carte issues; and those not involving a la carte issues. Local franchising authorities scheduled to receive a la carte refunds may elect to opt out of their share of approximately $1.67 million in cash refunds, but will be bound by the other terms of the Social Contract Amendment.

    The resolution of pending rate cases is without any finding by the FCC of any wrongdoing by the Company, Providence Journal or any of the entities from which the Company purchased systems in the Recent Acquisitions.

    In addition, the Social Contract Amendment effects certain changes to the original Social Contract, such as increasing the minimum capital investment commitment from $1.35 billion to $1.7 billion for the upgrade of Continental's systems, including the systems acquired in the Providence Journal Merger and the Recent Acquisitions. In addition, instead of using the Going Forward Rules and the second round of Going Forward Rules permitted by the Social Contract, Continental has agreed to add, on average, 10 additional regulated services to the CPS tier and/or the Migrated Product Tier during the life of the Social Contract and will be able to increase monthly rates for the CPS tier by $1.00 per year in the systems acquired in the Providence Journal Merger and Recent Acquisitions from 1996 through 1999 (net of any Going Forward increases taken in 1996 for channels added in 1996) and by $1.00 per year in all other Continental systems from 1997 through 1999. During the life of the Social Contract, the only other permitted CPS-tier increases will be for inflation and increases in external costs. Rates for the BBT and for existing channels on a Migrated Product Tier also may be increased for inflation and increases in external costs. The Company will provide a free cable connection to public schools (K-12) and a cable connection at cost to secondary private schools whose students receive funding under Title I of the Elementary and Secondary Education Act and will provide free cable service to all connected schools. Within one year of the commercial availability of a Continental on-line service for Internet-access in a given franchise, the Company will, upon request, provide the cable-connected schools with one free modem and free on-line service. Additional modems would be made available at cost. The Company will also provide teacher training and support.

    The rate restructuring, Migrated Product Tier and "Going Forward" adjustments that Continental has implemented under the Social Contract and the Social Contract Amendment will continue to apply to systems divested by Continental through a system sale or exchange. Other rights and obligations will apply only if the new owner notifies the FCC that it agrees to be bound by the same or similar terms and conditions as those contained in the Social Contract and the Social Contract Amendment. Continental will not be relieved of its total capital investment requirement under the Social Contract and the Social Contract Amendment by reason of these divestitures. The Social Contract also provides for its termination in the future if the laws and regulations applicable to services offered in any Continental franchise change in a manner that would have a material favorable financial impact on Continental. In that instance, the Company may petition the FCC to terminate the Social Contract.

    In February 1996, the 1996 Telecommunications Act was enacted into law. The 1996 Telecommunications Act modifies various provisions of the Communications Act of 1934, the Cable Communications Policy Act of 1984 (the "1984 Cable Act") and the 1992 Cable Act, with the intent of establishing a pro-competitive, deregulatory policy framework for the telecommunications industry. Among other provisions discussed below, the 1996 Telecommunications Act sets a date for removal of CPS-tier rate regulations, allows telephone companies to build and operate cable systems in their local markets, and sets forth the conditions for voice and data competition in the local telephone market. The Company at this time cannot predict the full effect that the 1996 Telecommunications Act or the FCC's implementing regulations may have on Continental's operations. See "Legislation and Regulation."

U.S. SYSTEMS

    The following table summarizes the growth of Continental and its affiliates within the United States since December 31, 1993 and includes certain pro forma operating data of Continental's U.S. systems and its U.S. affiliates, giving effect to the Acquisitions.

                                                              AS OF DECEMBER 31,                 AS OF JUNE 30,
                                                  ------------------------------------------  --------------------
                                                                                      PRO                   PRO
                                                              ACTUAL                 FORMA     ACTUAL      FORMA
                                                  -------------------------------  ---------  ---------  ---------
                                                    1993       1994       1995       1995       1996       1996
                                                  ---------  ---------  ---------  ---------  ---------  ---------

Homes passed by cable (1).......................  5,192,000  5,372,000  7,191,000  7,340,000  7,243,000  7,394,000
Number of basic subscribers (2).................  2,895,000  3,081,000  4,190,000  4,268,000  4,234,000  4,312,000
Basic penetration (3)...........................       55.8%      57.4%      58.3%      58.1%      58.5%      58.3%
Number of premium subscriptions (4).............  2,454,000  2,635,000  3,770,000  3,820,000  3,485,000  3,530,000
Premium penetration (5).........................       84.8%      85.5%      90.0%      89.5%      82.3%      81.9%
Monthly cable revenue per average basic
 subscriber (6).................................     $35.69     $35.06     $35.99     $35.87     $37.06     $38.31

------------------------------
(1) Represents estimated dwelling units located sufficiently close to the Company's cable plant to be practicably connected without any further extension of principal transmission lines.
(2) A "basic subscriber" means a person who, at a minimum, subscribes to the Company's BBT which consists of broadcast television signals available off-air locally, local origination and public, educational and governmental access channels. Bulk subscribers are accounted for on an "equivalent billing unit" basis, dividing aggregate BBT revenues by the stated BBT rate.
(3) Basic subscribers as a percentage of homes passed by cable.
(4) Equals the number of premium services subscribed to by basic subscribers. Premium services include only single channel services offered for a monthly fee per channel and do not include packages of channels offered for a single monthly fee.
(5) Premium subscriptions as a percentage of basic subscribers. A basic subscriber may purchase more than one premium service, each of which is counted as separate premium subscription. This ratio may be greater than 100% if the average customer subscribes to more than one premium service.
(6)  Cable  revenues (excluding  DBS-service revenues)  divided by  the weighted average number of basic subscribers for the Company's consolidated subsidiaries during the twelve-month period ended December 31 for each year presented and during the six-month period ended June 30, 1996.

    The  following  table  sets   forth  operating  information  pertaining   to
Continental's U.S. systems and the systems of certain U.S. affiliates as of June 30, 1996, giving effect to the Pending M/NH Buyout.

                                                      HOMES      NUMBER OF                     NUMBER
                                                    PASSED BY      BASIC         BASIC       OF PREMIUM     PREMIUM
MANAGEMENT REGIONS                                    CABLE     SUBSCRIBERS   PENETRATION   SUBSCRIPTIONS PENETRATION
-------------------------------------------------  -----------  -----------  -------------  ------------  ------------

NORTHEAST REGION
Eastern New England (MA).........................     475,051      328,614        69.17%        251,786        76.62%
Southern New England (RI, MA)(1).................     387,217      275,266        71.09%        214,455        77.91%
Northern New England (NH, ME)....................     234,116      182,556        77.98%         93,283        51.10%
Western New England (MA, CT).....................     222,899      153,064        68.67%        125,381        81.91%
New York (Haverstraw/Ossining)...................     150,130      121,121        80.68%         92,561        76.42%
                                                   -----------  -----------       -----     ------------  ------------
    Total........................................   1,469,413    1,060,621        72.18%        777,466        73.30%
                                                   -----------  -----------       -----     ------------  ------------
                                                   -----------  -----------       -----     ------------  ------------
WESTERN REGION
Southern California..............................   1,429,459      567,905        39.73%        587,892       103.52%
Greater Metropolitan Fresno......................     336,803      158,165        46.96%        166,969       105.57%
Greater Metropolitan Stockton....................     196,170      112,232        57.21%         78,717        70.14%
Yuba City, California............................      44,495       32,649        73.38%         20,041        61.38%
Reno, Nevada.....................................      13,976        9,864        70.58%          6,118        62.02%
Northern California/Washington/Idaho.............      53,816       34,653        64.39%         15,500        44.73%
                                                   -----------  -----------       -----     ------------  ------------
    Total........................................   2,074,719      915,468        44.12%        875,237        95.61%
                                                   -----------  -----------       -----     ------------  ------------
                                                   -----------  -----------       -----     ------------  ------------
SOUTHEAST REGION
Jacksonville, Florida............................     422,901      246,073        58.19%        258,876       105.20%
Pompano/Hialeah, Florida.........................     390,359      236,185        60.50%        161,064        68.19%
Naples, Florida..................................     180,149      106,950        59.37%         56,223        52.57%
Richmond, Virginia(1)............................     248,742      167,552        67.36%        145,941        87.10%
                                                   -----------  -----------       -----     ------------  ------------
    Total........................................   1,242,151      756,760        60.92%        622,104        82.21%
                                                   -----------  -----------       -----     ------------  ------------
                                                   -----------  -----------       -----     ------------  ------------
MIDWEST REGION
Greater Dayton...................................     251,848      173,486        68.89%        112,168        64.66%
Greater Metropolitan Detroit.....................     396,090      261,353        65.98%        231,469        88.57%
Lansing and Greater Metropolitan Lansing.........     127,479       88,830        69.68%         45,232        50.92%
Greater Metropolitan Cleveland...................     121,756       86,713        71.22%         53,216        61.37%
North Central Ohio...............................     122,497       86,781        70.84%         57,130        65.83%
                                                   -----------  -----------       -----     ------------  ------------
    Total........................................   1,019,670      697,163        68.37%        499,215        71.61%
                                                   -----------  -----------       -----     ------------  ------------
                                                   -----------  -----------       -----     ------------  ------------
CENTRAL REGION
Greater Metropolitan Chicago (West)..............     636,689      359,659        56.49%        369,859       102.84%
Southern Illinois................................      85,832       62,636        72.98%         36,897        58.91%
St. Louis, Missouri (2)..........................     174,831      101,289        57.94%        121,167       119.63%
Minneapolis/St. Paul, Minnesota..................     556,259      281,934        50.68%        181,878        64.51%
                                                   -----------  -----------       -----     ------------  ------------
    Total........................................   1,453,611      805,518        55.41%        709,801        88.12%
                                                   -----------  -----------       -----     ------------  ------------
                                                   -----------  -----------       -----     ------------  ------------
Affiliated Companies (3).........................     134,414       76,825        57.16%         45,743        59.54%
                                                   -----------  -----------       -----     ------------  ------------
    Total........................................   7,393,978    4,312,355        58.32%      3,529,566        81.85%
                                                   -----------  -----------       -----     ------------  ------------
                                                   -----------  -----------       -----     ------------  ------------
SYSTEMS DESIGNATION:
Consolidated Systems.............................   7,259,564    4,235,530        58.34%      3,483,823        82.25%
Affiliated Companies (3).........................     134,414       76,825        57.16%         45,743        59.54%
                                                   -----------  -----------       -----     ------------  ------------
    Total........................................   7,393,978    4,312,355        58.32%      3,529,566        81.85%
                                                   -----------  -----------       -----     ------------  ------------
                                                   -----------  -----------       -----     ------------  ------------

------------------------------
(1) The Company has entered into an agreement to exchange certain of these systems for other systems in New England. See "-- U.S. Acquisitions and Investments -- Other U.S. Acquisitions."
(2) The Company has entered into an agreement to exchange these systems for other systems in New England. See "-- U.S. Acquisitions and Investments -- Other U.S. Acquisitions."
(3) Affiliated Companies are those companies not majority-owned or controlled by Continental. The systems held by Affiliated Companies consist of systems held by three limited partnerships. See "-- U.S. Acquisitions and Investments-- U.S. Minority Cable Investments." Continental owns less than 50% of the outstanding limited partnership interests of each such partnership. None of the systems owned by Affiliated Companies are managed by Continental. In reporting subscriber and other data for systems not controlled or managed by Continental, only that portion of data corresponding to Continental's percentage ownership is included. For purposes of this table, M/NH has been treated as if it was wholly owned by the Company.

     MANAGEMENT REGIONS.    A  description  of  Continental's  five  U.S.  cable
television management regions and their significant operating clusters is set forth below.

    NORTHEAST. The Northeast region is Continental's largest management region based on the number of basic cable subscribers, representing approximately 19.9% of Continental's total homes passed and 24.6% of its total basic subscribers as of June 30, 1996. This region includes systems in the New England states of Maine, New Hampshire, Massachusetts, Connecticut and Rhode Island, as well as in and around Westchester County, New York. Significant operating clusters in Massachusetts, which include greater metropolitan Boston and the city of Springfield and its surrounding communities in the western part of the state, represent approximately 68.1% of the region's total basic subscribers. The Northeast region commenced a five-year rebuild program in 1994, which upon completion will result in a combination of 550 MHz and 750 MHz capacity for most of the region. The median household income for the communities served by Continental in the Northeast region is approximately $47,700, versus the national median household income of $37,900.

    WESTERN. The Western region represented approximately 28.1% of Continental's total homes passed and 21.2% of its total basic subscribers as of June 30, 1996. This region includes systems in the city and county of Los Angeles, where Continental is the largest cable operator, with approximately 570,000 of its basic subscribers clustered in geographically contiguous franchises served by two headends. This region also includes Continental's Northern California systems, which include the cities of Fresno, Visalia, Stockton, and Yuba City, as well as Reno, Nevada. An upgrade of the Los Angeles systems, that will bring capacity to 750 MHz, is currently under way. The median household income for the communities served by Continental in the Western region is approximately $41,300.

    SOUTHEAST. The Southeast region represented approximately 16.8% of Continental's total homes passed and 17.6% of its total basic subscribers as of June 30, 1996. This region includes significant operating clusters serving the communities surrounding Jacksonville, Naples and Pompano, Florida and Richmond, Virginia. The Jacksonville cluster is one of Continental's largest, serving over 246,000 basic subscribers. In 1994, the Jacksonville and Pompano systems commenced rebuild projects which will provide 750 MHz capacity to fiber nodes serving approximately 1,000 or fewer homes by 1997. The median household income for the communities served by Continental in the Southeast region is approximately $35,600.

    MIDWEST. The Midwest region represented approximately 13.8% of Continental's total homes passed and 16.2% of its total basic subscribers as of June 30, 1996. This region includes systems in greater metropolitan Detroit and Lansing, which includes the communities of Southfield, Dearborn Heights, Westland, and Jackson. In Ohio, Continental's systems serve the greater Dayton and Cleveland communities, as well as several communities throughout North Central Ohio. The Dayton systems have recently been rebuilt to provide 550 MHz capacity to fiber nodes serving approximately 2,000 or fewer homes. The median household income for the communities served by Continental in the Midwest region is approximately $40,000.

    CENTRAL. The Central region represented approximately 19.7% of Continental's total homes passed and 18.7% of its total basic subscribers as of June 30, 1996. This region includes systems in metropolitan Chicago and Southern Illinois, Minneapolis/St. Paul, Minnesota, and St. Louis, Missouri. Continental's metropolitan Chicago cluster, which includes the suburban Chicago communities of Elmhurst, Forest Park, Oak Brook, Rosemont, Northfield, Westchester, and Wilmette, is one of Continental's largest, with approximately 360,000 basic subscribers served by four headends. All of the Central region's systems are scheduled to be rebuilt or upgraded by 1997, at which time all major markets will have between 600 MHz and 750 MHz capacity. The Company has entered into an agreement to exchange its systems in St. Louis for other systems in New England. See "-- U.S. Acquisitions and Investments -- Other U.S. Acquisitions." The median household income for the communities served by Continental in the Central region is approximately $44,800.

    FRANCHISES. Continental believes it has maintained good relations with its local franchise authorities. Continental has never had a franchise revoked, and to date all of its franchises have been renewed or extended at their expirations, frequently on modified but satisfactory terms. Continental's franchises establish the terms and conditions under which its systems are operated. Typically, they establish certain performance and safety standards related to Continental's construction and maintenance of facilities in, under and over public streets and rights-of-way in the franchise areas. Some, but not all, of these franchises specify the services to be offered. Nearly all of Continental's franchises provide for the payment of fees to the local franchising authorities, which currently average approximately 3.3% of gross revenues. The 1984 Cable Act prohibits local franchising authorities from imposing annual franchise fees in excess of 5.0% of gross revenues and also permits the cable system operator to seek renegotiation and modification of franchise requirements if warranted by changed circumstances. Continental's franchises are usually issued for fixed terms ranging from 10 to 15 years and must periodically be renewed. Most of such franchises can be terminated prior to their stated expirations for breach of material provisions.

    Franchises representing approximately 1.9 million basic subscribers are scheduled to expire through 2001. The 1984 Cable Act provides, among other things, for an orderly franchise renewal process in which a franchise renewal will not be unreasonably withheld or, if renewal is withheld and the system is acquired by the franchise authority or a third party, the franchise authority must pay the operator the "fair market value" of the system covered by such franchise. In addition, the 1984 Cable Act establishes comprehensive renewal procedures which require that an incumbent franchisee's renewal application be assessed on its own merit and not as part of a comparative process with competing applications. See "Legislation and Regulation -- Cable Communications Policy Act of 1984."

    PROGRAMMING. Continental provides programming to its subscribers pursuant to contracts with programming suppliers. Continental generally pays a flat monthly fee per subscriber for programming on its basic and premium services. Some programming suppliers provide volume discount pricing structures and/or offer marketing support to Continental. Continental's programming contracts are generally for fixed periods of time ranging from 3 to 10 years and are subject to negotiated renewal. The costs to Continental to provide cable programming have increased in recent years and are expected to continue to increase due to additional programming being provided to basic subscribers, increased costs to produce or purchase cable programming, inflationary increases and other factors. Increases in the cost of programming services have been offset in part by additional volume discounts as a result of the growth of Continental and its success in selling such services to its customers. Effective in May 1994, the FCC's rate regulations under the 1992 Cable Act permit operators to pass through to customers increases in programming costs in excess of the inflation rate. Management believes that Continental will continue to have access to programming services at reasonable price levels. See "Legislation and Regulation."

    The "program-access" provisions of the 1992 Cable Act require that much of the cable network programming in which Continental has ownership interests be sold, under certain circumstances, to multichannel video programming providers that compete with Continental's local cable systems. The 1996 Telecommunications Act extends the program-access requirements of the 1992 Cable Act to a telephone company that provides video programming by any means directly to subscribers, and to programming in which such a company holds an attributable ownership interest, thus allowing Continental's cable systems similar access to programming developed by their telephone company competitors.

    MUST CARRY/RETRANSMISSION CONSENT. The 1992 Cable Act contains broadcast signal carriage requirements, and the FCC has adopted regulations which are currently in force implementing such statutory carriage requirements. These new rules allow local commercial television broadcast stations, commencing on June 17, 1993 and every three years thereafter, either to elect required carriage ("must-carry" status), or to require a cable television system to negotiate for "retransmission consent" rights. A cable television system generally is required to devote up to one-third of its activated channel capacity for the mandatory carriage of local commercial television stations. Local non-commercial television stations are also given mandatory carriage rights on cable television systems under the 1992 Cable Act and the FCC's rules; however, such stations are not given the option to negotiate for retransmission consent rights. Additionally, as of October 6, 1993, cable television systems were required to obtain retransmission consent for all

"distant" commercial television stations (except for commercial satellite-delivered independent "superstations" such as WTBS), commercial radio stations and certain low-power television stations carried by cable television systems. A second election period for must-carry or retransmission consent will occur for many stations this year, ending on October 6, 1996. See "Legislation and Regulation."

U.S. ACQUISITIONS AND INVESTMENTS

    Continental has recently acquired or agreed to acquire cable television systems that are contiguous or in close proximity to its existing systems. The Company also continues to review opportunities to exchange additional systems for those of other cable television system operators in order to enlarge and enhance its system clusters. Continental generates incremental operating income from such acquisitions and exchanges through the expansion of service offerings and efficiencies resulting from system consolidation.

    THE PROVIDENCE JOURNAL MERGER. On October 5, 1995, pursuant to the terms of an Agreement and Plan of Merger, dated as of November 18, 1994, as amended and restated as of August 1, 1995 (the "Providence Journal Merger Agreement"), by and among Continental, Providence Journal, The Providence Journal Company, King Holding Corp. and King Broadcasting Company, Continental acquired all of the cable television businesses and assets of Providence Journal ("Providence Journal Cable") in a series of related transactions, the result of which was that Providence Journal, following an internal corporate restructuring in which the non-cable businesses and assets of Providence Journal were transferred to a new company (The Providence Journal Company), merged with and into Continental. Continental issued approximately 30.1 million shares of Class A Common Stock to Providence Journal stockholders in the Providence Journal Merger. The shares of Class A Common Stock received in the Providence Journal Merger are not transferable by the former Providence Journal stockholders except for transfers not for value to certain specified permitted transferees until October 5, 1996.

    As part of the Providence Journal Merger, Continental also purchased certain cable television systems owned by a subsidiary of Providence Journal for a purchase price of $405.0 million and discharged approximately $410.0 million of Providence Journal indebtedness. The systems acquired in the Providence Journal Merger passed approximately 1.3 million homes and served approximately 779,000 basic subscribers in nine states as of the date of the acquisition. Such systems are, for the most part, located in communities contiguous, or in close proximity to, other Continental systems.

    In connection with the Providence Journal Merger, Continental's stockholders adopted an amendment to Continental's Restated Certificate of Incorporation (the "Restated Certificate") that increased the number of authorized shares of capital stock of Continental from 17.7 million to 825 million, including an increase in the number of authorized shares of Class A Common Stock to 425 million, Class B Common Stock to 200 million and Preferred Stock to 200 million. In addition, the Continental Board of Directors declared a stock dividend in the form of (a) 24 shares of Class A Common Stock for each share of Class A Common Stock outstanding on the record date for such stock dividend and (b) 24 shares of Class B Common Stock for each share of Class B Common Stock outstanding on the record date for such stock dividend, effective September 29, 1995.

    OTHER  U.S.  ACQUISITIONS.   The  following  is  a summary  of  other recent
acquisitions of U.S. cable systems and other pending transactions:

    In June 1994, Continental acquired a system serving approximately 44,000 basic subscribers in Manchester, New Hampshire and its surrounding communities for a purchase price of approximately $48.0 million. The Manchester system is adjacent to several of Continental's other systems in the Northeast region.

    In November 1994, Continental acquired Clay Cablevision's systems serving approximately 34,000 basic subscribers in Florida for a purchase price of approximately $67.0 million. These systems are in close proximity to Continental's other systems in the Southeast region.

    In August 1995, Continental acquired Cablevision of Chicago's systems serving approximately 88,000 basic subscribers in the Chicago, Illinois area for a purchase price of approximately $168.5 million. These systems are in close proximity to Continental's other systems in its Central region.

    In September 1995, Continental acquired Consolidated Cablevision of California's systems serving approximately 12,000 basic subscribers in Northern California for approximately $17.0 million. These systems are in close proximity to Continental's other systems in its Western region.

    In October 1995, Continental purchased Columbia Cable of Michigan's systems serving approximately 74,000 basic subscribers in Michigan for approximately $155.0 million. In December 1995, Continental acquired the remaining partnership interests and discharged certain liabilities of N-COM, a limited partnership that operates cable television systems serving approximately 56,000 basic subscribers in greater metropolitan Detroit for approximately $88.0 million. The Columbia Cable of Michigan and N-COM systems are in close proximity to Continental's other systems in its Midwest region.

    In March 1996, Continental entered into a purchase agreement to acquire the remaining partnership interests in M/NH. Continental currently owns a 37.9% interest in M/NH. Under the terms of the transaction, Continental would acquire the remaining interests in M/NH for a cash purchase price of approximately $129.2 million, plus the assumption or repayment of approximately $90.0 million of indebtedness. As of June 30, 1996, M/NH owned and operated cable television systems serving approximately 127,000 basic subscribers in the Minneapolis/St. Paul, Minnesota area. These systems are in close proximity to Continental's other systems in the Minneapolis/St. Paul area. The closing of the Pending M/NH Buyout is expected to occur in the fourth quarter of 1996.

    In December 1995, Continental and TCI Cable Partners of St. Louis L.P. ("TCI Cable Partners") agreed to a tax-free exchange of the Company's systems in and around St. Louis County, Missouri for TCI Cable Partners' systems in and around Andover, Barnstable, Nantucket and Waltham, Massachusetts. The systems of each party serve approximately 100,000 basic subscribers. The Company expects to consummate this transaction in the fourth quarter of 1996.

    In July 1996, Continental entered into an agreement with Cox Communications, Inc. ("Cox") pertaining to a tax-free exchange of the Company's systems in York County and James City, Virginia and Pawtucket, Rhode Island for Cox's systems in Amherst and Weymouth, Massachusetts. The systems of each party serve approximately 48,000 basic subscribers. Continental expects to consummate this transaction in the fourth quarter of 1996.

    U.S. MINORITY CABLE INVESTMENTS. The acquisition of minority ownership interests in various U.S. cable television companies has contributed to Continental's nationwide operating scale. As of June 30, 1996, Continental held minority ownership positions in the following U.S. cable companies:

                                                                                  AS OF JUNE 30, 1996
                                                                   -------------------------------------------------
                                                                     HOMES    TOTAL BASIC    TOTAL      PERCENTAGE
                           INVESTMENT                               PASSED    SUBSCRIBERS     DEBT       OWNERSHIP
-----------------------------------------------------------------  ---------  -----------  ----------  -------------
                                                                                (DOLLARS IN THOUSANDS)

Insight Communications Company, L.P..............................    310,185     166,663   $  173,750        34.4%
Meredith/New Heritage Strategic Partners, L.P. (1)...............    242,430     126,883       87,488        37.9%
Prime Cable of Hickory, L.P......................................     53,597      37,117       38,919        33.3%
Inland Bay Cable TV Associates...................................     20,001      14,510        4,453        49.0%

------------------------------
(1) Continental has entered into a purchase agreement to acquire the remaining ownership interests in M/NH from the other partners and discharge or assume certain liabilities for total consideration of approximately $219.2 million. No assurances can be made at this time that such transaction will be consummated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Capital Expenditures and U.S. Acquisitions."

INTERNATIONAL OPERATIONS

    Continental has made investments in international broadband communications networks, principally in Latin America and the Pacific Rim. These investments represent opportunities for Continental to capitalize on its managerial, technical and marketing expertise in international markets.

    ARGENTINA. Continental owns an approximate 50% interest in Fintelco, an Argentine cable television operator. Fintelco is one of the largest cable television operators in Argentina, with approximately 632,000 subscribers in regional system clusters in the Argentine provinces of Buenos Aires, Cordoba and Santa Fe. These systems are currently managed by
Continental's Argentine partner, with technical assistance provided by Continental.

    Fintelco's operating strategy focuses on creating large regional system clusters in key markets. As of June 30, 1996, Fintelco had approximately 323,000 subscribers in the province of Buenos Aires, 182,000 subscribers in the province of Cordoba and 127,000 subscribers in the province of Santa Fe. Average monthly subscriber rates for Fintelco's cable television services are the equivalent of approximately US$30. Most systems in Argentina provide a single package of services, which typically includes premium movie channels such as HBO Ole. For the fiscal year ended November 30, 1995, Fintelco recorded revenues of approximately US$244.0 million and operating income before depreciation and amortization of approximately US$47.0 million.

    There is currently no regulation of cable subscription rates in Argentina. Cable operators in Argentina are issued non-exclusive broadcast licenses for the carriage of their programming services, and may compete with other cable operators for the same subscribers. The multi-channel television industry in Argentina is extremely competitive. Fintelco competes in certain areas of Buenos Aires, Cordoba and Santa Fe. Fintelco believes that competition is primarily based on price, program offerings, customer satisfaction and quality of the system network. Other cable operators in Buenos Aires include: Cablevision, S.A. (which is currently 51% owned by an affiliate of U.S. cable operator Tele-Communications, Inc. ("TCI")), and Grupo Clarin (d/b/a Multicanal).

    In November 1990, the Argentine telephone system was privatized, and two companies, Telefonica de Argentina S.A. ("Telefonica") and Telecom Argentina STET-France Telecom S.A. ("Telecom"), were granted exclusive licenses to provide local and long-distance telephony service. The exclusivity of these licenses is scheduled to expire in 1997, but may be extended for an additional three-year period if the licensees have met certain mandatory standards for the expansion of their telephone networks and improvements in quality of service. No assurance can be given, however, that cable operators in Argentina will be permitted to offer telephony services in 1997, in 2000 or at any other time in the future. During the period their telephony licenses are exclusive, Telefonica and Telecom are not permitted to provide cable television on a commercial basis over their networks.

    AUSTRALIA. Continental has entered into an agreement with Optus Communications Pty Limited ("Optus"), the second licensed carrier in Australia providing long-distance and cellular telephone services, Publishing and Broadcasting Limited ("Nine"), the parent company of Kerry Packer's Nine
Network, and Seven Network Limited ("Seven"), to construct a broadband communications network in Australia. The venture, Optus Vision, is owned 46.5% by Continental, 46.5% by Optus, 5% by Nine and 2% by Seven. Nine and Seven represent two of Australia's three major commercial television networks. Nine and Seven have options to increase their shareholding to 20% and 15%, respectively, which expire in 1997. Optus Vision is providing cable television and local telephone services, and will provide a variety of advanced broadband interactive services to business and residential customers in Australia's major markets. Optus Vision began offering pay-television service in September 1995 and local telephone service in June 1996.

    Australia has a population of approximately 17.8 million, with over 5.6 million television households and VCR penetration of approximately 71%. Construction of the Optus Vision network began in March 1995. Optus Vision anticipates passing 2.0 million households throughout Australia by the end of 1996, beginning with the major metropolitan centers of Sydney, Melbourne, Brisbane and Adelaide.

    Optus Vision currently offers more than 25 channels, including movie channels, sports channels and a wide range of news and general entertainment.

    The subscription television industry in Australia has been and is expected to continue to be competitive. Optus Vision expects to compete in Australia with, among others, (i) FOXTEL, the joint venture between Telstra Corporation Limited, the government-owned Australian national telecommunications carrier, and The News Corporation Limited, a major international media and entertainment company, which provides subscription television services under the name FOXTEL over a cable television network, and (ii) Australis

Media Ltd. ("Australis"), which currently provides subscription television services by way of Multi-channel, Multi-point Distribution Services ("MMDS") and DBS technology under the name Galaxy. FOXTEL has entered into a long-term programming agreement for the exclusive distribution of certain of Australis' programming.

    Optus Vision intends to offer its pay-television service using DBS technology beginning in 1997. In August 1996, Optus Vision agreed to establish a joint venture with Australis, each with a 50% ownership interest, for the purpose of sharing certain infrastructure and other costs associated with the provision of DBS service. The joint venture is subject to various regulatory and other approvals and there can be no assurances that all of such approvals can be obtained.

    Optus Vision currently employs approximately 2,000 people, including several former Continental employees. Frank Anthony, the former Senior Vice President and General Manager of Continental's Northeast region, serves as the Chief Operating Officer of Optus Vision.

    SINGAPORE. Continental has a 25% equity interest in SCV, a joint venture which is constructing a high-capacity network to provide cable television and a variety of interactive services to substantially all of Singapore's approximately 820,000 households. SCV has the exclusive right, through June 2002, to provide traditional cable television service in Singapore. Cable television service has not previously been available in Singapore. Continental's partners in this venture are Singapore Technologies Venture Pte. Ltd., Singapore International Media Pte. Ltd. and Singapore Press Holdings Limited, each of which is affiliated with the government of Singapore. The system activated its first subscribers in June 1995, and by 1999, when construction is expected to be completed, it is anticipated that there will be nearly one million households in Singapore. SCV's service offerings include both Mandarin and English language programming.

TELECOMMUNICATIONS AND TECHNOLOGY

    Continental is currently rebuilding and upgrading its U.S. systems to create advanced hybrid fiber-optic and coaxial cable networks that will serve as the infrastructure for the provision of enhanced video, high-speed data, telephony and other telecommunications services. Although Continental believes that demand exists to support the entry of cable television companies into the telephony businesses, the offering of these services will require the removal of existing regulatory and legislative barriers to local telephone competition. See "-- Competition" and "Legislation and Regulation."

    TCG. Continental currently has a minority interest in TCG, the first and largest competitive local-exchange carrier in the United States. TCG competes largely with Regional Bell Operating Companies ("RBOCs") and local-exchange carriers ("LECs") by providing high quality integrated local telecommunications services, primarily over high-capacity fiber-optic digital networks (which it owns or leases from cable operators such as Continental) to meet the voice, data and video transmission needs of its customers. TCG's customers are principally telecommunications-intensive businesses, long-distance carriers and resellers and wireless communications companies located in major metropolitan areas throughout the United States.

    Since 1985, TCG has owned and operated the nation's largest non-LEC local telecommunications network in the New York City metropolitan area, the country's leading telecommunications market. Beginning in 1988 with the construction of a Boston network, TCG has expanded its network operations to 48 metropolitan markets in the United States, including Los Angeles, Chicago, San Francisco, Dallas, Detroit, Miami, Houston, Seattle, San Diego and Milwaukee.

    On July 2, 1996, TCG consummated a public offering of certain debt and equity securities, which included an initial public offering of TCG's common stock. In conjunction with the initial public offering, TCG implemented a plan of reorganization, under which Continental exchanged certain loans and contributed certain partnership interests to TCG for additional shares of TCG common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." At the time of the initial public offering, TCG also redeemed approximately 8.0 million shares of TCG common stock from Continental, for net cash proceeds of approximately $121.0 million. As a result of the redemption and the initial public offering, Continental holds an approximate 11.2% interest in TCG.

    OTHER TELECOMMUNICATIONS ACTIVITIES. Continental also owns an 80.0% interest in Continental Fiber Technologies, Inc. and a 63.0% interest in Alternet of Virginia, Inc., which both have fiber-optic networks that they own or lease from Continental. Such networks provide local telephony service to business customers in Jacksonville, Florida and Richmond, Virginia, respectively.

    Continental is currently certificated to provide telephony service in Florida, California, Illinois, Massachusetts, Michigan, New Hampshire and
Virginia and has already installed telephony switching equipment in Jacksonville, Florida. The Company plans to provide residential telephone service initially to multiple-dwelling units in selected Florida communities in 1996 and introduce residential telephone service to single-family homes by 1997.

    PRIMESTAR. Continental currently owns a 10.4% interest in PrimeStar, a nationwide provider of DBS service. The remaining interests in PrimeStar are held by GE Americom Communications, Inc. (an affiliate of General Electric) with 16.6% and five other cable television operators (TCI and Time Warner Cable own 20.9% each; Comcast, Cox and Newhouse Broadcasting Corp. own 10.4% each).

    PrimeStar provided medium-powered DBS service to approximately 1.2 million customers nationwide as of June 30, 1996. PrimeStar acts as a wholesaler of DBS services, securing programming services for eventual resale to consumers and arranging for the transmission of the programming via satellite. PrimeStar does not sell directly to end users, but rather sells the rights to resell programming to local distributors, including Continental and its other cable partners, who in turn sell to, service, and collect monthly fees from consumers. Continental served approximately 103,000 of PrimeStar's customers as of June 30, 1996. During the year ended December 31, 1995, Continental recorded DBS-service revenue of $37.0 million and EBITDA of $4.3 million. During the six months ended June 30, 1996, Continental recorded DBS-service revenue of $30.6 million and EBITDA of $4.4 million. PrimeStar currently offers more than 90 channels of programming, including cable and network television, sports and movies, as well as several music channels. In order to expand its service, PrimeStar's partners have agreed in principle on a long-term path for medium-powered DBS service with the option for a fifteen-year transponder lease from GE Americom Communications, Inc. This would give PrimeStar the potential to deliver approximately 150 channels of programming. PrimeStar is still considering its options for the delivery of high-powered DBS service following the conclusion of an FCC auction, which left PrimeStar without the assured use of certain desirable spectrum frequencies for high-powered service.

    The following is a summary of financial and operating statistics for PrimeStar, which commenced operations in 1991.

                                                        YEAR ENDED DECEMBER 31,
                                                   ---------------------------------
                                                     1993        1994        1995
                                                   ---------  ----------  ----------
                                                        (DOLLARS IN THOUSANDS)

Revenues.........................................  $  10,900  $   27,800  $  180,595
Growth rate......................................      109.6%      155.0%      549.6%
Customers........................................     66,800     230,800     961,200
Growth rate......................................       51.1%      245.5%      316.5%

PROGRAMMING AND OTHER INVESTMENTS

    Continental has made minority investments in programming services based upon Continental's belief that programming is a means of generating additional interest in cable television. The following summarizes certain of Continental's programming investments:

    TURNER BROADCASTING SYSTEM, INC. AND HOME SHOPPING NETWORK, INC. Continental holds marketable equity securities of Turner and HSN. As of September 30, 1996, the approximate market values of Continental's investments in Turner and HSN were $159.6 million and $5.1 million, respectively. On September 22, 1995, Turner and Time Warner Inc. ("Time Warner") entered into a merger agreement providing for the merger of Turner into a wholly owned subsidiary of Time Warner. The merger agreement provides that all outstanding shares of Turner capital stock will be converted into shares of Time Warner common stock. If the merger is consummated under its current terms, the Company will receive approximately 4.4 million shares of Time Warner common stock in exchange for its shares of Turner capital stock. The merger is subject to a number of conditions, including regulatory approvals. There can be no assurances that all of the conditions to the consummation of the merger will be satisfied or that, as a condition to the grant of regulatory approvals, changes will not be required to the terms of the merger. The approximate market value of the Time Warner shares that Continental would have received had the merger taken place as of September 30, 1996 would have been approximately $169.9 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital
Resources." Timothy P. Neher, Director and Vice Chairman of the Board of Continental, serves on the Board of Directors of Turner.

    E! ENTERTAINMENT TELEVISION, INC. Continental owns a 10.4% interest in E!, whose programming includes entertainment related news, information and features. E! has agreements with every major U.S. cable television operator and, as of
December 31, 1995, was distributed to approximately 37.3 million customers, representing more than 50% of U.S. multi-channel television households. Other shareholders in E! include Comcast, Cox and TCI, each with an approximate 10.4% interest, and Time Warner Cable, with a 48% interest. Robert A. Stengel, a Senior Vice President of Continental, serves on the Board of Directors of E!.

    The following is a summary of financial and operating statistics for E!:

                                                         YEAR ENDED DECEMBER 31,
                                                     -------------------------------
                                                       1993       1994       1995
                                                     ---------  ---------  ---------
                                                             (IN THOUSANDS)
Revenues...........................................  $  31,700  $  49,100  $  74,300
Growth rate........................................       43.4%      54.9%      51.3%
Subscribers........................................     25,800     27,800     37,300
Growth rate........................................       30.1%       7.8%      34.2%

    NATIONAL CABLE COMMUNICATIONS, L.P. Continental has a 12.5% limited partnership interest in NCC, the largest representation firm in spot cable advertising sales. The other limited partners in NCC are Cox, Time Warner Cable and Comcast, each with a 12.5% interest. NCC's managing partner is Katz Cable Corporation, with a 50% interest. Robert A. Stengel, a Senior Vice President of Continental, serves on the management committee of NCC. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

    NEW ENGLAND CABLE NEWS. Continental and The Hearst Corporation each own 50.0% of New England Cable News, a regional cable news network featuring news, sports and weather programming on an exclusive basis to cable television systems in the New England area. New England Cable News had revenues of $5.5 million for the year ended December 31, 1995. Russell Stephens, a Senior Vice President of Continental's Northeast region, serves on the Board of Directors of New England Cable News.

    VIEWER'S CHOICE. PPVN Holding Co. ("PPVN"), which operates under the brand-name Viewer's Choice, is a cable operator-controlled buying cooperative and distributor for pay-per-view programming. Continental holds a 10.0% interest in PPVN. William T. Schleyer, the President and Chief Operating Officer of Continental, serves on the Board of Directors of PPVN.

    THE GOLF CHANNEL. Continental owns an approximate 14.4% interest in The Golf Channel, a cable programming service which provides golf-related programming 24 hours a day. Timothy P. Neher, Director and Vice Chairman of the Board of Continental, serves on the Board of Directors of The Golf Channel.

    TV FOOD NETWORK. Continental owns an approximate 14.0% interest in the TV Food Network, a cable operator-owned programming service which offers programs on cooking, food preparation and other related topics. Robert A. Stengel, a Senior Vice President of Continental, serves on the Management Committee of the TV Food Network.

    THE SUNSHINE NETWORK. Continental owns an approximate 6.5% interest in The Sunshine Network, a joint venture that provides programming consisting of Florida sporting events, sports news and related programs, as well as local public affairs programs. H. W. Goodall, a Senior Vice President of the Southeast Region, serves on the Board of Directors of The Sunshine Network.

    MUSIC CHOICE. Music Choice distributes audio programming in digital format over coaxial cable. The service allows cable television customers to receive compact disc-quality sound in several music formats. Continental owns an approximate 10.1% interest in Music Choice. Robert A. Stengel, a Senior Vice President of Continental, serves on the Board of Directors of Music Choice.

    OUTDOOR LIFE NETWORK AND SPEEDVISION. Continental owns an approximate 21.9% and 21.7% interests in the Outdoor Life Network and Speedvision, respectively, both newly created programming services. The Outdoor Life Network, which began operations in 1995, is the first 24-hour network dedicated entirely to outdoor activities. Speedvision, which began operations in 1996, is the first network for automotive, marine and aviation enthusiasts. Robert A. Stengel, a Senior Vice President of Continental, serves on the Boards of Directors of both Outdoor Life and Speedvision.

COMPETITION

    CABLE TELEVISION COMPETITION. Continental's systems compete with other communications and entertainment media, including conventional off-air television broadcasting services, newspapers, movie theaters, live sporting events and home-video products. Cable television service was first offered as a means of improving television reception in markets where terrain factors or distance from major cities limited the availability of off-air television. In some of the areas served by the systems, a substantial variety of television programming can be received off-air, including low-power UHF television stations, which have increased the number of television signals in the country and provided off-air television programs to limited local areas. The extent to which cable television service is competitive depends upon a cable television system's ability to provide, on a cost-effective basis, an even greater variety of programming than that available off-air or through other alternative delivery sources.

    Since Continental's U.S. cable television systems operate under non-exclusive franchises, other companies may obtain permission to build cable television systems in areas where Continental presently operates. Telephone company affiliates have recently applied for and been granted franchises in certain markets in which Continental operates. While Continental believes that the current level of overbuilding is not material, it is currently unable to predict the extent to which overbuilds may occur in its franchise areas and the impact, if any, such overbuilds may have on Continental in the future.

    Additional competition may come from satellite master antenna television ("SMATV") systems serving condominiums, apartment complexes and other private residential developments. The operators of these private systems often enter into exclusive agreements with apartment building owners or homeowners' associations that preclude operators of franchised cable television systems from serving residents of such private complexes. The widespread availability of reasonably priced earth stations enables private cable television systems to offer both improved reception of local television stations and many of the same satellite-delivered program services that are offered by franchised cable television systems. FCC regulations permit SMATV operators to use point-to-point microwave service to distribute video entertainment programming to their SMATV systems. A private cable television system normally is free of the regulatory burdens imposed on franchised cable television systems. Although a number of states have enacted laws to afford operators of franchised cable television systems access to private complexes, the U.S. Supreme Court has held that cable companies cannot have such access without compensating the property owner. The access statutes of several states have been challenged successfully in the courts, while others have been upheld.

    In recent years, the FCC has initiated new policies and authorized new technologies to provide a more favorable operating environment for certain existing technologies and to create substantial additional competition to cable television systems. These technologies include, among others, DBS services which transmit signals by satellite to receiving facilities located on customers' premises. Although satellite-delivered programming has been available to backyard earth stations for some time, new, high-powered direct-to-home satellites make possible the wide-scale delivery of programming to individuals throughout the United States using roof-top or wall-mounted antennas. Companies offering DBS services use video compression technology to increase channel capacity and to provide a package of movies, broadcast and other program services highly competitive with those of cable television systems. Two companies began offering high-powered DBS service in 1994, and a third company began service in 1996 in competition with cable television operators and PrimeStar. Continental has invested in PrimeStar, a medium-powered DBS-service provider, which currently offers more than 90 channels of video and audio service. In order to expand its service, PrimeStar's partners have agreed in principle on a long-term path for medium-powered DBS service with the option for a fifteen-year transponder lease from GE Americom Communications, Inc., which would give PrimeStar the potential to deliver approximately 150 channels of programming. Other companies intend to offer expanded service over high-powered satellites using video compression technology. DBS-service providers may be able to offer new and highly specialized services using a national base of subscribers. The ability of DBS-service providers to compete with the cable television industry depends on, among other factors, the availability of reception equipment at reasonable prices. Initial sales of DBS services indicate that it may offer substantial competition to cable television operators. PrimeStar is still considering its options for the delivery of high-powered DBS service following the conclusion of an FCC auction, which left PrimeStar without the assured use of certain desirable spectrum frequencies for high-powered service. See "Telecommunications and Technology."

    Cable television systems also may compete with wireless video program distribution services such as MMDS, which are licensed to serve specific areas. MMDS uses low-power microwave frequencies to transmit television programming over-the-air to subscribers. MMDS systems' ability to compete with cable television systems has previously been limited by a lack of channel capacity, the inability to obtain programming and regulatory delays. However, several of the former Bell operating companies such as NYNEX, Bell Atlantic and Pacific Telesis Group have acquired or invested in MMDS operators in states in which Continental has cable systems. A series of actions taken by the FCC, including reallocating certain frequencies to the wireless services and making it possible for them to provide digital video transmissions, are intended to facilitate the development of wireless cable television systems as an alternative means of distributing video programming. The FCC has also allocated frequencies in the 28 GHz band for a new multi-channel wireless video service. Continental is unable to predict the extent to which additional competition from these services will materialize in the future or the impact such competition would have on Continental's operations.

    Continental believes that as a result of its investment in technologically advanced systems, it is well-positioned to offer new services such as on-line services, data communications and telephony. Continental believes that the ability to offer interactive services over a high-capacity, two-way network provides a distinct competitive advantage over DBS and MMDS, which are currently one-way services.

    Other new technologies may become competitive with non-entertainment services that cable television systems can offer. The FCC has authorized television broadcast stations to transmit textual and graphic information useful both to consumers and to businesses. The FCC also permits commercial and non-commercial FM stations to use their subcarrier frequencies to provide non-broadcast services, including data transmissions. The FCC established an over-the-air Interactive Video and Data Service that will permit two-way interaction with commercial and educational programming along with informational and data services. Telephone companies and other common carriers also provide facilities for the transmission and distribution of data and other non-video services.

    In the past, federal cross-ownership restrictions have limited entry into the cable television business by potentially strong competitors such as telephone companies. Removal of these entry barriers makes it possible for companies with considerable resources, and, consequently, a potentially greater willingness or ability to overbuild, to enter the cable television and telecommunications business. The 1996 Telecommunications Act repeals the 1984 Cable Act's prohibition against telco-cable cross ownership and provides that a local exchange telephone company, also known as a LEC, may provide video programming directly to subscribers through a variety of means, including: (1) as a radio-based (MMDS or DBS) multichannel video programming distributor; (2) as a cable operator, fully subject to the franchising, rate regulation and other provisions of the 1984 Cable Act and the 1992 Cable Act; and (3) through an "open video system" that is certified by the FCC to offer non-discriminatory access to a portion of its channel capacity for unaffiliated program distributors, subject only to selected portions of the regulations applicable to cable operators. A local telephone company may also provide the "transmission of video programming" on a common carrier basis. Telephone companies in several of the Company's franchise areas have applied for franchises to offer cable service. Ameritech Corporation, for example, has obtained a franchise to build a cable system in several of the communities formerly served by N-COM, which Continental acquired in December 1995. The total number of subscribers is not material in relation to Continental's total subscriber base, but there can be no assurances with respect to the number of communities for which Ameritech Corporation or other telephone companies may obtain franchises in the future. See "Legislation and Regulation -- Federal Regulation."

    The 1996 Telecommunications Act also prohibits a telephone company or a cable system operator in the same market from acquiring each other, except in limited circumstances, such as areas of smaller population.

    TELEPHONY COMPETITION. LECs currently dominate the two-way switched voice and data market. The LECs provide a full range of local telecommunications services and equipment to customers as well as origination and termination access to their local networks to inter-exchange carriers ("IXCs") and mobile radio service providers. Prior to the 1996 Telecommunications Act, in many states the LECs have had an exclusive franchise by law to provide telephone service. As a consequence of this monopoly position, the LECs have established relationships with their customers and provide those customers with various transmission and switching services that other potential telecommunications service providers were permitted by law to offer.

    In addition to the LECs and existing competitive-access providers, competitors which are potentially capable of offering private line, special access and switched services include other cable television companies, electric utilities, long-distance carriers, microwave carriers, wireless service providers and private networks built by large end-users.

    While several states have engaged in legislative or regulatory efforts to remove local telecommunications market entry restrictions, new market entrants have maintained a high degree of dependance upon the incumbent LEC for interconnection to LEC customers and for allocation of telephone numbers.

    TELECOMMUNICATIONS REGULATION. The 1996 Telecommunications Act removes barriers to entry in the local telephone market that is now monopolized by the RBOCs and other LECs by preempting state and local laws that restrict competition and by requiring incumbent LECs to provide non-discriminatory access and interconnection to potential competitors, such as cable operators and long-distance companies. At the same time, the new law eliminates the Modified Final Judgment and permits the RBOCs to enter the market for long-distance service (through a separate subsidiary) after they satisfy a "competitive checklist." The 1996 Telecommunications Act also permits interstate utility companies to enter the telecommunications market for the first time.

    The 1996 Telecommunications Act also eliminates or streamlines many of the requirements applicable to LECs, and requires the FCC and states to review universal service programs and encourages access to advanced telecommunications services provided by all entities, including cable companies, by schools, libraries and other public institutions. The FCC and, in some cases, states are required to conduct numerous rulemaking proceedings to implement these provisions.

PROPERTIES

    Continental's principal physical assets consist of cable television systems, including signal receiving, encoding and decoding apparatus, headends, distribution systems, and subscriber house-drop equipment for each of its systems. The signal receiving apparatus typically includes a tower, antenna, ancillary electronic equipment, and earth stations for reception of satellite signals. Headends, consisting of associated electronic equipment necessary for the reception, amplification and modulation of signals, are located near the receiving devices. Continental's distribution systems consist of coaxial and fiber-optic cables and related electronic equipment. Subscriber equipment consists of taps, house drops, converters and analog addressable converters. Continental owns its distribution system, various office and studio fixtures, test equipment and service vehicles. The physical components of Continental's systems require maintenance and periodic upgrading to keep pace with technological advances.

    Continental's coaxial and fiber-optic cables are generally attached to utility poles under pole-rental agreements with local public utilities, although in some areas the distribution cable is buried in underground ducts or trenches. The FCC regulates pole attachment rates under the Federal Pole Attachments Act. See "Legislation and Regulation Federal Regulation -- Pole Attachments."

    Continental owns or leases parcels of real property for signal reception sites (antenna towers and headends), microwave facilities and business offices. Continental owns the building which houses its headquarters in Boston, Massachusetts.

    Continental believes that its properties, both owned and leased, are in good operating condition and are suitable and adequate for its business operations.

EMPLOYEES

    Continental currently has approximately 10,000 full-time employees, including approximately 100 employees located at its Boston headquarters, who provide staff support in the areas of corporate planning, finance, marketing, program acquisition, employee training and benefits administration, government relations, internal auditing, financial and tax reporting and regulatory compliance. Continental believes that its relations with its employees are good.

LEGAL PROCEEDINGS

    There are no material pending legal proceedings against the Company. The Company is subject to legal proceedings and claims that arise in the ordinary course of business, none of which is material to its consolidated financial condition or results of operations in the opinion of management.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The following selected consolidated financial information for and as of each year in the five-year period ended December 31, 1995 and the six months ended June 30, 1996 has been derived from the Consolidated Financial Statements of the Company. This selected consolidated financial information should be read in conjunction with the Consolidated Financial Statements of the Company and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Proxy Statement. The unaudited selected historical financial information for the six months ended June 30, 1995 and 1996 reflects all adjustments of a normal recurring nature that are, in the opinion of management, necessary for a fair presentation of that information. Results of operations for the six months ended June 30, 1995 and 1996 are not necessarily indicative of the results that may be expected for any other interim period or the year as a whole.

                                                                                            SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                       JUNE 30,
                                   -----------------------------------------------------  --------------------
                                     1991       1992       1993       1994       1995       1995       1996
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

STATEMENT OF OPERATIONS DATA:
Revenues.........................  $1,039,163 $1,113,475 $1,177,163 $1,197,977 $1,442,392 $ 650,048  $ 942,930
Costs and expenses:
  Operating......................    347,469    365,513    382,195    405,535    498,239    224,846    334,827
  Selling, general and
   administrative................    246,986    259,632    267,376    267,349    339,002    150,332    221,533
  Depreciation and
   amortization..................    267,510    272,851    279,009    283,183    341,171    148,412    231,696
  Restricted stock purchase
   program (1)...................     10,067      9,683     11,004     11,316     12,005      5,905      8,654
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total........................    872,032    907,679    939,584    967,383  1,190,417    529,495    796,710
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income.................    167,131    205,796    237,579    230,594    251,975    120,553    146,220
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Interest expense (net)...........    324,976    296,031    282,252    315,541    363,826    166,314    233,578
Other (income) expense (2).......      1,936     11,071    (10,978)    24,048     48,085      2,016     68,237
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total........................    326,912    307,102    271,274    339,589    411,911    168,330    301,815
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Loss before income taxes,
 extraordinary item and
 cumulative effect of accounting
 change..........................   (159,781)  (101,306)   (33,695)  (108,995)  (159,936)   (47,777)  (155,595)
Benefit (provision) for income
 taxes...........................     (1,861)    (1,654)     7,921     40,419     47,909     14,710     45,409
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Loss before extraordinary item
 and cumulative effect of
 accounting change...............   (161,642)  (102,960)   (25,774)   (68,576)  (112,027)   (33,067)  (110,186)
Extraordinary item...............     --         --         --        (18,265)    --         --         --
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Loss before cumulative effect of
 accounting change...............   (161,642)  (102,960)   (25,774)   (86,841)  (112,027)   (33,067)  (110,186)
Cumulative effect of accounting
 change..........................     --         --       (184,996)    --         --         --         --
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss.........................   (161,642)  (102,960)  (210,770)   (86,841)  (112,027)   (33,067)  (110,186)
Preferred stock preferences......     (5,771)   (16,861)   (34,115)   (36,800)   (39,802)   (19,347)   (21,041)
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Loss applicable to common
 stockholders....................  $(167,413) $(119,821) $(244,885) $(123,641) $(151,829) $ (52,414) $(131,227)
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                                                            SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                       JUNE 30,
                                   -----------------------------------------------------  --------------------
                                     1991       1992       1993       1994       1995       1995       1996
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

STATEMENT OF OPERATIONS DATA:
 (CONTINUED)
Per common share:
  Loss before extraordinary item
   and cumulative effect of
   accounting change.............  $   (1.42) $   (1.00) $    (.53) $    (.92) $   (1.22) $   (0.45) $   (0.88)
  Extraordinary item.............     --         --         --           (.16)    --         --         --
  Cumulative effect of accounting
   change........................     --         --          (1.62)    --         --         --         --
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net loss.......................  $   (1.42) $   (1.00) $   (2.15) $   (1.08) $   (1.22) $   (0.45) $   (0.88)
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Weighted average common shares
 outstanding (in thousands)......    117,534    119,544    114,055    114,334    124,882    117,627    148,440

OTHER DATA:
EBITDA (3).......................  $ 444,708  $ 488,330  $ 527,592  $ 525,093  $ 605,151  $ 274,870  $ 386,570
Net cash provided from operating
 activities......................  $ 123,543  $ 215,045  $ 250,504  $ 236,304  $ 221,264  $  77,527  $ 175,030
Capital expenditures.............  $ 145,846  $ 145,189  $ 185,691  $ 300,511  $ 518,161  $ 231,021  $ 311,447

                                                                                                    AS OF JUNE
                                                            AS OF DECEMBER 31,                         30,
                                        ----------------------------------------------------------  ----------
                                           1991        1992        1993        1994        1995        1996
                                        ----------  ----------  ----------  ----------  ----------  ----------
                                                                    (IN THOUSANDS)

BALANCE SHEET DATA:
Cash..................................  $   14,265  $   27,352  $  122,640  $   11,564  $   18,551  $   27,056
Total assets..........................   2,082,182   2,003,196   2,091,853   2,483,639   5,080,593   5,284,734
Total debt............................   3,338,281   3,011,669   3,177,178   3,449,907   5,285,159   5,604,137
Redeemable common stock...............     445,463     223,716     213,548     232,399     256,135     270,290
Stockholder's equity (deficiency).....  (1,919,525) (1,486,231) (1,667,088) (1,688,334) (1,215,951) (1,319,133)

------------------------------
(1)
  Represents the difference between the consideration paid by employees for purchases of shares of Common Stock of the Company under the Company's Restricted Stock Purchase Program and the fair market value of such shares (as determined by the Company's Board of Directors) at the date of issuance, amortized over the vesting schedule of such shares. See Note 11 to the Company's Consolidated Financial Statements.

(2)
  Includes equity in net income (loss) of affiliates, minority interest in net loss of subsidiaries, other non-operating income and expenses, gains on sale of marketable equity securities of $10.3 million, $17.1 million and $24.1 million from the Company's sales of its investment in affiliates in 1992 and 1993 (before post-closing adjustments), and sale of marketable equity securities and a portion of an investment in 1995, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3)
  Operating income before depreciation and amortization and non-cash stock compensation (Restricted Stock Purchase Program expense). Based on its experience in the cable television industry, the Company believes that EBITDA and related measures of cash flow serve as important financial analysis tools for measuring and comparing cable television companies in several areas, such as liquidity, operating performance and leverage. EBITDA should not be considered by the reader as an alternative to operating or net income (as determined in accordance with GAAP) as an indicator of the Company's performance or as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." EBITDA for the year ended December 31, 1995 and the six months ended June 30, 1996 include EBITDA of the systems acquired in the Providence Journal Merger and the Recent Acquisitions from their respective dates of acquisition.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS OF CONTINENTAL'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE CONSOLIDATED FINANCIAL STATEMENTS OF CONTINENTAL APPEARING ELSEWHERE IN THIS PROXY STATEMENT.

GENERAL

    Continental is a leading provider of broadband communications services. Continental's operations consist primarily of U.S. cable television systems with complementary operations and investments in three other areas: (i) international broadband communications ventures; (ii) interests in the telecommunications and technology industries, including companies offering competitive-access telephony and DBS service; and (iii) interests in programming services.

    Substantially all of Continental's revenues are earned from customer fees for basic cable programming and premium television services, the rental of converters and remote control devices, and cable installation fees. During the period from December 31, 1992 through December 31, 1995, Continental's revenues increased at a compound annual growth rate of 9.0% primarily through basic subscriber growth and increases in monthly revenue per average basic subscriber. Revenues for the year ended December 31, 1995, however, increased 20.4% (10.3% excluding acquisitions) as compared to the same period in 1994. Revenues for the year ended December 31, 1994 increased only 1.8% compared to 1993 due to basic rate reductions and non-cash revenue reserves recorded in connection with the FCC rate regulations.

    Additional revenues are generated by the sale of advertising, pay-per-view programming fees, DBS service and payments received as a result of revenue-sharing agreements for products sold through home shopping networks. Continental expects that advertising and home shopping revenues (which currently represent approximately 7.1% of Continental's total revenues) may become a larger percentage of total revenues. These sources of revenues tend to be cyclical and seasonal in nature and could increase the cyclicality and seasonality in Continental's total revenues.

    Continental's business is subject to significant regulatory developments, including recent federal laws and regulations, which regulate rates charged by Continental for certain cable services. Such laws and regulations will limit Continental's ability to increase or restructure its rates for certain services. On August 3, 1995, the Social Contract between Continental and the FCC was adopted, which covers all of Continental's existing franchises (excluding the systems acquired in the Providence Journal Merger and the Recent Acquisitions), including those that are currently unregulated, and is the first comprehensive rate agreement involving cable television ever approved by the FCC. The Social Contract settled Continental's pending cost-of-service rate cases and its benchmark CPS-tier rate cases. The Social Contract Amendment was adopted by the FCC on August 21, 1996. This amendment incorporates into the Social Contract the cable television systems acquired in the Providence Journal Merger and the Recent Acquisitions and makes certain other changes to the Social Contract. See "Legislation and Regulation" and "Business -- U.S. Operating Strategy -- U.S. Regulatory Strategy; Social Contract." In addition, the 1996 Telecommunications Act has been enacted into law. The 1996 Telecommunications Act modifies various provisions of the Communications Act of 1934, the 1984 Cable Act and the 1992 Cable Act with the intent of establishing a pro-competitive, deregulatory policy framework for the telecommunications industry.

    The high level of depreciation and amortization associated with Continental's capital expenditures and acquisitions and the interest costs related to financing activities, have caused Continental to report net losses. Continental believes that such net losses are common for cable television companies.

    Continental has recently completed a series of acquisitions in the United States, the most significant of which was the acquisition of the cable television businesses and assets of Providence Journal. See "Business -- U.S. Acquisitions and Investments -- The Providence Journal Merger." Results of operations of the companies and businesses acquired have been included in the accompanying results of operations from their respective dates of acquisition.

RESULTS OF OPERATIONS

    The following table sets forth, for the years indicated, certain items in Continental's Selected Consolidated Financial Information. See the footnotes to "Selected Consolidated Financial Information" and, as to subscriber information, "Business -- U.S. Systems." The following subscriber information does not give effect to the Pending M/NH Buyout.

                                                                                                (UNAUDITED)
                                                                                              SIX MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,            JUNE 30,
                                                           -------------------------------  --------------------
                                                             1993       1994       1995       1995       1996
                                                           ---------  ---------  ---------  ---------  ---------
                                                                          (DOLLARS IN THOUSANDS)

STATEMENT OF OPERATIONS DATA:
Revenues:
  Basic cable service....................................  $ 845,213  $ 849,889  $1,013,405 $ 456,284  $ 665,102
  Premium cable service..................................    242,956    245,605    269,069    126,480    158,604
  Pay-per-view...........................................     25,746     24,523     32,467     13,158     19,019
  DBS....................................................      1,755      6,029     37,048     14,179     30,572
  Advertising and other..................................     61,493     71,931     90,403     39,947     69,633
                                                           ---------  ---------  ---------  ---------  ---------
    Total................................................  1,177,163  1,197,977  1,442,392    650,048    942,930
Operating, selling, general and administrative
 expenses................................................    649,571    672,884    837,241    375,178    556,360
Depreciation and amortization............................    279,009    283,183    341,171    148,412    231,696
Restricted stock purchase program........................     11,004     11,316     12,005      5,905      8,654
                                                           ---------  ---------  ---------  ---------  ---------
Operating income.........................................    237,579    230,594    251,975    120,553    146,220
Interest expense, net....................................    282,252    315,541    363,826    166,314    233,578
Other (income) expenses..................................    (10,978)    24,048     48,085      2,016     68,237
                                                           ---------  ---------  ---------  ---------  ---------
Loss before income taxes, extraordinary item and
 cumulative effect of accounting change..................    (33,695)  (108,995)  (159,936)   (47,777)  (155,595)
Benefit for income taxes.................................     (7,921)   (40,419)   (47,909)   (14,710)   (45,409)
                                                           ---------  ---------  ---------  ---------  ---------
Loss before extraordinary item and cumulative effect of
 accounting change.......................................    (25,774)   (68,576)  (112,027)   (33,067)  (110,186)
Extraordinary item.......................................     --        (18,265)    --         --         --
                                                           ---------  ---------  ---------  ---------  ---------
Loss before cumulative effect of accounting change.......    (25,774)   (86,841)  (112,027)   (33,067)  (110,186)
Cumulative effect of accounting change...................   (184,996)    --         --         --         --
                                                           ---------  ---------  ---------  ---------  ---------
Net loss.................................................  $(210,770) $ (86,841) $(112,027) $ (33,067) $(110,186)
                                                           ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------
OTHER DATA:
EBITDA...................................................  $ 527,592  $ 525,093  $ 605,151  $ 274,870  $ 386,570

                                                                                                           AS OF
                                                                              AS OF DECEMBER 31,         JUNE 30,
                                                                        -------------------------------  ---------
                                                                          1993       1994       1995       1996
                                                                        ---------  ---------  ---------  ---------

SUBSCRIBER DATA FOR U.S. CABLE SYSTEMS:
Homes passed by cable.................................................  5,192,000  5,372,000  7,191,000  7,243,000
Number of basic subscribers...........................................  2,895,000  3,081,000  4,190,000  4,234,000
Basic penetration.....................................................       55.8%      57.4%      58.3%      58.5%
Number of premium subscriptions.......................................  2,454,000  2,635,000  3,770,000  3,485,000
Premium penetration...................................................       84.8%      85.5%      90.0%      82.3%

    SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995. Revenues increased 45.1% (or $292.9 million) to $942.9 million. The acquisition of cable television systems during 1995 serving a total of approximately 1,009,000 basic subscribers as of the acquisition dates, accounted for $210.8 million of such revenue increase. Excluding the effects of the foregoing acquisitions, revenues increased 12.6% (or $82.1 million) to $732.1 as a result of a 2.4% increase in ending basic cable subscribers, an increase in cable revenue per average basic subscriber and increases in DBS-service revenues. Excluding the foregoing acquisitions and DBS-service revenues, monthly cable revenue per average basic subscriber increased 7.4% from $35.71 to $38.34. The $2.63 increase in monthly cable revenue per average basic subscriber primarily reflects the addition of new channels and increases in rates. The increase in cable revenues (excluding the foregoing acquisitions and DBS services) also includes a $14.4 million increase in advertising and home shopping revenues to $53.1 million, and a $2.0 million increase in pay-per-view revenues to $15.1 million. Revenues from DBS services increased by $16.4 million to $30.6 million principally as a result of an increase of 54,000 DBS-service customers to approximately 103,000 as of June 30, 1996.

    Operating, selling, general and administrative expenses increased 48.3% to $556.4 million due primarily to the foregoing acquisitions, the provision of DBS service, and increases in programming costs and wages. Depreciation and amortization expenses increased 56.1% to $231.7 million due to the foregoing acquisitions and increased levels of capital expenditures. Non-cash stock compensation (Restricted Stock Purchase Program expense) increased 46.6% to $8.7 million due to the vesting of a greater number of shares issued under Continental's Restricted Stock Purchase Program as compared to 1995. Operating income increased 21.3% to $146.2 million. Interest expense increased 40.4% to $233.6 million as a result of a 51.1% increase in average debt outstanding due primarily to the foregoing acquisitions, offset by a decrease in the effective interest rate from 9.3% to 8.6%. Other (income) expenses include equity in net loss of affiliates, which increased from $25.8 million to $62.8 million due to Continental recording its proportionate share of losses from its international investments in Australia, Argentina, and Singapore and its investments in TCG and The Golf Channel.

    As a result of such factors, the net loss for the six months ended June 30, 1996 compared to the same period in 1995 increased by $77.1 million to $110.2 million.

    YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994. Revenues increased 20.4% (or $244.4 million) to approximately $1.4 billion. The acquisition of cable television systems in New Hampshire and Florida during 1994, the Providence Journal Merger and the Recent Acquisitions, serving a total of approximately 1,087,000 basic subscribers as of their respective acquisition dates, accounted for $122.1 million of such revenue increase. Excluding the effects of the foregoing acquisitions, revenues increased 10.3% (or $122.3 million) as a result of a 3.1% increase in ending basic cable subscribers, an increase in cable revenue per average basic subscriber and an increase in DBS-service revenues. Excluding the foregoing acquisitions and DBS-service revenues, monthly cable revenue per average basic subscriber increased from $35.23 to $36.56. The $1.33 increase in monthly cable revenue per average basic subscriber reflects: (i) increases in basic rates and a reversal during 1995 of certain non-cash revenue reserves (see below) as a result of the Social Contract and (ii) an increase in premium and other revenue categories. Revenues from premium cable services increased by $3.8 million to $248.1 million (excluding the foregoing acquisitions and DBS service) due to an increase in premium subscriptions. The increase in revenues (excluding the foregoing acquisitions and DBS service) was also due to a $9.2 million increase in advertising revenues to $66.9 million, a $2.4 million increase in home shopping revenues to $16.4 million and a $5.6 million increase in pay-per-view revenues to $30.1 million. Revenues from DBS service increased by $31.0 million to $37.0 million principally as a result of an increase of 58,000 in the number of DBS-service customers to approximately 80,000 as of December 31, 1995.

    Operating, selling, general and administrative expenses increased 24.4% to $837.2 million due primarily to the foregoing acquisitions, the provision of DBS service, and increases in programming costs and wages. Many of the increases in expenses were not passed through to subscribers in the form of rate increases, which is allowed under the FCC's rate regulations, due to the negotiation and implementation of the Social Contract. See "Business -- U.S. Operating Strategy -- U.S. Regulatory Strategy; Social Contract." Depreciation and amortization expenses increased 20.5% to $341.2 million due to the foregoing acquisitions and increased levels of capital expenditures. Non-cash stock compensation (Restricted Stock Purchase Program expense) increased 6.1% to $12.0 million due to a vesting of a greater percentage of shares issued under Continental's
Restricted Stock Purchase Program as compared to 1994. Operating income increased 9.3% to $252.0 million. Interest expense increased 15.3% to $363.8 million as a result of a 25.0% increase in average debt outstanding. The effective interest rate decreased from 9.7% to 9.0%. Other (income) expenses included a gain of $23.0 million from the sale of Continental's shares of QVC common stock and a gain of $1.0 million on the sale of a portion of its investment in NCC. Other (income) expense also includes equity in net loss of affiliates, which increased from $25.0 million to $70.4 million primarily due to Continental recording its proportionate share of losses from its international investments in Australia, Argentina, and

Singapore and its investments in TCG and The Golf Channel. The effective tax rate was lower in 1995 since a tax benefit was not recorded for the equity in net loss of foreign affiliates. As a result of such factors, the net loss before extraordinary item for 1995 compared to 1994 increased by $43.5 million to $112.0 million.

    YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993. Revenues increased by 1.8% (or $20.8 million) to approximately $1.2 billion. The cable television systems acquired in New Hampshire and Florida during 1994 served a total of approximately 78,000 basic subscribers as of their respective acquisition dates and accounted for $8.0 million of such revenue increase. See "Business -- U.S. Acquisitions and Investments -- Other U.S. Acquisitions." Excluding the effects of the foregoing acquisitions, revenues increased 1.1% (or $12.8 million) as a result of a 3.7% increase in ending basic subscribers and an increase in premium and certain other revenue. Monthly cable revenue per average basic subscriber decreased from $35.71 to $35.23. The $.48 decrease was primarily due to rate reductions and non-cash revenue reserves recorded during 1994 in connection with the FCC's rate regulations, net of an $.11 increase in premium, advertising and other revenue. See "-- Liquidity and Capital Resources -- Recent Legislation" and "Legislation and Regulation." Revenues from premium cable services increased by $1.3 million (excluding the foregoing acquisitions and DBS-service revenues) due to an increase in premium subscriptions. The increase in revenues (excluding the foregoing acquisitions and DBS-service revenues) was also due to a $5.0 million increase in advertising revenue and a $5.1 million increase in other revenue due to continued growth in home shopping revenue, less a $1.3 million decrease in pay-per-view revenue. Pay-per-view revenue decreased due to the lack of availability of special events offered as compared to 1993, reflecting industry-wide trends. Revenues from DBS service increased $4.3 million or 244.0% as a result of an increase in DBS-service customers from 4,300 to 22,000.

    Operating, selling, general and administrative expenses increased 3.6% to $672.9 million, primarily due to the foregoing acquisitions and increases in programming costs and wages. Depreciation and amortization expenses increased 1.5% to $283.2 million due to an increase in capital expenditures. Non-cash stock compensation (Restricted Stock Purchase Program expense) increased 2.8% to $11.3 million due to the vesting of a greater percentage of shares issued under Continental's Restricted Stock Purchase Program as compared to 1993. Operating income decreased 2.9% to $230.6 million. Interest expense increased approximately 11.8% to $315.5 million due to a 5.0% increase in average debt outstanding and an increase in the effective interest rate from 9.1% to 9.7%. Other (income) expenses decreased as a result of equity in net loss of affiliates which increased from $12.8 million to $25.0 million, primarily due to Continental recording its proportionate share of losses from PrimeStar and TCG and its affiliates. Continental also recorded an extraordinary loss of $18.3 million due to the extinguishment of debt.

    As a result of such factors, loss before the cumulative effect of the accounting change for the year ended December 31, 1994 compared to December 31, 1993, increased by $61.1 million to $86.8 million, and net loss for the year ended December 31, 1994 compared to December 31, 1993, decreased from $210.8 million to $86.8 million.

    Continental implemented Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") as of January 1, 1993. SFAS 109 required a change from the deferred to the liability method for computing deferred income taxes. The cumulative effect of this change was a non-recurring increase in net loss of $185.0 million. The cumulative change resulted from net deferred tax liabilities recognized for the difference between the financial reporting and tax bases of assets and liabilities. The income tax benefit recognized in 1993 was $7.9 million due to deferred tax benefits recognized under SFAS 109. The income tax benefit for 1993 was decreased by $4.2 million as a result of applying the newly enacted federal tax rates to deferred tax balances as of January 1, 1993.

    EBITDA. Based on its experience in the cable television industry, Continental believes that EBITDA and related measures of cash flow serve as important financial analysis tools for measuring and comparing cable television companies in several areas, such as liquidity, operating performance and leverage. EBITDA should not be considered as an alternative to operating or net income (measured in accordance with GAAP) as an indicator of Continental's performance or as an alternative to cash flows from operating activities (measured in accordance with GAAP) as a measure of Continental's liquidity. For the six months ended

June 30, 1996, EBITDA increased 40.6% to $386.6 million, as compared to the same period in 1995. Excluding the effects of the acquisitions of cable television systems during 1995, EBITDA increased 9.5% to $301.1 million. DBS service accounted for approximately $1.2 million and $4.4 million of EBITDA for the six months ended June 30, 1995 and 1996, respectively. The remaining increase in EBITDA for the six months ended June 30, 1996 (excluding the effects of acquisitions) was the result of increases in revenues. For the year ended December 31, 1995, EBITDA increased 15.2% to $605.2 million, as compared to the same period in 1994. Excluding the effect of the acquisition of cable television systems in New Hampshire and Florida in 1994, the Providence Journal Merger and the Recent Acquisitions, EBITDA increased 6.3%. DBS service accounted for $4.3 million of EBITDA for the year ended December 31, 1995 compared to $(1.9) million as of December 31, 1994. The remaining increase in EBITDA for the year ended December 31, 1995 (excluding the effects of acquisitions) was the result of increases in revenue. EBITDA decreased 0.5% to $525.1 million for the year ended December 31, 1994, primarily due to rate reductions and non-cash revenue reserves recorded in connection with the FCC's rate regulations.

    INFLATION. Certain of Continental's expenses, such as those for wages and benefits, for equipment repair and replacement and for billing and marketing, increase with general inflation. However, Continental does not believe that its results of operations have been, or will be, adversely affected by inflation, provided that it is able to increase its service rates periodically. For a description of recent laws and regulations that may limit Continental's ability to raise its rates for certain services, see "Business -- U.S. Operating Strategy -- U.S. Regulatory Strategy; Social Contract" and "Legislation and Regulation."

    RECENT ACCOUNTING PRONOUNCEMENTS. In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"), which is effective for fiscal years beginning after December 15, 1995. SFAS 121 addresses the accounting for potential impairment of long-lived assets. The effect of implementing SFAS 121 is expected to be immaterial to Continental's financial position and results of operations.

    In October 1995, the FASB issued Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123, which is effective for fiscal years beginning after December 15, 1995, establishes financial accounting and reporting requirements for stock-based employee compensation plans. The effect of implementing SFAS 123 is expected to be immaterial to Continental's financial position and results of operations.

LIQUIDITY AND CAPITAL RESOURCES

    The following table sets forth for the period indicated certain items from Continental's Statement of Consolidated Cash Flows (in thousands):

                                                                         (UNAUDITED)
                                                                         SIX MONTHS
                                                                            ENDED
                                                                          JUNE 30,
                                                                            1996
                                                                         -----------
      Net Cash Provided From Operating Activities......................   $ 175,030
                                                                         -----------
                                                                         -----------
Financing Activities:
  Net borrowings.......................................................   $ 310,852
  Other................................................................       2,310
                                                                         -----------
      Net Cash Provided From Financing Activities......................   $ 313,162
                                                                         -----------
                                                                         -----------
Investing Activities:
  Property, plant and equipment........................................   $(311,447)
  Investments..........................................................    (133,020)
  Other assets.........................................................     (24,242)
  Acquisition..........................................................     (10,978)
                                                                         -----------
      Net Cash Used For Investing Activities...........................   $(479,687)
                                                                         -----------
                                                                         -----------

    RECENT FINANCING ACTIVITIES. Continental recently arranged a short-term unsecured, revolving credit facility, which will mature on July 1, 1997 (the "1996 Credit Facility"). Maximum availability under the 1996 Credit Facility is $1.0 billion. Borrowings under the 1996 Credit Facility may be used to fund general corporate purposes, including capital expenditures, investments and acquisitions. The terms and conditions of the 1996 Credit Facility are similar to those of the 1994 Credit Facility (as defined below). Indebtedness under the 1996 Credit Facility will rank PARI PASSU with Continental's other senior indebtedness. See "Credit Arrangements of the Company."

    On December 13, 1995, Continental issued $600.0 million in aggregate principal amount of its 8.30% Senior Notes Due 2006 (the "Old 8.30% Notes") in an offering pursuant to Rule 144A of the Securities Act. The net proceeds from the sale of the 8.30% Notes were used initially to repay $587.1 million of the indebtedness outstanding under the unsecured, reducing, revolving credit facility of Continental and certain of its subsidiaries (the "1994 Credit Facility"). The maximum credit availability under the 1994 Credit Facility is $2.2 billion, which will decrease annually commencing in December 1997, with a final maturity in October 2003.

    On June 5, 1996, Continental completed an exchange offer registered under the Securities Act of 1933, as amended, pursuant to which Continental offered to exchange its 8.30% Senior Notes Due 2006 (the "New 8.30% Notes" and, together with the Old 8.30% Notes, the "8.30% Notes") for an equal principal amount of the then outstanding Old 8.30% Notes. The form and terms of the New 8.30% Notes are the same as the form and terms of the Old 8.30% Notes, except that the New 8.30% Notes do not bear legends restricting the transfer thereof.

    On July 18, 1995, certain of Continental's subsidiaries entered into an unsecured, reducing revolving credit facility (the "1995 Credit Facility"). The maximum credit availability under the 1995 Credit Facility is $1.2 billion, which will decrease annually commencing in December 1998, with a final maturity in September 2004. Such facility has other terms and conditions that are similar in certain respects to those contained in the 1994 Credit Facility.

    In October 1995, Continental borrowed under the 1995 Credit Facility to fund approximately $815.0 million in connection with the Providence Journal Merger and approximately $155.0 million for the acquisition of Columbia Cable of Michigan. In December 1995, Continental borrowed under the 1995 Credit Facility to fund approximately $88.0 million in connection with the N-COM Buyout. Subsequent borrowings under the 1995 Credit Facility will be used for general corporate purposes, including capital expenditures for the Providence Journal Cable, Columbia Cable of Michigan and N-COM systems. See "Credit Arrangements of the Company."

    CREDIT ARRANGEMENTS OF CONTINENTAL. On June 30, 1996, Continental had cash on hand of $27.1 million and the following credit arrangements: (i) approximately $2.0 billion outstanding under the 1994 Credit Facility; (ii) approximately $1.0 billion outstanding under the 1995 Credit Facility; (iii) $112.5 million of the 10.12% Senior Notes Due 1999 to the Prudential Life Insurance Company (the "Prudential Notes"); (iv) $200.0 million of 8 1/2% Senior Notes due 2001 (the "8 1/2% Notes"); (v) $100.0 million of 8 5/8% Senior Notes due 2003 (the "8 5/8% Notes"); (vi) $275.0 million of 8 7/8% Senior Debentures due 2005 (the "8 7/8% Debentures"); (vii) $600.0 million of 8.30% Notes; (viii) $300.0 million of 9% Senior Debentures due 2008 (the "9% Debentures"); (ix) $525.0 million of 9 1/2% Senior Debentures due 2013 (the "9 1/2% Debentures");
(x) $100.0 million of 10 5/8% Senior Subordinated Notes due 2002 (the "10 5/8% Notes"); and (xi) $300.0 million of 11% Senior Subordinated Debentures due 2007 (the "11% Debentures"). Other miscellaneous debt was approximately $41.2 million as of June 30, 1996. As of September 30, 1996, there was aggregate credit availability of over $1.1 billion under the 1994 Credit Facility, the 1995 Credit Facility and the 1996 Credit Facility. In February 1996, the Company borrowed funds under the 1994 Credit Facility in order to redeem $100.0 million in aggregate principal amount of Floating Rate Debentures, plus accrued interest thereon.

    As of June 30, 1996, a subsidiary of Continental had issued a standby letter of credit of approximately $70.6 million on behalf of PrimeStar, which guaranteed a portion of the financing incurred by PrimeStar to construct a successor-satellite system. The letter of credit is secured by certain marketable equity securities with a fair market value of approximately $164.7 million as of September 30, 1996.

    The annual maturities, as of December 31, 1995, of Continental's indebtedness for the years ending December 31, 1996, 1997, 1998, 1999 and 2000 will be approximately $29.6 million, $32.1 million, $33.6 million, $112.3 million and $559.0 million, respectively.

    CAPITAL EXPENDITURES AND U.S. ACQUISITIONS. Continental's expenditures for property, plant and equipment totaled approximately $518.2 million for the year ended December 31, 1995. The increase in Continental's capital expenditures for 1995 as compared to 1994 was due to: (i) the rebuild and upgrade of its systems;
(ii) the provision of DBS service; and (iii) the acquisition of cable systems in New Hampshire and Florida in 1994, the Providence Journal Merger and the Recent Acquisitions. For the six months ended June 30, 1996, capital expenditures for property, plant and equipment totaled approximately $311.4 million (of which approximately $34.2 million was related to the provision of DBS service and approximately $46.7 million was related to the development of new businesses). Continental anticipates that it will spend during 1996: (i) approximately $529.0 million in capital expenditures for its systems (excluding the systems to be acquired in the Pending M/NH Buyout); (ii) approximately $85.0 million on capital expenditures for the provision of DBS service; and (iii) approximately $120.0 million on capital expenditures for new businesses such as telephony and high-speed data services. However, Continental is continually reevaluating its capital budget based on economic, technological and other factors. In accordance with the recently adopted Social Contract with the FCC, Continental has agreed to invest a minimum of $1.35 billion in system rebuilds and upgrades in the United States through 2000 to expand channel capacity and improve system reliability and picture quality. Under the Social Contract Amendment, which was recently adopted by the FCC, Continental has agreed to increase the minimum investment to $1.7 billion, in order to incorporate into the Social Contract the cable television systems acquired in the Providence Journal Merger and the Recent Acquisitions. See "Business -- U.S. Operating Strategy U.S. Regulatory Strategy; Social Contract."

    In 1995, Continental acquired (i) the cable television systems of Providence Journal Cable for total consideration of approximately $1.4 billion pursuant to the Providence Journal Merger and (ii) other cable television systems, or interests therein, in the Recent Acquisitions for an aggregate of approximately $428.5 million. See "Investments -- Other Financing and Investment Activities." Continental has entered into a purchase agreement to acquire the remaining ownership interests and discharge or assume certain liabilities of M/NH for total consideration of approximately $219.2 million. The Cablevision of Chicago and the Consolidated Cablevision of California acquisitions closed in August 1995 and September 1995, respectively, and both the Providence Journal Merger and Columbia Cable of Michigan acquisition closed in October 1995. The N-COM Buyout closed in December 1995. The Pending M/NH Buyout is expected to close in the fourth quarter of 1996. All of these cable television systems primarily serve communities that are contiguous or in close proximity to Continental's other systems. Continental funded the acquisition of Columbia Cable of Michigan and the N-COM Buyout with borrowings under the 1995 Credit Facility. Continental funded the Cablevision of Chicago and the Consolidated Cablevision of California acquisitions with borrowings under the 1994 Credit Facility. Continental funded the Providence Journal Merger with borrowings under the 1995 Credit Facility as well as through the issuance of approximately 30.1 million shares of Class A Common Stock. See "Business -- U.S. Acquisitions and Investments."

    INVESTMENTS. For purposes of the Statement of Consolidated Cash Flows, Continental's investments include, among other things, interests in telecommunications and technology and international broad band communications ventures.

    INTERNATIONAL INVESTMENTS. As of June 30, 1996, Continental had advanced US$150.5 million to Fintelco. In addition, Continental has recorded commitments to contribute an additional US$17.1 million to Fintelco in order to finance a portion of certain acquisitions of Argentine cable television systems. Fintelco entered into a US$140.0 million credit facility in 1995 and recently arranged an additional credit facility of US$50.0 million. Proceeds from such facilities will be used to refinance existing short-term indebtedness and for general corporate purposes, including capital expenditures. Such facilities may reduce the amount of future advances from Fintelco's shareholders, including Continental. See "Business -- International Operations."

    As of June 30, 1996, Continental had invested approximately US$286.6 million in Optus Vision. Optus Vision anticipates at this time that its remaining funding needs will be provided by a combination of equity from the joint venture partners and third-party debt. Optus Vision currently has A$280.0 million of short-term credit facilities. Proceeds from such facilities can be used for general corporate purposes including capital expenditures. In addition, Continental's future funding requirements could be reduced if either or both of Nine and Seven exercise their options to increase their equity interests in Optus Vision to 20% and 15%, respectively, but there can be no assurances that Nine and/or Seven will exercise such options. See "Business -- International Operations."

    As of June 30, 1996, Continental had made capital contributions to SCV of US$17.6 million and committed to contribute up to approximately US$27.0 million (based on exchange rates as of June 30, 1996) in additional capital. In addition, Continental has committed to lend up to approximately US$45.0 million (based on exchange rates as of June 30, 1996) to SCV if third-party debt financing is unavailable. SCV has arranged an aggregate of S$176.0 million in senior credit facilities. Such facilities may reduce the amount of future advances from SCV's shareholders, including Continental. See "Business International Operations."

    INVESTMENTS IN  TELECOMMUNICATIONS AND  TECHNOLOGY.   Continental  has  made
numerous investments which are related to its ownership interests in TCG and PrimeStar.

    In 1993, Continental purchased 20% of TCG for a purchase price of $66.0 million. In addition, Continental committed to lend up to $69.9 million to TCG through 2003, of which $53.8 million was advanced as of June 30, 1996. Continental had also invested, as of June 30, 1996, $62.1 million in partnerships involving TCG and other cable television operators.

    Subsequent to June 30, 1996, TCG consummated an initial public offering of shares of its common stock. In conjunction with the initial public offering, TCG implemented a plan of reorganization, under which Continental exchanged its $53.8 million loan and contributed its interests in TCG partnerships to TCG for additional shares to TCG common stock. At the time of the initial public offering, TCG redeemed approximately 8.0 million shares of TCG common stock from Continental for net cash proceeds of approximately $121.0 million. Continental used such proceeds to repay amounts outstanding under the 1994 Credit Facility. After the redemption and the initial public offering, Continental owned approximately 17.9 million shares of TCG common stock, which represented an approximate 11.2% ownership interest and had a market value of $422.0 million as of September 30, 1996.

    Simultaneous with the initial public offering, TCG issued $925.0 million of public debt securities. As a result of the initial public offering and such public debt issuance, Continental does not anticipate making any additional advances to TCG in the future.

    Continental also owns an approximate 10.4% partnership interest in PrimeStar. Continental has made cash investments totaling $31.4 million as of June 30, 1996 to fund PrimeStar's ongoing operations and may in the future make additional investments in PrimeStar. See "Business -- Telecommunications and Technology."

    OTHER FINANCING AND INVESTMENT ACTIVITIES. Intangible and other assets increased by $1.5 billion during the year ended December 31, 1995 due primarily to assets recorded in connection with the Providence Journal Merger and the Recent Acquisitions and an increase of approximately $14.2 million in loans to certain employees to cover tax obligations in connection with Continental's Restricted Stock Purchase Program. During the six months ended June 30, 1996, Continental invested approximately $24.2 million in other assets which included, among other things, an increase in loans to certain employees to cover tax obligations in connection with the Company's Restricted Stock Purchase Program. See Note 11 to Continental's Consolidated Financial Statements.

    1998-1999 SHARE REPURCHASE PROGRAM. Continental is a party to a liquidity agreement (the "Stock Liquidation Agreement") with certain stockholders, including H. Irving Grousbeck (a co-founder of Continental), and the partners of certain general investment limited partnerships managed by Burr, Egan, Deleage & Co. (collectively, the "Subject Stockholders"). Continental's obligation under the Stock Liquidation Agreement is to repurchase approximately 16.7 million shares of Redeemable Common Stock held by the Subject Stockholders, as well as by the other stockholders who elected to participate in this aspect of the liquidity program (collectively, the "Selling Stockholders"), on December 15, 1998 (or January 15, 1999, at each Selling Stockholder's election). The purchase price for such redemption is equal to the greater of (i) the dollar amount that a holder of Common Stock would receive per share of Common Stock upon a sale of Continental as a whole pursuant to a merger or a sale of stock or, if greater, the dollar amount a holder of Common Stock would then receive per share of Common Stock derived from the sale of Continental's assets and subsequent distribution of the proceeds therefrom (net of corporate taxes, including sales and capital gains taxes in connection with such sale of assets), in either case less a discount of 22.5%, or (ii) the dollar amount equal to the net proceeds which would be expected to be received by a stockholder of Continental from the sale of a share of Common Stock in an underwritten public offering at the time the shares are to be repurchased after, under certain circumstances, being reduced by pro forma expenses and underwriting discounts. In the event Continental is unable to perform its obligation to complete the 1998-1999 Share Repurchase Program within six months of the payment date therefor, Continental is obligated, at the request made within such six-month period by any one or more Subject Stockholders or transferees holding an aggregate of at least 2.5 million shares of such transferred shares of Redeemable Common Stock, to use its best efforts (subject to compliance with applicable laws and regulations) to cause the sale of all or substantially all of the assets of Continental and, following the consummation of such sale, to liquidate Continental.

    CAPITAL RESOURCES. Historically, cash generated from Continental's operating activities in conjunction with borrowings and, to a lesser extent, proceeds from private equity issuances have been sufficient to fund the Company's capital expenditures, investments, acquisitions, debt service requirements and stock repurchase obligations. Prior to the consummation of the proposed merger (the "Merger") of Continental with and into U S WEST, Inc. ("U S WEST") or a wholly owned subsidiary thereof, Continental anticipates funding its capital expenditures, acquisitions, investments and debt service requirements with cash provided from operating activities and borrowings under existing credit facilities. If the Merger is not consummated, Continental anticipates funding its capital needs with cash provided from operating activities, borrowings under existing and new credit facilities and future equity issuances. However, there can be no assurances in this regard. Furthermore, there can be no assurances that the terms available for any future debt or equity financing would be favorable to Continental.

    RECENT LEGISLATION. In October 1992, Congress enacted the 1992 Cable Act, which, among other things, authorized the FCC to set standards for governmental authorities to regulate the rates for certain cable television services and equipment and gives local broadcast stations the option to elect mandatory carriage or require retransmission consent. Pursuant to authority granted under the 1992 Cable Act, the FCC adopted a series of rate regulations.

    The FCC also publicly announced that it would consider "social contracts" as an alternative form of rate regulation for cable operators. Continental's Social Contract with the FCC was adopted by the FCC on August 3, 1995. In addition, the Social Contract Amendment was adopted by the FCC on August 21, 1996 and incorporates into the Social Contract the systems acquired in the Providence Journal Merger and the Recent Acquisitions. The Social Contract and the Social Contract Amendment will govern Continental's future rates. The Social Contract also provides for its termination in the future if the laws and regulations applicable to services offered in any Continental franchise change in a manner that would have a material favorable financial impact on Continental. In that instance, the Company may petition the FCC to terminate the Social Contract. For a description of the Social Contract and the Social Contract Amendment, see "Business -- U.S. Operating Strategy -- U.S. Regulatory Strategy; Social Contract."

    Furthermore, the 1996 Telecommunications Act has been enacted into law. The 1996 Telecommunications Act modifies various provisions of the Communications Act of 1934, the 1984 Cable Act and the 1992 Cable Act, with the intent of establishing a pro-competitive, deregulatory policy framework for the telecommunications industry. See "Legislation and Regulation."

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

    The following Unaudited Pro Forma Condensed Consolidated Financial Information is based on the historical financial statements appearing elsewhere in this Proxy Statement. The Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to (i) the Pending M/NH Buyout and (ii) the redemption of shares of TCG common stock and reclassification of the remaining shares of TCG common stock as marketable equity securities as though each transaction occurred as of June 30, 1996. The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1995 gives effect to (i) the Acquisitions, (ii) the sale of the 8.30% Notes and the application of the proceeds therefrom and (iii) the redemption of shares of TCG common stock and reclassification of the remaining shares of TCG common stock as though each transaction had occurred as of January 1, 1995. The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the six months ended June 30, 1996 gives effect to (i) the Pending M/NH Buyout and (ii) the redemption of shares of TCG common stock and reclassification of the remaining shares of TCG common stock as though each transaction occurred as of January 1, 1995.

    The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable and are described in the notes accompanying the Unaudited Pro Forma Condensed Consolidated Balance Sheet and the Unaudited Pro Forma Condensed Consolidated Statements of Operations. The Unaudited Pro Forma Condensed Consolidated Financial Information does not purport to represent what Continental's financial position or results of operations would actually have been had the transactions in fact occurred at such dates or to project Continental's financial position or results of operations at or for any future date or period. In the opinion of management, all adjustments necessary to present fairly such Unaudited Pro Forma Condensed Consolidated Financial Information have been made. The Unaudited Pro Forma Condensed Consolidated Financial Information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements appearing elsewhere in this Proxy Statement.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                                                  AS OF JUNE 30, 1996
                                        ------------------------------------------------------------------------
                                                       ADJUSTMENTS
                                                         FOR THE
                                                         PENDING    PRO FORMA FOR   ADJUSTMENTS
                                                          M/NH       THE PENDING    FOR THE TCG
                                           ACTUAL       BUYOUT(1)    M/NH BUYOUT   TRANSACTIONS(2)     TOTAL
                                        -------------  -----------  -------------  --------------  -------------
                                                                     (IN THOUSANDS)
ASSETS
Cash..................................  $      27,056   $   6,883    $    33,939    $         --   $      33,939
Accounts receivable (net).............        100,608       1,688        102,296              --         102,296
Prepaid expenses and other............          6,975         329          7,304              --           7,304
Supplies..............................        104,266          --        104,266              --         104,266
Marketable equity securities..........        161,324          --        161,324         284,570         445,894
Investments...........................        617,751          --        617,751        (137,683)        480,068
Property, plant and equipment (net)...      2,243,525      70,957      2,314,482              --       2,314,482
Other assets (net)....................      2,023,229     120,740      2,143,969              --       2,143,969
                                        -------------  -----------  -------------  --------------  -------------
  Total...............................  $   5,284,734   $ 200,597    $ 5,485,331    $    146,887   $   5,632,218
                                        -------------  -----------  -------------  --------------  -------------
                                        -------------  -----------  -------------  --------------  -------------
LIABILITIES AND STOCKHOLDERS' EQUITY
 (DEFICIENCY)
Accounts payable......................  $     113,339   $   1,064    $   114,403    $         --   $     114,403
Accrued interest......................         88,085          --         88,085              --          88,085
Accrued and other liabilities.........        235,336       4,333        239,669              --         239,669
Debt..................................      5,604,137     195,200      5,799,337        (121,025)      5,678,312
Deferred income taxes.................        264,245          --        264,245         104,485         368,730
Minority interest in subsidiaries.....         28,435          --         28,435              --          28,435
Redeemable common stock...............        270,290          --        270,290              --         270,290
Stockholders' equity (deficiency).....     (1,319,133)         --     (1,319,133)        163,427      (1,155,706)
                                        -------------  -----------  -------------  --------------  -------------
  Total...............................  $   5,284,734   $ 200,597    $ 5,485,331    $    146,887   $   5,632,218
                                        -------------  -----------  -------------  --------------  -------------
                                        -------------  -----------  -------------  --------------  -------------

     See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet.

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(1) The Pending M/NH Buyout will be accounted for under the purchase method of accounting. The following adjustments have been recorded to reflect the Pending M/NH Buyout as of June 30, 1996: (i) Continental will borrow approximately $219.2 million to finance the Pending M/NH Buyout; (ii) existing indebtedness of Continental to M/NH totalling $24.0 million will be discharged and has been recorded as a reduction to other assets; and (iii) the excess of the purchase price over property, plant and equipment and acquired franchises in the amount of $8.1 million has been recorded as other assets. It is anticipated that the Pending M/NH Buyout will occur in the fourth quarter of 1996. The preliminary estimates of the fair value of property, plant and equipment and acquired franchises may change.

(2) In July 1996, TCG consummated an initial public offering of shares of its common stock. Subsequent to the initial public offering, TCG redeemed approximately 8.0 million shares of TCG common stock from Continental. After the redemption and the initial public offering, Continental had an approximate 11.2% ownership interest in TCG.
    The following adjustments have been recorded to reflect the foregoing TCG transactions as of June 30, 1996: (i) an increase of $30.7 million in investments representing Continental's proportionate increase in TCG's net assets as a result of the equity offering, (ii) a gain of $68.9 million resulting from the redemption by TCG of approximately 8.0 million shares of TCG common stock with a cost basis of $52.1 million for net cash proceeds of $121.0 million, (iii) the application of the proceeds received from the redemption to repay amounts outstanding under the 1994 Credit Facility, (iv) a deferred tax liability of $38.8 million relating to the foregoing, (v) the impact of the change in the method of accounting for the remaining investment of $116.3 million in TCG from the equity method to a marketable equity security available for sale, resulting in an increase to marketable equity securities of $168.3 million and a net unrealized gain of $102.7 million, net of taxes of $65.6 million, based on the initial public offering price of $16.00 per share.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                      YEAR ENDED DECEMBER 31, 1995
                       -------------------------------------------------------------------------------------------
                                                                              PRO FORMA
                                                                               FOR THE
                                                               ADJUSTMENTS   ACQUISITIONS
                                   ADJUSTMENTS    PRO FORMA   FOR THE SALE   AND FOR THE   ADJUSTMENTS
                                     FOR THE       FOR THE    OF THE 8.30%   SALE OF THE     FOR TCG
                        ACTUAL    ACQUISITIONS   ACQUISITIONS     NOTES      8.30% NOTES  TRANSACTIONS     TOTAL
                       ---------  -------------  -----------  -------------  -----------  -------------  ---------
                                                             (IN THOUSANDS)
Revenues.............  $1,442,392  $ 340,026(1)   $1,782,418   $      --      $1,782,418   $      --     $1,782,418
Costs and expenses:
  Operating..........    498,239     133,693(1)     631,932           --        631,932           --       631,932
  Selling, general
   and
   administrative....    339,002      73,758(1)     412,760           --        412,760           --       412,760
  Depreciation and
   amortization......    341,171     109,809(1)     450,980           --        450,980           --       450,980
  Restricted stock
   purchase program..     12,005          --         12,005           --         12,005           --        12,005
                       ---------  -------------  -----------  -------------  -----------  -------------  ---------
    Total............  1,190,417     317,260      1,507,677           --      1,507,677           --     1,507,677
                       ---------  -------------  -----------  -------------  -----------  -------------  ---------
Operating income.....    251,975      22,766        274,741           --        274,741           --       274,471
Interest expense
 (net)...............    363,826      84,226(1)     448,052        5,046(3)     453,098       (9,077)(4)   444,021
Other (income)
 expenses (net)......     48,124      (9,170)(1)     38,954           --         38,954      (16,863)(5)    22,091
Minority interest....        (39)         --            (39)          --            (39)          --           (39)
                       ---------  -------------  -----------  -------------  -----------  -------------  ---------
Loss from
 operations..........   (159,936)    (52,290)      (212,226)      (5,046)      (217,272)      25,940      (191,332)
Income tax (benefit)
 expense.............    (47,909)    (18,946)(2)    (66,855)      (1,968)(2)    (68,823)      10,117(2)    (58,706)
                       ---------  -------------  -----------  -------------  -----------  -------------  ---------
Net loss before
 extraordinary
 item................  $(112,027)  $ (33,344)     $(145,371)   $  (3,078)     $(148,449)   $  15,823     $(132,626)
                       ---------  -------------  -----------  -------------  -----------  -------------  ---------
                       ---------  -------------  -----------  -------------  -----------  -------------  ---------

                                                                    SIX MONTHS ENDED JUNE 30, 1996
                                                  ------------------------------------------------------------------
                                                              ADJUSTMENTS   PRO FORMA FOR
                                                                FOR THE          THE         ADJUSTMENTS
                                                                PENDING      PENDING M/NH      FOR TCG
                                                   ACTUAL     M/NH BUYOUT       BUYOUT      TRANSACTIONS     TOTAL
                                                  ---------  -------------  --------------  -------------  ---------
                                                                            (IN THOUSANDS)
Revenues........................................  $ 942,930   $  26,674(1)    $  969,604     $      --     $ 969,604
Costs and expenses:
  Operating.....................................    334,827       6,265(1)       341,092            --       341,092
  Selling, general and administrative...........    221,533       6,986(1)       228,519            --       228,519
  Depreciation and amortization.................    231,696       5,057(1)       236,753            --       236,753
  Restricted stock purchase program.............      8,654          --            8,654            --         8,654
                                                  ---------  -------------  --------------  -------------  ---------
    Total.......................................    796,710      18,308          815,018            --       815,018
                                                  ---------  -------------  --------------  -------------  ---------
Operating income................................    146,220       8,366          154,586            --       154,586
Interest expense (net)..........................    233,578       8,275(1)       241,853        (4,569)(4)   237,284
Other (income) expenses (net)...................     68,163         424(1)        68,587       (15,039)(5)    53,548
Minority interest...............................         74          --               74            --            74
                                                  ---------  -------------  --------------  -------------  ---------
Loss from operations............................   (155,595)       (333)        (155,928)       19,608      (136,320)
Income tax (benefit) expense....................    (45,409)       (129)(2)      (45,538)        7,647(2)    (37,891)
                                                  ---------  -------------  --------------  -------------  ---------
Net loss before extraordinary item..............  $(110,186)  $    (204)      $ (110,390)    $  11,961     $ (98,429)
                                                  ---------  -------------  --------------  -------------  ---------
                                                  ---------  -------------  --------------  -------------  ---------

     See Notes to Unaudited Pro Forma Condensed Consolidated Statements of
                                  Operations.

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(1) To record the results of operations for the Acquisitions. The results of operations for certain cable television systems have been adjusted, where necessary, to a December 31 fiscal year end. The results of operations have been adjusted to reverse historical interest expense of $59.8 million and record interest expense of $84.2 million for the year ended December 31, 1995, as a result of approximately $623.7 million of additional debt incurred or to be incurred to finance the Recent Acquisitions and the Pending
    M/NH Buyout and the net $815.0 million increase in debt as a result of the Providence Journal Merger. The results of operations have been adjusted to reverse historical interest expense of $3.1 million and record interest expense of $8.3 million for the six months ended June 30, 1996, as a result of approximately $219.2 million of additional debt to be incurred to finance the Pending
    M/NH Buyout. The incremental interest rate used to calculate pro forma interest expense for the year ended December 31, 1995 and the six months ended June 30, 1996 was approximately 7.6%. Continental's equity in net loss includes a loss of $2.6 million for the year ended December 31, 1995 relating to its 33.8% interest in N-COM. This amount has been eliminated to reflect the results of operations of N-COM as if it was wholly owned by Continental during 1995. The results of operations have also been adjusted to reverse historical depreciation and amortization expense of $104.2 million and $9.6 million for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively, and record depreciation and amortization expense of $109.8 million and $5.1 million for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively, based on the fair value of the assets acquired. Depreciation expense for property, plant and equipment acquired has been determined based on an estimated weighted average life of five to ten years. Costs of acquired franchises and goodwill arising from the Acquisitions are amortized over 40 years. Allocated corporate overhead from parent companies recorded by Providence Journal Cable and M/NH has been eliminated. These costs relate to allocated corporate overhead, such as executive salaries and other corporate departments including treasury, tax and human resources, and include certain management fees. Continental will not be incurring these costs in the future.

   The following table sets forth the historical results of operations for the Acquisitions for the periods in which they were not owned by Continental for the year ended December 31, 1995.

                                                                    YEAR ENDED DECEMBER 31, 1995
                                 --------------------------------------------------------------------------------------------------
                                                     COMPLETED ACQUISITIONS
                                 ---------------------------------------------------------------
                                              CONSOLIDATED   PROVIDENCE    COLUMBIA                PENDING
                                 CABLEVISION   CABLEVISION     JOURNAL     CABLE OF                 M/NH      PRO FORMA
                                 OF CHICAGO   OF CALIFORNIA     CABLE      MICHIGAN      N-COM     BUYOUT    ADJUSTMENTS    TOTAL
                                 -----------  -------------  -----------  -----------  ---------  ---------  -----------  ---------
                                                                           (IN THOUSANDS)
Revenues.......................   $  20,828     $   3,233     $ 221,998    $  22,074   $  21,786  $  50,107   $      --   $ 340,026
Costs and expenses:
  Operating....................       8,371         1,535        91,358        8,947       8,742     14,740          --     133,693
  Selling, general and
   administrative..............       5,516           568        45,224        4,675       4,253     13,522          --      73,758
  Allocated corporate overhead
   from parent companies.......          --            --         6,309           --          --      1,578      (7,887)         --
  Depreciation and
   amortization................       2,882         2,356        64,947        6,000      11,586     16,394       5,644     109,809
                                 -----------  -------------  -----------  -----------  ---------  ---------  -----------  ---------
    Total......................      16,769         4,459       207,838       19,622      24,581     46,234      (2,243)    317,260
                                 -----------  -------------  -----------  -----------  ---------  ---------  -----------  ---------
Operating income (loss)........       4,059        (1,226)       14,160        2,452      (2,795)     3,873       2,243      22,766
Interest expense (net).........       6,491         1,219        30,770       --          12,266      9,101      24,379      84,226
Other (income) expenses
 (net).........................          39             9        (2,415)          21         466     (4,643)     (2,647)     (9,170)
                                 -----------  -------------  -----------  -----------  ---------  ---------  -----------  ---------
Income (loss) from operations
 before income taxes...........   $  (2,471)    $  (2,454)    $ (14,195)   $   2,431   $ (15,527) $    (585)  $ (19,489)  $ (52,290)
                                 -----------  -------------  -----------  -----------  ---------  ---------  -----------  ---------
                                 -----------  -------------  -----------  -----------  ---------  ---------  -----------  ---------

(2) To record the income tax effect of the pro forma adjustments at the respective effective rates.

(3) To record the net increase in interest expense due to the sale of $600.0 million of the 8.30% Notes and the application of the net proceeds therefrom to repay $587.1 million of borrowings under the 1994 Credit Facility and the subsequent reborrowing under the 1994 Credit Facility to redeem the entire $100.0 million of the Floating Rate Debentures. The incremental interest rate used to calculate the adjustment to interest expense was (i) approximately 7.6% for the 1994 Credit Facility and (ii) approximately 8.9% for the Floating Rate Debentures.

(4) To record the decrease in interest expense as a result of the $121.0 million repayment of borrowings outstanding under the 1994 Credit Facility with the net proceeds from the redemption of the TCG common stock. The incremental interest rate used to calculate the adjustment to interest expense was approximately 7.6% for the year ended December 31, 1995 and the six months ended June 30, 1996.

(5) To record the decrease in other expense for the reversal of equity losses related to TCG of $16.9 million and $15.0 million for the year ended December 31, 1995 and six months ended June 30, 1996, respectively.

                           LEGISLATION AND REGULATION

    The cable television industry is regulated by the FCC, some state governments and substantially all local governments. In addition, various legislative and regulatory proposals under consideration from time to time by Congress and various federal agencies may materially affect the cable television industry. The following is a summary of federal laws and regulations affecting the growth and operation of the cable television industry and a description of certain state and local laws.

CABLE COMMUNICATIONS POLICY ACT OF 1984

    The 1984 Cable Act became effective in December 1984. This federal statute, which amended the Communications Act of 1934, created uniform national standards and guidelines for the regulation of cable television systems. Violations by a cable television system operator of provisions of the 1984 Cable Act, as well as of FCC regulations, can subject the operator to substantial monetary penalties and other sanctions. Among other things, the 1984 Cable Act affirmed the right of franchising authorities (state or local, depending on the practice in individual states) to award one or more franchises within their jurisdictions. It also prohibited non-grandfathered cable television systems from operating without a franchise in such jurisdictions. In connection with new franchises, the 1984 Cable Act provides that in granting or renewing franchises, franchising authorities may establish requirements for cable-related facilities and equipment, but may not establish or enforce requirements for video programming or information services other than in broad categories. The 1996 Telecommunications Act preempted the ability of franchising authorities to impose any oversight of cable operators' technical standards.

CABLE TELEVISION CONSUMER PROTECTION AND COMPETITION ACT OF 1992

    In October 1992, Congress enacted the 1992 Cable Act. This legislation made significant changes to the legislative and regulatory environment in which the cable industry operates. It amended the 1984 Cable Act in many respects. The 1992 Cable Act became effective in December 1992, although certain provisions, most notably those dealing with rate regulation and retransmission consent, became effective at later dates. The legislation required the FCC to initiate a number of rule-making proceedings to implement various provisions of the statute, the majority of which, including certain of those related to rate regulation, have been completed. The 1992 Cable Act allows for a greater degree of regulation of the cable industry with respect to, among other things: (i) cable system rates for both the BBT and certain CPS tiers; (ii) programming access and exclusivity arrangements; (iii) access to cable channels by unaffiliated programming services; (iv) leased-access terms and conditions; (v) horizontal and vertical ownership of cable systems; (vi) customer service requirements; (vii) franchise renewals; (viii) television broadcast signal carriage and retransmission consent; (ix) technical standards; (x) customer privacy; (xi) consumer protection issues; (xii) cable equipment compatibility;
(xiii) obscene or indecent programming; and (xiv) subscription to tiers of service other than the BBT as a condition of purchasing premium services. Additionally, the 1992 Cable Act encourages competition with existing cable television systems by: allowing municipalities to own and operate their own cable television systems without a franchise; preventing franchising authorities from granting exclusive franchises or unreasonably refusing to award additional franchises covering an existing cable system's service area; and prohibiting the common ownership of cable systems and co-located MMDS or SMATV systems. The 1992 Cable Act also precludes video programmers affiliated with cable television companies from favoring cable operators over competitors and requires such programmers to sell their programming to other multi-channel video distributors.

    Various cable operators have filed actions in the United States District Court in the District of Columbia challenging the constitutionality of several sections of the 1992 Cable Act. Pursuant to special jurisdictional provisions in the 1992 Cable Act, a challenge to the must-carry provisions of the 1992 Cable Act was heard by a three-judge panel of the district court. In April 1993, the three-judge court granted summary judgment for the government, upholding the constitutional validity of the must-carry provisions of the 1992 Cable Act. That decision was appealed directly to the United States Supreme Court, which in June 1994 remanded the case to the district court. The lower court again upheld the must-carry rules, but this decision is again on appeal to the United States Supreme Court, which heard this appeal in October 1996. Pending the outcome of further proceedings, the must-carry statutes and the FCC regulations remain in place.

    The cable operators' constitutional challenge to the balance of the 1992 Cable Act provisions was heard by a single judge of the district court. In September 1993, the court rendered its decision upholding the constitutionality of all but three provisions of the statute (multiple ownership limits for cable operators, advance notice of free previews for certain programming services, and channel set-asides for DBS operators). The United States Court of Appeals for the District of Columbia Circuit in 1996 reaffirmed the constitutionality of the other challenged provisions and, in addition, held the advance notice of free previews and DBS set-asides to be constitutional, holding in abeyance a decision on multiple ownership limits. Appeals were also filed in that court from the FCC's rate regulation rule-making decisions. The FCC's rate regulations were substantially upheld in June 1995, and the United States Supreme Court has refused to hear an appeal of that decision.

TELECOMMUNICATIONS ACT OF 1996

    As noted above, the 1996 Telecommunications Act was enacted into law in February 1996. The 1996 Telecommunications Act modifies various provisions of the Communications Act of 1934, the 1984 Cable Act and the 1992 Cable Act, with the intent of establishing a pro-competitive, deregulatory policy framework for both video and telecommunications services. Continental cannot predict the full effect that the 1996 Telecommunications Act or the FCC's implementing regulations may have on Continental's operations.

FEDERAL REGULATION

    The FCC, the principal federal regulatory agency with jurisdiction over cable television, has promulgated regulations covering such areas as the registration of cable television systems, cross-ownership between cable television systems and other communications businesses, carriage of television broadcast programming, consumer education and lockbox enforcement, origination, cablecasting and sponsorship identification, children's programming, the regulation of basic cable service rates in areas where cable television systems are not subject to effective competition, signal leakage and frequency use, technical performance, maintenance of various records, equal employment opportunity, and antenna structure notification, marking and lighting. The FCC has the authority to enforce these regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities often used in connection with cable operations. The 1992 Cable Act required the FCC to adopt additional regulations covering, among other things, cable rates, signal carriage, consumer protection and customer service, leased access, indecent programming, programmer access to cable television systems, programming agreements, technical standards, consumer electronics equipment compatibility, ownership of home wiring, program exclusivity, equal employment opportunity, and various aspects of DBS system ownership and operation. The 1996 Telecommunications Act mandates changes in certain of these regulations. A brief summary of certain of these federal regulations as adopted to date follows.

    RATE REGULATION. The 1984 Cable Act codified existing FCC preemption of rate regulation for premium channels and optional CPS tiers. The 1984 Cable Act also deregulated basic cable rates for cable television systems determined by the FCC to be subject to effective competition. The 1992 Cable Act substantially changed the 1984 Cable Act and FCC rate regulation standards then in existence. The 1992 Cable Act replaced the FCC's old standard for determining effective competition, under which most cable systems were not subject to local rate regulation, with a statutory provision that results in nearly all cable television systems becoming subject to local rate regulation of the BBT. Additionally, the legislation eliminates the 5% annual rate increase for basic service previously allowed by the 1984 Cable Act without local approval; requires the FCC to adopt a formula for franchising authorities to enforce, to assure that BBT rates are reasonable; allows the FCC to review rates for CPS tiers (other than per-channel or per-event services) in response to complaints filed by franchising authorities and/or cable customers; prohibits cable television systems from requiring subscribers to purchase service tiers above the BBT in order to purchase premium services if the system is technically capable of doing so; requires the FCC to adopt regulations to establish, on the basis of actual costs, the price for installation of cable service, remote controls, converter boxes and additional outlets; and allows the FCC to impose restrictions on the retiering and rearrangement of cable services under certain limited circumstances.

    The 1992 Cable Act authorizes the FCC to, among other things, set standards for governmental authorities to regulate the rates for certain cable television services and equipment and gives local broadcast stations the option to elect mandatory carriage or require retransmission consent.

    Pursuant to authority granted under the 1992 Cable Act, the FCC in April 1993 promulgated rate regulations that established maximum allowable rates for cable television services, except for services offered on a per-channel or per-program basis. In February 1994, the FCC adopted a revised regulatory scheme which included, among other things, interim cost-of-service standards and a new benchmark formula to determine certain service rates. In creating the new benchmark formula, the FCC mandated a further reduction in rates for certain regulated services. Final cost-of-service rules were adopted in January 1996.

    The FCC has issued a series of new rules covering such issues as increases for inflation and external costs, and the addition of new channels to regulated CPS tiers; rules permitting a single annual rate increase, and allowing operators to anticipate 12 months of inflation and known increases in external costs, while providing for a true-up of costs after 12 months; abbreviated cost-of-service rules for network upgrades; and rules that limit the FCC's review of CPS tier rates to the amount of the increase only, thereby grandfathering all rates that were unregulated prior to November 1995. The FCC has also proposed to allow cable operators to decrease BBT rates and increase CPS-tier rates to offset the lost revenue on the BBT.

    The FCC has also used "social contracts" as an alternative form of rate regulation for cable operators. Continental's Social Contract with the FCC was adopted by the FCC in August 1995. The Social Contract settled all of Continental's pending cost-of-service rate cases and all of its benchmark CPS-tier rate cases. Benchmark BBT cases have been resolved by Continental and local franchise authorities. Under the Social Contract Amendment, which was adopted on August 21, 1996 and incorporates into the Social Contract the systems acquired in the Providence Journal Merger and the Recent Acquisitions, CPS-tier rates may be increased by $1.00 per year per subscriber beginning in 1996 for the systems acquired from Providence Journal and in the Recent Acquisitions and in 1997 for prior Continental systems. Continental will not avail itself of any additional per channel adjustments permitted under the FCC's Going Forward Rules for any services added to the CPS tier after the effective date of the Social Contract Amendment, except where Continental has upgraded or rebuilt a system in 1996 that was not a system acquired from Providence Journal or in the Recent Acquisitions. BBT rates may increase by inflation and external costs. The Social Contract and the Social Contract Amendment govern Continental's future rates. The Social Contract also provides for its termination in the future if the laws and regulations applicable to services offered in any Continental franchise change in a manner that would have a material favorable financial impact on Continental. In that instance, the Company may petition the FCC to terminate the Social Contract. For a description of the Social Contract and the Social Contract Amendment see "Business -- U.S. Operating Strategy -- U.S. Regulatory Strategy; Social Contract."

    Furthermore, the 1996 Telecommunications Act, which provides for the deregulation of CPS-tier rates after March 31, 1999, permits regulated equipment rates to be computed by aggregating costs of broad categories of equipment at the franchise, system, regional or company level. The 1996 Telecommunications Act also eliminates the right of individual subscribers to file rate complaints with the FCC concerning CPS tiers, and instead requires that such complaints be filed by a franchising authority.

    The 1992 Cable Act provided that all rate regulation, for both the CPS tiers and for the BBT, is eliminated when a cable system is subject to "effective competition" from another multichannel video programming provider such as MMDS, DBS, a telephone company, or a combination of any or all of these. The 1996 Telecommunications Act expanded the definition of "effective competition" to include instances in which a local telephone company or its affiliate (or a multi-channel video programming distributor using the facilities of a telephone company or its affiliate) offers comparable video programming directly to subscribers by any means (other than DBS) in the cable operator's franchise area. Since telephone companies are providing or planning to provide video services in several of Continental's franchise areas, this provision will allow the Company greater flexibility in packaging and pricing its product in those markets.

    The 1996 Telecommunications Act also eliminates the uniform rate structure requirements of the 1992 Cable Act for cable operators in areas subject to effective competition or as applied to video programming offered on a per-channel or per-program basis and allows non-uniform bulk discount rates to be offered to multiple dwelling units.

    OTHER REGULATIONS UNDER THE 1992 CABLE ACT. In addition to the foregoing rate regulations, the FCC has adopted regulations pursuant to the 1992 Cable Act which require cable systems to permit customers to purchase video programming on a per-channel or a per-event basis without the necessity of subscribing to any tier of service, other than the basic service tier, unless the cable system is technically incapable of doing so. Generally, this exemption from compliance with the statute for cable systems that do not have such technical capability is available until a cable system obtains the capability, but not later than December 2002. The FCC also has adopted a number of measures for improving compatibility between existing cable systems and consumer equipment. In conjunction therewith, the FCC rules prohibit cable operators from scrambling program signals carried on the basic tier, absent a waiver.

    The FCC also has adopted regulations in connection with its cost-of-service proceedings which govern programming charges for affiliated entities. These rules apply to systems subject to regulation under both the benchmark and cost-of-service regulations. The cost of programming to affiliated entities must be the prevailing company price, based on the sale of programming to third parties, or a price equal to the lower of the programming service's net book cost and its estimated fair market value.

    CARRIAGE OF BROADCAST TELEVISION SIGNALS. The 1992 Cable Act contains signal carriage requirements allowing commercial television broadcast stations which are "local" to a cable system (i.e., the system is located in the station's Area of Dominant Influence) to elect every three years whether to require the cable system to carry the station ("must carry status") or to negotiate for "retransmission consent" to carry it. The first such election was made in June 1993. A recent amendment to the Copyright Act in some cases increased the number of stations that may elect must-carry status on cable systems located within such stations' Areas of Dominant Influence. Local non-commercial television stations are given mandatory carriage rights, subject to certain exceptions, within the larger of: (i) a 50-mile radius from the station's city of license or (ii) the station's grade B contour (a measure of signal strength). Unlike commercial stations, non-commercial stations are not given the option to negotiate retransmission consent for the carriage of their signal. In addition, cable systems have to obtain retransmission consent for the carriage of all "distant" commercial broadcast stations, except for certain "superstations" (i.e., commercial satellite-delivered independent stations such as WTBS).

    NONDUPLICATION OF NETWORK PROGRAMMING. Cable television systems that have 1,000 or more customers must, upon the appropriate request of a local television station, delete the simultaneous or non-simultaneous network programming of a distant station when such programming has also been contracted for by the local station on an exclusive basis.

    DELETION OF SYNDICATED PROGRAMMING. FCC regulations enable television broadcast stations that have obtained exclusive distribution rights for syndicated programming in their market to require a cable system to delete or "black out" such programming from other television stations which are carried by the cable system. The extent of such deletions will vary from market to market and cannot be predicted with certainty. However, it is possible that such deletions could be substantial and could lead the cable operator to drop a distant signal in its entirety. The FCC also has commenced a proceeding to determine whether to relax or abolish the geographic limitations on program exclusivity contained in its rules, which would allow parties to set the geographic scope of exclusive distribution rights entirely by contract, and to determine whether such exclusivity rights should be extended to non-commercial educational stations. It is possible that the outcome of these proceedings will increase the amount of programming that cable operators are required to black out. Finally, the FCC has declined to impose equivalent syndicated exclusivity rules on satellite carriers who provide services to the owners of home satellite dishes similar to those provided by cable systems.

    FRANCHISE FEES. Although franchising authorities may impose franchise fees under the 1984 Cable Act, such payments cannot exceed 5% of a cable system's annual gross revenues. Franchising authorities are also empowered in awarding new franchises or renewing existing franchises to require cable operators to provide cable-related facilities and equipment and to enforce compliance with voluntary commitments. In the case of franchises in effect prior to the effective date of the 1984 Cable Act, franchising authorities may enforce requirements contained in the franchise relating to facilities, equipment and services, whether or not cable-related. The 1984 Cable Act, under certain limited circumstances, permits a cable operator to obtain modifications of franchise obligations.

    RENEWAL OF FRANCHISES. The 1984 Cable Act established renewal procedures and criteria designed to protect incumbent franchises against arbitrary denials of renewal. While these formal procedures are not mandatory unless timely invoked by either the cable operator or the franchising authority, they can provide substantial protection to incumbent franchisees. Even after the formal renewal procedures are invoked, franchising authorities and cable operators remain free to negotiate a renewal outside the formal process.

    Nevertheless, renewal is by no means assured, as the franchisee must meet certain statutory standards. Even if a franchise is renewed, a franchising authority may impose new and more onerous requirements such as upgrading facilities and equipment, although the municipality must take into account the cost of meeting such requirements.

    The 1992 Cable Act made several changes to the process under which a cable operator seeks to enforce its renewal rights that could make it easier in some cases for a franchising authority to deny renewal. While a cable operator must still submit its request to commence renewal proceedings within 30 to 36 months prior to franchise expiration to invoke the formal renewal process, the request must be in writing and the franchising authority must commence renewal proceedings not later than six months after receipt of such notice. The four-month period for the franchising authority to grant or deny the renewal now runs from the submission of the renewal proposal, not the completion of the public proceeding. Franchising authorities may consider the "level" of programming service provided by a cable operator in deciding whether to renew. Franchising authorities are no longer precluded from denying renewal based on failure to substantially comply with the material terms of the franchise where the franchising authority has "effectively acquiesced" to such past violations. However, the franchising authority is estopped from denying renewal if, after giving the cable operator notice and opportunity to cure, it fails to respond to a written notice from the cable operator of its failure or inability to cure. Courts may not reverse a denial of a renewal based on procedural violations found to be "harmless error."

    CHANNEL SET-ASIDES. The 1984 Cable Act permits local franchising authorities to require cable operators to set aside certain channels for public, educational and governmental access programming. The 1984 Cable Act further requires cable television systems with 36 or more activated channels to designate a portion of their channel capacity for commercial leased access by unaffiliated third parties. While the 1984 Cable Act allowed cable operators substantial latitude in setting leased-access rates, the 1992 Cable Act required leased-access rates to be set according to an FCC-prescribed formula. The FCC adopted such a formula and implemented regulations in April 1993. In March 1996, the FCC issued an order amending these regulations and proposing to adopt lower leased-access rates.

    COMPETING FRANCHISES. The 1992 Cable Act, prohibits franchising authorities from unreasonably refusing to grant franchises to competing cable television systems and permits franchising authorities to operate their own cable television systems without franchises.

    OWNERSHIP AND CROSS-OWNERSHIP LIMITATIONS. The 1984 Cable Act codified then-existing FCC cross-ownership regulations, which, in part, prohibited LECs from providing video programming directly to customers within their local exchange telephone service areas, except in rural areas or by specific waiver of FCC rules. As noted above, this restriction was removed by the 1996 Telecommunications Act.

    The 1984 Cable Act and the FCC's rules also prohibited the common ownership, operation, control or interest in a cable system and a local television broadcast station whose predicted grade B contour (a measure of a television station's significant signal strength as defined by the FCC's rules) covers any portion of the community served by the cable system. Common ownership or control has historically also been prohibited by the FCC (but not by the 1984 Cable Act) between a cable system and a national television network, although the FCC adopted an order that substantially relaxed the network/cable cross-ownership prohibitions subject to certain national and local ownership limits. Finally, in order to encourage competition in the provision of video programming, the FCC adopted a rule prohibiting the common ownership, affiliation, control or interest in cable television systems and MMDS facilities having overlapping service areas, except in very limited circumstances. The 1992 Cable Act codified this restriction and extended it to co-located SMATV systems. Permitted arrangements in effect as of October 5, 1992 were grandfathered. In January 1995, the FCC loosened its previously stringent interpretation of the lack of ability of a cable operator to purchase a SMATV system in the same franchise area. The 1992 Cable Act permits states or local franchising authorities to adopt certain additional restrictions on the ownership of cable television systems.

    The 1996 Telecommunications Act repealed the statutory ban on cable-broadcast station cross-ownership to permit common ownership or control of a television station and a cable system with overlapping service areas. The 1996 Telecommunications Act left in place, however, the cable system-television station cross-ownership restriction contained in the FCC's rules and does not mandate an outcome for the FCC's review of the regulation, which will occur this year. The 1996 Telecommunications Act also directed the FCC to revise its existing regulations concerning broadcast network-cable cross-ownership to permit common control of both a television network and a cable system. The 1996 Telecommunications Act removed the statutory ban on cable-MMDS cross-ownership by any cable operator in a franchise area where one cable operator is subject to effective competition.

    Pursuant to the 1992 Cable Act, the FCC has imposed limits on the number of cable systems which a single cable operator can own. In general, no cable operator can have an attributable interest in cable systems which pass more than 30% of all homes nationwide. Attributable interests for these purposes include voting interests of 5% or more (unless there is another single holder of more than 50% of the voting stock), officerships, directorships and general partnership interests. The FCC has stayed the effectiveness of these rules pending the outcome of the appeal from the United States District Court decision holding the multiple ownership limit provision of the 1992 Cable Act unconstitutional.

    The FCC has also adopted rules which limit the number of channels on a cable system which may be occupied by programming in which the entity that owns the cable system has an attributable interest to 40% of all activated channels.

    EQUAL EMPLOYMENT OPPORTUNITY. The 1984 Cable Act includes provisions to ensure that minorities and women are provided equal employment opportunities within the cable television industry. The statute requires the FCC to adopt reporting and certification rules that apply to all cable system operators with more than five full-time employees. Pursuant to the requirements of the 1992 Cable Act, the FCC has imposed more detailed annual Equal Employment Opportunity ("EEO") reporting requirements on cable operators and has expanded those requirements to all multi-channel video-service distributors. Failure to comply with the EEO requirements can result in the imposition of fines and/or other administrative sanctions, or may, in certain circumstances, be cited by a franchising authority as a reason for denying a franchisee's renewal request.

    PRIVACY. The 1984 Cable Act imposes a number of restrictions on the manner in which cable system operators can collect and disclose data about individual system customers. The statute also requires that the system operator must periodically provide all customers with written information about its policies regarding the collection and handling of data about customers, their privacy rights under federal law and their enforcement rights. In the event that a cable operator is found to have violated the customer privacy provisions of the 1984 Cable Act, it could be required to pay damages, attorneys' fees and other costs. Under the 1992 Cable Act, the privacy requirements are strengthened to require that cable operators take such actions as are necessary to prevent unauthorized access to personally identifiable information.

    ANTI-TRAFFICKING/FRANCHISE TRANSFER APPROVAL. The 1992 Cable Act precluded cable operators from selling or otherwise transferring ownership of a cable television system within 36 months after acquisition or initial construction, with various exceptions. This provision was eliminated by the 1996 Telecommunications Act. The 1992 Cable Act also requires franchising authorities to act on any franchise transfer request submitted after December 4, 1992 within 120 days after receipt of all information required by FCC regulations and by the franchising authority. Approval is deemed to be granted if the franchising authority fails to act within such period.

    REGISTRATION PROCEDURE AND REPORTING REQUIREMENTS. Prior to commencing operation in a particular community, all cable television systems must file a registration statement with the FCC listing the broadcast signals they will carry and certain other information. Additionally, cable operators periodically are required to file various informational reports with the FCC. Cable operators who operate in certain frequency bands are required on an annual basis to file the results of their periodic cumulative leakage testing measurements. Operators who fail to make this filing or who exceed the FCC's allowable cumulative leakage index risk being prohibited from operating in those frequency bands in addition to other sanctions.

    TECHNICAL REQUIREMENTS. Historically, the FCC has imposed technical standards applicable to the cable channels on which broadcast stations are carried, and has prohibited franchising authorities from adopting standards that were in conflict with or more restrictive than those established by the FCC. The FCC has recently revised such standards and made them applicable to all classes of channels which carry downstream National Television System Committee video programming. Local franchising authorities were permitted to enforce the FCC's new technical standards. The FCC also has adopted additional standards applicable to cable television systems using frequencies in the 108-137 MHz and 225-400 MHz bands in order to prevent harmful interference with aeronautical navigation and safety radio services and has also established limits on cable system signal leakage. The 1992 Cable Act requires the FCC to periodically update its technical standards to take into account changes in technology and to entertain waiver requests from franchising authorities who would seek to impose more stringent technical standards upon their franchised cable television systems. Although the 1992 Cable Act requires the FCC to establish "minimum technical standards relating to cable televisions systems technical operation and signal quality," the FCC announced that its recently completed cable television technical standards rule-making satisfied the new statutory mandate. The 1996 Telecommunications Act preempted the ability of franchising authorities to impose any oversight of cable operators' technical standards.

    POLE ATTACHMENTS. The FCC currently regulates the rates and conditions imposed by certain public utilities for use of their poles, unless under the Federal Pole Attachments Act, state public utility commissions are able to demonstrate that they regulate rates, terms and conditions of the cable television pole attachments. A number of states and the District of Columbia have certified to the FCC that they regulate the rates, terms and conditions for pole attachments. In the absence of state regulation, the FCC administers such pole attachment rates through use of a formula which it has devised and from time to time revises.

    The 1996 Telecommunications Act modifies the current pole attachment provisions of the Communications Act of 1934 by requiring that utilities provide cable systems and telecommunications carriers with non-discriminatory access to any pole, conduit or right-of-way controlled by the utility. The FCC is required to adopt new regulations to govern the charges for pole attachments used by companies providing telecommunications services, including cable operators. These regulations are likely to increase the rates charged to cable companies providing voice and data, in addition to video services. These new pole attachment regulations will not become effective, however, until five years after enactment of the 1996 Telecommunications Act, and any increase in attachment rates resulting from the FCC's new regulations will be phased in equal annual increments over a period of five years.

    OTHER MATTERS. FCC regulation also includes matters regarding a cable system's carriage of local sports programming; restrictions on origination and cablecasting by cable system operators; application of the rules governing political broadcasts; customer service; home wiring and limitations on advertising contained in non-broadcast children's programming.

    The FCC has adopted requirements for payment of annual "regulatory fees," which may be passed on to subscribers as "external cost" adjustments to rates for basic cable service. The $.37 per subscriber fee in 1994 was increased to $.49 per subscriber in 1995 and $.55 per subscriber in 1996. Fees are also assessed for other licenses, including licenses for business radio and cable television-relay systems and earth stations, which, however, may not be collected directly from subscribers. No fee is assessed for receive-only cable earth stations.

COPYRIGHT REGULATION

    Cable television systems are subject to federal copyright licensing covering carriage of broadcast signals. In exchange for making semi-annual payments to a federal copyright royalty pool and meeting certain other obligations, cable operators obtain a statutory license to retransmit broadcast signals. The amount of this royalty payment varies, depending on the amount of system revenues from certain sources, the number of distant signals carried and the location of the cable system with respect to over-the-air television stations. Cable operators are liable for interest on underpaid and unpaid royalty fees, but are not entitled to collect interest on refunds received for the overpayment of copyright fees. Originally, the Federal Copyright Royalty Tribunal was empowered to make and, in fact, did make several adjustments in copyright royalty rates. This tribunal was eliminated by Congress in 1993. Any future adjustment to the copyright royalty rates will be done through an arbitration process to be supervised by the U.S. Copyright Office.

    Various bills have been introduced into Congress over the past several years that would eliminate or modify the cable television compulsory copyright license. The FCC has recommended to Congress that it repeal the cable industry's compulsory copyright license. The FCC determined that the statutory compulsory copyright license for local and distant broadcast signals no longer serves the public interest and that private negotiations between the applicable parties would better serve the public. Without the compulsory license, cable operators might need to negotiate rights from the copyright owners for each program carried on each broadcast station in the channel lineup. Such negotiated agreements could increase the cost to cable operators of carrying broadcast signals. The 1992 Cable Act's retransmission consent provisions expressly provide that retransmission consent agreements between television broadcast stations and cable operators do not obviate the need for cable operators to obtain a copyright license for the programming carried on each broadcaster's signal.

    Copyright music performed in programming supplied to cable television systems by pay cable networks (such as HBO) and cable programming networks (such as USA) has generally been licensed by the networks through private agreements with the American Society of Composers, Authors & Publishers ("ASCAP") and BMI, Inc. ("BMI"), the two major performing rights organizations in the United
States. ASCAP and BMI offer "through to the viewer" licenses to the cable networks, which cover the retransmission of the cable networks' programming by cable television systems to their customers. The cable industry has not yet concluded negotiations on licensing fees with music performing rights societies for the use of music performed in programs locally originated by cable television systems. See "Business -- Legal Proceedings."

STATE AND LOCAL REGULATIONS

    Because cable television systems use local streets and rights-of-way, cable television systems are subject to state and local regulation, typically imposed through the franchising process. State and/or local officials are usually involved in franchise selection, system design and construction, safety, service rates, consumer relations, billing practices and community-related programming and services.

    Cable television systems generally are operated pursuant to non-exclusive franchises, permits or licenses granted by a municipality or other state or local government entity. Franchises generally are granted for fixed terms and in many cases are terminable if the franchise operator fails to comply with material provisions. Although the 1984 Cable Act provides for certain procedural protection, there can be no assurance that renewals will be granted or that renewals will be made on similar terms and conditions. Franchises usually call for the payment of fees, often based on a capped percentage of 5% of the system's gross customer revenues, to the granting authority. Upon receipt of a franchise, the cable system owner usually is subject to a broad range of obligations to the issuing authority directly affecting the business of the system. The terms and conditions of franchises vary materially from jurisdiction to jurisdiction, and even from city to city within the same state, historically ranging from reasonable to highly restrictive or burdensome. The 1984 Cable Act places certain limitations on a franchising authority's ability to control the operation of a cable system, and the courts have from time to time reviewed the constitutionality of several general franchise requirements, including franchise fees and leased-access channel requirements, often with inconsistent results. On the other hand, the 1992 Cable Act prohibits exclusive franchises, and allows franchising authorities to exercise greater control over the operation of franchised cable television systems, especially in the areas of customer service and rate regulation. The 1992 Cable Act also allows franchising authorities to operate their own multi-channel video distribution system without having to obtain a franchise and permits states or local franchising authorities to adopt certain restrictions on the ownership of cable television systems. Moreover, franchising authorities are immunized from monetary damage awards arising from regulation of cable television systems or decisions made on franchise grants, renewals, transfers and amendments.

    The specific terms and conditions of a franchise and the laws and regulations under which it was granted directly affect the profitability of the cable television system. Cable franchises generally contain provisions governing charges for basic cable television services, fees to be paid to the franchising authority, length of the franchise term, renewal, sale or transfer of the franchise, territory of the franchise, design and technical performance of the system, use and occupancy of public streets and number and types of cable services provided.

    Various proposals have been introduced at the state and local levels with regard to the regulation of cable television systems, and a number of states have adopted legislation subjecting cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulations of a character similar to that of a public utility.

REGULATION OF TELECOMMUNICATIONS ACTIVITIES

    As noted above under "Business -- Telecommunications and Technology," Continental provides in certain of its systems alternate-access local telecommunications services over a portion of its fiber-optic cable facilities. Local telecommunications activities are regulated by either the FCC or state public utility commissions, or both. In some instances, Continental may be required to obtain regulatory permission to offer such services, and may be required to file tariffs for its service offerings, depending on whether particular alternate-access activities of Continental are classified as common carriage or private carriage. As noted above, the 1996 Telecommunications Act preempts state and locally imposed barriers to the provision of intrastate and interstate telecommunications services by cable system operators in competition with local telephone companies. The FCC has recently adopted rules governing interconnection by cable system telecommunications services with the facilities of local telephone companies, and the ability of customers who switch to cable telecommunications providers to retain their same telephone numbers.

    The foregoing does not purport to be a summary of all present and proposed federal, state and local regulations and legislation relating to the cable television industry. Other existing federal regulations, copyright licensing, and, in many jurisdictions, state and local franchise requirements, currently are the subject of a variety of judicial proceedings, legislative hearings, and administrative and legislative proposals which could change, in varying degrees, the manner in which cable television systems operate. Neither the outcome of these proceedings nor their impact upon the cable industry or Continental can be predicted at this time.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The positions held by each Director and Executive Officer of Continental are shown below. There are no family relationships among the following persons.

NAME OF DIRECTOR OR EXECUTIVE OFFICER         POSITION WITH CONTINENTAL
--------------------------------------------  --------------------------------------------------------------------
Amos B. Hostetter, Jr. (1)..................  Chairman of the Board, Chief Executive Officer and Director
Timothy P. Neher............................  Vice Chairman of the Board and Director
William T. Schleyer.........................  President, Chief Operating Officer and Director
Roy F. Coppedge III (2).....................  Director
Stephen Hamblett............................  Director
Jonathan H. Kagan (1),(2)...................  Director
Robert B. Luick.............................  Director and Secretary
Henry F. McCance............................  Director
Trygve E. Myhren (2)........................  Director
Lester Pollack..............................  Director
Michael J. Ritter...........................  Director
Vincent J. Ryan (1).........................  Director
Ronald H. Cooper............................  Executive Vice President
Jeffrey T. DeLorme..........................  Executive Vice President
Nancy Hawthorne.............................  Senior Vice President and Chief Financial Officer

------------------------------

(1) Members of the Executive Committee

(2) Members of the Audit Committee

    Continental has a classified Board composed of three classes. Each class serves for three years, with one class being elected each year. The term of the Class A Directors, Messrs. McCance, Coppedge, Ritter and Luick, will expire at the 1996 Annual Meeting of Continental. The term of the Class B Directors, Messrs. Neher, Ryan, Kagan and Schleyer will expire at the 1997 Annual Meeting of Continental. The term of the Class C Directors, Messrs. Hostetter, Pollack, Hamblett and Myhren, will expire at the 1998 Annual Meeting of Continental. Under the terms of certain stock purchase agreements with Continental, Corporate Advisors, L.P. ("Corporate Advisors"), on behalf of the investors (the "Continental Preferred Stock Investors") who purchased Continental's Series A Participating Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), currently has the right to designate two persons, and Boston Ventures Limited Partnership III, on behalf of itself and Boston Ventures Limited Partnership IIIA, Boston Ventures Limited Partnership IV and Boston Ventures Limited Partnership IVA (collectively, the "Boston Ventures Investors"), currently has the right to designate one person, to be nominated as members of the Board of Directors. Lester Pollack and Jonathan H. Kagan are the designees of the Continental Preferred Stock Investors, and Roy F. Coppedge III is the designee of the Boston Ventures Investors. The Providence Journal Company has the right to designate two individuals to be nominated as members of Continental's Board for a three-year term after the term of its two designees, Stephen Hamblett and Trygve E. Myhren, expires.

    The Executive Officers were elected by the Continental Board of Directors on May 18, 1995. All Executive Officers hold office until the first meeting of the Continental Board of Directors following the next annual meeting of stockholders and until their successors are chosen and qualified.

    The following is a description of the business experience during the past five years of each Director and Executive Officer and includes, as to Directors, other directorships held in companies required to file periodic reports with the Securities and Exchange Commission and registered investment companies.

    Amos B. Hostetter, Jr. (59), a cofounder of Continental, is the Chairman of the Board and Chief Executive Officer of Continental. He has been a Director since 1963. Mr. Hostetter is a past Chairman of the National Cable Television Association ("NCTA") and currently serves on NCTA's Board and Executive

Committee. He is past Chairman and serves on the Executive Committee of the Board of Directors of both Cable in the Classroom and C-SPAN and serves as a Director and Chairman of the Audit Committee of Commodities Corporation (USA).

    Timothy P. Neher (49) is the Vice Chairman of the Board of Continental. He has been a Director since 1982 and has been employed by Continental since 1974. Prior to 1991 he was President and Chief Operating Officer of Continental, prior to 1986 he was an Executive Vice President of Continental, and prior to 1982 he was Vice President and Treasurer of Continental. He currently is on the Board of Directors of Turner and The Golf Channel, Inc.

    William T. Schleyer (45) is the President and Chief Operating Officer of Continental. He was elected to serve as a Director on May 16, 1996. Prior to March 15, 1995 he was an Executive Vice President and prior to 1989 he was the Senior Vice President and General Manager of Continental's Northeast region. He is a member of the Boards of Directors of CableLabs, the research and development arm of the cable industry, PPVN and Optus Vision. He has been employed by Continental since 1978.

    Roy F. Coppedge III (48) has been a Director of Boston Ventures Management, Inc. since 1983. He currently is on the Board of Directors of American Media, Inc. He was elected to serve as a Director of Continental in 1992.

    Stephen Hamblett (62) has been the Chairman of the Board and Chief Executive Officer and a Director of The Providence Journal Company (as successor to Providence Journal) and Publisher of the Journal-Bulletin newspapers since 1987. He has been a Director of Continental since October 1995. Mr. Hamblett also serves on the Boards of Directors of the Associated Press and the Inter-American Press Association.

    Jonathan H. Kagan (40) is Managing Director of Corporate Advisors and of Centre Partners, L.P., investment partnerships affiliated with Lazard Freres & Co. LLC ("Lazard") and a Managing Director of Lazard. He has been associated with Lazard since 1980. He was elected to serve as a Director of Continental in 1992. Mr. Kagan currently is on the Board of Directors of Tyco Toys, Inc.

    Robert B. Luick (85) is of counsel to the law firm of Sullivan & Worcester LLP ("Sullivan & Worcester"), which firm has acted as counsel to Continental since its inception. Prior to 1992 Mr. Luick was a partner at Sullivan & Worcester. Mr. Luick has been with Sullivan & Worcester since 1943. He is a member of the Board of Directors of Ionics, Incorporated, a diversified water treatment company. He has been Secretary and a Director of Continental since 1963.

    Henry F. McCance (54) has been general partner of the following venture capital partnerships (either directly or indirectly as the general partner of the general partner of such partnerships) since their formation: Greylock Ventures Limited Partnership (1983), Greylock Investments Limited Partnership
(1985), Greylock Capital Limited Partnership (1987), Greylock Limited Partnership (1990) and Greylock Equity Limited Partnership (1994). He is also President and Treasurer of Greylock Management Corporation, an investment services organization, and a Director of Brookstone, Inc., Manugistics, Inc., Shiva Corporation and CATS Software. Prior to 1990, Mr. McCance was a Vice President and Treasurer of Greylock Management Corporation. Mr. McCance has been a Director of Continental since 1972.

    Trygve E. Myhren (60) was President and Chief Operating Officer and a Director of The Providence Journal Company (as successor to Providence Journal). He has been a Director of Continental since October 1995. Mr. Myhren is a past Chairman of the NCTA and is currently a Director of Advanced Marketing Services, Inc., Cable Labs and Peapod Limited, a company that provides consumer on-line grocery shopping services. From 1981 through 1988 he was the Chairman and Chief Executive Officer of American Television & Communications Corporation, which is now part of Time Warner.

    Lester Pollack (63) is Senior Managing Director of Corporate Advisors and Chief Executive Officer of Centre Partners, L.P., investment partnerships affiliated with Lazard, as well as a Managing Director of Lazard. He currently is on the Board of Directors of SunAmerica Inc., Kaufman & Broad Home Corporation, Tidewater, Inc., LaSalle Re Holdings Limited, Parlex Corporation, Polaroid Corporation and Sphere Drake Holdings Limited. He was elected to serve as a Director of Continental in 1992.

    Michael J. Ritter (56) has been a Director since 1991 and was employed by Continental from 1980 until March 15, 1995, at which time he retired as the President and Chief Operating Officer of Continental. Prior to 1991 he was an Executive Vice President, and prior to 1988 he was the Senior Vice President and General Manager of Continental's Michigan management region.

    Vincent J. Ryan (60) has been Chairman of the Board and a Director of Schooner Capital Corporation, a venture capital organization, since 1971. Mr. Ryan is also a Director of Iron Mountain Incorporated, an information-management company. He has been a Director of Continental since 1980.

    Ronald H. Cooper (39) is an Executive Vice President of Continental. Prior to 1995, he was the Senior Vice President of Continental's Southern California management region. Prior to 1990 he was the Senior Vice President of Continental's Northern California management region. He is a member of the Boards of Directors of Cable Advertising Partners. He has been employed by Continental since 1982.

    Jeffrey T. DeLorme (44) is an Executive Vice President of Continental. Prior to February 1993, he was the Senior Vice President and General Manager of
Continental's Florida/Georgia management region. He serves on the Partners' Committee of PrimeStar. He has been employed by Continental since 1980.

    Nancy Hawthorne (45) is the Chief Financial Officer and a Senior Vice President of Continental. Prior to December 1993, she was also the Treasurer of Continental, in addition to being Chief Financial Officer and a Senior Vice President. Prior to December 1992, she was a Senior Vice President and the Treasurer of Continental. Prior to 1988, she was a Vice President and the Treasurer of Continental. She is a member of the Boards of Directors of Perini Corporation, a construction company, New England Zenith Fund, a mutual fund, and Optus Vision. She has been employed by Continental since 1982.

    Biographical information concerning the Directors and Executive Officers is as of August 15, 1996.

EXECUTIVE COMPENSATION

    The following table (the "Summary Compensation Table") discloses compensation received by Continental's Chief Executive Officer and the four most highly compensated other Executive Officers of Continental (the Chief Executive Officer and the other Executive Officers are hereinafter referred to as the "Named Executive Officers") for the three fiscal years ended December 31, 1993, 1994 and 1995.

                           SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION                         LONG TERM COMPENSATION
                             -------------------------------------------------   -------------------------------------
                                                                OTHER ANNUAL     RESTRICTED STOCK       ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR #   SALARY ($) BONUS ($)(1)  COMPENSATION ($)  AWARDS ($)(2)(3)   COMPENSATION ($)(4)
------------------------------------  ---------  -----------   ---------------   ----------------   ------------------
Amos B. Hostetter, Jr.         1995    $650,000    $208,848        $--              $4,849,900            $4,273
  Chairman and Chief           1994     649,876      97,991         --                --                   4,273
  Executive Officer            1993     624,961     238,653         --                --                   4,273
William T. Schleyer            1995     424,077      14,052         --               4,364,910             3,403
  President and Chief          1994     315,815      30,639         --                --                   3,403
  Operating Officer            1993     291,923      61,418         --                --                   3,403
Jeffrey T. DeLorme             1995     324,764     105,370         --               2,424,950             3,403
  Executive Vice               1994     294,846      49,166         --                --                   3,403
  President                    1993     268,484      56,871         111,608(5)        --                   3,403
Ronald H. Cooper               1995     267,123      34,543         --               2,424,950             3,315
  Executive Vice
  President
Nancy Hawthorne                1995     274,746      67,488         --               2,085,457             3,403
  Chief Financial              1994     241,938      18,331         --                --                   3,403
  Officer and Senior           1993     224,896      46,590         --                --                   3,403
   Vice President

------------------------------
(1) See Note 11 to Consolidated Financial Statements. Continental has made loans to these and other persons in amounts equal to the income taxes incurred by them as a result of their restricted stock purchases. Such loans were financed through cash provided from operating activities and long-term borrowings. Continental charges interest on these loans generally at rates ranging from 5% to 8% per annum and declares bonuses to each of these persons in the amount of the interest due each year. Continental declared no other bonus to any Named Executive Officer during the years presented. As of July 31, 1996, the amounts of the loans outstanding to certain of the Named Executive Officers were as follows: Jeffrey T. DeLorme ($1,564,043), Ronald
    H. Cooper ($623,633) and Nancy Hawthorne ($1,573,480). The outstanding principal balance of each such loan is generally payable upon the earlier to occur of (i) the due date of such loan or (ii) the termination of such person's employment with Continental. Each of Mr. DeLorme and Mr. Cooper has an additional loan from a subsidiary of Continental, of which the current amounts outstanding are: Mr. DeLorme ($400,000) and Mr. Cooper ($284,513). Since the beginning of the fiscal year ended December 31, 1993, the largest aggregate amounts of indebtedness of the following Named Executive Officers are the current amounts outstanding, except for Mr. DeLorme and Mr. Cooper, whose largest amounts outstanding were $1,964,043 and $799,303, respectively. See "-- Compensation Committee Interlocks and Insider Participation" for loan amounts to certain other Named Executive Officers.

(2) Shares of restricted stock are entitled to dividends at the same rate as all other shares of Common Stock.

(3) Shown below are (i) the total number of unvested shares and market value of such shares as of December 31, 1995 and (ii) the vesting schedule of such shares for each of the Named Executive Officers:

                                     TOTAL RESTRICTED
                                          SHARES               VESTING OVER THREE YEARS FROM 12/31/95
                                    HELD AS OF 12/31/95  ---------------------------------------------------
                                    -------------------  SHARES VESTING    SHARES VESTING    SHARES VESTING
NAME                                SHARES     VALUE         IN 1996           IN 1997           IN 1998
----------------------------------  -------  ----------  ---------------   ---------------   ---------------
Amos B. Hostetter, Jr.............  266,250  $5,165,250       91,250            50,000            50,000
William T. Schleyer...............  216,250   4,195,250       58,750            45,000            45,000
Jeffrey T. DeLorme................  124,875   2,422,575       37,375            25,000            25,000
Ronald H. Cooper..................  118,550   2,299,870       31,050            25,000            25,000
Nancy Hawthorne...................  105,550   2,047,670       30,300            21,500            21,500

(4) Includes payment by Continental in the fiscal years ended December 31, 1993, 1994 and 1995, respectively, of premiums for term life insurance on behalf of the Named Executive Officers: Amos B. Hostetter, Jr. ($1,125 each year), William T. Schleyer ($255 each year), Jeffrey T. DeLorme ($255 each year), Ronald H. Cooper ($165) and Nancy Hawthorne ($255 each year). The remaining amounts for the Named Executive Officers represents the employer matching contribution under Continental's matched savings plan.

(5) Represents a one-time reimbursement of moving and related expenses incurred by Mr. DeLorme in connection with his relocation to Continental's Boston, Massachusetts office (grossed up for income taxes incurred by Mr. DeLorme).

     CERTAIN PROVISIONS OF THE RESTRICTED STOCK PURCHASE AGREEMENTS. On February 28, 1996, the Company offered to sell restricted stock to certain key employees under the Company's 1995 Restricted Stock Purchase Program (the "Restricted Stock Purchase Program"). At the same time all outstanding agreements pursuant to which employees had purchased restricted stock in the past were amended. In purchasing restricted shares, an employee enters into a Restricted Stock Purchase Agreement (an "RSPA") with the Company containing restrictions on transfer, vesting provisions and a non-competition covenant, among other provisions. All of the RSPAs provide that the Company may repurchase for the amount that the employee has paid the unvested stock of any employee whose employment terminates for any reason. Vesting occurs over time according to a schedule designated in each RSPA. The Restricted Stock Purchase Agreements dated February 28, 1996 (the "New RSPA") entered into between certain key employees and the Company and the amendments to outstanding RSPAs provide that if the Merger with U S WEST is consummated, then vesting is accelerated upon the first to occur of the following events after the effective date of the Merger:
(i) death or disability; (ii) in the case of an employee based in the existing corporate headquarters of the Company, termination by reason of an involuntary relocation to a place of employment that is more than 25 miles from the existing headquarters, or relocation of the corporate headquarters; (iii) termination of employment within twenty-four months of the effective date of the Merger, other than in connection with the sale, swap or other disposition of a system or other business unit in which the employee is employed, if such termination is by reason of: (a) a diminution in the employee's compensation, including a material adverse change in employee benefits; (b) the assignment to the employee of duties and responsibilities which are materially less than the employee's duties and responsibilities as of the effective date of the Merger; or (c) an involuntary termination of employment other than a "Termination for Cause." "Termination for Cause" means termination because of the employee's (A) refusal or failure (other than for reasons of illness, incapacity due to physical or mental illness or physical injury), to perform, or persistent and material deficiencies in performing, his or her duties, provided such duties are substantially similar to such person's duties prior to the Merger; (B) misappropriation of any funds or property of the Company; (C) conduct which could reasonably result in the employee's conviction of a felony; or (D) conduct which could reasonably result in termination of the employee's employment due to violation of published internal policies. U S WEST will assume the obligations under the RSPAs in connection with the Merger, and any reference to the Company as employer will thereafter be deemed to refer to U S WEST.

    In addition, each employee, in connection with the execution of an RSPA, has the option of entering into a tax liability financing agreement, pursuant to which the Company agrees to lend the employee an amount up to the employee's total additional federal, state and local income taxes incurred in connection with grants of restricted stock. The tax liability financing agreements executed in connection with the New RSPA provide, and the outstanding tax liability financing agreements under existing RSPAs were amended to provide, that, conditioned upon the consummation of the Merger and continued employment through January 1, 1999, the entire principal amount of the outstanding loans will be forgiven on January 2, 2002. If an employee's employment terminates before January 2, 1999 and after January 1, 1998, two-thirds of the principal amount will be forgiven on January 2, 2002. If an employee's employment terminates before January 2, 1998 and after January 1, 1997, one-third of the principal amount will be forgiven on January 2, 2002. In addition, if the Merger is consummated, the loan will be forgiven in full upon the occurrence of the same events that would result in acceleration of vesting under the RSPAs described above. A loan must be repaid in full if an employee violates the non-competition agreement in the RSPAs. The maturity dates of the loans granted to pay taxes were all extended to January 2, 2002.

    All of the Named Executive Officers entered into such amendments to their outstanding RSPAs and the related tax liability financing agreements. In addition, Mr. Cooper and Ms. Hawthorne purchased additional shares of restricted stock under the New RSPA and will receive loans under the related tax liability financing agreements.

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. Base annual compensation for Executive Officers was determined during the last fiscal year by the Chairman, the Vice Chairman and the President of Continental. Pursuant to authority delegated by the Continental Board of Directors, the Chairman also awarded grants of restricted stock in 1995 and 1996 to key employees designated by the Continental Board of

Directors in accordance with Continental's Restricted Stock Purchase Program. Amos B. Hostetter, Jr., Timothy P. Neher and William T. Schleyer, the Chairman, Vice Chairman and President of Continental, respectively, are Directors and participate in deliberations concerning Executive Officer compensation.

    Continental has made loans to these three Executive Officers and other persons in amounts equal to the income taxes incurred by them as a result of their restricted stock purchases. Such loans were financed through cash provided from operating activities and long-term borrowings. Continental charges interest on these loans generally at rates ranging from 5% to 8% per annum and declares bonuses to each of these persons in the amount of the interest due each year. As of July 31, 1996, the amounts of the loans outstanding to the three Executive Officers named above were as follows: Amos B. Hostetter, Jr. ($3,888,438), Timothy P. Neher ($2,669,856) and William T. Schleyer ($2,273,963). Since the beginning of the fiscal year ended December 31, 1993, the largest aggregate amounts of indebtedness of such Executive Officers were as follows: Amos B. Hostetter, Jr. ($3,888.438), Timothy P. Neher ($4,057,356) and William T. Schleyer ($2,273,963). The outstanding principal balance of each such loan is generally payable upon the earlier to occur of (i) the due date of such loan or
(ii) the termination of such person's employment with Continental. For information regarding loans to other Executive Officers, see footnote (1) to the Summary Compensation Table.

    On December 31, 1993, Continental accepted payment for loans incurred in connection with restricted stock purchases pursuant to Continental's 1989 Restricted Stock Purchase Agreement ("RSPA III") which became due on such date by (i) transfer to Continental and cancellation of vested shares of Common Stock with a value equal to the loan outstanding, valued at $19.40 per share (the "Stock-for-Loan Exchange"), (ii) payment in cash or (iii) a combination of the two. Continental also made an offer (the "RSPA Offer") in January 1994 to purchase shares of Common Stock up to a maximum of 1,334,975 shares at a purchase price of $19.40 per share. The persons who were eligible to participate in the Stock-for-Loan Exchange and to accept the RSPA Offer were persons who held shares of Common Stock issued pursuant to RSPA III (current or former employees and family members of employees and former employees). The valuation of the shares at $19.40 was equal to the price last paid in a private placement of shares of Class A Common Stock, which was consummated in November 1993. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The three Executive Officers named above repaid the following loan amounts in shares of Common Stock in the Stock-for-Loan Exchange: Amos B. Hostetter, Jr. ($1,471,936), Timothy P. Neher ($1,387,500) and William T. Schleyer ($291,000), and sold the following number of shares of Common Stock to Continental pursuant to the RSPA Offer: Amos B. Hostetter, Jr. (0), Timothy P. Neher (29,800) and William T. Schleyer (0). For information regarding other Executive Officers, see "Certain Transactions." In addition, William T. Schleyer made a cash payment for the remaining $141,063 of his outstanding loan incurred in connection with restricted stock purchases pursuant to RSPA III. In addition, the Hostetter Foundation, an entity controlled by Mr. Hostetter, sold 29,600 shares of Common Stock to Continental in January 1994 for a purchase price of $19.40 per share.

    RETIREMENT PLANS. The following table sets forth, as computed in accordance with the basic benefit formula employed for purposes of Continental's Retirement Plan (the "Continental Retirement Plan") and its Supplemental Executive Retirement Plan ("SERP"), the estimated annual benefits payable upon retirement to employees of Continental in the following compensation and years-of-service classifications. The amounts shown in the table do not take into account an offset in recognition of the employer contribution toward social security benefits.

                                                     YEARS OF SERVICE
                                     ------------------------------------------------
COMPENSATION                           10       15        20        25     30 OR MORE
-----------------------------------  -------  -------  --------  --------  ----------
$150,000...........................  $14,250  $21,375  $ 28,500  $ 35,625   $ 42,750
$200,000...........................   19,000   28,500    38,000    47,500     57,000
$300,000...........................   28,500   42,750    57,000    71,250     85,500
$400,000...........................   38,000   57,000    76,000    95,000    114,000
$500,000...........................   47,500   71,250    95,000   118,750    142,500
$600,000...........................   57,000   85,500   114,000   142,500    171,000
$700,000...........................   66,500   99,750   133,000   166,250    199,500

    Actual benefits are computed on the basis of (1) .95% of the employee's average annual compensation less .37% of average annual compensation (limited to social security covered compensation) multiplied by (2) the number of years of service (not to exceed thirty years). Average annual compensation is the average of a participant's compensation for the five consecutive years in which compensation was the highest.

    The SERP, effective in 1995, provides additional retirement benefits for any employee of Continental whose accrued benefits under the Continental Retirement Plan are limited by the Internal Revenue Code's (the "Code") limit (currently $150,000) on annual compensation which may be taken into account under that plan or by the Code's Section 415 limit on the size of retirement benefits which may be funded under that plan. The SERP is an unfunded, non tax-qualified plan which is intended to create for each participant a benefit upon termination of employment generally equal in value to the excess of what his accrued vested benefit in the Continental Retirement Plan would have been without the $150,000 compensation limit and the Section 415 limit on benefits which may be funded, over the actual benefit under that plan. The benefit under the SERP is payable upon termination of employment, at the participant's election, in a lump sum or in equal annual installments (with interest) over 2, 5 or 10 years. A participant may designate a beneficiary under the SERP to receive his benefit should he die before its complete pay-out.

    The covered compensation for each Named Executive Officer is based upon the amounts shown in the "Salary" column of the Summary Compensation Table. For each Named Executive Officer, the current compensation covered by the Continental Retirement Plan does not differ substantially (by more than 10%) from the aggregate compensation set forth in the Summary Compensation Table.

    The Named Executive Officers have been credited with the following years of service: Mr. Hostetter, 33 years; Mr. Schleyer, 18 years; Mr. DeLorme, 16 years; Mr. Cooper, 14 years and Ms. Hawthorne, 14 years.

COMPENSATION OF DIRECTORS

    The members of the Continental Board of Directors who are not officers of Continental currently receive an annual retainer of $16,000 and a fee of $3,500 for each meeting attended. Members of the Audit Committee receive $1,000 for meetings held separately from Board meetings. In addition, Directors who reside outside the Greater Boston area are reimbursed for their travel expenses incurred in connection with attendance at meetings of the Continental Board of Directors or its Committees.

EXECUTIVE COMPENSATION POLICIES

    Continental does not have a Compensation Committee of the Board of Directors. Historically (including for fiscal year 1995), Mr. Hostetter, in consultation with Messrs. Neher and Schleyer, has determined the nature and amount of the Company's Executive Officers' compensation packages, including his own. These packages have generally included base salary and restricted stock awards. Factors considered by Mr. Hostetter have typically included the results of a performance review of each Executive Officer's performance and an evaluation of the significance of the executive's contribution. The compensation packages have been designed to attract and retain experienced and well-qualified Executive Officers who will enhance the performance of the Company.

    The Company has attempted to set the base salary of its Executive Officers to be competitive within the cable television and telecommunications industries. The Company conducts performance reviews to determine and adjust each executive officer's base salary. During the past 10 years, restricted stock awards have generally been a major component of each Executive Officer's total compensation. As the restricted stock awards vest over time, their ultimate value depends on the long-term appreciation of the Company's stock price. Such restricted stock awards are intended to increase Executive Officers' equity interests in the Company, providing executives with the opportunity to share in the future value they help to create. In addition, the Company provides to executives the standard benefits package offered to all salaried employees.

                              CERTAIN TRANSACTIONS

    Lazard received fees and underwriting discounts from Continental in an aggregate amount of $7.4 million for its services as an underwriter to Continental of $1.4 billion of senior notes and debentures during the year ended December 31, 1993.

    Lazard acted as a financial advisor to Continental in connection with the negotiations and the consummation of the Providence Journal Merger, and, for such services, received a fee of $5.5 million. Continental also reimbursed Lazard for its reasonable out-of-pocket expenses, including fees and expenses of legal counsel.

    Lazard acted as a Placement Agent in the sale of the Old 8.30% Notes, and, for such services received underwriting discounts and commissions totalling approximately $3.5 million.

    Lazard also acted as financial advisor to the Company in connection with the proposed Merger with U S WEST and received a fee of $4.0 million upon its announcement. Lazard will receive an additional fee of $16.0 million upon the consummation of the Merger. If the merger is not consummated and Continental elects to put shares of a new class of convertible preferred stock to U S WEST, then Lazard will receive a fee to be mutually agreed upon by Lazard and Continental.

    Corporate Advisors is the sole general partner of Corporate Partners, L.P. ("Corporate Partners") and Corporate Offshore Partners, L.P. ("Corporate Offshore Partners"), both of which own shares of Series A Preferred Stock. A wholly owned subsidiary of Lazard is the sole general partner of Corporate Advisors. Corporate Advisors is also an investment manager for The State Board of Administration of Florida, which also owns shares of Series A Preferred Stock. Certain entities controlled by Lazard also own limited partnership interests in Corporate Partners and Corporate Advisors.

    For a discussion of loans made to Executive Officers of Continental in connection with Continental's Restricted Stock Purchase Program, see footnote
(1) to the Summary Compensation Table and "Management Executive Compensation Compensation Committee Interlocks and Insider Participation." For a description of Continental's Stock-for-Loan Exchange and the RSPA Offer to repurchase shares of Common Stock, and information regarding certain Executive Officers who are Directors participating therein, see "Management -- Executive Compensation -- Compensation Committee Interlocks and Insider Participation." The following Executive Officers who are not Directors of Continental participated in the Stock-for-Loan Exchange in the following amounts: Jeffrey T. DeLorme ($155,000), Ronald H. Cooper ($159,497) and Nancy Hawthorne ($274,464).

                       CREDIT ARRANGEMENTS OF THE COMPANY

    The following is a summary description of the various material credit arrangements which Continental has entered into with its lenders or, in the case of the 1995 Credit Facility, which it has arranged on behalf of certain of its subsidiaries. The summary does not purport to be complete and is qualified in its entirety by reference to such agreements.

    The Company's obligations under the 1994 Credit Facility and the following outstanding debt securities: the Prudential Notes, the 8 1/2% Notes, the 8 5/8% Notes, the 8 7/8% Debentures, the 9% Debentures, the 9 1/2% Debentures and the 8.30% Notes (collectively, the "Senior Debt Securities"), together with all other unsubordinated indebtedness that the Company may from time to time incur, are sometimes referred to collectively as the "Senior Indebtedness."

    The 10 5/8% Notes and the 11% Debentures (collectively, the "Subordinated Debt Securities") are subordinate to the prior payment, when due, of the
principal  and  interest  on,  and   other  amounts  relating  to,  the   Senior
Indebtedness, and are sometimes referred to, together with all other subordinated indebtedness that the Company may from time to time incur, as the "Subordinated Indebtedness."

    Restricted Subsidiaries are subsidiaries that Continental has designated as such for purposes of certain of Continental's credit arrangements, including the 1994 Credit Facility and the Prudential Notes but excluding the 1995 Credit Facility. Restricted Subsidiaries as a group are subject to the covenants and obligations imposed by the agreements representing such indebtedness to the same extent as Continental, and their relevant financial measures are taken into account in computing the various ratios and tests imposed by such agreements. To be eligible for such designation, Continental or one or more other Restricted Subsidiaries must own at least 80% of the voting securities or the equity, partnership or other beneficial interests of such subsidiary, and such subsidiary must conduct its business so as to derive its revenues from the cable television or telecommunications businesses and related activities. Upon designation, Restricted Subsidiaries typically become guarantors of the obligations of Continental under the 1994 Credit Facility and the Prudential Notes (which together constitute the Company Guaranteed Senior Indebtedness). All subsidiaries of Continental that currently own and operate systems located in the United States have been designated Restricted Subsidiaries, other than the subsidiaries that are borrowers or guarantors under the 1995 Credit Facility.

    Unrestricted Subsidiaries are subsidiaries that have not been designated as Restricted Subsidiaries. Continental's credit agreements give Continental the ability to terminate the designation of a Restricted Subsidiary under certain circumstances. The borrowers and guarantors under the 1995 Credit Facility are Unrestricted Subsidiaries for purposes of the Company Guaranteed Senior Indebtedness.

    None of the Company's existing indebtedness is secured.

1994 CREDIT FACILITY

    Continental and the Restricted Subsidiaries (the "Restricted Group") are parties to the 1994 Credit Facility, which provides for revolving credit availability to Continental of $2.2 billion. Credit availability under the 1994 Credit Facility will decrease on a schedule commencing December 31, 1997 with annual reductions on each December 31 thereafter, with a final maturity of October 10, 2003. As of September 30, 1996, Continental had credit availability of approximately $19.2 million under the 1994 Credit Facility. Continental's obligations under the 1994 Credit Facility are guaranteed by the Restricted Subsidiaries.

    The interest rates on indebtedness outstanding under the 1994 Credit Facility fluctuate and are based, at Continental's election, on the "base" rate of the agent, as from time to time in effect, or may be fixed for periods of up to 60 months based on the prevailing interest rates in selected interbank Eurodollar markets ("Eurodollar" rates). Continental is required to pay a spread or margin over these rates, which varies depending on the ratio of the consolidated total debt of the Restricted Group, minus cash and certain cash equivalents held by the Restricted Group ("Consolidated Total Debt"), to annualized consolidated operating income, including income on account of management fees, before depreciation, amortization, restricted stock purchase program expense, non-cash regulatory reserves and non-operating expenses, interest and income taxes of the Restricted Group ("Consolidated Operating Income"). The margins currently in effect are .375% for base rate borrowings and 1.625% for Eurodollar borrowings.

    Prepayments of borrowings under the 1994 Credit Facility are required in certain circumstances from a portion of the proceeds of certain sales of Restricted Group assets.

    In addition to customary financial covenants, the 1994 Credit Facility contains covenants restricting the incurrence of debt, investments and encumbrances on assets, covenants limiting mergers and acquisitions, and restrictions on dividends and other distributions to stockholders.

    In addition to customary events of default, it is an event of default under the 1994 Credit Facility if, prior to the consummation of the Merger, Amos B. Hostetter, Jr., certain of his permitted transferees and the other officers of Continental and its subsidiaries (collectively, the "Management Group") fail to own (i) at least 25% of the voting power of Continental's capital stock or (ii) if the Management Group's percentage ownership falls below 25% of the voting power, then a block of voting power larger than any block of voting power held by any other person, together with such person's affiliates and any members of a group with such person.

1995 CREDIT FACILITY

    Continental recently arranged the 1995 Credit Facility on behalf of certain of its subsidiaries. The 1995 Credit Facility provides such subsidiaries (the "Borrowers" and, collectively with certain of their subsidiaries, the "New Borrowing Group") with maximum credit availability of $1.2 billion. The following discussion summarizes certain material terms of the 1995 Credit Facility, which generally contains terms and conditions similar to those contained in the 1994 Credit Facility. Neither Continental nor any Restricted Subsidiary has any obligations in respect of the 1995 Credit Facility. As of September 30, 1996, the New Borrowing Group had credit availability of approximately $150.0 million under the 1995 Credit Facility.

    Borrowings under the 1995 Credit Facility were used to fund (1) approximately $410.0 million of the Providence Journal liabilities discharged in connection with the Providence Journal Merger, (2) the purchase of cable television systems from a subsidiary of Providence Journal for $405.0 million,
(3) the acquisition of Columbia Cable of Michigan for approximately $155.0 million, (4) the N-COM Buyout for approximately $88.0 million, and (5) general corporate purposes of the New Borrowing Group, which includes future capital expenditures of Providence Journal Cable, Columbia Cable of Michigan, and N-COM. See "Business -- U.S. Acquisitions and Investments -- Providence Journal Merger." Each Borrower guarantees each other Borrower's obligations under the 1995 Credit Facility, and all subsidiaries of the Borrowers also guarantee such obligations.

    Borrowings under the 1995 Credit Facility are available to the Borrowers on a revolving basis. Credit availability will decrease on a schedule commencing December 31, 1998 with annual reductions each December 31 thereafter, and a final maturity date of September 30, 2004.

    As with the 1994 Credit Facility, the interest rates on indebtedness outstanding under the 1995 Credit Facility fluctuate and are based, at the Borrower's election, on the "base" rate of the agent, as from time to time in effect, or may be fixed for periods of up to 60 months based on the prevailing Eurodollar rates. The Borrowers are required to pay a spread or margin over these rates which varies depending on the ratio of the combined total debt of the New Borrowing Group, minus cash and certain cash equivalents of the New Borrowing Group ("Combined Total Debt"), to annualized combined operating income of the New Borrowing Group, before depreciation, amortization, non-cash regulatory reserves and non-operating expenses, interest and income taxes of the New Borrowing Group ("Combined Operating Income"). The margins currently in effect are .50% for base rate borrowings and 1.75% for Eurodollar borrowings.

    In addition to customary financial covenants similar to those found in the 1994 Credit Facility, the 1995 Credit Facility prohibits the New Borrowing Group from purchasing or redeeming, or paying cash dividends on, its capital stock, including without limitation, payments to Continental, (other than, so long as no event of default results therefrom, certain subordinated debt payments, the purchase of minority interests in any member of the New Borrowing Group, dividends paid to another member of the New Borrowing Group and certain dividends paid in respect of minority interests) when the ratio of Combined Total Debt to Combined Operating Income exceeds 5 to 1. The 1995 Credit Facility does not impose any restrictions (other than that no default exists) on any such dividend, purchase or redemption at any time when the ratio of Combined Total Debt to Combined Operating Income is less than 5 to 1; provided, however, that the New Borrowing Group is required to permanently reduce the 1995 Credit Facility in an amount equal to the amount of any cash dividends paid or stock repurchases or redemptions made by the New Borrowing Group.

    Prepayments of outstanding borrowings under the 1995 Credit Facility are required out of a portion of the proceeds of certain sales of New Borrowing Group assets and of certain additional indebtedness.

    In addition to customary events of default, prior to the consummation of the Merger, it is an event of default under the 1995 Credit Facility (1) if Continental fails to own directly or indirectly at least 80% of the voting power of each Borrower's capital stock, and (2) if the Management Group fails to own
(i) at least 25% of the voting power of Continental's capital stock or (ii) if the Management Group's percentage ownership falls below 25% of the voting power, then a block of voting power larger than any block of voting power held by any other person, together with such person's affiliates and any members of a group with such person.

1996 CREDIT FACILITY

    The Restricted Group is also party to the 1996 Credit Facility, which is a short-term, senior, unsecured, revolving credit facility with maximum credit availability of up to $1.0 billion. Borrowings under the 1996 Credit Facility may be used to fund general corporate purposes, including capital expenditures, investments and acquisitions. The 1996 Credit Facility matures on July 1, 1997 and has other terms and conditions that are similar to those contained in the 1994 Credit Facility. As of September 30, 1996, Continental had credit availability of approximately $985 million under the 1996 Credit Facility.

INDENTURES FOR OUTSTANDING SENIOR AND SUBORDINATED DEBT SECURITIES

    Continental is currently party to indentures for the following debt securities:

    (i) the Prudential Notes, the 8 1/2% Notes, the 8 5/8% Notes, the 8 7/8% Debentures, the 9% Debentures, the 9 1/2% Debentures and the 8.30% Notes, which together constitute the Senior Debt Securities; and

    (ii) the 10 5/8% Notes and the 11% Debentures, which together constitute the Subordinated Debt Securities.

    The Senior Debt Securities rank PARI PASSU in right of payment with the 1994 Credit Facility and senior in right of payment to the Subordinated Debt Securities.

    The Subordinated Indebtedness of the Company evidenced by the Subordinated Debt Securities is subordinate to the prior payment, when due, of the principal of and interest on, and other amounts relating to, all Senior Indebtedness of the Company. The indentures for the Subordinated Debt Securities provide that the holders of the Subordinated Debt Securities will not be entitled to receive, and the Company will not make, any payment on account of the Subordinated Debt Securities, or redeem or purchase or otherwise acquire any of the Subordinated Debt Securities, unless full payment of amounts then due and payable (whether upon scheduled or accelerated maturity) in respect of Senior Indebtedness of the Company has been made or duly provided for in cash or cash equivalents. Upon (a) the happening and continuance of an event of default with respect to any Senior Indebtedness (other than a payment default) permitting the holders of such Senior Indebtedness to accelerate the maturity thereof without any action by them or on their behalf other than the giving of notice of such acceleration (a "Senior Indebtedness Event of Default") and (b) receipt by the Company of written notice (a "Company Default Notice") by holders of a majority in interest of such Senior Indebtedness or their representative or representatives of the event of default and of the election of such holders to commence a Payment Blockage Period (as defined below), no payment will be made by the Company with respect to the Subordinated Debt Securities for a period (a "Payment Blockage Period") commencing on the date the Company receives the Company Default Notice and ending on the earlier of (i) 179 days thereafter and (ii) the date on which such Senior Indebtedness Event of Default has been cured or waived or has ceased to exist or the Company receives notice from such holder or holders, or their representative or representatives, terminating the Payment Blockage Period. In no event will a Payment Blockage Period extend beyond 179 days from the date the payment on the Subordinated Debt Securities was due. Not more than one Payment Blockage Period may be commenced with respect to the Subordinated Debt
Securities during any period of 365 consecutive days. Under the terms of the indentures for the Subordinated Debt Securities, no Senior Indebtedness Event of Default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Senior Indebtedness initiating such Payment Blockage Period will be, or be made, the basis for the commencement of a second Payment Blockage Period by a holder or holders of such Senior
Indebtedness, or their representative or representatives, unless such Senior Indebtedness Event of Default shall have been cured or waived or has ceased to exist for a period of not less than 90 consecutive days.

    The 9% Debentures, the 8 5/8% Notes, the 8 1/2% Notes, the 8 7/8% Debentures and the 8.30% Notes are not redeemable at the option of Continental prior to their maturity. At any time after June 1, 1999 for the 11% Debentures, June 15, 1997 for the 10 5/8% Notes, and August 1, 2005 for the 9 1/2% Debentures, Continental may prepay all or any part of each such class of securities at a premium (which differs for each class and which decreases on an annual basis after the date on which a particular class becomes callable). The Prudential Notes may be prepaid at the option of Continental at any time, in whole or in part, with a prepayment premium.

    Continental is required to prepay the principal amount of the Prudential Notes on a semi-annual amortization schedule with a final principal repayment of $17.5 million due on July 1, 1999. Continental's obligations under the Prudential Notes are guaranteed by substantially all of the Restricted Subsidiaries. As of September 30, 1996, approximately $98.5 million in aggregate principal amount of the Prudential Notes was outstanding.

    The holders of each class of the Senior Debt Securities (excluding the Prudential Notes) and Subordinated Debt Securities are entitled to demand prepayment of such securities, plus a premium (which differs for each class and which decreases on an annual basis), under certain circumstances. The indentures for the Senior Debt Securities and Subordinated Debt Securities contain customary financial and other covenants, as well as a restriction against the redemption or repurchase of, or the payment of cash dividends on, the capital stock of Continental.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                              ---------
CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES
Independent Auditors' Report................................................................................        F-3
Consolidated Balance Sheets, December 31, 1994 and 1995 and (Unaudited) June 30, 1996.......................        F-4
Statements of Consolidated Operations, Years Ended December 31, 1993, 1994 and 1995 and (Unaudited) Six
 Months Ended June 30, 1995 and 1996........................................................................        F-5
Statements of Consolidated Stockholders' Equity (Deficiency), Years Ended December 31, 1993, 1994 and 1995
 and (Unaudited) Six Months Ended June 30, 1996.............................................................        F-6
Statements of Consolidated Cash Flows, Years Ended December 31, 1993, 1994 and 1995 and (Unaudited) Six
 Months Ended June 30, 1995 and 1996........................................................................        F-7
Notes to Consolidated Financial Statements..................................................................        F-8

PROVIDENCE JOURNAL CABLE
Independent Auditors' Reports...............................................................................       F-26
Combined Balance Sheets, December 31, 1993 and 1994 and (Unaudited) September 30, 1995......................       F-28
Combined Statements of Operations, for the Years Ended December 31, 1992, 1993 and 1994 and (Unaudited) Nine
 Months Ended September 30, 1994 and 1995...................................................................       F-29
Combined Statements of Changes in Group Equity, for the Years Ended December 31, 1992, 1993 and 1994 and
 (Unaudited) Nine Months Ended September 30, 1995...........................................................       F-30
Combined Statements of Cash Flows, for the Years Ended December 31, 1992, 1993 and 1994 and (Unaudited) Nine
 Months Ended September 30, 1994 and 1995...................................................................       F-31
Notes to Combined Financial Statements......................................................................       F-32

COLUMBIA CABLE OF MICHIGAN (A DIVISION OF COLUMBIA ASSOCIATES, L.P.)
Report of Independent Public Accountants....................................................................       F-42
Statements of Assets, Liabilities and Control Account, December 31, 1993 and 1994 and (Unaudited) September
 30, 1995...................................................................................................       F-43
Statements of Operations and Control Account, for the Years Ended December 31, 1993 and 1994 and (Unaudited)
 Nine Months Ended September 30, 1994 and 1995..............................................................       F-44
Statements of Cash Flows, for the Years Ended December 31, 1993 and 1994 and (Unaudited) Nine Months Ended
 September 30, 1994 and 1995................................................................................       F-45
Notes to Financial Statements...............................................................................       F-46

CABLEVISION OF CHICAGO (A LIMITED PARTNERSHIP)
Independent Auditors' Report................................................................................       F-49
Balance Sheets, December 31, 1993 and 1994 and (Unaudited) June 30, 1995....................................       F-50
Statements of Operations and Partners' Deficiency, for the Years Ended December 31, 1993 and 1994 and
 (Unaudited) Six Months Ended June 30, 1994 and 1995........................................................       F-51
Statements of Cash Flows, for the Years Ended December 31, 1993 and 1994 and (Unaudited) Six Months Ended
 June 30, 1994 and 1995.....................................................................................       F-52
Notes to Financial Statements...............................................................................       F-53

MEREDITH/NEW HERITAGE STRATEGIC PARTNERS L.P. AND SUBSIDIARY
Independent Auditors' Report................................................................................       F-59
Consolidated Balance Sheet, June 30, 1996...................................................................       F-60
Consolidated Statement of Operations for the Year Ended June 30, 1996.......................................       F-62
Consolidated Statement of Partners' Equity for the Year Ended June 30, 1996.................................       F-63
Consolidated Statement of Cash Flows for the Year Ended June 30, 1996.......................................       F-64
Notes to Consolidated Financial Statements..................................................................       F-65

                          INDEPENDENT AUDITORS' REPORT

Continental Cablevision, Inc.:

    We have audited the accompanying consolidated balance sheets of Continental Cablevision, Inc. and its subsidiaries as of December 31, 1994 and 1995 and the related statements of consolidated operations, consolidated stockholders' equity (deficiency) and consolidated cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements of Continental Cablevision, Inc. and its subsidiaries present fairly, in all material respects, the financial position of the companies at December 31, 1994 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

    As discussed in Notes 12 and 4 to the consolidated financial statements, the Company changed its method of accounting for income taxes and investments in 1993 and 1994, respectively.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
February 14, 1996

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                               DECEMBER 31,           (UNAUDITED)
                                                                       ----------------------------    JUNE 30,
                                                                           1994           1995           1996
                                                                       -------------  -------------  -------------
                                                                                     (IN THOUSANDS)
Cash.................................................................  $      11,564  $      18,551  $      27,056
Accounts Receivable -- net...........................................         58,212        110,132        100,608
Prepaid Expenses and Other...........................................         14,321          9,967          6,975
Supplies.............................................................         62,517         88,687        104,266
Marketable Equity Securities.........................................        122,510        151,378        161,324
Investments..........................................................        335,479        538,352        617,751
Property, Plant and Equipment -- net.................................      1,353,789      2,107,473      2,243,525
Intangible Assets -- net.............................................        421,420      1,902,796      1,868,123
Other Assets -- net..................................................        103,827        153,257        155,106
                                                                       -------------  -------------  -------------
      TOTAL..........................................................  $   2,483,639  $   5,080,593  $   5,284,734
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

                                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Accounts Payable.....................................................  $      82,083  $      96,833  $     113,339
Accrued Interest.....................................................         82,040         86,977         88,085
Accrued and Other Liabilities........................................        206,271        238,343        235,336
Debt.................................................................      3,449,907      5,285,159      5,604,137
Deferred Income Taxes................................................        116,482        307,041        264,245
Minority Interest in Subsidiaries....................................          2,791         26,056         28,435
Commitments and Contingencies
Redeemable Common Stock, $.01 par value; 16,684,150 shares
 outstanding.........................................................        232,399        256,135        270,290
Stockholders' Equity (Deficiency):
  Preferred Stock, $.01 par value; 198,857,142 shares authorized;
   none outstanding                                                               --             --             --
  Series A Convertible Preferred Stock, $.01 par value; 1,142,858 shares authorized and outstanding; liquidation preference --
   $487,776,000, $527,578,000 and $548,619,000.......................             11             11             11
  Class A Common Stock, $.01 par value; 425,000,000 shares
   authorized; 8,585,500, 38,780,694 and 38,820,774 shares
   outstanding.......................................................             86            388            388
  Class B Common Stock, $.01 par value; 200,000,000 shares
   authorized; 90,291,375, 92,572,000 and 93,060,671 shares
   outstanding.......................................................            903            926            931
  Additional Paid-In Capital.........................................        583,181      1,181,193      1,178,929
  Unearned Compensation..............................................        (12,097)       (45,851)       (49,276)
  Foreign Currency Translation Adjustment............................             --             --          6,746
  Net Unrealized Holding Gain on Marketable Equity Securities........         47,996         67,823         73,765
  Deficit............................................................     (2,308,414)    (2,420,441)    (2,530,627)
                                                                       -------------  -------------  -------------
    Stockholders' Equity (Deficiency)................................     (1,688,334)    (1,215,951)    (1,319,133)
                                                                       -------------  -------------  -------------
      TOTAL..........................................................  $   2,483,639  $   5,080,593  $   5,284,734
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

                See Notes to Consolidated Financial Statements.

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED OPERATIONS

                                                                                                 (UNAUDITED)
                                                                                            SIX MONTHS ENDED JUNE
                                                            YEAR ENDED DECEMBER 31,                  30,
                                                     -------------------------------------  ---------------------
                                                        1993         1994         1995        1995        1996
                                                     -----------  -----------  -----------  ---------  ----------
                                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues...........................................  $ 1,177,163  $ 1,197,977  $ 1,442,392  $ 650,048  $  942,930
Costs and Expenses:
  Operating........................................      382,195      405,535      498,239    224,846     334,827
  Selling, General and Administrative..............      267,376      267,349      339,002    150,332     221,533
  Depreciation and Amortization....................      279,009      283,183      341,171    148,412     231,696
  Restricted Stock Purchase Program................       11,004       11,316       12,005      5,905       8,654
                                                     -----------  -----------  -----------  ---------  ----------
      Total........................................      939,584      967,383    1,190,417    529,495     796,710
                                                     -----------  -----------  -----------  ---------  ----------
Operating Income...................................      237,579      230,594      251,975    120,553     146,220
                                                     -----------  -----------  -----------  ---------  ----------
Other (Income) Expense:
  Interest.........................................      282,252      315,541      363,826    166,314     233,578
  Equity in Net Loss of Affiliates.................       12,827       25,002       70,364     25,817      62,803
  Gain on Sale of Marketable Equity Securities.....       (4,322)      (1,204)     (23,032)   (23,032)         --
  Gain on Sale of Investments......................      (17,067)          --       (1,035)    (1,035)         --
  Minority Interest in Net Income (Loss) of
   Subsidiaries....................................          184         (205)         (39)       (40)         74
  Dividend Income..................................         (650)        (824)        (715)      (319)       (394)
  Other............................................       (1,950)       1,279        2,542        625       5,754
                                                     -----------  -----------  -----------  ---------  ----------
      Total........................................      271,274      339,589      411,911    168,330     301,815
                                                     -----------  -----------  -----------  ---------  ----------
Loss From Operations Before Income Taxes,
 Extraordinary Item and Cumulative Effect of Change
 in Accounting for Income Taxes....................      (33,695)    (108,995)    (159,936)   (47,777)   (155,595)
Income Tax Benefit.................................       (7,921)     (40,419)     (47,909)   (14,710)    (45,409)
                                                     -----------  -----------  -----------  ---------  ----------
Loss Before Extraordinary Item and Cumulative
 Effect of Change in Accounting for Income Taxes...      (25,774)     (68,576)    (112,027)   (33,067)   (110,186)
Extraordinary Item, Net of Income Taxes............           --      (18,265)          --         --          --
                                                     -----------  -----------  -----------  ---------  ----------
Loss Before Cumulative Effect of Change in
 Accounting for Income Taxes.......................      (25,774)     (86,841)    (112,027)   (33,067)   (110,186)
Cumulative Effect of Change in Accounting for
 Income Taxes......................................     (184,996)          --           --         --          --
                                                     -----------  -----------  -----------  ---------  ----------
Net Loss...........................................     (210,770)     (86,841)    (112,027)   (33,067)   (110,186)
Preferred Stock Preferences........................      (34,115)     (36,800)     (39,802)   (19,347)    (21,041)
                                                     -----------  -----------  -----------  ---------  ----------
Loss Applicable to Common Stockholders.............  $  (244,885) $  (123,641) $  (151,829) $ (52,414) $ (131,227)
                                                     -----------  -----------  -----------  ---------  ----------
                                                     -----------  -----------  -----------  ---------  ----------
Loss Per Common Share:
  Loss Before Extraordinary Item and Cumulative
   Effect of Change in Accounting for Income
   Taxes...........................................  $      (.53) $      (.92) $     (1.22) $   (0.45) $    (0.88)
  Extraordinary Item...............................           --         (.16)          --         --          --
                                                     -----------  -----------  -----------  ---------  ----------
  Loss Before Cumulative Effect of Change in
   Accounting for Income Taxes.....................         (.53)       (1.08)       (1.22)     (0.45)      (0.88)
  Cumulative Effect of Change in Accounting for
   Income Taxes....................................        (1.62)          --           --         --          --
                                                     -----------  -----------  -----------  ---------  ----------
  Net Loss.........................................  $     (2.15) $     (1.08) $     (1.22) $   (0.45) $    (0.88)
                                                     -----------  -----------  -----------  ---------  ----------
                                                     -----------  -----------  -----------  ---------  ----------

                See Notes to Consolidated Financial Statements.

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

          STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY (DEFICIENCY)

                                                                     COMMON STOCK                                       FOREIGN
                                                 SERIES A                                ADDITIONAL                    CURRENCY
                                                CONVERTIBLE          ------------          PAID-IN      UNEARNED      TRANSLATION
                                              PREFERRED STOCK    CLASS A      CLASS B      CAPITAL    COMPENSATION    ADJUSTMENT
                                              ---------------     -----        -----     -----------  -------------  -------------
                                                                                 (IN THOUSANDS)
Balance, January 1, 1993....................     $      11      $      38    $     913    $ 558,529     $ (34,919)     $      --
  Net Loss..................................            --             --           --           --            --             --
  Accretion of Redeemable Common Stock......            --             --           --      (14,766)           --             --
  Issuance of Class A Common Stock..........            --             24           --       46,476            --             --
  Reclassification of Redeemable Common
   Stock to Class A Common Stock............            --             --           --        5,085            --             --
  Restricted Stock Purchase Program:
  Stock Issued (Class B)....................            --             --           --          544          (544)            --
    Stock Vested............................            --             --           --           --        11,004             --
    Stock Forfeited.........................            --             --           --         (882)          882             --
    Stock Exchanged for Loans...............            --             --           --       (6,526)           --             --
  Stock Repurchased.........................            --             --           --      (11,384)           --             --
                                                       ---          -----        -----   -----------  -------------  -------------
Balance, December 31, 1993..................            11             62          913      577,076       (23,577)            --
  Adjustment due to change in accounting
   principle for marketable equity
   securities, net of income taxes of
   $56,434..................................            --             --           --           --            --             --
  Net Loss..................................            --             --           --           --            --             --
  Accretion of Redeemable Common Stock......            --             --           --      (19,932)           --             --
  Restricted Stock Purchase Program:
    Stock Vested............................            --             --           --           --        11,316             --
    Stock Forfeited.........................            --             --           --         (164)          164             --
    Stock Exchanged for Loans...............            --             --           --         (611)           --             --
  Conversion of Class B to Class A Common
   Stock....................................            --              8           (8)          --            --             --
  Stock Repurchased.........................            --             --           (2)      (3,672)           --             --
  Issuance of Class A Common Stock..........            --             16           --       30,484            --             --
  Change in Unrealized Gain, net of income
   taxes of $24,081.........................            --             --           --           --            --             --
                                                       ---          -----        -----   -----------  -------------  -------------
Balance, December 31, 1994..................            11             86          903      583,181       (12,097)            --
  Net Loss..................................            --             --           --           --            --             --
  Accretion of Redeemable Common Stock......            --             --           --      (23,736)           --             --
  Restricted Stock Purchase Program:
    Stock Issued............................            --             --           23       46,205       (46,228)            --
    Stock Vested............................            --             --           --           --        12,005             --
    Stock Forfeited.........................            --             --           --         (469)          469             --
    Stock Exchanged for Loans...............            --             --           --         (337)           --             --
  Issuance of Class A Common Stock in
   connection with acquisition, net of
   issuance costs of $8,111.................            --            302           --      576,349            --             --
  Change in Unrealized Gain, net of income
   taxes of $13,364.........................            --             --           --           --            --             --
                                                       ---          -----        -----   -----------  -------------  -------------
Balance, December 31, 1995..................            11            388          926    1,181,193       (45,851)            --
(Unaudited)
Net Loss....................................            --             --           --           --            --             --
Accretion of Redeemable Common Stock........            --             --           --      (14,155)           --             --
Restricted Stock Purchase Program:
  Stock Issued..............................            --             --            5       13,266       (13,266)            --
  Stock Vested..............................            --             --           --           --         8,654             --
  Stock Forfeited...........................            --             --           --       (1,187)        1,187             --
  Stock Exchanged for Loans.................            --             --           --         (188)           --             --
Foreign Currency Translation Adjustment.....            --             --           --           --            --          6,746
Change in Unrealized Gain, net of income
 taxes of $4,004............................            --             --           --           --            --             --
                                                       ---          -----        -----   -----------  -------------  -------------
Balance, June 30, 1996......................     $      11      $     388    $     931    $1,178,929    $ (49,276)     $   6,746
                                                       ---          -----        -----   -----------  -------------  -------------
                                                       ---          -----        -----   -----------  -------------  -------------

                                              NET UNREALIZED
                                               HOLDING GAIN
                                              ON MARKETABLE
                                                  EQUITY
                                                SECURITIES     DEFICIT
                                              --------------  ----------

Balance, January 1, 1993....................    $       --    $(2,010,803)
  Net Loss..................................            --      (210,770)
  Accretion of Redeemable Common Stock......            --            --
  Issuance of Class A Common Stock..........            --            --
  Reclassification of Redeemable Common
   Stock to Class A Common Stock............            --            --
  Restricted Stock Purchase Program:
  Stock Issued (Class B)....................            --            --
    Stock Vested............................            --            --
    Stock Forfeited.........................            --            --
    Stock Exchanged for Loans...............            --            --
  Stock Repurchased.........................            --            --
                                              --------------  ----------
Balance, December 31, 1993..................            --    (2,221,573)
  Adjustment due to change in accounting
   principle for marketable equity
   securities, net of income taxes of
   $56,434..................................        84,650            --
  Net Loss..................................            --       (86,841)
  Accretion of Redeemable Common Stock......            --            --
  Restricted Stock Purchase Program:
    Stock Vested............................            --            --
    Stock Forfeited.........................            --            --
    Stock Exchanged for Loans...............            --            --
  Conversion of Class B to Class A Common
   Stock....................................            --            --
  Stock Repurchased.........................            --            --
  Issuance of Class A Common Stock..........            --            --
  Change in Unrealized Gain, net of income
   taxes of $24,081.........................       (36,654)           --
                                              --------------  ----------
Balance, December 31, 1994..................        47,996    (2,308,414)
  Net Loss..................................            --      (112,027)
  Accretion of Redeemable Common Stock......            --            --
  Restricted Stock Purchase Program:
    Stock Issued............................            --            --
    Stock Vested............................            --            --
    Stock Forfeited.........................            --            --
    Stock Exchanged for Loans...............            --            --
  Issuance of Class A Common Stock in
   connection with acquisition, net of
   issuance costs of $8,111.................            --            --
  Change in Unrealized Gain, net of income
   taxes of $13,364.........................        19,827            --
                                              --------------  ----------
Balance, December 31, 1995..................        67,823    (2,420,441)
(Unaudited)
Net Loss....................................            --      (110,186)
Accretion of Redeemable Common Stock........            --            --
Restricted Stock Purchase Program:
  Stock Issued..............................            --            --
  Stock Vested..............................            --            --
  Stock Forfeited...........................            --            --
  Stock Exchanged for Loans.................            --            --
Foreign Currency Translation Adjustment.....            --            --
Change in Unrealized Gain, net of income
 taxes of $4,004............................         5,942            --
                                              --------------  ----------
Balance, June 30, 1996......................    $   73,765    $(2,530,627)
                                              --------------  ----------
                                              --------------  ----------

                See Notes to Consolidated Financial Statements.

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                                                                          (UNAUDITED)
                                                                                                           SIX MONTHS
                                                                       YEAR ENDED DECEMBER 31,           ENDED JUNE 30,
                                                                  ----------------------------------  --------------------
                                                                     1993        1994        1995       1995       1996
                                                                  ----------  ----------  ----------  ---------  ---------
                                                                                       (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net Loss......................................................  $ (210,770) $  (86,841) $ (112,027) $ (33,067) $(110,186)
  Adjustments to Reconcile Net Loss to Net Cash Provided from
   Operating Activities, Net of Acquisitions:
    Extraordinary Item..........................................          --      18,265          --         --         --
    Cumulative Effect of Change in Accounting for Income
     Taxes......................................................     184,996          --          --         --         --
    Depreciation and Amortization...............................     279,009     283,183     341,171    148,412    231,696
    Restricted Stock Purchase Program...........................      11,004      11,316      12,005      5,905      8,654
    Amortization of Deferred Financing Costs....................       5,554       5,759       9,184      4,366      5,147
    Equity in Net Loss of Affiliates............................      12,827      25,002      70,364     25,817     62,803
    Gain on Sale of Marketable Equity Securities................      (4,322)     (1,204)    (23,032)   (23,032)        --
    Gain on Sale of Investments.................................     (17,067)         --      (1,035)    (1,035)        --
    Minority Interest in Net Income (Loss) of Subsidiaries......         184        (205)        (39)       (40)        74
    Deferred Income Taxes.......................................      (9,788)    (42,272)    (48,783)   (15,495)   (46,800)
    Accrued Interest............................................      15,787       9,632       4,937     (7,979)     1,108
    Accounts Payable, Accrued and Other Liabilities.............      (3,633)     66,142       5,515    (21,092)    18,937
    Other Working Capital Changes...............................     (13,277)    (52,473)    (36,996)    (5,233)     3,597
                                                                  ----------  ----------  ----------  ---------  ---------
NET CASH PROVIDED FROM OPERATING ACTIVITIES.....................     250,504     236,304     221,264     77,527    175,030
                                                                  ----------  ----------  ----------  ---------  ---------
FINANCING ACTIVITIES:
  Proceeds from Borrowings......................................   1,502,304   1,709,980   2,635,240    383,100    762,720
  Repayment of Borrowings.......................................  (1,369,341) (1,456,061)   (806,261)  (104,906)  (451,868)
  Premium Paid on Extinguishment of Debt........................          --     (20,924)         --         --         --
  Increase (Decrease) in Minority Interests.....................      (2,580)        779       3,666      1,047      2,305
  Issuance of Common Stock......................................      46,500      30,500      (8,111)        --          5
  Repurchase of Common Stock and Redeemable Common Stock........     (31,232)     (4,755)         --         --         --
                                                                  ----------  ----------  ----------  ---------  ---------
NET CASH PROVIDED FROM FINANCING ACTIVITIES.....................     145,651     259,519   1,824,534    279,241    313,162
                                                                  ----------  ----------  ----------  ---------  ---------
INVESTING ACTIVITIES:
  Acquisitions, Net of Liabilities Assumed and Cash Acquired....          --    (114,990) (1,243,879)        --    (10,978)
  Property, Plant and Equipment.................................    (185,691)   (300,511)   (518,161)  (231,021)  (311,447)
  Investments...................................................    (106,819)   (192,119)   (280,142)  (121,719)  (133,020)
  Other Assets..................................................      (7,182)    (16,832)    (25,167)   (28,788)   (24,242)
  Purchase of Marketable Equity Securities......................      (8,042)         --          --         --         --
  Proceeds from Sale of Marketable Equity Securities............       5,719      17,553      27,357     27,357         --
  Proceeds from Sale of Investment -- net.......................       1,148          --       1,181      1,181         --
                                                                  ----------  ----------  ----------  ---------  ---------
NET CASH USED FOR INVESTING ACTIVITIES..........................    (300,867)   (606,899) (2,038,811)  (352,990)  (479,687)
                                                                  ----------  ----------  ----------  ---------  ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............      95,288    (111,076)      6,987      3,778      8,505
BALANCE AT BEGINNING OF PERIOD..................................      27,352     122,640      11,564     11,564     18,551
                                                                  ----------  ----------  ----------  ---------  ---------
BALANCE AT END OF PERIOD........................................  $  122,640  $   11,564  $   18,551  $  15,342  $  27,056
                                                                  ----------  ----------  ----------  ---------  ---------
                                                                  ----------  ----------  ----------  ---------  ---------

                See Notes to Consolidated Financial Statements.

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION AND BASIS OF PRESENTATION

    The Company is a provider of broadband communications services with operations and investments encompassing cable television systems, international broadband communication ventures, telecommunications and technology ventures and programming services.

    The  accompanying consolidated financial statements  include the accounts of
Continental  Cablevision,  Inc.   (the  Company)  and   its  subsidiaries.   All
significant intercompany accounts and transactions have been eliminated.

    The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at each balance sheet date and during each reporting period. Significant estimates included in the consolidated financial statements include the assigned useful lives of property, plant and equipment and intangible assets, the carrying value of cost method investments, certain accruals, and valuation allowances for deferred tax assets. Actual results could differ from these estimates.

    STOCK DIVIDEND

    On September 28, 1995, the stockholders approved an increase in the number of authorized shares of common stock to 625,000,000 (425,000,000 Class A and 200,000,000 Class B, respectively) and preferred stock to 200,000,000. In addition, the Company's Board of Directors approved a stock dividend of 24 shares of Class A or B common stock for each share of Class A or B common stock held as of the record date. Due to the significance of this stock dividend to the Company's capital structure, all share and per share information have been restated to present this stock dividend as though it had occurred at the beginning of the earliest period presented.

    SUPPLIES AND PROPERTY, PLANT AND EQUIPMENT

    Supplies are stated at the lower of cost (first-in, first-out method) or market. Property, plant and equipment are stated at cost and include capitalized interest of $908,000, $2,377,000 and $7,233,000 in 1993, 1994 and 1995,
respectively. Depreciation is provided using the straight-line group method over estimated useful lives as follows: buildings, 25 to 40 years; reception and distribution facilities, 3 to 15 years; and equipment and fixtures, 4 to 12 1/2 years. (See Note 6)

    INTANGIBLE AND OTHER ASSETS

    Intangible assets consist primarily of franchise costs and goodwill recorded in various acquisitions. Such amounts are generally amortized over 10 to 40 years. Franchise costs, net of accumulated amortization, at December 31, 1994 and 1995 and June 30, 1996 are $355,488,000, $1,491,269,000, and $1,453,804,000,
respectively. Other assets represent deferred financing costs and loans to employees (see Note 11). Accumulated amortization for intangible and other assets aggregated $714,492,000, $807,644,000 and $868,665,000 at December 31,
1994 and 1995 and June 30, 1996, respectively.

    ALLOWANCE FOR DOUBTFUL ACCOUNTS

    The allowance for doubtful accounts at December 31, 1994 and 1995 is $9,771,000 and $12,476,000, respectively.

    INVESTMENTS

    Statement of Financial Accounting Standards No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES (SFAS 115) requires that certain debt and equity securities be categorized as either securities available for sale, securities held to maturity or trading account securities. The Company has classified all investments subject to SFAS 115 as available for sale and as such reports these securities at fair

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) value, with the unrealized gains or losses, net of tax, reported as a separate component of stockholders' equity (deficiency). Realized gains and losses are included in results of operations. Prior to January 1, 1994, marketable equity securities were carried at either the lower of cost or market. In accordance with SFAS 115, prior period financial statements have not been restated to reflect the change in accounting principle. (See Note 4)

    Investments in 20-50% owned affiliates and other investments where the Company owns less than 20% but has the ability to exert significant influence are generally accounted for using the equity method. The excess of the cost of equity investments over the underlying value of the net assets is amortized over a period of approximately 10 years. Investments in less than 20% owned companies whose equity securities do not have a readily determinable market value are generally accounted for using the cost method. Investments in debt securities not subject to SFAS 115 are reported at amortized cost. (See Note 5)

    DERIVATIVE FINANCIAL INSTRUMENTS

    The Company uses derivative financial instruments (primarily Interest Rate Exchange Agreements (Swaps) and Interest Rate Cap Agreements (Caps)) as a means of managing interest-rate risk associated with current debt or anticipated debt transactions that have a high probability of being executed. These instruments are matched with either fixed or variable rate debt and periodic cash payments are accrued on a settlement basis as an adjustment to interest expense. Derivative financial instruments are not held for trading purposes. Any premiums associated with the instruments are amortized over their term and realized gains or losses as a result of the termination of the instruments are deferred and amortized over the shorter of the remaining term of the instrument or the underlying debt. (See Note 7)

    FOREIGN CURRENCY TRANSLATION

    The financial statements of the Company's non-U.S. investments are translated into U.S. dollars in accordance with SFAS No. 52, "Foreign Currency Translation." Net assets of non-U.S. investments whose functional currencies are other than the U.S. dollar are translated at current rates of exchange. Income and expense items are translated at the average exchange rate for the period. The resulting translation adjustments are recorded directly into a separate component of stockholders' equity (deficiency).

    INCOME TAXES

    The Company implemented Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES (SFAS 109) as of January 1, 1993. Deferred tax liabilities and assets are recognized for the future tax consequences of temporary differences between the financial reporting and tax bases of existing assets and liabilities. In addition, future tax benefits, such as net operating loss and investment tax credit carryforwards, are recognized to the extent realization of such benefits is more likely than not. (See Note 12)

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1994 and 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The following is a summary of the estimated fair value and carrying value of the Company's financial instruments:

                                                                      DECEMBER 31,
                                                 ------------------------------------------------------
                                                            1994                        1995
                                                 --------------------------  --------------------------
                                                   CARRYING     ESTIMATED      CARRYING     ESTIMATED
                                                    VALUE       FAIR VALUE      VALUE       FAIR VALUE
                                                 ------------  ------------  ------------  ------------
                                                                     (IN THOUSANDS)
                    ASSETS
Marketable Equity Securities (See Note 4)        $    122,510  $    122,510  $    151,378  $    151,378
Cost Method Investments (See Note 5)                   33,175        47,322        35,663        54,221

                  LIABILITIES
Total Debt, Swaps and Caps (See Note 7)             3,449,907     3,516,588     5,285,159     5,418,137
Redeemable Common Stock (See Note 9)                  232,399       329,011       256,135       353,704

    The Company believes carrying value approximates fair value for all other financial instruments.

    LOSS PER COMMON SHARE

    Loss per common share is calculated by dividing the loss available to common stockholders by the weighted average number of common shares outstanding of 114,055,000, 114,334,000, 124,882,000, 117,627,000 and 148,440,000 for the years ended December 31, 1993, 1994 and 1995 and the six months ended June 30, 1995 and 1996, respectively. Shares of the Series A Convertible Preferred Stock were not assumed to be converted into shares of common stock since the result would be anti-dilutive.

    RECLASSIFICATIONS

    Certain amounts have been reclassified from previous presentation in the accompanying consolidated financial statements.

    RECENT ACCOUNTING STANDARDS AND PRONOUNCEMENTS

    The Accounting Standards Executive Committee of the AICPA adopted Statement of Position 94-6 (SOP) on December 30, 1994. This SOP, DISCLOSURE OF CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES, is effective for fiscal years ending after December 15, 1995. The disclosures required by the SOP focus primarily on the nature of an entity's operations, the use of estimates in preparation of financial statements and on risks and uncertainties that could significantly affect the amounts reported in the financial statements. The company's consolidated financial statements are in compliance with this statement.

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 (SFAS 121), ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, which is effective for fiscal years beginning after December 15, 1995. SFAS 121 addresses the accounting for potential impairment of long-lived assets. The effect of implementing SFAS 121 is expected to be immaterial to the Company's financial position and results of operations.

    In October 1995, the Financial Accounting Standards Board issued Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (SFAS
123). SFAS 123, which is effective for fiscal years beginning after December 15, 1995, establishes financial accounting and reporting requirements for stock-based employee compensation plans. The effect of implementing SFAS 123 is expected to be immaterial to the Company's financial position and results of operations.

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    UNAUDITED INFORMATION

    In the opinion of management, the consolidated financial statements for the unaudited periods include all adjustments of a normal recurring nature necessary for a fair presentation of such information. The consolidated results of operations and cash flows for the six months ended June 30, 1995 and 1996 are not necessarily indicative of results that would be expected for a full year.

2.  SUPPLEMENTAL DISCLOSURE OF CASH FLOWS
    The following represents non-cash investing and financing activities and cash paid for interest and income taxes during the years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1995 and 1996:

                                                                                 SIX MONTHS ENDED JUNE
                                                 YEAR ENDED DECEMBER 31,                  30,
                                           ------------------------------------  ----------------------
                                              1993        1994         1995         1995        1996
                                           ----------  ----------  ------------  ----------  ----------
                                                                  (IN THOUSANDS)
Acquisitions:
  Fair Value of Assets Acquired..........  $       --  $  114,990  $  2,135,941  $       --  $   10,978
  Deferred Taxes and Minority Interest
   Assumed...............................          --          --      (257,946)         --          --
  Net Working Capital Liabilities
   Assumed...............................          --          --       (49,354)         --          --
  Fair Value of Class A Common Stock
   Issued................................          --          --      (584,762)         --          --
                                           ----------  ----------  ------------  ----------  ----------
      Cash Paid for Acquisitions.........  $       --  $  114,990  $  1,243,879  $       --  $   10,978
                                           ----------  ----------  ------------  ----------  ----------
                                           ----------  ----------  ------------  ----------  ----------
Dispositions:
  Gain on Sale of Investment (See Note
   5)....................................  $   15,919  $       --  $         --  $       --  $       --
  Deferred Gain on Sale of Investment....         165          --            --          --          --
  Bases of Assets Sold...................         429          --            --          --          --
  Gain on Sale of Marketable Equity
   Securities............................       3,471          --            --          --          --
  Bases of Property Received.............     (19,984)         --            --          --          --
                                           ----------  ----------  ------------  ----------  ----------
      Proceeds Received from
       Disposition.......................  $       --  $       --  $         --  $       --  $       --
                                           ----------  ----------  ------------  ----------  ----------
                                           ----------  ----------  ------------  ----------  ----------
Accretion of Redeemable Common Stock.....  $   14,766  $   19,932  $     23,736  $   10,322  $   14,155
                                           ----------  ----------  ------------  ----------  ----------
                                           ----------  ----------  ------------  ----------  ----------
Accretion of Series A Convertible
 Preferred Stock.........................  $   34,115  $   36,800  $     39,802  $   19,347  $   21,041
                                           ----------  ----------  ------------  ----------  ----------
                                           ----------  ----------  ------------  ----------  ----------
Cash Paid During the Period for
 Interest................................  $  261,846  $  299,115  $    369,436  $  178,837  $  233,099
                                           ----------  ----------  ------------  ----------  ----------
                                           ----------  ----------  ------------  ----------  ----------
Cash Paid During the Period for Income
 Taxes...................................  $    2,370  $    2,411  $      1,070  $      845  $      869
                                           ----------  ----------  ------------  ----------  ----------
                                           ----------  ----------  ------------  ----------  ----------

3.  ACQUISITIONS
    All acquisitions have been accounted for as purchases. Results of operations of the companies and businesses acquired have been included in the accompanying consolidated financial statements from their respective dates of acquisition.

    In June 1994, the Company purchased cable television systems in Manchester, New Hampshire for approximately $47,990,000, and in November 1994 purchased cable television systems in Florida for approximately $67,000,000.

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

3.  ACQUISITIONS (CONTINUED)
    The Company purchased cable television systems in the Chicago, Illinois area for approximately $168,500,000 in August 1995 and cable television systems in California for approximately $17,000,000 in September 1995. In October 1995, the Company purchased cable television systems in Michigan for approximately $155,000,000. Also, in October 1995, the Company, Providence Journal, King Holding Corporation, King Broadcasting Company and The Providence Journal Company consummated a merger (the Merger) in which the Providence Journal (which at the time of the Merger included only the Providence Journal cable businesses and assets) was merged with and into the Company. In connection with the Merger, the Company purchased the cable television businesses and assets of King Broadcasting Company (the King Cable Assets, and collectively with Providence Journal, Providence Journal Cable). The total consideration involved in the Merger consisted of $405,000,000 in cash, the repayment of approximately $410,000,000 of existing indebtedness (see Note 7) and the issuance of 30,142,394 shares of the Company's Class A common stock at an ascribed value of $584,762,000. In December 1995, the Company purchased for $88,000,000 in cash the non-owned interests in and discharged certain liabilities of N-Com Limited Partnership II (N-Com), which owns and operates cable television systems in Michigan.

    The summarized unaudited pro forma results of operations for the years ended December 31, 1994 and 1995, assuming the acquisitions above occurred as of the beginning of each respective period, are as follows:

                                                                            YEAR ENDED DECEMBER 31,
                                                                           --------------------------
                                                                               1994          1995
                                                                           ------------  ------------
                                                                                 (IN THOUSANDS,
                                                                             EXCEPT PER SHARE DATA)
Revenues.................................................................  $  1,586,829  $  1,732,311
Depreciation and Amortization............................................       388,940       440,109
Operating Income.........................................................       275,652       263,768
Net Loss.................................................................      (124,592)     (184,671)
Net Loss per Common Share................................................         (0.86)        (1.27)

4.  MARKETABLE EQUITY SECURITIES
    Effective January 1, 1994, the Company adopted SFAS 115 and classified marketable equity securities as available for sale. These investments had a fair value of $183,245,000 and a cost of $42,161,000 at the date of adoption. The unrealized gain of $141,084,000, less income taxes of $56,434,000 was reported as an adjustment to stockholders' equity (deficiency). These securities have an aggregate cost basis of $42,161,000 and $37,837,000 as of December 31, 1994 and 1995, respectively. During the year ended December 31, 1994, the Company recognized a gross unrealized holding loss of $60,735,000 and a gross realized gain of $1,204,000. During the year ended December 31, 1995, the Company recognized a gross unrealized holding gain of $33,191,000 and a gross realized gain of $23,032,000.

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

5.  INVESTMENTS
    The Company's investments consist of the following:

                                                                          DECEMBER 31,
                                                       APPROXIMATE   ----------------------   JUNE 30,
                                                        OWNERSHIP       1994        1995        1996
                                                       ------------  ----------  ----------  ----------
                                                                        (IN THOUSANDS)
Equity Method Investments:
  Teleport Communications Group, Inc. (TCG) and TCG
   Partners..........................................      20%       $   93,954  $  100,058  $   88,888
  Regional TCG Partnerships..........................    10%-30%         34,609      45,603      48,795
  PrimeStar Partners L.P. (PrimeStar)................      10%           12,500      16,311      20,530
  Fintelco, S.A......................................      50%          146,040     164,144     151,108
  Optus Vision Pty Ltd (Optus Vision)................      47%               --     150,232     246,070
  Singapore Cablevision Private Limited (SCV)........      25%            8,484      15,023      13,301
  Other..............................................    20%-50%          6,717      11,318      13,351
                                                                     ----------  ----------  ----------
                                                                        302,304     502,689     582,043
Cost Method Investments..............................                    33,175      35,663      35,708
                                                                     ----------  ----------  ----------
      Total..........................................                $  335,479  $  538,352  $  617,751
                                                                     ----------  ----------  ----------
                                                                     ----------  ----------  ----------

    Estimated   fair  value  of  cost  method  investments  is  $47,322,000  and
$54,221,000 as of December 31, 1994 and 1995, respectively, based on various valuation methods.

    In October 1993, the Company exchanged its equity interest in Insight Communications Company U.K., L.P. for stock representing less than a 5% interest in International CableTel, Incorporated (CableTel), a telecommunications company operating in the United Kingdom. The Company accounted for the investment in CableTel as a marketable equity security and recorded a gain of $15,919,000. During the year ended December 31, 1994, the CableTel marketable equity securities were sold at an additional realized gain of $1,204,000.

    As of December 31, 1995, the Company had invested $66,000,000 in equity and had made commitments to TCG to loan up to $69,920,000 through 2003, of which $53,800,000 was outstanding as of December 31, 1995. These loans bear interest at approximately 7% and are due on the earlier of the seventh anniversary of the borrowing or May 2003. TCG and its affiliates are telecommunications companies which operate fiber-optic networks in the United States.

    As of December 31, 1995, a wholly owned subsidiary of the Company issued a standby letter of credit of $56,250,000 on behalf of PrimeStar, a limited partnership that provides direct broadcast satellite services. The standby letter of credit guarantees a portion of the financing PrimeStar incurred to construct a satellite system and is collateralized by certain marketable equity securities with a carrying value of $151,378,000 as of December 31, 1995. As a result of these commitments and other qualitative factors, the Company accounts for its investment in PrimeStar using the equity method.

    As of December 31, 1994 and 1995, the Company had advanced $114,000,000 and $150,500,000, respectively, in cash to Fintelco, S.A. which owns and operates cable television systems in Argentina. In addition, the Company has recorded commitments to contribute an additional $24,164,000 to Fintelco, S.A.

    As of December 31, 1995, the Company had invested approximately $169,087,000 in Optus Vision, a joint venture which is constructing a broadband communications network in Australia. The Company currently holds a 46.5% interest in Optus Vision.

    As of December 31, 1995, the Company had invested $17,614,000 in Singapore Cablevision Pte Ltd (SCV), which owns and operates a cable television system in Singapore. The Company is committed to make

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

5.  INVESTMENTS (CONTINUED)
additional capital contributions to SCV of approximately $27,000,000 to be paid over time. In addition, the Company has made commitments to SCV to loan up to approximately $45,000,000 if third party debt financing cannot be obtained by SCV.

    The Company also has various investments in cable television companies which are not individually material to the Company. The Company has approximately a one-third ownership interest in these companies and therefore accounts for these investments using the equity method.

    The major components of all equity method investees' combined financial position and results of operations are as follows (reflects the Company's proportionate share for the period which the investments are owned):

                                                                        DECEMBER 31,
                                                                   ----------------------    JUNE 30,
                                                                      1994        1995         1996
                                                                   ----------  ----------  ------------
                                                                              (IN THOUSANDS)
Property, Plant and Equipment....................................  $  226,000  $  387,000  $    655,000
Total Assets.....................................................     495,000     748,000     1,013,000
Total Liabilities................................................     387,000     464,000       647,000
Equity...........................................................     108,000     284,000       366,000

                                                              YEAR ENDED DECEMBER 31,        SIX MONTHS
                                                         ----------------------------------  ENDED JUNE
                                                            1993        1994        1995      30, 1996
                                                         ----------  ----------  ----------  ----------
                                                                         (IN THOUSANDS)
Revenues...............................................  $   63,000  $  146,000  $  235,000  $  140,000
Depreciation and Amortization..........................      22,000      27,000      38,000      29,000
Operating Loss.........................................      (5,000)     (4,000)    (39,000)    (35,000)
Net Loss...............................................     (19,000)    (28,000)    (61,000)    (56,000)

6.  PROPERTY, PLANT AND EQUIPMENT
    The components of property, plant and equipment are as follows:

                                                                                  DECEMBER 31,
                                                                           --------------------------
                                                                               1994          1995
                                                                           ------------  ------------
                                                                                 (IN THOUSANDS)
Land and Buildings.......................................................  $     56,630  $     84,254
Reception and Distribution Facilities....................................     2,122,304     2,897,745
Equipment and Fixtures...................................................       288,950       377,657
                                                                           ------------  ------------
      Total..............................................................     2,467,884     3,359,656
Less -- Accumulated Depreciation.........................................     1,114,095     1,252,183
                                                                           ------------  ------------
      Property, Plant and Equipment -- net...............................  $  1,353,789  $  2,107,473
                                                                           ------------  ------------
                                                                           ------------  ------------

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

7.  DEBT
    Total debt outstanding is as follows:

                                                                                  DECEMBER 31,
                                                                           --------------------------
                                                                               1994          1995
                                                                           ------------  ------------
                                                                                 (IN THOUSANDS)
1994 Credit Facility.....................................................  $  1,373,790  $  1,586,200
1995 Credit Facility.....................................................            --     1,039,000
Insurance Company Notes..................................................       150,000       125,750
Senior Notes and Debentures..............................................     1,400,000     2,000,000
Subordinated Debt........................................................       500,000       500,000
Other....................................................................        26,117        34,209
                                                                           ------------  ------------
      Total..............................................................  $  3,449,907  $  5,285,159
                                                                           ------------  ------------
                                                                           ------------  ------------

    In October 1994, the Company amended and restated its bank indebtedness by entering into a $2,200,000,000 unsecured reducing revolver credit agreement (the 1994 Credit Facility). Credit availability under the 1994 Credit Facility will decrease annually commencing in December 1997 with a final maturity in October 2003. Borrowings under the 1994 Credit Facility bear interest at a rate between the agent bank's prime rate (8 1/2% as of December 31, 1994 and 1995) and prime plus 1/2%, depending on certain financial tests. At the Company's option, most borrowings bear interest at spreads over LIBOR. The Company's obligations under the 1994 Credit Facility are guaranteed by the Company's Restricted
Subsidiaries, (collectively with the Company, the Restricted Group) which represent the majority of the Company's owned and operated cable systems, excluding those acquired in the Providence Journal Cable and Michigan acquisitions (collectively, the New Borrowing Group). Prepayments are required from the proceeds of certain sales of Restricted Subsidiaries' assets.

    During 1995, certain of the Company's subsidiaries entered into a $1,200,000,000 unsecured reducing revolver credit facility (the 1995 Credit Facility). Initial borrowings under the 1995 Credit Facility were utilized to finance the acquisitions of Providence Journal Cable and the Michigan cable systems. Credit availability under the 1995 Credit Facility will decrease annually commencing in December 1998 with a final maturity in September 2004. Borrowings under the 1995 Credit Facility bear interest at the agent bank's prime rate (8 1/2% at December 31, 1995) plus 1/2% or spreads over LIBOR. The New Borrowing Group's obligations under the 1995 Credit Facility are guaranteed by substantially all of the New Borrowing Group subsidiaries. Prepayments are required from the proceeds of certain sales of New Borrowing Group assets.

    The Insurance Company Notes are unsecured, bear interest at 10.12%, require increasing semi-annual repayments through July 1, 1999 and rank PARI PASSU in right of payment with the 1994 Credit Facility.

    The Company's unsecured Senior Notes and Debentures rank PARI PASSU in right of payment with the Insurance Company Notes and 1994 Credit Facility (collectively, Senior Debt) and are non-redeemable prior to maturity, except for the 9 1/2% Senior Debentures. The 9 1/2% Senior Debentures are redeemable at the Company's option at par plus declining premiums beginning in 2005. In addition, at any time prior to August 1996, the Company may redeem a portion of the 9 1/2% Senior Debentures at a premium with the proceeds from any offering by the Company of its capital stock. In December 1995, the Company issued $600,000,000 of 8.30% Senior Notes. No sinking fund is required for any of the Senior Notes and Debentures.

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

7.  DEBT (CONTINUED)
    The Senior Notes and Debentures consist of the following:

                                                                                  DECEMBER 31,
                                                                           --------------------------
                                                                               1994          1995
                                                                           ------------  ------------
                                                                                 (IN THOUSANDS)
8 1/2% Senior Notes, Due September 15, 2001..............................  $    200,000  $    200,000
8 5/8% Senior Notes, Due August 15, 2003.................................       100,000       100,000
8 7/8% Senior Debentures, Due September 15, 2005.........................       275,000       275,000
8.30% Senior Notes, Due May 15, 2006.....................................            --       600,000
9% Senior Debentures, Due September 1, 2008..............................       300,000       300,000
9 1/2% Senior Debentures, Due August 1, 2013.............................       525,000       525,000
                                                                           ------------  ------------
      Total..............................................................  $  1,400,000  $  2,000,000
                                                                           ------------  ------------
                                                                           ------------  ------------

    The Company's Senior Debt limits the Restricted Group with respect to, among other things, payment of dividends, the repurchase of capital stock in excess of $724,000,000, the creation of liens and additional indebtedness, property dispositions, investments and leases, and requires certain minimum ratios of cash flow to debt and cash flow to related fixed charges. In addition, the 1995 Credit Facility has similar limitations with respect to the New Borrowing Group.

    The Company's Subordinated Debt is redeemable at the Company's option at par plus declining premiums at various dates, and is subordinated to the Company's Senior Debt. Subordinated Debt consists of the following:

                                                                                    DECEMBER 31,
                                                                               ----------------------
                                                                                  1994        1995
                                                                               ----------  ----------
                                                                                   (IN THOUSANDS)
10 5/8% Senior Subordinated Notes, Due June 15, 2002.........................  $  100,000  $  100,000
Senior Subordinated Floating Rate Debentures, Due November 1, 2004...........     100,000     100,000
11% Senior Subordinated Debentures, Due June 1, 2007.........................     300,000     300,000
                                                                               ----------  ----------
      Total..................................................................  $  500,000  $  500,000
                                                                               ----------  ----------
                                                                               ----------  ----------

    In November 1994, the Company redeemed $325,000,000 of 12 7/8% Senior Subordinated Debentures for a price equal to 106.438% of their principal amounts plus accrued interest thereon. As a result of the redemption and the write-off of $7,176,000 of unamortized deferred financing costs, the Company recorded an extraordinary loss of $28,100,000, less an income tax benefit of $9,835,000.

    The Senior Subordinated Floating Rate Debentures bear interest at LIBOR plus 3%. In February 1996, the Company redeemed the Senior Floating Rate Debentures for a price equal to the principal amount plus accrued interest thereon.

    Derivative financial instruments used to manage interest rate risk include Swaps and Caps. The following table summarizes the terms of the Company's existing Swaps and Caps as of December 31, 1995:

                                                                                               AVERAGE
                                                                              MATURITIES    INTEREST RATE
                                                            NOTIONAL AMOUNT   -----------  ---------------
                                                            ----------------
                                                             (IN THOUSANDS)
Fixed to Variable Swaps...................................   $    1,425,000    1998-2003           5.9%
Variable to Fixed Swaps...................................          900,000    1996-2000           8.9%
Caps (carrying value $1,380,000 in Other Assets)..........          800,000    1996-1997           8.0%

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

7.  DEBT (CONTINUED)
    The Company's credit risk if the counterparties failed to perform under these agreements, would be limited to the periodic settlement of amounts receivable under these agreements. As of December 31, 1994 and 1995, the net amounts payable by the Company in connection with the Swaps were $5,000,000 and $6,460,000, respectively.

    The Company's variable-rate Swaps, which are indexed to six month LIBOR, include a $75,000,000 Swap that may be extended by the counterparty at a certain time in the future under the same terms and conditions at the existing contracted rate. The Company entered into this Swap to further manage its interest rate risk. The Swap is related to specific portions of the Company's fixed-rate debt and is with a counterparty that is a lender in both the 1994 Credit Facility and 1995 Credit Facility.

    The   fair  value  of  total  debt,  Swaps  and  Caps  is  estimated  to  be
$3,516,588,000  and  $5,418,137,000   as  of   December  31,   1994  and   1995,
respectively, and is based on recent trades and dealer quotes. The components of the fair value are as follows:

                                                                                  DECEMBER 31,
                                                                           --------------------------
                                                                               1994          1995
                                                                           ------------  ------------
                                                                                 (IN THOUSANDS)
Carrying Value of Debt...................................................  $  3,449,907  $  5,285,159
Unrealized (Gain) Loss on Debt...........................................      (130,442)       85,195
Unrealized Loss on Floating to Fixed Rate Swaps..........................        14,247        41,495
Unrealized Loss on Fixed to Floating Rate Swaps..........................       184,903         6,177
Unrealized (Gain) Loss on Interest Rate Cap Agreements...................        (2,027)          111
                                                                           ------------  ------------
      Total..............................................................  $  3,516,588  $  5,418,137
                                                                           ------------  ------------
                                                                           ------------  ------------

    Annual maturities of debt for the five years subsequent to December 31, 1995, are as follows:

                                                                                          (IN THOUSANDS)
1996....................................................................................   $     29,641
1997....................................................................................         32,108
1998....................................................................................         33,551
1999....................................................................................        112,267
2000....................................................................................        558,903
Thereafter..............................................................................      4,518,689
                                                                                          --------------
      Total.............................................................................   $  5,285,159
                                                                                          --------------
                                                                                          --------------

8.  COMMITMENTS
    The Company and its subsidiaries have entered into various operating lease agreements, with total commitments of $48,685,000 as of December 31, 1995. Commitments under such agreements for the years 1996-2000 approximate $11,374,000, $8,629,000, $7,024,000, $5,832,000 and $3,895,000, respectively.
The Company and its subsidiaries also rent pole space from various companies under agreements which are generally terminable on short notice. Lease and rental costs charged to operations for the years ended December 31, 1993, 1994, and 1995 were $18,378,000, $20,113,000 and $21,696,000, respectively.

9.  REDEEMABLE COMMON STOCK
    Pursuant to a Stock Liquidation Agreement with certain stockholders (the Selling Stockholders), the Company committed to repurchase certain shares of its common stock (Redeemable Common Stock) in December 1998 or January 1999 at a defined purchase price (Purchase Price). The Purchase Price is the

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

9.  REDEEMABLE COMMON STOCK (CONTINUED)
greater of the net proceeds per share from the liquidation of the Company less a 22.5% discount or the estimated amount of net proceeds per share from an underwritten public offering of the Company's common stock.

    The fair value of the Redeemable Common Stock is estimated at $329,011,000 and $353,704,000 as of December 31, 1994 and 1995, respectively, based on the estimate of the Purchase Price at these dates of $19.72 and $21.20 per share, respectively, as determined by an investment banker for the Company.

    In the event the Company is unable to meet its commitments under the Stock Liquidation Agreement, the Selling Stockholders may cause the sale of all or substantially all of the assets of the Company.

    During 1993, the Company repurchased 1,604,400 shares of Redeemable Common Stock for approximately $31,125,000 and reclassified 411,175 shares of Redeemable Common Stock as Class A Common Stock based on an agreement with a certain stockholder to remove such shares from the 1998-1999 Share Repurchase Program. During 1994, the Company repurchased 27,475 shares of Class A Common Stock and 217,625 shares of Class B Common Stock, of which 82,900 were shares of Redeemable Common Stock.

    The initial estimated repurchase cost for the Redeemable Common Stock has been adjusted by periodic accretions through the repurchase dates based on the interest method of the difference between the initial estimate and the subsequent estimates of the Purchase Price.

10. STOCKHOLDERS' EQUITY (DEFICIENCY)
    The Company has two classes of stock: Class A Common Stock, which has one vote per share, and Class B Common Stock, which has ten votes per share. At June 30, 1996 there were 39,141,224 and 109,424,371 Class A and Class B shares of common stock outstanding, respectively. Stockholders' Equity (Deficiency) reflects only 38,820,774 and 93,060,671 Class A and Class B shares of common stock outstanding, respectively, due to the classification of 16,684,150 shares as Redeemable Common Stock.

    In 1993 and 1994, the Company sold 2,396,900 shares of Class A Common Stock for approximately $46,500,000 and 1,572,150 shares of Class A Common Stock for approximately $30,500,000, respectively.

    Each share of Series A Convertible Preferred Stock (Convertible Preferred) is entitled to 250 votes per share, shares equally with each common share in all dividends and distributions, and is convertible into 25 shares of common stock, at any time, at the option of the holder. The Convertible Preferred stockholders have the right to sell their shares in a public offering by causing the Company to register such shares under the Securities Act of 1933. Certain other stockholders of the Company have similar registration rights.

    The Convertible Preferred has a liquidation preference equal to the greater of its Accreted Value or the amount which would be distributed to common stockholders, assuming conversion of the Convertible Preferred. The Accreted Value assumes a yield of 8% per annum, compounded semi-annually in arrears on the $350 purchase price per share. During the six months ended June 30, 1996, the carrying value of the Convertible Preferred has been increased by $21,041,000 to reflect the Accreted Value of $548,619,000 as of June 30, 1996.

    After June 1997, if the value of the common stock is greater than 137.5% of the then Accreted Value, the Company will have the right to convert each outstanding share of Convertible Preferred into one share of common stock.

    In June 2002, each outstanding share of Convertible Preferred may be converted at the option of the holder or the Company into a number of common shares which will have a value equal to the Accreted Value. The Company may, at its sole option, purchase for cash at the Accreted Value all or part of the Convertible Preferred instead of accepting or requiring conversion.

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

10. STOCKHOLDERS' EQUITY (DEFICIENCY) (CONTINUED)
    The Company paid aggregate fees and underwriting discounts to Lazard Freres & Company (Lazard) of approximately $7,700,000 during 1993 and $9,000,000 during 1995 in connection with certain investment banking services. Two directors of the Company are general partners of Lazard and managing directors of Corporate Partners, L.P., which purchased 728,953 shares of Convertible Preferred on the same terms as all other purchasers of Convertible Preferred.

11. RESTRICTED STOCK PURCHASE PROGRAM
    The Company maintains a Restricted Stock Purchase Program under which certain employees of the Company, selected by the Board of Directors, are permitted to buy shares of the Company's common stock at the par value of one cent per share. The shares remain wholly or partly subject to forfeiture for seven years, during which time a pro rata portion of the shares becomes "vested" at six-month intervals. Upon termination of employment with the Company, an employee must resell to the Company, for the price paid by the employee, the employee's shares which are not then vested. For financial statement presentation, the difference between the purchase price and the fair market value at the date of issuance (as determined by the Board of Directors) is recorded as additional paid-in capital and unearned compensation, and charged to operations through 2001 as the shares vest. Shares of common stock issued under the program for the years ended December 31, 1993, 1994 and 1995 were 40,000, none and 2,382,925, respectively, and 591,775 shares were issued during the six months ended June 30, 1996. At December 31, 1994 and 1995, and June 30, 1996, 1,003,925, 2,496,025 and 2,540,000 shares, respectively, were not yet vested. In connection with the Restricted Stock Purchase Program, a wholly-owned subsidiary of the Company has loaned approximately $13,541,000, $27,746,000 and $33,379,000 at December 31, 1994 and 1995 and June 30, 1996, respectively, to the participating employees to fund their individual tax liabilities. These loans are due through 2001, bear interest at a range from 5% to 8% and are included in Other Assets in the accompanying financial statements.

12. INCOME TAXES
    Effective January 1, 1993, the Company implemented the provisions of SFAS 109 and recognized an additional charge of $184,996,000 for deferred income taxes. Such amount has been reflected in the consolidated financial statements as the cumulative effect of change in accounting for income taxes.

    During 1993, the Company revised its estimated annual effective tax rate to reflect a change in the federal statutory rate from 34% to 35%. The income tax benefit for the year decreased approximately $4,182,000 as a result of applying the newly enacted federal tax rates to deferred tax balances as of January 1, 1993.

    The provision (benefit) for income taxes is comprised of:

                                                                             YEAR ENDED DECEMBER 31,
                                                                        ---------------------------------
                                                                          1993        1994        1995
                                                                        ---------  ----------  ----------
                                                                                 (IN THOUSANDS)
Current:
  Federal.............................................................  $     647  $     (196) $     (238)
  State...............................................................      1,220       2,049       1,112
Deferred:
  Federal.............................................................     (7,968)    (35,549)    (42,416)
  State...............................................................     (1,820)     (6,723)     (6,367)
                                                                        ---------  ----------  ----------
      Total...........................................................  $  (7,921) $  (40,419) $  (47,909)
                                                                        ---------  ----------  ----------
                                                                        ---------  ----------  ----------
Extraordinary Item Deferred...........................................  $      --  $   (9,835) $       --
                                                                        ---------  ----------  ----------
                                                                        ---------  ----------  ----------

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

12. INCOME TAXES (CONTINUED)
    Differences between the effective income tax rate and the federal statutory rate are summarized as follows:

                                                                              YEAR ENDED DECEMBER 31,
                                                                          -------------------------------
                                                                            1993       1994       1995
                                                                          ---------  ---------  ---------
Federal Statutory Rate..................................................      (35.0)%     (35.0)%     (35.0)%
Enacted Tax Rate Change.................................................       12.4%        --         --
Non-Deductible Equity in Net Losses of Foreign Affiliates...............         --         --        6.5%
State Income Tax, Net of Federal Income Tax Benefit.....................       (1.2)%      (2.2)%      (2.4)%
Other...................................................................         .3%        .5%        .9%
                                                                          ---------  ---------  ---------
      Total.............................................................      (23.5)%     (36.7)%     (30.0)%
                                                                          ---------  ---------  ---------
                                                                          ---------  ---------  ---------

    The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following:

                                                                                   DECEMBER 31,
                                                                             ------------------------
                                                                                1994         1995
                                                                             -----------  -----------
                                                                                  (IN THOUSANDS)
Deferred Tax Liabilities:
  Depreciation and Amortization............................................  $  (506,560) $  (801,068)
  Unrealized Holding Gain on Marketable Equity Securities..................      (32,353)     (45,717)
  Other....................................................................       (5,245)     (15,790)
Deferred Tax Assets:
  Net Operating Loss Carryforwards.........................................      460,469      570,739
  Tax Credit Carryforwards.................................................       59,397       57,492
  Other....................................................................       60,836       68,729
  Valuation Allowance......................................................     (153,026)    (141,426)
                                                                             -----------  -----------
Net Deferred Tax Liability.................................................  $  (116,482) $  (307,041)
                                                                             -----------  -----------
                                                                             -----------  -----------

    The Company and its subsidiaries have net operating loss carryforwards of approximately $1,131,000,000 for federal income tax purposes, expiring through 2010, and investment tax credit carryforwards of approximately $57,500,000 expiring through 2005.

    Valuation allowances have been established for uncertainties in realizing transitional investment tax credit carryforwards, the tax benefit of certain limited use federal net operating losses and certain state net operating losses. If in future periods the realization of tax credit and net operating loss carryforwards acquired as a result of business combinations becomes more likely than not, $36,000,000 of the valuation allowance will be allocated to reduce goodwill and other intangible assets. The net change of the valuation allowance during 1994 and 1995 was a decrease of $4,445,000 and $11,600,000, respectively. The decreases were due primarily to the expiration of state net operating loss carryforwards and investment tax credit carryforwards.

13. RETIREMENT AND MATCHED SAVINGS PLANS
    The Company has a non-contributory defined benefit plan covering substantially all employees. Benefits under the plan are determined based on formulas which reflect employees' years of service and the average of the five consecutive years of highest compensation. The Company's policy is to make contributions sufficient to meet the minimum funding requirements of ERISA.

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

13. RETIREMENT AND MATCHED SAVINGS PLANS (CONTINUED)
    The components of net periodic pension expense are as follows:

                                                                                YEAR ENDED DECEMBER 31,
                                                                            -------------------------------
                                                                              1993       1994       1995
                                                                            ---------  ---------  ---------
                                                                                    (IN THOUSANDS)
Service Cost-Benefits Earned During the Year..............................  $   2,584  $   2,934  $   2,919
Interest Cost on Projected Benefit Obligation.............................      1,336      1,576      1,896
Actual Loss (Return) on Plan Assets.......................................       (136)       417     (3,039)
Other Items...............................................................       (615)    (1,514)     1,672
                                                                            ---------  ---------  ---------
      Total...............................................................  $   3,169  $   3,413  $   3,448
                                                                            ---------  ---------  ---------
                                                                            ---------  ---------  ---------

    The following table sets forth the funded status and amounts recognized in the Company's balance sheet:

                                                                                    DECEMBER 31,
                                                                               ----------------------
                                                                                  1994        1995
                                                                               ----------  ----------
                                                                                   (IN THOUSANDS)
Actuarial Present Value of:
  Vested Benefit Obligation..................................................  $   (9,159) $  (15,341)
  Non-Vested Benefit Obligation..............................................      (1,201)     (1,465)
                                                                               ----------  ----------
Accumulated Benefit Obligation...............................................     (10,360)    (16,806)
Effect of Projected Salary Increases.........................................     (12,691)    (12,041)
                                                                               ----------  ----------
Projected Benefit Obligation.................................................     (23,051)    (28,847)
Plan Assets at Market Value..................................................      12,397      18,498
                                                                               ----------  ----------
Funded Status................................................................     (10,654)    (10,349)
Deferred Transition Loss.....................................................       1,194       1,124
Unrecognized Prior Service...................................................        (511)       (483)
Unrecognized Net Loss........................................................       2,233       1,963
                                                                               ----------  ----------
      Accrued Pension Cost...................................................  $   (7,738) $   (7,745)
                                                                               ----------  ----------
                                                                               ----------  ----------

    The actuarial assumptions as of the year-end measurement date are as follows:

                                                                                             DECEMBER 31,
                                                                                         --------------------
                                                                                           1994       1995
                                                                                         ---------  ---------
Discount Rate..........................................................................       8.75%      7.25%
Expected Long-Term Rate of Return......................................................       9.00%      9.00%
Rate of Increase in Future Salary Levels...............................................       5.75%      4.25%

    At December 31, 1995, plan assets consist of equity and debt securities, U.S. Government obligations and cash equivalents.

    The Company sponsors a defined contribution Matched Savings Plan covering substantially all of its employees. The Company's contribution for this plan is based on a percentage of each participant's salary. Total costs for the years ended December 31, 1993, 1994 and 1995 were approximately $2,550,000, $2,652,000 and $2,907,000, respectively.

    Effective in 1995, the Company approved a Supplemental Executive Retirement Plan ("SERP"). The SERP provides additional retirement benefits for any employee of Continental whose accrued benefits under the Continental Retirement Plan are limited by the Internal Revenue Code's (the "Code") limit on

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

13. RETIREMENT AND MATCHED SAVINGS PLANS (CONTINUED) compensation which may be taken into account under that plan or by the Code's
Section 415 limit on the size of retirement benefits which may be funded under that plan. The SERP is an unfunded, non tax-qualified plan.

    The components of net periodic pension cost for the supplemental retirement plan for 1995 are as follows:

                                                                                       YEAR ENDED DECEMBER
                                                                                            31, 1995
                                                                                       -------------------
                                                                                         (IN THOUSANDS)
Service Cost -- Benefits Earned During the Year......................................       $      77
Interest Cost on Projected Benefit Obligation........................................             124
Other Items..........................................................................              79
                                                                                                -----
      Total..........................................................................       $     280
                                                                                                -----
                                                                                                -----

    The actuarial assumptions as of the year-end measurement date are as follows:

                                                                                        DECEMBER 31, 1995
                                                                                       -------------------
Discount Rate........................................................................            7.25%
Rate of Increase in Future Salary Levels.............................................            4.25%

    The funded status of the supplemental retirement plan as of December 31, 1995 is as follows:

                                                                                       DECEMBER 31, 1995
                                                                                       -----------------
                                                                                        (IN THOUSANDS)
Actuarial Present Value:
  Vested Benefit Obligation..........................................................      $    (651)
  Non-Vested Benefit Obligation......................................................             (2)
                                                                                             -------
Accumulated Benefit Obligation.......................................................           (653)
Effect of Projected Salary Increases.................................................         (1,146)
                                                                                             -------
Projected Benefit Obligation.........................................................         (1,799)
Plan Assets at Market................................................................             --
                                                                                             -------
Funded Status........................................................................         (1,799)
Unrecognized Prior Service...........................................................          1,341
Unrecognized Net Loss................................................................            178
                                                                                             -------
    Accrued Pension Cost.............................................................      $    (280)
                                                                                             -------
                                                                                             -------

14. CONTINGENCIES
    The Company is subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the ultimate resolution of such legal proceedings and claims will not have a material effect on the consolidated financial position and results of operations of the Company.

15. LEGISLATION AND REGULATION
    Pursuant to the Cable Television Consumer Protection and Competition Act of 1992, the FCC in April 1993 promulgated rate regulations that establish maximum allowable rates for cable television services, except for services offered on a per-channel or per-program basis. The FCC's regulations require rates for equipment and installations to be cost-based, and require reasonable rates for regulated cable television services to be established based on, at the election of the cable television operator, either application of the FCC's benchmark formula or a cost-of-service showing pursuant to standards adopted by the FCC. In addition, the FCC regulations limit future rate increases for regulated services.

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

15. LEGISLATION AND REGULATION (CONTINUED)
    Under current FCC regulations, a rate complaint or certification of a local franchising authority is required to regulate a system. In accordance with the regulations, the Company either reduced rates under the FCC's benchmark methodology or supported current rates by cost-of-service showings for regulated franchises. Certain positions taken by the Company in its cost-of-service filings were based on provisions of the FCC's interim cost-of-service rules that allowed certain "presumptions" in the rules to be overcome on a case-by-case basis. While the Company believes that its showings in this regard were sufficient, the results of these cases were unknown. As a result, the Company recorded a revenue reserve during 1994.

    On August 3, 1995, a social contract between the Company and the FCC (the Social Contract) was adopted. The Social Contract is a six-year agreement covering all of the Company's existing franchises, including those that are currently unregulated, and settles the Company's pending cost-of-service rate cases and benchmark cable programming service tier (CPS) rate cases. Benchmark broadcast service tier (BBT) cases will be resolved by the Company and local franchising authorities. As part of the resolution of these cases, the Company agrees to, among other things, (i) invest at least $1.35 billion in domestic system rebuilds and upgrades in the next six years to expand channel capacity and improve system reliability and picture quality, (ii) reduce its BBT service rates and (iii) make in-kind refunds to affected subscribers totaling a retail value of approximately $9.5 million. In 1995, the Company adjusted the revenue reserve recorded in 1994 to reflect the impact of the Social Contract. The resolution of pending rate cases was without any finding by the FCC of any wrongdoing by the Company.

    The Social Contract also provides for its termination in the future if the laws and regulations applicable to services offered in any Continental franchise change in a manner that would have a material favorable financial impact on Continental. In that instance, the Company may petition the FCC to terminate the Social Contract.

    In February 1996, the Telecommunications Act of 1996 was enacted, which deregulates CPS rates after March 31, 1999.

16. EVENTS SUBSEQUENT TO INDEPENDENT AUDITORS' REPORT (UNAUDITED)
    In May 1996, the Company acquired a cable television system in California for a purchase price of $10,978,000.

    The Company has signed a definitive Agreement and Plan of Merger (the Merger Agreement) providing for the merger of the Company with and into U S WEST, Inc. or a wholly owned subsidiary thereof. The Merger Agreement provides for the stockholders of the Company to receive a combination of cash and securities of U S WEST, Inc. valued at approximately $5.3 billion in exchange for all of the outstanding stock of the Company. Additionally, U S WEST, Inc. or a wholly owned subsidiary thereof will assume the Company's outstanding indebtedness and other liabilities. The merger is contingent upon the receipt of, among other things, regulatory approvals and approvals from the Company's stockholders. Certain major stockholders have agreed to vote in favor of the merger and other related matters. The merger is expected to close in the fourth quarter of 1996 or the first quarter of 1997. No assurances can be given that the merger will occur, or occur in the foregoing manner.

    The Company has entered into a purchase agreement to acquire the non-owned interests in and discharge or assume certain liabilities of Meredith/New Heritage Strategic Partners, L.P. (M/NH) for approximately $219,200,000. M/NH operates cable systems in the Minneapolis/St. Paul area. This acquisition is expected to close in the fourth quarter of 1996.

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

16. EVENTS SUBSEQUENT TO INDEPENDENT AUDITORS' REPORT (UNAUDITED) (CONTINUED) The Company has entered into an agreement with TCI Cable Partners of St.
Louis L.P. (TCI Cable Partners) to exchange its cable systems in and around St. Louis County, Missouri for TCI Cable Partners' systems serving certain Massachusetts communities. The systems of each party serve approximately 100,000 basic subscribers. The Company expects to consummate this transaction in the fourth quarter of 1996.

    The Company  has entered  into an  agreement with  Cox Communications,  Inc.
(Cox) to exchange systems serving certain Virginia and Rhode Island communities for Cox's systems serving certain Massachusetts communities. The systems of each party serve approximately 48,000 basic subscribers. The Company expects to close this transaction during the fourth quarter of 1996.

    In July 1996, TCG consummated an initial public offering (IPO) of shares of its common stock. Subsequent to the IPO, TCG implemented a plan of reorganization, under which the Company exchanged its $53,800,000 loan and contributed its interests in TCG partnerships to TCG for additional shares of TCG common stock. At the time of the IPO, TCG also redeemed approximately 7,976,000 shares of TCG common stock from the Company for net cash proceeds of approximately $121,000,000 from which the Company recognized a gain of approximately $69,000,000. As a net result of the redemption, the IPO, and the reorganization, the Company's ownership in TCG is less than 20%, and, accordingly, the Company will now account for its remaining shares of TCG as marketable equity securities.

    In July 1996, the Company arranged an unsecured revolving credit facility which will mature on July 1, 1997 (the 1996 Credit Facility). Maximum availability under the 1996 Credit Facility is $1,000,000,000. Borrowings under the 1996 Credit Facility may be used to fund general corporate purposes, including capital expenditures, investments and acquisitions. The terms and conditions of the 1996 Credit Facility are similar to those of the 1994 Credit Facility. Indebtedness under the 1996 Credit Facility ranks PARI PASSU in right of payment with the Company's Senior Debt.

    On August 21, 1996, an amendment (the Social Contract Amendment) to the Social Contract was adopted by the FCC. The Social Contract Amendment incorporates all franchises acquired during 1995 into the Social Contract, and settles most CPS-rate cases of the acquired franchises. The Social Contract Amendment provides for cash refunds of $1.6 million (for which reserves were recorded as of December 31, 1995) and increases the Company's investment commitment in domestic system rebuilds and upgrades from $1.35 billion to $1.7 billion.

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

17. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
    Quarterly results of operations for 1994, 1995 and 1996 are summarized below:

                                                           FIRST       SECOND      THIRD       FOURTH
                                                          QUARTER     QUARTER     QUARTER     QUARTER
                                                         ----------  ----------  ----------  ----------
                                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1994
Revenues...............................................  $  290,764  $  298,626  $  296,246  $  312,341
Depreciation and Amortization..........................      67,458      68,065      71,277      76,383
Restricted Stock Purchase Program......................       2,838       2,837       2,827       2,814
Operating Income.......................................      59,284      61,507      53,565      56,238
Loss Before Extraordinary Item.........................     (13,640)     (9,981)    (21,871)    (23,084)
Extraordinary Item.....................................          --          --          --     (18,265)
Net Loss...............................................     (13,640)     (9,981)    (21,871)    (41,349)
Loss Applicable to Common Stockholders.................     (22,518)    (18,990)    (31,309)    (50,824)
Loss Per Common Share:
  Loss Before Extraordinary Item.......................       (0.19)      (0.16)      (0.27)      (0.28)
  Extraordinary Item...................................          --          --          --       (0.16)
  Net Loss.............................................       (0.19)      (0.16)      (0.27)      (0.44)
1995
Revenues...............................................  $  318,576  $  331,472  $  342,445  $  449,899
Depreciation and Amortization..........................      74,422      73,990      82,156     110,603
Restricted Stock Purchase Program......................       2,850       3,055       3,042       3,058
Operating Income.......................................      59,192      61,361      61,400      70,022
Net Loss...............................................      (6,902)    (26,165)    (25,065)    (53,895)
Loss Applicable to Common Stockholders.................     (16,505)    (35,909)    (35,273)    (64,142)
Loss Per Common Share:
  Net Loss.............................................       (0.14)      (0.30)      (0.30)      (0.44)
1996
Revenues...............................................  $  466,384  $  476,546
Depreciation and Amortization..........................     113,029     118,667
Restricted Stock Purchase Program......................       3,994       4,660
Operating Income.......................................      72,350      73,870
Net Loss...............................................     (51,671)    (58,515)
Loss Applicable to Common Stockholders.................     (62,173)    (69,054)
Loss Per Common Share:
  Net Loss.............................................       (0.42)      (0.46)

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Providence Journal Company:

    We have audited the accompanying combined balance sheets of Colony Communications, Inc., Copley/ Colony, Inc., Colony Cablevision, a division of Providence Journal Company, and King Videocable Company, (collectively "Providence Journal Cable"), as of December 31, 1993 and 1994, and the related combined statements of operations, changes in group equity, and cash flows for each of the years in the three-year period ended December 31, 1994. These combined financial statements are the responsibility of Providence Journal
Cable's management.  Our  responsibility  is  to express  an  opinion  on  these combined financial statements based on our audits. We did not audit the consolidated financial statements of King Videocable Company, which statements reflect total assets constituting 45 percent of the related combined totals in 1993 and 1994, and total revenues constituting 33 percent in 1992, and 30 percent in 1993 and 1994, respectively, of the related combined totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for King Videocable Company, is based solely on the report of the other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

    The accompanying combined financial statements are intended to present the cable television businesses owned or partially owned by Providence Journal Company that are to be acquired by Continental Cablevision, Inc., pursuant to an agreement and plan of merger described in note 1.

    In our opinion, based on our audits and the report of the other auditors, the combined financial statements referred to above present fairly, in all material respects, the financial position of Providence Journal Cable as of December 31, 1993 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

    As discussed in notes 1(h) and 9 to the combined financial statements, Providence Journal Cable changed its method of accounting for income taxes in 1992.

                                          KPMG PEAT MARWICK LLP

Providence, Rhode Island
February 10, 1995

                          INDEPENDENT AUDITORS' REPORT

King Videocable Company:

    We have audited the consolidated balance sheets of King Videocable Company and subsidiaries (a wholly owned subsidiary of King Broadcasting Company, a subsidiary of King Holding Corp.) as of December 31, 1993 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period February 25, 1992 (date acquired by King Holding Corp.) to December 31, 1992 and for the years ended December 31, 1993 and 1994 (not presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of King Videocable Company at December 31, 1993 and 1994, and the results of their operations and their cash flows for the period February 25, 1992 (date acquired by King Holding Corp.) to December 31, 1992 and for the years ended December 31, 1993 and 1994 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
February 10, 1995

                            PROVIDENCE JOURNAL CABLE

                            COMBINED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                                 DECEMBER 31,
                                                                            ----------------------  SEPTEMBER 30,
                                                                               1993        1994         1995
                                                                            ----------  ----------  -------------
                                                                                                     (UNAUDITED)
Cash......................................................................  $      543  $      237   $       221
Accounts receivable, less allowance for doubtful accounts of $805 and $419
 at December 31, 1993 and 1994, respectively..............................      23,176      26,894        26,740
Inventory (note 4)........................................................       5,914       6,131         6,757
Prepaid expenses..........................................................       3,629       5,124         5,836
Property, plant and equipment, net (note 5)...............................     256,199     254,728       258,204
Franchise costs and other intangible assets, net (note 6).................     519,553     480,886       508,319
Other assets..............................................................       4,292       3,102         4,565
                                                                            ----------  ----------  -------------
    Total assets..........................................................  $  813,306  $  777,102   $   810,642
                                                                            ----------  ----------  -------------
                                                                            ----------  ----------  -------------


                                          LIABILITIES AND GROUP EQUITY
Accounts payable..........................................................      13,565      11,993        23,303
Accrued expenses..........................................................      18,815      22,313        24,810
Deferred revenue..........................................................      13,456      13,438        14,082
Deferred income taxes (note 9)............................................      69,030      70,686        86,066
Minority interests in combined entities...................................      34,964      26,709        13,402
Amounts due to parent companies (note 8)..................................     593,073     574,821       599,101
                                                                            ----------  ----------  -------------
Total liabilities.........................................................     742,903     719,960       760,764
Commitments and contingencies (notes 2, 10, 11 and 12)
Group equity..............................................................      70,403      57,142        49,878
                                                                            ----------  ----------  -------------
    Total liabilities and group equity....................................  $  813,306  $  777,102   $   810,642
                                                                            ----------  ----------  -------------
                                                                            ----------  ----------  -------------

            See accompanying notes to combined financial statements

                            PROVIDENCE JOURNAL CABLE

                       COMBINED STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                                                                                NINE MONTHS
                                                            YEARS ENDED DECEMBER 31,        ENDED SEPTEMBER 30,
                                                       ----------------------------------  ----------------------
                                                          1992        1993        1994        1994        1995
                                                       ----------  ----------  ----------  ----------  ----------
                                                                                           (UNAUDITED)
Revenue (note 2).....................................  $  199,684  $  281,593  $  284,993  $  211,320  $  221,998
                                                       ----------  ----------  ----------  ----------  ----------
Operating costs and expenses:
  Operating..........................................      76,523     105,037     114,868      85,459      91,358
  Selling, general and administrative................      45,180      62,446      58,152      43,903      45,224
  Depreciation and amortization......................      58,750      99,554      85,783      66,550      64,947
  Allocated overhead from parent companies (note
   8(b)).............................................       6,513       9,651      11,034       5,636       6,309
                                                       ----------  ----------  ----------  ----------  ----------
      Total operating costs and expenses.............     186,966     276,688     269,837     201,548     207,838
                                                       ----------  ----------  ----------  ----------  ----------
Operating income.....................................      12,718       4,905      15,156       9,772      14,160
Other income (note 3)................................       3,660       2,746       2,547       1,784       2,495
Interest expense (note 7)............................      (3,052)     (1,908)        (88)        (68)        (80)
Allocated interest expense from parent companies
 (note 8(a)).........................................     (16,516)    (39,938)    (41,318)    (30,694)    (30,770)
Loss on sale of assets...............................         (17)     (2,679)     (1,904)         --          --
                                                       ----------  ----------  ----------  ----------  ----------
Loss before income taxes, cumulative effect of
 accounting change and minority interests............      (3,207)    (36,874)    (25,607)    (19,206)    (14,195)
Provision for income taxes (note 9)..................         694     (11,219)     (8,182)     (4,995)     (4,089)
                                                       ----------  ----------  ----------  ----------  ----------
Loss before cumulative effect of accounting change
 and minority interests..............................      (3,901)    (25,655)    (17,425)    (14,211)    (10,106)
Cumulative effect at January 1, 1992 of change in
 accounting for income taxes (note 9)................       4,831          --          --          --          --
                                                       ----------  ----------  ----------  ----------  ----------
Income (loss) before minority interests..............         930     (25,655)    (17,425)    (14,211)    (10,106)
Minority interests in combined entities..............       4,152       6,724       4,164       3,485       2,842
                                                       ----------  ----------  ----------  ----------  ----------
Net income (loss)....................................  $    5,082  $  (18,931) $  (13,261) $  (10,726) $   (7,264)
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------

            See accompanying notes to combined financial statements.

                            PROVIDENCE JOURNAL CABLE
                 COMBINED STATEMENTS OF CHANGES IN GROUP EQUITY
                             (DOLLARS IN THOUSANDS)

Balance at December 31, 1991 (unaudited)..........................................  $  61,470
Capitalization of King Videocable Company, net of minority interest (note 3)......     22,782
Net income........................................................................      5,082
                                                                                    ---------
Balance at December 31, 1992......................................................     89,334
Net loss..........................................................................    (18,931)
                                                                                    ---------
Balance at December 31, 1993......................................................     70,403
Net loss..........................................................................    (13,261)
                                                                                    ---------
Balance at December 31, 1994......................................................  $  57,142
Net loss (unaudited)..............................................................     (7,264)
                                                                                    ---------
Balance at September 30, 1995 (unaudited).........................................  $  49,878
                                                                                    ---------
                                                                                    ---------

            See accompanying notes to combined financial statements.

                            PROVIDENCE JOURNAL CABLE
                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                              NINE MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,            SEPTEMBER 30,
                                                       ----------------------------------  -----------------------
                                                          1992        1993        1994        1994        1995
                                                       ----------  ----------  ----------  ----------  -----------
                                                                                                 (UNAUDITED)
Operating activities:
  Net income (loss)..................................  $    5,082  $  (18,931) $  (13,261) $  (10,726) $    (7,264)
  Adjustments to reconcile net income (loss) to net
   cash provided by operating activities:
    Change in accounting for income taxes............      (4,831)         --          --          --           --
    Depreciation and amortization....................      58,750      99,554      85,783      66,550       64,947
    Loss on sale or abandonment of assets............          17       4,079       1,904          --          239
    Equity in income of affiliates...................        (183)     (1,187)     (1,615)     (1,069)      (1,281)
    Minority interests in combined entities..........      (4,152)     (6,724)     (4,164)     (3,485)      (2,842)
    Deferred income taxes............................       2,261     (10,114)      1,656      (2,441)      15,380
    Changes in assets and liabilities:
      Accounts receivable............................      (3,616)       (791)     (3,718)       (432)         154
      Prepaid expenses...............................      (2,650)        748      (1,495)       (805)        (712)
      Other assets...................................        (309)       (413)      1,290        (264)        (389)
      Accounts payable...............................       1,738       1,714      (1,572)     (3,102)      11,310
      Accrued expenses...............................      (3,470)      1,953       3,498       2,407        2,497
      Deferred revenue...............................       5,116          52         (18)     (2,212)         644
                                                       ----------  ----------  ----------  ----------  -----------
        Net cash provided by operating activities....      53,753      69,940      68,288      44,421       82,683
                                                       ----------  ----------  ----------  ----------  -----------
Investing activities:
  Cash distributions received from affiliates........          50       1,095       1,515         997        1,996
  Purchase of minority shareholders' interests.......          --          --          --          --      (51,950)
  Property, plant, and equipment.....................     (27,391)    (49,094)    (47,766)    (36,023)     (56,767)
                                                       ----------  ----------  ----------  ----------  -----------
        Net cash used in investing activities........     (27,341)    (47,999)    (46,251)    (35,026)    (106,721)
                                                       ----------  ----------  ----------  ----------  -----------
Financing activities:
  Cash distributions to minority shareholders........      (3,085)     (2,982)     (4,091)     (4,125)        (258)
  Principal payments on long-term debt...............      (5,000)    (15,000)         --          --           --
  Increase (decrease) in amounts due to parent
   companies.........................................     (18,116)     (3,812)    (18,252)     (5,645)      24,280
                                                       ----------  ----------  ----------  ----------  -----------
        Net cash (used in) provided by financing
         activities..................................     (26,201)    (21,794)    (22,343)     (9,770)      24,022
                                                       ----------  ----------  ----------  ----------  -----------
Increase (decrease) in cash..........................         211         147        (306)       (375)         (16)
Cash at beginning of period..........................         185         396         543         543          237
                                                       ----------  ----------  ----------  ----------  -----------
Cash at end of period................................  $      396  $      543  $      237  $      168  $       221
                                                       ----------  ----------  ----------  ----------  -----------
                                                       ----------  ----------  ----------  ----------  -----------

            See accompanying notes to combined financial statements.

                            PROVIDENCE JOURNAL CABLE
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        DECEMBER 31, 1992, 1993 AND 1994
                             (DOLLARS IN THOUSANDS)
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995 IS
                                   UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A)  DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    The combined financial statements are intended to present the cable television businesses owned or partially owned by Providence Journal Company (Journal) that are to be acquired by Continental Cablevision, Inc. (Continental) pursuant to an agreement and plan of merger dated November 18, 1994 and amended on August 1, 1995. On October 5, 1995, the Merger was completed. (See Note 13 regarding pending litigation.)

    The cable television businesses included in the combined financial statements are Colony Communications, Inc. ("Colony"), a wholly owned subsidiary of the Journal; Copley/Colony, Inc. ("Copley"), a joint venture between Colony and Copley Press Electronics Company; Colony Cablevision (formerly Palmer Communications, Inc.) ("Cablevision"), a division of the Journal; and King Videocable Company ("KVC"), (collectively, Providence Journal Cable). KVC is wholly owned by King Broadcasting Company ("Broadcasting"), which in turn is wholly owned by King Holding Corp. ("King Holding"), a joint venture between the Journal and an investment banking organization (the Investor Stockholder). All significant intercompany and affiliated company balances and transactions have been eliminated in combination. The accompanying combined financial statements do not reflect adjustments to the valuation of assets or for the recognition of liabilities that may be required as a consequence of the aforementioned merger. These combined financial statements include certain allocations from the Journal and King Holding (collectively, the parent companies).

    Although Journal accounted for the operations of investments in the 50% joint ventures under the equity method, the operations of such ventures have been fully combined on the basis that they are managed, together with all wholly-owned and majority owned cable television businesses, by the Journal and its subsidiaries. In connection with the aforementioned merger, the Journal will purchase the 50% joint venture partners interest and therefore, at the date of merger with Continental, all acquired cable television businesses will be wholly-owned.

    Cable franchise areas are located in California, Florida, Massachusetts, New York, Rhode Island, Minnesota, Idaho and Washington state. Providence Journal Cable's credit risk is limited primarily to outstanding trade accounts receivable from subscribers in these states.

    (B)  CASH

    Providence Journal Cable participates in the cash management programs of the Journal and King Holding. Under these programs, outstanding checks in excess of cash are not accounted for as reductions of cash until presented to the bank for payment. Consequently, at December 31, 1993 and 1994, Providence Journal Cable reclassified outstanding checks to accounts payable totaling $6,132 and $5,225 respectively.

    Supplemental cash flow information is as follows:

                                                                              1992       1993       1994
                                                                            ---------  ---------  ---------
Income taxes paid during the year (including federal and certain state taxes paid to the parent companies for returns filed on a combined
 basis....................................................................  $  11,863  $   1,250  $   3,648
                                                                            ---------  ---------  ---------
                                                                            ---------  ---------  ---------
Interest paid during the year, net of amounts capitalized.................  $   2,102  $   2,092  $      45
                                                                            ---------  ---------  ---------
                                                                            ---------  ---------  ---------

                            PROVIDENCE JOURNAL CABLE
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995 IS
                                   UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (C)  PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost. Expenditures for maintenance and repairs are charged to expense as incurred; major improvements are capitalized. Providence Journal Cable provides for depreciation using the straight-line method over the following estimated useful lives:

                                                                        5-20
Buildings and improvements.......................................      years
                                                                        3-10
Cable systems....................................................      years
                                                                        5-10
Furniture and fixtures...........................................      years

    When  assets  are  sold  or  retired,  the  related  cost  and   accumulated
depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income.

    When Providence Journal Cable determines that certain property, plant and equipment is impaired, a loss for impairment is recorded for the excess of the carrying value over the fair value of the asset.

    (D)  FRANCHISE COSTS AND OTHER INTANGIBLE ASSETS

    Franchise  costs  represent  the  amount  paid  to  acquire  the   operating
franchises of Providence Journal Cable. These costs are amortized using the straight-line method over three to forty years, beginning when the franchise is awarded. Goodwill resulting from the excess of purchase price over fair value of net assets acquired is generally amortized over 15-40 years.

    Amortization expense on franchise costs and other intangible assets totaled $18,968, $39,814 and $38,730 for the years ended December 31, 1992, 1993 and
1994, respectively.

    Providence Journal Cable continually reviews its intangible assets to determine whether any impairment has occurred. Providence Journal Cable assesses the recoverability of intangible assets by reviewing the performance of the underlying operations, in particular the future operating cash flows (earnings before income taxes, depreciation, and amortization) of the acquired operation.

    (E)  INVESTMENTS IN AFFILIATED COMPANIES

    Providence Journal Cable has investments in three media limited partnerships which are accounted for using the equity method with voting interests of approximately 10%, 10% and 50%. The excess of cost of one investment over Providence Journal Cable's share of net partnership assets is being amortized over the life of the related partnership agreement (7 years). These investments are included with other assets in the accompanying combined financial statements.

    (F)  REVENUE RECOGNITION

    Providence Journal Cable bills subscribers one month in advance for certain cable television services. These revenues are deferred and recognized when the related service is provided.

    (G)  FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of substantially all of Providence Journal Cable's financial instruments approximates fair value due to the short maturity of the instruments.

    (H)  INCOME TAXES

    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are

                            PROVIDENCE JOURNAL CABLE
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995 IS
                                   UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date.

    Effective January 1, 1992, Providence Journal Cable adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" and it has reported the cumulative effect of that change in the method of accounting for income taxes in the 1992 combined statement of operations (see note 9).

    Colony and Cablevision are included in the consolidated Federal income tax return of the Journal. KVC is included in the consolidated Federal income tax return of Broadcasting and King Holding. Copley files its own Federal income tax return. Federal income taxes are computed for Colony, Cablevision and KVC as if those entities filed a separate Federal income tax return.

    (I)  UNAUDITED COMBINED INTERIM FINANCIAL STATEMENTS

    The combined financial statements as of and for the nine months ended September 30, 1994 and 1995 are unaudited, however, they include all adjustments (consisting of normal recurring adjustments) considered necessary by management for presentation of the financial position and results of operations for these periods. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the entire year.

(2) LEGISLATION AND REGULATION
    In October, 1992, the Congress of the United States passed the Cable Television Consumer Protection and Competition Act of 1992 (Cable Act) which among other matters, provides for the regulation of basic and cable programming services (other than per-event and per-channel services), allows broadcast television stations to choose either "must carry" rights or retransmission consent rights, regulates the sale of cable programming and implements other operational requirements.

    In April 1993, the Federal Communications Commission (FCC) adopted regulations governing rates for basic and cable programming services which became effective September 1, 1993. Under the provisions of these regulations, certain of Providence Journal Cable's revenues derived from cable television are determined under either a "benchmark" or "cost of service" method. Effective December 31, 1994, all but one of Providence Journal Cable's systems had set their rates using the bench-mark method which compares Providence Journal Cable's rates to those which are in effect at cable systems deemed by the FCC to face effective competition.

    In February 1994, the FCC significantly modified the September 1993 rate regulations. These modifications were designed to further reduce subscriber rates and most annual basic and cable programming service rate increases (other than per-event and per-channel services). Management has implemented the rules in a manner it believes to be consistent with the regulations promulgated by the FCC.

    As a result of the 1992 Cable Act, several cable television systems of Providence Journal Cable are subject to regulation by local franchise authorities and/or the FCC. Regulations imposed by the 1992 Cable Act, among other things, allow regulators to limit and reduce the rates that cable operators can charge for certain basic cable television services and equipment rental charges. Providence Journal Cable has been notified by certain franchise authorities that various regulated rates charged to subscribers were in excess of the rates permitted. Providence Journal Cable has reviewed the notifications as well as the disputed rates and has accrued for amounts it believes it may be required to refund.

                            PROVIDENCE JOURNAL CABLE
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995 IS
                                   UNAUDITED)

(2) LEGISLATION AND REGULATION (CONTINUED)
    On December 22, 1994, the Federal Communications Commission (FCC) issued an Order concerning one cable television system of Providence Journal Cable. The Order ruled that certain "a la carte" channels offered by the system are subject to rate regulation and directed the system to recalculate its maximum permitted rates as determined under rules and regulations of the FCC. Providence Journal Cable has filed a petition for reconsideration of this decision with the FCC. If such petition does not result in adequate relief, Providence Journal Cable can and presently intends to, pursue its remedies of an appeal to the FCC and/or the courts. It is too early for management of Providence Journal Cable to determine whether any rate refunds and prospective rate reductions to subscribers may result from this action. Accordingly, no amounts have been accrued for rate refund liabilities in the accompanying combined financial statements.

    On July 6, 1995, the City of Los Angeles issued a draft order that the a la carte channels offered by the cable system servicing part of the Los Angeles area should be treated as cable programming service tiers and therefor subject to regulation. Providence Journal Cable has documented its opposition to the City's conclusions and intends to seek relief with appeal to the FCC, if necessary. Because of the uncertainty as to the ultimate outcome on reconsideration by the City, or with appeal to the FCC, Providence Journal Cable has established an accrual for potential refunds of $1.9 million as of June 30, 1995.

    Further rules and regulations are being considered by the FCC, however, these regulations have not yet been finalized. The ultimate impact on the operations of Providence Journal Cable resulting from existing rules and regulations and proposed rules and regulations, if any, cannot be determined.

(3) ACQUISITIONS

    COPLEY/COLONY

    In May 1995, Colony purchased the 50% interest of its joint venture party in Copley/Colony for $47,790.

    COLONY CABLEVISION (CABLEVISION)

    In 1992 the Journal completed the acquisition of the cable television assets of Cablevision (formerly Palmer Communications, Inc.) for approximately $326,000. Prior to the acquisition of Cablevision, Colony managed Cablevision and received a management fee totaling $2,770 in 1992 which has been included in other income in the accompanying combined statements of operations.

    KING VIDEOCABLE COMPANY (KVC)

    In February 1992, King Holding acquired the outstanding capital stock of Broadcasting for a purchase price of approximately $364,000 plus assumed liabilities aggregating $183,000, resulting in a total purchase price of $547,000. Based upon the 1992 appraisal of assets acquired, $327,000 of the total purchase price was allocated to KVC.

    LAKEWOOD CABLE, INC.

    In January, 1992, Colony completed the acquisition of Lakewood Cable, Inc. ("Lakewood") in Lakewood, California for $25,000.

    The aforementioned acquisitions were accounted for as purchases, and for purposes of these combined financial statements have been presented as purchases by Providence Journal Cable. The acquisition of KVC in 1992 resulted in the contribution of capital (push-down of equity) to this entity of $22,782 (net of minority interest). The results of operations have been included in the accompanying combined financial statements from the respective dates of acquisition.

                            PROVIDENCE JOURNAL CABLE
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995 IS
                                   UNAUDITED)

(4) INVENTORY
    Inventory is recorded at cost and consists primarily of supplies used in repairs and maintenance and construction inventory used in the construction of cable plant.

(5) PROPERTY, PLANT AND EQUIPMENT
    Property, plant and equipment consist of the following:

                                                                           1993        1994
                                                                        ----------  ----------
Cable systems.........................................................  $  369,636  $  384,563
Land and buildings....................................................      29,483      31,197
Machinery and equipment...............................................      23,953      33,582
Furniture and fixtures................................................       7,543       8,214
Construction in progress..............................................       4,381       8,843
                                                                        ----------  ----------
                                                                           434,996     466,399
Less accumulated depreciation.........................................     178,797     211,671
                                                                        ----------  ----------
                                                                        $  256,199  $  254,728
                                                                        ----------  ----------
                                                                        ----------  ----------

    During 1992, 1993 and 1994, Providence Journal Cable capitalized interest expense on construction in progress of $109, $223 and $300, respectively. Depreciation expense on property, plant and equipment totaled $39,782, $59,740 and $47,053 in 1992, 1993 and 1994, respectively.

    In 1993, due to provisions of the Cable Act (see note 2) which effectively transferred to cable customers ownership of wiring and additional outlets located in cable customers' homes, Providence Journal Cable accelerated the depreciation of these assets based upon the customer churn rate and expensed all costs of installation and wiring in the home as incurred effective January 1, 1993.

(6) FRANCHISE COSTS AND OTHER INTANGIBLE ASSETS
    Franchise costs and other intangible assets consist of the following:

                                                                           1993        1994
                                                                        ----------  ----------
Franchise costs.......................................................  $  446,760  $  446,760
Goodwill..............................................................     107,299     107,299
Non-compete agreements................................................      19,683      19,683
Other intangible assets...............................................      16,328      15,719
                                                                        ----------  ----------
                                                                           590,070     589,461
Less accumulated amortization.........................................      70,517     108,575
                                                                        ----------  ----------
                                                                        $  519,553  $  480,886
                                                                        ----------  ----------
                                                                        ----------  ----------

(7) LONG-TERM DEBT
    During 1993, Providence Journal Cable had a note outstanding payable in annual installments of $2,500. Interest expense on this note totaled $2,268 and $1,546 in 1992 and 1993, respectively. In December 1993, Providence Journal Cable settled this note payable and incurred a prepayment penalty equal to $546 (included with interest expense).

(8) RELATED PARTY TRANSACTIONS

    (A)  AMOUNTS DUE TO PARENT COMPANIES

    Substantially all financing arrangements are provided through the parent companies. Amounts due to parent companies are the net result of transactions occurring through the shared cash management systems,

                            PROVIDENCE JOURNAL CABLE
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995 IS
                                   UNAUDITED)

(8) RELATED PARTY TRANSACTIONS (CONTINUED) additions due to intercompany financing in connection with the acquisitions discussed in note 3, as well as amounts allocated by parent companies for income taxes, interest and overhead. Major activity relating to amounts due to parent companies included the following during 1993 and 1994:

                                                                           1993        1994
                                                                        ----------  ----------
Beginning balance.....................................................  $  596,885  $  593,073
Allocated interest and overhead.......................................      49,589      52,352
Repayments and other activity.........................................     (53,401)    (70,604)
                                                                        ----------  ----------
                                                                        $  593,073  $  574,821
                                                                        ----------  ----------
                                                                        ----------  ----------

    Interest expense was allocated by parent companies based upon average monthly balances of amounts due to parent companies. The effective rates on interest allocated were 7.57% and 8.21% during 1993 and 1994, respectively. Effective interest rates are based upon parent company financing arrangements.

    (B)  ALLOCATED OVERHEAD

    The parent companies provide certain services to Providence Journal Cable including cash management, human resources, accounting, legal, tax, and other corporate services. For purposes of the accompanying combined financial statements corporate overhead relating to these services, totaling $6,513, $9,651 and $11,034 in 1992, 1993 and 1994, respectively, has been allocated to Providence Journal Cable. In the opinion of management these charges have been made on a basis (revenue of each individual business to total revenue) that is reasonable, however, these charges are not necessarily indicative of the level of expenses that might have been incurred by Providence Journal Cable on a stand-alone basis.

    KVC, through King Holding, has entered into a consulting and advisory services agreement with the Investor Stockholder and a management agreement with the Journal under which the Journal will operate and manage KVC's cable systems through 1997. In connection with these agreements, King Holding is obligated to pay $3,500 in annual fees to the Journal and $1,000 to the Investor Stockholder. For purposes of the accompanying combined financial statements, a portion of the expenses incurred in relation to these agreements has been allocated to KVC. Amounts totaling $2,131, $2,034 and $1,901 were allocated to KVC in 1992, 1993 and 1994, respectively, on the basis of KVC revenue to total King Holding revenue. These expenses have been included in the allocation of corporate overhead discussed in the preceding paragraph.

(9) INCOME TAXES
    As discussed in note 1(h), Providence Journal Cable adopted Statement 109 as of January 1, 1992. The cumulative effect of this change in accounting for income taxes of $4,831 was determined as of January 1, 1992 and was reported separately in the combined statement of operations for the year ended December 31, 1992.

                            PROVIDENCE JOURNAL CABLE
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995 IS
                                   UNAUDITED)

(9) INCOME TAXES (CONTINUED)
    Provision for income tax expense (benefit) consists of:

                                                                CURRENT   DEFERRED     TOTAL
                                                               ---------  ---------  ----------
Year ended December 31, 1992:
  U.S. Federal...............................................  $    (453) $    (496) $     (949)
  State......................................................      2,376       (733)      1,643
                                                               ---------  ---------  ----------
                                                               $   1,923  $  (1,229) $      694
                                                               ---------  ---------  ----------
                                                               ---------  ---------  ----------
Year ended December 31, 1993:
  U.S. Federal...............................................  $  (4,247) $  (7,763) $  (12,010)
  State......................................................      1,677       (886)        791
                                                               ---------  ---------  ----------
                                                               $  (2,570) $  (8,649) $  (11,219)
                                                               ---------  ---------  ----------
                                                               ---------  ---------  ----------
Year ended December 31, 1994:
  U.S. Federal...............................................  $  (9,318) $   2,201  $   (7,117)
  State......................................................       (519)      (546)     (1,065)
                                                               ---------  ---------  ----------
                                                               $  (9,837) $   1,655  $   (8,182)
                                                               ---------  ---------  ----------
                                                               ---------  ---------  ----------

    Provision for income tax expense (benefit) differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income as a result of the following:

                                                                 1992        1993       1994
                                                               ---------  ----------  ---------
Computed "expected" tax......................................  $  (1,090) $  (12,533) $  (8,707)
Increase (reduction) in income taxes resulting from:
  State and local income taxes, net of federal income tax
   benefit...................................................      1,085         521       (703)
  Amortization of goodwill...................................      1,211       1,198      1,165
  Excess of fair value of securities, donated to charitable
   foundation, over basis in those securities................       (304)         --         --
  Utilization of investment tax credit carryforwards.........         --        (209)        --
  Other, net.................................................       (208)       (196)        63
                                                               ---------  ----------  ---------
                                                               $     694  $  (11,219) $  (8,182)
                                                               ---------  ----------  ---------
                                                               ---------  ----------  ---------

                            PROVIDENCE JOURNAL CABLE
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995 IS
                                   UNAUDITED)

(9) INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1993 and 1994 are presented below:

                                                                                      1993       1994
                                                                                    ---------  ---------
Deferred tax assets:
  State net operating loss carryforwards..........................................  $   5,658  $   5,572
  Alternative minimum tax credit carryforward.....................................      1,489        883
  Uniform capitalization and Section 263A depreciation............................      1,434      1,560
  Deferred compensation and vacation accrual......................................        655        776
  Self-insurance reserves.........................................................        437        404
  Partnership investment, principally due to basis differences....................      1,084      2,235
  Other...........................................................................        722        930
                                                                                    ---------  ---------
    Total gross deferred tax assets...............................................     11,479     12,360
    Less valuation allowance......................................................     (5,456)    (5,569)
                                                                                    ---------  ---------
    Net deferred tax assets.......................................................      6,023      6,791
                                                                                    ---------  ---------
Deferred tax liabilities:
  Intangibles, principally due to differences in amortization.....................     47,891     48,130
  Plant and equipment, principally due to differences in depreciation and
   capitalized interest...........................................................     25,895     28,824
  Other...........................................................................      1,267        523
                                                                                    ---------  ---------
    Total gross deferred tax liabilities..........................................     75,053     77,477
                                                                                    ---------  ---------
    Total net deferred tax liability..............................................  $  69,030  $  70,686
                                                                                    ---------  ---------
                                                                                    ---------  ---------

    The 1993 beginning valuation allowance for deferred tax assets was $4,867. The net change in the total valuation allowance was an increase of $589 and $113 in 1993 and 1994, respectively. Changes to the valuation allowance relate principally to deferred tax assets recorded for state net operating loss carryforwards.

    At December 31, 1994, Providence Journal Cable has net operating loss carryforwards for state income tax purposes of $99,000, which are available to offset future state taxable income, if any, expiring in various years ending in 2008.

(10) OPERATING LEASES
    Providence Journal Cable has certain noncancelable operating leases with renewal options for land, buildings and equipment. Leases for land and buildings are subject to annual consumer price index adjustments. In 1992, 1993 and 1994, rental expense for all leases, including pole rentals, totaled $3,973, $5,081 and $5,125, respectively.

                            PROVIDENCE JOURNAL CABLE
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995 IS
                                   UNAUDITED)

(10) OPERATING LEASES (CONTINUED)
    At December 31, 1994, commitments under noncancelable lease agreements were as follows:

1995...............................................  $   2,583
1996...............................................      2,011
1997...............................................      1,636
1998...............................................      1,403
1999...............................................      1,184
Thereafter.........................................      3,808
                                                     ---------
                                                     $  12,625
                                                     ---------
                                                     ---------

(11) RETIREMENT PLANS
    Providence Journal Cable has three defined contribution retirement plans which include a 401(k) plan and cover substantially all of its employees. Providence Journal Cable matches participants' 401(k) contributions up to a maximum of 1% of participants' compensation. Additionally, KVC participates in a defined benefit plan sponsored by Broadcasting, covering substantially all employees of KVC. Expenses recorded under these plans totaled $774, $1,516 and $1,108 in 1992, 1993 and 1994, respectively. Prepaid pension costs with respect to the defined benefit plan of $457 and $384 have been allocated to KVC at December 31, 1993 and 1994, respectively.

(12) COMMITMENTS AND CONTINGENCIES
    Providence Journal Cable is obligated to make capital improvements of $55,000 on an annualized basis from the date of the merger agreement with Continental until the merger's closing date (see note 1). Providence Journal Cable also has letter of credit commitments amounting to $3,203 at December 31, 1994.

    Providence Journal Cable has, or participates with its parent companies in, insurance programs for workers compensation, general liability, auto and certain health coverages which are a form of self-insurance. Providence Journal Cable's liability for large losses is capped, individually and in the aggregate, through contracts with insurance companies. An estimate for claims incurred but not paid is accrued annually.

    The Journal has a revolving credit and term loan facility (totaling $243,655 at December 31, 1994) that is secured in part by a pledge of stock of Colony Communications, Inc. and its subsidiaries. King Holding has a credit agreement with a syndicate of banks (totaling $294,049 at December 31, 1994) that is secured in part by a pledge of stock and assets of KVC.

    Providence Journal Cable is a party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, all such matters are without merit or are of such kind, or involve such amounts, that unfavorable disposition would not have a material effect on the financial position or results of operations of Providence Journal Cable.

(13) LITIGATION (UNAUDITED)
    On January 17, 1995, a declaratory judgment action was brought against the Journal, among other parties, claiming that a subsidiary of Colony ("Dynamic") had breached a right of first refusal entitling a minority partner to purchase a general partnership interest in a cable system, included as part of these financial statements, that Colony had transferred to Continental, effective October 5, 1995 in connection with the Merger Agreement discussed in note 1. A final declaratory judgment in this action in favor of the

                            PROVIDENCE JOURNAL CABLE
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995 IS
                                   UNAUDITED)

(13) LITIGATION (UNAUDITED) (CONTINUED)
minority partner was entered on May 21, 1996. Such judgment requires, among other matters, Dynamic and Colony to negotiate with the minority partner on a price to transfer Dynamic's interest in the general partnership to the minority partner.

    The Journal has appealed this judgment. However, at this time, the Journal is unable to predict the ultimate outcome of this litigation.

    The following is summary financial information for the subject cable system as of September 30, 1995:

Total Assets......................................................  $  28,907
                                                                    ---------
                                                                    ---------
Total Liabilities.................................................     24,590
                                                                    ---------
                                                                    ---------
Minority Interest.................................................     13,403
                                                                    ---------
                                                                    ---------
Total Revenue.....................................................     22,924
                                                                    ---------
                                                                    ---------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
Columbia Associates, L.P.:

    We have audited the financial statements of Columbia Associates, L.P. as of December 31, 1993 and 1994, and have issued our report thereon dated February 24, 1995. In connection therewith, we have also audited the statements of assets, liabilities and control account of Columbia Cable of Michigan (a division of Columbia Associates, L.P.) as of December 31, 1993 and 1994, and the related statements of operations and control account and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Columbia Cable of Michigan as of December 31, 1993 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Stamford, Connecticut,
February 24, 1995

                           COLUMBIA CABLE OF MICHIGAN
                   (A DIVISION OF COLUMBIA ASSOCIATES, L.P.)

             STATEMENTS OF ASSETS, LIABILITIES AND CONTROL ACCOUNT

                                     ASSETS

                                                                            DECEMBER 31,
                                                                   ------------------------------
                                                                        1993            1994
                                                                   --------------  --------------  SEPTEMBER 30,
                                                                                                        1995
                                                                                                   --------------
                                                                                                    (UNAUDITED)
CASH.............................................................  $      674,099  $      385,054  $      275,907
                                                                   --------------  --------------  --------------
SUBSCRIBER RECEIVABLES, net of allowance for doubtful accounts of
 $213,482, $162,191 and $103,202 in 1993, 1994 and 1995,
 respectively....................................................         573,723         605,547         489,871
                                                                   --------------  --------------  --------------
INVESTMENT IN CABLE TELEVISION SYSTEMS (Notes 3 and 4):
  Property, plant and equipment, at cost.........................      54,140,130      58,271,277      59,790,301
  Less Accumulated depreciation..................................     (18,032,166)    (23,441,707)    (27,402,546)
                                                                   --------------  --------------  --------------
                                                                       36,107,964      34,829,570      32,387,755
  Franchising costs, net of accumulated amortization of
   $13,245,295, $14,882,450 and $15,923,456 in 1993, 1994 and
   1995,
   respectively..................................................       4,257,209       2,631,381       1,773,570
  Goodwill and other intangible assets, net of accumulated
   amortization of $2,390,633, $2,663,051 and $2,883,805 in 1993,
   1994 and 1995, respectively...................................         637,415         332,766         112,012
                                                                   --------------  --------------  --------------
      Total investment in cable television systems...............      41,002,588      37,793,717      34,273,337
                                                                   --------------  --------------  --------------
OTHER ASSETS, net................................................         991,729       1,058,194         727,577
                                                                   --------------  --------------  --------------
                                                                   $   43,242,139  $   39,842,512  $   35,766,692
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

                                         LIABILITIES AND CONTROL ACCOUNT
LIABILITIES:
  Accounts payable and accrued expenses..........................  $    1,868,647  $    2,070,908  $    1,309,464
  Subscriber advance payments and deposits.......................         632,171         658,394         701,297
                                                                   --------------  --------------  --------------
      Total liabilities..........................................       2,500,818       2,729,302       2,010,761
                                                                   --------------  --------------  --------------
COMMITMENTS AND CONTINGENCIES (Notes 2 and 6)
CONTROL ACCOUNT, excess of assets over liabilities...............      40,741,321      37,113,210      33,755,931
                                                                   --------------  --------------  --------------
                                                                   $   43,242,139  $   39,842,512  $   35,766,692
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                           COLUMBIA CABLE OF MICHIGAN
                   (A DIVISION OF COLUMBIA ASSOCIATES, L.P.)

                  STATEMENTS OF OPERATIONS AND CONTROL ACCOUNT

                                                        YEARS ENDED DECEMBER 31,    NINE MONTHS ENDED SEPTEMBER
                                                      ----------------------------              30,
                                                          1993           1994       ----------------------------
                                                      -------------  -------------      1994           1995
                                                                                    -------------  -------------
                                                                                     (UNAUDITED)    (UNAUDITED)
REVENUES............................................  $  25,130,342  $  26,428,244  $  19,514,964  $  20,912,037
                                                      -------------  -------------  -------------  -------------
EXPENSES:
  Service costs.....................................      9,402,956     10,143,788      7,568,006      8,475,837
  Selling, general and administrative expenses......      4,168,761      4,491,103      3,366,129      3,323,050
  Indirect expenses.................................      1,413,452      1,449,917      1,048,882      1,106,090
  Depreciation and amortization (Notes 3 and 4).....      7,046,029      7,620,122      5,669,548      5,683,955
  Other expense.....................................             --         18,255          6,483         38,141
  Gain on disposal of equipment, net................        (57,958)       (26,975)       (26,975)       (18,570)
                                                      -------------  -------------  -------------  -------------
      Total expenses................................     21,973,240     23,696,210     17,632,073     18,608,503
                                                      -------------  -------------  -------------  -------------
      Net income....................................      3,157,102      2,732,034      1,882,891      2,303,534
CONTROL ACCOUNT, beginning of period................     39,723,609     40,741,321     40,741,321     37,113,210
ADVANCES TO PARENT..................................     (2,139,390)    (6,360,145)    (4,479,340)    (5,660,813)
                                                      -------------  -------------  -------------  -------------
CONTROL ACCOUNT, end of period......................  $  40,741,321  $  37,113,210  $  38,144,872  $  33,755,931
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                           COLUMBIA CABLE OF MICHIGAN
                   (A DIVISION OF COLUMBIA ASSOCIATES, L.P.)

                            STATEMENTS OF CASH FLOWS

                                                          YEAR ENDED DECEMBER 31,     NINE MONTHS ENDED SEPTEMBER
                                                        ----------------------------              30,
                                                            1993           1994       ----------------------------
                                                        -------------  -------------      1994           1995
                                                                                      -------------  -------------
                                                                                       (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..........................................  $   3,157,102  $   2,732,034  $   1,882,891  $   2,303,534
                                                        -------------  -------------  -------------  -------------
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization.....................      7,046,029      7,620,122      5,669,548      5,683,955
    Gain on disposal of equipment.....................        (57,958)       (26,975)       (26,975)       (18,570)
    Change in assets and liabilities --
      (Increase) decrease in subscriber receivables...       (107,581)       (31,824)        36,463        115,676
      (Increase) decrease in other assets.............       (213,137)       (66,604)       180,840        330,617
      Increase (decrease) in accounts payable and
       accrued expenses...............................        115,297        202,261       (412,500)      (761,444)
      Increase (decrease) in subscriber advance
       payments and deposits..........................         (2,984)        26,223         50,496         42,903
                                                        -------------  -------------  -------------  -------------
          Total adjustments...........................      6,779,666      7,723,203      5,497,872      5,393,137
                                                        -------------  -------------  -------------  -------------
          Net cash provided by operating activities...      9,936,768     10,455,237      7,380,763      7,696,671
                                                        -------------  -------------  -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Increase in investment in existing cable television
   systems............................................     (7,574,365)    (4,454,226)    (3,597,163)    (2,163,575)
  Proceeds on disposal of equipment...................        169,165         70,089         26,975         18,570
                                                        -------------  -------------  -------------  -------------
          Net cash used in investing activities.......     (7,405,200)    (4,384,137)    (3,570,188)    (2,145,005)
                                                        -------------  -------------  -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Advances to parent..................................     (2,139,390)    (6,360,145)    (4,479,340)    (5,660,813)
                                                        -------------  -------------  -------------  -------------
          Net cash used in financing activities.......     (2,139,390)    (6,360,145)    (4,479,340)    (5,660,813)
                                                        -------------  -------------  -------------  -------------
          Net increase (decrease) in cash.............        392,178       (289,045)      (668,765)      (109,147)
CASH, beginning of year...............................        281,921        674,099        674,099        385,054
                                                        -------------  -------------  -------------  -------------
CASH, end of period...................................  $     674,099  $     385,054  $       5,334  $     275,907
                                                        -------------  -------------  -------------  -------------
                                                        -------------  -------------  -------------  -------------

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                           COLUMBIA CABLE OF MICHIGAN
                   (A DIVISION OF COLUMBIA ASSOCIATES, L.P.)

                         NOTES TO FINANCIAL STATEMENTS

(1) PARTNERSHIP FORMATION AND SALE:
    Columbia Cable of Michigan ("Michigan") is a division of Columbia Associates, L.P. (the "Partnership"). The Partnership is a limited partnership which was formed on March 7, 1985, under the laws of the State of Delaware and which operates under the terms of the Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement") dated as of June 2, 1992. The Partnership will continue until March 1, 1995 unless previously dissolved in accordance with the terms of the Partnership Agreement. The partners are presently contemplating an extension of the Partnership Agreement.

    On November 1, 1994, the Partnership entered into an agreement to sell substantially all the assets and certain of the liabilities of Michigan for $155 million, subject to closing adjustments. The Partnership expects the sale to be completed in 1995.

(2) CABLE REGULATION:
    On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "Act") which, among other things, expanded governmental regulation of rates for basic and other cable services. Pursuant to the Act, the Federal Communications Commission (the "FCC") issued regulations in April 1993. The FCC's regulations require rates for equipment to be cost-based. Rates for basic and any regulated tiers of service were to be based on, at the election of the cable operator, either the FCC's benchmark rates or a cost-of-service showing based upon interim standards adopted by the FCC. As a result of these regulations and the actions of the local franchise authorities, Michigan is currently subject to regulation by the local franchise authorities and the FCC.

    Effective September 1, 1993, Michigan elected to use the FCC's benchmark methodology. In February 1994, the FCC significantly modified the April 1993 regulations. The new regulations, among other things, ordered a lower benchmark rate that became effective in May 1994 with allocable extensions until July 1994.

    In July 1994, Michigan elected to justify its rates using a cost of service showing instead of the benchmark methodology, but did not raise its rates to the maximum permitted cost of service rates. Set forth below is a summary of rates for the regulated tiers of service:

                                                          DECEMBER 31, 1994                     COST OF
                                                       ------------------------   BENCHMARK     SERVICE
                                                        NUMBER OF                   RATE         RATE
                                                       SUBSCRIBERS  ACTUAL RATE  PER FILING   PER FILING
                                                       -----------  -----------  -----------  -----------
Michigan -- Ann Arbor Filing.........................      63,043    $   21.25    $   20.42    $   22.92
Michigan -- Brighton Filing..........................      12,353        21.00        20.24        23.50

    Michigan's cost of service filings are currently being reviewed by the local franchise authorities and the FCC. Michigan believes it is in compliance in all material respects with the provisions of the Act and current regulations, and accordingly, no revenue reserves have been recorded.

(3) SIGNIFICANT ACCOUNTING POLICIES:

    BASIS OF FINANCIAL STATEMENT PRESENTATION --

    Michigan's financial statements include all the direct costs of operating the business. Costs specifically incurred by the Partnership on behalf of Michigan were directly included in selling, general and administrative expenses and service costs. Costs which were not incurred specifically for any of the Partnership's divisions were allocated to Michigan based on Michigan's total subscribers as a percentage of the Partnership's total subscribers. All the indirect cost incurred by the Partnership which have been allocated to Michigan have been included as "indirect expenses" in the accompanying statements of operations and

                           COLUMBIA CABLE OF MICHIGAN
                   (A DIVISION OF COLUMBIA ASSOCIATES, L.P.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(3) SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) control account. Management believes the foregoing allocations were made on a reasonable basis. Nonetheless, the financial information included herein may not necessarily reflect the financial position and results of operations of Michigan in the future or what the financial position or results of operations of Michigan would have been as a separate stand-alone entity.

    The control account consists of accumulated earnings/losses, allocated expenses from the Partnership, as well as any payable/receivable balance due to/from the Partnership resulting from cash transfers. No provision for interest has been made to the control account. Set forth below is an analysis of the control account for the years ended December 31, 1993 and 1994 and the nine months ended September 30, 1995:

Control account -- December 31, 1992...................................  $39,723,609
Net income -- 1993.....................................................   3,157,102
Cash transfers to the Partnership......................................  (25,024,245)
Cash transfers from the Partnership....................................  16,950,000
Direct and indirect expenses...........................................   5,934,855
                                                                         ----------
Control account -- December 31, 1993...................................  40,741,321
Net income -- 1994.....................................................   2,732,034
Cash transfers to the Partnership......................................  (26,789,688)
Cash transfers from the Partnership....................................  14,000,000
Direct and indirect expenses...........................................   6,429,543
                                                                         ----------
Control account -- December 31, 1994...................................  37,113,210
Net income -- nine months ended September 30, 1995 (Unaudited).........   2,303,534
Cash transfers to the Partnership (Unaudited)..........................  (21,606,737)
Cash transfers from the Partnership (Unaudited)........................  10,250,000
Direct and indirect expenses (Unaudited)...............................   5,695,924
                                                                         ----------
Control account -- September 30, 1995 (Unaudited)......................  $33,755,931
                                                                         ----------
                                                                         ----------

    The average balance outstanding of the control account was approximately $40,200,000, $38,900,000, and $35,400,000 during 1993, 1994 and the nine month period September 30, 1995, respectively.

    PROPERTY, PLANT AND EQUIPMENT --

    Property, plant and equipment is recorded at purchased cost, together with labor and indirect labor costs amounting to approximately $446,000 and $364,000 in 1993 and 1994, respectively.

    INTANGIBLE ASSETS --

    Franchise costs include the assigned fair value of the franchises from purchased cable television systems and costs of original franchise applications, which are deferred until the franchise has been granted, at which time such costs are amortized. All costs related to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchises were unsuccessful. Franchise costs are amortized over the remaining franchise life, while goodwill is amortized over ten years and other intangible assets (primarily subscriber lists) are amortized over the average period that a subscriber is expected to remain connected to the cable system. Amortization of franchise costs, goodwill and other intangible assets amounted to approximately $1,646,000, $263,000 and $48,000 respectively, in 1993 and approximately $1,642,000, $261,000 and $44,000, respectively in 1994.

    REVENUE RECOGNITION --

    Revenues are recognized as the services are provided.

                           COLUMBIA CABLE OF MICHIGAN
                   (A DIVISION OF COLUMBIA ASSOCIATES, L.P.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(3) SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    INTERIM FINANCIAL STATEMENTS --

    In the opinion of Michigan, the accompanying unaudited financial statements contain all adjustments, all of which are of a normal recurring nature, necessary to present fairly the financial position of Michigan as of September 30, 1995 and the results of its operations and changes in its cash flows for the nine month periods ended September 30, 1994 and 1995.

(4) PROPERTY, PLANT AND EQUIPMENT:
    As of December 31, 1993 and 1994, property, plant and equipment consisted of:

                                                                     1993           1994
                                                                 -------------  -------------
Cable systems and equipment....................................  $  51,855,580  $  55,994,897
Land, buildings and improvements...............................        808,174        809,696
Vehicles.......................................................        770,857        753,121
Furniture and fixtures.........................................        705,519        713,563
                                                                 -------------  -------------
                                                                 $  54,140,130  $  58,271,277
                                                                 -------------  -------------
                                                                 -------------  -------------

    Depreciation is calculated on a straight-line basis over the following useful lives:

Cable systems and equipment..................................  5 to 12 years
                                                                    15 to 20
Buildings and improvements...................................          years
Vehicles.....................................................        5 years
Furniture and fixtures.......................................  5 to 10 years

(5) SALARY DEFERRAL PLAN:
    The Partnership established a salary deferral plan (the "Plan") in accordance with Internal Revenue Code Section 401(k), as amended, in 1989. The Plan provides for discretionary and matching contributions by Michigan on behalf of participating employees. Discretionary and matching contributions totaled approximately $151,000 and $162,000 in 1993 and 1994, respectively.

(6) COMMITMENTS:
    Under various lease and rental agreements, Michigan had rental expense of approximately $114,000 and $112,000 in 1993 and 1994, respectively. Approximate future minimum annual payments under these agreements are as follows:

1995................................................................     38,000
1996................................................................     39,000
1997................................................................     32,000
1998................................................................     18,000
1999................................................................     18,000
Thereafter..........................................................     46,000

    In addition, Michigan rents access to utility poles in its operations generally under short-term, but recurring, agreements. Total rental expense for utility poles was approximately $157,000 and $160,000 in 1993 and 1994, respectively.

                          INDEPENDENT AUDITORS' REPORT

The Partners
Cablevision of Chicago:

    We have audited the accompanying balance sheets of Cablevision of Chicago (a limited partnership) as of December 31, 1993 and 1994, and the related statements of operations and partners' deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cablevision of Chicago as of December 31, 1993 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Jericho, New York
March 3, 1995

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

                                 BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                                   DECEMBER 31,
                                                                              ----------------------
                                                                                 1993        1994
                                                                              ----------  ----------   JUNE 30,
                                                                                                         1995
                                                                                                      -----------
                                                                                                      (UNAUDITED)
Cash and cash equivalents...................................................  $      339  $       11   $     184
Accounts receivable-subscribers (less allowance for doubtful accounts of
 $134, $183 and $143).......................................................         406         719         509
Other receivables...........................................................         492         335         711
Prepaid expenses............................................................         165          99          75
Property, plant and equipment, net..........................................      21,440      21,678      21,434
Deferred acquisition and development costs (less accumulated amortization of
 $1,304, $1,422 and $1,457).................................................         153          35          --
Deferred financing costs (less accumulated amortization of $883, $1,185 and
 $1,344)....................................................................       1,888       1,789       1,630
Other intangibles (less accumulated amortization of $981, $1,165 and
 $1,257)....................................................................         307         123          31
Deposits and other assets...................................................         103         186         175
                                                                              ----------  ----------  -----------
                                                                              $   25,293  $   24,975   $  24,749
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------

                                      LIABILITIES AND PARTNERS' DEFICIENCY
Accounts payable............................................................  $    4,554  $    4,992   $   5,436
Accounts payable to affiliates, net.........................................         290         783         765
Subordinated amounts payable to affiliates..................................      26,129      23,569      26,518
Accrued liabilities:
  Interest..................................................................         621         983         653
  Franchise fees............................................................         800         763         876
  Payroll and related benefits..............................................       1,316       1,395       1,168
  Other.....................................................................       1,855       1,286       2,231
Debt:
  Affiliates................................................................      12,314      12,314      12,314
  Bank and other............................................................      65,575      71,771      70,120
                                                                              ----------  ----------  -----------
      Total liabilities.....................................................     113,454     117,856     120,081
                                                                              ----------  ----------  -----------
Commitments & contingencies
Partners' deficiency
  General partners..........................................................      (1,149)     (1,196)     (1,221)
  Limited partners..........................................................     (87,012)    (91,685)    (94,111)
                                                                              ----------  ----------  -----------
      Total partners' deficiency............................................     (88,161)    (92,881)    (95,332)
                                                                              ----------  ----------  -----------
                                                                              $   25,293  $   24,975   $  24,749
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------

                See accompanying notes to financial statements.

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

               STATEMENTS OF OPERATIONS AND PARTNERS' DEFICIENCY

                             (DOLLARS IN THOUSANDS)

                                                                     YEARS ENDED DECEMBER   SIX MONTHS ENDED JUNE
                                                                             31,                     30,
                                                                    ----------------------  ----------------------
                                                                       1993        1994        1994        1995
                                                                    ----------  ----------  ----------  ----------
Revenues net......................................................  $   34,562  $   34,395  $   17,262  $   17,766
Technical expenses (including affiliate amounts of $1,482, $1,184,
 $587 and $627)...................................................      14,045      14,402       7,117       7,065
Selling, general and administrative expenses (including affiliate
 amounts of $2,432, $2,932, $1,255 and $1,567)....................       9,054       9,092       4,573       5,035
Depreciation and amortization.....................................       5,593       5,288       2,743       2,541
                                                                    ----------  ----------  ----------  ----------
    Operating income..............................................       5,870       5,613       2,829       3,125
                                                                    ----------  ----------  ----------  ----------
Other income (expense):
  Interest income.................................................          31          30          --          --
  Interest expense (including affiliate amounts of $4,507, $4,493,
   $2,228 and $2,328).............................................      (9,760)    (10,310)     (4,969)     (5,543)
  Miscellaneous, net..............................................         (12)        (53)        (48)        (33)
                                                                    ----------  ----------  ----------  ----------
                                                                        (9,741)    (10,333)     (5,017)     (5,576)
                                                                    ----------  ----------  ----------  ----------
      Net loss....................................................  $   (3,871) $   (4,720) $   (2,188) $   (2,451)
                                                                    ----------  ----------  ----------  ----------
                                                                    ----------  ----------  ----------  ----------
Partners' deficiency:
  Beginning of year/period........................................  $  (84,290) $  (88,161) $  (88,161) $  (92,881)
  Net loss allocated to general partners..........................         (39)        (47)        (22)        (25)
  Net loss allocated to limited partners..........................      (3,832)     (4,673)     (2,166)     (2,426)
                                                                    ----------  ----------  ----------  ----------
  End of year/period..............................................  $  (88,161) $  (92,881) $  (90,349) $  (95,332)
                                                                    ----------  ----------  ----------  ----------
                                                                    ----------  ----------  ----------  ----------

                 See accompanying notes to financial statements

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

                            STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                        YEARS ENDED DECEMBER     SIX MONTHS ENDED
                                                                                 31,                 JUNE 30,
                                                                        ---------------------  --------------------
                                                                           1993       1994       1994       1995
                                                                        ----------  ---------  ---------  ---------
                                                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net loss............................................................  $   (3,871) $  (4,720) $  (2,188) $  (2,451)
                                                                        ----------  ---------  ---------  ---------
  Adjustments to reconcile net loss to net cash provided by (used in)
   operating activities:
    Depreciation and amortization.....................................       5,593      5,288      2,743      2,541
    Amortization of deferred financing costs..........................         287        302        156        159
    Loss (gain) on sale of equipment..................................          (4)       (39)        (8)         3
    Changes in asset and liability accounts:
      Accounts receivable subscribers.................................         137       (313)      (203)       210
      Other receivables...............................................        (235)       157       (147)      (376)
      Prepaid expenses................................................         113         66         68         24
      Deposits and other assets.......................................         (19)       (83)       (19)        11
      Accounts payable and accrued expenses...........................         193        273        (71)       945
      Accounts payable and subordinated amounts payable to affiliates,
       net............................................................      (4,320)    (2,067)     2,709      2,931
                                                                        ----------  ---------  ---------  ---------
          Total adjustments...........................................       1,745      3,584      5,228      6,448
                                                                        ----------  ---------  ---------  ---------
          Net cash provided by (used in) operating activities.........      (2,126)    (1,136)     3,040      3,997
                                                                        ----------  ---------  ---------  ---------
Cash flows from investing activities:
  Capital expenditures................................................      (3,872)    (5,278)    (2,594)    (2,225)
  Proceeds from sale of equipment.....................................           5         93         11         52
                                                                        ----------  ---------  ---------  ---------
          Net cash used in investing activities.......................      (3,867)    (5,185)    (2,583)    (2,173)
                                                                        ----------  ---------  ---------  ---------
Cash flows from financing activities:
  Proceeds from bank debt.............................................      70,750     10,971      2,250        449
  Repayment of bank debt..............................................     (53,511)    (4,750)    (2,145)    (2,100)
  Payment of debt to affiliates.......................................     (10,072)        --         --         --
  Payments of capital lease obligations...............................         (79)       (25)       (22)        --
  Additions to deferred debt financing................................      (1,035)      (203)        --         --
                                                                        ----------  ---------  ---------  ---------
          Net cash provided by (used in) financing activities.........       6,053      5,993         83     (1,651)
                                                                        ----------  ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents..................          60       (328)       540        173
Cash and cash equivalents at beginning of
 year/period..........................................................         279        339        339         11
                                                                        ----------  ---------  ---------  ---------
Cash and cash equivalents at end of year/period.......................  $      339  $      11  $     879  $     184
                                                                        ----------  ---------  ---------  ---------
                                                                        ----------  ---------  ---------  ---------

                See accompanying notes to financial statements.

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1.  THE COMPANY
    Cablevision of Chicago (the "Company") is a limited partnership, organized in January 1979, under the provisions of the Uniform Limited Partnership Act of the State of Illinois, for the purpose of constructing and operating cable television systems. The partnership will terminate December 31, 2020, unless earlier termination occurs as provided in the partnership agreement.

    The partnership consists of two general partners and three limited partners. The general partners are one individual and Cablevision Systems Services Corporation (CSSC), a corporation wholly-owned by the individual general partner. The limited partners of the Company are Cablevision of Illinois (C of
I), Chicago Cablevision Investments (CCI) and Cablevision Headquarters Investment (CHI) which are all limited partnerships. The individual general partner of the Company is also a general partner in C of I, CCI and CHI while CSSC is a general partner in C of I. In addition, a subsidiary of Cablevision Systems Corporation (CSC), a corporation controlled by the individual general partner of the Company, is a general partner in CHI.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment, including construction materials, are recorded at cost, which includes all direct costs and certain indirect costs associated with the construction of cable television transmission and distribution systems and the costs of new subscriber installations. Property, plant and equipment is depreciated on the straight-line method over the estimated useful life of the asset. Leasehold improvements are amortized over the shorter of their useful lives or the terms of the related leases.

    REVENUE RECOGNITION

    The Company recognizes revenues as cable television services are provided to subscribers.

    DEFERRED ACQUISITION, DEVELOPMENT COSTS AND INTANGIBLE ASSETS

    Costs incurred to acquire cable television franchises and expenses incurred during the initial development period were deferred until the date the first subscriber was connected. Such costs are being amortized on the straight-line basis over the average lives of the franchises. Intangible assets are being amortized over periods ranging from seven to fifteen years on the straight line basis.

    DEFERRED FINANCING COSTS

    Costs  incurred  to  obtain   debt  are  deferred   and  amortized  on   the
straight-line basis over the term to maturity of the related debt.

    INCOME TAXES

    The Company operates as a limited partnership; accordingly, its taxable income or loss is includable in the tax returns of the individual partners and no provision for income taxes is made on the books of the Company. The partners are required to report their share of income or loss in their income tax returns. The Company's income or loss is allocated to the partners in accordance with the terms of the partnership agreement. At December 31, 1994, the carrying amount of net assets for financial statement purposes was less than their tax bases by approximately $3,186.

    CASH FLOWS

    For purposes of the statements of cash flows, the Company considers all short term investments with a maturity at date of purchase of three months or less to be cash equivalents. The Company paid cash interest of approximately $14,444 (of which approximately $8,500 in 1993 represents interest on the CSSC subordinated demand note) and $11,904 during the years ended December 31, 1993 and 1994, respectively.

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RECLASSIFICATIONS

    Certain 1993 amounts have been reclassified to conform with the 1994 presentation.

    UNAUDITED INFORMATION

    In the opinion of management, the financial statements for the unaudited periods include all adjustments (consisting of a normal recurring nature) necessary for a fair presentation of such information. The results of operations and cash flows for the six months ended June 30, 1994 and 1995 are not necessarily indicative of results that would be expected for a full year.

3.  PROPERTY, PLANT AND EQUIPMENT
    Property, plant and equipment consist of the following items which are depreciated on the straight line basis over the estimated useful lives shown below:

                                                                     DECEMBER 31,
                                                                 --------------------  ESTIMATED USEFUL
                                                                   1993       1994          LIVES
                                                                 ---------  ---------  ----------------
Cable television transmission and distribution systems:
  Converters...................................................  $  11,496  $  12,441      5 years
  Headend......................................................      4,294      4,420      9 years
  Distribution system..........................................     60,553     63,272      12 years
  Program, service and test equipment..........................      3,977      4,166      7 years
  Microwave equipment and satellite receivers..................      2,771      2,771    7 1/2 years
  Construction materials and supplies..........................         99        112
                                                                 ---------  ---------
                                                                    83,190     87,182
Land...........................................................        410        410
Building.......................................................      3,186      3,186      25 years
Furniture and fixtures.........................................        622        639      8 years
Vehicles.......................................................      2,169      2,218      4 years
Leasehold improvements.........................................      1,722      1,744   Term of Lease
                                                                 ---------  ---------
                                                                    91,299     95,379
Less accumulated depreciation and amortization.................     69,859     73,701
                                                                 ---------  ---------
                                                                 $  21,440  $  21,678
                                                                 ---------  ---------
                                                                 ---------  ---------

4.  DEBT
    Debt at December 31, 1993 and 1994 consists of the following:

                                                                                      1993       1994
                                                                                    ---------  ---------
Partners:
  CSC subordinated demand note, bearing interest at 14% (Note 6)..................  $  12,314  $  12,314
                                                                                    ---------  ---------
                                                                                    ---------  ---------
Other:
  Bank debt.......................................................................  $  65,550  $  71,771
  Capital lease obligation........................................................         25         --
                                                                                    ---------  ---------
      Total other.................................................................  $  65,575  $  71,771
                                                                                    ---------  ---------
                                                                                    ---------  ---------

    On February 5, 1993, the Company entered into a third amended and restated credit agreement (the "New Credit Agreement") with a group of banks led by Bank of Montreal, as agent. On June 21, 1994 the Company executed the First Amendment to the New Credit Agreement with the Bank of Montreal and

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

4.  DEBT (CONTINUED)
several other banks which modified certain restrictive covenants through the maturity date of the loan. The Company may borrow up to $80,306 under the New Credit Agreement, of which $7,555 and $150 was restricted for certain letters of credit at December 31, 1993 and 1994 respectively. Undrawn funds available to the Company under the New Credit Agreement as of December 31, 1993 and 1994 amount to approximately $10,395 and $8,851 respectively.

    The New Credit Agreement includes a $55,306 term loan, of which $58,000 and $55,305 was outstanding at December 31, 1993 and 1994 respectively, and a $25,000 revolving line of credit, of which $7,050 and $16,000 was outstanding at December 31, 1993 and December 31, 1994, respectively. Repayment of the term loan commenced March 31, 1993 with quarterly payments continuing through December 31, 2000. The amount available under the revolving line of credit will be reduced by $2,500 on each of December 31, 1996 and 1997, $3,125 on December 31, 1998, $5,625 on December 31, 1999, and the balance on December 31, 2000.

    Based on the outstanding borrowings as of December 31, 1994, future payments under the terms of the New Credit Agreement are as follows: 1995 -- $4,200; 1996 -- $7,800; 1997 -- $9,900; 1998 -- $11,100; 1999 -- $11,100; thereafter $11,205.

    The Credit Agreement contains various restrictive covenants, among which are limitations on various payments and the maintenance of various financial ratios. The Company was in compliance with the covenants of its credit agreement on December 31, 1994.

    Borrowings bear interest at varying rates depending on the ratio of the Company's debt to annualized cash flow, as defined in the new Credit Agreement. The Company has the option of selecting either the bank's prime rate or the London Interbank Offering Rate (LIBOR) as the borrowing base rate. At December 31, 1994, the weighted average interest rate on the bank debt was 7.96%. The Company is obligated to pay fees to the banks of 3/8 of 1% per annum on the unused portion of the loan commitment.

    The Company has entered into interest rate swap agreements with two banks on a notional amount of $25,000 whereby the Company pays a fixed rate of interest and receives a variable rate. Interest rates and terms vary in accordance with each of the agreements. The lengths of the agreements range from one to two years. As of December 31, 1994, the agreements have a weighted average remaining life of two years. The Company is exposed to credit loss in the event of nonperformance by the other parties to the interest rate swap agreements; however, the Company does not anticipate nonperformance by the counterparties.

    Substantially all of the assets of the Company have been pledged to secure the borrowings under the Credit Agreement.

    In September, 1994 the Company borrowed approximately $8,255, in accordance with the terms of the New Credit Agreement, to repay $1,503 in accrued management fees to Cablevision Systems Company and $6,753 in accrued interest thereon.

    In addition the Company has a $2,000 overdraft note with the Bank of Montreal, of which $466 is outstanding at December 31, 1994.

5.  LEASES
    The Company leases certain office and production facilities under terms of leases expiring at various dates through 1999. Rent expense for operating leases amounted to approximately $457 in 1993 and $499 in 1994.

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

5.  LEASES (CONTINUED)
    In addition, the Company rents space on utility poles in its operations. The Company's pole rental agreements are for varying terms, and management anticipates renewals as they expire. Rental expense under these agreements was approximately $196 in 1993 and $205 in 1994.

    Future minimum payments under all noncancelable operating leases, including pole rentals through December 31, 1998, at rates currently in force as of December 31, 1994, are as follows:

                                                                                      OPERATING
                                                                                       LEASES
                                                                                     -----------
1995...............................................................................   $     540
1996...............................................................................         512
1997...............................................................................         444
1998...............................................................................         446
1999...............................................................................         454
Thereafter.........................................................................         124
                                                                                     -----------
    Total future minimum lease payments............................................   $   2,520
                                                                                     -----------
                                                                                     -----------

6.  RELATED PARTY TRANSACTIONS
    The Company has an agreement with Cablevision Systems Company to provide the Company with management services. Cablevision Systems Company is owned by the individual general partner of the Company and certain trusts established for the benefit of his family members. The agreement can be renewed indefinitely at the option of Cablevision Systems Company and generally provides for the payment, in addition to expense reimbursement, of a fee equal to 3 1/2% of the Company's gross revenues. The fees accrued for 1993 and 1994 were approximately $1,209 and $1,203, respectively. In addition, interest accrues on the unpaid balance at prime plus two percent. For 1993 and 1994 the Company accrued approximately
$1,097 and $1,188, respectively, for interest on unpaid management fees. Cumulative unpaid management fees and interest thereon at December 31, 1993 and 1994 amounted to $15,458 and $9,593, respectively. Unpaid management fees and interest are included in subordinated amounts payable to affiliates in the accompanying balance sheets. The Company paid approximately $730 and $6,753 of accrued interest outstanding on unpaid management fees in 1993 and 1994, respectively through available bank debt. Subsequent payments are subject to certain limitations and restrictions as defined in the New Credit Agreement.

    CSC has made advances to or incurred expenses on behalf of the Company. Unpaid amounts bear interest at the rate of 14% per annum. A portion of this amount was converted to a subordinated demand note (the "CSC Demand Note"). The principal balance of the CSC Demand Note at December 31, 1993 and 1994 amounted to $12,314 and accrued interest thereon approximated $10,089 and $13,394 at December 31, 1993 and 1994, respectively. The CSC Demand Note is subordinated to bank debt and is restricted in accordance with certain provisions of the New Credit Agreement. The amounts of unpaid interest are included in subordinated amounts payable to affiliates in the accompanying balance sheets.

    CSC also has interests in several companies engaged in providing cable television programming and other services to the cable television industry, including the Company. During 1993 and 1994 the Company was charged approximately $1,482 and $1,184, respectively, by these companies primarily for programming services. One of these companies subleases space in the Company's main studio production facility, for which the Company was paid approximately $567 in 1993 and $541 in 1994. Amounts owed these companies

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

6.  RELATED PARTY TRANSACTIONS (CONTINUED)
at December 31, 1993 and 1994 were approximately $830 and $900, respectively of which approximately $161 and $318, respectively are included in accounts payable to affiliates and approximately $582 in each year is included in subordinated amounts payable to affiliates in the accompanying balance sheets.

    The Company is charged for certain selling, general and administrative expenses by CSC. For the years ended December 31, 1993 and 1994, these expenses amounted to approximately $1,223 and $1,729, respectively. Amounts owed CSC at December 31, 1993 and 1994 were approximately $264 and $723, respectively, and are included in accounts payable to affiliates in the accompanying balance sheets.

7.  PENSION PLAN
    The Company is a participant, with other affiliates, in a defined contribution pension plan covering substantially all employees. The Company contributed 1 1/2% of each eligible employees' annual compensation, as defined, to the defined contribution portion of the Pension Plan (the "Pension Plan") and an equivalent amount to the Section 401(k) portion of the plan (the "Savings Plan"). Employees may voluntarily contribute up to 15% of eligible compensation, subject to certain restrictions, to the Savings Plan, with an additional matching contribution by the Company of 1/4 of 1% for each 1% contributed by the employee, up to a maximum contribution by the Company of 1/2 of 1% of eligible base pay. Employee contributions are fully vested as are employer base contributions to the Savings Plan. Employer contributions to the Pension Plan and matching contributions to the Savings Plan become vested in years three through seven. At December 31, 1993 and 1994, the cost associated with these plans was approximately $130 and $118, respectively. The Company does not provide any postretirement benefits for any of its employees.

8.  CONTINGENCY
    The Company has obtained thirty one franchises authorizing it to construct and operate cable television systems in the suburban areas of Chicago, Illinois. Certain franchises contain provisions granting the municipalities an option, at the expiration of the franchise, to purchase the cable television system for $1 plus any outstanding debt attributable to the system.

9.  FINANCING
    Since its inception, the Company has incurred substantial losses. Not withstanding such losses, the Company's cash flow from operations and available borrowings under its New Credit Agreement (note 4) have been sufficient to meet its current obligations as a result of the deferral of payment of management fees and interest thereon and the deferral of interest payments on the subordinated demand note (note 4 and 6). Payment of the subordinated demand note, including interest thereon, is restricted in accordance with certain provisions of the New Credit Agreement. The Company believes that internally generated funds as well as borrowings under the revolving lines of credit are sufficient through year end 1995 to fund its requirements for existing cable operations and meet its debt service requirements.

10. RECENT CABLE TELEVISION REGULATIONS
    In October, 1992, the Congress of the United States passed the Cable Television Consumer Protection and Competition Act of 1992 (Cable Act) which among other matters, provides for the regulation of basic and cable programming services. In April 1993, the Federal Communications Commission ("FCC") adopted regulations governing rates for basic and cable programming services which became effective September 1, 1993. Under the provisions of these regulations, certain revenues derived from cable television are determined under either a "benchmark" or "cost of service" method. Effective September 1, 1993 the Company's systems had set their rates using the benchmark method which compares the Company's rates to those which are in effect at cable systems deemed to face effective competition by the FCC.

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

10. RECENT CABLE TELEVISION REGULATIONS (CONTINUED)
    In February 1994, the FCC significantly modified the September 1993 rate regulations. These modifications were designed to further reduce subscriber rates and most annual basic and cable programming service rate increases (other than per-event and per-channel services). Management has implemented the rules in a manner it believes to be consistent with the regulations promulgated by the FCC.

    As a result of the 1992 Cable Act, many of the cable television systems of the Company are subject to regulation by local franchise authorities and/or the FCC. Regulations imposed by the 1992 Cable Act, among other things, allow regulators to limit and reduce the rates that cable operators can charge for certain basic cable television services and equipment rental charges.

    Further rules and regulations are being considered by the FCC, however, these regulations have not yet been finalized. The ultimate impact on the operation of the Company resulting from existing rules and regulations and proposed rules and regulations, if any, cannot be determined.

11. SUBSEQUENT EVENTS
    In January 1995, the Company entered into an agreement with Continental Cablevision, Inc. to sell its cable systems for a sale price of $168,500, subject to post closing adjustments. The sale is expected to close in 1995.

12. TAX INFORMATION (UNAUDITED)
    The following represents a reconciliation of the losses allocated to the partners for financial reporting purposes and that utilized for tax purposes.

                                                                                     YEARS ENDED DECEMBER
                                                                                             31,
                                                                                     --------------------
                                                                                       1993       1994
                                                                                     ---------  ---------
Losses allocated to partners for financial reporting purposes......................  $  (3,871) $  (4,720)
Depreciation and amortization adjustments for tax purposes.........................      2,347      1,564
Management fees and related interest...............................................      1,576     (5,886)
Other..............................................................................       (385)       111
                                                                                     ---------  ---------
Tax loss allocable to partners.....................................................  $    (333) $  (8,931)
                                                                                     ---------  ---------
                                                                                     ---------  ---------
Tax loss allocable to general partners.............................................  $      (4) $     (89)
                                                                                     ---------  ---------
                                                                                     ---------  ---------
Tax loss allocated to limited partners.............................................  $    (329) $  (8,842)
                                                                                     ---------  ---------
                                                                                     ---------  ---------

                          INDEPENDENT AUDITORS' REPORT

The Partners
Meredith/New Heritage Strategic Partners L.P.:

    We have audited the accompanying consolidated balance sheet of Meredith/New Heritage Strategic Partners L.P. and subsidiary as of June 30, 1996, and the related consolidated statements of operations, partners' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Meredith/New Heritage Strategic Partners L.P. and subsidiary as of June 30, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Des Moines, Iowa
August 2, 1996

          MEREDITH/NEW HERITAGE STRATEGIC PARTNERS L.P. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1996
                                ($ IN THOUSANDS)

                                        ASSETS (NOTE 5)
Current assets:
  Cash and cash equivalents..............................................             $   6,883
  Receivables:
    Trade, net of allowance for doubtful accounts of $88.................  $   1,158
    Other, net of allowance for doubtful accounts of $51.................        530
                                                                           ---------
                                                                                          1,688
  Prepaid expenses.......................................................                   329
                                                                                      ---------
    Total current assets.................................................                 8,900
Property and equipment:
  Land...................................................................        353
  Building improvements..................................................      1,374
  Cable distribution system..............................................     94,885
  Support equipment......................................................      2,456
                                                                           ---------
                                                                              99,068
  Less accumulated depreciation..........................................     28,111
                                                                           ---------
      Net property and equipment.........................................                70,957
Programming rights, net of accumulated amortization of $5,703............                 6,198
Goodwill and other intangibles, net of accumulated amortization of
 $13,125.................................................................               123,614
Noncompetition agreements, net of accumulated amortization of $15,700....                 4,700
Deferred financing costs, net of accumulated amortization of $1,501......                 1,459
Other assets.............................................................                   694
                                                                                      ---------
                                                                                      $ 216,522
                                                                                      ---------
                                                                                      ---------

          See accompanying notes to consolidated financial statements.

          MEREDITH/NEW HERITAGE STRATEGIC PARTNERS L.P. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1996
                                ($ IN THOUSANDS)

                               LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
  Accounts payable.......................................................             $   1,065
  Accrued expenses:
    Employee wages and benefits..........................................                   352
    Programming fees.....................................................                   974
    Franchise fees.......................................................                 1,089
    Interest.............................................................                   396
    Other................................................................                 1,461
  Due to affiliates......................................................                    61
  Current installments of capital lease obligations (note 7).............                   448
  Current installments of long-term debt (note 5)........................                86,278
                                                                                      ---------
      Total current liabilities..........................................                92,124
Capital lease obligations, excluding current installments (note 7).......                   762
                                                                                      ---------
      Total liabilities..................................................                92,886

Partners' equity:
  General partner........................................................  $  89,917
  Limited partner........................................................     33,719
                                                                           ---------

      Total partners' equity.............................................               123,636
                                                                                      ---------

Commitments and contingencies (notes 2, 4, 5, 7, and 10).
                                                                                      $ 216,522
                                                                                      ---------
                                                                                      ---------

          See accompanying notes to consolidated financial statements.

          MEREDITH/NEW HERITAGE STRATEGIC PARTNERS L.P. AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF OPERATIONS
                            YEAR ENDED JUNE 30, 1996
                                ($ IN THOUSANDS)

Revenue...................................................................             $  51,750
Operating costs and expenses:
  Costs of sales and services:
    System................................................................  $   3,565
    Programming...........................................................      9,926
    Amortization of programming rights....................................      1,488
  Selling, general, and administrative....................................     13,761
  Management fees (note 8)................................................      1,637
  Depreciation............................................................      8,757
  Amortization of noncompetition agreements and goodwill and other
   intangibles............................................................      7,505
                                                                            ---------
      Total operating costs and expenses..................................                46,639
                                                                                       ---------
      Operating income....................................................                 5,111
Other income (expense):
  Interest income.........................................................        331
  Interest expense........................................................     (6,919)
                                                                            ---------
                                                                                          (6,588)
                                                                                       ---------
      Net loss............................................................             $  (1,477)
                                                                                       ---------
                                                                                       ---------

          See accompanying notes to consolidated financial statements.

          MEREDITH/NEW HERITAGE STRATEGIC PARTNERS L.P. AND SUBSIDIARY
                   CONSOLIDATED STATEMENT OF PARTNERS' EQUITY
                            YEAR ENDED JUNE 30, 1996
                                ($ IN THOUSANDS)

                                                                                                          TOTAL
                                                                                   GENERAL    LIMITED   PARTNERS'
                                                                                   PARTNER    PARTNER     EQUITY
                                                                                  ---------  ---------  ----------
Balance at June 30, 1995........................................................  $  90,991     34,122     125,113
Net loss........................................................................     (1,074)      (403)     (1,477)
                                                                                  ---------  ---------  ----------
Balance at June 30, 1996........................................................  $  89,917     33,719     123,636
                                                                                  ---------  ---------  ----------
                                                                                  ---------  ---------  ----------

          See accompanying notes to consolidated financial statements.

          MEREDITH/NEW HERITAGE STRATEGIC PARTNERS L.P. AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                            YEAR ENDED JUNE 30, 1996
                                ($ IN THOUSANDS)

Cash flows from operating activities:
  Net loss......................................................................  $  (1,477)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Depreciation and amortization...............................................     16,262
    Amortization of deferred financing costs....................................        465
    Amortization of programming rights..........................................      1,488
    Increase in trade and other receivables.....................................       (155)
    Decrease in prepaid expenses................................................        314
    Decrease in accounts payable, accrued expenses and due to affiliates........     (2,334)
    Other.......................................................................        (36)
                                                                                  ---------
        Net cash provided by operating activities...............................     14,527
                                                                                  ---------
Cash flows from investing activities:
  Net proceeds from sale of cable system (note 2)...............................      3,750
  Purchase of property and equipment............................................    (10,395)
  Sale of property and equipment................................................          4
  Additions to other intangibles................................................       (325)
                                                                                  ---------
        Net cash used in investing activities...................................     (6,966)
                                                                                  ---------
Cash flows from financing activities:
  Principal payments on long-term debt..........................................     (4,801)
  Payments on capital lease obligations.........................................       (457)
                                                                                  ---------
        Net cash used in financing activities...................................     (5,258)
                                                                                  ---------
        Increase in cash and cash equivalents...................................      2,303
Cash and cash equivalents at beginning of year..................................      4,580
                                                                                  ---------
Cash and cash equivalents at end of year........................................  $   6,883
                                                                                  ---------
                                                                                  ---------
Supplemental disclosure of cash flow information --Cash paid during the year for
 interest.......................................................................  $   6,883
                                                                                  ---------
                                                                                  ---------

          See accompanying notes to consolidated financial statements.

          MEREDITH/NEW HERITAGE STRATEGIC PARTNERS L.P. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1996

                                ($ IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    OWNERSHIP, CONSOLIDATION, AND OPERATIONS

    Meredith/New Heritage Strategic Partners L.P. was formed by Meredith/New Heritage Partnership (General Partner) and Continental Cablevision of Minnesota, Inc. (Limited Partner). Operations commenced with the General Partner's contribution of its North Dakota cable television system and the acquisition of all the outstanding stock of North Central Cable Communications Corporation (North Central) on September 1, 1992.

    The consolidated financial statements include the accounts of Meredith/New Heritage Strategic Partners L.P. and its subsidiary North Central (Strategic Partners). All significant intercompany balances and transactions have been eliminated. The consolidated financial statements do not include the assets and liabilities of the General Partner and Limited Partner.

    Strategic Partners operates in the cable television industry with franchises in the Minneapolis/St. Paul, Minnesota area and operated the Bismarck/Mandan, North Dakota area franchises through March 9, 1995, the date of sale of this system.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management of Strategic Partners to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost, including the portion of the purchase price of cable television systems acquired allocated to tangible assets. Construction cost, including labor, indirect labor, interest, and other costs of construction and completion, are capitalized. Depreciation is calculated on the straight-line basis over the estimated useful lives, which are 10 years for building improvements, 5-15 years for cable distribution system, and 5-10 years for support equipment.

    Repairs and maintenance are charged to operations, and renewals and additions are capitalized. At the time of ordinary retirements, sales or other dispositions of property, the original cost and cost of removal of such property are charged to accumulated depreciation, and salvage, if any, is credited thereto. Gains or losses are only recognized in connection with the sales of properties in their entirety.

    GOODWILL

    Goodwill includes the difference between the cost of acquiring cable television systems and the amount assigned to their tangible assets. Such amounts are being amortized on a straight-line basis over 40 years. Strategic Partners assesses the recoverability of goodwill through analysis of undiscounted cash flows.

    NONCOMPETITION AGREEMENTS

    Noncompetition agreements executed in connection with the acquisition of North Central are being amortized using the straight-line method over the life of the agreements (five years).

    PROGRAMMING RIGHTS

    Programming rights (purchased from the Limited Partner in connection with the acquisition of North Central) are being amortized using the straight-line method over the life of the rights (eight years). The amortization is included in cost of sales and services.

          MEREDITH/NEW HERITAGE STRATEGIC PARTNERS L.P. AND SUBSIDIARY

                                 JUNE 30, 1996

                                ($ IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    DEFERRED FINANCING COSTS

    Deferred financing costs consist primarily of loan origination fees and legal expenses incurred to obtain financing. These costs are being amortized over the contractual term of the related loan agreement. Amortization of these costs is included in interest expense.

    INCOME TAXES

    Income and losses of Strategic Partners are to be included in the income tax returns of the General and Limited Partners, and such income and losses are allocated to the General and Limited Partners based upon each partner's respective ownership interests. Accordingly, the consolidated financial statements make no provision for income taxes, except for income taxes related to its wholly owned subsidiary, North Central.

    North  Central  accounts  for  income  taxes  under  the  provisions  of the
Financial Accounting Standards Board's Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    CASH AND CASH EQUIVALENTS

    Cash equivalents consist of money market funds which are stated at cost, which approximates market. For purposes of the statements of cash flows, Strategic Partners considers all short-term investments purchased with a maturity of three months or less at date of purchase to be cash equivalents.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS 107, "Disclosures About Fair Value of Financial Instruments," requires that Strategic Partners disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below:

        CASH AND CASH EQUIVALENTS, RECEIVABLES, ACCOUNTS PAYABLE, AND ACCRUED EXPENSES

        The carrying amount approximates fair value because of the short-term nature of the instruments.

        LONG-TERM DEBT

        The fair value of long-term debt is calculated by discounting scheduled cash flows through maturity using estimated market rates. The market rates are estimated using rates currently available for borrowing.

        LIMITATIONS

        Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. Because no market exists for a portion of Strategic Partners' financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

          MEREDITH/NEW HERITAGE STRATEGIC PARTNERS L.P. AND SUBSIDIARY

                                 JUNE 30, 1996

                                ($ IN THOUSANDS)

(2) SALE OF CABLE SYSTEM
    On March 9, 1995, Strategic Partners sold the assets of the cable television system located in the Bismarck/Mandan, North Dakota area. As required by the sale agreement, $3,750 of the sales proceeds were placed in escrow for a period of 180 days and were collected in September 1995. In addition, through November 15, 1996, Strategic Partners will be liable to the purchaser for any rate regulation refunds related to services provided prior to the sale date.

(3) PARTNERS' EQUITY
    In accordance with the partnership agreement, profits and losses will be allocated in accordance with the partners' respective partnership interests, and the partnership shall continue until December 31, 2050, unless earlier terminated.

(4) ACQUISITION CONTINGENT PAYMENTS
    On September 1, 1992, Strategic Partners acquired all of the outstanding stock of North Central. The purchase agreement provides for contingent payments through June 30, 1999. For each period ended June 30, the contingent payments are based upon the excess, if any, of actual cash flows over targeted cash flows as set forth in the purchase agreement. The contingent payments are set at 25 percent of any excess cash flows until payments aggregate to $35,000; thereafter, the contingent payments are set at 5 percent of any excess cash flows. For the year ended June 30, 1996, no contingent payments were due under the purchase agreement. An agreement was entered into in February 1996 providing that, in the event of a sale of the system, the requirement for contingent payments will be eliminated.

(5) LONG-TERM DEBT
    Strategic Partners has a loan agreement with 10 banks. Borrowings are secured by the partnership interests and assets of Strategic Partners (including the assets of North Central) and interests in certain leases. Interest is payable at a prime rate, Eurodollar rate, or certificate of deposit rate.

    At June 30, 1996, total borrowings amounted to $86,278 and bear interest at rates ranging from 6.44 percent to 6.50 percent (including a 1.00 percent margin as provided in the loan agreement).

    The effective weighted average rate of interest on the $86,278 outstanding at June 30, 1996, was 6.5 percent.

    At June 30, 1996, Strategic Partners estimated the fair value of its long-term debt of $86,278 at its carrying value.

    The loan agreement contains provisions which prohibit the payment of distributions/dividends; place restrictions on additional investments, the incurrence of additional debt, the payment of management fees, and other activities; and require Strategic Partners to meet certain operating and financial tests.

    All borrowings outstanding under the loan agreement are due on the earliest of December 31, 1996 or the date of the sale of North Central. Management of Strategic Partners currently intends to sell North Central and has entered into an agreement with a potential purchaser (see note 11). Accordingly, borrowings under the loan agreement at June 30, 1996 have been classified as current. Management of Strategic Partners, however, intends and believes it will be able to execute an amendment to the loan agreement to extend the maturity date in the event North Central is not sold before December 31, 1996, as similar amendments were executed during the years ended June 30, 1996 and 1995.

          MEREDITH/NEW HERITAGE STRATEGIC PARTNERS L.P. AND SUBSIDIARY

                                 JUNE 30, 1996

                                ($ IN THOUSANDS)

(6) INCOME TAXES
    Deferred tax assets (liabilities) related to temporary differences between the financial statements bases and income tax bases of assets and liabilities of North Central at June 30, 1996, were as follows:

Deferred tax assets:
  Net operating loss carryforwards.................................  $  22,600
  Amortization of noncompetition agreements, principally due to
   differences in lives............................................      5,270
  Trade and other receivables, principally due to allowance for
   doubtful accounts...............................................         55
  Compensated absences, principally due to accrual for financial
   reporting purposes..............................................         83
  Future deductible amounts, principally due to nondeductible
   accruals........................................................        132
                                                                     ---------
      Total deferred tax assets....................................     28,140
  Less valuation allowance.........................................     11,640
                                                                     ---------
      Net deferred tax assets......................................     16,500
Deferred tax liability:
  Property and equipment depreciation, principally due to
   differences in methods and lives................................     16,500
                                                                     ---------
      Net deferred taxes...........................................  $  --
                                                                     ---------
                                                                     ---------

    The net increase in the valuation allowance for deferred tax assets for the year ended June 30, 1996 was $740.

    North Central has total tax net operating loss carryforwards at June 30, 1996 of approximately $56,500 available to reduce future taxable income through 2009, with a tax benefit of $22,600. Of the $22,600 tax benefit, $11,640 has not been recognized since it is more likely than not that a portion of the tax benefit will not be realized. Of the tax benefit not recognized, approximately $6,500 represents tax benefits from net operating loss carryforwards at the date of acquisition of North Central. To the extent the unrecognized tax net operating loss carryforwards at the date of acquisition are recognized in the future, the tax benefits of such recognition will reduce goodwill. To the extent the tax net operating loss carryforward since acquisition is recognized in the future, the tax benefit of such recognition will be reflected in the consolidated statement of operations.

    Tax net operating loss carryforwards at June 30, 1996 expire as follows:

2002...............................................  $  15,100
2003...............................................     17,000
2004...............................................     13,000
2005...............................................      4,600
2007...............................................      1,200
2008...............................................      1,100
2009...............................................      4,500
                                                     ---------
                                                     $  56,500
                                                     ---------
                                                     ---------

          MEREDITH/NEW HERITAGE STRATEGIC PARTNERS L.P. AND SUBSIDIARY

                                 JUNE 30, 1996

                                ($ IN THOUSANDS)

(7) LEASES AND FRANCHISE AGREEMENTS

    CAPITAL LEASES

    North Central leases certain computer and transportation and other equipment under capital leases at variable interest rates. The net book value of the equipment under these leases is approximately $1,240 at June 30, 1996. Future obligations under capital leases as of June 30, 1996 are as follows:

1997................................................  $     508
1998................................................        439
1999................................................        223
2000................................................        153
                                                      ---------
Total minimum lease payments........................      1,323
Less amount representing interest...................        113
                                                      ---------
Present value of net minimum lease payments.........      1,210
Less current portion................................        448
                                                      ---------
                                                      $     762
                                                      ---------
                                                      ---------

    OPERATING LEASES

    North Central leases certain real property and transportation and other equipment under noncancelable operating leases with original terms varying from 1 to 15 years. Additionally, North Central leases microwave signals and utility poles under leases with original terms of up to 25 years.

    At June 30, 1996, minimum commitments under noncancelable operating leases are as follows:

1997................................................  $     451
1998................................................        318
1999................................................         45
                                                      ---------
                                                      $     814
                                                      ---------
                                                      ---------

    Leases and rental expense payments under cancelable and noncancelable operating leases included in the statement of operations for the year ended June 30, 1996, amounted to $558.

    FRANCHISE AGREEMENTS

    North Central has nonexclusive franchise agreements with the various communities in which it provides cable television services. These franchise agreements require the payment of fees (generally 5 percent of operating revenues) and require North Central to provide public access and local community cable television programming. North Central has entered into programming agreements with three cable commissions, whereby the cable commission has assumed the responsibility to provide public access programming. These programming agreements require annual payments of approximately $1,300 (generally adjusted by a flat percentage increase or a Consumer Price Index, whichever is greater). North Central has also entered into agreements with 3 other cable commissions, whereby North Central continues to provide public access programming but is allowed to recover its expenses (approximately $800 annually) from the subscriber base. All of these agreements are effective for the term of the existing franchise agreements and renewal terms, or a maximum term of 15 years.

          MEREDITH/NEW HERITAGE STRATEGIC PARTNERS L.P. AND SUBSIDIARY

                                 JUNE 30, 1996

                                ($ IN THOUSANDS)

(8) RELATED PARTY TRANSACTIONS
    In accordance with the partnership agreement, New Heritage Associates provides financing, accounting, marketing, and engineering management services to Strategic Partners and its cable television systems. During the year ended June 30, 1996, Strategic Partners paid New Heritage Associates $1,637 for management services.

(9) EMPLOYEE BENEFIT PLAN
    Strategic Partners participates in a multiple employer profit sharing plan covering substantially all employees who have reached 21 years of age and completed 1 year of service. Under the terms of the plan, employees may contribute between 1 percent and 15 percent of their annual salary. Strategic Partners matches employee contributions at a 50 percent rate of contributions up to 10 percent. Strategic Partners made contributions of $169 to the profit sharing plan for the year ended June 30, 1996.

(10) COMMITMENTS AND CONTINGENCIES
    On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the 1992 Cable Act). In 1993, the Federal Communications Commission (the FCC) adopted certain rate regulations required by the 1992 Cable Act and imposed a moratorium on certain rate increases. Such rate regulations became effective on September 1, 1993. The rate increase moratorium, which began on April 5, 1993, continued through May 15, 1994. On May 15, 1994, additional rate regulations were enacted as required by regulation. The revised rates were presented to the local franchising authorities on August 15, 1994 for review within 30 days. As a result of such actions, Strategic Partners' basic and tier service rates and its equipment and installation charges (the Regulated Services) are subject to the jurisdiction of local franchising authorities and the FCC. Basic and tier service rates are evaluated against competitive benchmark rates as published by the FCC, and equipment and installation charges are based on actual costs. Any rates for Regulated Services that exceeded the benchmarks were reduced as required by the 1993 rate regulations. Subsequent to September 1, 1993, any cable system charging basic cable rates that exceeded the FCC's benchmark rate may be required to substantiate its rates by demonstrating its costs of providing basic cable services to subscribers. If, as a result of this process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriated benchmark and refund the excess portion of rates received since September 1, 1993.

    Strategic Partners believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including its rate setting provisions. However, since Strategic Partners' rates for Regulated Services are subject to review, Strategic Partners may be subject to a refund liability. The amounts of refunds, if any, which could be payable by Strategic Partners in the event that systems' rates are successfully challenged by franchising authorities is not currently estimable. However, Strategic Partners believes the ultimate settlement of any potential refunds, if any, will not have a material adverse effect on Strategic Partners' financial position or results of operations.

    Strategic Partners maintains a self-insurance program for health care and dental costs. Strategic Partners is liable for claims up to $35 per individual annually, and aggregate claims up to $1,000 annually. Self-insurance costs are accrued based upon the aggregate of the liability for reported claims and an estimated liability for claims incurred but not reported.

(11) SALE OF PARTNERSHIP INTERESTS
    In March 1996, the General Partner entered into an agreement to sell its general partnership interests in Strategic Partners to the Limited Partner for approximately $219,200. The General Partner is to receive proceeds of approximately $129,200 in cash, and the Limited Partner is to assume or repay approximately $90,000 of the Strategic Partners' long-term debt.